As filed with the Securities and Exchange Commission on February 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRANSOCEAN LTD.

TRANSOCEAN INC.

(Exact name of registrant as specified in its charter)

Transocean Ltd.	Transocean Inc.
Switzerland	Cayman Islands
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)
1381	6719
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
98-0599916	66-0582307
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
Turmstrasse 30 6312 Steinhausen, Switzerland +41 (22) 930-9000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	70 Harbour Drive Grand Cayman, Cayman Islands KY1-1003 +1 (345) 745-4500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brady K. Long

Senior Vice President and General Counsel

Transocean Ltd.

c/o Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza

Houston, Texas 77046

+1 (713) 232-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Keith M. Townsend King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 +1 (404) 572-4600	Martin J. Hunt King & Spalding LLP 1100 Louisiana Street, Suite 4000 Houston, Texas 77002 +1 (713) 751-3200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(1)
Shares, par value CHF 0.10	1,599,589	(2)	N/A	USD 33,408,436.19	(3)	USD 4,159.35
0.5% Exchangeable Senior Bonds due 2023	USD 13,420,370	(2)	N/A	USD 33,408,436.19	(3)	N/A	(4)
Shares, par value CHF 0.10	—	(6)	—	—		—	(5)
Guarantee of the 0.5% Exchangeable Senior Bonds due 2023	—		—	—		—	(7)

(1)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to USD 124.50 per USD 1 million of the proposed maximum aggregate offering price.
(2)

Represents the maximum number of shares, par value CHF 0.10 per share (“Transocean Shares”), of Transocean Ltd. (“Transocean”) and 0.5% Exchangeable Senior Bonds due 2023 (the “New Exchangeable Bonds”) of Transocean Inc., respectively, estimated to be issuable upon completion of the offer. Based on an aggregate 4,477,546 shares, with a nominal value of 0.10 EUR per share (“Songa Shares”), of Songa Offshore SE (“Songa Offshore”), subject to the offer as of January 31, 2018 consisting of (i) 4,475,201 Songa Shares outstanding and not owned by Transocean and (ii) 2,345 Songa Shares issuable upon exercise of outstanding warrants to purchase Songa Shares and not owned by Transocean.

(3)

Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 4,477,546  Songa Shares subject to the Offer and (ii) the average of the high and low sale prices of Songa Shares as reported on the Oslo Stock Exchange on January 31, 2018 of NOK 57.35 (based on the noon buying rate of NOK 7.6863 for USD 1 as of January 26, 2018).

(4)

Covered by the filing fee paid in respect of the Transocean Shares being issued in the Offer as consideration being offered to holders of Songa Shares consists of both Transocean Shares and New Exchangeable Bonds for each Songa Share, with offers and sales of Transocean Shares and New Exchangeable Bonds being made to the same individuals.

(5)

Includes an indeterminate number of shares issuable upon exchange of the New Exchangeable Bonds at the initial exchange rate of approximately 97.29756 Transocean Shares per USD 1,000 principal amount of New Exchangeable Bonds. Pursuant to Rule 416 under the Securities Act, such number of Transocean Shares registered hereby shall include an indeterminate number of Transocean Shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. Pursuant to Rule 457(i), there is no additional filing fee with respect to the Transocean Shares issuable upon exchange of the New Exchangeable Bonds because no additional consideration will be received in connection with the exercise of the exchange right.

(6)	Pursuant to Rule 457(n), there is no additional filing fee with respect to the Guarantee by Transocean of the New Exchangeable Bonds.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to the registration with the Securities and Exchange Commission (“SEC”) of shares in Transocean Ltd. (“Transocean”) and exchangeable bonds issued by Transocean Inc. (“TINC”) and fully and unconditionally guaranteed by Transocean, all of which will be issued to shareholders of Songa Offshore SE (“Songa Offshore”) in Transocean’s compulsory acquisition (squeeze-out) (the “Compulsory Acquisition”) of all remaining shares in Songa Offshore not owned by Transocean.  Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007) as amended (the “Cyprus Takeover Bids Law”). This registration statement contains two documents:

•	a prospectus; and
•

a prospectus (“Norwegian Prospectus”) that has been prepared in accordance with the Norwegian Securities Trading Act and was submitted to the Financial Supervisory Authority of Norway (Finanstilsynet) (the “Norwegian FSA”) in connection with the Compulsory Acquisition.

The prospectus has been prepared in accordance with the Securities Act of 1933, as amended, and incorporates by reference certain information from Transocean’s filings made under the Securities Exchange Act of 1934, as amended.  The Norwegian Prospectus has been prepared in accordance with the Norwegian Securities Trading Act of 29 June 2007 no. 75 and related secondary legislation, including the Commission Regulation (EC) no. 809/2004 implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 regarding information contained in prospectuses, as amended and as implemented in Norway.

The prospectus included in this registration statement and the Norwegian Prospectus are substantially the same in all respects, except that:

•	the Norwegian Prospectus has a different cover page and introductory information for investors prior to its table of contents, a copy of which is included herein beginning on page ALT-1;
•	the Norwegian Prospectus includes the section titled “Summary,” a copy of which is included herein beginning on page ALT-6;
•

the Norwegian Prospectus includes additional sections titled “Responsibility for the Prospectus,” “General Information,” “Financial Condition, Liquidity and Capital Resources of the Songa Group,” “Selling and Transfer Restrictions,” “Industry and Market Overview,” “Business of the Transocean Group,” “Operating and Financial Review of the Transocean Group,” “Board of Directors, Management and Employees” and “Additional Information,” copies of which are included herein beginning on page ALT-32;

•

the following sections of the prospectus included in this registration statement are not required to appear in the Norwegian Prospectus pursuant to the Norwegian Securities Trading Act and are instead included in an annex to the Norwegian Prospectus;

o	“Questions and Answers,”
o	“Summary,”
o	“Summary Selected Financial Data of Transocean,”
o	“Unaudited Per Share Data,”
o	“Comparative Market Price and Dividend Information,”
o	“The Combination,”
o	“Ratio of Earnings to Fixed Charges,”

o	“Dilution,”
o	“Selected Financial Data of Transocean,”
o	“Description of Transocean New Exchangeable Bonds,”
o	“Experts,”
o	“Where You Can Find More Information,” and
o	“Incorporation of Certain Documents by Reference;”
•

references in the prospectus in this registration statement that any information will be incorporated by reference and where such information can be obtained were replaced by references to such information included in the Norwegian Prospectus;

•	the sections and captions in the Norwegian Prospectus are numbered in the manner customary under Norwegian disclosure practices;
•	the format of dates presented in the Norwegian Prospectus has been presented in the manner customary in the European Union; and
•	the cross-references, the order of sections and therefore the table of contents, as well as the page numbers, of each document are different as a result of the differences outlined above.

For additional information, see pages ALT‑1 to ALT‑156 titled “Alternate Information for the Norwegian Prospectus.”

Compulsory acquisition of each outstanding share of

Songa Offshore SE

for

0.35724 newly issued shares in Transocean Ltd. and USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023, to be issued by Transocean Inc. Shareholders who do not respond will instead receive cash consideration of NOK 47.50 per share of Songa Offshore SE by

Transocean Ltd.

This prospectus (the “Prospectus”) has been prepared by Transocean Ltd., a corporation incorporated under the laws of Switzerland (“Transocean” or the “Company,” “we” or “us,” and together with its consolidated subsidiaries, the “Group”, and together with its consolidated subsidiaries except Songa Offshore SE and the Songa Offshore SE’s consolidated subsidiaries, the “Transocean Group”), in connection with its  compulsory acquisition (squeeze-out) (the “Compulsory Acquisition”)  of all remaining shares of Songa Offshore SE (the “Target” or “Songa Offshore,” and together with its consolidated subsidiaries, the “Songa Group”) not owned by Transocean.  Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007) as amended (the “Cyprus Takeover Bids Law”). The Compulsory Acquisition is initiated following completion of a voluntary tender offer (the “Voluntary Tender Offer”) resulting in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of January 30, 2018) of the voting rights of Songa Offshore.

The consideration in the Compulsory Acquisition (the “Consideration”) per share of Songa Offshore (the “Songa Shares”) consists of 0.35724 newly issued shares of Transocean (the “New Consideration Shares”), each with a par value of 0.10 Swiss franc (“CHF”), and USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023, which are exchangeable into shares of the Company (the “New Exchangeable Bonds”), to be issued by Transocean Inc. (“TINC”), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Transocean, subject to the terms and conditions as described in this Prospectus. The aggregate amount of Consideration paid to each Songa Offshore shareholder shall be comprised, as near as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●], 2018 at [16:30] (CET).

Songa Offshore shareholders who do not respond or fail to submit duly executed Subscription Forms during the Subscription Period will receive an amount in cash of NOK 47.50 per Songa Share (the “Cash Alternative”) in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholders would otherwise have been entitled to receive in the Compulsory Acquisition. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period

The shareholders of Songa Offshore are advised to consider carefully the potential tax consequences of its decision of the form of Consideration that such shareholders wishes to receive in the Compulsory Acquisition. See “Material Tax Considerations.”

Transocean’s shares (the “Shares”) and the 0.5% Exchangeable Senior Bonds due 2023 issued by TINC in the Voluntary Tender Offer (the “Existing Exchangeable Bonds”) are listed on the New York Stock Exchange (the “NYSE”) under the symbols “RIG.” and “RIG/23”, respectively. Songa Offshore’s shares are listed on the Oslo Stock Exchange under the symbol “SONG.”

See “Risk Factors” beginning on page 26 for a discussion of various factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission (“SEC”), nor any state or provincial securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 6, 2018.

This Prospectus incorporates important business and financial information about Transocean from documents filed with the SEC that have not been included in, or delivered with, this Prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. See the sections of this Prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You may also request copies of these documents from us, without charge, upon written or oral request to Transocean Ltd., c/o Transocean Offshore Deepwater Drilling Inc., 4 Greenway Plaza, Houston, Texas 77046, Attn: Investor Relations, or at +1 (713) 232‑7500.

In order to obtain timely delivery of the documents, you must make requests no later than five business days prior to the Compulsory Acquisition, as it may be extended from time to time.

We are responsible for the information contained in this Prospectus. We have not authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.

This Prospectus does not constitute an offer of securities to the public in Norway and is not a prospectus or an offer document within the meaning of the Norwegian Securities Trading Act.

i

QUESTIONS AND ANSWERS

The following are some of the questions you, as a shareholder of Songa Offshore SE, may have and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this Prospectus because the information in this section does not provide all the important information regarding the Compulsory Acquisition. We urge you to read this document in its entirety prior to making any decision as to the matters described in this Prospectus. In this Prospectus, unless otherwise specified, the terms “we,” “our,” “us,” “Company,” and “Transocean” refer to Transocean Ltd,. or Transocean Ltd. together with its subsidiaries, as the context requires.

Q:  WHAT IS TRANSOCEAN PROPOSING?

A:   Transocean is making the Compulsory Acquisition to acquire all remaining shares of Songa Offshore not owned by Transocean.  The Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law. The Compulsory Acquisition is being initiated following completion of the Voluntary Tender Offer that resulted in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of January 30, 2018) of the voting rights in Songa Offshore. The shares in Songa Offshore are expected to be delisted shortly following completion of the Compulsory Acquisition, subject to approval by the Oslo Stock Exchange. The Consideration in the Compulsory Acquisition per remaining Songa Share consists of (i) 0.35724 New Consideration Shares issued by Transocean and (ii) USD 2.99726 principal amount of New Exchangeable Bonds of TINC, a wholly-owned subsidiary of Transocean, which are exchangeable into Shares. The aggregate consideration to be paid to each Songa Offshore shareholder shall be comprised, as nearly as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●] 2018 at [16:30] (CET).

Songa Offshore shareholders who do not respond or fail to submit duly executed Subscription Forms during the Subscription Period will instead receive an amount in cash of NOK 47.50 per Songa Share (the Cash Alternative) in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholders would otherwise have been entitled to receive in the Compulsory Acquisition. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Songa Offshore shareholders may elect the form of consideration they wish to receive in the Compulsory Acquisition as set forth in this Prospectus.

Q:  WHO IS MAKING THE COMPULSORY ACQUISITION?

A:   This Compulsory Acquisition is being made by Transocean.

Q:  WHY IS TRANSOCEAN MAKING THE COMPULSORY ACQUISITION?

A:   Following the completion of the Voluntary Tender Offer, Transocean owns 97.67% of the Songa Shares (on a fully diluted basis as of January 30, 2018).  Transocean believes that the Compulsory Acquisition, which will result in 100% of the Songa Shares owned by Transocean, will benefit Transocean shareholders.

Q:  WHAT WILL SONGA OFFSHORE SHAREHOLDERS RECEIVE IN EXCHANGE FOR SONGA SHARES?

A:   The consideration in Compulsory Acquisition for each Songa Share consists of:

(1)	0.35724 New Consideration Shares; and
(2)	USD 2.99726 principal amount of New Exchangeable Bonds.

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive an amount in cash of NOK 47.50 per Songa Share in lieu of all of the New Consieration Shares and New Exchangeable Bonds such shareholder would otherwise be entitled to receive in the Compulsory Acquisition.

The aggregate consideration to be paid to each Songa Offshore shareholder shall be comprised, as nearly as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Based on the closing price of USD 10.79 for the Shares on the NYSE on January 31, 2018 and an exchange rate of 7.6760 NOK per USD, which is the NOK/USD exchange rate on January 31, 2018 as determined by Norges Bank, the aggregate value of the Consideration to be received per Songa Share is NOK 53.74, assuming all New Exchangeable Bonds received in the Compulsory Acquisition are immediately converted into Transocean shares.  By comparison, the closing price of the Songa Shares on the Oslo Stock Exchange on January 31, 2018 was NOK 57.50.

Holders may exchange their New Exchangeable Bonds for Shares at any time prior to the close of business on the business day immediately preceding the maturity date. The initial exchange rate of the New Exchangeable Bonds is 97.29756 Shares per USD 1,000 principal amount of New Exchangeable Bonds. See “Description of Transocean New Exchangeable Bonds–Exchange Rights.”

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds (each of which has a principal amount of USD 1,000) in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquition and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on August 14, 2017, the last trading day prior to the announcement of the Voluntary Tender Offer (the “Reference Price”), and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges

Bank, on August 14, 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer.

We refer to the value of any cash and/or the value of the aggregate number of New Consideration Shares and New Exchangeable Bonds to be delivered per Songa Offshore shareholder as the “Acquisition Price.”

Q:  HOW LONG DO SONGA OFFSHORE SHAREHOLDERS HAVE TO SUBSCRIBE FOR NEW CONSIDERATION SHARES AND NEW EXCHANGEABLE BONDS IN THE COMPULSORY ACQUISITION?

A:   The subscription period in the Compulsory Acquisition commences on [●] 2018 and expires on [●] 2018 at  [16:30] (CET) (the “Subscription Period”).

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive the Cash Alternative. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Q:  WHAT IS THE PROCEDURE FOR THE COMPULSORY ACQUISITION OF SONGA SHARES?

A:   Songa Offshore shareholders who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Q: Can I withdraw my Subscription Form after submitting it and take the Cash Alternative rather than receiving New Consideration Shares and New Exchangeable Bonds?

A:  No. Once you have submitted a properly completed and executed Subscription Form, you may not withdraw your subscription.

Q:  CAN AFFECTED SONGA SHARES BE TRADED?

A:   No. By giving a duly executed Subscription Form to the Settlement Agent, Songa Offshore shareholders give an authorization to block the Songa Shares to which the Subscription Form relates, in favor of the Settlement Agent, who is authorized to transfer such Songa Shares to Transocean. As consideration for the contribution of Songa Shares, Transocean will issue the New Consideration Shares, cause TINC to issue the New Exchangeable Bonds and, in the case of (i) Songa Shareholders who do not respond during the Subscription Period or fail to submit a duly executed Subscription Form to the Settlement Agent before the expiration of the Subscription Period (the Cash Alternative), or (ii) in lieu of any fractional New Consideration Shares or New Exchangeable Bonds that would otherwise be issuable to any Songa Offshore shareholder, pay cash for the purposes of the settlement at the completion of the Compulsory Acquisition. It is not possible for shareholders to dispose of the Songa Shares when they are blocked, although such shareholders will, to the extent permitted under Norwegian and Cyprus law, remain the legal owners of their Songa Shares and retain voting rights and other shareholder rights associated with such tendered shares until settlement occurs. Additionally, Songa Offshore shareholders are free to dispose of any other securities not registered in the same VPS-account as the blocked Songa Shares.

Q:  WHEN WILL THE CONSIDERATION FOR THE COMPULSORY ACQUISITION CONSIDERATION BE PAID?

A:   Transfer of the Songa Shares to the Settlement Agent (who is authorized to transfer the Songa Shares to Transocean), and delivery of the New Consideration Shares and New Exchangeable Bonds or the Cash Alternative will be made no later than 15 business days following the expiration of the Subscription Period.

The result of the Compulsory Acquisition is expected to be published no later than the next business day following the expiration of the Subscription Period.

Q:  HOW WILL THE SONGA SHARES HELD BY SONGA OFFSHORE SHAREHOLDERS WHO DO NOT RESPOND WITHIN THE SUBSCRIPTION PERIOD BE AFFECTED FOLLOWING THE COMPULSORY ACQUISITION?

A:   Songa Offshore shareholders who do not respond during the Subscription Period or who fail to submit a duly executed Subscription Form to the Settlement Agent before the expiration of the Subscription Period will not receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition and will receive the Cash Alternative.

For a more complete discussion on potential consequences in the event that you do not make an election in the Compulsory Acquisition, see “Risk Factors—Risks Factors Related to the Compulsory Acquisition.”

Q:  ARE APPRAISAL RIGHTS AVAILABLE IN THE COMPULSORY ACQUISITION?

A:  There are no appraisal rights relevant to the Compulsory Acquisition under Norwegian or Cyprus law.  However, Cyprus law provides for certain sell-out rights for the remaining Songa Offshore shareholders.  The remaining Songa Offshore shareholders have the right, within six months from the announcement of the consideration to be paid by Transocean to such shareholders and notified to Songa Offshore, to challenge the proposed purchase price at Cypriot Courts.  For more information, see “Comparison of Shareholder Rights—Appraisal Rights and Compulsory Acquisitions” and  “Comparison of Shareholder Rights—Approval of Business Combinations.”

Q:  WILL SONGA OFFSHORE SHAREHOLDERS BE OBLIGATED TO PAY ANY FEES OR COMMISSIONS TO EXCHANGE SONGA SHARES?

A:   Songa Offshore shareholders who hold their Songa Shares in Norwegian custody accounts will not incur any fees and expenses in connection with the Compulsory Acquisition (except for the costs of transmitting the declaration of acceptance to their custodian bank).

Q:  WILL SONGA OFFSHORE SHAREHOLDERS BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX ON THE NEW CONSIDERATION SHARES, NEW EXCHANGEABLE BONDS AND THE CASH ALTERNATIVE?

A:   The exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds and, if applicable, the Cash Alternative pursuant to the Compulsory Acquisition will be a taxable transaction for United States federal income tax purposes. U.S. holders (as defined in “Material Tax Considerations—United States Taxation”) of Songa Shares generally will recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the fair market value of any Shares received in exchange for such Songa Shares, determined in U.S. dollars, plus (B) the issue price, as determined for United States federal income tax purposes, of the New Exchangeable Bonds received in exchange for such Songa Shares, plus (C) the U.S. dollar amount of any cash received in Norwegian kroner in exchange for such Songa Shares, plus (D) any cash received in lieu of any fractional New Consideration Shares or New Exchangeable Bonds and (ii) such U.S. holder’s adjusted tax basis in the Songa Shares. Provided that Songa Offshore is not treated as a passive foreign investment company for U.S. federal income tax purposes, any gain or loss recognized upon the exchange generally will be treated as capital gain or loss.

A non-U.S. holder (as defined in “Material Tax Considerations—United States Taxation”) will generally not be subject to United States federal income tax on gain recognized on exchange of Songa Shares pursuant to the exchange offer unless the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States or the non-U.S. holder is an individual present in the United States for 183 or more days in the taxable year of the exchange, and certain other requirements are met.

The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the description of United States federal income tax considerations in “Material Tax Considerations—United States Taxation.” Tax matters are very complicated, and the tax consequences of the exchange offer to a particular holder will depend in part on such holder’s circumstances. Accordingly, holders of Songa Shares are urged to consult their own tax advisors for a full understanding of the tax consequences of the exchange offer to them, including the applicability of United States federal, state, local and foreign income and other tax laws.

Q:  WILL SONGA OFFSHORE SHAREHOLDERS BE SUBJECT TO NORWEGIAN TAXATION ON THE SHARES, NEW EXCHANGEABLE BONDS AND THE CASH ALTERNATIVE?

A:   The exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds or cash pursuant to the Compulsory Acquisition will be a taxable transaction for Norwegian income tax purposes for individual shareholders, while for corporate shareholders the transaction is expected to normally be tax exempt under the Norwegian exemption method. Norwegian individual holders (see “Material Tax Considerations—Norwegian Taxation—The Exchange of Songa Shares for Consideration”) of Songa Shares generally will recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the fair market value of any New Consideration Shares received in exchange for such Songa Shares, determined in NOK, plus (B) the issue price, as determined for Norwegian income tax purposes, of the New Exchangeable Bonds received in the Compulsory Acquisition, plus (C) the amount of any cash received in Norwegian kroner received in the Compulsory Acquisition and (ii) such individual Norwegian holder’s tax basis in the Songa Shares exchanged. Any gain or loss recognized by a Norwegian holder in connection with the Compulsory Acquisition generally will be treated as capital gain or loss.

Songa Offshore shareholders who are presently also holders of Shares or, following the consummation of the Compulsory Acquisition, will become holders of Shares, may be taxed in Norway in connection with the receipt of future dividend income from Transocean (see “Material Tax Considerations—Norwegian Taxation—Dividend Distributions”) and the transfer of Shares (see “Material Tax Considerations—Norwegian Tax Considerations—Taxation of Gains on Disposals of Shares”), as well as interest earned and gains realized on the exchangeable bond.

Notwithstanding the description of certain aspects of taxation in Norway in “Material Tax Considerations—Norwegian Taxation,” shareholders may be liable to tax in other jurisdictions. In particular, shareholders with tax residency in Norway may be subject to an unlimited or limited tax liability in other jurisdictions, and shareholders that are subject to a limited tax liability in Norway may be liable to tax in the jurisdiction in which they are resident. A non-Norwegian holder will however generally not be subject to Norwegian income tax on gain recognized on the exchange of Songa Shares pursuant to the Compulsory Acquisition unless the gain is connected with the non-Norwegian holder’s conduct of or participation in a business activity managed or exercised in or out of Norway.

For a more complete description of certain Norwegian tax consequences of the Compulsory Acquisition, see “Material Tax Considerations—Norwegian Taxation.”

This summary is not intended to be a replacement for, nor should it be considered as, legal or tax advice. Shareholders of Songa Offshore are therefore strongly advised to consult their tax advisors regarding the tax consequences related to the Compulsory Acquisition and the holding and disposal of Shares. The specific tax situation of each shareholder can only be adequately addressed by individual tax advice.

Q:  WHAT PERCENTAGE OF TRANSOCEAN SHARES WILL FORMER HOLDERS OF SONGA SHARES OWN AFTER THE COMPULSORY ACQUISITION?

A:   The existing Transocean shareholders were diluted by approximately 27.7% as a consequence of the issuance of the Existing Consideration Shares and the Shares underlying the Existing Exchangeable Bonds that were  issued in the Voluntary Tender Offer and related transactions. The existing shareholders of Transocean may be further diluted by up to approximately 0.6% as a consequence of the Compulsory Acquisition and issuance of the New Consideration Shares to the Songa Offshore shareholders, assuming the issuance of approximately 1,599,589 Shares as New Consideration Shares and approximately USD 13,420,370 aggregate principal amount of New Exchangeable Bonds in the Compulsory Acquisition (which assumes that no Songa Offshore shareholder receives the Cash Alternative), based upon an exchange ratio of 0.35724 Shares to be issued for each Songa Share, and no additional capital increase by Songa Offshore is made after September 30, 2017.

Q:  WILL THE NEW CONSIDERATION SHARES AND THE NEW EXCHANGEABLE BONDS ISSUED PURSUANT TO THE Compulsory Acquisition BE LISTED FOR TRADING?

A:   The Shares currently trade on the NYSE, and the New Consideration Shares will be listed on the NYSE.  To the extent that the New Exchangeable Bonds are treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, the New Exchangeable Bonds have been approved for listing on the New York Stock Exchange under the symbol “RIG/23”.  If the New Exchangeable Bonds are not treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, TINC intends to apply to list the New Exchangeable Bonds on The New York Stock Exchange.  The New Consideration Shares and New Exchangeable Bonds will not be listed on any stock exchange in Norway. See “Risk Factors—Risks Related to the Shares” and “Risk Factors—Risks Related to the New Exchangeable Bonds.”

Q:  SONGA OFFSHORE SUPPORT THE COMPULSORY ACQUISITION?

A:  Yes. As required by the rules of the Oslo Stock Exchange, in connection with the Voluntary Tender offer, the  Songa Offshore board of directors (the “Songa Board”) issued a statement in support of the Combination and the Voluntary Tender Offer on December 20, 2017, and a copy of the statement of the Songa Board  was included in the Voluntary Tender Offer S-4.  No further statement of the Songa Board is required to be rendered in connection with the Compulsory Acquisition.  The statement previously issued by the Songa Offshore Board is included in this Prospectus as Annex C for information only and should be read together with the disclosures set forth in the Voluntary Tender Offer S-4. In addition, the Songa Board obtained the independent statement of ABG Sundal Collier ASA (“ABG Sundal Collier”) regarding the Offer pursuant to Section 6-16 (4) of the Norwegian Securities Trading Act.  No independent statement is required to be rendered in connection with the Compulsory Acquisition.  The independent statement previously rendered by ABG Sundal Collier is included in this Prospectus as Annex D for information only and should be read together with the disclosures set forth in the Voluntary Tender Offer S-4.

Q:  WHAT IS THE MARKET VALUE OF SONGA SHARES AS OF A RECENT DATE?

A:  The closing price of Songa Shares on the Oslo Stock Exchange on January 31, 2018 was NOK 57.50.

Q:  IS TRANSOCEAN’S FINANCIAL CONDITION RELEVANT TO A SONGA OFFSHORE SHAREHOLDER’S DECISION ON THE FORM OF CONSIDERATION TO RECEIVE IN THE COMPULSORY ACQUISITION?

A:   Yes. Songa Offshore shareholders will receive New Consideration Shares and New Exchangeable Bonds or the Cash Alternative in exchange for their Songa Shares in the Compulsory Acquisition. Therefore, Songa Offshore shareholders should consider Transocean’s financial condition before deciding to become a Transocean shareholder and a bondholder. In considering Transocean’s financial condition, Songa Offshore shareholders should review information relating to Transocean in this Prospectus, including the financial information incorporated by reference in this Prospectus, which also contain detailed business, financial and other information about Transocean.

Q:  WHERE CAN SONGA OFFSHORE SHAREHOLDERS FIND MORE INFORMATION ABOUT TRANSOCEAN AND SONGA OFFSHORE?

A:   Songa Offshore shareholders can find out information about Transocean and Songa Offshore from the sources described under “Where You Can Find More Information.” For certain information regarding Songa Offshore’s business and financial condition, see the sections of this Prospectus titled “Description of the Songa Offshore Business.”

Q:  WHO CAN SONGA OFFSHORE SHAREHOLDERS CONTACT WITH ADDITIONAL QUESTIONS ABOUT THE Compulsory Acquisition?

A:   Songa Offshore shareholders can call the Settlement Agent with additional questions about the Compulsory Acquisition:

Clarksons Platou Securities AS

Munkedamsveien 62c

N‑0270 Oslo

Norway

+47 22 01 63 00

Email: ecm.oslo@clarksons.com

SUMMARY

This summary highlights the material information in this Prospectus. To more fully understand the Compulsory Acquisition you should read carefully this entire document, including the exhibits, annexes, and documents incorporated by reference herein. For information on how to obtain these documents, see “Where You Can Find More Information.”

The Combination (page 75)

On August 13, 2017, Transocean entered into the Transaction Agreement with Songa Offshore, pursuant to which we offered to acquire all of the Songa Shares (the “Combination”) through the Voluntary Tender Offer in exchange for consideration per Songa Share consisting of (i) 0.35724 newly issued shares of Transocean (the “Existing Consideration Shares”) and (ii) USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023, which are exchangeable into shares of the Company (the “Existing Exchangeable Bonds”), issued by TINC and guaranteed by Transocean. As part of the Voluntary Tender Offer, each Songa Offshore shareholder could instead elect to receive cash of NOK 47.50 per share of Songa Offshore up to a maximum of NOK 125,000 per shareholder (the “Cash Election”) in lieu of some or all of the Existing Consideration Shares and Existing Exchangeable Bonds such shareholder would otherwise have been entitled to receive in the Voluntary Tender Offer. The aggregate amount of consideration paid to each Songa Offshore shareholder accepting the Voluntary Tender Offer was comprised, as near as possible, of 50% Existing Consideration Shares and 50% Existing Exchangeable Bonds, with any exercise by such shareholder of the Cash Election, if elected, being deducted first from the aggregate number of Existing Exchangeable Bonds otherwise issuable to such shareholder and then from the aggregate number of Existing Consideration Shares such shareholder would otherwise have been entitled to receive in the Voluntary Tender Offer.

The Voluntary Tender Offer was completed on January 30, 2018 and we acquired Songa Shares representing 90% or more of the voting rights in Songa Offshore, so we are initiating this Compulsory Acquisition for the remaining Songa Shares not owned by Transocean.  Such Compulsory Acqisition is governed by article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007), as amended.

Information About the Companies (see page 64)

Transocean Ltd.

Transocean Ltd. is the parent company of the Transocean Group of companies. Transocean was incorporated under the laws of Switzerland in 2008. Transocean has evolved to become a leading international provider of offshore contract drilling services for oil and gas wells. Transocean has approximately 5,820 employees worldwide.

Transocean’s registered and principal executive offices are located at Turmstrasse 30, CH‑6312 Steinhausen, Switzerland and its telephone number at that location is +41 (41) 749 0500.

Transocean Inc.

Transocean Inc. is a corporation incorporated under the Companies Law of the Cayman Islands. The legal and commercial name is Transocean Inc. TINC was established in 1999 and registered in the Cayman Islands under the business registration number 89645. TINC’s principal executive offices are located at P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1‑1003, and its telephone number is +1 345 745 4500.

Songa Offshore SE

Songa Offshore SE, the parent company of the Songa Offshore group of companies, is a European public company organized under the laws of the Republic of Cyprus. Its predecessor company, Songa Offshore ASA, was incorporated in 2005 as a Norwegian public limited liability company and converted to an SE, by means of a merger between Songa Offshore ASA and Songa Offshore Cyprus Plc, in 2008. The principal business of the Songa Group is to own and operate drilling rigs to be used in exploration and production drilling. The Songa Group operates in the international oil-service industry within the offshore drilling sector, and owns a fleet of seven semi-submersible rigs. The Songa Group has approximately 900 employees worldwide.

Songa Offshore’s registered and principal executive offices are located at the Porto Bello building, Office 201, No 1 Siafi Street, 3042, Limassol, Cyprus, and its telephone number at that location is +357 2520 7700.

Risk Factors (see page 26)

The Combination, including the Compulsory Acquisition, is subject to risks. You should carefully read and consider the risk factors in “Risk Factors” beginning on page 26.

Terms of the Compulsory Acquisition (see page 64)

The summary below describes the principal terms and conditions of the Compulsory Acquisition. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review “Terms of the Compulsory Acquisition” which contains a more detailed description of the terms and conditions to the Compulsory Acquisition.

Issuer of New Consideration Shares	Transocean Ltd.
Issuer of New Exchangeable Bonds	TINC
Target	Songa Offshore SE
Subject Matter of the Compulsory Acquisition	Transocean Ltd. is acquiring each of the remaining issued and outstanding Songa Shares.
Consideration	The Consideration per Songa Share will consist of a combination of the following: 1. 0.35724 New Consideration Shares; and 2. USD 2.99726 principal amount of the New Exchangeable Bonds.

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive an amount in cash of NOK 47.50 per Songa Share in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholder would otherwise be entitled to receive in the Compulsory Acquisition. If all remaining Songa Offshore shareholders (on a fully diluted basis as of January 30, 2018) elect to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition (and no Songa Offshore shareholders receive the Cash Alternative), approximately 1,599,589 New Consideration Shares and approximately USD 13,420,370 aggregate principal amount of New Exchangeable Bonds will be issued as a result of the Compulsory Acquisition.

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition, and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on August 14, 2017, the last trading day prior to the announcement of the Voluntary Tender Offer (the “Reference Price”), and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges Bank, on August 14, 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer.

Adjustments to the Consideration

The number of New Consideration Shares and New Exchangeable Bonds shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend and other like change (including any dividend or distribution of securities exchangeable into Shares). If an adjustment is made, Subscription Forms received prior to such adjustment shall be deemed a subscription of the Compulsory Acquisition as revised.

Subscription Period

The subscription period in the Compulsory Acquisition commences on [●] 2018 and expires on [●] 2018 at [16:30] (CET) (the “Subscription Period”).

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period.

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive the Cash Alternative.  Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Settlement

The result of the Compulsory Acquisition is expected to be published no later than the next business day following the expiration of the Subscription Period in accordance with the procedures described under “Terms of the Compulsory Acquisition—Notices.”

Transfer of the Songa Shares to the Settlement Agent (who is authorized to transfer the Songa Shares to Transocean), and delivery of the New Consideration Shares and New Exchangeable Bonds or the Cash Alternative, will be made no later than 15 U.S. business days after the expiration of the Subscription Period. If the Subscription Period expires on or about [●] 2018, Transocean expects to issue and pay the New Consideration Shares and New Exchangeable Bonds or the Cash Alternative, as applicable, on or about [●] 2018.

Upon contribution of the Songa Shares to the Company, (i) the relevant number of New Consideration Shares and New Exchangeable Bonds will be deposited with Computershare, Inc., acting as paying and distribution agent for the Compulsory Acquisition (the “Distribution Agent”), and (ii) cash sufficient to pay the Cash Alternative and cash in lieu of fractional New Consideration Shares and New Exchangeable Bonds will be deposited with the Settlement Agent, in each case for distribution in accordance with the procedures described below to each Songa Offshore shareholder.

Songa Offshore shareholders remain bound by the Subscription Form until settlement has occurred.
Settlement Agent	Clarksons Platou Securities AS, Munkedamsveien 62c, N‑0270 Oslo, Norway, is the Settlement Agent in connection with the Compulsory Acquisition.

Distribution Agent	Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021, is the Distribution Agent in connection with the Compulsory Acquisition.

Transocean’s Reasons for the Combination (see page 88)

At a meeting held on August 11, 2017, after due consideration and consultation, the board of directors of Transocean (the “Transocean Board”) unanimously approved (i) the total consideration of NOK 47.50 per Songa Share and (ii) the Combination and the transactions contemplated thereby. In reaching its determination, the Transocean Board considered a number of factors in connection with its evaluation of the proposed transaction, including significant strategic opportunities and potential synergies, as generally supporting its decision to enter into the Transaction Agreement and proceed with the transactions contemplated thereby. See “The Combination—Background and Reasons for the Combination—Transocean’s Reasons for the Combination” for a discussion of the factors considered by the Transocean Board.

Songa Offshore’s Reasons for the Combination (see page 91)

The Songa Board (with the exception of Songa Offshore directors Mr. Mohn and Mr. Mikkelsen, who were excused from voting on whether to approve the Transaction Agreement) unanimously determined to enter into the Transaction Agreement and recommend that Songa Offshore’s shareholders accept the Voluntary Tender Offer.  In addition to consulting with Songa Offshore management and its financial and legal advisors, the Songa Board considered a number of factors when evaluating the transaction. See “The Combination—Background and Reasons for the Combination—Songa Offshore’s Reasons for the Combination” for a discussion of the factors considered by the Songa Board.

The Transaction Agreement (see page 117)

The terms and conditions of the Combination were governed by the the Transaction Agreement, which is attached as Annex A to this Prospectus and incorporated into this Prospectus by reference. Transocean urges you to read the full text of the Transaction Agreement because it is the legal document between Transocean and Songa Offshore that governed the Combination.

Material Interests of Songa Offshore’s Board and Management in the Compulsory Acquisition (see page 117)

Following completion of the Voluntary Tender Offer, none of the members of the Songa Board other than Mark Bessel, and none of Songa Offshore’s executive officers owns any Songa Shares.  Other than Mr. Bessel, whose Songa shares will be part of the Compulsory Acquisition, no member of the Songa Board nor Songa Offshore’s executive officers will participate in the Compulsory Acquisition.

Comparison of Shareholders’ Rights (see page 203)

The rights of Transocean shareholders are governed by Swiss law and Transocean’s Articles of Association. In addition, Transocean is subject to the rules and regulations of the SEC and the NYSE that, among other things, regulate the solicitation of proxies and provide for additional shareholder rights requirements. The rights of Songa Offshore shareholders are governed by Cyprus law and Songa Offshore’s memorandum of association and articles of association (“Songa’s Articles of Association”). Copies of Transocean’s Articles of Association

and Songa’s Articles of Association are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

As a result of the Compulsory Acquisition, holders of Songa Shares who elect to receive New Consideration Shares will become shareholders of Transocean and their rights as shareholders will be governed by Swiss law and Transocean’s Articles of Association. There are many differences between the rights of Songa Offshore shareholders and those of Transocean shareholders.

Material Tax Considerations of the Compulsory Acquisition (see page 235)

Tax matters are very complicated, and the tax consequences of the Compulsory Acquisition to a particular holder will depend in part on such holder’s circumstances. Accordingly, holders of Songa Shares are urged to consult their own tax advisors for a full understanding of the tax consequences of the Compulsory Acquisition to them, including the applicability of United States federal, state, local and foreign income and other tax laws.

Certain Material U.S. Income Tax Considerations

The exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds or cash pursuant to the Compulsory Acquisition pursuant to the Compulsory Acquisition will be a taxable transaction for United States federal income tax purposes. U.S. holders of Songa Shares that participate in the Compulsory Acquisition generally will recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the fair market value of any New Consideration Shares received in the Compulsory Acquisition, determined in U.S. dollars, plus (B) the issue price, as determined for United States federal income tax purposes, of the New Exchangeable Bonds received in the Compulsory Acquisition, plus (C) the U.S. dollar amount of any cash received in Norwegian kroner in the Compulsory Acquisition, plus (D) any cash received for any fractional New Consideration Shares or New Exchangeable Bonds and (ii) such U.S. holder’s adjusted tax basis in the Songa Shares exchanged. Provided that Songa Offshore is not treated as a passive foreign investment company for U.S. federal income tax purposes, any gain or loss recognized by a U.S. holder in connection with the Compulsory Acquisition generally will be treated as capital gain or loss.

A non-U.S. holder will generally not be subject to United States federal income tax on gain recognized on the exchange of Songa Shares pursuant to the Compulsory Acquisition unless the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States or the non-U.S. holder is an individual present in the United States for 183 or more days in the taxable year of the exchange, and certain other requirements are met.

The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the description of United States federal income tax considerations in “Material Tax Considerations—United States Taxation.”

Certain Material Norwegian Tax Considerations

The exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds or cash pursuant to the Compulsory Acquisition will be a taxable transaction for Norwegian income tax purposes for individual shareholders, while for corporate shareholders the transaction is expected to normally be tax exempt under the

Norwegian exemption method. Norwegian individual holders of Songa Shares that participate in the Compulsory Acquisition generally will recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the fair market value of any New Consideration Shares received in the Compulsory Acquisition, determined in NOK, plus (B) the issue price, as determined for Norwegian income tax purposes, of the New Exchangeable Bonds received in the Compulsory Acquisition, plus (C) the amount of any cash received in Norwegian kroner received in the Compulsory Acquisition and (ii) such individual Norwegian holder’s tax basis in the Songa Shares exchanged. Any gain or loss recognized by a Norwegian holder in connection with the Compulsory Acquisition generally will be treated as capital gain or loss.

A non-Norwegian holder will generally not be subject to Norwegian income tax on gain recognized on the exchange of Songa Shares pursuant to the Compulsory Acquisition unless the gain is connected with the non-Norwegian holder’s conduct of or participation in a business activity managed or exercised in or out of Norway.

The foregoing is a brief summary of Norwegian tax consequences only and is qualified by the description of Norwegian tax considerations in “Material Tax Considerations—Norwegian Taxation.”

Certain Material Swiss Tax Considerations

The exchange of Songa Shares for the Consideration is not subject to Swiss Federal withholding tax. The exchange of Songa Shares for the Consideration may be subject to Swiss securities transfer tax of up to 0.3 per cent. If such transfer tax will be due, it will be borne by Transocean.

The foregoing is a brief summary of Swiss tax consequences only and is qualified by the description of Swiss tax considerations in “Material Tax Considerations—Swiss Taxation.”

Terms of the New Exchangeable Bonds

The following overview provides a summary of the main terms applicable to the New Exchangeable Bonds. The full terms in respect of the New Exchangeable Bonds are described in further detail under “Description of Transocean New Exchangeable Bonds.”

Issuer	Transocean Inc.
Guarantor	Transocean Ltd.

Securities Offered	0.5% Exchangeable Senior Bonds due 2023.
Currency	USD.
ISIN/CUSIP

The New Exchangeable Bonds will be registered under the ISIN/CUSIP US893830BJ77 / 893830 BJ7 unless the New Exchangeable Bonds are not treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, in which case a different ISIN / CUSIP will be obtained.

Interest Rate/Yield	0.5% per annum. Interest on the New Exchangeable Bonds will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Maturity Date	January 30, 2023.

Permitted Denominations	USD 1,000.

Amortization	Amortization in full on the Maturity Date.
Ranking

The New Exchangeable Bonds will constitute senior unsecured debt of TINC and will rank:

●    equally with its senior unsecured debt from time to time outstanding;

●    senior to its subordinated debt from time to time outstanding; and

●    effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding.

Transocean’s guarantee will rank equally with all of its other unsecured and subordinated debt from time to time outstanding.

Guarantee	All present and future obligations of TINC under the New Exchangeable Bonds are guaranteed in full by Transocean. The guarantee is unconditional.

Principal Amount

Up to USD 13,421,000 being offered in the Compulsory Acquisition. Together with the Existing Exchangeable Bonds currently outstanding, up to an aggregate USD 867,225,000 will be outstanding following completion of the Compulsory Acquisition.

Interest Payment Dates	January 30 and July 30 of each year, beginning July 30, 2018.

Exchange Rights

Unless previously exchanged, purchased or cancelled, holders may exchange their New Exchangeable Bonds at the applicable exchange rate for the Shares at any time after the initial issue date and prior to the close of business on the business day immediately preceding the maturity date. The Shares are listed on the NYSE under the symbol “RIG.”

Additional Amounts

Subject to specified exceptions, if the issuer or guarantor is required by law to withhold any tax from any payment in respect of the New Exchangeable Bonds the amount of the payment due will be grossed up to such amount as is (after giving effect to the required withholding) equal to the payment that would have been received if no withholding had been required.

If a Tax Event (as defined below) occurs and a holder of the New Exchangeable Bonds does not elect to exchange, or cause repurchase of, its New Exchangeable Bonds following such Tax Event, neither Transocean nor TINC will be required to pay additional amounts with respect to payments made in respect of such New Exchangeable Bonds following such Tax Event, and all subsequent payments in respect of such New Exchangeable Bonds will be subject to any tax required to be withheld or deducted under the laws of a relevant taxing jurisdiction.

Exchange Rate	The exchange rate will be 97.29756 Shares per USD 1,000 principal amount of New Exchangeable Bonds, subject to adjustment as described below.
Exchange Settlement

Transocean will settle each USD 1,000 principal amount of New Exchangeable Bonds surrendered for exchange by delivering, on the third trading day immediately following the exchange date (or, in the case of an exchange in connection with a Fundamental Change (as defined below), on the fifth trading day immediately following the exchange date), a number of Shares equal to the exchange rate in effect on the exchange date. Cash will be delivered in lieu of any fractional shares.

Adjustments to Exchange Rate

The exchange rate will be adjusted in the following circumstances:

If a holder elects to exchange its New Exchangeable Bonds in connection with a Fundamental Change (as defined below) or a Tax Event (as defined below), the exchange rate applied to that exchange will be increased based on the make-whole premium applicable to the Fundamental Change or Tax Event.

For exchanges in connection with a Fundamental Change due to a Change of Control (as defined below), the increased exchange rate will be determined as follows:

COCER = OER x (1 +(EP x (c/t))), where

COCER    =       Exchange Rate applicable to exchanges in connection with the applicable Change of Control

OER         =       Exchange Rate otherwise applicable at such time, before giving effect to the increase resulting from the applicable Change of Control

EP             =       22.50%

c               =       the number of days from and including the date of the Fundamental Change to but excluding the maturity date

t                =       the number of days from and including the issue date to but excluding the maturity date

For exchanges in connection with a Fundamental Change due to a Listing Failure Event, the increased exchange rate will be determined as follows:

LFER = OER x (1 +(EP x (c/t))), where

LFER       =       Exchange Rate applicable to exchanges in connection with the applicable Listing Failure Event

OER         =       Exchange Rate otherwise applicable at such time, before giving effect to the increase resulting from the applicable Listing Failure Event

EP            =       22.50%

c               =       the number of days from and including the date of the listing failure event to but excluding the maturity date

t                =       the number of  days from and including the issue date to but excluding the maturity date

For exchanges in connection with a Tax Event, the number of additional shares will be determined as follows:

TEER = OER x (1 +(EP x (c/t))), where

TEER       =       Exchange Rate applicable to exchanges in connection with the applicable Tax Event

OER         =       Exchange Rate otherwise applicable at such time, before giving effect to the increase resulting from the applicable Tax Event

EP            =       22.50%

c               =       the number of days from and including the date of the Tax Event to but excluding the maturity date

t                =       the number of  days from and including the issue date to but excluding the maturity date

The indenture also includes customary exchange rate adjustments for certain corporate events, including dividends, stock splits and recapitalizations of the guarantor.
Redemption of the New Exchangeable Bonds at TINC’s Option	TINC will have no option to redeem the New Exchangeable Bonds.
Repurchase of the New Exchangeable Bonds at the Option of the Holder

Holders of the New Exchangeable Bonds will have the right to require TINC to repurchase all or a portion of such holder’s New Exchangeable Bonds upon a Fundamental Change or upon the occurrence of certain adverse changes in tax laws resulting in a Tax Event Offer to Repurchase.

In the event of a Fundamental Change due to a Change of Control Event, New Exchangeable Bonds will be repurchased at a price in cash equal to 101% of the principal amount of the New Exchangeable Bonds to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

In the event of a Fundamental Change due to a Listing Failure Event, or of a Tax Event Offer to Repurchase, New Exchangeable Bonds will be repurchased at a price in cash equal to 100% of the principal amount of the New Exchangeable Bonds to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

In the event of any repurchase due to a Fundamental Change, settlement of any exchange will be five business days following the exchange date.

Use of Proceeds

Neither Transocean nor TINC will receive any cash proceeds from the Compulsory Acquisition.  The New Exchangeable Bonds will serve as consideration for Transocean Inc.’s acquisition of Songa Shares in the Compulsory Acquisition.

Global Form

The New Exchangeable Bonds issued in the Compulsory Acquisition will be evidenced by one or more global securities deposited with the trustee as custodian for DTC. The global securities will be registered in the name of Cede & Co., as DTC’s nominee.

Material U.S. Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the New Exchangeable Bonds and the Shares into which the New Exchangeable Bonds may be exchanged in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material Tax Considerations.”

Listing of the New Exchangeable Bonds

To the extent that the New Exchangeable Bonds are treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, the New Exchangeable Bonds have been approved for listing on the New York Stock Exchange under the symbol “RIG/23”.  If the New Exchangeable Bonds are not treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, TINC intends to apply to list the New Exchangeable Bonds on The New York Stock Exchange.

The guarantor’s shares are listed for trading on The New York Stock Exchange under the ticker symbol “RIG.”

Co-Trustees.

Computershare Trust Company, N.A. and Computershare Trust Company of Canada. The Co-Trustees are not a representative of the holders of the New Exchangeable Bonds.  The Co-Trustees will act only in accordance with the requirements of the indenture governing the Existing Exchangeable Bonds and New Exchangeable Bonds.

Governing Law and Jurisdiction	New York law will govern the indenture and the New Exchangeable Bonds.

SUMMARY SELECTED FINANCIAL DATA OF TRANSOCEAN

The selected financial data as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 have been derived from the audited consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” of Transocean’s annual report on Form 10‑K for the year ended December 31, 2016 (the “2016 Annual Report”). The selected financial data as of December 31, 2014, 2013 and 2012, and for each of the two years in the period ended December 31, 2013 have been derived from Transocean’s accounting records. The selected financial data as of September 30, 2017 and for the nine-month periods ended September 30, 2017 and 2016 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean’s quarterly report on Form 10‑Q for the quarterly period ended September 30, 2017 (the “3Q17 Quarterly Report”).

The selected financial data should be read in conjunction with the sections titled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included under “Item 8. Financial Statements and Supplementary Data” of the 2016 Annual Report, “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and notes thereto included in “Item 1. Financial Statements” of the 3Q17 Quarterly Report and Transocean’s financial statements and related notes and other financial information incorporated by reference in this Prospectus.

	Nine months ended September 30,		Years ended December 31,
	(unaudited)
	2017	2016	2016(1)	2015	2014(2)	2013	2012
	(In millions of U.S. dollars, except per share data)
Statement of operations data
Operating revenues	$2,344	$3,187	$4,161	$7,386	$9,185	$9,246	$8,942
Operating income (loss)	(2,516)	816	1,132	1,365	(1,347)	2,203	1,588
Income (loss) from continuing operations	(2,995)	570	827	895	(1,880)	1,428	765
Net income (loss)	(2,995)	570	827	897	(1,900)	1,437	(278)
Net income (loss) attributable to controlling interest	(3,016)	535	778	865	(1,839)	1,434	(291)
Per share earnings (loss) from continuing operations
Basic	$(7.72)	$1.44	$2.08	$2.36	$(5.02)	$3.92	$2.11
Diluted	(7.72)	1.44	2.08	2.36	(5.02)	3.92	2.11

Balance sheet data (at end of period)
Total assets	$22,441		$26,889	$26,431	$28,676	$32,759	$34,534
Debt due within one year	799		724	1,093	1,032	323	1,365
Long-term debt	6,501		7,740	7,397	9,019	10,329	11,035
Total equity	12,803		15,805	15,000	14,104	16,719	15,803

Other financial data
Cash provided by operating activities	$887	$1,278	$1,911	$3,445	$2,220	$1,918	$2,708
Cash used in investing activities	(46)	(1,056)	(1,313)	(1,932)	(1,828)	(1,658)	(389)
Cash provided by (used in) financing activities	(1,176)	(27)	115	(1,809)	(1,000)	(2,151)	(1,202)
Capital expenditures	386	1,072	1,344	2,001	2,165	2,238	1,303
Distributions of qualifying additional paid-in capital	—	—	—	381	1,018	606	276
Per share distributions of qualifying additional paid-in capital	—	—	—	1.05	2.81	1.68	0.79

(1)

In December 2016, as contemplated by the Agreement and Plan of Merger, dated July 31, 2016 (the “2016 Agreement and Plan of Merger”), Transocean Partners LLC (“Transocean Partners”) and one of our subsidiaries completed the merger, with Transocean Partners becoming a wholly owned indirect subsidiary of Transocean. Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares. To complete the merger, we issued 23.8 million shares from conditional capital.

(2)

In August 2014, Transocean completed an initial public offering to sell a noncontrolling interest in Transocean Partners, which was formed on February 6, 2014, by Transocean Partners Holdings Limited, a Cayman Islands company and our wholly owned subsidiary.

UNAUDITED PER SHARE DATA

The table below summarizes unaudited per share information for Transocean on a historical basis. You should read the information below together with the financial statements and related notes of Transocean incorporated by reference.

The information below is being provided for informational purposes only. You should not rely on this historical information as being indicative of the future results of operations data as of any future date or for any future period. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period.

	Nine months ended September 30, 2017	Year ended December 31, 2016
Transocean historical per share data
Basic earnings (loss) per share	$(7.72)	$2.08
Diluted earnings (loss) per share	$(7.72)	$2.08
Cash dividends declared per share	$—	$—
Net book value per share (at end of period)	$32.72	$40.58

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Historical Market Price Information

The Shares are listed for trading on the NYSE under the symbol “RIG.” Songa Shares are listed for trading on the Oslo Stock Exchange under the symbol “SONG.”

The following table sets forth the high and low reported sale prices for Shares and Songa Shares, as well as the dividends declared for the shares of each, as applicable, for the periods shown as reported on the NYSE or the Oslo Stock Exchange, respectively.

As of January 31, 2018, there were 458,175,417 shares of Transocean outstanding, which excludes 3,556,077 issued shares that are held by Transocean or its subsidiaries. As of January 31, 2018, there were 191,865,592 Songa Shares outstanding of which 187,390,391 shares (represents 97.67%) were owned by Transocean. As of such dates, Transocean had 6,002 shareholders of record and Songa Offshore had 2,999 shareholders of record.

	Transocean ($)			Songa Offshore (NOK)(1)
	High	Low	Dividend paid per share	High	Low	Dividend paid per share
Year Ended December 31, 2018
First Quarter (through January 31, 2018)	12.40	10.59	—	65.00	56.00	—
Year Ended December 31, 2017
First Quarter	16.16	11.69	—	33.70	30.70	—
Second Quarter	13.04	7.67	—	32.80	28.00	—
Third Quarter	10.84	7.20	—	57.00	31.00	—
Fourth Quarter	11.78	9.33	—	65.00	51.50	—
Year Ended December 31, 2016
First Quarter	13.48	7.67	—	121.00	29.00	—
Second Quarter	12.05	8.34	—	41.00	15.00	—
Third Quarter	13.03	8.68	—	35.00	17.00	—
Fourth Quarter	16.66	9.1	—	33.50	18.00	—

(1)	2015 and 2016 share prices adjusted for December 2016 100:1 reverse share split.

Dividends

Transocean

All Shares have equal rights to dividends. The holders of Shares are entitled to receive dividends as are lawfully declared on Shares by a general meeting of Transocean’s shareholders. No cash dividends were paid on Shares during the first nine months of 2017 or during fiscal years 2016 and 2015. Transocean’s ability to pay future cash dividends will (a) depend on our results of operations, financial condition, cash requirements and other relevant factors, (b) be subject to shareholder approval, (c) be subject to restrictions contained in our credit facilities and other debt covenants, (d) be affected by our plans regarding share repurchases or noncash shareholder distributions and (e) be subject to restrictions imposed by Swiss law, including the requirement that sufficient distributable profits from the previous year or freely distributable reserves must exist. Transocean does not expect to pay cash dividends in the foreseeable future.

Songa Offshore

All shares in Songa Offshore have equal rights to dividends. Pursuant to Regulation 112 of Songa’s Articles of Association and provided that Songa Offshore has sufficient distributable profits, Songa Offshore may, at a general meeting of its shareholders, declare by ordinary resolution (simple majority) dividends to be paid out of profits and to be distributed to the shareholders pro rata based on their holdings in Songa Offshore but no dividend will exceed the amount recommended by the Songa Board. The Songa Board may declare interim dividends as appear to the Songa Board to be justified by the profits of Songa Offshore (Regulation 113 of Songa’s Articles of Association). Songa Offshore’s current ability to pay dividends is restricted by contractual arrangements including restrictions under its different loan agreements. Over time, when and as Songa Offshore has adequate financial resources, declaration of dividends will be considered by the Songa Board. Songa Offshore has not paid any dividends for any of the years from 2010 to 2016.

Recent and Comparative Market Price Information

The following table sets forth the closing sale price per Share and Songa Share as reported on the NYSE and the Oslo Stock Exchange, respectively, as of August 14, 2017, the last trading day before the public announcement of the contemplated Compulsory Acquisition, and as of January 31, 2018, the most recent practicable trading day prior to the date of this Prospectus. The table also shows the implied value of the consideration proposed for each Songa Share as of the same dates which amounts are calculated by multiplying the closing sales prices for Shares by 0.7145, representing the approximate per share value of the Consideration that a Songa Offshore shareholder will be entitled to receive as of such dates, in exchange for each Songa Share they hold at the effective time of the Compulsory Acquisition.

The market prices of Shares and Songa Shares fluctuate, and the value of the Consideration will fluctuate with the market price of the Shares. No assurance can be given concerning the market prices of Shares and Songa Shares before the completion of the Combination or Shares after the completion of the Compulsory Acquisition. Because the exchange ratio is fixed in the Transaction Agreement, the market value of the Shares that Songa Offshore shareholders will receive in connection with the Compulsory Acquisition may vary significantly from the prices shown in the table below. Accordingly, you are urged to obtain current market quotations of Shares and Songa Shares before making any decision with respect to the proposals in this Prospectus.

	Transocean shares (close)	Songa Offshore shares (close)	Equivalent per share value
August 14, 2017	$8.39	NOK 34.00	$5.99
January 31, 2018	$10.79	NOK 57.50	$7.71

Exchange Rates

The following tables show for the years ended December 31, 2013 through December 31, 2017, the low, high, average and period exchange rate U.S. dollars per Norwegian krone.

	Exchange Rates
Year	Low	High	Average(1)	Period End
	(One U.S. dollar per NOK)
2013	5.4438	6.2154	5.8768	6.0837
2014	5.8611	7.6111	6.3018	7.4332
2015	7.3593	8.8090	8.0739	8.8090
2016	7.9766	8.9578	8.3987	8.6200
2017	7.7121	8.6781	8.2630	8.2050

(1)	The average of the rates on the last business day of each month during the applicable period.

The table below shows the high and low noon buying rates in U.S. dollars for Norwegian kroner for each month during the six months prior to the date of this Prospectus:

Month(1)	Low	High
August	7.7233	7.9603
September	7.7916	7.9629
October	7.8789	8.1811
November	8.1288	8.2929
December	8.1819	8.3807
January	7.6678	8.1304

(1)	The average of the daily rates on each business day during the applicable period.

The rates presented above may differ from the actual rates used in the preparation of Transocean’s financial statements and other financial information appearing in this document. Our inclusion of such rates is not meant to suggest that the U.S. dollar amounts actually represent Norwegian kroner amounts or that such amounts could have been converted to U.S. dollars at any particular rate, if at all.

RISK FACTORS

An investment in the Company and TINC involves risks. Before making an investment decision with respect to the Compulsory Acquisition and the Company, investors should carefully consider the risk factors and all information contained in this Prospectus, including the financial statements and related notes incorporated herein by reference. The risks and uncertainties described in this section are the principal known risks and uncertainties faced by the Group as of the date hereof that the Company believes are material to an investment in the Company. The absence of negative past experience associated with any given risk does not mean that the risks and uncertainties described herein should not be considered prior to making an investment decision in respect of the Company. If any of the following risks were to materialize, individually or together with other circumstances, they could have a material and adverse effect on the Group or its business, financial condition, results of operations, cash flows or prospects, which could cause a decline in the value and trading price of the Shares, the Existing Exchangeable Bonds and/or New Exchangeable Bonds, resulting in the loss of all or part of an investment in the same. The order in which the risks are presented does not reflect the likelihood of their occurrence or the magnitude of their potential impact on the Group’s business, financial condition, results of operations, cash flows or prospects.

Risks Related to the Business of the Group

The Group’s drilling contracts may be terminated due to a number of events, and, during depressed market conditions, the Group’s customers may seek to repudiate or renegotiate their contracts

Certain of the Group’s drilling contracts with customers may be cancellable at the option of the customer upon payment of an early termination payment. Such payments may not, however, fully compensate the Group for the loss of the contract. Drilling contracts also customarily provide for either automatic termination or termination at the option of the customer typically without the payment of any termination fee, under various circumstances such as non-performance, as a result of significant downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events. Many of these events are beyond the Group’s control. During periods of depressed market conditions, the Group is subject to an increased risk of the Group’s customers seeking to repudiate their contracts, including through claims of non-performance.  The Group is at continued risk of experiencing early contract terminations in the current weak commodity price environment as operators look to reduce their capital expenditures. During the years ended December 31, 2017, 2016 and 2015, the Transocean Group’s customers early terminated or cancelled contracts for one, eight and five of the Transocean Group’s rigs, respectively, and these rigs currently remain idle. The Transocean Group’s customers’ ability to perform their obligations under their drilling contracts, including their ability to fulfill their indemnity obligations to the Group, also may be negatively impacted by an economic downturn. The Group’s customers, which include national oil companies, often have significant bargaining leverage over the Group. If customers cancel some of the Group’s contracts, and the Group is unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of the contracts are renegotiated, it could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

The Group’s current backlog of contract drilling revenue may not be fully realized, which may have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows

At October 26, 2017, the Transocean Group’s contract backlog was approximately USD 9.4 billion. This amount represents the firm term of the drilling contract multiplied by the contractual operating rate, which may be higher than the actual day rate the Group receives or the Group may receive other day rates included in the contract, such as waiting on weather rate, repair rate, standby rate or force majeure rate. The contractual operating day rate may also be higher than the actual day rate the Group receives because of a number of factors, including rig downtime or suspension of operations.

Several factors could cause rig downtime or a suspension of operations, including:

•	breakdowns of equipment and other unforeseen engineering problems;
•	work stoppages, including labor strikes;
•	shortages of material and skilled labor;
•	surveys by government and maritime authorities;
•	periodic classification surveys;
•	severe weather, strong ocean currents or harsh operating conditions; and
•	force majeure events.

In certain drilling contracts, the day rate may be reduced to zero or result in customer credit against future day rate if, for example, repairs extend beyond a stated period of time. The Group’s contract backlog includes signed drilling contracts and, in some cases, other definitive agreements awaiting contract execution. The Group may not be able to realize the full amount of the Group’s contract backlog due to events beyond the Group’s control. In addition, some of the Group’s customers have experienced liquidity issues in the past and these liquidity issues could be experienced again if commodity prices decline to lower levels for an extended period of time. Liquidity issues and other market pressures could lead the Group’s customers to go into bankruptcy or could encourage the Group’s customers to seek to repudiate, cancel or renegotiate these agreements for various reasons (see above “—The Group’s drilling contracts may be terminated due to a number of events, and, during depressed market conditions, the Group’s customers may seek to repudiate or renegotiate their contracts”). The Group’s inability to realize the full amount of the Group’s contract backlog may have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

The Group’s operating and maintenance costs will not necessarily fluctuate in proportion to changes in the Group’s operating revenues

The Group’s operating and maintenance costs will not necessarily fluctuate in proportion to changes in the Group’s operating revenues. Costs for operating a rig are generally fixed or only semi-variable regardless of the day rate being earned. In addition, should the Group’s rigs incur unplanned downtime while on contract or idle time between drilling contracts, the Group will not always reduce the staff on those rigs because the Group could use the crew to prepare the rig for its next contract. During times of reduced activity, costs reductions may not be immediate because portions of the crew may be required to prepare rigs for stacking, after which time the crew members may be assigned to active rigs or released. As the Group’s rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance costs fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment, and these costs could increase for short or extended periods as a result of regulatory or customer requirements that raise maintenance standards above historical levels. Contract preparation costs vary based on the scope and length of contract preparation required and the duration of the firm contractual period during which such expenditures are amortized.

The Group’s business involves numerous operating hazards, and the Group’s insurance and indemnities from its customers may not be adequate to cover potential losses from the Group’s operations

The Group’s operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as, blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, craterings, fires, explosions and pollution. Contract drilling requires the use of heavy equipment and exposure to hazardous conditions, which may subject the Group to liability claims by employees, customers and other parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. The Group’s offshore fleet is also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking, grounding, collision, piracy, damage from severe weather and marine life infestations.

The South China Sea, the Northwest Coast of Australia and the U.S. Gulf of Mexico area are subject to typhoons, hurricanes or other extreme weather conditions on a relatively frequent basis, and the Group’s drilling rigs in these regions may be exposed to damage or total loss by these storms, some of which may not be covered by insurance. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury to or death of rig personnel. Some experts believe global climate change could increase the frequency and severity of these extreme weather conditions. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, subcontractors’ failure to perform or supply goods or services, or personnel shortages. The Group customarily provides contract indemnity to the Group’s customers for certain claims that could be asserted by the Group relating to damage to or loss of the Group’s equipment, including rigs, and claims that could be asserted by the Group or the Group’s employees relating to personal injury or loss of life.

Damage to the environment could also result from the Group’s operations, particularly through spillage of hydrocarbons, fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. The Group may also be subject to property damage, environmental indemnity and other claims by oil and natural gas companies. Drilling involves certain risks associated with the loss of control of a well, such as blowout, cratering, the cost to regain control of or re-drill the well and remediation of associated pollution. The Group’s customers may be unable or unwilling to indemnify the Group against such risks. In addition, a court may decide that certain indemnities in the Group’s current or future drilling contracts are not enforceable. The law generally considers contractual indemnity for criminal fines and penalties to be against public policy, and the enforceability of an indemnity as to other matters may be limited.

The Group’s insurance policies and drilling contracts contain rights to indemnity that may not adequately cover the Group’s losses, and the Group does not have insurance coverage or rights to indemnity for all risks. The Group has two main types of insurance coverage: (1) hull and machinery coverage for physical damage to the Group’s property and equipment and (2) excess liability coverage, which generally covers offshore risks, such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. The Group generally has no hull and machinery insurance coverage for damages caused by named storms in the U.S. Gulf of Mexico. The Group maintains per occurrence deductibles that generally range up to USD 10 million for various third-party liabilities and an additional aggregate annual deductible of USD 50 million, which is self-insured through the Group’s wholly owned captive insurance company. The Group also retains the risk for any liability exceeding the Group’s USD 750 million excess liability coverage. However, pollution and environmental risks generally are not completely insurable. Additionally, the Company generally does not carry insurance for loss of revenue, except as required under certain debt agreements.

If a significant accident or other event occurs that is not fully covered by the Group’s insurance or by an enforceable or recoverable indemnity, the occurrence could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows. The amount of the Group’s insurance may also be less than the related impact on enterprise value after a loss. The Group’s insurance coverage will not in all situations provide sufficient funds to protect the Group from all liabilities that could result from its drilling operations. The Group’s coverage includes annual aggregate policy limits. As a result, the Group generally retains the risk for any losses in excess of these limits. The Group generally does not carry insurance for loss of revenue, and certain other claims may also not be reimbursed by insurance carriers. Any such lack of reimbursement may cause the Group to incur substantial costs. In addition, the Group could decide to retain more risk in the future, resulting in higher risk of losses, which could be material. Moreover, the Group may not be able to maintain adequate insurance in the future at rates that the Group considers reasonable or be able to obtain insurance against certain risks.

Recent developments in Swiss corporate governance may affect the Company’s ability to attract and retain top executives

On January 1, 2014, subject to certain transitional provisions, the Swiss Federal Council Ordinance Against Excessive Compensation at Public Companies (the “Ordinance”) became effective. The Ordinance, among other things, (a) requires a binding shareholder “say on pay” vote with respect to the compensation of members of the Company’s executive management and the Transocean Board, (b) generally prohibits the making of severance, advance, transaction premiums and similar payments to members of the Company’s executive management and the Transocean Board, and (c) requires a mandatory one-year term of the Transocean Board and the amendment of the Company’s Articles of Association to specify various compensation-related matters. At the 2014 annual general meeting, the Company’s shareholders approved amendments to the Company’s Articles of Association that implement the requirements of the Ordinance, and at each of the Company’s 2015, 2016 and 2017 annual general meetings the Company’s shareholders approved in a binding “say on pay” vote the compensation of members of the Company’s executive management and the Transocean Board. At the 2017 annual general meeting, the Company’s shareholders approved the maximum aggregate compensation of (1) the Transocean Board for the period between the 2017 annual general meeting and the 2018 annual general meeting and (2) the Company’s Executive Management Team for the year ending December 31, 2018. The Company’s shareholders will be asked to approve such matters for successive one-year periods at subsequent annual general meetings. The Ordinance further provides for criminal penalties against directors and members of executive management in case of noncompliance with certain of its requirements. The Ordinance may negatively affect the Company’s ability to attract and retain executive management and members of the Transocean Board.

Corporate restructuring activity, divestitures, acquisitions and other business combinations and reorganizations could adversely affect the Group’s ability to achieve the Group’s strategic goals

The Group has undertaken and continues to seek appropriate opportunities for restructuring the Group’s organization, engaging in strategic acquisitions, divestitures and other business combinations in order to optimize the Group’s fleet and strengthen the Group’s competitiveness. The Group faces risks arising from these activities, which could adversely affect the Group’s ability to achieve its strategic goals. For example:

•

the Group may be unable to realize the growth or investment opportunities, improvement of the Group’s financial position and other expected benefits by these activities in the expected time period or at all;

•	transactions may not be completed as scheduled or at all due to legal or regulatory requirements, market conditions or contractual and other conditions to which such transactions are subject;
•

unanticipated problems could also arise in the integration or separation processes, including unanticipated restructuring or separation expenses and liabilities, as well as delays or other difficulties in transitioning, coordinating, consolidating, replacing and integrating personnel, information and management systems, and customer products and services; and

•	the diversion of management and key employees’ attention may detract from the Group’s ability to increase revenues and minimize costs.

Certain transactions may result in other unanticipated adverse consequences.

Failure to recruit and retain key personnel could hurt the Group’s operations

The Group depends on the continuing efforts of key members of the Group’s management, as well as other highly skilled personnel, to operate and provide technical services and support for the Group’s business worldwide. Historically, competition for the personnel required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. The Group may experience a reduction in the experience level of the Group’s personnel as a result of any increased turnover and ongoing staff reduction initiatives, which could lead to higher downtime and more operating incidents, which in turn could decrease revenues and increase costs. If increased competition for qualified personnel were to intensify in the future the Group may experience increases in costs or limits on operations.

Significant part or equipment shortages, supplier capacity constraints, supplier production disruptions, supplier quality and sourcing issues or price increases could increase the Group’s operating costs, decrease the Group’s revenues and adversely impact the Group’s operations

The Group’s reliance on third-party suppliers, manufacturers and service providers to secure equipment, parts, components and sub-systems used in the Group’s operations exposes the Group to volatility in the quality, prices and availability of such items. A disruption in the deliveries from third-party suppliers, manufacturers or service providers, capacity constraints, production disruptions, price increases, quality control issues, recalls or other decreased availability of parts and equipment could adversely affect the Group’s ability to meet its commitments to customers, adversely impact the Group’s operations and revenues or increase the Group’s operating costs.

The Group’s labor costs and the operating restrictions under which the Group operates could increase as a result of collective bargaining negotiations and changes in labor laws and regulations

A substantial part of the Group’s total workforce are represented by, and some of the Group’s contracted labor work under, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members. Legislation has been introduced in the U.S. Congress that could encourage additional unionization efforts in the U.S., as well as increase the chances that such efforts succeed. Additional unionization efforts, if successful, new collective bargaining agreements or work stoppages could materially increase the Group’s labor costs and operating restrictions.

Failure to comply with anti-bribery statutes, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, could result in fines, criminal penalties, drilling contract terminations and an adverse effect on the Group’s business

The U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (“Bribery Act”) and similar anti-bribery laws in other jurisdictions, generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. The Group operates in many parts of the world that have experienced corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. If the Group is found to be liable for violations under the FCPA, the Bribery Act or other similar laws, either due to the Group’s acts or omissions or due to the acts or omissions of others, including the Group’s partners in various joint ventures, the Group could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on the Group’s business, financial condition and results of operations. In addition, investors could negatively view potential violations, inquiries or allegations of misconduct under the FCPA, the Bribery Act or similar laws, which could adversely affect the Group’s reputation and the market for the Group’s shares.

The Group could also face fines, sanctions and other penalties from authorities in the relevant jurisdictions, including prohibition of the Group’s participation in or curtailment of business operations in those jurisdictions and the seizure of rigs or other assets. Additionally, the Group could also face other third-party claims by agents, shareholders, debt holders, or other interest holders or constituents of the Group. Further, disclosure of the subject matter of any investigation could adversely affect the Group’s reputation and the Group’s ability to obtain new business from potential customers or retain existing business from the Group’s current customers, to attract and retain employees and to access the capital markets. The Group’s customers in relevant jurisdictions could seek to impose penalties or take other actions adverse to the Group’s interests, and the Group may be required to dedicate significant time and resources to investigate and resolve allegations of misconduct, regardless of the merit of such allegations.

Regulation of greenhouse gases and climate change could have a negative impact on the Group’s business

A number of scientific studies suggests that emissions of certain gases, including greenhouse gases, carbon dioxide and methane, may be contributing to warming of the earth’s atmosphere and other climatic changes. In response to such studies, the issue of climate change and the effect of greenhouse gas emissions, in particular emissions from fossil fuels, are attracting increasing attention worldwide.

In the U.S., the U.S. Environmental Protection Agency has begun adopting and implementing a comprehensive suite of regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. In addition, a number of other federal, state and regional efforts have focused on tracking or reducing greenhouse gas emissions. Efforts have also been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. In December 2015, the U.S. joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France, however at the date of this Prospectus the U.S.’ participation in such arrangement is in doubt. Nevertheless, the resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement, if ratified, establishes a framework for the parties to cooperate and report actions to reduce greenhouse gas emissions.

Because the Group’s business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on the Group’s business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas or limit drilling opportunities. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on the Group’s business.

The Group is subject to litigation that, if not resolved in the Group’s favor and not sufficiently insured against, could have a material adverse effect on the Group

The Group is subject to a variety of disputes, investigations and litigation. Certain of the companies in the Group are named as defendants in numerous lawsuits alleging personal injury as a result of exposure to asbestos or toxic fumes or resulting from other occupational diseases, such as silicosis, and various other medical issues that can remain undiscovered for a considerable amount of time. Some of these companies in the Group that have been put on notice of potential liabilities have no assets. Further, the Group’s patent for dual-activity technology has been successfully challenged in certain jurisdictions, and the Group has been accused of infringing other patents. Other companies in the Group are subject to litigation relating to environmental damage. The Group cannot predict the outcome of the cases involving those companies or the potential costs to resolve them. Insurance may not be applicable or sufficient in all cases, insurers may not remain solvent, policies may not be located, and liabilities associated with the Macondo well incident may exhaust some or all of the insurance available to cover certain claims. Suits against non-asset-owning companies in the Group have and may in the future give rise to alter ego or successor-in-interest claims against the Group and the Group’s asset-owning subsidiaries to the extent a Group company is unable to pay a claim or insurance is not available or sufficient to cover the claims. The Group is subject to litigation with certain of the Group’s customers and suppliers as well as a number of significant tax disputes (including the DSME arbitration case and a tax matter relating to Songa Offshore). To the extent that one or more pending or future litigation matters is not resolved in the Group’s favor and is not covered by insurance, a material adverse effect on the Group’s financial results and condition could result.

The Group’s information technology systems are subject to cybersecurity risks and threats

The Group depends on digital technologies to conduct the Group’s offshore and onshore operations, to collect payments from customers and to pay vendors and employees. Threats to the Group’s information technology systems associated with cybersecurity risks and cyber-incidents or attacks continue to grow. In addition, breaches to the Group’s systems could go unnoticed for some period of time. Risks associated with these threats include disruptions of certain systems on the Group’s rigs; other impairments of the Group’s ability to conduct the Group’s operations; loss of intellectual property, proprietary information or customer data; disruption of the Group’s customers’ operations; loss or damage to the Group’s customer data delivery systems; and increased costs to prevent, respond to or mitigate cybersecurity events. If such a cyber-incident were to occur, it could have a material adverse effect on the Group’s business, financial condition, cash flows and results of operations.

Public health threats could have a material adverse effect on the Group’s operations and its financial results

Public health threats, such as Severe Acute Respiratory Syndrome, severe influenza and other highly communicable viruses or diseases, outbreaks of which have already occurred in various parts of the world in which the Group operates, could adversely impact the Group’s operations, the operations of the Group’s customers and the global economy, including the worldwide demand for oil and natural gas and the level of demand for the Group’s services. Quarantine of personnel or inability to access the Group’s offices or rigs could adversely affect the Group’s operations. Travel restrictions or operational problems in any part of the world in which the Group operates, or any reduction in the demand for drilling services caused by public health threats in the future, may materially impact operations and adversely affect the Group’s financial results.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which the Group has operations, are incorporated or are resident could result in a higher tax rate on the Group’s worldwide earnings, which could result in a significant negative impact on the Group’s earnings and cash flows from operations

The Group operates worldwide. Consequently, the Group is subject to changes in applicable tax laws, treaties or regulations in the jurisdictions in which the Group operates, which could include laws or policies directed toward companies organized in jurisdictions with low tax rates. A material change in the tax laws, treaties or regulations, or their interpretation or application, of any country in which the Group has significant operations, or in which the Group is incorporated or resident, could result in a higher effective tax rate on the Group’s worldwide earnings and such change could be significant to the Group’s financial results.

Legislative tax proposals intending to eliminate some perceived tax advantages of companies that have legal domiciles outside the U.S., but have certain U.S. connections, have repeatedly been introduced in the U.S. Congress. Recent examples include, but are not limited to, legislative proposals that would broaden the circumstances in which a non-U.S. company would be considered a U.S. resident, including the use of “management and control” provisions to determine corporate residency, and proposals that could override certain tax treaties and limit treaty benefits on certain payments by U.S. subsidiaries to non-U.S. affiliates. Whether any such U.S. tax legislation will be enacted and its impact on the Group is uncertain. Any material change in tax laws or policies, or their interpretation, resulting from such legislative proposals could result in a higher effective tax rate on the Group’s worldwide earnings and such change could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

In a referendum held on February 12, 2017, Swiss voters rejected a corporate tax legislative proposal that would have abolished certain cantonal tax privileges as well as implement other significant changes to existing tax laws and practices starting in 2019. These legislative proposals were in response to certain guidance from and demands by the European Union and the Organization for Economic Co-operation and Development (the “OECD”). Switzerland must now give consideration to a revised corporate tax reform proposal. Switzerland’s implementation of any material change in tax laws or policies or its adoption of new interpretations of existing tax laws and rulings could result in a higher effective tax rate on the Group’s worldwide earnings and such change could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

Similarly, in October 2015, the OECD issued its action plan of tax reform measures that called for member states to take action to prevent “base erosion and profit shifting.” Some of these measures impact transfer pricing, requirements to qualify for tax treaty benefits, and the definition of permanent establishments depending on each jurisdiction’s adoption and interpretation of such proposals. The European Union issued its Anti-Tax Avoidance Directive in 2016 that required its member states to adopt specific tax reform measures by 2019. Any material change in tax laws or policies, or their interpretation, resulting from such legislative proposals or inquiries could result in a higher effective tax rate on the Group’s worldwide earnings and such change could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

Other tax jurisdictions in which the Group operates may consider implementing similar legislation. The implementation of such legislation, any other material changes in tax laws or policies or the adoption of new interpretations of existing tax laws and rulings could result in a higher effective tax rate on the Group’s worldwide earnings and any such change could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

Recently enacted U.S. Tax Reform Legislation could have material effects on the Group’s earnings and cash flows from operations

On December 22, 2017, the President of the United States signed into law the U.S. Tax Legislation, which makes significant changes to various areas of U.S. federal income tax law and which could significantly affect the Group’s business, operations, financial condition and results of operations, and may have an adverse impact on investors in shares in the Company.  These changes may include (i) the taxation of unrepatriated earnings of non-U.S. subsidiaries of the Company’s U.S. affiliates as part of the transition of U.S. international taxation from a worldwide tax system to a territorial tax system, (ii) a deferral or permanent reduction in the amount of interest that is deductible for U.S. federal income tax purposes after 2017, and (iii) additional U.S. tax after 2017 on certain deductible payments by the Company’s U.S. subsidiaries to its non-U.S. subsidiaries if such payments are subject to reduced rates of U.S. withholding tax under a treaty.  Although the Company is evaluating the U.S. Tax Legislation with its professional advisers, the impact on the U.S. Group’s business is currently uncertain.

A loss of a major tax dispute or a successful tax challenge to the Group’s operating structure, intercompany pricing policies or the taxable presence of the Group’s key subsidiaries in certain countries could result in a higher tax rate on the Group’s worldwide earnings, which could result in a significant negative impact on the Group’s earnings and cash flows from operations

The Company is a Swiss corporation that operates through the Company’s various subsidiaries in a number of countries throughout the world. Consequently, the Company is subject to tax laws, treaties and regulations in and between the countries in which the Group operates. The Group’s income taxes are based upon the applicable tax laws and tax rates in effect in the countries in which the Group operates and earns income, as well as upon the Group’s operating structures in these countries.

The Group’s income tax returns are subject to review and examination. The Group’s does not recognize the benefit of income tax positions the Group believes are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges the Group’s operational structure, intercompany pricing policies or the taxable presence of the Group’s key subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to the Group’s structure; or if the Group loses a material tax dispute in any country, the Group’s effective tax rate on the Group’s worldwide earnings could increase substantially and the Group’s earnings and cash flows from operations could be materially adversely affected. For example, the Group cannot be certain that the U.S. Internal Revenue Service (“IRS”) will not successfully contend that the Group or any of the Group’s key subsidiaries were or are engaged in a trade or business in the U.S. or, when applicable, that the Group or any of the Group’s key subsidiaries maintained or maintain a permanent establishment in the U.S., since, among other things, such determination involves considerable uncertainty. If the Group or any of its key subsidiaries were considered to have been engaged in a trade or business in the U.S., when applicable, through a permanent establishment, the Group could be subject to U.S. corporate income and additional branch profits taxes on the portion of the Group’s earnings effectively connected to such U.S. business during the period in which this was considered to have occurred, in which case the Group’s effective tax rate on worldwide earnings for that period could increase substantially, and the Group’s earnings and cash flows from operations for that period could be adversely affected.

As a Swiss corporation, the Company is subject to Swiss legal provisions that may limit its flexibility to swiftly implement certain initiatives or strategies

The Company is required, from time to time, to evaluate the carrying amount of the Company’s investments in affiliates, as presented on the Company’s Swiss standalone balance sheet of the Company’s statutory accounts. If the Company were to determine that the carrying amount of any such investment exceeded its fair value, the Company may conclude that such investment is impaired. The recognized loss associated with such a non-cash impairment could result in the Company’s net assets no longer covering the Company’s statutory share capital and statutory capital reserves. Under Swiss law, if the Company’s net assets cover less than 50% of the Company’s statutory share capital and statutory capital reserves, the Transocean Board must in these circumstances convene a general meeting of shareholders and propose measures to remedy such a capital loss. The appropriate measures depend on the relevant circumstances and the magnitude of the recognized loss and may include seeking shareholder approval for offsetting the aggregate loss, or a portion thereof, with the Company’s statutory capital reserves including qualifying additional paid-in capital otherwise available for distributions to shareholders or raising new equity. Depending on the circumstances, the Company may also need to use qualifying additional paid-in capital available for distributions in order to reduce the Company’s accumulated net loss and such use might reduce the Company’s ability to make distributions without subjecting the Company’s shareholders to Swiss withholding tax. These Swiss law requirements could limit the Company’s flexibility to swiftly implement certain initiatives or strategies.

The Company is subject to anti-takeover provisions

The Company’s Articles of Association and Swiss law contain provisions that could prevent or delay an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions may also adversely affect prevailing market prices for the Company’s shares. These provisions, among other things:

•

provide that the Board of Directors is authorized, subject to obtaining shareholder approval every two years, at any time during a maximum two-year period, which under the current authorized share capital of the Company will expire on May 12, 2018, to issue a specified number of shares, which under the current authorized share capital of the Company is approximately 4.82% of the share capital registered in the commercial register, and to limit or withdraw the pre-emptive rights of existing shareholders in various circumstances. The percentage provided above does not include the authorized share capital of Transocean Ltd. approved by the extraordinary general meeting of shareholders convened on January 16, 2018 (“Extraordinary General Meeting”), exclusively for the purpose of the Compulsory Acquisition or a mandatory offer of the Songa Shares that have not been acquired by the Company upon settlement of the Voluntary Tender Offer;

•

provide for a conditional share capital that authorizes the issuance of additional shares up to a maximum amount of approximately 31.14% (of which 57.78% is reserved for the issuance of Shares issuable upon conversion of the Existing Exchangeable Bonds) of the share capital currently registered in the commercial register without obtaining additional shareholder approval through: (1) the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of any of the Company’s subsidiaries; or (2) in connection with the issuance of shares, options or other share-based awards;

•

provide that any shareholder who wishes to propose any business or to nominate a person or persons for election as director at any annual meeting may only do so if advance notice is given to the Company;

•	provide that directors can be removed from office only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote;
•

provide that a merger or demerger transaction requires the affirmative vote of the holders of at least two-thirds of the shares represented at the meeting and provide for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares entitled to vote at the meeting;

•	provide that any action required or permitted to be taken by the holders of shares must be taken at a duly called annual or extraordinary general meeting of shareholders;

•	limit the ability of the Company’s shareholders to amend or repeal some provisions of the Company’s Articles of Association; and
•

limit transactions between the Company and an “interested shareholder,” which is generally defined as a shareholder that, together with its affiliates and associates, beneficially, directly or indirectly, owns 15% or more of the Company’s shares entitled to vote at a general meeting.

Risks Related to the Industry in Which the Group Operates

The global nature of the Group’s operations involves additional risks

The Group operates in various regions throughout the world, which may expose the Group to political and other uncertainties, including risks of:

•	terrorist acts, war, piracy and civil unrest;
•	seizure, expropriation or nationalization of the Group’s equipment;
•	expropriation or nationalization of the Group’s customers’ property;
•	repudiation or nationalization of contracts;
•	imposition of trade or immigration barriers;
•	import-export quotas;
•	wage and price controls;
•	changes in law and regulatory requirements, including changes in interpretation and enforcement;
•	involvement in judicial proceedings in unfavorable jurisdictions;
•	damage to the Group’s equipment or violence directed at the Group’s employees, including kidnappings;
•	complications associated with supplying, repairing and replacing equipment in remote locations;
•	the inability to move income or capital; and
•

currency exchange fluctuations and currency exchange restrictions, including exchange or similar controls that may limit the Group’s ability to convert local currency into U.S. dollars and transfer funds out of a local jurisdiction.

The Group’s non-U.S. contract drilling operations are subject to various laws and regulations in certain countries in which the Group operates, including laws and regulations relating to the import and export, equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, taxation and social contributions of offshore earnings and earnings of expatriate personnel. The

Group is also subject to the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and other U.S. laws and regulations governing the Group’s international operations. In addition, various state and municipal governments, universities and other investors have proposed or adopted divestment and other initiatives regarding investments including, with respect to state governments, by state retirement systems in companies that do business with countries that have been designated as state sponsors of terrorism by the U.S. State Department. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject the Group to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets. Investors could view any potential violations of OFAC regulations negatively, which could adversely affect the Group’s reputation and the market for the Company’s shares.

Governments in some countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries, including local content requirements for participating in tenders for certain drilling contracts. Many governments favor or effectively require the awarding of drilling contracts to local contractors or require non-local contractors to employ citizens of, or purchase supplies from, a particular jurisdiction or require use of a local agent. In addition, government action, including initiatives by the Organisation of the Petroleum Exporting Countries (“OPEC”), may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work by major oil companies and may continue to do so.

A substantial portion of the Group’s drilling contracts are partially payable in local currency. Those amounts may exceed the Group’s local currency needs, leading to the accumulation of excess local currency, which, in certain instances, may be subject to either temporary blocking or other difficulties converting to U.S. dollars, the Group’s functional currency, or to other currencies in which the Group operates. Excess amounts of local currency may be exposed to the risk of currency exchange losses.

The shipment of goods, services and technology across international borders subjects the Group to extensive trade laws and regulations. The Group’s import and export activities are governed by unique customs laws and regulations in each of the countries where the Group operates. Moreover, many countries, including the U.S., control the import and export of certain goods, services and technology and impose related import and export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities, and the Group is also subject to the U.S. anti-boycott law.

The laws and regulations concerning import and export activity, recordkeeping and reporting, import and export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting the Group’s operations. Ongoing economic challenges may increase some governments’ efforts to enact, enforce, amend or interpret laws and regulations as a method to increase revenue. Shipments can be delayed and denied import or export for a variety of reasons, some of which are outside the Group’s control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime.

An inability to obtain visas and work permits for the Group’s employees on a timely basis could impact the Group’s operations and have an adverse effect on the Group’s business. The Group’s ability to operate worldwide depends on the Group’s ability to obtain the necessary visas and work permits for the Group’s personnel to travel in and out of, and to work in, the jurisdictions in which the Group operates. Governmental actions in some of the jurisdictions in which the Group operates may make it difficult for the Group to move its personnel in and out of these jurisdictions by delaying or withholding the approval of these permits. If the Group is not able to obtain visas and work permits for the employees needed to operate its rigs on a timely basis, the Group might not be able to perform its obligations under the Group’s drilling contracts, which could allow the Group’s customers to cancel the contracts. If the Group’s customers cancel some of the Group’s drilling contracts, and the Group is unable to secure new drilling contracts on a timely basis and on substantially similar terms, it could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

Compliance with or breach of environmental laws can be costly and/or expose the Group to liability and could limit the Group’s operations

The Group’s business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment, including international conventions and treaties, and regional, national, state, and local laws and regulations. The offshore drilling industry depends on demand for services from the oil and gas exploration and production industry, and, accordingly, the Group is directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. Compliance with such laws, regulations and standards, where applicable, may require the Group to make significant capital expenditures, such as the installation of costly equipment or operational changes, and may affect the resale values or useful lives of the Group’s rigs.

The Group may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of the Group’s ability to address pollution incidents. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. These costs could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of the Group’s operations.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, the Group’s business or prospects could be materially adversely affected. The operation of the Group’s drilling rigs will require certain governmental approvals. These governmental approvals may involve public hearings and costly undertakings on the Group’s part. The Group may not obtain such approvals or such approvals may not be obtained in a timely manner. If the Group fails to timely secure the necessary approvals or permits, the Group’s customers may have the right to terminate or seek to renegotiate their drilling contracts to the Group’s detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on the Group’s business, operating results or financial condition. Compliance with any such new legislation or regulations could have an adverse effect on the Group’s statements of operations and cash flows.

As an operator of mobile offshore drilling units in some offshore areas, the Group may be liable for damages and costs incurred in connection with oil spills or waste disposals related to those operations, and the Group may also be subject to significant fines in connection with spills. For example, an oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages, as well as third-party damages, to the extent that the contractual indemnification provisions in the Group’s drilling contracts are not enforceable or otherwise sufficient, or if the Group’s customers are unwilling or unable to contractually indemnify the Group from these risks. Additionally, the Group may not be able to obtain such indemnities in the Group’s future drilling contracts, and the Group’s customers may not have the financial capability to fulfill their contractual obligations to the Company. Also, these indemnities may be held to be unenforceable in certain jurisdictions, as a result of public policy or for other reasons. For example, one of the courts in the litigation related to the Macondo well incident has refused to enforce aspects of the Transocean Group’s indemnity with respect to certain environmental-related liabilities. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose the Group to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements or measures could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows. In addition, the Consent Decree (as defined below) and probation arising out of certain Transocean Group subsidiaries’ cooperation guilty plea agreement by and among the U.S. Department of Justice (the “DOJ”) and certain of the Transocean Group’s affiliates (the “Plea Agreement”), add to these regulations, requirements and liabilities. One Transocean Group subsidiary’s guilty plea to negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act,  in connection with the Macondo well incident caused the Company to incur liabilities under the environmental laws relating to the Macondo well incident. The Company may be subject to additional liabilities and penalties.

The continuing effects of the enhanced regulations enacted following the Macondo well incident and of agreements applicable to the Transocean Group could materially and adversely affect the Group’s worldwide operations

Following the Macondo well incident, enhanced governmental safety and environmental requirements applicable to both deepwater and shallow water operations were adopted for drilling in the U.S. Gulf of Mexico. In order to obtain drilling permits, operators must submit applications that demonstrate compliance with the enhanced regulations, which require independent third-party inspections, certification of well design and well control equipment and emergency response plans in the event of a blowout, among other requirements. Operators have previously had, and may in the future have, difficulties obtaining drilling permits in the U.S. Gulf of Mexico. In addition, the oil and gas industry has adopted new equipment and operating standards, such as the American Petroleum Institute Standard 53 related to the installation and testing of well control equipment. These new safety and environmental guidelines and standards and any further new guidelines or standards the U.S. government or industry may issue or any other steps the U.S. government or industry may take, could disrupt or delay operations, increase the cost of operations, increase out-of-service time or reduce the area of operations for drilling rigs in the U.S. and non-U.S. offshore areas.

Other governments could take similar actions related to implementing new safety and environmental regulations in the future. Additionally, some of the Group’s customers have elected to voluntarily comply with some or all of the new inspections, certification requirements and safety and environmental guidelines on rigs operating outside of the U.S. Gulf of Mexico. Additional governmental regulations and requirements concerning licensing, taxation, equipment specifications and training requirements or the voluntary adoption of such requirements or guidelines by the Group’s customers could increase the costs of the Group’s operations, increase certification and permitting requirements, increase review periods and impose increased liability on offshore operations. The requirements applicable to the Transocean Group under the Transocean Group’s settlement with the DOJ cover safety, environmental, reporting, operational and other matters (the “Consent Decree”) and are in addition to the regulations applicable to other industry participants and may require additional agreements and corporate compliance resources that, together with the Plea Agreement could cause the Group to incur additional costs and liabilities. The continuing effects of the enhanced regulations may also decrease the demand for drilling services, negatively affect day rates and increase out-of-service time, which could ultimately have a material adverse effect on the Group’s revenues and profitability.

The offshore drilling industry is highly competitive and cyclical, with intense price competition

The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Although rig availability, service quality and technical capability are drivers of customer contract awards, bid pricing and intense price competition are often key determinants for which a qualified contractor is awarded a job.

The offshore drilling industry has historically been cyclical and is impacted by oil and natural gas price levels and volatility. There have been periods of high customer demand, limited rig supply and high day rates, followed by periods of low customer demand, excess rig supply and low day rates. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply may intensify competition in the industry and result in the idling of older and less technologically advanced equipment. The Group has idled and stacked rigs, and may in the future idle or stack additional rigs or enter into lower day rate drilling contracts in response to market conditions. The Group cannot predict when or if any idled or stacked rigs will return to service.

During prior periods of high day rates and rig utilization rates, the Group and other industry participants have responded to increased customer demand by increasing the supply of rigs through ordering the construction of new units. In periods of low oil and natural gas price levels, growth in new construction has historically resulted in an oversupply of rigs and has caused a subsequent decline in day rates and rig utilization rates, sometimes for extended periods of time. Presently, there are numerous recently constructed high-specification floaters and other drilling units capable of competing with the Group’s rigs that have entered the global market, and there are more that are under construction.

The entry into service of these new units has increased and will continue to increase supply. The increased supply has contributed to and may continue to contribute to a reduction in day rates as rigs are absorbed into the active fleet and has led to accelerated stacking of the existing fleet.

Two of the Group’s three ultra-deepwater drillships currently under construction have not been contracted for work. Combined with the rapid increase in the number of rigs in the global market completing contracts and becoming idle, the number of new units expected to be delivered without contracts has intensified and may further intensify price competition. Any further increase in construction of new units would likely exacerbate the negative impact of increased supply on day rates and utilization rates. Additionally, lower market day rates and intense price competition may drive customers to demand renegotiation of existing contracts to lower day rates in exchange for longer contract terms. In an oversupplied market, the Group may have limited bargaining power to negotiate on more favorable terms. Lower day rates and rig utilization rates could adversely affect the Group’s revenues and profitability.

The Group may not be able to renew or obtain new drilling contracts for rigs whose contracts are expiring or are terminated or obtain drilling contracts for the Group’s uncontracted newbuilds, which could adversely affect the Group’s consolidated statements of operations

The Group’s ability to renew expiring drilling contracts or obtain new drilling contracts will depend on the prevailing market conditions at the time. If the Group is unable to obtain new drilling contracts in direct continuation with existing contracts or for the Group’s uncontracted newbuild units, or if new drilling contracts are entered into day rates substantially below the existing day rates or on terms otherwise less favorable compared to existing contract terms, the Group’s revenues and profitability could be adversely affected.

The offshore drilling markets in which the Group compete experience fluctuations in the demand for drilling services. A number of existing drilling contracts for the Group’s drilling rigs that are currently operating are scheduled to expire before December 31, 2018. As of January 31, 2018, two of the ultra-deepwater drillships the Group currently has under construction as part of the Group’s newbuild program are being constructed without customer drilling contracts. The Group will attempt to secure drilling contracts for these units prior to their completion. The Group may be unable to obtain drilling contracts for the Group’s rigs that are currently operating upon the expiration or termination of such contracts or obtain drilling contracts for the Group’s newbuilds, and there may be a gap in the operation of the rigs between the current contracts and subsequent contracts. In particular, if oil and natural gas prices remain low, as is currently the case, or it is expected that such prices will decrease in the future, at a time when the Group is seeking drilling contracts for the Group’s rigs, the Group may be unable to obtain drilling contracts at attractive day rates or at all.

The Group’s business depends on the level of activity in the offshore oil and gas industry, which is significantly affected by volatile oil and gas prices and other factors

The Group’s business depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. Demand for the Group’s services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and, to a lesser extent, natural gas prices. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

•	worldwide demand for oil and gas, including economic activity in the U.S. and other large energy-consuming markets;
•	the ability of OPEC to set and maintain production levels, productive spare capacity and pricing;
•	the level of production in non-OPEC countries;
•	the policies of various governments regarding exploration and development of their oil and gas reserves;
•	international sanctions on oil-producing countries, or the lifting of such sanctions;
•	advances in exploration, development and production technology;

•	the further development of shale technology to exploit oil and gas reserves;
•	the discovery rate of new oil and gas reserves;
•	the rate of decline of existing oil and gas reserves;
•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;
•	the development and exploitation of alternative fuels;
•	accidents, adverse weather conditions, natural disasters and other similar incidents relating to the oil and gas industry; and
•

the worldwide security and political environment, including uncertainty or instability resulting from an escalation or outbreak of armed hostilities, civil unrest or other crises in the Middle East or other geographic areas or acts of terrorism.

Demand for the Group’s services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Any prolonged reduction in oil and natural gas prices could depress the immediate levels of exploration, development and production activity. Perceptions of longer term lower oil and natural gas prices by oil and gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for the Group’s services, which could have a material adverse effect on the Group’s revenue and profitability. Oil and gas prices and market expectations of potential changes in these prices significantly affect this level of activity. However, increases in near-term commodity prices do not necessarily translate into increased offshore drilling activity since customers’ expectations of longer-term future commodity prices typically drive demand for the Group’s rigs. The current commodity pricing environment has had a negative impact on demand for the Group’s services, and it could continue. The price of crude oil as reported on the New York Mercantile Exchange has weakened significantly and, despite recent price improvements, has not returned to the higher levels experienced prior to December 31, 2014. Consequently, customers have delayed or cancelled many exploration and development programs, resulting in reduced demand for the Group’s services. Also, increased competition for customers’ drilling budgets could come from, among other areas, land-based energy markets worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments also affect customers’ drilling campaigns. Worldwide military, political and economic events have contributed to oil and gas price volatility and are likely to do so in the future.

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on the Group’s results of operations

Acts of terrorism and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies of the Group. In addition, acts of terrorism, piracy and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services.

Insurance premiums could increase and coverage may be unavailable in the future. Government regulations may effectively preclude the Group from engaging in business activities in certain countries. These regulations could be amended to cover countries where the Group currently operates or where the Group may wish to operate in the future. The Group’s drilling contracts do not generally provide indemnification against loss of capital assets or loss of revenues resulting from acts of terrorism, piracy or political or social unrest. The Group has limited insurance for the Group’s assets providing coverage for physical damage losses resulting from risks, such as terrorist acts, piracy, vandalism, sabotage, civil unrest, expropriation and acts of war, and the Group does not carry insurance for loss of revenues resulting from such risks.

Financial Risks

The Transocean Group has identified a material weakness in its internal control over financial reporting, and the Group’s business and stock price may be adversely affected if the Group’s internal control over financial reporting is not effective

Under Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC, the Transocean Group is required to conduct a comprehensive evaluation of the Transocean Group’s internal control over financial reporting. To complete this evaluation, the Group is required to document and test the Group’s internal control over financial reporting; management is required to assess and issue a report concerning the Group’s internal control over financial reporting; and the Group’s independent registered public accounting firm is required to attest to the effectiveness of the Group’s internal control over financial reporting. The Group’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be prevented or detected timely. Even effective internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements.

In the course of the external audit of the consolidated financial statements for the year ended December 31, 2016 the Transocean Group identified a material weakness in the Transocean Group’s controls over income tax accounting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Transocean Group’s annual or interim financial statements will not be prevented or detected on a timely basis. A more complete description of the recently identified errors and the resulting material weakness is included in “Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 4—Correction of Errors in Previously Reported Consolidated Financial Statements” of the 2016 Annual Report. Although the Group is evaluating certain measures in order to remediate this material weakness, the Group can provide no assurance that the Group’s remediation efforts will be effective or that additional material weaknesses in the Group’s internal control over financial reporting will not be identified in the future.

The existence of a material weakness could result in errors in the Group’s financial statements that could result in a restatement of financial statements, which could cause the Group to fail to meet its reporting obligations, potentially lead to a loss of investor confidence and may have a negative impact on the trading price of the Group’s shares.

The Group could experience a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows to the extent the Macondo well’s operator fails to indemnify the Transocean Group or is otherwise unable to indemnify the Transocean Group for compensatory damages related to the Macondo well incident as required under the terms of the  settlement agreement

The combined response team to the Macondo well incident was unable to stem the flow of hydrocarbons from the well prior to the sinking of Deepwater Horizon. The resulting spill of hydrocarbons was the most extensive in U.S. history. Under the drilling contract and in accordance with the Transocean Group’s settlement agreement with the operator, BP plc. (together with its affiliates, “BP”) agreed to indemnify the Transocean Group with respect to certain matters, and the Transocean Group agreed to indemnify BP with respect to certain matters. The Group could experience a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows to the extent that BP fails to fully satisfy its indemnification obligations, including by reason of financial or legal restrictions, or the Group’s insurance policies do not fully cover these amounts. In addition, in connection with the Consent Decree the Company agreed that it will not use payments pursuant to a civil consent decree by and among the DOJ and certain of the Transocean Group’s affiliates as a basis for indemnity or reimbursement from non insurer defendants named in the complaint by the U.S. or their affiliates.

The Group’s shipyard projects and operations are subject to delays and cost overruns

As of September 30, 2017, the Group had three ultra-deepwater floater newbuild rigs under construction. The Group also has a variety of other more limited shipyard projects at any given time. These shipyard projects are subject to the risks of delay or cost overruns inherent in any such construction project resulting from numerous factors, including the following:

•	shipyard availability, failures and difficulties;
•	shortages of equipment, materials or skilled labor;
•	unscheduled delays in the delivery of ordered materials and equipment;
•	design and engineering problems, including those relating to the commissioning of newly designed equipment;
•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;
•	unanticipated actual or purported change orders;
•	disputes with shipyards and suppliers;
•	failure or delay of third-party vendors or service providers;
•	availability of suppliers to recertify equipment for enhanced regulations;
•	strikes, labor disputes and work stoppages;

•	customer acceptance delays;
•	adverse weather conditions, including damage caused by such conditions;
•	terrorist acts, war, piracy and civil unrest;
•	unanticipated cost increases; and
•	difficulty in obtaining necessary permits or approvals.

These factors may contribute to cost variations and delays in the delivery of the Group’s newbuild units and other rigs undergoing shipyard projects. Delays in the delivery of these units would impact contract commencement, resulting in a loss of revenue to the Group, and may also cause customers to terminate or shorten the term of the drilling contract for the rig pursuant to applicable late delivery clauses. In the event of termination of any of these drilling contracts, the Group may not be able to secure a replacement contract on as favorable terms, if at all.

The Group’s operations also rely on a significant supply of capital and consumable spare parts and equipment to maintain and repair the Group’s fleet. The Group also relies on the supply of ancillary services, including supply boats and helicopters. Shortages in materials, manufacturing defects, delays in the delivery of necessary spare parts, equipment or other materials, or the unavailability of ancillary services could negatively impact the Group’s future operations and result in increases in rig downtime and delays in the repair and maintenance of the Group’s fleet.

Worldwide financial, economic and political conditions could have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows

Worldwide financial and economic conditions could restrict the Group’s ability to access the capital markets at a time when the Group would like, or need, to access such markets, which could have an impact on the Group’s flexibility to react to changing economic and business conditions. Worldwide economic conditions have in the past impacted, and could in the future impact, the lenders participating in the Group’s credit facilities and the Group’s customers, causing them to fail to meet their obligations to the Group. If economic conditions preclude or limit financing from banking institutions participating in the Group’s credit facilities, the Group may not be able to obtain similar financing from other institutions. A slowdown in economic activity could further reduce worldwide demand for energy and extend or worsen the current period of low oil and natural gas prices. A further decline in oil and natural gas prices or an extension of the current low oil and natural gas prices could reduce demand for the Group’s drilling services and have a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows.

The world economy is currently facing a number of challenges. An extended period of negative outlook for the world economy could reduce the overall demand for oil and natural gas and for the Group’s services. These potential developments, or market perceptions concerning these and related issues, could affect the Group’s consolidated statement of financial position, results of operations or cash flows. In addition, turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries are adding to overall risk. An extended period of negative outlook for the world economy could further reduce the overall demand for oil and natural gas and for the Group’s services. Such changes could adversely affect the Group’s business and the Group’s consolidated statement of financial position, results of operations or cash flows.

The Group relies heavily on a relatively small number of customers and the loss of a significant customer or a dispute that leads to the loss of a customer could have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows

The Group engages in offshore drilling services for most of the leading international oil companies or their affiliates, as well as for many government-controlled oil companies and independent oil companies. For the year ended December 31, 2016, the Transocean Group’s most significant customers were Chevron Corporation (“Chevron”), BP plc (“BP”), Royal Dutch Shell plc (together with its affiliates, “Shell”) and Petróleo Brasileiro S.A. (“Petrobras”), accounting for approximately 24%, 12%, 12% and 11%, respectively, of the Transocean Group’s consolidated operating revenues. As of October 26, 2017, the customers with the most significant aggregate amount of contract backlog were Shell and Chevron, representing approximately 72% and 15%, respectively, of the Transocean Group’s total contract backlog. The loss of any of these customers or another significant customer, or a decline in payments under any of the Group’s drilling contracts, could, at least in the short term, have a material adverse effect on the Group’s results of operations and cash flows.

In addition, the Group’s drilling contracts subject the Group to counterparty risks. The ability of each of the Group’s counterparties to perform its obligations under a contract with the Group will depend on a number of factors that are beyond the Group’s control and may include, among other things, general economic conditions, the condition of the offshore drilling industry, prevailing prices for oil and natural gas, the overall financial condition of the counterparty, the day rates received and the level of expenses necessary to maintain drilling activities. In addition, in depressed market conditions, such as the Group is currently experiencing, the Group’s customers may no longer need a drilling rig that is currently under contract or may be able to obtain a comparable drilling rig at a lower day rate. Should counterparty fail to honor its obligations under an agreement with the Group, the Group could sustain losses, which could have a material adverse effect on the Group’s business and on the Group’s consolidated statement of financial condition results of operations or cash flows.

The recent downgrades in the Transocean Group’s credit ratings by various credit rating agencies could impact the Group’s access to capital and materially adversely affect the Group’s business and financial condition

During the year ended December 31, 2015, three credit rating agencies downgraded their credit ratings of the Transocean Group’s non-credit enhanced senior unsecured long-term debt (“Debt Rating”) to Debt Ratings that are below investment grade. During the year ended December 31, 2016 and in January 2017 and October 2017, the same three credit rating agencies further downgraded the Transocean Group’s Debt Rating. The Transocean Group’s Debt Rating levels could have material adverse consequences on the Group’s business and future prospects and could:

•	limit the Group’s ability to access debt markets, including for the purpose of refinancing the Group’s existing debt;

•

cause the Group to refinance or issue debt with less favorable terms and conditions, which debt may require collateral and restrict, among other things, the Group’s ability to pay distributions or repurchase shares;

•	increase certain fees under the Group’s credit facilities and interest rates under indentures governing certain of the Group’s senior notes;
•	negatively impact current and prospective customers’ willingness to transact business with the Group;
•	impose additional insurance, guarantee and collateral requirements;
•	limit the Group’s access to bank and third-party guarantees, surety bonds and letters of credit; and
•

suppliers and financial institutions may lower or eliminate the level of credit provided through payment terms or intraday funding when dealing with the Group thereby increasing the need for higher levels of cash on hand, which would decrease the Group’s ability to repay debt balances.

The downgrades have caused some of the effects listed above, and any further downgrades may cause or exacerbate, any of the effects listed above.

The Group has a substantial amount of debt, including secured debt, and the Group may lose the ability to obtain future financing and suffer competitive disadvantages

At September 30, 2017 and December 31, 2016, the Transocean Group’s total consolidated debt was USD 7.3 billion and USD 8.5 billion, respectively. At September 30, 2017 and December 31, 2016, the Songa Group’s total consolidated liabilities were USD 2.4 billion and USD 2.6 billion. This substantial level of debt and other obligations could have significant adverse consequences on the Group’s business and future prospects, including the following:

•	the Group may be unable to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, distributions, share repurchases, or other purposes;
•	the Group may be unable to use operating cash flow in other areas of the Group’s business because the Group must dedicate a substantial portion of these funds to service the debt;
•

the Group could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given the Group’s substantial indebtedness, some of which bears interest at variable rates;

•

the Group may be unable to meet financial ratios in the indentures governing certain of the Group’s debt or in the Group’s bank credit agreements or satisfy certain other conditions included in the Group’s bank credit agreements, which could result in the Group’s inability to meet requirements for borrowings under the Group’s credit agreements or a default under these indentures or agreements, impose restrictions with respect to the Group’s access to certain of the Group’s capital, and trigger cross default provisions in the Group’s other debt instruments;

•

if the Group defaults under the terms of the Group’s secured financing arrangements, the secured debtholders may, among other things, foreclose on the collateral securing the debt, including the applicable drilling units; and

•	the Group may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than the Group’s less levered competitors.

The Group must make substantial capital and operating expenditures to maintain the Group’s fleet, and the Group may be required to make significant capital expenditures to maintain its competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute the Group’s growth plan, each of which could negatively affect the Group’s financial condition, results of operations and cash flows

The Group must make substantial capital and operating expenditures to maintain its fleet. These expenditures could increase as a result of changes in the following:

•	the cost of labor and materials;
•	customer requirements;
•	fleet size;
•	the cost of replacement parts for existing drilling rigs;
•	the geographic location of the drilling rigs;
•	length of drilling contracts;
•	governmental regulations and maritime self-regulatory organization and technical standards relating to safety, security or the environment; and
•	industry standards.

Changes in offshore drilling technology, customer requirements for new or upgraded equipment and competition within the Group’s industry may require the Group to make significant capital expenditures in order to maintain its competitiveness. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations, may require the Group to make additional unforeseen capital expenditures. As a result, the Group may be required to take its rigs out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment. In the future, market conditions may not justify these expenditures or enable the Group to operate its older rigs profitably during the remainder of their economic lives.

In addition, the Group may require additional capital in the future. If the Group is unable to fund capital expenditures with its cash flow from operations or sales of non-strategic assets, the Group may be required to either incur additional borrowings or raise capital through the sale of debt or equity securities. The Group’s ability to access the capital markets may be limited by the Group’s financial condition at the time, by changes in laws and regulations or interpretation thereof and by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond the Group’s control. If the Group raises funds by issuing equity securities, existing shareholders may experience dilution. The Group’s failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on the Group’s business and on its consolidated statements of financial condition, results of operations and cash flows.

The Group has significant carrying amounts of long-lived assets that are subject to impairment testing

At September 30, 2017, the carrying amount of the Transocean Group’s property and equipment was USD 17.5 billion, representing 78% of the Transocean Group’s total assets. In accordance with the Group’s critical accounting policies, the Group reviews its property and equipment for impairment when events or changes in circumstances indicate that carrying amounts of the Group’s assets held and used may not be recoverable. In the nine months ended September 30, 2017, the Tranoscean Group recognized an aggregate loss of USD 96 million associated with the impairment of the Transocean Group’s midwater floater asset group. In the year ended December 31, 2016, the Transocean Group recognized an aggregate loss of USD 52 million associated with the impairment of the Transocean Group’s deepwater floater asset group. In the year ended December 31, 2015, the Transocean Group recognized an aggregate loss of USD 1.2 billion associated with the impairment of the Transocean Group’s deepwater floater and midwater floater asset groups. Future expectations of lower day rates or rig utilization rates or a significant change to the composition of one or more of the Group’s asset groups or to the Group’s contract drilling services reporting unit could result in the recognition of additional losses on impairment of the Group’s long-lived asset groups if future cash flow expectations, based upon information available to management at the time of measurement, indicate that the carrying amount of the Group’s asset groups may be impaired.

U.S. tax authorities could treat the Company as a passive foreign investment company, which would have adverse U.S. federal income tax consequences to U.S. holders

A foreign corporation will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of passive income or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of passive income. For purposes of these tests, passive income includes dividends, interest and gains from the sale or exchange of investment property and certain rents and royalties, but does not include income derived from the performance of services.

The Company believes that it has not been and will not be a PFIC with respect to any taxable year. The Company’s income from offshore contract drilling services should be treated as services income for purposes of determining whether the Company is a PFIC. Accordingly, the Company believes that the Company’s income from the Company’s offshore contract drilling services should not constitute “passive income,” and the assets that the Company’s owns and operates in connection with the production of that income should not constitute passive assets.

There is significant legal authority supporting this position, including statutory provisions, legislative history, case law and IRS pronouncements concerning the characterization, for other tax purposes, of income derived from services where a substantial component of such income is attributable to the value of the property or equipment used in connection with providing such services. It should be noted, however, that a prior case and an IRS pronouncement, which relies on the case, characterize income from time chartering of vessels as rental income rather than services income for other tax purposes. However, the IRS subsequently has formally announced that it does not agree with the decision in that case. Moreover, the Company believes that the terms of the time charters in the recent case differ in material respects from the terms of the Company’s drilling contracts with customers. No assurance can be given that the IRS or a court will accept the Company’s position, and there is a risk that the IRS or a court could determine that the Company is a PFIC.

If the Company was to be treated as a PFIC for any taxable year, the Company’s U.S. shareholders would face adverse U.S. tax consequences. Under the PFIC rules, unless a shareholder makes certain elections available under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and such elections could themselves have adverse consequences for such shareholder, the shareholder generally would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions, as defined for U.S. tax purposes, and upon any gain from the disposition of the Company’s shares, plus interest on such amounts, as if such excess distribution or gain had been recognized rateably over the shareholder’s holding period of the Group’s shares. In addition, under applicable statutory provisions, the preferential tax rate on “qualified dividend income,” which applies to dividends paid to non-corporate shareholders does not apply to dividends paid by a foreign corporation if the foreign corporation is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year.

The Group may be limited in its use of net operating losses and tax credits

The Group’s ability to benefit from the Group’s deferred tax assets depends on the Group having sufficient future earnings to utilize the Group’s net operating loss and tax credit carryforwards before they expire. The Group has established a valuation allowance against the future tax benefit for a number of the Group’s U.S. and non-U.S. net operating losses and tax credit carryforwards, and the Group could be required to record an additional valuation allowance against other U.S. or non-U.S. deferred tax assets if market conditions change materially and, as a result, the Group’s future earnings are, or are projected to be, significantly less than the Group currently estimates. The Group’s net operating loss and tax credit carryforwards are subject to review and potential disallowance upon audit by the tax authorities of the jurisdictions where these tax attributes are incurred.

The Company’s status as a Swiss corporation may limit the Group’s flexibility with respect to certain aspects of capital management and may cause the Group to be unable to make distributions or repurchase shares without subjecting the Company’s shareholders to Swiss withholding tax

Under Swiss law, the Company’s shareholders may approve an authorized share capital that allows the Transocean Board to issue new shares without additional shareholder approval. As a matter of Swiss law, authorized share capital is limited to a maximum of 50% of a company’s registered share capital and is subject to re-approval by shareholders every two years. At the Company’s 2016 annual general meeting, the Company’s shareholders approved an authorized share capital, which will expire on May 12, 2018. The Company’s current authorized share capital is limited to approximately 4.82% of the Company’s registered share capital. Additionally, subject to specified exceptions, Swiss law grants pre-emptive rights to existing shareholders to subscribe for new issuances of shares. This percentage does not include the authorized share capital of Transocean Ltd. approved by the Extraordinary General Meeting of shareholders, convened on January 16, 2018, which may be used exclusively for the purpose of the Compulsory Acquisition or a mandatory offer of the Songa Shares that have not been acquired by the Company upon settlement of the Voluntary Tender Offer. Further, Swiss law does not provide as much flexibility in the various terms that can attach to different classes of shares as the laws of some other jurisdictions. Swiss law also reserves for shareholder approval certain corporate actions over which the Transocean Board would have authority in some other jurisdictions. For example, dividends must be approved by shareholders. These Swiss law requirements relating to the Company’s capital management may limit the Group’s flexibility, and situations may arise where greater flexibility would have provided substantial benefits to the Group’s shareholders.

Distributions to shareholders in the form of a par value reduction and dividend distributions out of qualifying additional paid-in capital are not currently subject to the 35% Swiss federal withholding tax. However, the Swiss withholding tax rules could also be changed in the future, and any such change may adversely affect the Company or the Company’s shareholders. In addition, over the long-term, the amount of par value available for the Company to use for par value reductions or the amount of qualifying additional paid-in capital available for the Company to pay out as distributions is limited. If the Company is unable to make a distribution through a reduction in par value, or out of qualifying additional paid-in capital as shown on the Company’s standalone Swiss statutory financial statements, the Company may not be able to make distributions without subjecting the Company’s shareholders to Swiss withholding taxes.

Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to a 35% Swiss withholding tax on the repurchase price less the par value, and since January 1, 2011, to the extent attributable to qualifying additional paid-in capital, if any. At the Company’s 2009 annual general meeting, the Company’s shareholders approved the repurchase of up to CHF 3.5 billion of the Company’s shares for cancellation under the share repurchase program. The Company may repurchase shares under the share repurchase program using a procedure pursuant to which the Company can repurchase shares via a “virtual second trading line” from market players, in particular, banks and institutional investors, who are generally entitled to receive a full refund of the Swiss withholding tax. The Company’s ability to use the “virtual second trading line” is limited to the share repurchase program currently approved by the Company’s shareholders, and any use of the “virtual second trading line” with respect to future share repurchase programs will require the approval of the competent Swiss tax authorities. The Company may not be able to repurchase as many shares as the Company would like for purposes of capital reduction on the “virtual second trading line” without subjecting the selling shareholders to Swiss withholding taxes.

The results of the U.K.’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and the Group’s business

In June 2016, a majority of voters in the U.K. elected to withdraw from the European Union in a national referendum. As a result of this referendum, negotiations are commencing to determine the terms of the U.K.’s withdrawal from the European Union and its future relationship with the European Union. The referendum has created significant uncertainty about the future relationship between the U.K. and the European Union, including with respect to the laws and regulations that will apply as the U.K. determines which European Union-derived laws to replace or replicate in the event of a withdrawal. The referendum has also given rise to calls for the governments of other European Union member states to consider withdrawal. These developments, or the perception they may occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict the Group’s access to capital, which could have a material adverse effect on the Group’s business and on the Group’s consolidated statement of financial position, results of operations or cash flows.

Risks Related to the Shares

Future issuances of the Shares or other securities may dilute the holdings of shareholders and could materially affect the price of the Shares

It is possible that the Company may in the future decide to offer additional shares or other securities in order to finance new capital-intensive projects, in connection with unanticipated liabilities or expenses or for any other purposes. See the section above “—Risks Related to the Business of the Group.” There can be no assurance the Company will not decide to conduct further offerings of securities in the future. Depending on the structure of any future offering, certain existing shareholders may not be able to purchase additional equity securities. If the Company raises additional funds by issuing additional equity securities, holdings and voting interests of existing shareholders may be diluted.

Exchange rate fluctuations could adversely affect the value of the Shares and any dividends paid on the Shares for an investor whose principal currency is not U.S. dollars or Swiss francs

The Shares are priced and traded in U.S. dollars on the NYSE and any dividends will be distributed in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Exchange rate movements of the U.S. dollar or Swiss francs will therefore affect the value of these dividends and distributions for investors whose principal currency is not U.S. dollars or Swiss francs. Furthermore, the market value of the Shares as expressed in foreign currencies will fluctuate in part as a result of foreign exchange fluctuations. This could affect the value of the Shares and of any dividends paid on the Shares for an investor whose principal currency is not U.S. dollars or Swiss francs.

The Company may be unwilling or unable to pay any dividends in the future

Pursuant to the Company’s dividend policy, dividends are only expected to be paid if certain conditions described in “Dividends and Dividend Policy”  are fulfilled. In addition, the Company may choose not, or may be unable, to pay dividends in future years. The amount of dividends paid by the Company, if any, for a given financial period, will depend on, among other things, the Company’s future operating results, cash flows, financial position, capital requirements, the sufficiency of its distributable reserves, the ability of the Company’s subsidiaries to pay dividends to the Company, credit terms, general economic conditions, legal restrictions (as set out in “Dividends and Dividend Policy—Legal Constraints on the Distribution of Dividends”) and other factors that the Company may deem to be significant from time to time.

Existing Transocean shareholders may be diluted as a result of the Compulsory Acquisition

The existing Transocean shareholders were diluted by approximately 27.7% as a consequence of the issuance of the Existing Consideration Shares and the Shares underlying the Existing Exchangeable Bonds that were  issued in the Voluntary Tender Offer and related transactions. The existing Transocean shareholders may be further diluted by up to approximately 0.6% as a consequence of the Compulsory Acquisition, as described in “Dilution.”

Risks Related to the New Exchangeable Bonds

The New Exchangeable Bonds are exclusively the obligations of TINC, as issuer, and Transocean, as guarantor, and not of TINC’s subsidiaries or Transocean’s other subsidiaries

The New Exchangeable Bonds are obligations exclusively of TINC, as issuer, and Transocean, as guarantor of the New Exchangeable Bonds, and not of TINC’s subsidiaries or Transocean’s other subsidiaries. Each of TINC and Transocean is a holding company and, accordingly, substantially all of their respective operations are conducted through their subsidiaries. As a result, TINC’s and Transocean’s cash flow and TINC’s ability to service its debt, including the New Exchangeable Bonds, and Transocean’s ability to satisfy its guarantee obligations are dependent upon the earnings of their respective subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to TINC and Transocean. The subsidiaries of Transocean are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the New Exchangeable Bonds or to make funds available to them to do so. In addition, contractual provisions or laws, as well as such subsidiaries’ financial condition and operating requirements, may limit TINC’s or Transocean’s ability to obtain from such subsidiaries the cash each needs to pay its respective debt service or guarantee obligations, including payments on or with respect to the New Exchangeable Bonds. TINC, Transocean and their respective subsidiaries will be permitted under the terms of the indenture governing the New Exchangeable Bonds to incur additional indebtedness or otherwise enter into agreements that may restrict or prohibit subsidiaries of TINC or Transocean from the making of distributions, the payment of dividends or the making of loans to TINC or Transocean. TINC and Transocean can make no assurances that the agreements governing the current and future indebtedness of their respective subsidiaries or other agreements of TINC, Transocean or their respective subsidiaries will permit such subsidiaries to provide TINC or Transocean with sufficient dividends, distributions or loans to fund payments on the New Exchangeable Bonds when due or, in the case of Transocean, to satisfy any guarantee obligations.

Payments on the New Exchangeable Bonds, including under the guarantees, will be effectively subordinated to claims of secured creditors

The New Exchangeable Bonds represent unsecured obligations of TINC. Accordingly, any secured creditor of TINC will have claims that are superior to the claims of holders of the New Exchangeable Bonds to the extent of the value of the assets securing that other indebtedness. Similarly, the guarantees of the New Exchangeable Bonds will not be secured by any assets of Transocean and will effectively rank junior to any secured debt of Transocean, as the guarantor, to the extent of the value of the assets securing the debt. In the event of any distribution or payment of assets of TINC or Transocean in any foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding, secured creditors of TINC and Transocean, respectively, will have a superior claim to their respective collateral. If any of the foregoing events occur, there can be no assurance that there will be sufficient assets to pay amounts due on the New Exchangeable Bonds or with respect to any guarantee. Holders of the New Exchangeable Bonds will participate ratably with all holders of unsecured senior indebtedness of TINC and Transocean, and with all of TINC’s and Transocean’s other general senior creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of TINC and Transocean. As a result, holders of New Exchangeable Bonds may receive less, ratably, than secured creditors of TINC and Transocean.

In addition, the terms of the indenture do not limit TINC’s or Transocean’s ability to create, assume or allow to exist any liens on assets of TINC or Transocean to secure any debt. As of September 30, 2017, Transocean and TINC had USD 1.54 billion aggregate principal amount of consolidated secured debt outstanding.

Servicing TINC’s debt requires a significant amount of cash, and TINC may not have sufficient cash flow from its respective business to pay its substantial debt

TINC’s ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness, including the New Exchangeable Bonds, depends on TINC’s future performance, which is subject to economic, financial, competitive, regulatory and other factors beyond its control. TINC’s business may not continue to generate cash flow from operations in the future sufficient to service its debt and make necessary capital expenditures. If TINC is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous. TINC’s ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time. TINC may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on TINC’s debt obligations.

Despite its current debt levels, TINC may still incur substantially more debt or take other actions which would intensify the risks discussed above

Despite TINC’s current consolidated debt levels, TINC and its subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in TINC’s debt instruments, some of which may be secured debt. TINC will not be restricted under the terms of the indenture governing the New Exchangeable Bonds from incurring additional debt, securing existing or future debt, recapitalizing the TINC’s debt or taking a number of other actions that are not limited by the terms of the indenture governing the New Exchangeable Bonds that could have the effect of diminishing TINC’s ability to make payments on the New Exchangeable Bonds when due.

The New Exchangeable Bonds are not protected by restrictive covenants

The indenture governing the New Exchangeable Bonds does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by TINC, Transocean or any of their respective subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the New Exchangeable Bonds in the event of a Fundamental Change or other corporate transaction involving TINC except to the extent described in “Description of Transocean New Exchangeable Bonds.”

TINC may not have the funds necessary to finance a repurchase in the event of a Fundamental Change

Upon the occurrence of specific Fundamental Change events, including a Change of Control Repurchase Event and a Listing Failure Event, holders of New Exchangeable Bonds will have the right to require TINC to repurchase their New Exchangeable Bonds in cash. However, it is possible that TINC will not have sufficient funds at such time to make the required repurchase of New Exchangeable Bonds or that restrictions in TINC’s credit agreements or other indebtedness will not allow such repurchases. TINC’s failure to purchase all validly tendered New Exchangeable Bonds would constitute an event of default under the indenture under which the New Exchangeable Bonds are issued and may also constitute a cross-default on other indebtedness existing at that time.

The make-whole premium that may be payable upon a Fundamental Change or Tax Event Offer to Repurchase may not adequately compensate holders for the lost value of the New Exchangeable Bonds as a result of such Fundamental Change or tax event

If holders exchange New Exchangeable Bonds in connection with a Fundamental Change or Tax Event Offer to Repurchase TINC will be required to increase the applicable exchange rate by a make-whole premium determined using the applicable formula set forth under “Description of Transocean New Exchangeable Bonds.” The make-whole premium payable in connection with a Fundamental Change or Tax Event Offer to Repurchase may not adequately compensate holders for any lost value of their New Exchangeable Bonds as a result of such transaction or event. In addition, if TINC’s obligation to deliver the make-whole premium were to be considered a penalty, the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because holders’ rights to require repurchase of the New Exchangeable Bonds are limited, the market prices of the New Exchangeable Bonds may decline if TINC enters into a transaction that is not a Fundamental Change under the indenture

TINC’s obligation to repurchase the New Exchangeable Bonds upon a Fundamental Change may not preserve the value of the New Exchangeable Bonds because the terms “Change of Control,” “Change of Control Repurchase Event” and “Listing Failure Event” are limited and may not include every event that might cause the market prices of the New Exchangeable Bonds to decline. TINC may enter into a highly leveraged transaction, reorganization, merger, scheme of arrangement or similar transaction that is not a Change of Control or Listing Failure Event under the indenture, and such transactions could negatively affect the liquidity, value or volatility of the New Exchangeable Bonds or the Shares.

The exchange rate of the New Exchangeable Bonds may not be adjusted for all dilutive events

The exchange rate of the New Exchangeable Bonds is subject to adjustment for certain events including, but not limited to, certain dividends or distributions on the Shares, subdivisions or combinations of the Shares, the issuance of certain rights or warrants, certain distributions of capital stock, evidences of debt or other assets to holders of the Shares and certain purchases of the Shares in tender or exchange offers. The exchange rate will not be adjusted for other events that may adversely affect the trading price of the New Exchangeable Bonds and the Shares.

An active trading market for the New Exchangeable Bonds may not develop

The Existing Exchangeable Bonds were listed on the NYSE on January 30, 2018, and an active trading market for the Existing and New Exchangeable Bonds may not develop. To the extent that an active trading market for the New Exchangeable Bonds does not develop, the liquidity and trading prices for the New Exchangeable Bonds may be harmed. In addition, the New Exchangeable Bonds that are traded after their initial issuance may trade at a discount from their face amount, depending on prevailing interest rates, the market for similar securities, the price and volatility of the Shares, TINC’s and Transocean’s performance and other factors. As a result, holders may not be able to realize the full value of their investment, or liquidate their investment rapidly, or at all.

Any adverse rating of the New Exchangeable Bonds may cause their trading price to fall

If any rating service rates the New Exchangeable Bonds and subsequently lowers its rating or otherwise announces its intention to put the New Exchangeable Bonds on credit watch, the trading price of the notes could decline. Other than in the context of a Change of Control Repurchase Event, holders would have no related protection under the notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the New Exchangeable Bonds

Recipients, and potential subsequent purchasers, of the New Exchangeable Bonds may employ, or seek to employ, an arbitrage strategy with respect to the New Exchangeable Bonds. Investors would typically implement such a strategy by selling short the stock underlying the New Exchangeable Bonds and dynamically adjusting their short position while continuing to hold the New Exchangeable Bonds. Investors may also implement this type of strategy by entering into swaps on the Shares in lieu of or in addition to short selling the Shares.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the Shares). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the New Exchangeable Bonds to effect short sales of the Shares, borrow the Shares or enter into swaps on the Shares could adversely affect the trading price and the liquidity of the New Exchangeable Bonds.

Future sales of the Shares, the Existing Exchangeable Bonds or the New Exchangeable Bonds in the public market could adversely impact the trading price of the Shares and the New Exchangeable Bonds

In the future, Transocean may sell additional Shares to raise capital. In addition, Shares are reserved for issuance upon the exercise of stock options, upon the vesting of restricted stock units and upon exchange of the Existing Exchangeable Bonds and the New Exchangeable Bonds. Transocean cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the Shares. The issuance and sale of substantial amounts of Shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the New Exchangeable Bonds and the Shares and impair Transocean’s ability to raise capital through the sale of additional equity securities.

In addition, in connection with the Voluntary Tender Offer, Transocean and TINC agreed with certain holders of restricted Existing Exchangeable Bonds to file a registration statement in the United States registering the resale of certain Shares and Existing Exchangeable Bonds by these holders.  The occurrence of any sales of such Shares and Existing Exchangeable Bonds (or any other sizeable sales of Shares or Existing Exchangeable Bonds issued in the Voluntary Tender Offer), or the perception that they may occur in the future, could also adversely affect the trading price of the New Exchangeable Bonds, the Existing Exchangeable Bonds and the Shares and impair Transocean’s ability to raise capital through the sale of additional equity securities.

As of January 31, 2018, Transocean has outstanding 458,175,417 Shares and options to purchase 2,739,906 Shares, of which 1,250,145 were exercisable as of that date. Transocean also had outstanding approximately 4,303,604 Shares and 2,117,173 Shares issuable pursuant to outstanding restricted share units and performance share units, respectively, and 56,024,226 Shares issuable upon the exchange of Existing Exchangeable Bonds issued in the Voluntary Tender Offer. The sale or the availability for sale of a large number of the Shares in the public market could cause the market price of the Shares, and the value of the New Exchangeable Bonds, to decline.

Exchange of the New Exchangeable Bonds will dilute the ownership interest of existing shareholders

The exchange of some or all of the New Exchangeable Bonds will dilute the ownership interest of existing shareholders. Any sales in the public market of any Shares issuable upon exchange of the New Exchangeable Bonds could adversely affect prevailing market prices of the Shares. In addition, the existence of the New Exchangeable Bonds may encourage short selling by market participants because the exchange of the New Exchangeable Bonds could be used to satisfy short positions, or anticipated exchange of the New Exchangeable Bonds into Shares could depress the price of the Shares and the value of the New Exchangeable Bonds.

Volatility in the market price and trading volume of the Shares could adversely impact the trading price of the New Exchangeable Bonds

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of Shares could fluctuate significantly for many reasons, including in response to the risks described in this Prospectus. In addition, the market price of the Shares could fluctuate for reasons unrelated to its operations, such as reports by industry analysts, changes in Transocean’s financial guidance, investor perceptions or negative announcements by Transocean’s customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of the Shares would likely adversely impact the trading price of the New Exchangeable Bonds. The market price of the Shares could also be affected by possible sales of the Shares by investors who view the New Exchangeable Bonds as a more attractive means of equity participation in Transocean and by hedging or arbitrage trading activity that Transocean expects to develop involving its Shares. This trading activity could, in turn, affect the trading price of the New Exchangeable Bonds.

Holders of New Exchangeable Bonds will not be entitled to any rights with respect to the Shares, but they will be subject to all changes made with respect to them

Subject to limitations regarding adverse changes to the rights of holders, holders of New Exchangeable Bonds will not be entitled to any rights with respect to the Shares (including voting rights and rights to receive any dividends or other distributions on Shares) prior to the last trading day of the relevant observation period, but holders of the New Exchangeable Bonds will be subject to all changes affecting the Shares. For example, if an amendment is proposed to Transocean’s Articles of Association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date a holder’s New Exchangeable Bonds are exchanged into Shares, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting the Shares.

Exchange rate fluctuations could adversely affect the market value of the New Exchangeable Bonds and any interest paid on the New Exchangeable Bonds for an investor whose principal currency is not U.S. dollars

The New Exchangeable Bonds are denominated and will be traded in U.S. dollars on the NYSE and any interest will be paid in U.S. dollars. Exchange rate movements of U.S. dollar will therefore affect the value of any interest for investors whose principal currency is not U.S. dollars. Furthermore, the market value of the New Exchangeable Bonds as expressed in foreign currencies will fluctuate in part as a result of foreign exchange fluctuations. This could affect the value of the New Exchangeable Bonds and of any interest paid on the New Exchangeable Bonds for an investor whose principal currency is not U.S. dollars.

Holders of New Exchangeable Bonds may be subject to tax if the Company makes or fails to make certain adjustments to the exchange rate of the New Exchangeable Bonds even though such holders do not receive a corresponding cash distribution

The exchange rate of the New Exchangeable Bonds is subject to adjustment in certain circumstances, including the payment of cash dividends. If the exchange rate is adjusted as a result of a distribution that is taxable to the Company’s common stockholders, such as a cash dividend, holders of New Exchangeable Bonds will be deemed to have received a dividend for U.S. federal income tax purposes without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the exchange rate after an event that increases holders’ proportionate interest in Transocean could be treated as a deemed taxable dividend to such holder for U.S. federal income tax purposes. If a Fundamental Change or a Tax Event Offer to Repurchase occurs prior to the maturity date, under some circumstances, the Company will increase the exchange rate for New Exchangeable Bonds exchanged in connection with the Fundamental Change or repurchase offer. Such increase may also be treated as a distribution for U.S. federal income tax purposes. See “Material Tax Considerations—United States Taxation.”

Risks Related to the Compulsory Acquisition

Because the market price of the New Consideration Shares and New Exchangeable Bonds fluctuate, Songa Offshore shareholders cannot be sure of the value of the New Consideration Shares and New Exchangeable Bonds they may receive in the Compulsory Acquisition; the Compulsory Acquisition may constitute a taxable event for Songa Offshore shareholders

A total of 0.35724 New Consideration Shares will be issued in exchange for each Songa Share held by Songa Offshore shareholders who have elected to receive consideration in New Consideration Shares and New Exchangeable Bonds. Share price changes may result from a variety of factors that are beyond the Company’s control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations.  An active trading market for the New Exchangeable Bonds may not develop.  Also, the New Exchangeable Bonds may trade at a discount from their face amount. In addition, the ongoing business of Transocean may be adversely affected by actions taken by Transocean in connection with the Compulsory Acquisition, including payment of certain costs relating to the Compulsory Acquisition, including certain legal, accounting, financing, and financial and other advisory fees.

In addition, the Compulsory Acquisition may constitute a taxable event for Songa Offshore shareholders in the jurisdictions in which they are tax residents. Therefore, Songa Offshore shareholders are advised to take into account the structure of the mixed consideration consisting of New Consideration Shares and New

Exchangeable Bonds, and their individual tax position when evaluating whether to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition.

The expected benefits associated with a combination of the Transocean Group and the Songa Group may not be realized

Transocean intends to integrate the two companies that have previously operated independently. There can be no assurances that Transocean will not encounter difficulties in integrating Songa Offshore’s operations or that the benefits expected from the integration will be realized.  If the benefits are not achieved, or only partly achieved, this could adversely affect the Group’s business, financial condition, results of operations and prospects.

The New Exchangeable Bonds issued in the Compulsory Acquisition may not be fungible with Existing Exchangeable Bonds issued in the Voluntary Tender Offer for tax or trading purposes, which may adversely affect the liquidity of any secondary market in the New Exchangeable  Bonds

If the stated par value of the New Exchangeable Bonds issued in the Compulsory Acquisition exceeds their fair market value at the time they are issued by more than a de minimis amount, the New Exchangeable Bonds issued in the Compulsory Acquisition may be treated as part of different issue than the Existing Exchangeable Bonds issued in the Voluntary Tender Offer for U.S. federal income tax purposes, and, in that case, the tax treatment of the New Exchangeable Bonds issued in the Compulsory Acquisition would be expected to differ from the tax treatment of the Exchangeable Bonds issued in the Voluntary Tender Offer. In that case any New Exchangeable Bonds issued in the Compulsory Acquisition would not be fungible for trading purposes with Exchangeable Bonds issued in the Voluntary Tender Offer. Any New Exchangeable Bonds you may receive in the Compulsory Acquisition may therefore trade in the secondary market at a lower price than Exchangeable Bonds issued in the Voluntary Tender Offer, and any such secondary market for New Exchangeable Bonds issued in the Compulsory Acquisition may be significantly less liquid than any secondary market for Exchangeable Bonds issued in the Voluntary Tender Offer. See “Material Tax Considerations” below.

Holders of Songa Shares that elect to receive Shares and New Exchangeable Bonds in the Compulsory Acquisition may suffer adverse consequences

Songa Offshore shareholders who do not respond to the Compulsory Acquisition within expiry of the Subscription Period will not receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition and will receive the Cash Alternative.

The New Consideration Shares must be registered with the commercial register of the Canton of Zug, Switzerland before the Company can settle the Compulsory Acquisition

In order for the Company to issue the New Consideration Shares to be delivered to the holders of Songa Shares, the Company must register the increase in its share capital and the issuance of the New Consideration Shares with the commercial register of the Canton of Zug, Switzerland. Under Swiss law, registration may be blocked for reasons beyond the Company’s control, thereby delaying or preventing the issuance of the New Consideration Shares and settlement of the Compulsory Acquisition.

FORWARD-LOOKING STATEMENTS

The statements described in this Prospectus that are not historical facts are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the Combination, integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements in this Prospectus are identifiable by use of any of the following words and other similar expressions: “anticipates,” “could,” “forecasts,” “might,” “projects,” “believes,” “estimates,” “intends,” “plans,” “scheduled,” “budgets,” “expects,” “may,” “predicts” and “should.”

Actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	estimated duration of customer contracts;
•	contract day rate amounts;
•	future contract commencement dates and locations;
•	planned shipyard projects;
•	timing of Transocean’s newbuild deliveries;
•	operating hazards and delays;
•	risks associated with international operations;
•	actions by customers and other third parties;
•	the future prices of oil and gas;
•	the intention to scrap certain drilling rigs;
•	the success of the business following completion of the Combination ;
•	the ability to successfully integrate the Transocean and Songa Offshore businesses;
•	the risks related to disruption of management time from ongoing business operations due to the Combination;
•

the risk that the completion of the Voluntary Tender Offer or announcement and commencement of the Compulsory Acquisition could have adverse effects on the market price of Transocean’s or Songa Offshore’s shares or the ability of Transocean or Songa Offshore to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally;

•	the risk that Transocean may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies;
•

the risk that because the market price of the Shares and Existing Exchangeable Bonds fluctuate, Songa Offshore shareholders cannot be sure of the value of the New Consideration Shares and New Exchangeable Bonds they may receive in the Compulsory Acquisition;

•	the risk that the New Exchangeable Bonds are exclusively the obligations of TINC, as issuer, and Transocean, as guarantor, and not of TINC’s subsidiaries or Transocean’s other subsidiaries;
•	the risk that payments on the New Exchangeable Bonds, including under the guarantees, will be effectively subordinated to claims of TINC’s and Transocean’s secured creditors;
•	the risk that servicing TINC’s debt requires a significant amount of cash, and TINC may not have sufficient cash flow from its business to pay its substantial debt;
•	the risk that despite its current debt levels, TINC may still incur substantially more debt or take other actions which would intensify other risks;
•	the risk that the New Exchangeable Bonds are not protected by restrictive covenants;
•	the risk that TINC may not have the funds necessary to finance a repurchase in the event of a Fundamental Change;
•

the risk that the make-whole premium that may be payable upon a Fundamental Change may not adequately compensate holders for the lost value of the New Exchangeable Bonds as a result of such Fundamental Change;

•

the risk that because holders’ rights to require repurchase of the New Exchangeable Bonds are limited, the market prices of the New Exchangeable Bonds may decline if TINC enters into a transaction that is not a Fundamental Change under the indenture;

•	the risk that the exchange rate of the New Exchangeable Bonds may not be adjusted for all dilutive events;
•	the risk that an active trading market for the New Exchangeable Bonds may not develop;
•	the risk that any adverse rating of the New Exchangeable Bonds may cause their trading price to fall;
•	the risk that future sales of the Shares in the public market could lower the market price for the Shares and adversely impact the trading price of the New Exchangeable Bonds;
•	the risk that exchange of the New Exchangeable Bonds will dilute the ownership interest of existing shareholders;
•	the risk that volatility in the market price and trading volume of the Shares could adversely impact the trading price of the New Exchangeable Bonds;

•	the risk that holders of New Exchangeable Bonds will not be entitled to any rights with respect to the Shares, but they will be subject to all changes made with respect to them;
•

the risk that exchange rate fluctuations could adversely affect the market value of the New Exchangeable Bonds and any interest paid on the New Exchangeable Bonds for an investor whose principal currency is not U.S. dollars;

•

the risk that holders of New Exchangeable Bonds may be subject to tax if the Company makes or fails to make certain adjustments to the exchange rate of the New Exchangeable Bonds even though such holders do not receive a corresponding cash distribution; and

•

other factors, including those and other risks discussed in Transocean’s 2016 Annual Report, and in Transocean’s other filings with the SEC, which are available free of charge on the SEC’s website at: www.sec.gov, and in Songa Offshore’s annual and quarterly financial reports made publicly available.

Should one or more of such risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to Transocean or to persons acting on Transocean’s behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and each of Transocean and Songa Offshore undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which either Transocean or Songa Offshore become aware of, after the date hereof, except as otherwise may be required by law.

TERMS OF THE COMPULSORY ACQUISITION

General

Transocean is making the Compulsory Acquisition (squeeze-out) of all remaining shares of Songa Offshore not owned by Transocean.  Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law. The Compulsory Acquisition is initiated following completion of the Voluntary Tender Offer resulting in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of January 30, 2018) of the voting rights in Songa Offshore.

The Consideration in the Compulsory Acquisition consists of (i) 0.35724 New Consideration Shares and (ii) USD 2.99726 principal amount of New Exchangeable Bonds for each remaining Songa Share.

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●] 2018 at [16:30] (CET). If such shareholders fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period, they will instead receive the Cash Alternative.

Songa Offshore shareholders who do not respond during the Subscription Period will receive an amount in cash of NOK 47.50 per Songa Share (the Cash Alternative) in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholders would otherwise have been entitled to receive in the Compulsory Acquisition. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition, and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on August 14, 2017, the last trading day prior to the announcement of the Voluntary Tender Offer (the “Reference Price”), and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges Bank, on August 14, 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer.

The Offeror – Transocean Ltd.

The Compulsory Acquisition is made by Transocean Ltd., a corporation incorporated under the laws of Switzerland in 2008, with registered office at Turmstrasse 30, 6312 Steinhausen, Switzerland, on behalf of itself and through its wholly owned subsidiary, Transocean Inc., a corporation incorporated under the Companies Law of the Cayman Islands with principal executive offices located at P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003. Transocean is registered in Switzerland with enterprise identification number (UID) CHE-114.461.224, and TINC is registered in the Cayman Islands under the business registration number 89645. The Shares and the Existing Exchangeable Bonds are listed on the NYSE under the symbols “RIG” and “RIG/23”, respectively.  Transocean’s obligations in relation to Consideration not offered in New Consideration Shares or cash is, for purposes of the Compulsory Acquisition, fully discharged by TINC.  For further information about the Exchangeable Bonds see “Description of Transocean New Exchangeable Bonds.”

The Target – Songa Offshore SE

Songa Offshore SE, the parent company of the Songa Group, is a European public company limited by shares organized under the laws of the Republic of Cyprus with the Cyprus Registrar of Companies with registration number SE 9. Its predecessor company, Songa Offshore ASA, was incorporated on April 18, 2005 as a Norwegian public limited liability company (Nw.: allmennaksjeselskap) and converted to an SE, by means of a merger between Songa Offshore ASA and Songa Offshore Cyprus Plc, on December 12, 2008. With effect from May 11, 2009, the survivor of the merger, renamed to Songa Offshore SE, transferred its registered office to Cyprus in accordance with Article 8 of the Council Regulation (EC) No 2157/2001 of October 8, 2001 on the Statute for a European Company (SE) and section 113 of the Cyprus Companies Law (as amended). Songa Offshore’s registered office is at Porto Bello building, Office 201, No 1 Siafi Street, 3042, Limassol, Cyprus.

As of January 31, 2018 Songa Offshore had an authorized share capital of EUR 24,095,941.10, consisting of (i) 191,865,592 issued ordinary shares of nominal value EUR 0.10 and (ii) 49,093,819 undesignated shares of nominal value EUR 0.10.  The Songa Shares are registered in the Norwegian Central Securities Depository (the “VPS”) under ISIN CY0100962113 and are listed on the Oslo Stock Exchange under the ticker code “SONG.” For further information about the Songa Group and its business, see “Description of the Songa Offshore Business.”

Background and Reasons for the Compulsory Acquisition

Transocean is making the Compulsory Acquisition of all remaining shares of Songa Offshore not owned by Transocean following completion of the Voluntary Tender Offer. Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law. The Voluntary Tender Offer resulted in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of January 30, 2018) of the voting rights in Songa Offshore. The shares of Songa Offshore are expected to be delisted shortly following completion of the Compulsory Acquisition, subject to approval by the Oslo Stock Exchange.

Consideration

The Consideration in the Compulsory Acquisition consists of (i) 0.35724 New Consideration Shares and (ii) USD 2.99726 principal amount of New Exchangeable Bonds, to be issued by TINC and guaranteed by Transocean, for each remaining Songa Share. The aggregate amount of Consideration paid to each Songa Offshore shareholder shall be comprised, as near as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive an amount in cash of NOK 47.50 per Songa Share in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholders would otherwise have been entitled to receive in the Compulsory Acquisition. The Cash Alternative is payable in NOK. On the basis of the Reference Price and for the nominal value of the New Exchangeable Bonds, the implied consideration is NOK 47.50 for each Songa Share (the “Implied Consideration”) using the USD/NOK closing exchange rate as determined by Norges Bank as of August 14, 2017.

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on August 14, 2017, the last trading day prior to the announcement of the Voluntary Tender Offer, and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges Bank, on August 14, 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer. For more information about the New Exchangeable Bonds, see “Description of Transocean New Exchangeable Bonds.”

The rights of the New Consideration Shares and any Shares issuable upon exchange of the New Exchangeable Bonds will in all respects be equal to those of the existing Shares from the time of issue.

The number of New Consideration Shares and New Exchangeable Bonds shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend and other like change (including any dividend or distribution of securities exchangeable into Shares). If an adjustment is made, Subscription Forms received prior to such adjustment shall be deemed a subscription of the Compulsory Acquisition as revised.

Subscription Period

The subscription period in the Compulsory Acquisition commences on [●] 2018 and expires on [●] 2018 at [16:30] (CET).

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period.

Songa Offshore shareholders who do not respond during the Subscription Period (or who fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period) will receive the Cash Alternative. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

Issuance of Consideration Shares and Exchangeable Bonds in the Voluntary Tender Offer

The Compulsory Acquisition is being initiated following completion of the Voluntary Tender Offer. The Voluntary Tender Offer and the transactions undertaken in connection with the Voluntary Tender Offer resulted in the issuance of 66,929,504 shares of Transocean and the issuance by TINC of USD 853,804,000 principal amount of 0.5% Exchangeable Senior Bonds due 2023, exchangeable into shares of Transocean.

Procedures for Subscribing New Consideration Shares and New Exchangeable Bonds

Shareholders who wish to receive New Consideration Shares and New Exchangeable Bonds must complete and sign the Subscription Form enclosed with this Prospectus as Annex B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●] 2018 at [16:30] (CET).

Shareholders who own shares in Songa Offshore registered on more than one VPS account must submit a separate Subscription Form for each such account. In addition to the shares in Songa Offshore the shareholder has registered on the VPS account stated in the Subscription Form, the subscription will cover all shares in Songa Offshore the shareholder holds or acquires and that are registered on the VPS account stated in the Subscription Form before the VPS account is debited.

Correctly completed and signed Subscription Forms shall be sent by fax, delivered by hand, e-mail or sent by mail to the Settlement Agent at the following address:

Clarksons Platou Securities AS

Munkedamsveien 62c

N‑0270 Oslo

Norway

Tel: +47 (22) 01 63 00

Email: ecm.oslo@clarksons.com

Any Subscription Form that is not correctly completed or that is received after the expiration of the Subscription Period can be rejected without further notice and the shareholder will then receive the Cash Alternative.

Shareholders who own shares in Songa Offshore registered in the name of brokers, banks, investment companies or other nominees, must contact such persons to ensure subscription of New Consideration Shares and New Exchangeable Bonds with respect to such shares.

All Songa Shares are to be transferred free of any encumbrances and any other third-party rights whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over the relevant VPS account(s) must sign the Subscription Form and thereby waive its rights in the shares and approve the transfer of the shares to Transocean, free and clear of any such encumbrances and any other third-party rights. Failure to do so will result in the shareholder being given the Cash Alternative and such Cash Alternative being used to settle any such third-party encumbrances.

No confirmation of receipt of Subscription Forms or other documents will be made on behalf of Transocean. All notifications, documents and remittance that shall be delivered by or sent to or from the Songa Offshore shareholders (or their representatives) will be sent to or delivered by them at their own risk.

By delivering a duly executed Subscription Form, shareholders irrevocably authorize the Settlement Agent to, in each case on their behalf, (i) block the shares to which the Subscription Form relates (see “—Blocking of Tendered Shares and Shareholder Rights”), (ii) debit such shareholder’s VPS account, (iii) contribute the Songa Shares to the Company, including by executing one or several contribution agreements between the Settlement Agent and the Company, (iv) subscribe for the New Consideration Shares and (v) take all other actions to effect the contribution in kind and the exchange of the Songa Shares for New Consideration Shares and New Exchangeable Bonds as deemed necessary or advisable by the Settlement Agent and, where applicable, the Distribution Agent (as defined below). Further, by not executing the Subscription Form, the Settlement Agent will take all actions deemed necessary and applicable to effect the transfer of the Songa Shares to Transocean and pay the Cash Alternative.

In accordance with the Norwegian Securities Trading Act, the Settlement Agent must categorize all new customers in one of three customer categories. All Norwegian shareholders delivering the Subscription Form and who are not existing clients of the Settlement Agent will be categorized as non-professional clients. For further information about the categorization, the shareholder may contact the Settlement Agent (telephone +(47) 22 01 63 00). The Settlement Agent will treat the delivery of the Subscription Form as an execution-only instruction from the shareholder, since the Settlement Agent is not in the position to determine whether the subscription is suitable for the relevant shareholder.

Blocking of Tendered Shares and Shareholder Rights

By delivering a duly executed Subscription Form, shareholders give the Settlement Agent an authorization to block the Songa Shares to which the Subscription Form relates, in favor of the Settlement Agent. The Settlement Agent is at the same time authorized, acting in its own name but for the account of the tendering Songa Offshore shareholders, to contribute the Songa Shares to Transocean and to subscribe for the New Consideration Shares and take such other actions to effect the exchange of the Songa Shares for New Consideration Shares, New Exchangeable Bonds, as the Settlement Agent, and, where applicable, the

Distribution Agent deem necessary or advisable (see “—Procedures for subscribing New Consideration Shares and New Exchangeable Bonds” and “—Settlement”).  The shareholder undertakes, from the time of delivering a duly executed Subscription Form, not to, and it will not, from the time of blocking, be possible to, sell or in any other way dispose over, use as security, pledge, encumber or transfer to another VPS account, the shares covered by the Subscription Form. The shareholder is free to dispose over any other securities registered in the same VPS account as the blocked Songa Shares.

Notices

Notices in connection with the Compulsory Acquisition will be published by notification to the Oslo Stock Exchange. Notices will be deemed made when the Oslo Stock Exchange has published the notice through its information system.

To the extent required by applicable U.S. federal securities laws, notices will also be issued via press release.

Settlement

General

The result of the Compulsory Acquisition is expected to be published no later than the next business day following the expiration of the Subscription Period in accordance with the procedures described under “—Notices.”

Transfer of the Songa Shares to the Settlement Agent (who is authorized to transfer the Songa Shares to Transocean), and delivery of the New Consideration Shares and New Exchangeable Bonds or the Cash Alternative, will be made no later than 15 U.S. business days after the expiration of the Subscription Period. If the Subscription Period expires on or about [●] 2018, Transocean expects to issue and pay the New Consideration Shares and New Exchangeable Bonds or the Cash Alternative, as applicable, on or about [●] 2018.

Upon contribution of the Songa Shares to the Company, (i) the relevant number of New Consideration Shares and New Exchangeable Bonds will be deposited with Computershare Trust Company, N.A., and Computershare, Inc., acting collectively as paying and distribution agent for the Compulsory Acquisition (the “Distribution Agent”), and (ii) cash sufficient to pay the Cash Alternative and cash in lieu of fractional New Consideration Shares and New Exchangeable Bonds will be deposited with the Settlement Agent, in each case for distribution in accordance with the procedures described below to each Songa Offshore shareholder. Contact information for the Distribution Agent is as follows:

Computershare, Inc.

250 Royall Street,

Canton, Massachusetts 02021

Telephone:  800-546-5141

Songa Offshore shareholders remain bound by the Subscription Form until settlement has occurred.

The Compulsory Acquisition is being made following a relevant application to CySEC pursuant to article 36 (4) of the Cyprus Takeover Bids Law. The application has been communicated by the offeror to Songa Offshore.

The following business day from the submission of the application the offeror shall announce this: (i) to its official website, (ii) to its employees or its representatives (if any) and (iii) to the board of directors of Songa Offshore in accordance with article 7 of the Cyprus Takeover Bids Law.

Settlement Mechanics

The Company will acquire all Songa Shares as described in this Prospectus.

The New Consideration Shares will be issued in an authorized share capital increase by Transocean against a contribution in kind of the Songa Shares as part of the consideration for the Songa Shares acquired in the Compulsory Acquisition.  The issuance of the New Consideration Shares in the authorized share capital increase requires the approval of the Board of Directors of Transocean. The meeting of the Board of Directors is expected to be held on or about [●] 2018.  In connection with the issuance of the New Consideration Shares, the pre-emptive rights of the existing shareholders of Transocean will be withdrawn and allotted to the Settlement Agent, acting on behalf of the Songa Offshore shareholders whose Songa Shares are acquired in the Compulsory Acquisition.  The issue price per New Consideration Share issued to Songa Offshore shareholders as consideration for the Songa Shares exchanged for such consideration will be determined for Swiss law purposes by Transocean’s board of directors by reference to several factors, including the Implied Consideration.

As a part of the consideration for the contribution of Songa Shares, TINC, at the request of the Company, will issue the New Exchangeable Bonds. Further, the Company will pay cash consideration if a holder of Songa Shares (i) does not respond or fails to submit a duly executed Subscription Form to the Settlement Agent before the expiration of the Subscription Period (the Cash Alternative), or (ii) in lieu of any fractional New Consideration Shares or New Exchangeable Bonds that would otherwise be issuable to any Songa Offshore shareholder. In consideration for the issuance of the New Exchangeable Bonds by TINC, the Company will issue exchangeable loan notes to TINC in an amount, and on terms, substantially corresponding to those of the New Exchangeable Bonds.

Upon registration of the Company’s authorized share capital increase, the New Consideration Shares and the Company’s amended Articles of Association in the commercial register of the Canton of Zug, Switzerland, the Company will register the Settlement Agent, acting on behalf of the Songa Offshore shareholders, as holder of all New Consideration Shares in the uncertificated share register of the Company. The Settlement Agent will then transfer the New Consideration Shares to the Distribution Agent for distribution to the Songa Offshore shareholders. TINC will deliver the New Exchangeable Bonds to the Distribution Agent for distribution to the Songa Offshore shareholders as described in this Prospectus. On the settlement date, the Company will deposit an aggregate cash amount sufficient to pay all cash consideration payable with the Settlement Agent for distribution to the bank account registered in the VPS of each Songa Offshore shareholder.

The Subscription Form requests that each Songa Offshore shareholder provide information for an account such shareholder has with a custodian, bank or broker capable of holding shares registered in the name of the Depository Trust Company (“DTC”) or its nominee. The Distribution Agent will deliver New Consideration Shares and New Exchangeable Bonds to the DTC-eligible account specified by the applicable Songa Shareholder if such Songa Offshore shareholder elects to receive its New Consideration Shares and New Exchangeable Bonds through the account as part of the Subscription Form.

Any Songa Offshore shareholder who does not provide information for a DTC-eligible account or who elects not to receive its New Consideration Shares and New Exchangeable Bonds through a DTC-eligible account will instead, upon settlement of the Compulsory Acquisition, receive New Consideration Shares registered in the name of the applicable Songa Offshore shareholder on the Share records of the Company maintained by Computershare Trust Company, N.A., as transfer agent for the Shares (the “Transfer Agent”), and registered through the Direct Registration System (“DRS”). The Transfer Agent will mail a statement containing the Distribution Agent’s contact information to each Songa Offshore shareholder whose New Consideration Shares are registered through the DRS promptly following settlement. Following DRS-registration, should you at any future point wish to hold your New Consideration Shares through a DTC-eligible account rather than having your New Consideration Shares held through the DRS, you will need to present your DRS statement to the custodian, bank or broker who has your DTC-eligible account to have your New Consideration Shares moved.

New Exchangeable Bonds will only be delivered upon settlement through DTC. As a result, the Distribution Agent will continue to hold the New Exchangeable Bonds, subject to applicable escheat and unclaimed property laws, on behalf of any Songa Offshore shareholder who does not provide information for a DTC-eligible account or who elects not to receive its New Consideration Shares and New Exchangeable Bonds through a DTC-eligible account. Any New Exchangeable Bonds to be delivered to any such shareholder will only be delivered when the applicable shareholder provides the information of a DTC-eligible account to receive delivery of the New Exchangeable Bonds.

If the Distribution Agent is unable to transfer any New Consideration Shares or New Exchangeable Bonds to a DTC-eligible account specified by any Songa Offshore shareholder, the Distribution Agent will register that shareholder’s New Consideration Shares through the DRS and continue  to hold the New Exchangeable Bonds, subject to applicable escheat and unclaimed property laws, on behalf of the shareholder until the shareholder provides a DTC-eligible account that is able and does take possession of the applicable New Exchangeable Bonds.

The payment of the Consideration (i.e the transfer of the New Consideration Shares and the New Exchangeable Bonds to the Songa Offshore shareholders and the payment of the Cash Alternative) and the acquisition of the Songa Shares by Transocean will be announced by Transocean to: (i) CySEC, (ii) its official website, (iii) to its employess or its representatives (if any), (iv) the board of directors of Songa Offshore in accordance with article 7 of the Cyprus Takeover Bids Law.

If you are deemed to be an affiliate of Songa Offshore at the time of the Compulsory Acquisition, you should consult your legal advisor to determine what trading restrictions on the New Consideration Shares and New Exchangeable Bonds you receive in the Compulsory Acquisition apply.

Restrictions on Registration of the New Consideration Shares

Pursuant to Article 7 of Transocean’s Articles of Association, Transocean shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of Shares as well as any nominees. Transocean or the third party maintaining the share register on behalf of Transocean shall be entitled to request at the time of the entry into the share register from the person requesting such entry appropriate evidence of that person’s title to the shares. An acquirer of Shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer expressly declares to have acquired Shares in its own name and for its own account, save that the Transocean Board may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of Transocean. Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

The Rights of the New Consideration Shares

The New Consideration Shares will be shares in Transocean with a nominal value of CHF 0.10 each and will have equal rights in all respects as the other existing Shares. The New Consideration Shares will be fully paid and entitled to dividends as of their registration in the commercial register of the Canton of Zug, Switzerland. The New Consideration Shares will not have any preferential rights. For further information on the rights attached to the Company’s existing Shares, see “Description of Transocean Shares—Description of the Shares and Share Capital.”

The New Consideration Shares will be subject to the restrictions on registration pursuant to article 7 of the Articles of Association, as described under “Restrictions on registration of the New Consideration Shares.”

Subject to completion of the Compulsory Acquisition, the New Consideration Shares are expected to be listed on the NYSE as of the completion of the Compulsory Acquisition. The Company’s Shares are registered in book-entry form in DTC under the ISIN CH0048265513.

The Ranking of the New Exchangeable Bonds

The New Exchangeable Bonds will constitute senior unsecured debt of TINC and will rank equally with its senior unsecured debt from time to time outstanding, senior to its subordinated debt from time to time outstanding, and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding. Transocean’s guarantee will rank equally with all of its other unsecured and subordinated debt from time to time outstanding. See “Description of Transocean New Exchangeable Bonds.”

Expenses

Transocean estimates expenses incurred by itself and TINC related to the Compulsory Acquisition are USD [●] million (exclusive of VAT), with expenses in the amount of USD [●] million (exclusive of VAT) borne by Transocean and expenses in the amount of USD [●] million (exclusive of VAT) borne by TINC.

Shareholders who elect to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition will not have to pay brokerage fees in respect of the securities.

Tax

Each Songa Offshore shareholder is responsible for any taxes incurred as a consequence of the Compulsory Acquisition. Songa Offshore shareholders are advised to seek advice from their own tax consultants in order to determine the particular tax consequences to them from the Compulsory Acquisition and the relevance or effect of any domestic or foreign tax treaties. A general description of the tax implications of the Compulsory Acquisition is included in “Material Tax Considerations.”

Dilution

The existing Transocean shareholders were diluted by approximately 27.7% as a consequence of the issuance of the Existing Consideration Shares and the Shares underlying the Existing Exchangeable Bonds that were  issued in the Voluntary Tender Offer and related transactions.  The existing shareholders in Transocean may be further diluted by up to approximately 0.6% as a consequence of the Compulsory Acquisition and issuance of the New Consideration Shares to the Songa Offshore shareholders, assuming the following:

•

the issuance of approximately 1,599,589 Shares as New Consideration Shares and approximately USD 13,420,370 aggregate principal amount of New Exchangeable Bonds in the Compulsory Acquisition (which assumes that no Songa Offshore shareholder receives the Cash Alternative), based upon an exchange ratio of 0.35724 Shares to be issued for each Songa Share; and

•	no additional capital increase by Songa Offshore is made after September 30, 2017.

Additional Information

Financing of the Compulsory Acquisition

The cash consideration of the Compulsory Acquisition will be financed by Transocean from available cash reserves. The New Consideration Shares will be issued through an authorised share capital increase of Transocean against a contribution in kind of the Songa Shares, and the New Exchangeable Bonds will be newly issued debt securities of TINC.

Delisting from Oslo Stock Exchange

Following completion of the Voluntary Tender Offer, Transocean intends to propose to the general meeting of Songa Offshore to apply to the Oslo Stock Exchange for a delisting of the shares in Songa Offshore. Any application for delisting will be approved or rejected by the Oslo Stock Exchange in accordance with the stock exchange rules, taking into account, among other things, the interests of minority shareholders (if any). The Oslo Stock Exchange may also decide on its own initiative to delist the shares in Songa Offshore should the conditions for listing no longer be fulfilled. Transocean expects that the Oslo Stock Exchange will delist the shares in Songa Offshore upon completion of the Compulsory Acqusition.

For as long as Songa Offshore remains listed, Songa Offshore will be subject to the Oslo Stock Exchange continuing obligations and the applicable requirements of the Norwegian Securities Trading Act and related secondary regulation, which imposes requirements on Songa Offshore to the benefit of remaining Songa Offshore shareholders, including, amongst others, financial and other reporting obligations and the duty to observe the principle of equal treatment of shareholders.

Advisors

The Financial Advisor to the Company and Settlement Agent in connection with the Compulsory Acquisition is Clarksons Platou Securities AS.

King & Spalding LLP is acting as legal advisor to Transocean with respect to U.S. law, Wikborg Rein Advokatfirma AS is acting as legal advisor to Transocean with respect to Norwegian law, Homburger AG is acting as legal advisor to Transocean with respect to Swiss law and Stelios Americanos & Co LLC is acting as legal advisor to Transocean with respect to Cyprus law.

Participation of Major Existing Shareholders and Members of the Management and the Transocean Board in the Compulsory Acquisition

The Company is not aware of whether any major existing shareholders and members of the Company’s management or board of directors will participate in the Compulsory Acquisition or whether any person will subscribe for more than 5% of the New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition.

Interest of Natural and Legal Persons Involved in the Compulsory Acquisition

The Financial Advisor and its respective affiliates has provided from time to time, and may provide in the future, investment and commercial banking services to Transocean, TINC, Songa Offshore and their respective affiliates in the ordinary course of business, for which it may have received and may continue to receive customary fees and commissions. The Financial Advisor, its employees and any affiliate may currently own securities issued by Transocean, TINC and Songa Offshore. The Financial Advisor does not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so.

None of the members of the Transocean Board of Directors or Transocean’s executive officers owns any Songa Shares or other securities exchangeable or convertible into Songa Shares.

Other than the above-mentioned, the Company is not aware of any interest (including conflict of interests) of any natural or legal persons involved in the Compulsory Acquisition.

Choice of Law and Legal Venue

This Prospectus and the terms and conditions set out herein and any offer and sale of securities hereunder shall be governed by and construed in accordance with Norwegian law and, to the extent applicable, the federal laws of the United States, including the federal securities laws, and the laws of Cyprus. Pursuant to the Subscription Form, shareholders electing to receive New Consideration Shares and New Exchangeable Bonds agree that any dispute in connection with such subscription is subject to the exclusive jurisdiction of the Norwegian courts, with the Oslo District Court as the agreed venue.

The indenture and the New Exchangeable Bonds will be governed by, and construed in accordance with, the law of the State of New York, United States.

THE COMBINATION

As of the date of this prospectus, all conditions to the Voluntary Tender Offer have been met, and the Voluntary Tender Offer was completed on January 30, 2018. As the Compulsory Acquisition relates to the acquisition of the remaining shares in Songa Offshore not owned by Transocean following the completion of the Voluntary Tender Offer, Transocean is providing the following information related to the Combination for informational purposes only concerning the background of the Combination. The information in this section was included in Transocean’s registration statement on Form S-4 dated December 20, 2017 (the “Voluntary Tender Offer S-4”), and capitalized terms in this section have the meaning ascribed to such terms in the Voluntary Tender Offer S-4. The following information should be read together with the disclosures set forth in the Voluntary Tender Offer S-4.

Background and Reasons for the Combination

Background of the Combination

The Transocean Board and the Songa Board continually review their respective companies’ results of operations, competitive positions and strategic alternatives. In connection with these reviews, the senior management teams of each of Transocean and Songa Offshore from time to time evaluate potential transactions that would further their respective strategic objectives, including by meeting periodically with the senior management of other companies in the industry, investment bankers and investors to discuss industry trends and opportunities to enhance shareholder value.

At a regularly scheduled meeting held on February 10, 2017, the Transocean Board discussed various strategic opportunities.  The Transocean Board considered acquiring potential stranded shipyard assets, which included high specification rigs with limited reactivation costs to Transocean’s fleet, but could present certain challenges given these stranded shipyard assets would have no contract backlog and would incur stacking costs.  The Transocean Board also discussed the potential acquisition of Songa Offshore, Party A and Party B.  The Transocean Board considered that the acquisition of Party A included a relatively young, high specification fleet with a strong contract backlog and the potential for synergies as a result of an acquisition.  However, the Transocean Board also considered the potential significant dilution to Transocean’s shareholders as a result of the acquisition and that Party A may not be willing to undertake a potential transaction.  The Transocean Board considered that Party B also had a young, high specification fleet and a good customer reputation, however, Party B had a weak contract backlog, certain unused assets and did not have as strong of a presence in certain strategic markets as that of Songa Offshore.  The Transocean Board also considered Songa Offshore as a potential acquisition candidate, including, among other matters, its strong contract backlog, its expertise and experience as an ultra-deepwater and harsh-environment drilling contractor, its potential willingness to consider pursuing a transaction, and Songa Offshore’s potential to strengthen Transocean’s footprint and presence in strategic areas of harsh environment operations.

On February 22, 2017, Mr. Mark Mey, Executive Vice President and Chief Financial Officer of Transocean, and Mr. Thad Vayda, Vice President of Corporate Finance and Treasurer of Transocean, held a telephone call with representatives of Clarksons Platou Securities AS (“Clarksons”), where Mr. Mey and Mr. Vayda, on behalf of Transocean, discussed Clarksons acting as financial advisors to Transocean in connection with pursuing a potential acquisition of Songa Offshore.  Thereafter, Transocean engaged Clarksons as its financial advisor. The scope of the engagement of Clarksons as financial advisors to Transocean in connection with the potential acquisition of Songa Offshore consisted of customary roles and responsibilities of a financial advisor of an acquiror for a transaction of this type, including, among other roles and responsibilities, advising Transocean on the structure, process and overall execution of a potential transaction, assisting Transocean with Transocean’s analysis of Songa Offshore (including its financial statements and assets), assisting and advising Transocean on negotiations with and valuation of Songa Offshore, and assisting with due diligence and engagement of advisors for due diligence purposes.

On March 6, 2017, after consultation with the Transocean Board and discussions with Clarksons, Mr. Jeremy D. Thigpen, President and Chief Executive Officer of Transocean, sent a non-binding expression of interest to Mr. Frederik W. Mohn, Chairman of Songa Offshore and sole owner of Songa Offshore’s largest shareholder Perestroika, regarding a potential acquisition of Songa Offshore by Transocean. The non-binding expression of interest outlined the potential significant revenue backlog that the Combination would create, the potential to create a highly competitive global offshore drilling company focusing on harsh environment and ultra-deepwater drilling, the potential synergies of combining Transocean with Songa Offshore which could enhance market competitiveness, and contemplated the acquisition of all of Songa Offshore’s outstanding shares in exchange for Transocean shares, cash or a combination thereof. The expression of interest did not indicate a price per share or a specific mix of consideration that Transocean was prepared to offer Songa Offshore shareholders.

On March 8, 2017, Mr. Mohn sent an email to Mr. Thigpen indicating that Perestroika would welcome further discussions about a potential combination of Transocean and Songa Offshore and suggesting that their respective advisors begin discussions about such a potential combination.

On March 10, 2017, representatives of Clarksons had a telephone call with representatives of Pareto Securities AS (“Pareto”), Songa Offshore’s financial advisors. Pareto was engaged by Songa Offshore as financial advisor in January 2017, following indications of interests to Songa Offshore from various parties in discussing potential transaction opportunities with Songa Offshore. The scope of the mandate was to serve as standby defense advisor and to assist in the facilitation and negotiation of any transaction or process should any such emerge. In the call, Clarksons and Pareto discussed generally the potential acquisition, including Transocean’s request to proceed with preliminary due diligence on Songa Offshore. As part of the call, Clarksons and Pareto agreed that Transocean would send a preliminary due diligence request list to Songa Offshore outlining certain high level diligence requests.

On March 28, 2017, representatives of Wikborg Rein Advokatfirma AS (“Wikborg”), as Norwegian legal advisors to Transocean, and Advokatfirmaet Schjødt AS (“Schjødt”), as Norwegian legal advisors to Songa Offshore, had a telephone call to discuss the due diligence process.

Also on March 28, 2017, representatives of Clarksons delivered Clarksons’ preliminary valuation analysis of Songa Offshore to certain members of Transocean management. Thereafter, Clarksons periodically updated and refreshed the valuation analysis to reflect market changes and other current information with the last valuation analysis presented to certain members of Transocean management on June 16, 2017.  Clarksons’ valuation analysis was primarily based on three valuation methodologies which are customarily used for purposes of valuation in the offshore oil industry: (1) discounted cash flow analysis, (2) implied value assessment (based on implied value per rig of Songa Offshore), and (3) enterprise value/EBITDA multiple assessment. This valuation did not take account of or reflect any shareholder premium.  Clarksons’ June 16, 2017 valuation analysis delivered to management of Transocean is summarized under “—Summary of

Clarksons’ Analyses.” Representatives of Clarksons also held regular discussions and communications with certain members of management of Transocean, including Mr. Mey and Mr. Vayda, regarding this valuation analysis, in each case, up to the August 11, 2017 Transocean Board meeting where the Transocean Board unanimously approved the Transaction Agreement, the Combination and the transactions contemplated thereby.

To facilitate the due diligence process and future discussions between the parties, on March 29, 2017, TINC and Songa Offshore entered into a confidentiality agreement regarding the exchange of diligence and other information. As part of this confidentiality agreement, TINC agreed, for a period of six months from March 29, 2017, not to (i) subscribe for, buy or exchange any financial instruments in or issued by Songa Offshore (including any shares or other securities) or (ii) enter into any agreement or offer related to such matters, in each case other than the launching of a public tender offer for all shares of Songa Offshore as a counter offer to a competing public tender offer recommended by the Songa Board that was first launched in the market.

On April 7, 2017, Transocean and Clarksons entered into an engagement letter which formalized Clarksons’ roles and responsibilities as financial advisor to Transocean in connection with the potential acquisition of Songa Offshore.

On April 10, 2017, Mr. Thigpen and Mr.  Mey met with Mr. Merrill A. “Pete” Miller Jr., Chairman of the Transocean Board, to discuss Transocean’s strategic opportunities, which included pursuing potential acquisitions of stranded shipyard assets and also the potential acquisition of Songa Offshore, Party A, Party B, Party C and Party D, with a specific emphasis on pursuing a strategic target that, among other matters, (i) would improve fleet quality and market position without compromising balance sheet strength and flexibility, (ii) expand strategic relationships with customers, (iii) provide contract backlog and (iv) would be interested in pursuing a transaction.  Messrs. Thigpen, Mey and Miller discussed the advantages and disadvantages of Party A and B as considered by the Transocean Board on February 10, 2017, and also discussed Party C and Party D.  With respect to Party C and Party D, they considered that each of Party C and Party D had some of the important characteristics for an acquisition candidate but they either did not have a large enough contract backlog or were lacking long-term contracts that would present future revenue, and both Party C and Party D were facing ongoing issues with creditors which could be problematic.   Messrs. Thigpen, Mey and Miller discussed the strategic rationale behind a Transocean acquisition of Songa Offshore, focusing on, among other items, that it was a good acquisition candidate that provided significant potential synergies consistent with the strategic criteria mentioned above, including that Songa Offshore had significant backlog and four high-specification newbuild semi-submersibles, each the subject of an eight year contract with Statoil ASA, who is an existing customer of Transocean.

On April 11, 2017, on behalf of Transocean, representatives of Clarksons contacted Pareto to request a call between Mr. Thigpen and Mr. Mohn on April 12, 2017 to allow Mr. Thigpen to present Transocean’s initial, high-level economic terms for a potential voluntary tender offer for all of Songa Offshore’s outstanding shares.

On April 12, 2017, Mr. Thigpen and Mr. Mohn had a telephone call in which Mr. Thigpen discussed a non-binding proposal to acquire all outstanding Songa Offshore shares at a price of NOK 38.50 per share payable in newly issued Transocean shares, subject to further diligence. Mr. Thigpen also indicated that the proposal would be conditioned on, among other things receipt of irrevocable pre-acceptance agreements from Perestroika and certain of Songa Offshore’s other large shareholders in which such shareholders would agree to tender their shares of Songa Offshore in any offer subsequently made by Transocean, as well as the affirmative recommendation of the Songa Board. In response, Mr. Mohn indicated that Perestroika could be interested in exploring a potential sale of its interest in Songa Offshore, but Perestroika would and he believed that the Songa Board, in order to maximize value for Songa Offshore shareholders, would need a more attractive price than NOK 38.50 per share. Mr. Mohn also informed Mr. Thigpen that Perestroika had received inquiries from another potential buyer that had offered a higher price per Songa Offshore share. The closing price of Songa Offshore’s shares on the Oslo Stock Exchange on April 12, 2017 was NOK 30.10 per share.

Pursuant to the April 12, 2017 communications between Mr. Thigpen and Mr. Mohn, on April 18, 2017, representatives of Clarksons and Pareto held preliminary discussions to discuss the valuation of Songa Offshore for purposes of determining if there could be a common valuation range per Songa Offshore share that may be acceptable to Perestroika.  Pareto reiterated in this meeting that NOK 38.50 per share was not acceptable and that a price of NOK 40.00 per share was also not sufficient and that an offer in the range of NOK 50.00 – 55.00 per share would provide more assurance to Perestroika and ensure a deal could be agreed. After this meeting, representatives of Clarksons communicated to Transocean management the results of these discussions.

On April 20, 2017, Mr. Thigpen, Mr. Mey, Mr. John B. Stobart, Executive Vice President, Chief Operating Officer and Chief Performance Officer of Transocean, and Mr. Brady Long, Senior Vice President and General Counsel of Transocean, discussed with the Transocean Board the potential acquisition, including the potential offer price based on, among other matters, the valuation and the discussions around valuation and potential offer price that had previously taken place among the financial advisors and Mr. Thigpen and Mr. Mohn, and forms of consideration that may be acceptable to Transocean and Songa Offshore, which included Transocean shares and cash.

At a regularly scheduled meeting on May 12, 2017, the Transocean Board met with members of Transocean’s management, including Mr. Thigpen, Mr. Mey, Mr. Long and Mr. Stobart, where they discussed Transocean’s strategic opportunities, including the acquisitions of potential stranded shipyard assets and the acquisition of Party A, Party B, Party C, Party D and Songa Offshore.  With regard to a transaction with Songa Offshore, the attendees summarized the discussions between the parties to date, the potential price and form of consideration that would be offered and the strategic rationales for engaging in the acquisition.  At this meeting, management of Transocean discussed with the Transocean Board the valuation developed by management in conjunction with Clarksons and the Transocean Board discussed and considered a revised offer price of approximately NOK 45.00, taking into account that the offer price of approximately NOK 45.00 was within the valuation range of the implied Songa Offshore share price and that, in particular, the implied value assessment rig analysis of Songa Offshore was much more favorable than that of other substantially similar stranded assets and rigs of other potential acquisition candidates.  Following these discussions, the Transocean Board appointed a transaction committee (the “Transaction Committee”) consisting of Ms. Vanessa C.L. Chang and Messrs. Frederico F. Curado, Edward R. Muller, Tan Ek Kia and Glyn A. Barker to determine the form, terms and conditions of the transaction.

On May 16, 2017, Messrs. Thigpen and Mey met with Mr. Mohn and Mr. Johan Kr. Mikkelsen, a member of the Songa Board and Chief Technology Officer of Perestroika, to discuss the potential acquisition of Perestroika’s interest in Songa Offshore. During this meeting, Messrs. Thigpen and Mey presented and discussed the general offshore market and marketing opportunities around the world. Messrs. Thigpen and Mey also highlighted that the harsh environment sector was potentially showing increased growth. Messrs. Thigpen and Mey also presented Transocean’s history and ongoing drilling efficiency, safety and cost reduction initiatives.

On June 1, 2017, representatives from Pareto met with representatives of Clarksons to present a request from Perestroika that, as part of the consideration payable in connection with any acquisition, Transocean issue bonds convertible into or exchangeable for Transocean shares (as defined in this section, the “Exchangeable Bonds”). The issuance of the Exchangeable Bonds was a condition to Perestroika’s willingness to enter into an irrevocable pre-acceptance agreement for purposes of agreeing to tender its Songa shares in the potential voluntary tender offer and was requested to protect Perestroika and any other Songa Offshore shareholders participating in the potential transaction against potential volatility and potential adverse movements in Transocean’s share price pending and following completion of the acquisition. Pareto also noted that the issuance of Exchangeable Bonds would offer Transocean the ability to issue shares at a higher price than current market price against a low coupon.

On June 7, 2017, Mr. Mey and Mr. Vayda met with representatives of Clarksons and Pareto. During this meeting, the parties discussed a potential transaction process, valuation and potential offer consideration consisting of a combination of newly issued Transocean shares, Exchangeable Bonds and cash.

Following the meeting on June 7, 2017, representatives of Pareto discussed with Perestroika the matters Pareto had covered at the meeting with Transocean and Clarksons representatives. Thereafter, on June 7, 2017, Pareto had a telephone call with representatives of Clarksons during which Pareto informed Clarksons that Perestroika might be willing to accept a price per share of NOK 45.00 in connection with a voluntary tender offer for all Songa Offshore shares. Pareto also informed Clarksons that Pareto would revert over the weekend with information regarding the proposed mix of consideration to be paid in the offer.

On June 12, 2017, representatives of Clarksons and Pareto met to discuss valuation of Songa Offshore and other aspects of the potential acquisition. At this meeting, Pareto confirmed to Clarksons that Perestroika would be willing to accept a price per share of NOK 45.00 in connection with a voluntary tender offer for all Songa Offshore shares, with the consideration consisting of either newly issued Transocean shares, or a combination of newly issued Transocean shares and Exchangeable Bonds, subject to (i) an inspection of a Transocean stacked rig, a Transocean working rig and a Transocean rig in shipyard, (ii) further discussions regarding Transocean’s future strategic plans and objectives for Songa Offshore on a go-forward basis following completion of the acquisition and (iii) the election of two directors nominated by Perestroika to the Transocean Board. After the meeting, and after discussions with Transocean, representatives of Clarksons sent an email to Pareto (1) setting up a meeting between Messrs. Thigpen and Mey from Transocean and Mr. Mohn from Perestroika to discuss Transocean strategic plans, (2) confirming that Transocean would revert with proposed terms for the Exchangeable Bonds to be issued and (3) confirming diligence arrangements regarding the requested inspection of certain Transocean rigs. The email from Clarksons also indicated that the requested board representation remained a subject of discussion within Transocean.

On or around June 15, 2017, Transocean directed Wikborg and King & Spalding LLP (“King & Spalding”), as U.S. legal advisors to Transocean, to prepare (i) the Transaction Agreement that was proposed to be entered into between Transocean and Songa Offshore and setting forth the terms of the potential acquisition, (ii) a form of pre-acceptance agreement to be executed by Perestroika and other significant Songa Offshore shareholders and (iii) a term sheet for the Exchangeable Bonds to be issued by Transocean or one of its affiliates as partial consideration in the potential acquisition.

On or around June 18, 2017, representatives of Pareto indicated to representatives of Clarksons that Perestroika would be willing to accept a 50/50 split of newly issued Transocean shares and Exchangeable Bonds.

Thereafter, representatives of Clarksons communicated this to Transocean management. After internal discussion, Transocean management determined that this was a reasonable consideration mix and that a 50/50 consideration split between Transocean shares and Exchangeable Bonds would not immediately increase the dilutive impact of the transaction to Transocean’s current shareholders as compared to issuing a greater percentage of Consideration Shares.

On June 18, 2017, representatives of Clarksons, at the direction of Transocean, held a telephone call with representatives of Pareto to preview the substance of an email to be sent by Transocean which would include a non-binding indication of interest setting forth Transocean’s proposed material terms for the voluntary tender offer for all of Songa Offshore’s shares. Thereafter, on June 19, 2017, Mr. Thigpen provided an update to Mr. Miller on the status of the discussions with Perestroika with respect to a potential acquisition of Perestroika’s interest in Songa Offshore, including the price per Songa Offshore share, proposed mix of consideration and number of board seats requested by Perestroika.

On June 19, 2017, at the direction of the Transocean Board, Mr. Mey sent an email to representatives of Pareto, expressing Transocean’s non-binding interest in a potential acquisition by Transocean of the Songa Offshore business to be implemented by means of a voluntary tender offer made by Transocean to all shareholders of Songa Offshore. The acquisition would include the acquisition of all outstanding bonds and shareholder loans issued by Songa Offshore that were held by Perestroika. In its non-binding indication of interest setting forth key commercial terms, Transocean indicated that, based on the information available to Transocean as of that time and subject to the completion of its due diligence, Transocean would be willing to pursue a transaction at an offer price of NOK 45.00 per Songa Offshore share, with such consideration to be paid with a 50/50 split combination of newly issued Transocean shares, to be listed on the NYSE with full shareholder rights as that of Transocean’s existing shareholders, and Exchangeable Bonds. The Exchangeable Bonds would be senior unsecured bonds, include a cash coupon of 0.5% per annum, with a conversion premium of up to 22.5%. The non-binding indication of interest also contemplated that Transocean would offer to purchase all outstanding Songa Offshore senior unsecured bonds and that Songa Offshore bondholders would have the option of choosing between consideration in cash, Exchangeable Bonds or a combination of the two. Further, as a condition to entering into a definitive agreement with respect to the potential acquisition, Perestroika and Transocean would enter into an irrevocable pre-acceptance agreement with respect to Songa Offshore shares held by Perestroika and a lock-up agreement on any Transocean shares received in the tender offer for a period of 12 months from the first announcement of the potential acquisition. Further, the indication of interest provided a framework for completion of financial and commercial due diligence with respect to Songa Offshore by Perestroika and Transocean, respectively, including that Transocean’s non-binding indication of interest was conditional on further due diligence of Songa Offshore by Transocean with further due diligence prior to execution of a definitive agreement to include, among others, Songa Offshore’s contract backlog and its ongoing dispute with DSME (the “DSME Arbitration”), and additional confirmatory due diligence to take place after execution of a definitive transaction agreement, with such due diligence by Transocean to be a condition to Transocean’s obligation to complete the voluntary tender offer (customarily referred to as a “diligence out”). To assist with its diligence of the DSME Arbitration, Transocean engaged Clyde & Co on or around June 19, 2017 to help Transocean assess and analyze the legal risks associated with the DSME Arbitration.

On June 21, 2017, the Songa Board held a meeting in which the June 19, 2017 non-binding indication of interest from Transocean to acquire Songa Offshore was presented. Mr. Mohn and Mr. Mikkelsen were excused from the voting in this meeting in light of their representation of Perestroika in discussions with

Transocean. The Songa Board was presented with the terms as described above, and Pareto provided a detailed analysis of such terms. The Songa Board was also presented with information on how the proposed transaction terms had improved from earlier discussions between Transocean and Perestroika as well as an analysis of other potential candidates to acquire Songa Offshore, including the potential buyer who had previously approached Perestroika. The Songa Board discussed the terms and analysis in detail, taking into consideration the input received from Perestroika, and how a potential transaction would be considered by the other shareholders of Songa Offshore, as well as Transocean’s request to conduct due diligence on Songa Offshore. At the conclusion of this meeting, Mr. Bjørnar Iversen, the Chief Executive Officer of Songa Offshore, sent a letter on behalf of the Songa Board to Mr. Mey indicating that the Songa Board agreed to facilitate a reciprocal due diligence process on the basis of Transocean’s June 19, 2017, expression of interest.

During the period from June 21, 2017 through the signing of the Transaction Agreement, the Songa Board was regularly updated by Songa Offshore’s advisors and members of Songa Offshore management regarding the status of the negotiations with Transocean and regularly discussed issues related to the potential transaction.  During this period, the Songa Board also discussed the financial aspects of the information received from Transocean with Songa Offshore’s financial advisors, Pareto, as well as the results of legal due diligence review of Transocean with Schjødt.

Following June 22, 2017, the parties proceeded with a formal due diligence process within defined scopes and agreed to procedures that would allow an initial due diligence investigation while protecting commercially or competitively sensitive information, including holding meetings with management of each of Songa Offshore and Transocean. This process included Songa Offshore reviewing certain publicly available documents pertaining to Transocean in light of the contemplated mixed stock and bond exchange offer consideration. This review included certain rig contracts and clarification calls with Transocean’s in-house legal and treasury department. Transocean’s due diligence of Songa Offshore continued up to and following signing of the Transaction Agreement. Songa Offshore completed its review of Transocean prior to the signing of the Transaction Agreement.

On June 23, 2017, the Transaction Committee held a meeting at which they discussed and considered the potential acquisition, including the valuation of Songa Offshore and that NOK 45.00 per share was within the valuation range of the implied Songa Offshore share price, the possible transaction timeline, potential synergies from the transaction and the proposed transaction consideration, consisting of a combination of Transocean shares, Exchangeable Bonds and cash. The Transaction Committee reviewed the drafts of the Transaction Agreement and form of pre-acceptance agreement. After discussion, the Transaction Committee approved the proposed acquisition, which included authorizing Transocean management to negotiate the transaction and definitive agreements, with a total consideration to be based upon an exchange ratio with respect to newly issued Transocean shares for Songa Offshore shares of between 0.60x and 0.64x, representing a price of between NOK 43.35 and NOK 46.24 per Songa Offshore share based on Transocean’s share price of USD 8.56 as of June 19, 2017 and the exchange rate of NOK 8.4399 : USD 1 on June 19, 2017.

On or about June 24, 2017, representatives of Clarksons distributed to representatives of Pareto initial drafts of the Transaction Agreement and form of pre-acceptance agreement, each of which was then further distributed by Pareto to Songa Offshore, Schjødt and Perestroika. This draft included a proposed termination fee and expense reimbursement structure, whereby Songa Offshore would be required to pay a termination fee to Transocean in certain circumstances resulting in the termination of the transaction agreement including, among others, (i) if the Songa Board modified or withdrew its board recommendation of the Combination, (ii) if Songa

Offshore materially breached the transaction agreement, and (iii) if the Songa Board accepted a superior proposal and entered into an acquisition or similar agreement providing for a superior proposal immediately following or concurrently with the termination of the transaction agreement.

On June 27, 2017, the Songa Board held two separate status update calls – one call which only included the Songa Board’s directors excluding Messrs. Mohn and Mikkelsen, and the other which included the entire Songa Board. The purpose of each of these two calls was to provide an opportunity for Songa Offshore’s financial and legal advisors to update the Songa Board regarding the version of the terms of the potential transaction most recently proposed by Transocean, as well as the status of the negotiation process. Thereafter, representatives of King & Spalding, Wikborg, Clarksons, Schjødt and Pareto held a call to negotiate certain terms of the drafts of the Transaction Agreement and form of pre-acceptance agreement.

On June 28, 2017, a meeting was held between Mr. Thigpen, and Messrs. Mohn and Mikkelsen. At this meeting, the parties discussed Perestroika’s request for board representation following the acquisition as well as Transocean’s plans for Songa Offshore following completion of the acquisition. In particular, Messrs. Mohn and Mikkelsen asked that Transocean consider establishing a harsh environment center for excellence in Norway. Messrs. Mohn and Mikkelsen also presented the possibility of offering smaller Songa Offshore shareholders a cash option as part of any offer.

On June 28, 2017, representatives of Clarksons also distributed to representatives of Pareto an initial draft of the terms of the Exchangeable Bonds, which was then further distributed by Pareto to Songa Offshore, Schjødt and Perestroika.

On June 29, 2017, the Songa Board held a meeting to receive a status update. Also at this meeting, Schjødt presented the proposed terms of the Transaction Agreement to the Songa Board.

On June 30, 2017, the Songa Board reconvened for another status update meeting, at which a key issues list and proposed positions regarding certain remaining outstanding terms were presented and discussed. Members of the Songa Board asked detailed questions regarding the terms to Schjødt and members of Songa Offshore management, and provided guidance to Songa Offshore’s advisors with respect to such remaining terms for purposes of a revised draft of the Transaction Agreement and form of pre-acceptance agreement.

Later in the day on June 30, 2017, Schjødt sent revised drafts of the Transaction Agreement and form of pre-acceptance agreement to Clarksons, which drafts were then further distributed by Clarksons to Transocean and its other advisors. These revised drafts included Songa Offshore’s position that, among other matters, (i) the overall consideration should include a cash option of some nominal amount to account for Songa Offshore shareholders with smaller holdings, (ii) in no event would any matter related to the DSME Arbitration, including any judgment or claim in relation to the DSME Arbitration, result in a “material adverse change” providing Transocean the right to terminate the Transaction Agreement and not consummate the voluntary tender offer, (iii) Transocean, as of the time of execution of the Transaction Agreement, must be satisfied with its diligence on the DSME Arbitration and certain other matters reviewed during its initial due diligence, with no further right to include as completion conditions any further due diligence on such matters after execution of the Transaction Agreement, and (iv) Transocean’s proposed termination fee and expense reimbursement structure was generally not acceptable, and that, in additional to not accepting Transocean’s proposals on this topic, in the event that Transocean did not receive its shareholder approval of the Combination by a pre-defined date, Songa Offshore could terminate the transaction agreement and Transocean would be required to pay Songa Offshore a USD 50,000,000 termination fee.  Thereafter, representatives of Transocean and both parties’ legal and financial advisors engaged over the phone in preliminary discussions on open issues in the revised draft Transaction Agreement and form of pre-acceptance agreement. On this telephone call, representatives of Schjødt expressed to Transocean and Transocean’s financial and legal advisors that the Songa Board was not willing to accept uncertainty in the potential acquisition related to the DSME Arbitration and that Transocean must be comfortable with the DSME Arbitration and certain other matters from a due diligence perspective prior to entering into a definitive agreement.

On July 1, 2017, representatives of Transocean’s diligence team as well as Transocean’s and Songa Offshore’s legal and financial advisors engaged again over the phone to discuss open issues in the revised draft Transaction Agreement and form of pre-acceptance agreement. On this telephone call, representatives of Transocean expressed to Songa Offshore’s legal advisors that Transocean’s due diligence and risk analysis related to the DSME Arbitration was ongoing and that Songa Offshore’s position on the risk allocation between the parties related to the DSME Arbitration was still under review by Transocean and the Transocean Board and that robust, transparent and complete due diligence would need to be completed by Transocean before Transocean could agree to this approach on the DSME Arbitration in the Transaction Agreement. The parties agreed that Transocean would continue its due diligence and risk analysis regarding the DSME Arbitration and that Songa Offshore would assist and provide relevant information pursuant to these requests.

Also on July 1, 2017, representatives of King & Spalding sent revised drafts of the Transaction Agreement and the form of pre-acceptance agreement to Schjødt, which drafts, among other matters, (i) reserved all of Transocean’s rights with respect to Transocean’s ongoing due diligence and risk analysis on the DSME Arbitration and (ii) included covenants addressing participation and information rights that would require Songa Offshore to provide Transocean the opportunity to reasonably participate in the defense and settlement of the DSME Arbitration. The proposed covenants regarding participation and information rights were later accepted by Songa Offshore.

Negotiations between the legal advisors of, and reports by the financial and legal advisors to, Transocean and Songa Offshore continued through the subsequent days to resolve open issues in the Transaction Agreement and form of pre-acceptance agreement. Regarding Transocean’s proposed termination fee and expense reimbursement structure, Songa Offshore’s legal advisors expressed to Transocean and its financial and legal advisors that the Songa Board acknowledged the US market practice on this type of structure, but noted that, in its view, this structure deviated from market practice for public take-overs in Norway as well as Norwegian guidelines, and that the Songa Board was unwilling to risk paying out-of-pocket termination fees and expense reimbursement of considerable amounts in a scenario where no transaction was consummated. After further discussions between Transocean, Songa Offshore, and their respective financial and legal advisors, the parties were unable to agree to a termination fee and expense reimbursement structure which was mutually satisfactory to Transocean and Songa Offshore. As a result, the parties determined that, in lieu of such a structure, Transocean and Songa Offshore would agree to a customary specific performance right whereby each of Transocean and Songa Offshore would be entitled to specific performance in the event the provisions of the transaction agreement were not performed in accordance with their specific terms or were otherwise breached and each of Transocean and Songa Offshore would be entitled to an injunction or injunctions to prevent breaches of the Transaction Agreement, and further, that a party would have the ability to seek recovery for damages in the event of fraud or a willful breach of the Transaction Agreement by the other party.

After the negotiations and discussions referred to above, the treatment of the DSME Arbitration remained an open issue.  Songa Offshore continued to insist that the Songa Board was not willing to accept uncertainty related to the DSME Arbitration and that Transocean must have obtained sufficient comfort with the DSME Arbitration from a due diligence and risk perspective prior to entering into a definitive agreement. During the weeks of July 3 and July 10, Messrs. Mey and Long and representatives from Clyde & Co held various meetings with Songa Offshore’s management, outside legal counsel and expert witnesses to discuss the DSME Arbitration. The participants reviewed the history of Songa Offshore’s dispute with DSME, the procedural history of the DSME Arbitration, and the expectations of Songa Offshore’s outside counsel with respect to the DSME Arbitration.

On July 6, 2017, Mr. Iversen, Mr. Jan Rune Steinsland, Chief Financial Officer of Songa Offshore, and Mr. Mohn, met with Messrs. Thigpen, Mey and Long to discuss remaining outstanding matters in connection with the due diligence process being conducted. In particular, Messrs. Iversen and Steinsland responded to open questions regarding Transocean’s diligence, including questions relating to the DSME Arbitration, and Messrs. Thigpen, Mey and Long responded to open questions regarding Songa Offshore’s diligence, including questions relating to Transocean’s ongoing litigation, compliance activities, liquidity forecast and operational performance. The parties also discussed certain remaining outstanding terms of the Transaction Agreement.

On July 12, 2017, Transocean and Perestroika mutually determined that it was in the best interests of both parties to put on hold the discussions regarding the potential acquisition until the second week of August 2017 or later in order for Transocean, subject to Songa Offshore’s continued agreement, to complete its due diligence on the DSME Arbitration and for Songa Offshore to have received an initial ruling with respect to the DSME Arbitration. It was agreed that Transocean was welcome to contact Perestroika in the second week of August, and Perestroika indicated that a favorable determination for Songa Offshore in the DSME Arbitration may result in the renegotiation of certain commercial terms. Mr. Thigpen communicated the postponement of the potential acquisition to Mr. Miller and the rest of the Transocean Board.

On July 13, 2017, the Songa Board was informed of the decision by Perestroika and Transocean in a status update meeting. Messrs. Mohn and Mikkelsen were thereafter excused and the meeting continued as a regular meeting of the Songa Board. During such meeting the Songa Board discussed at length whether to maintain Transocean’s access to the virtual data room established in connection with the potential transaction, and whether to otherwise allow Transocean to continue its due diligence process. The Songa Board agreed to maintain Transocean’s access to the virtual data room and to allow certain due diligence meetings with representatives of Transocean to be held as scheduled.

On July 21, 2017, the arbitral tribunal which held the two day arbitration hearing for the DSME Arbitration on May 2 and 3, 2017, in London, issued its interim final award. As previously reported by Songa Offshore, Songa Offshore had submitted its defense to the claims asserted by DSME in arbitrations related to the Songa Equinox, the first Cat D rig, and the Songa Endurance, the second Cat D rig (collectively, the “Rigs”), in which DSME asserted aggregate claims of USD 329 million, along with a request for repayment of liquidated damages in a total amount of USD 43.8 million, totaling to USD 372.8 million. The claims asserted against Songa Offshore related to alleged cost overruns and additional work in relation to the Rigs due to what DSME alleged were inherent errors and omissions in the design documents (the “FEED package”). On July 21, 2017 (as announced by Songa Offshore that day), the tribunal ruled in favor of Songa Offshore regarding the question of which party had responsibility for the FEED package and what the consequences of that would be. On July 21, 2017, Songa Offshore further announced that it considered that the arbitral tribunal’s interim final award should be determinative of DSME’s claims in respect of the Rigs (and in respect of any similar claims that DSME might assert in respect of the Songa Encourage, the third Cat D rig, and the Songa Enabler, the fourth Cat D rig) with an outcome that no payment will be due by Songa Offshore to DSME., Songa Offshore noted that while it is possible that DSME may seek permission to appeal the tribunal’s award, if such award is determinative of the claims and if no appeal is pursued, then the tribunal’s interim final award would resolve DSME’s claims. Songa Offshore noted that such result would leave Songa Offshore to pursue its counterclaim against DSME in respect of the Rigs for the aggregate amount of USD 65.8 million, and that Songa Offshore will also further evaluate the pursuit of its counterclaims in respect to the Songa Encourage and the Songa Enabler.

On July 21, 2017, after discussions with Mr. Miller on behalf of the Transaction Committee, Mr. Thigpen sent an email to Mr. Mohn requesting an update from Perestroika as to when they would like to re-engage on the negotiation of the potential acquisition, noting that Transocean was continuing its review of the DSME Arbitration ruling and anticipated that it could now complete its due diligence review of the DSME Arbitration prior to the signing of the definitive Transaction Agreement. Thereafter, Mr. Mohn informed Mr. Thigpen that Perestroika would be willing to consider re-engaging in the second week of August 2017.

Also, on July 21, 2017, Transocean re-engaged its legal and financial advisors and asked them to revise the draft Transaction Agreement and form of pre-acceptance agreement to reflect the latest discussions of the parties in anticipation of re-engaging with Songa Offshore and Perestroika.

On August 3, 2017, representatives of Pareto contacted Clarksons to indicate that, due to the increase in Songa Offshore’s share price following the successful result of the DSME Arbitration, the Songa Board were of the opinion that the price per share should be increased. The representatives of Pareto indicated a share price level of NOK 47.00 per share. The closing price of Songa Offshore’s shares on the Oslo Stock Exchange on August 3, 2017 was NOK 34.40 per share.

On August 7, 2017, Mr. Mohn sent an email to Mr. Thigpen informing Mr. Thigpen that Perestroika would be willing to sell its Songa Offshore shares for a revised offer of NOK 47.50 per share consisting of the previously agreed consideration mix of Transocean shares, Exchangeable Bonds, and an option for Songa Offshore shareholders to elect to receive a nominal amount of cash, and that this was Perestroika’s best and final offer. In the email, Mr. Mohn noted that as a result of the DSME Arbitration ruling the price of Songa Offshore’s shares had increased by 10% and that the offer price should be increased as a result and noted that the Songa Board was, to his knowledge, in no rush to execute a deal immediately. The closing price of Songa Offshore’s shares on the Oslo Stock Exchange on August 7, 2017 was NOK 35.40 per share.

Also on August 7, 2017, King & Spalding sent revised drafts of the Transaction Agreement and the form of pre-acceptance agreement to Songa Offshore’s legal advisors, which Transaction Agreement accepted Songa Offshore’s previous position on the DSME Arbitration and also included the previously agreed to “participation and information rights” covenant in favor of Transocean relating to the DSME Arbitration.

On August 8, 2017, August 9, 2017, and August 10, 2017, both parties’ financial and legal advisors exchanged revised drafts of the Transaction Agreement and the form of pre-acceptance agreement and negotiated further details in multiple calls.

On August 10, 2017, Mr. Thigpen confirmed to Mr. Mohn that, subject to approval by the Transocean Board, Transocean would be willing to revise its offer to NOK 47.50 per share for all outstanding Songa Offshore shares. Mr. Thigpen emailed Mr. Mohn to clarify that Transocean’s revised offer at NOK 47.50 per share was contingent on the number of Perestroika nominees to the Transocean Board being reduced from two to one and on further Transocean Board approval of the revised offer price and revised transaction terms generally. Mr. Mohn confirmed that this reduction was acceptable by reply email.

On August 11, 2017, the Transocean Board held a meeting at which members of Transocean’s senior management were also present. At this meeting, the Transocean Board carefully discussed and considered, among other matters, the terms of the Combination and the Transaction Agreement in detail, and the valuation, including that NOK 47.50 per share was within the valuation range of the implied Songa Offshore share price reviewed by the Transocean Board.  After such careful discussion and consideration, the Transocean Board unanimously (i) approved the total consideration of NOK 47.50 per Songa Offshore share and (ii) approved the Transaction Agreement, the Combination and the transactions contemplated thereby.

Thereafter, on August 11, 2017, after discussions with Transocean’s financial and legal advisors, Mr. Long discussed with Mr. Thigpen the key remaining open terms of the Transaction Agreement and pre-acceptance agreement, which included, among others, Songa Offshore’s request to increase the amount of the cash election for Songa Offshore shareholders from NOK 100,000 to NOK 200,000 for each Songa Offshore shareholder, Transocean’s ability to discuss the go-forward combined business with Songa Offshore’s lenders and business partners without the prior consent of Songa Offshore, Songa Offshore’s ability to take certain actions and operate its business between signing of the definitive transaction agreement and completion of the offer without Transocean’s consent, and Songa Offshore’s request to include cross-acceleration and judgment default provisions in the terms of the Exchangeable Bonds. Thereafter, on August 11, 2017, Mr. Thigpen sent an email to Mr. Mohn to discuss and negotiate these key remaining open issues on the Transaction Agreement and form of pre-acceptance agreement. Mr. Thigpen and Mr. Mey also exchanged communications regarding these topics for purposes of Transocean’s responses to Mr. Mohn’s proposed resolutions. As a result of the communications between Mr. Thigpen and Mr. Mohn, the parties reached substantive agreements on these topics at the conclusion of these communications, including that the increased cash election would be set at NOK 125,000 for each Songa Offshore shareholder, that Transocean would have the ability to discuss the go-forward business with Songa Offshore’s lenders and business partners, provided that as a general matter Songa Offshore would have the ability to participate in such discussions and receive advance notice of such discussions, and that the terms of the Exchangeable Bonds would not include cross-acceleration and judgment default provisions. In addition, Transocean was willing to provide additional flexibility to Songa Offshore for purposes of operating its business between signing of the definitive Transaction Agreement and completion of the offer without Transocean’s consent. At the conclusion of such communications, Mr. Mey, via email and then via a teleconference phone call, updated Transocean’s financial and legal advisors about the developments from these communications and directed King & Spalding to reflect the agreed to terms in the draft Transaction Agreement and form of pre-acceptance agreement.

On August 12, 2017, the Songa Board was again updated by its financial and legal advisors on the status of the Transaction Agreement and latest negotiations, and also discussed practicalities should agreement be reached. The Songa Board agreed to reconvene for a board meeting the following day provided an official letter from Transocean was received confirming the revised offer from the Transocean Board and the final terms.

Later on August 12, 2017, Mr. Thigpen sent a letter to the Songa Board which attached drafts of the Transaction Agreement and the form of pre-acceptance agreement whereby Mr. Thigpen confirmed that Transocean’s Board approved the proposed business combination with Songa Offshore and that Transocean was prepared to move forward with execution of definitive agreements to effect the proposed business combination subject to approval of the transaction by the Songa Board. Thereafter, representatives of Transocean’s financial and legal advisors negotiated further details on the draft Transaction Agreement in various calls and communications and, on the evening of August 12, 2017, King & Spalding submitted a revised draft of the transaction agreement and form of irrevocable pre-acceptance agreement to Songa Offshore’s financial and legal advisors.

On August 13, 2017, the Songa Board initially held a status update meeting with all directors present. During this meeting the Songa Board was informed that Perestroika and Transocean had reached agreement regarding the terms of Perestroika’s pre-acceptance. The Songa Board was also informed by Songa Offshore senior management of the high level action plan, should the Songa Board approve the terms set out in the draft Transaction Agreement. Immediately following the status update, a meeting of the Songa Board was held at which members of Songa Offshore’s senior management were present, as well as representatives of its legal and financial advisors. Messrs. Mohn and Mikkelsen were excused from this subsequent meeting of the Songa Board. At such meeting, the Songa Board reviewed its legal obligations, and thereafter also the latest positions adopted in the Transaction Agreement and form of pre-acceptance, with particular focus on the items not yet accepted by Songa Offshore. The Songa Offshore discussed whether the drafts provided sufficient protection for Songa Offshore and that the Songa Board retained its ability to make decisions in the best interest of Songa Offshore during the period between execution of the Transaction Agreement and the completion of a potential transaction. The Songa Board also discussed the terms of the transaction in detail, including with its financial advisors, and whether the Songa Board could recommend a voluntary offer on such terms. Following this review and careful considerations, the Songa Board unanimously resolved to approve the terms set out in the draft Transaction Agreement dated August 12, 2017. The Songa Board also authorized management to complete, sign and execute the Transaction Agreement and the related documents, as well as to take any necessary steps to facilitate announcement of the Transaction Agreement and the proposed combination transaction.

Thereafter, on August 13, 2017, representatives of Pareto communicated to representatives of Clarksons that the Songa Board had approved the potential acquisition on the terms and conditions of the Transaction Agreement. Thereafter, Songa Offshore and Transocean’s legal advisors proceeded to finalize the draft Transaction Agreement and form of pre-acceptance agreement and, on the afternoon of August 13, 2017, the Transaction Agreement was executed by the parties and the pre-acceptance agreement was executed by Perestroika and Transocean. The effectiveness of each of these agreements was contingent upon additional pre-acceptance agreements being entered into between Transocean and Asia Research Capital Management, which pre-acceptance agreements were executed by affiliates of Asia Research Capital Management, affiliates of York Capital Management and members of the Songa Board and Songa Offshore senior management on or about August 15, 2017. The transaction was publicly announced on August 15, 2017.

Transocean’s Reasons for the Combination

As described in “—Background and Reasons for the Combination—Background of the Combination,” by vote at a meeting held on August 11, 2017, after due consideration and consultation, the Transocean Board unanimously approved (i) the total consideration of NOK 47.50 per Songa Share and (ii) the Combination and the transactions contemplated thereby. In reaching its determination, the Transocean Board considered the following positive factors supporting its conclusion (which are not intended to be exhaustive and are not presented in any order of importance):

•

the Combination would strengthen and solidify Transocean’s position as a leader in harsh environment and ultra-deepwater drilling by adding significant high value assets, including 4 high-specification harsh environment drilling rigs that are supported by significant backlog;

•

the Combination would result in a combined fleet of 45 mobile offshore drilling units, consisting of 26 ultra-deepwater floaters, 11 harsh environment floaters, two deepwater floaters and seven midwater floaters;

•

the Combination would strengthen Transocean’s footprint and presence in strategic areas of harsh environment operations, including in the United Kingdom and Norway sectors of the North Sea, Canada and the Arctic, particularly given that the North Sea is currently among the most active markets, with an expected 24 offshore drilling programs anticipated to start over the next 18 months, assuming that oil prices remain economically supportive;

•

given the anticipated growth of the North Sea market generally and Songa Offshore’s robust position there, the combined company will immediately enhance and strengthen Transocean’s presence in a geographic region of significant strategic importance to Transocean, given the expertise and capabilities of each of Transocean and Songa Offshore in harsh environment drilling; also, it is anticipated that the combined company will provide new opportunities for growth and consolidation in the North Sea market as a result;

•

the acquisition of Songa Offshore would add 4 contracted drilling rigs with long-term contracts and revenue backlog of approximately USD 4.1 billion, thus strengthening Transocean’s already industry-leading revenue backlog of approximately USD 9.4 billion;

•	the Combination is expected to strengthen Transocean’s existing customer relationship with Statoil, given that Songa Offshore has four existing drilling rigs with long-term contracts with Statoil;
•	the Combination is expected to result in regional economies of scale;
•	the Combination is expected to result in annual cost synergies and cost efficiencies of approximately USD 40 million;
•

the Combination is expected to meaningfully drive Transocean’s strategic priorities of expanding and diversifying its revenue and customer base, including the additional potential for the re-contracting of Songa Offshore’s three legacy rigs which are not currently contracted;

•

the judgment, advice and analyses of Transocean’s senior leaders, including their favorable recommendation of the Combination and that an acquisition of Songa Offshore presented certain advantages (as described in  “—Background and Reasons for the Combination—Background of the Combination” and this section) over other potential acquisition candidates;

•	the Combination is expected to be accretive to Transocean’s earnings and cash flow on the basis of EBITDA, operating cash flow, and net debt/EBITDA;
•

the fact that the mix of Transocean shares and Exchangeable Bonds, with a non-material cash option, of consideration payable in the transaction is intended to preserve Transocean’s strong financial position and will require minimal cash outlay by Transocean;

•

the Combination is expected to result in a well-capitalized pro-forma company with a strong liquidity position, as a large portion of the transaction consideration in the form of Transocean equity and Transocean Exchangeable Bonds;

•

Transocean’s overall financial leverage, measured by Net Interesting Bearing Debt (NIBD)/EBITDA, is not expected to increase, and the combined company will have one of the lowest NIBD/EBITDA ratios among its listed offshore drilling peers;

•	the Combination may introduce new banking relationships due to long-term financing arrangements on the 4 harsh environment drilling rigs;
•

the execution of the Transaction Agreement was conditional on the simultaneous execution of an irrevocable pre-acceptance agreement by Perestroika, Songa Offshore’s largest shareholder, whereby Perestroika would agree to tender its shares of Songa Offshore in any offer subsequently made by Transocean;

•

the Transaction Agreement provided that Songa Offshore would assist Transocean in obtaining irrevocable pre-acceptance agreements from key Songa Offshore shareholders which constituted at least 63% of all outstanding Songa shares on a fully-diluted basis (including Perestroika);

•	on July 21, 2017 the arbitral tribunal in the DSME Arbitration ruled in favor of Songa Offshore, significantly reducing the risk profile of the transaction, in terms of contingent liabilities; and
•

the Transaction Agreement provided for Transocean’s ability to conduct additional confirmatory due diligence after execution of the Transaction Agreement, with such due diligence by Transocean to be a condition to Transocean’s obligation to complete the Offer, customarily referred to as a “diligence out.”

In addition to considering the factors above, the Transocean Board also considered a number of additional factors and other information as generally supporting its decision (which are not intended to be exhaustive and are not presented in any order of importance), including the following:

•

Songa Offshore’s prospects based on Transocean’s due diligence, the review and analysis of Songa Offshore’s financial condition, results of operations, business, reputation and risks, including the results of the business, financial, accounting and legal due diligence investigations of Songa Offshore;

•	Transocean and Songa Offshore share a common business philosophy and culture and intend to establish a harsh environment center of excellence;
•	current industry, economic and market conditions and trends, including Songa Offshore’s competitive position; and
•	continued streamlining of the combined fleet and organizations safely delivering more efficient drilling services to customers.

The Transocean Board also weighed and considered a variety of risks and uncertainties and other potentially negative factors (which are not intended to be exhaustive and are not presented in any order of importance), including that:

•

combining two companies involves significant risks, including that the companies may not be able to successfully integrate or that the anticipated synergies and benefits may not be fully achieved or may not be achieved in the timeframes expected;

•

the fact that the exchange ratio is fixed, and the resulting percentage ownership interest that current Songa Offshore shareholders would have in Transocean following the consummation of the Offer, which means that Songa Offshore’s shareholders may benefit from an increase in the trading price of Transocean shares during the pendency of this transaction;

•	the integration process may demand key resources and personnel, taking focus away from business operations and any future prospects and/or other strategic opportunities;
•

the announcement and pendency of the Offer and the transactions contemplated by the Transaction Agreement, during which Transocean and Songa Offshore are subject to certain operating restrictions, could have an adverse effect on Songa Offshore’s and Transocean’s businesses and cash flows, financial condition and results of operations;

•

the Combination may not be completed as a result of a failure to satisfy the conditions in the Transaction Agreement, including failure to receive necessary regulatory approvals, failure to list the Consideration Shares and the Exchangeable Bonds on the NYSE, and the failure to complete the transaction by the Long-Stop Date;

•

Transocean’s shareholders may not approve, the issuance of Transocean shares as consideration in the Offer, the amendment to the Articles of Association of Transocean to increase authorized share capital to effect a mandatory offer or a compulsory acquisition, the election of Frederik W. Mohn to the

Transocean Board, or the issuance of Transocean shares issuable upon exchange of the exchangeable bonds issued in the Combination, as required by the rules of the NYSE;
•	there will be various transaction and integration costs related to the Transaction;
•	the possibility of losing key employees as a result of the Transaction;
•	the risk that the potential benefits, savings and synergies of the Combination may not be fully or partially achieved, or may not be achievable within the expected timeframe;
•	negative publicity related to the transactions contemplated by the Transaction Agreement may adversely affect Transocean and the combined company;
•

the risk that the Combination may not be completed and the possible adverse implications for share prices of Transocean, investor relations, management credibility and employee morale in the event the Combination is not completed;

•	the lack of a financing condition in the Transaction Agreement and Transocean’s ability to obtain financing, if needed, to repay Songa Offshore’s debt obligations;
•	Songa Offshore’s ability, under certain circumstances, to terminate the Transaction Agreement in the event of a superior proposal, without paying any termination fee to Transocean;
•

the risk that the completion of the Transaction might be delayed and this may restrict or hinder Transocean’s ability to review or consummate other strategic opportunities, which may also lead to the diversion of management and employee attention and for increased employee attrition during that same period; and

•	various other risks associated with the Combination and the business of Transocean, Songa Offshore and the combined company, some of which are described in the section titled “Risk Factors.”

This description of information and factors considered by the Transocean Board includes the material factors that were considered, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Transocean Board in evaluating the Offer and Combination, and the complexity of these matters, the Transocean Board did not attempt to quantify, rank or otherwise assign relative weight to these factors. In addition, different members of the Transocean Board may have given different weight to different factors.

Songa Offshore’s Reasons for the Combination

As described under the section headed “—Background and Reasons for the Combination—Background of the Combination,” the Songa Board (with the exception of Songa Offshore directors Mr. Mohn and Mr. Mikkelsen, who were excused from voting on whether to approve the Transaction Agreement) unanimously determined to enter into the Transaction Agreement and recommend that Songa Offshore’s shareholders accept the Offer. In addition to consulting with Songa Offshore management and its financial and legal advisors, the Songa Board considered a number of factors when evaluating the transaction. The Songa Board considered a variety of factors to be favorable to and in support of its determinations and recommendations. These factors (which are not intended to be exhaustive and are not presented in any order of importance) included:

•	Transocean was considered a strategic fit for Songa Offshore;
•	combining Transocean's existing harsh environment fleet with Songa Offshore's four Cat-D rigs would create a market leader in the harsh environment sector;
•	the strong combined backlog of the two companies;
•	the potential for greater financial upside for Songa Offshore shareholders as a combined company;
•	Transocean was viewed as a strong company group from a technical perspective;
•	Transocean had a strong liquidity position, particularly over the near term;
•	the terms were equal for all shareholders, with certain justifiable exceptions;
•

Songa Offshore’s largest shareholder, Perestroika, was supportive of the transaction and had agreed to enter into an irrevocable pre-acceptance agreement, thereby providing other shareholders with stronger assurance that the transaction will be consummated;

•	the Combination had been recommended by the Songa Offshore management;
•	the Combination would secure increased financial robustness of Songa Offshore in order to meet the expectations of customers, financial institutions and other third parties;
•

the price per share offered by Transocean on the Songa Offshore shares and the exchange ratio implied by the Offer, including the terms of the Exchangeable Bonds, provided a substantial premium to the pre-announcement per share price of Songa Offshore; and

•	the planned establishment of a harsh environment center of excellence in Norway which is expected to result from the Combination.

The Songa Board also considered a variety of risks and other potentially negative factors concerning the Transaction Agreement and the transaction contemplated thereby. These factors (which are not intended to be exhaustive and are not presented in any order of importance) included:

•

the significant risks inherent in a take-over of a large company group, and the risk that integrating the two groups may not be successful or that the expected synergies from integrating the two company groups may not be realized;

•

the fact that the exchange ratio is fixed, which means that Songa Offshore’s shareholders could be adversely affected by a decrease in the trading price of Transocean shares during the pendency of the Combination;

•	uncertainty as to completion of the Combination as a result of failure to satisfy the conditions set out in the Transaction Agreement, including failure to secure Transocean shareholder approval;

•	the restrictions on the conduct of Songa Offshore's business prior to the consummation of the Combination;
•	uncertainty with respect to retention of key employees;
•	uncertainty with respect to the continued employment of the Songa Offshore employees, especially onshore;
•	uncertainty with respect to existing customers and suppliers, including lending banks; and
•	various other risks of the type and nature described under “Risk Factors.”

This discussion of the information and factors considered by the Songa Board in reaching its conclusion and recommendations includes the material factors considered by the Songa Board, but is not intended to be exhaustive. In view of the variety of factors considered by the Songa Offshore in evaluating the Transaction Agreement and the transaction contemplated thereby, the Songa Board did not attempt to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Songa Board may have given different weight to different factors. The Songa Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Transaction Agreement and, in due course, recommend the potential transaction.

In considering the recommendation of the Songa Board that the Songa Offshore shareholders accept the Offer, Songa Offshore shareholders should be aware that the executive officers and directors of Songa Offshore may have certain interests in the merger that may be different from, or in addition to, the interests of Songa Offshore shareholders generally. In light of their representation of Perestroika in discussions with Transocean, Songa Offshore directors Mr. Mohn and Mr. Mikkelsen recused themselves from certain discussions and presentations concerning the Combination and the approval of the Transaction Agreement, and were excused from the voting on whether to approve the Transaction Agreement. The Songa Board was aware of these interests and considered them when approving the Transaction Agreement and recommending that Songa Offshore shareholders accept the Offer.  For more information see “Material Interests of Songa Offshore’s Board and Management in the Combination.”

Projected Financial Information

Other than as disclosed in its quarterly earnings release, Transocean does not typically make public forecasts or public projections as to future performance, revenues, earnings or other results.  Transocean is especially wary of making such projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates.  The prospective financial information below, which we refer to collectively as the “Management Projections,” is not included in this Prospectus in order to influence any Transocean shareholder to make any decision regarding the proposals relating to the issuance of Shares pursuant to the transactions contemplated by the Transaction Agreement or for any other purpose, any Songa Offshore shareholder to make any decision with respect to whether to tender its shares of Songa Offshore in the Offer or for any other purpose, and readers of this Prospectus are cautioned not to place undue, if any, reliance on the Management Projections included herein.  Transocean is including the Management Projections below only to provide Transocean and Songa Offshore shareholders with access to certain prospective financial information concerning Transocean that was made available to the Transocean Board, Songa Offshore, and Songa Offshore’s financial advisors, as described herein.

The Management Projections were not prepared with a view toward public disclosure, with respect to certain information, or compliance with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Neither Transocean’s independent registered public accounting firm, PricewaterhouseCoopers Limited, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Projections included below, or expressed any opinion or any other form of assurance with respect to such information or its achievability.

The Management Projections reflect numerous estimates and assumptions made by the Transocean management team, including estimates and assumptions with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to Transocean’s business, all of which are difficult to predict and many of which are beyond Transocean’s control. The Management Projections reflect the subjective judgment of the Transocean management team in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.  As such, the Management Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, Transocean’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports filed by Transocean with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Transocean’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections also reflect assumptions of the Transocean management team as to certain business decisions that are subject to change. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

The inclusion of the Management Projections should not be regarded as an admission, representation or indication that any of the Transocean Board, Transocean management, Songa Board, Songa Offshore management or any other person then considered, or now considers, it to be material or a reliable prediction of future results, and this information should not be relied upon as such. In fact, the Transocean Board, Transocean management, the Songa Board and Songa Offshore management view the Management Projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts. No representations were made in the Transaction Agreement concerning prospective financial information, including the Management Projections.

The Management Projections should only be evaluated in conjunction with the historical financial statements and other information regarding Transocean contained in its public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Management Projections, shareholders are cautioned not to place undue, if any, reliance on the Management Projections included in this Prospectus.

The Management Projections in this Prospectus do not take into account any conditions, circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Transaction Agreement.  Transocean does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events (including any failure of the transactions contemplated by the Transaction Agreement to occur), even in the event that any or all of the assumptions underlying the Management Projections are no longer appropriate.

The Management Projections were initially prepared based on information available to Transocean’s management only through the second quarter of 2017.  Since that time, a number of events have occurred, and certain conditions and circumstances have changed, such that Transocean’s management does not believe that these Management Projections represent a reliable current forecast of the future results that the Company may achieve, and are consequently no longer valid. The key changes to the assumptions made in the original Management Projections since they were initially prepared are the following:

•

While the offshore drilling market fundamentals became more favorable as oil prices increased to the mid to high $50 per barrel level, this increase has not translated into a significant improvement in offshore drilling activity or dayrates as anticipated when the Management Projections were prepared. In this regard, the increase in tenders and contracts observed at the end of 2017 no longer appear to be sufficient to support the projected increase in activity and dayrates in 2018.

•

Material value enhancement initiatives are underway at Transocean, including to further reduce operation and maintenance costs and capital expenditures. In addition to pursuing significant efficiencies in overhead optimization, Transocean has been able to reduce its future costs for mandatory five-year special periodic surveys, underwater inspections in lieu of dry docking and rig reactivations.

•	Transocean announced the retirement of six (6) floaters in September 2017, further reducing the costs associated with the cold stacking of rigs.

Management Projections

Base Case Projections

Transocean senior management prepared the below prospective financial information, which we refer to collectively as the “Base Case Projections,” for the fiscal years ending December 31, 2017 through December 31, 2021, and made them available to Songa Offshore on June 28, 2017 as part of its due diligence process. The Base Case Projections were considered by (i) ABG Sundal Collier for the purpose of assessing the consideration to be paid to the shareholders of Songa Offshore and (ii) Pareto for the purpose of assisting the Songa Board.

Transocean made certain assumptions about the pace and magnitude of the offshore drilling market recovery and reflected these assumptions in its Management Projections.  Transocean also incorporated in its forecast the impact of various company-wide cost reduction and efficiency improvement efforts as well as efficiencies in rig stacking and overhead optimization achieved through the date of the Management Projections. The Management Projections also reflected the impact of any debt capital market activities in which Transocean had engaged up to the date of the Management Projections, but no assumptions regarding future financings were included.

Management’s Base Case Projections reflected that the offshore drilling market was showing some signs of improvement in tendering and contracting activity in late 2017 and 2018 but that new contract dayrates remained near cost break-even on a fully allocated operating and maintenance cost basis.  Material assumptions for the Base Case Projections included the following: (i) dayrate recovery commences in 2019; (ii) average per rig revenue efficiency of approximately 95% for operating rigs; (iii) average per rig costs for mandatory five-year special periodic survey (“SPS costs”), to ensure classification requirements and rig maintenance standards are met, of approximately $20 million, which SPS costs can vary significantly on a rig by rig basis due to asset age and project scope; (iv) reactivation of eight rigs at an average cost of $70 million per rig, which reactivation costs can vary significantly on a rig by rig basis due to the duration of stacking and the scope of the reactivation project; and (v) average daily direct rig operating costs of approximately $130,000.

	Management Projections(1)
(in billions USD)	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated
EBITDA(2)	$1.5	$0.8	$0.5	$0.3	$1.0
CAPEX	(0.5)	(0.3)	(0.4)	(1.4)	(0.3)
Cash and Cash Equivalents	3.5	2.4	1.9	0.5	0.5
Long-Term Debt	6.9	6.6	5.9	6.2	6.2
Debt Due within one year	1.2	0.2	0.8	0.8	0.7

Average Dayrate ($000)	314	268	245	248	291
Operating Rigs – End of Year	26	28	30	31	32

(1)	Gives effect to the transaction with Borr Drilling Limited completed in May 2017. Does not give effect to the repurchases of debt by Transocean during the second quarter of 2017.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Downside Case Projections

Transocean senior management prepared the below prospective financial information, which we refer to collectively as the “Downside Case Projections,” for the fiscal years ending December 31, 2017 through December 31, 2021 and made them available to Songa Offshore on June 28, 2017 as part of its due diligence process. The Downside Case Projections were considered by (i) ABG Sundal Collier for the purpose of assessing the consideration to be paid to the shareholders of Songa Offshore and (ii) Pareto for the purpose of assisting the Songa Board.

Management’s Downside Case Projections reflect that the offshore drilling market experiences a slower recovery relative to that represented in the Base Case Projections.  Additional material assumptions for the Downside Case Projections included the following: (i) average per rig revenue efficiency of approximately 95% for operating rigs; (ii) dayrate recovery commences in 2020; (iii) reactivation of four fewer rigs; (iv) approximately 40% reduction in SPS costs; (v) approximately 33% reduction in costs of reactivation of cold stacked rigs and other shipyard expenses; and (vi) average daily direct rig operating costs of approximately $115,000.

	Management Projections(1)
(in billions USD)	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated
EBITDA(2)	$1.5	$1.2	$0.8	$0.4	$0.8
CAPEX	(0.5)	(0.2)	(0.3)	(1.2)	(0.2)
Cash and Cash Equivalents	3.5	2.9	2.7	0.6	0.5
Long-Term Debt	6.9	6.6	5.9	5.1	5.1
Debt Due within one year	1.2	0.2	0.8	0.8	0.7

Average Dayrate ($000)(3)	325	287	249	228	250
Operating Rigs – End of Year	25	25	26	27	28

(1)

Gives effect to the transaction with Borr Drilling Limited completed in May 2017.  Does not give effect to the repurchases of debt by Transocean during the second quarter of 2017. Separately, a somewhat higher EBITDA in the Downside Case Projections versus the Base Case Projections primarily reflects management’s assumption that four fewer rigs are reactivated during the forecast period and the expense associated with these reactivations is not incurred.

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(3)

Average dayrates comprise a combination of (i) higher legacy dayrates for rigs on long-term contracts that were fixed prior to the downturn in the offshore drilling market;  (ii) much lower rates on contracts secured during the downturn; and (iii) forecasted dayrates that reflect management’s assumptions regarding the timing, pace and magnitude of the market recovery. Regarding management’s assumptions on the market recovery, relative to the Base Case Projections, average dayrates in the Downside Case Projections reflect the assumption that increases in bidding and contracting activity are delayed until 2020, resulting in less dilution of higher legacy dayrates in 2018 and 2019 by the lower dayrates that typically characterize the early stages of a market recovery.

Upside Case Projections

Transocean senior management prepared the below prospective financial information, which we refer to collectively as the “Upside Case Projections,” for the fiscal years ending December 31, 2017 through December 31, 2021 and made them available to Songa Offshore on June 28, 2017 as part of its due diligence process. The Upside Case Projections were considered by (i) ABG Sundal Collier for the purpose of assessing the consideration to be paid to the shareholders of Songa Offshore and (ii) Pareto for the purpose of assisting the Songa Board.

Management’s Upside Case Projections reflect that the offshore drilling market recovers in a moderately accelerated manner relative to that represented in the Base Case Projections.  Additional material assumptions for the Upside Case Projections included the following: (i) average per rig revenue efficiency of approximately 95% for operating rigs; (ii) approximately 33% reduction in SPS costs; (iii) approximately 25% reduction in costs of reactivation of cold stacked rigs and other shipyard expenses; and (iv) average daily direct rig operating costs of approximately $130,000.

	Management Projections(1)
(in billions USD)	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated
EBITDA(2)	$1.5	$1.1	$1.1	$1.1	$1.9
CAPEX	(0.5)	(0.2)	(0.3)	(1.3)	(0.2)
Cash and Cash Equivalents	3.5	2.6	2.7	1.1	1.3
Long-Term Debt	6.9	6.6	5.9	5.1	4.4
Debt Due within one year	1.2	0.2	0.8	0.8	0.7

Average Dayrate ($000)	323	293	288	318	371
Operating Rigs – End of Year	26	28	30	31	32

(1)	Gives effect to the transaction with Borr Drilling Limited completed in May 2017. Does not give effect to the repurchases of debt by Transocean during the second quarter of 2017.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Summary of Clarksons’ Analyses

Pursuant to an Engagement Letter, dated April 7, 2017, Clarksons served as financial advisor to Transocean in connection with the proposed Combination. Transocean selected Clarksons to serve as its financial advisor based upon Clarkson’s qualifications, expertise and reputation as a strategic and financial advisor to companies in the offshore drilling industry and because of its familiarity with the business and affairs of Songa Offshore. Clarksons is not a legal, tax, or regulatory advisor. Clarksons acted as an advisor only and relied upon, without independent verification, the assessment of Transocean and Songa Offshore and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. Clarksons did not perform any tax assessment in connection with the Combination.

At the request of Mr. Mark Mey, Executive Vice President and Chief Financial Officer of Transocean, and Mr. Thad Vayda, Vice President of Corporate Finance and Treasurer of Transocean, Clarksons prepared and presented to certain members of Transocean management certain analyses of Songa Offshore, including its fleet of offshore rigs (consisting of four mid-water Cat-D rigs operating under long term contracts (the “Cat-D Rigs”) and three uncontracted mid-water rigs not generating positive cash flow (the “Legacy Rigs”), all of which are located in the North Sea), for consideration by Transocean management in connection with its analysis and valuation of Songa Offshore for purposes of the proposed Combination. These analyses were prepared and periodically updated by Clarksons to reflect market changes and other current information through June 16, 2017, when representatives of Clarksons presented its final analysis of Songa Offshore to certain members of Transocean management.

Transocean did not request, and Clarksons did not render, any opinion as to the fairness to Transocean of the consideration to be paid in the proposed Combination or with respect to any other matter relating to the proposed Combination. Transocean did not request, and Clarksons did not present to Transocean, any valuation or financial analyses of Transocean. Clarkson’s financial advisor services and analysis of Songa Offshore were provided for the information of Transocean management in connection with its consideration of the Combination. Clarkson’s advice and analyses did not constitute a recommendation as to whether Transocean should enter into, or whether the Transocean Board should approve, the proposed Combination and did not address the relative merits of the Combination as compared to any other alternative business transaction potentially available to Transocean. Clarkson’s advice and analyses does not constitute a recommendation, and Clarksons makes no recommendation, as to whether any Songa Offshore shareholder should accept the Offer nor how any Transocean shareholder should vote with respect to the proposed Combination or any other matter.

In connection with providing its analyses of Songa Offshore, Clarksons, among other things:

•	reviewed certain publicly available financial statements and other publicly available business and financial information of Songa Offshore;
•

discussed the past and current operations and financial condition and the prospects of Songa Offshore with members of the managements of Transocean and with Songa Offshore and its financial advisor Pareto;

•	reviewed the reported prices and trading activity for the Songa Offshore shares traded on Oslo Børs under the ticker code SONG;
•	compared the financial performance of Songa Offshore with that of certain other publicly-traded companies comparable with Songa Offshore;
•	participated in certain discussions and negotiations among representatives of Transocean and Songa Offshore, Songa Offshore's financial advisor Pareto and the parties' respective legal advisors; and
•	performed such other analyses, reviewed such other information and considered such other factors as Clarksons deemed appropriate.

Clarksons assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Transocean, Songa Offshore and Songa Offshore’s financial advisor Pareto, and formed a substantial basis for its analysis. For purposes of its analysis of Songa Offshore, Clarksons, at the direction of Transocean management, utilized estimates with respect to the Cat-D Rigs based upon Songa Offshore’s contractual day rates for such rigs and assumptions as to utilization, operating expenses, SG&A expenses, capital expenditures and tax rates approved by Transocean management (such estimates, the “Cat-D Rigs Estimates”). Clarksons was advised by Transocean management and assumed, with Transocean’s consent, that the Cat-D Rigs Estimates and the assumptions upon which they were based were a reasonable basis upon which to evaluate the financial prospects of the Cat-D Rigs. Clarksons’ analyses were necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of such analysis. Events occurring after such date may affect Clarkson’s analyses and the assumptions used in preparing them, and Clarksons did not assume any obligation to update, revise or reaffirm its analyses.

Summary of the Analyses

The following is a summary of the material financial analyses performed by Clarksons in connection with its analysis of Songa Offshore presented to the management of Transocean on June 16, 2017. The following summary is not a complete description of the financial analyses performed and factors considered by Clarksons in connection with its analysis, nor does the order of analyses described represent the relative importance or weight given to those analyses.  Transocean did not request, and Clarksons did not render, a fairness opinion.  As such, the analyses performed by Clarksons and summarized below are not necessarily the same as the analyses that would have been performed by Clarksons in connection with the rendering of a fairness opinion.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 16, 2017. The analyses described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Clarksons’ analysis. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

For purposes of each of Clarksons’ analyses described below, Clarksons estimated, based on its professional judgment and experience, that the aggregate value of the three Legacy Rigs, was USD 75 million (or USD 25 million per rig).

In connection with its analyses, Clarksons noted that the ranges of implied values derived under each of its analyses did not reflect any synergies anticipated to be achieved in relation to the proposed Combination.

Clarksons performed three distinct analyses: a multiple analysis; a discounted cash flow analysis; and an implied rig value analysis.

Multiple Analysis

Clarksons performed an enterprise value/EBITDA multiple analysis to derive a range of implied values per share of Songa Offshore as of March 31, 2017, based upon estimated 2017 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Cat-D Rigs (calculated as estimated revenue based on Songa Offshore’s current contractual day rates (assuming 95% utilization) less estimated operating expenses reflecting USD 137,500 per day per rig and estimated SG&A expenses reflecting USD 24,500 per day per rig), as reflected in the Cat-D Rigs Estimates and Clarkson’s estimate of an aggregate value of USD 75 million for the three Legacy Rigs. A multiple analysis is used to estimate the value of a company based upon the ratio of enterprise value (“EV”) to EBITDA (EV/EBITDA) trading multiples of comparable companies.

Clarksons calculated a range of implied enterprise values for Songa Offshore of USD 2,725 million to USD 3,133 million by applying EV/EBITDA multiples ranging from 6.5x to 7.5x to estimated 2017 EBITDA for the Cat-D Rigs as reflected in the Cat-D Rigs Estimates and adding to the result Clarkson’s estimated USD 75 million aggregate value for the Legacy Rigs. The 6.5x to 7.5x multiple range was selected by Clarksons based on its professional judgment and experience and its general observation of the EV/EBITDA multiples of comparable companies in the offshore drilling industry (rather than analysis of the EV/EBITDA multiples of specific companies)  and taking into account characteristics of Songa Offshore, including the competitiveness of the active Songa fleet (specifically, the average age of the four Cat-D Rigs was approximately one year as of March 31, 2017).

Clarksons then deducted from the implied EV range it calculated for Songa Offshore, Songa Offshore’s gross interest bearing debt (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds) and added Songa Offshore’s cash and cash equivalents, in each case as of March 31, 2017, to derive a range of implied equity values for Songa Offshore of USD 761 million to USD 1,169 million. Clarksons divided this range of implied equity values by the number of fully-diluted outstanding shares of Songa Offshore (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds and the exercise in full of Songa Offshore’s outstanding warrants) to derive a range of implied per share equity values for Songa

Offshore of USD 4.0 to USD 6.1, or approximately NOK 33.8 to NOK 51.9 based on an exchange rate of approximately 8.5 NOK per USD.

Discounted Cash Flow Analysis

Clarksons derived a range of implied equity values per share of Songa Offshore as of March 31, 2017 based on a discounted cash flow analysis. A discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and an assumed terminal value of a subject company.

Clarksons performed a discounted cash flow analysis of Songa Offshore based on unlevered free cash flows estimated to be generated by the four Cat-D Rigs from April 1, 2017 through the end of 2023 as reflected in the Cat-D Rigs Estimates and taking into account its estimate of an aggregate value of USD 75 million for the Legacy Rigs, as described below.

Using discount rates ranging from 8.0% to 10.0% based on Clarkson’s estimate of Songa Offshore’s weighted average cost of capital, Clarksons discounted to represent value as of March 31, 2017, (i) the unlevered free cash flows estimated to be generated by the four Cat-D Rigs from the beginning of the second quarter of 2017 through the end of 2023 (calculated as estimated annual revenue based on Songa Offshore’s current contractual day rates (assuming 95% utilization), less estimated annual operating expenses reflecting estimated operating expenses of USD 137,500 per day per rig, less estimated annual SG&A expenses of USD 36 million in 2017, USD 33 million in 2018 and USD 30 million thereafter, less estimated annual maintenance capital expenditures reflecting estimated expenditures of USD 1.856 million per year per rig and less estimated expenditures for each rig of USD 15 million in the fifth year after delivery for a special periodic survey of the rig and applying an annual tax rate of 7.0% of estimated pre-tax profits, adjusted for estimated changes in working capital) as reflected in the Cat-D Rigs Estimates and (ii) an estimated terminal value for the four Cat-D Rigs as of December 31, 2023, derived by applying EV/EBITDA multiples ranging from of 6.0x to 7.0x to the estimated 2024 EBITDA for the four Cat-D Rigs as reflected in the Cat-D Rigs Estimates. The 6.0x to 7.0x multiple range was selected by Clarksons based on its professional judgment and experience based upon peer trading levels observed in the offshore drilling industry and taking into account that the average age of the four Cat-D Rigs was expected to be approximately 8 years at or around December 31, 2023. Clarksons then added to the result its estimated USD 75 million aggregate value for the Legacy Rigs to derive a range of implied EV for Songa Offshore, as of March 31, 2017, of USD 3,169 million to USD 3,445 million.

Clarksons then deducted from this implied EV range Songa Offshore’s gross interest bearing debt (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds) and added Songa Offshore’s cash and cash equivalents, in each case as of March 31, 2017, to derive a range of implied equity values for Songa Offshore, as of March 31, 2017, of USD 983 million to USD 1,259 million. Clarksons divided this range of implied equity values by the number of fully-diluted outstanding shares of Songa Offshore (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds and the exercise in full of Songa Offshore’s outstanding warrants) to derive a range of implied per share equity values for Songa Offshore, as of March 31, 2017, of USD 5.1 to USD 6.6, or approximately NOK 43.7 to NOK 55.9, based on an exchange rate of approximately 8.5 NOK per USD.

Implied Rig Value Analysis

Clarksons derived a range of implied equity values per share of Songa Offshore as of March 31, 2017 based on an implied rig value analysis. An implied rig value analysis is designed to estimate the implied value per rig based on the trading level of comparable companies within the offshore drilling industry. For purposes of this analysis, Clarksons reviewed and compared certain financial information for Songa Offshore to the implied value per floater equivalent rig on a charter-free basis for the following selected publicly traded companies in the offshore drilling industry which own floater equivalent rigs, similar to the Cat-D Rigs:

Atwood Oceanics, Inc.

Diamond Offshore Drilling, Inc.

Ensco Plc

Noble Corporation, Plc.

Ocean Rig UDW Inc.

Pacific Drilling S.A.

Rowan Companies Plc

Seadrill Limited

Transocean

Although none of the selected companies are directly comparable to Songa Offshore (and, in particular, certain of the companies, including Ocean Rig, Pacific Drilling and Seadrill, had significant leverage), the included companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, have certain features, including operations, that are sufficiently comparable to certain characteristics of Songa Offshore.

Based on publicly available information, Clarksons calculated the fully invested EV for each of the selected companies, defined as the sum of its market capitalization plus its net interest-bearing debt as of March 31, 2017 plus any unfunded capital expenditures (recourse only) related to newbuild rigs as of March 31, 2017. In order to calculate a range of implied values per rig, Clarksons performed the following calculations with respect to each selected company:

1.

Estimated the number of rigs owned by the selected company as of March 31, 2017. The various rigs owned by each company were categorized into separate groups in order to estimate and determine the number of floater equivalent units, comparable to the rigs in Songa Offshore’s fleet. The categorization was determined based upon Clarksons’ professional judgment.

2.

Estimated the net present value of its remaining firm contract backlog as of March 31, 2017. This was done by calculating its estimated EBITDA less any maintenance capital expenditures during the contracted period, discounted by 10%.

3.	Estimated its net interest bearing debt as of March 31, 2017 and deducted an estimated value of its remaining firm contract backlog (as per the methodology described in (2) above).
4.

Estimated its unfunded capital expenditures (recourse only) related to newbuild rigs, less any net present value of the remaining firm contract backlog related to these newbuild rigs, as of March 31, 2017.

5.	Calculated its equity market capitalization, based on its share price and number of fully diluted shares outstanding.
6.	Divided for each selected company the sum of (3), (4) and (5) by the number of rig equivalent units for such company respectively.

Based on the foregoing, Clarksons applied a range of USD 200 million to USD 300 million implied value per rig on a charter-free basis to each Cat-D Rig. Clarksons then added the estimated value of Songa Offshore’s remaining value of firm contract backlog for each of the Cat-D Rigs as of March 31, 2017 (calculated by subtracting estimated maintenance capital expenditures from estimated EBITDA per rig as reflected in the Cat-D Rigs Estimates, and discounting the result at a rate of 10%) to derive an estimated range of implied values for each such rig of USD 682 million to USD 782 million. Clarksons than derived a range of implied EV for Songa Offshore of USD 2,803 million to USD 3,203 million by adding the range of implied values it derived for the four Cat-D Rigs and its estimated USD 75 million aggregate value for the Legacy Rigs.

Clarksons then deducted from this implied EV range Songa Offshore’s gross interest bearing debt (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds) and added Songa Offshore’s cash and cash equivalents, in each case as of March 31, 2017, to derive a range of implied equity values for Songa Offshore as of March 31, 2017, of USD 617 million to USD 1,017 million. Clarksons divided this range of implied equity values by the number of fully-diluted outstanding shares of Songa Offshore (calculated assuming the conversion in full of Songa Offshore’s outstanding convertible bonds and the exercise in full of Songa Offshore’s outstanding warrants) to derive a range of implied per share equity values for Songa Offshore, as of March 31, 2017, of USD 3.2 to USD 5.3, or approximately NOK 27.4 to NOK 45.2, based on an exchange rate of approximately 8.5 NOK per USD.

Final Summary of the Analyses

Based on a simple average of the ranges of the implied per share equity values under the three analyses described above, Clarksons estimated a range of average implied per share values for Songa Offshore, as of March 31, 2017, of USD 4.1 to USD 6.0 per share, or approximately NOK 35.0 to NOK 51.0 based on an exchange rate of approximately 8.5 NOK per USD.

March 28, 2017 Preliminary Presentation by Clarksons

In addition to its June 16, 2017 presentation to certain members of Transocean management, Clarksons also delivered a preliminary presentation containing preliminary valuation analyses of Songa Offshore to certain members of Transocean management on March 28, 2017. The March 28, 2017 preliminary valuation analyses were based on information and data that was available as of March 28, 2017. Accordingly, the March 28, 2017 preliminary valuation analyses differs slightly from the June 16, 2017 valuation analyses.

The March 28, 2017 preliminary presentation was for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Clarksons with respect to the fairness of the merger consideration or otherwise.

The preliminary presentation delivered by Clarksons to certain members of Transocean management on March 28, 2017 contained substantially similar analyses as described above under “—Summary of Clarksons’ Analyses,” but utilized estimates with respect to the Cat-D Rigs based on assumptions reflecting information available on March 28, 2017, and approved by Transocean management (the “Preliminary Cat-D Rigs Estimates”) and derived implied valuations per share of Songa Offshore as of December 31, 2016. In contrast, the valuation analyses reflected in the June 16, 2017 presentation utilized estimates with respect to the Cat-D Rigs based on assumptions reflecting information available on June 16, 2017 and derived implied valuations per share of Songa Offshore as of March 31, 2017. The June 16, 2017 analyses superseded the analyses reflected in the March 28, 2017 preliminary presentation materials.

The March 28, 2017 preliminary presentation materials contained a preliminary EV/EBITDA multiple analysis using the same methodology and key assumptions as described under “—Summary of Clarksons’ Analyses”, except that it used the Preliminary Cat-D Rigs Estimates reflecting estimated operating expenses reflecting USD 145,000 per day per rig (rather than the USD 137,500 per day per rig reflected in the June 16, 2017 presentation). The March 28, 2017 preliminary EV/EBITDA multiple analysis resulted in a range of implied equity values for Songa Offshore as of December 31, 2016, of USD 677 million to USD 1,073 million, and implied per share equity values for Songa Offshore as of December 31, 2016 of USD 3.5 to USD 5.6, or approximately NOK 30.0 to NOK 47.7 based on an exchange rate of 8.48 NOK per USD.

The March 28, 2017 preliminary presentation materials contained a preliminary discounted cash flow analysis using the same methodology and key assumptions as described under “—Summary of Clarksons’ Analyses”, except that it used the Preliminary Cat-D Rigs Estimates reflecting estimated operating expenses of USD 145,000 per day per rig (rather than the USD 137,500 per day per rig reflected in the June 16, 2017 presentation), estimated annual SG&A expenses of USD 36 million for all periods (rather than USD 36 million in 2017, USD 33 million in 2018 and USD 30 million thereafter as reflected in the June 16, 2017 presentation), estimated annual maintenance capital expenditures reflecting estimated expenditures of approximately USD 3 million per year per rig and estimated expenditures for each rig of USD 20 million in the fifth year after delivery (rather than estimated expenditures of USD 1.856 million per year per rig and estimated expenditures for each rig of USD 15 million in the fifth year after delivery as reflected in the June 16, 2017 presentation), and derived an estimated terminal value for the four Cat-D Rigs as of December 31, 2023 by applying EV/EBITDA multiples ranging from of 6.5x to 7.5x (rather than 6.0x to 7.0x as reflected in the June 16, 2017 presentation).  The preliminary discounted cash flow analysis resulted in a range of implied equity values for Songa Offshore as of December 31, 2016 of USD 944 million to USD 1,239 million, and implied per share equity values for Songa Offshore as of December 31, 2016 of USD 4.9 to USD 6.5, or approximately NOK 41.9 to NOK 55.0, based on an exchange rate of 8.48 NOK per USD.

The March 28, 2017 preliminary presentation materials contained a preliminary implied rig value analysis using the same methodology and key assumptions as described under “—Summary of Clarksons’ Analyses” but such analysis was as of December 31, 2016, except that it used a range of USD 225 million to USD 325 million implied value per rig on a charter-free basis (rather than USD 200 million to USD 300 million as reflected in the June 16, 2017 presentation). The preliminary rig value analysis resulted in a range of implied equity values for Songa Offshore as of December 31, 2016 of USD 577 million to USD 977 million, and implied per share equity values for Songa Offshore as of December 31, 2016 of USD 3.0 to USD 5.1, or approximately NOK 25.6 to NOK 43.4, based on exchange rate of approximately 8.48 NOK per USD.

General

Clarksons was not retained to, and did not, render any opinion as to the fairness to Transocean of the consideration to be paid in the proposed Combination or with respect to any other matter relating to the proposed Combination.  In this context, however, in connection with its analysis of Songa Offshore, Clarksons performed a variety of financial and comparative analyses. Clarksons believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the analyses undertaken by Clarksons as part of its work for Transocean.

In addition, Clarksons may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of implied valuations resulting from any particular analysis described above should not be taken to be Clarkson’s view of the actual value of Songa Offshore. In performing its analyses, Clarksons made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Transocean or Songa Offshore. These include, among other things, the impact of competition on Songa Offshore’s business and the offshore drilling industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Songa Offshore, or the industry, or in the financial markets in general. Any estimates contained in Clarksons analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Clarksons conducted the analyses described above solely as part of its analysis of Songa Offshore it presented to certain members of Transocean management. These analyses do not purport to be appraisals or to reflect the prices at which the Songa Offshore shares might actually trade.

The Consideration was determined through arm’s-length negotiations between Transocean and Songa Offshore and was approved by the Transocean Board. Clarksons provided advice to Transocean during these negotiations. Clarksons did not, however, recommend any specific consideration to Transocean, nor that any specific consideration constituted the only appropriate consideration for the Combination.

Clarksons’ analysis of Songa Offshore was one of many factors taken into consideration by Transocean in deciding to approve the Transaction Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Transocean Board with respect to the consideration to be paid pursuant to the Transaction Agreement or of whether the Transocean Board would have been willing to agree to a different consideration.

Under the terms of its engagement letter, Clarksons provided Transocean with financial advisory services, and Transocean has agreed to pay Clarksons a fee of USD 5.5 million, which is payable upon and is contingent upon the consummation of the Combination. Transocean has also agreed to reimburse Clarksons for its expenses incurred in performing its services. In addition, Transocean has agreed to indemnify Clarksons and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Clarksons or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Clarksons’ engagement.

Clarksons in the past has provided, and in the future may provide, financial advisory services to Songa Offshore and its affiliates, and has received or in the future may receive compensation for the rendering of these services. From August 1, 2015 through August 1, 2017, Clarksons derived aggregate revenues from Songa Offshore and its affiliates of approximately USD 500,000 for financial advisory services.

Summary of Pareto’s Illustrative Calculations

In order to assist the Songa Board in evaluating the Management Projections, Pareto prepared two hypothetical and illustrative sensitivity steady state scenarios for the financial performance of Transocean on a pro forma stand-alone basis (the “Pareto Sensitivity Scenarios”). For both scenarios, Pareto utilized the Management Projections and assumed (i) that all rigs work at the same rates for the full year, and (ii) USD 5.1 billion of long-term debt based on the 2020 Downside Case Projections.

Pareto’s first scenario assumed a fragile market recovery, under which the day rate for Transocean’s 6G rigs would be USD 300,000 and the day rate for Transocean’s legacy and dual-activity rigs would be USD 200,000.  Pareto’s first scenario also assumed an active fleet of 28 rigs (21 6G units and 7 legacy and high-end 5G rigs).  Pareto’s first scenario also assumed operating expenses of USD 130,000 and SPS costs of USD 5,000,000 per year for 6G rigs and USD 10,000,000 for other rigs.

Pareto’s second scenario assumed a more robust market recovery, under which the day rate for Transocean’s 6G rigs would be USD 400,000 and the day rate for Transocean’s legacy and dual-activity rigs would be USD 300,000.  Pareto’s second scenario also assumed an active fleet of 32 rigs (21 6G units and 11 legacy and high-end 5G rigs).  Pareto’s second scenario also assumed operating expenses of USD 150,000 and SPS costs of USD 10,000,000 per year for 6G rigs and USD 10,000,000 for other rigs.

Other than the assumption of $5.1 billion of long-term debt, the foregoing assumptions made by Pareto were determined by Pareto based on publicly available information and Transocean did not provide Pareto any specific information for purposes of Pareto making its determination for these underlying assumptions.

The following table illustrates the additional hypothetical and illustrative sensitivity scenarios prepared by Pareto:

	Pareto Sensitivity Scenarios
	Scenario 1 (Fragile Recovery)	Scenario 2 (More Robust Recovery)
EBITDA(1) (in millions USD)	$986	$1,805
EV (2) (in millions USD)	$9,200	$9,600
EV/EBITDA	9.3	5.3

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)	EV in Scenario 2 adjusted for reactivation of 4 rigs of USD 100m per rig.

In addition, in order to assist the Songa Board in evaluating the Management Projections, Pareto calculated hypothetical and illustrative gross leverage ratios, calculated as the ratio of gross debt to EBITDA, and net leverage ratios, calculated as the ratio of net debt to EBITDA, for Transocean for the years 2017 through 2021, both on a stand-alone basis and pro forma for the Combination (collectively, the “Pareto Leverage Ratio Calculations” and together with the Pareto Sensitivity Scenarios, the “Pareto Illustrative Calculations”).  For the Pareto Leverage Ratio Calculations, Pareto utilized the Downside Case projections, adjusted to give effect to the repurchases of debt by Transocean during the second quarter of 2017.  For the gross leverage ratios,

Pareto also assumed modestly higher gross debt amounts for the years 2020 and 2021 based on Transocean’s historical cash position.  For the net leverage ratios, Pareto used the same assumptions as for the gross leverage ratios, and then subtracted cash and cash equivalents from gross debt. All information regarding Songa Offshore used by Pareto in calculating the gross leverage ratios and net leverage ratios on a pro forma basis for the Combination was based on publicly available information.

The following table illustrates the hypothetical and illustrative leverage ratios calculated by Pareto:

	Pareto Leverage Ratio Calculations
	2017	2018	2019	2020	2021
Gross Leverage Ratio
Stand-alone	4.8	5.3	8.0	17.9	8.3
Pro forma for the Combination	4.9	5.1	6.6	10.6	6.5
Net Leverage Ratio
Stand-alone	3.0	3.2	4.8	13.0	6.7
Pro forma for the Combination	3.4	3.4	4.4	7.9	5.1

Pareto was not retained to, and did not, render any opinion as to the fairness to the holders of Songa Shares of the consideration to be paid in the proposed Combination or with respect to any other matter relating to the proposed Combination.  Pareto acted as an advisor only and relied upon, without independent verification, the assessment of Transocean and Songa Offshore and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters.  Pareto did not perform any tax assessment in connection with the Combination.  Pareto’s financial advisor services were provided for the information of Songa Offshore in connection with its consideration of the Combination. Pareto’s advice did not constitute a recommendation as to whether Songa Offshore should enter into, or whether the Songa Board should approve, the proposed Combination and did not address the relative merits of the Combination as compared to any other alternative business transaction potentially available to Songa Offshore.  Pareto’s advice does not constitute a recommendation, and Pareto makes no recommendation, as to whether any Songa Offshore shareholder should accept the Offer nor how any Transocean shareholder should vote with respect to the proposed Combination or any other matter.

The Pareto Illustrative Calculations are not included in this Prospectus in order to influence any Transocean shareholder to make any decision regarding the proposals relating to the issuance of Shares pursuant to the transactions contemplated by the Transaction Agreement or for any other purpose, any Songa Offshore shareholder to make any decision with respect to whether to tender its shares of Songa Offshore in the Offer or for any other purpose, and readers of this Prospectus are cautioned not to place undue, if any, reliance on the Pareto Illustrative Calculations included herein.  The Pareto Illustrative Calculations are included in this Prospectus only to provide Transocean and Songa Offshore shareholders with access to certain prospective financial information concerning Transocean that was made available to the Songa Board as described herein.

The Pareto Illustrative Calculations were not prepared with a view toward public disclosure, with respect to certain information, or compliance with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  No independent accountants have compiled, examined or performed any procedures with respect to the Pareto Illustrative Calculations, or expressed any opinion or any other form of assurance with respect to such information or its achievability.

The Pareto Illustrative Calculations reflect numerous estimates and assumptions made by the Transocean management team (with respect to the Management Projections) and by Pareto, including estimates and assumptions with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to Transocean’s business, all of which are difficult to predict and many of which are beyond Transocean’s control. The Pareto Illustrative Calculations reflect the subjective judgment of the Transocean management team (with respect to the Management Projections) and of Pareto in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.  As such, the Pareto Illustrative Calculations constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, Transocean’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports filed by Transocean with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The Pareto Illustrative Calculations cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Pareto Illustrative Calculations will be affected by Transocean’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Pareto Illustrative Calculations also reflect assumptions of the Transocean management team (with respect to the Management Projections) and Pareto as to certain business decisions that are subject to change. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

The Pareto Illustrative Calculations do not take into account any conditions, circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Transaction Agreement.  Pareto does not intend to update or otherwise revise the Pareto Illustrative Calculations to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events (including any failure of the transactions contemplated by the Transaction Agreement to occur), even in the event that any or all of the assumptions underlying the Pareto Illustrative Calculations are no longer appropriate.

The inclusion of the Pareto Illustrative Calculations should not be regarded as an admission, representation or indication that any of the Transocean Board, Transocean management, Songa Board, Songa Offshore management, Pareto, or any other person then considered, or now considers, it to be material or a reliable prediction of future results, and this information should not be relied upon as such. In fact, the Transocean Board, Transocean management, the Songa Board and Songa Offshore management view the Pareto Illustrative Calculations as non-material because of the inherent risks and uncertainties associated with such long range forecasts. No representations were made in the Transaction Agreement concerning prospective financial information, including the Pareto Illustrative Calculations.

The Pareto Illustrative Calculations should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Transocean contained in its public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Pareto Illustrative Calculations, shareholders are cautioned not to place undue, if any, reliance on the Pareto Illustrative Calculations.

Songa Offshore selected Pareto as an advisor based on Pareto’s reputation and its experience and familiarity with Songa Offshore and its business. Songa Offshore has agreed to pay Pareto a fee of 0.5% of the gross equity value of Songa Offshore up to USD 1.25 billion, and 1.0% of the gross equity value exceeding USD 1.25 billion in the transaction  calculated on 100% basis for its services in connection with the Combination, which is contingent on closing of the Combination. As of the date of the announcement of the Combination, the fee payable to Pareto was estimated at approximately USD 5.7 million.  Songa Offshore also has agreed to reimburse Pareto for its expenses arising in connection with Pareto’s engagement and to indemnify Pareto against certain liabilities that may arise, out of Pareto’s engagement.

In the ordinary course of Pareto’s business, Pareto may actively trade Songa Offshore and Transocean shares and other securities of Songa Offshore and Transocean for Pareto’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pareto and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Songa Offshore not related to the Combination. During the two-year period prior to the date of the announcement of the Combination, Pareto has had no engagements with Songa Offshore.

Pareto and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Transocean not related to the Combination. During the two-year period prior to the date of the announcement of the Combination, Pareto has assisted Transocean in a US Private Placement bond issue. During the two-year period prior to the date of the announcement of the Combination, Pareto derived aggregate revenues from Transocean of approximately USD 3.69 million for investment banking and financial advisory services.

Summary of Independent Statement of ABG Sundal Collier ASA.

On December 20, 2017, ABG Sundal Collier ASA (“ABG Sundal Collier”) rendered its independent statement to the Songa Board, that, as of that date and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by ABG Sundal Collier as set forth in the independent statement, the consideration to be paid by Transocean in the conditional Offer to acquire all outstanding shares in Songa Offshore set forth in the combined offer document and prospectus dated December 20, 2017 was fair, from a financial point of view, to the shareholders of Songa Offshore.

The independent statement speaks only as of the date and the time it was rendered and not as of the time the Offer may be completed or any other time. The independent statement does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of Songa Offshore, Transocean or the trading price of Songa Offshore’s shares or Transocean’s shares, which are factors on which ABG Sundal Collier’s independent statement was based. ABG Sundal Collier has no obligation and assumes no responsibility for updating, revising or reaffirming any aspect of the independent statement after the delivery of the independent statement.

The full text of ABG Sundal Collier’s independent statement, dated December 20, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the scope of review undertaken by ABG Sundal Collier in rendering its independent statement, is incorporated by reference into this Prospectus and attached as Annex C hereto.

Detailed information about the Offer is set out in the combined offer document and prospectus from Transocean dated December 20, 2017. ABG Sundal Collier recommends shareholders of Songa Offshore to carefully study the information given in the offer document.

The Songa Board has a duty under section 6‑16 (1) of the Norwegian Securities Trading Act (the “STA”) to issue a statement setting out its assessment of the Offer and the reasons on which it is based, including its views on the effects of the implementation of the Offer on the interests of Songa Offshore, including the effect, if any, of the strategic plans by the Offeror on employment and the location of the Songa Offshore’s place of business.

In accordance with section 6‑16 (4) of the STA, the Oslo Stock Exchange has required that such statement regarding the Offer is issued by an independent advisor on behalf of Songa Offshore.

ABG Sundal Collier has been engaged by Songa Offshore to prepare a statement on behalf of Songa Offshore in accordance with section 6‑16 (4) of the STA. The Oslo Stock Exchange has approved ABG Sundal Collier to provide the independent statement.

The summary of the ABG Sundal Collier independent statement set forth in this Prospectus is qualified in its entirety by reference to the full text of the independent statement attached as Annex C hereto. Songa Offshore shareholders are urged to read the ABG Sundal Collier independent statement carefully and in its entirety. ABG Sundal Collier provided its independent statement for the Songa Board as required by Section 6‑16 (4) of the STA. The independent statement only addressed the fairness, from a financial point of view, to Songa Offshore’s shareholders of the consideration to be paid by Transocean in the Offer and did not address any other aspect or implication (financial or otherwise) of the Combination other than certain matters set forth above as required by the STA. The ABG Sundal Collier independent statement is not intended to be and shall not constitute a recommendation to the shareholders of Songa Offshore as to whether to tender their shares in the Offer from Transocean or not, nor how any Transocean shareholder should vote with respect to the proposed Combination, and each shareholder of Songa Offshore and Transocean remains solely responsible for his/her own decisions.

In connection with rendering the independent statement described above and performing its related financial analyses, ABG Sundal Collier reviewed and considered, among other things:

(i)	the combined offer document and prospectus dated December 20, 2017;
(ii)	the Transaction Agreement;
(iii)	certain reports, presentations and communications from Songa Offshore and Transocean;
(iv)	the reported price and trading activity for Songa Offshore’s shares and Transocean’s shares;
(v)	certain publicly available research analyst reports for Songa Offshore and Transocean;
(vi)	certain financial and stock market information for Songa Offshore and Transocean compared with similar information for certain other companies, the securities of which are publicly traded;
(vii)	the financial terms of certain other business acquisitions and combinations deemed to be relevant;
(viii)

certain internal financial analyses and forecasts for Transocean prepared by its management, as provided by Songa Offshore to ABG Sundal Collier and approved for ABG Sundal Collier’s use by Songa Offshore;

(ix)	certain information, input and discussions with Songa Offshore concerning Songa Offshore and the analysis undertaken by ABG Sundal Collier; and

(x)	such other financial analyses, studies and matters considered appropriate by ABG Sundal Collier.

For purposes of rendering its independent statement, ABG Sundal Collier, with Songa Offshore’s consent, relied upon, and assumed, without independent verification upon the accuracy and completeness of all of the financial and other information provided to ABG Sundal Collier by Songa Offshore or Transocean for purposes of preparing the independent statement. ABG Sundal Collier has also relied upon and assumed the accuracy, completeness and fairness of all the financial and other information that has been provided to the public by Songa Offshore and Transocean. ABG Sundal Collier have not conducted any independent verification of the information in the combined offer document and prospectus dated December 20, 2017.

In addition, with the consent of Songa Offshore, ABG Sundal Collier has not made an independent evaluation or appraisal of the assets and liabilities of Songa Offshore, Transocean or any subsidiary or affiliate thereof and ABG Sundal Collier has not been furnished with any such evaluation or appraisal, nor has ABG Sundal Collier made any physical inspection or technical evaluation of the assets.

ABG Sundal Collier also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Combination will be obtained without any adverse effect on Songa Offshore or Transocean in any way meaningful to its analysis. ABG Sundal Collier has assumed that the Combination will be consummated on the terms set forth in the combined offer document and prospectus, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

ABG Sundal Collier’s independent statement does not address the relative merits of the Combination as compared to any other strategic alternatives that may be available to Songa Offshore; nor did it address any legal, regulatory, tax or accounting matters. ABG Sundal Collier’s independent statement addressed only the fairness from a financial point of view, as of the date of the independent statement, of the consideration to be paid by Transocean in the conditional Offer to acquire all outstanding shares in Songa Offshore. ABG Sundal Collier’s independent statement does not express any view on, and ABG Sundal Collier’s independent statement does not address, any other terms or aspects of the Offer or any terms or aspects of any other agreement contemplated by the Offer or entered into or amended in connection with the proposed Combination, or the fairness of the Offer to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Songa Offshore. ABG Sundal Collier’s independent statement did not express any opinion as to the prices at which the shares or other securities of Songa Offshore or Transocean would trade at any time.

ABG Sundal Collier has based its work on information available and market conditions as at the date of the independent statement. ABG Sundal Collier’s independent statement is necessarily based upon economic, market and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of the independent statement. It should be understood that subsequent developments may affect the independent statement, and ABG Sundal Collier do not have any obligation to update, revise, or reaffirm this statement.

The following is a summary of certain financial analyses reviewed by ABG Sundal Collier in connection with the rendering of its independent statement to the Songa Board on December 20, 2017. The summary does not contain all of the financial data or considerations holders of Songa Offshore shares may want or need for purposes of making an independent determination of fair value. Songa Offshore shareholders are encouraged to consult their own financial and other advisors before making any investment decision in connection with the

Offer. The analyses summarised below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis could create a misleading or incomplete view of ABG Sundal Collier’s analyses.

Financial Analyses with Respect to Songa Offshore

Discounted Cash Flow Analysis

ABG Sundal Collier performed a discounted cash flow analysis of Songa Offshore by calculating the estimated net present value of the projected after-tax, unlevered, free cash flow of Songa Offshore through to the estimated end of the useful life of Songa Offshore’s existing offshore rig fleet, based on a financial model developed by ABG Sundal Collier using publicly available information and additional input from the management of Songa Offshore and other assumptions. The projected revenues in the ABG Sundal Collier model are based on the reported annual firm backlog in Songa Offshore, as no future revenues were assumed from the three oldest rigs in the fleet which are currently idle. The operating costs were based on the most recent reported operating cost per day levels with an assumed annual cost escalation of 2% per day. The useful life of Songa Offshore’s Cat D rigs were assumed to be 30 years. ABG Sundal Collier applied a set of discount rates, which were based on estimates of Songa Offshore’s weighted average cost of capital, ranging from 7.8% to 12.1%, based on an average cost of debt of 5.2%, an equity risk premium of 6.0% and betas ranging from 1.5 – 2.33, for the estimated cash flows generated over different periods by each Songa Offshore rig, distinguishing whether the cash flow of a given offshore rig over a given period was generated under the terms of the firm contract period of Songa Offshore’s Cat D drilling contracts with Statoil on the Norwegian Continental Shelf, the option period in the Statoil contracts, or in the spot market. The estimated cash flow generated under the firm contract period with Statoil was discounted using the lowest discount rate in the range above and the estimated future cash flow generated in the spot market was discounted using the highest discount rate in the range above, reflecting higher risk related to projected cash flow in the spot market. ABG Sundal Collier considered variations in key assumptions, such as estimated future dayrates for offshore rigs, economic uptime, operating costs, capital expenditures, reactivation of currently idle rigs and exercise of existing contract options, and discounted the estimated cash flow generated under each scenario. The discounted cash flow analysis for Songa Offshore, based on the above-mentioned analysis, indicated a range of implied values per Songa Offshore share from NOK 36.60 to NOK 49.60 on a fully diluted basis, as compared to the implied consideration (“Implied Consideration”) of NOK 47.50 per share of Songa Offshore. Variations in key assumptions believed to be reasonable did not change the analysis. The Implied Consideration is based on the closing price of the Transocean shares on the New York Stock Exchange (NYSE) on August 14, 2017, the last trading day prior to the public announcement of the Transaction Agreement, and the nominal value of the Exchangeable Bonds using the USD/NOK closing exchange rate as determined by Norges Bank as of August 14, 2017.

Historical Exchange Ratio Analysis

ABG Sundal Collier reviewed the historical trading prices for the Songa Offshore shares and the Transocean shares and calculated the historical exchange ratios over various periods from March 15, 2016, the date of the public announcement of a comprehensive refinancing of Songa Offshore, to August 14, 2017, the last trading day before public announcement of the Transaction Agreement, by first dividing the closing price per share of

Songa Offshore on each trading day during the period by the closing price per share of Transocean on the same trading day taking into account the respective daily USD/NOK exchange rate, applying the daily exchange rate provided by Factset and subsequently calculating the arithmetic average of these daily historical exchange ratios over such periods (which is referred to in this section as the “average exchange ratio” for such period). The following table summarises the results of this analysis:

Time period	Average exchange ratio
15‑Mar‑2016 to 14‑Aug‑2017 average	0.31x
Last 12 months average as of 14‑Aug‑2017	0.31x
Year-to-date average as of 14‑Aug‑2017	0.35x
Last 60 days average as of 14‑Aug‑2017	0.48x
Last 30 days average as of 14‑Aug‑2017	0.50x
Closing price as of 14‑Aug‑2017	0.51x
Implied exchange ratio as of 14‑Aug‑2017(1)	0.71x

(1)

The implied exchange ratio is based on the value of the Implied Consideration, equivalent to NOK 47.5 per Songa Offshore share as at August 14, 2017, and the Transocean closing share price as at August 14, 2017.

Broker Target Price Analysis

ABG Sundal Collier reviewed publicly available equity research analyst share price targets for Songa Offshore prior to public announcement of the Transaction Agreement on August 15, 2017. Of the share price targets published after June 1, 2017, the share price targets for Songa Offshore ranged from NOK 15.00 per share to NOK 45.00 per share with a mean target price of NOK 34.30 per share. Following the date of the announcement of the Transaction Agreement, no public target price for the Songa Offshore shares, published after the announcement of the Transaction Agreement, has exceeded the Implied Consideration.

Precedent Bid Premium Analysis

ABG Sundal Collier reviewed the historical trading prices and volumes for the Songa Offshore shares and calculated the historical volume-weighted average price (“VWAP”) per share and the corresponding implied premium based on to the Implied Consideration of NOK 47.50 per Songa Offshore share. The following table summarises the results of this analysis:

Time period	VWAP	Premium
15‑Mar‑2016 to 14‑Aug‑2017 average	NOK 26.22	81.2%
Last 12 months average as of 14‑Aug‑2017	NOK 26.59	78.4%
Year-to-date average as of 14‑Aug‑2017	NOK 31.78	49.4%
Last 60 days average as of 14‑Aug‑2017	NOK 33.47	41.9%
Last 30 days average as of 14‑Aug‑2017	NOK 34.53	37.6%
14‑Aug‑2017	NOK 34.41	38.0%

ABG Sundal Collier then reviewed, based on publicly available information from a database provided by MergerMarket, bid premiums in 147 tender offers for publicly listed companies in the Nordic countries in the period from 2004 to 2017. The arithmetic average bid premium to the last trading price before announcement of the respective transactions was 30.7%, compared to the bid premium of 39.7% offered by Transocean for the Songa Offshore shares, based on the Implied Consideration and the closing price for the Songa Offshore shares as at August 14, 2017, the last trading day prior to the public announcement of the Transaction Agreement. Of the 147 tender offers for publicly listed companies in the Nordic countries in the period from 2004 and 2017, six transactions involved offshore drilling companies. The arithmetic average bid premium for these six offshore drilling tender offers was 40.3%.

Moreover, ABG Sundal Collier conducted a similar analysis, based on publicly available information from a database provided by MergerMarket, on 3,898 tender offers for publicly listed companies in the U.S. with market capitalisation equal to or greater than USD 500 million in the period from 2004 to 2016. The arithmetic average bid premium for tender offers where the consideration to the shareholders in the acquired company comprised 100% cash was 32%, and the arithmetic average bid premium for tender offers where the consideration to the shareholders in the acquired company comprised 100% common stock in the acquiring company was 17%.

Similarly, ABG Sundal Collier reviewed bid premiums in recent mergers and acquisitions in the oil services industry. The following transactions were reviewed:

•	Ensco plc - Atwood Oceanics, Inc., announced in May 2017
•	John Wood Group PLC - Amec Foster Wheeler plc, announced in March 2017
•	GE Oil & Gas - Baker Hughes Inc., announced in October 2016
•	Technip SA - FMC Technologies Inc., announced in May 2016
•	Schlumberger Limited - Cameron International Corporation, announced in August 2015

The bid premiums in the above-mentioned transactions ranged from 11% to 56%. Although none of the precedent transactions considered by ABG Sundal Collier is fully comparable to the proposed Combination and bid premiums can vary significantly depending on the situation, the precedent transactions considered above were chosen because they involved publicly traded companies in the oil services industry.

Trading Multiple Analysis

ABG Sundal Collier reviewed and compared certain financial information for Songa Offshore to corresponding financial information, ratios and multiples for the following publicly traded companies in the offshore drilling industry (which are collectively referred to in this section as the “Selected Offshore Drilling Companies”):

•	Atwood Oceanics, Inc.
•	Diamond Offshore Drilling, Inc.
•	Ensco plc
•	Noble Corporation plc
•	Odfjell Drilling Ltd.
•	Rowan Cos. Plc
•	Transocean Inc.

Although none of the Selected Offshore Drilling Companies is fully comparable to Songa Offshore, and trading multiples and ratios in the offshore drilling industry can vary significantly depending on factors such as, but not limited to, the remaining useful life of the assets, current contract backlog and level of financial leverage, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of Songa Offshore.

Additionally, certain other publicly traded offshore drilling companies were reviewed, but for various reasons (such as lack of available consensus estimates or ongoing financial restructuring efforts) not included by ABG Sundal Collier in the Selected Offshore Drilling Companies.

ABG Sundal Collier also compared various financial multiples and ratios, which were calculated using the applicable closing prices on August 14, 2017, the last trading day prior to public announcement of the Transaction Agreement. The multiples and ratios for each of the Selected Offshore Drilling Companies were based on the most recent publicly available information and consensus forecast estimates available in Factset. With respect to Songa Offshore and the Selected Offshore Drilling Companies, ABG Sundal Collier calculated multiples of EV to EBITDA for the calendar years 2017, 2018 and 2019. The following table summarises the results of this analysis, based on publicly available information and consensus forecast estimates available in Factset:

EV / EBITDA
	2017E	2018E	2019E
Songa Offshore based on the Implied Consideration	7.8x	7.7x	7.8x
Songa Offshore based on closing price 14‑Aug‑2017	7.1x	7.0x	7.1x
Transocean based on closing price 14‑Aug‑2017	6.3x	8.6x	10.4x
Selected Offshore Drilling Companies (median)	6.4x	8.7x	10.4x

Financial Analyses with Respect to Transocean

ABG Sundal Collier reviewed certain publicly available information as well as certain forecasts for Transocean provided by the management of Transocean for the purpose of assessing the consideration to be paid by Transocean to the shareholders of Songa Offshore. The scope of the analyses was limited to assessing the Transocean share and the Transocean Senior Unsecured Exchangeable Bond as a means of consideration. In connection with the above-mentioned scope, ABG Sundal Collier also reviewed the liquidity projections in the forecasts provided by the management of Transocean and liquidity projections in publicly available equity research analyst reports for Transocean.

ABG Sundal Collier reviewed publicly available equity research analyst share price targets for Transocean. Of the share price targets updated after June 1, 2017, the share price targets ranged from USD 7.0 per share to USD 21.0 per share with a mean share price target of USD 10.7 per share on August 14, 2017. As at the date of the independent statement, the share price targets published after June 1, 2017 ranged from USD 7.0 per share to USD 20.0 per share with a mean share price target of USD 11.0 per share.

ABG Sundal Collier reviewed the historical trading prices and financial ratios for Transocean. ABG Sundal Collier calculated the current and the historical arithmetic average EV to the equity research analyst consensus forecast for EBITDA to be generated over the next 12 months ratio (which is referred to in this section as “EV / NTM EBITDA”) over various periods in time. The average EV / NTM EBITDA multiple in the period from 15‑Aug‑2012 to 14‑Aug‑2017 was 6.8x, compared to 7.3x as at August 14, 2017.

ABG Sundal Collier calculated the theoretical fair value of the Transocean Senior Unsecured Exchangeable Bond. Based on an assumed credit spread of 650 basis points for Transocean, 5 year USD swap rate of 1.8% and an assumed volatility range of the Transocean shares from 35% to 40%, the theoretical fair value of the Senior Unsecured Exchangeable Bond was estimated to be from 97.5% to 100.4% of the nominal value based on the Transocean closing price as at August 14, 2017.

Miscellaneous

ABG Sundal Collier, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The preparation of an independent statement is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABG Sundal Collier’s independent statement. When preparing the independent statement, ABG Sundal Collier considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ABG Sundal Collier made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, ABG Sundal Collier considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Songa Offshore and Transocean. The estimates of the future performance of Songa Offshore or Transocean in or underlying ABG Sundal Collier’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by ABG Sundal Collier’s analyses. These analyses were prepared solely as part of ABG Sundal Collier’s analysis of the fairness, from a financial point of view, of the consideration to be paid by Transocean to the holders of Songa Offshore shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be ABG Sundal Collier’s view of the actual values of Songa Offshore or Transocean.

The type and amount of consideration payable in the Combination was determined through negotiations between Songa Offshore and Transocean, rather than by any financial advisor, and was approved by the Songa Offshore Board. The decision to enter into the Transaction Agreement with Transocean was solely that of Songa Offshore. As described above, ABG Sundal Collier’s independent statement and analyses were only one of many factors considered by the Songa Offshore Board in its evaluation of the Offer and should not be viewed as determinative of the views of the Songa Board or management with respect to the Combination or the consideration to be paid to the holders of Songa Offshore shares.

Songa Offshore selected ABG Sundal Collier as advisor based on ABG Sundal Collier’s reputation, experience and familiarity with Songa Offshore and its business. Songa Offshore has agreed to pay ABG Sundal Collier for its services in connection with the Combination a fee of USD 900,000. The fee is not contingent on closing of the Combination and is independent of the conclusion of the independent statement. Songa Offshore also has agreed to reimburse ABG Sundal Collier for its expenses arising in connection with ABG Sundal Collier’s engagement and to indemnify ABG Sundal Collier against certain liabilities that may arise, out of ABG Sundal Collier’s engagement.

In the ordinary course of ABG Sundal Collier’s business, ABG Sundal Collier may actively trade Songa Offshore and Transocean shares and other securities of Songa Offshore and Transocean for ABG Sundal Collier’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ABG Sundal Collier and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Songa Offshore not related to the Combination. During the two-year period prior to the date of the independent statement, ABG Sundal Collier acted as financial advisor to Songa Offshore in connection with a refinancing in 2016, including acting as joint lead manager for a new convertible bond issue and an equity issue. In the two years preceding the date of the independent statement, ABG Sundal Collier derived aggregate revenues from Songa Offshore of approximately USD 3.1 million for investment banking services.

Material Interests of Songa Offshore’s Board and Management in the Compulsory Acquisition

Following completion of the Voluntary Tender Offer, none of the members of the Songa Board other than Mark Bessel, and none of Songa Offshore’s executive officers owns any Songa Shares.  Other than Mr. Bessel, whose Songa shares will be part of the Compulsory Acquisition, no member of the Songa Board nor Songa Offshore’s executive officers will participate in the Compulsory Acquisition.

The Transaction Agreement

The following summary of the material provisions of the Transaction Agreement was included in Transocean’s Voluntary Tender Offer S-4 and capitalized terms in this section have the meaning ascribed to such terms in the Voluntary Tender Offer S-4. As of the date of this Prospectus, all conditions to the Voluntary Tender Offer have been met and the Voluntary Tender Offer was completed on January 30, 2018. Transocean is providing the following information related to the Transaction Agreement for informational purposes only.  The information in this section was included in the Voluntary Tender Offer S-4,  and capitalized terms in this section have the meaning ascribed to such terms in the Voluntary Tender Offer S-4.

The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is included in this Prospectus as Annex A and incorporated in this Prospectus by this reference. You are encouraged to read the Transaction Agreement carefully and in its entirety, as it is the legal document governing the Combination.

The Transaction Agreement and the summary of terms included in this Prospectus have been included to provide you with information regarding the terms of the Combination and are not intended to provide any other factual information about Transocean or Songa Offshore. Such information can be found elsewhere in this Prospectus, including, for information relating to Transocean, in the section titled “Where You Can Find More Information” and in the public filings Transocean makes with the SEC and the information made publicly available by Songa Offshore, which are available without charge at www.sec.gov and www.oslobors.no/ob_eng/, respectively.

No Solicitation of Transactions

Under the terms of the Offer, subject to certain exceptions described below, Songa Offshore has agreed that it will and will cause each of its employees, directors, advisers and representatives not to, directly or indirectly, seek, solicit or initiate the making of any proposal or offer that constitutes a Competing Offer. For these purposes, a “Competing Offer” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Transocean under the Transaction Agreement) contemplating or otherwise relating to any Acquisition Transaction. An “Acquisition Transaction” means: any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Songa Offshore or any of its affiliates is a constituent corporation, (ii) in which a person or “group” (as defined in the Exchange Act, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Songa Offshore or any of its subsidiaries, or (iii) in which Songa Offshore or any of its affiliates issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of Songa Offshore or any of its affiliates as of the date of the Transaction Agreement; or (b) any sale (other than in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Songa Offshore, or any of its businesses or subsidiaries.

If Songa Offshore is approached by an unsolicited bona fide third-party in relation to a possible Competing Offer, Songa Offshore may enter into discussions with such party and shall have the right to provide it with information necessary for such third-party to carry out a due diligence of Songa Offshore if the Songa Board determines in good faith that such discussions, if successful, may lead to a Superior Proposal, as defined below.

Under the Transaction Agreement, Songa Offshore is obligated to inform Transocean of the receipt of any Competing Offer. Such notice to Transocean must include the proposing party, the proposed price and other significant terms, conditions and contingencies, as well as any other information reasonably needed by Transocean to evaluate the proposal.

Notwithstanding the foregoing, Songa Offshore will not have to disclose the identity of such proposing party unless and until the Songa Board has determined that such Competing Offer is a Superior Proposal. For purposes of the Transaction Agreement, a “Superior Proposal” is a Competing Offer for all or a significant part of the Songa Shares, on a fully diluted basis, or assets of Songa Offshore not solicited, sought or initiated by Songa Offshore or its employees, directors, advisors and representatives, directly or indirectly, on terms that the Songa Board determines, in good faith, after consultation with its financial advisers and external legal counsel, would be more favorable from a financial point of view to Songa Offshore’s shareholders than the terms contemplated by the Offer (or an amended offer (an “Amended Offer”), as the case may be).

In addition, Songa Offshore is obligated to inform Transocean of any significant developments if Songa Offshore enters into discussion with any proposing party, and Songa Offshore must provide Transocean with any non-public information furnished to the proposing party, which was not already disclosed to Transocean.

Competing Offers – Right to Amend

If a Competing Offer is made to the Songa Board and the Songa Board determines that the Competing Offer is a Superior Proposal, Songa Offshore shall without undue delay inform Transocean in writing of this, detailing the main terms of such Competing Offer. During a period of 72 hours (provided that such period shall include at least 2 (two) U.S. business days) from the time of such notice (or, if shorter, until Transocean notifies Songa Offshore that it does not intend to make an Amended Offer) and subject to any applicable law, Songa Offshore, Transocean and TINC shall not make any public statement or express any public opinion relating to the Competing Offer (to avoid doubt, this would not preclude Songa Offshore from releasing a holding statement to comply with its fiduciary obligations).

If Transocean notifies the Songa Board in writing within the 72 hours provided in the paragraph above that it will amend the Offer, the Songa Board shall carry out an assessment of whether the Competing Offer is a Superior Proposal as compared to the Amended Offer.

If Transocean presents an Amended Offer and the Songa Board determines that the Competing Offer is no longer a Superior Proposal, then the Songa Board shall maintain its recommendation of the Offer (as amended). In such circumstances, if the Competing Offer has been publicly announced, the Songa Board shall publicly announce that it is maintaining its recommendation of the Offer (as amended).

If the Songa Board determines, without breach of the Transaction Agreement, that the Competing Offer is a Superior Proposal to the Amended Offer or the Offer (if an Amended Offer is not made within the deadline), the Songa Board shall be free to (a) recommend the Competing Offer and to withdraw the Songa Board Recommendation, as defined below, due to such Superior Proposal and/or (b) terminate the Transaction Agreement in order to pursue or enter into an acquisition or similar agreement with respect to such Superior Proposal; provided, however, that Songa Offshore shall not terminate the Transaction Agreement unless Songa Offshore has complied with its obligations under the applicable sections of the Transaction Agreement.

Change of Recommendation

The Transaction Agreement requires the Songa Board to unanimously recommend the Offer to Songa Offshore shareholders (the “Songa Board Recommendation”). In general, the Songa Board may not withdraw or modify such recommendation unless (a) a Competing Offer is made and the Songa Board determines that such Competing Offer is a Superior Proposal to the Offer or the Amended Offer, as the case may be, or (b) the Transaction Agreement is terminated by Songa Offshore in accordance with the terms of the Transaction Agreement.

Conduct of Songa Offshore During the Pendency of the Combination

Except as provided in the Transaction Agreement, Songa Offshore has agreed that, without the prior written consent of Transocean, such consent not to be unreasonably withheld, delayed or conditioned, from the date of the Transaction Agreement until the completion of the Offer or earlier termination of the Transaction Agreement, it and each of its direct and indirect subsidiaries will conduct its business in the ordinary course and in accordance with applicable laws, regulations and decisions of competent governmental and regulatory authorities, and seek to preserve its present business organization, lines of business, material relationships with customers, suppliers and other third parties, and will not:

•	adopt or propose any changes to its articles of association (other than the amendments allowed for by the Transaction Agreement);
•

declare any dividend or other distribution to Songa Offshore shareholders in their capacity as such or the issuance, sale, purchase or redemption of any financial instruments of Songa Offshore or its direct or indirect subsidiaries other than as set out in the Transaction Agreement or (for actions other than dividends or distributions) pursuant to obligations under written agreements in place as of the date of announcement of the Transaction Agreement (the “Announcement Date”) that have been provided to Transocean prior to the entering into of the Transaction Agreement or as expressly permitted by the Transaction Agreement;

•

pay, or agree to pay, any success fees or bonuses in connection with the Offer or other transactions contemplated in the Transaction Agreement other than (a) to Songa Offshore’s financial advisers, Pareto Securities AS, in accordance with the fee arrangements disclosed to Transocean prior to the entering into of the Transaction Agreement, (b) other success fees or bonuses to Songa Offshore directors and employees in connection with the Combination not exceeding a total maximum amount of USD 5,000,000 or (c) to Songa Offshore’s advisers in connection with any Competing Offer not in breach of Songa Offshore’s obligations under the Transaction Agreement as described in the section above “—No Solicitation of Transactions” (to avoid doubt, the restriction described in this paragraph does not extend to payment of non-success based fees, such as fee to the independent statement provider and legal fees);

•

other than for outstanding claims relating to OPUS, any claim related to the exit tax matter and any reported counterclaims towards DSME, forgive any claim(s) in excess of USD 5,000,000 in the aggregate;

•

merge, consolidate or enter into any restructuring, liquidation, dissolution or any business combination transaction, or making any corporate acquisition or material transaction, in each case other than with respect to (a) transactions involving only direct or indirect wholly owned subsidiaries of Songa Offshore and only after consulting with, and taking into account in good faith the view of, Transocean with regard to such transaction or (b) liquidation of dormant subsidiaries after consulting with, and taking into account in good faith the view of, Transocean with regard to such transaction;

•

other than in the ordinary course of business, acquire any assets (provided, that the restrictions in the immediately preceding paragraph shall still apply as applicable) or make or commit to any material capital expenditure;

•

sell, abandon or otherwise dispose of any assets, business or property or agreeing to the creation of any material lien or encumbrance over any asset, other than, (a) in the case of the sale, abandonment or disposition of any assets, business or property, (i) sales or retirement of obsolete assets, finished goods or inventory in the ordinary course of business or (ii) involving consideration or book value not in excess of USD 20,000,000 individually or USD 30,000,000 in the aggregate, and (b) in the case of liens or encumbrances, any factoring arrangements not to exceed USD 60,000,000 entered into on market terms or in respect of any arrangement in the ordinary course of business that is not otherwise restricted as described in this clause;

•	amend the terms of Songa Offshore’s warrants, convertible bonds, SONG04 and SONG05 bond loans or the Perestroika USD 50 million shareholder loan;
•	appoint any new member of its executive management;
•

change the general terms of employment of its non-management employees, other than (a) changes to employee benefits in the ordinary course of business that are applicable to similarly situated employees, or (b) monthly, quarterly, or annual, market-based, promotion-related or merit-based salary increases in the ordinary course of business;

•	change the terms of employment of its executive management in any way;
•

adopt or amend any employee benefit, bonus or profit sharing scheme (including any scheme having share purchase or share option provisions) other than timing adjustments or in the ordinary course of business;

•

alter its authorized or issued share capital, granting any options or other rights to subscribe for any of its shares, or the purchase or sale of its shares or other securities issued by it, other than (a) issuances of shares as required by the exercise of warrants or options or the conversion of convertible bonds or other Songa Offshore securities (including under incentive programs), in each case, that are outstanding on the date of the Transaction Agreement and publicly disclosed or publicly available and made in accordance with the terms of such agreements underlying such warrants, options or convertible bonds, (b) issuances of shares at a price per share no less than the Consideration which, in the aggregate and together with any new loan agreement, debt securities or other indebtedness incurred permitted as described in the following paragraph, do not exceed USD 10,000,000 (“Permitted New Debt”) and (c) following consultation with Transocean, any issuance of shares at a price per share no less than the Consideration, that are necessary to raise funds to avoid a covenant default under Songa Offshore’s existing or future indebtedness;

•

enter into any loan agreement with any bank or other financial institution, issuing any debt securities or incurring any other indebtedness in any such case other than (a) in the ordinary course of business or (b) in an aggregate amount, together with the aggregate amount of any issuances of shares permitted as described above, not exceeding USD 10,000,000 and (c) following consultation with Transocean, any such indebtedness incurred in addition to that incurred pursuant to Permitted New Debt that is necessary to raise funds to avoid a covenant default under Songa Offshore’s existing or future indebtedness, so long as any such indebtedness incurred does not contain any provision requiring the payment of any premium or make whole amount or providing for the default or acceleration of such indebtedness as a result of any of the transactions contemplated by the Transaction Agreement;

•

repay, accelerate or otherwise amend the terms of its indebtedness other than (a) in the ordinary course of business after requesting and obtaining any necessary waiver(s) and (b) any waiver(s) of Songa Offshore’s covenants to maintain specific debt-to-EBITDA ratios under its existing indebtedness so long as such waiver(s) do not require the payment of any consent fees (other than fees of an ordinary and de minimis nature in accordance with past practice), amend the terms of the underlying agreements or contain any provision that would have an adverse consequence to Songa Offshore;

•	amend its existing insurance coverage other than in the ordinary course of business;
•	enter into or materially amend any material agreement, other than in the ordinary course of business, or enter into any contracts which are outside normal commercial terms;
•

enter into any agreement regarding any other transactions with any of its shareholders owning more than 1% of the share capital of Songa Offshore or persons related to such shareholders, other than (a) in the ordinary course of business on normal commercial terms and (b) loans or other financing arrangements on normal commercial terms and as otherwise permitted under the Transaction Agreement (for avoidance of doubt, with Songa Offshore and/or its subsidiaries as debtor(s));

•

otherwise take any action which it knows would or might reasonably be expected to be prejudicial to the successful outcome of the Offer or which would or might reasonably be expected to have the effect of preventing any of the conditions to the Offer from being fulfilled or resulting in a delay to the expected timetable for the completion of the Offer;

•

settle, discharge or otherwise compromise any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or other proceeding involving payment or receipt of payment in an amount in excess of USD 10,000,000;

•	take any action or permit any inaction which would cause any of its material registered intellectual property to become ineffective;
•

(a) make, amend, or rescind any tax election, (b) change in any material respect any tax accounting principle, (c) file any amended tax return, (d) settle any tax claim or assessment in excess of USD 5,000,000 (other than the exit tax matter) or surrender any right to claim a refund of taxes in an amount in excess of USD 5,000,000, (e) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or (f) fail to pay any tax when it becomes due or take any other similar action relating to the filing of any tax return or the payment of tax, except in each case as required by law or instructed by appropriate authorities following a final determination by such authority that is not subject to Songa Offshore’s ability to appeal, contest or dispute and/or, in the case of clauses (a), (c) or (e), in the ordinary course of business; or

•	authorize, agree or enter into any binding commitment to do any act restricted in the foregoing.

Furthermore, from the date of the Transaction Agreement until the completion of the Offer or earlier termination of the Transaction Agreement, Songa Offshore and each of its direct and indirect subsidiaries will have agreed to:

•

reasonably cooperate with Transocean and its officers, employees, legal counsel, financial advisers and other representatives, and afford them, upon reasonable request and notice, reasonable access (such access not to be unreasonably refused or delayed) to the properties, books, records and management, advisers and representatives of the Songa Group for the purposes of the Offer and any documents to be prepared in connection with the Offer, and furnish to them such material information in relation to the development of the operation, trading, disputes, tax affairs and strategy of the business of the Songa Group as they may from time to time reasonably request, in all such cases subject to any duty or obligation restricting the same;

•

promptly notify Transocean if they become aware that any act, matter or thing that is inconsistent with their obligations during the pendency of the Combination has occurred or if they become aware of any matter that will cause any of the conditions to the Offer not to be capable of satisfaction;

•

no later than at the Announcement Date, take all actions it deems reasonably necessary to ensure that Transocean is released from any disclosure or trading restrictions that may have been caused by the disclosure by Songa Offshore to Transocean of any information that constitutes inside information (as defined by Section 3‑2 of the Norwegian Securities Trading Act) in respect of Songa Offshore or financial instruments issued by Songa Offshore, including by, if and to the extent deemed necessary by Songa Offshore, disclosure of relevant information to the market. Songa Offshore will further publicly disclose any inside information made available to Transocean or its affiliates by or on behalf of Songa Offshore on a continuous basis until completion of the Offer;

•

to the extent not made public through stock exchange notices, promptly notify Transocean of any exercise notices received in relation to warrants or conversion of convertible bonds pursuant to Songa Convertible Bonds issue 16/22 (SONG07), including the total number of new shares to be issued as a result of such exercises or conversions, and ensure that such new shares are issued promptly and, if possible, prior to the expiration of the Offer Period.

Songa Offshore has undertaken to use its reasonable best efforts to comply with all consent, notification and reporting obligations due to regulatory requirements required to be complied with by Songa Offshore in connection with the transactions contemplated by the Transaction Agreement.

Songa Offshore has agreed to, and to cause its direct and indirect subsidiaries to give Transocean the opportunity to reasonably participate in the defense and settlement of the certain specified matters (the “Specified Actions”), including, without limitation, by providing Transocean with all pleadings, motions, memoranda (and other similar documents) and material correspondence, as well as decisions or other actions by the applicable courts or arbitrators in the Specified Actions, reasonable opportunity to review and comment in advance on all pleadings, motions and memoranda (and other similar documents) to be filed by Songa Offshore and/or its subsidiaries, and advance notice of any hearings or status conferences or arbitrations with the courts or arbitrators, as the case may be, in the Specified Actions. Songa Offshore has agreed that no settlement of any Specified Action will be agreed to without Transocean’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Songa Offshore may from time to time, for the purposes of requesting cooperation, information or access as provided in the Transaction Agreement, as well as for the purpose of seeking any consent or other information or contact under or in connection with the Transaction Agreement and the transactions contemplated thereby (including also with respect to due diligence), appoint one or more points of contact for Transocean, with such specific points of contact subject to Transocean’s consent (not to be unreasonably withheld, conditioned or delayed). Transocean shall have the right to appoint similar contacts related to the foregoing subject to Songa Offshore’s consent (not to be unreasonably withheld, conditioned or delayed).

Conduct of Transocean During the Pendency of the Combination

Except as provided in the Transaction Agreement, Transocean has agreed that, without the prior written consent of Songa Offshore, such consent not to be unreasonably withheld, delayed or conditioned, from the date of the Transaction Agreement until the completion of the Offer or earlier termination of the Transaction Agreement, Transocean will conduct its and ensure that its direct and indirect subsidiaries each conducts its business in the ordinary course and in accordance with applicable laws, regulations and decisions of competent governmental and regulatory authorities, and seek to preserve its present business organization, lines of business, material relationships with customers, suppliers and other third parties, and will not:

•

declare any dividend or other distribution to Transocean shareholders in their capacity as such, other than such dividends or other distributions paid at levels approved by shareholders in the ordinary course of business or the issuance, sale, purchase or redemption of any financial instruments of Transocean, or (for actions other than dividends or distributions) pursuant to obligations under agreements and arrangements in place as of the Announcement Date;

•

pay, or agree to pay, any success fees or bonuses in connection with the Offer or other transactions contemplated herein other than (a) fees to Transocean’s financial advisers Clarksons Platou Securities AS in connection with the Offer in accordance with the fee arrangements disclosed to Songa Offshore prior to the entering into of the Transaction Agreement, or (b) other success fees to employees of Transocean or its subsidiaries in accordance with past practices;

•

sell, abandon or otherwise dispose of any assets, business or property, other than in the case of the sale, abandonment or disposition of any assets, business or property, (a) sales or retirement of obsolete assets, finished goods or inventory in the ordinary course of business or (b) involving consideration or value not in excess of USD 20,000,000 individually or USD 60,000,000 in the aggregate;

•	amend the terms of any convertible loans or warrants;
•

otherwise take any action which it knows would reasonably be expected to be prejudicial to the successful outcome of the Offer or which it knows would or might reasonably be expected to have the effect of preventing any of the conditions to the Offer from being fulfilled or resulting in a delay to the expected timetable for the completion of the Offer;

•	enter into any liquidation or dissolution transaction;
•

alter its issued share capital, grant any options or other rights to subscribe for any of its shares, or the purchase or sale of its shares or other securities issued by it, other than (a) issuances of shares as required by the exercise or conversion of warrants or options or the conversion of convertible bonds or any other Transocean securities, in each case, that are outstanding on the date of the Transaction Agreement and made in accordance with the terms of such agreements underlying such Transocean securities or granted in the ordinary course of business by Transocean, including in connection with granting of incentive awards pursuant to incentive or similar plans, (b) grants made in the ordinary course of business pursuant to incentive or similar plans, (c) any share buyback or similar program approved by the Transocean Board, (d) any issuances of shares pursuant to any merger, business combination transaction or corporate acquisition, so long as Transocean has complied with its obligations to consult with and consider the views of Songa Offshore as required by the Transaction Agreement (if applicable), or (e) without taking into account any shares issued pursuant to clause (a) through (d), and subject to Transocean informing the chairman of Songa Offshore (subject to applicable law) at least two U.S. business days prior to any resolution or public announcement of such intention, issuances of shares in an aggregate amount not to exceed USD 500,000,000 aggregate offering price; or

•	authorize, agree or enter into any binding commitment to do any act restricted in the foregoing.

Furthermore, from the date of the Transaction Agreement until the completion of the Offer or earlier termination of the Transaction Agreement, Transocean has agreed to:

•

promptly notify Songa Offshore if Transocean becomes aware that any act, matter or thing that is inconsistent with its obligations under this section has occurred or if it becomes aware of any matter that will cause any of the conditions to the Offer not to be capable of satisfaction;

•

no later than at the effective date of the registration statement on Form S‑4, take all actions it deems reasonably necessary to ensure that any trading restrictions that may have been caused by the disclosure by Transocean to Songa Offshore representatives of any information that constitutes material non-public information in respect of Transocean or financial instruments issued by it are released; and

•

except as specifically provided in this clause, prior to completion of the Offer, without Songa Offshore’s prior consent, Transocean (on behalf of itself and its subsidiaries) undertakes not to approach, initiate, solicit or maintain any contact or dialogue with DSME, Statoil, or any of Songa Offshore’s unions or employees’ representatives, or any of Songa Offshore’s bank lenders, in each case, relating to Songa Offshore’s business or the Combination (including, in the case of DSME, relating to Songa Offshore’s disputes with DSME). Notwithstanding the foregoing:

o	Transocean may make any contact and/or maintain any dialogue (whether through approach, initiation, solicitation or otherwise) that relates to Transocean’s business;
o

Transocean may approach, initiate, solicit or maintain contact or dialogue with DSME, Statoil or with Songa Offshore’s unions or employees’ representatives if Songa Offshore (a) is given reasonable prior written notice of such approach, initiation, solicitation or contact or dialogue, (b) consents to such approach, initiation, solicitation or contact or dialogue (with such consent not to be unreasonably withheld, conditioned or delayed), and (c) is given an opportunity to participate in such discussions;

o

Transocean may approach, initiate, solicit or maintain contact or dialogue with Songa Offshore’s bank lenders solely relating to the Combination and the go-forward business of Songa Offshore resulting therefrom if (a) Songa Offshore is given reasonable prior written notice of such approach, initiation, solicitation or contact or dialogue, and (b) Songa Offshore is given an opportunity to participate in such discussions; and

o

in no event shall Transocean be deemed in breach of this clause for the occurrence of any de minimis  discussions concerning the Combination which occur between any of the restricted parties named in the first paragraph of this clause and any employee of Transocean (other than any employee of Transocean with a title of Senior Vice President or higher).

In the event Songa Offshore chooses to participate in any discussions conducted pursuant to the provisions of the Transaction Agreement described in the immediately preceding paragraph, Songa Offshore shall not have any veto or decision-making right related to the content of such discussions as such discussions specifically relate to the go-forward business of Songa Offshore or financing arrangements for the go-forward business of Songa Offshore after the completion of the Offer.

Transocean undertakes to use its reasonable best efforts to comply with all consent, notification and reporting obligations due to regulatory requirements required to be complied with by Transocean in connection with the transactions contemplated by the Transaction Agreement. In addition, prior to completion of the Offer, Transocean will consult with, and take into account in good faith the views of, Songa Offshore prior to entering into any business combination or acquisition transaction where the total enterprise value of the target or the value of the assets being acquired in such transaction is greater than USD 500,000,000.

Regulatory Efforts

Transocean undertakes to use reasonable efforts to ensure that any required competition approvals or clearances are obtained as soon as reasonably possible, including by promptly as reasonably possible carrying out all filings and applications in all relevant jurisdictions, and complying with and responding to all requests for additional information made by competition authorities within a reasonable time and the deadlines specified by the relevant authorities. If and to the extent the granting of such competition approvals or clearances is being made conditional upon the acceptance by Transocean of any restrictions or conditions, Transocean shall not be obliged to accept any such restrictions or conditions, unless such conditions are clearly insignificant in the context of (a) Transocean’s existing business operations in Norway or (b) the expected benefits to Transocean of the Combination. Songa Offshore agrees to provide full and prompt assistance as Transocean reasonably requests in connection with seeking such competition approvals or clearances, provided that in no event shall Songa Offshore be obliged to accept any restrictions or conditions prior to completion of the Offer in connection with such assistance to Transocean.

Representations and Warranties

The Transaction Agreement contains customary representations and warranties of the parties. These include representations and warranties of Songa Offshore with respect to:

•	organization;
•	capital stock;
•	corporate authority relative to the Transaction Agreement;
•	due execution and delivery of the Transaction Agreement;

•	no Material Adverse Change, as defined in “Terms of the Offer—Conditions for Completion of the Offer”;
•	no proceedings;
•	no brokers;
•	governmental licenses;
•	required consents and approvals;
•	material contracts;
•	anti-corruption laws; and
•	no untrue statements or omissions of material fact in public filings.

The Transaction Agreement also contains customary representations and warranties of Transocean and TINC, including with respect to:

•	organization;
•	corporate authority relative to the Transaction Agreement;
•	due execution and delivery of the Transaction Agreement;
•	no Material Adverse Change;
•	no proceedings;
•	no brokers;
•	required consents and approvals;
•	material contracts; and
•	anti-corruption laws.

Termination of the Transaction Agreement

Termination by Mutual Agreement

The Transaction Agreement may be terminated by either party:

•

on written notice to the other party if the Offer has not become or been declared unconditional before 11:59 p.m. (CET) on the Long Stop Date, provided however, that (a) the right to so terminate the Transaction Agreement will not be available to any party whose material failure to fulfill any obligation under the Transaction Agreement principally caused, or resulted in, the failure of the completion of the

Offer to occur by the Long Stop Date and (b) the Long Stop Date may be extended by Transocean one time for no more than a total of 25 U.S. business days to the extent that such extension is deemed necessary, in Transocean’s sole discretion, for the purpose of soliciting additional proxies from shareholders for the election at the Extraordinary General Meeting of the Perestroika Designee (subject to the requirement that prior to such extension has publicly confirmed the fulfilment of all other conditions for completion of the Offer (subject to limited exceptions); or

•	by mutual written consent.

Termination by Transocean

The Transaction Agreement may be terminated by Transocean:

•

on written notice to Songa Offshore if (a) the Songa Board modifies or withdraws its recommendation to Songa Offshore shareholders, (b) there has been a material breach of the Transaction Agreement by Songa Offshore if such breach, if capable of being cured, is not cured within five days of delivery of written notice of the breach by Transocean to Songa Offshore or the applicable Songa Offshore shareholder, (c) following the date of the Transaction Agreement, there has been a Material Adverse Change relating to Songa Offshore, (d) Transocean’s conditions for completing the Offer become incapable of satisfaction prior to the Long Stop Date and will not be waived by Transocean, (e) following the Announcement Date, the pre-acceptances cease to remain for any reason in full force and effect; provided that, if there are pre-acceptances in full force and effect which represent more than 63% of the total share capital of Songa Offshore on a fully diluted basis at the time Transocean would terminate the Agreement, then Transocean will not be permitted to so terminate the Transaction Agreement, (f) following the Announcement Date, upon a material breach of a pre-acceptance by a shareholder, if such breach, if capable of being cured, is not cured within five days of delivery of written notice of such breach by Transocean to the respective shareholder; provided that, in the case of this clause, if non-breaching shareholders party to the pre-acceptances represent more than 63% of the total share capital of Songa Offshore on a fully diluted basis at the time Transocean would terminate the Agreement, then Transocean shall not be permitted to so terminate the Agreement; or

•	if the Songa Board determines that a Competing Offer is a Superior Proposal.

Termination by Songa Offshore

The Transaction Agreement may be terminated by Songa Offshore:

•

on written notice to Transocean if (a) the Songa Board modifies or withdraws its recommendation to Songa Offshore shareholders due to a Superior Proposal, (b) there has been a material breach of the Transaction Agreement by Transocean and such breach is not cured (if capable of being cured) within five days of delivery of written notice of the breach by Songa Offshore to Transocean, (c) any of Transocean’s conditions for completing the Offer becomes incapable of satisfaction prior to the Long Stop Date and (where applicable) Transocean notified Songa Offshore in writing or publicly announced that the relevant condition will not be waived; (d) following the date hereof, there has been a Material Adverse Change with respect to Transocean; (e) following the Announcement Date, the pre-acceptances (including from Perestroika and Asia Research Capital Management) have not been received or cease to remain for any reason in full force and effect or (f) the failure of Transocean to obtain the Transocean shareholder approvals by the Long Stop Date; or
•

in order to accept a Superior Proposal and enter into a binding acquisition or similar agreement providing for a Superior Proposal immediately following or concurrently with such termination; provided that Songa Offshore shall not have the right to terminate the Transaction Agreement if (a) the completion of the Offer shall have occurred or (b) Songa Offshore shall have breached any of its obligations listed above under “—No Solicitation of Transactions” and “—Competing Offers—Right to Amend” in any material respects in connection with such Superior Proposal.

Specific Performance

The Transocean, TINC and Songa Offshore have agreed that if any of the provisions of the Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Transaction Agreement and to specific performance of the terms thereof, with the courts of Oslo, Norway, as agreed exclusive legal venue, without necessity of posting bond or other security (any requirements therefor being expressly waived).

Governing Law and Jurisdiction

Transocean and Songa Offshore have agreed that the Transaction Agreement will be governed by and construed in accordance with the law of Norway.

Amendments, Extensions and Waivers

The Transaction Agreement may be modified or amended only by written agreement of the parties. The Transaction Agreement was amended on September 15, 2017 to extend the deadline from September 17, 2017, to September 27, 2017, for Transocean to terminate the Transaction Agreement as a results of findings based on its confirmatory legal, financial, commercial and technical due diligence of Songa Offshore that Transocean concluded in its sole discretion were material to the business or the value of Songa Offshore.

DESCRIPTION OF THE SONGA OFFSHORE BUSINESS

The following is a summary of the Songa Group as of the date of this Prospectus prepared based on publicly available information. The summary is not complete and does not contain all the information that should be considered in connection with a decision of whether to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition. Further information on the Songa Group, including annual reports, interim reports, investor information and previously issued prospectuses, may be found on the Songa Group’s website: www.songaoffshore.com. Information contained in or otherwise accessible through this website is not a part of this document. The information in this Section has been prepared in accordance with publicly available information, including annual reports, interim reports, investor information and stock exchange notices published by Songa Offshore and the prospectus issued by Songa Offshore dated May 26, 2016.

Corporate Information

Songa Offshore SE is a European public company limited by shares organized under the laws of the Republic of Cyprus with the Cyprus Registrar of Companies with registration number SE 9. Its predecessor company, Songa Offshore ASA, was incorporated on April 18, 2005 as a Norwegian public limited liability company (Nw.: allmennaksjeselskap) and converted to an SE, by means of a merger between Songa Offshore ASA and Songa Offshore Cyprus Plc, on December 12, 2008. With effect from May 11, 2009, the survivor of the merger, renamed to Songa Offshore SE, transferred its registered office to Cyprus in accordance with Article 8 of the SE Regulation and section 7 of the SE Act. Songa Offshore’s registered office is at Porto Bello building, Office 201, No 1 Siafi Street, 3042, Limassol, Cyprus.

As of January 31, 2018, Songa Offshore had an authorized share capital of EUR 24,095,941.10 consisting of (i) 191,865,592 ordinary shares of nominal value EUR 0.10 each and (ii) 49,093,819 undesignated shares of nominal value EUR 0.10 each. The Songa Shares are registered in the VPS under ISIN CY0100962113 and are listed on the Oslo Stock Exchange under the ticker code “SONG.”

As of January 31, 2018, based on publicly available information, Songa Offshore has outstanding 2,345 warrants, each exercisable into one new share in the company. The strike price for the warrants is EUR 0.10. According to Songa Offshore’s financial statements for the year ended December 31, 2016, the outstanding warrants can be exercised up to and including April 19, 2018.

Songa Offshore is the parent company of the Songa Group, whose principal business is to construct, own and operate drilling rigs to be used in the exploration and production of hydrocarbons. Songa Offshore is the owner of two drilling rigs and is also the sole shareholder of five companies whose purpose is to own Songa Offshore’s rigs and newbuilds with all the operational activity therein.

Songa Offshore is currently a 97.67% owned indirect subsidiary of the Company.

Legal Structure of the Songa Group

All Songa Group companies are fully owned or controlled, and are direct or indirect subsidiaries under Songa Offshore.

Songa Offshore also holds 50% of Songa Opus Offshore Pte Ltd (the “Songa Opus JV”), a joint venture formed by Songa Offshore and Opus Offshore Ltd. (“Opus”). In February 2017, a court appointed joint provisional liquidators for Opus and its assets, and Songa Offshore requested a buy-out of its interest in the Songa Opus JV from Opus.

The tables below sets forth the companies and branches constituting the Songa Group, divided between the active companies and dormant companies:

Active Companies in the Songa Group:

Name	Registration	Function
Songa Offshore SE	Cyprus, SE 9	Group parent company. No operating activities.
Songa Offshore SE	Norway branch	Financing, investor relations, insurance
Songa Offshore SE	Bermuda branch	Rig owner of Songa Dee and Songa Trym
Songa Offshore Rig AS	Norway, 922 839 499	To operate the Songa Dee, the Songa Delta, and the Songa Trym on the Norwegian continental shelf
Songa Offshore Rig 2 AS	Norway, 913 222 334	To operate the Songa Equinox and Songa Endurance drilling rigs operating on the Troll Field on the Norwegian continental shelf
Songa Offshore Rig 3 AS	Norway, 913 292 073	To operate the Songa Encourage and Songa Enabler drilling rigs operating on the Norwegian continental shelf
Songa Offshore Management AS	Norway, 987 916 451	Provides management services to Norwegian operations
Songa Offshore Management Ltd	Cyprus, HE 243376	Provides management services to rig owning entities and to Songa Offshore SE
Songa Offshore Drilling Ltd	Cyprus, HE 219868	International operating company - currently inactive
Songa Offshore Pte. Ltd	Singapore, 200515138R	Provides agency services
Songa Offshore Endurance Ltd (formerly Songa Tor Ltd)	Cyprus, HE 285867	Rig owner
Songa Offshore Endurance Ltd (formerly Songa Tor Ltd)	Bermuda Branch	Rig owner of Songa Endurance
Songa Offshore Equinox Ltd (formerly Songa Odin Ltd)	Cyprus, HE 285933	Rig owner

Name	Registration	Function
Songa Offshore Equinox Ltd (formerly Songa Odin Ltd)	Bermuda Branch	Rig owner of Songa Equinox
Songa Offshore Enabler Ltd.	Cyprus, HE 300560	Rig Owner
Songa Offshore Enabler Ltd	Bermuda Branch	Rig owner of Songa Enabler
Songa Offshore Encourage Ltd	Cyprus, HE 300676	Rig owner
Songa Offshore Encourage Ltd	Bermuda Branch	Rig owner of Songa Encourage
Songa Offshore Services AS	Norway, 988 186 228	Provides crew services
Songa Offshore Delta Ltd	Cyprus, HE 235523	Rig owner
Songa Offshore Delta Ltd	Bermuda branch	Rig owner of Songa Delta
Songa Offshore Equipment Rental AS	Norway, 913978250	Provision of base warehouse services for the rigs in operation

Dormant Companies in the Songa Group:

Name	Registration	Function
Songa Saturn Chartering Pte. Ltd	Singapore	Dormant
Songa Saturn Chartering Pte. Ltd	Libya branch	Dormant
Songa Offshore Saturn Ltd	Cyprus	Dormant
Pegasus Invest Pte. Ltd	Singapore	Dormant
Songa Offshore Equipment Rental Ltd (ex Shenga Trading Company Ltd)	Cyprus	Dormant
Songa Offshore Malaysia Sdn. Bhd	Malaysia, 931576‑D	Dormant
Songa Offshore T&P UK Ltd	United Kingdom, SC 464398	Dormant and in progress to be dissolved
Songa Offshore T&P Cyprus Ltd	Cyprus, HE 328870	Dormant and in progress to be dissolved

The Business of the Songa Group

General

The object of the Songa Group is ownership, acquisition and operation of vessels, rigs and offshore installations, as well as other related business, and it may also acquire and own shares, securities and ownership interests in other companies. As of the date of this Prospectus, Songa Offshore owns and operates a fleet consisting of seven semisubmersible drilling rigs, of which four rigs are on long-term contracts with Statoil on the Norwegian Continental Shelf, and three rigs are stacked in Norway.

Overview of Rigs and Contracts

The Songa Group’s core asset base consists of seven semisubmersible drilling rigs. A summary of the technical details of each of these units are set out below.

Songa Dee

Rig type:	Semisubmersible drilling rig, winterized
Built:	1984, Mitsubishi Heavy Industries, Ltd.
Design:	Mitsubishi type MD‑602 enhanced
Upgraded:	2004 / 2012 / 2014
Next main survey:	4Q 2019. Songa Group has agreed with the Class Society a suspension of Class up to 24 months. The next special periodic survey can therefore potentially be pushed forward up to third quarter 2021.
Flags:	Marshall Islands
Class:	DNV Class A1 Column Stabilized Unit
Water depth:	1,800 ft
Drilling capacity:	30,000 ft
Accommodation:	116 + 2 sick berths
Operations:	Songa Offshore
Contract status:	The rig is stacked since September 2016 and is marketed for new employment.

Songa Delta

Rig type:	Semisubmersible drilling rig, winterized
Built:	1981, Rauma Repola Oy, Pori Finland
Design:	Modified Ocean Ranger design
Upgraded:	1996, 2011, extensive upgrade completed in 2012
Next main survey:	4Q 2016. The main survey is overdue and will be conducted when the rig is contracted for new employment.
Flags:	Norwegian
Class:	DNV + 1A1 Column Stabilized Unit
Water depth:	2,300 ft
Drilling capacity:	25,000 ft
Accommodation:	100
Operations:	Songa Offshore
Contract status:	The rig is stacked since November 2016 and is marketed for new employment.

Songa Trym

Rig type:	Semisubmersible drilling rig, winterized
Built:	1976, Verdal/Bergen
Design:	Modified Aker H-⅓
Upgraded:	1996, 2002, 2005, extensive upgrade completed in 2012 and 2013
Next main survey:	1Q 2018
Flags:	Norwegian
Class:	DNV Class A1 Column Stabilized Unit
Water depth:	1,312 ft
Drilling capacity:	25,000 ft
Accommodation:	100 + 2 sick berths
Operations:	Songa Offshore
Contract status:	The rig is stacked since November 2015 and is marketed for new employment.

Songa Equinox

Rig type:	Semisubmersible drilling rig, winterized harsh environment
Built:	2015, DSME Korea
Design:	GVA 4000 NCS
Upgraded:	-
Next main survey:	2Q 2020
Flags:	Norwegian
Class:	1A1 Column Stabilized Drilling unit, DP‑3
Water depth:	1,640 ft
Drilling capacity:	28,000 ft
Accommodation:	130
Operations:	Songa Offshore

Contract status:	The rig performs drilling services on the Troll field in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 487,428

Songa Equinox is a winterized harsh environment semi-submersible drilling rig, built by DSME and delivered in June 2015. The rig is performing drilling services on the Troll field in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 487,428. The day rate is subject to annual cost escalation, as well as certain adjustments as per the drilling contract. The Statoil eight-year drilling contract stipulates that the client is entitled to revise the duration of the drilling contract up to the amount of time that the rig has been delayed, relative to a pre-agreed delivery window. In this respect, Songa Offshore received in March 2016 notice that Statoil has exercised its contractual right to reduce the contract length on the Songa Equinox by 347 days. The Statoil drilling contract also included rights for Statoil to extend the drilling contract with up to 4x3 years at the contract rate.

Songa Endurance

Rig type:	Semisubmersible drilling rig, winterized harsh environment
Built:	2015, DSME Korea
Design:	GVA 4000 NCS
Upgraded:	-
Next main survey:	3Q 2020
Flags:	Norwegian
Class:	1A1 Column Stabilized Drilling unit, DP‑3
Water depth:	1,640 ft
Drilling capacity:	28,000 ft
Accommodation:	130
Operations:	Songa Offshore
Contract status:	The rig performs drilling services on the Troll field in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 487,428.

Songa Endurance is a winterized harsh environment semi-submersible drilling rig, built by DSME and delivered in August 2015. The rig is performing drilling services on the Troll field in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 487,428. The day rate is subject to annual cost escalation, as well as certain adjustments as per the drilling contract. The Statoil eight-year drilling contract stipulates that the client is entitled to revise the duration of the drilling contract up to the amount of time that the rig has been delayed, relative to a pre-agreed delivery window. In this respect, Songa Offshore received in March 2016 notice that Statoil has exercised its contractual right to reduce the contract length on the Songa Endurance by 184 days. The Statoil drilling contract also included rights for Statoil to extend the drilling contract with up to 4x3 years at the contract rate.

Songa Encourage

Rig type:	Semisubmersible drilling rig, winterized harsh environment
Built:	2015, DSME Korea
Design:	GVA 4000 NCS
Upgraded:	-
Next main survey:	3Q 2020
Flags:	Norwegian
Class:	1A1 Column Stabilized Drilling unit, DP‑3
Water depth:	1,640 ft
Drilling capacity:	28,000 ft
Accommodation:	130
Operations:	Songa Offshore
Contract status:	The rig performs drilling services in the Norwegian Sea in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 447,723

*Based on USD/NOK exchange rate of 8.2050 as per December 31, 2017

Songa Encourage is a winterized harsh environment semi-submersible drilling rig, built by DSME and delivered in December 2015. The rig is performing drilling services in the mid-Norway area under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 447,723. The day rate is subject to annual cost escalation, as well as certain adjustments as per the drilling contract. The Statoil eight-year drilling contract stipulates that the client is entitled to revise the duration of the drilling contract up to the amount of time that the rig has been delayed, relative to a pre-agreed delivery window. In this respect, Songa Offshore received in July 2016 notice that Statoil has exercised its contractual right to reduce the contract length on the Songa Encourage by 132 days. Statoil has the right to extend the contract with up to 4x3 years at the contract rate.

Songa Enabler

Rig type:	Semisubmersible drilling rig, winterized harsh environment
Built:	2016, DSME Korea
Design:	GVA 4000 NCS
Upgraded:	-
Next main survey:	1Q 2021
Flags:	Norwegian
Class:	1A1 Column Stabilized Drilling unit, DP‑3
Water depth:	1,640 ft
Drilling capacity:	28,000 ft
Accommodation:	130
Operations:	Songa Offshore

Contract status:	The rig performs drilling services in the Barents in Norway under its long-term drilling contract with Statoil. The day rate as of December 31, 2017 is USD 451,770.*

*Based on USD/NOK exchange rate of 8.2050 as per December 31, 2017

Songa Enabler is a winterized harsh environment semi-submersible drilling rig, built by DSME and delivered in March 2016. The rig is performing drilling services on the Snøhvit field in the Barents Sea under its long-term drilling contract with Statoil. The rig is winterized for around-the-year operations in the Barents Sea. The day rate as of December 31, 2017 is USD 451,770. The day rate is subject to annual cost escalation, as well as certain adjustments as per the drilling contract. The Statoil eight-year drilling contract stipulates that the client is entitled to revise the duration of the drilling contract up to the amount of time that the rig has been delayed, relative to a pre-agreed delivery window. In this respect, Songa Offshore received in October 2016 notice that Statoil has exercised its contractual right to reduce the contract length on the Songa Enabler by 118 days. Statoil has the right to extend the contract with up to 4x3 years at the contract rate.

Statoil has the option for cancellation or termination of the Cat D drilling contracts.

Each drilling contract stipulates that Statoil has the right to cancel the contract at any time by giving written notice to Songa Offshore in which case Songa Offshore will be paid (i) the unpaid portion of any monies for the work performed up to the cancellation date (ii) the operating rate multiplied by the number of days from the cancellation date until either the last anchor has been bolstered or the drilling unit is ready for departure and

(iii) a cancellation fee corresponding to the net present value of 100% of the capital element of the operating rate multiplied by the remaining days of the current contract period with a maximum of eight years.

Statoil also has the opportunity to terminate the Cat D drilling contracts in cases of certain events of default (for example insolvency, substantial breach of contract, the drilling unit becoming a total loss) in which case no further compensation will be paid.

While the Cat D drilling rig design is a product of a cooperation between Statoil and the industry to develop the next generation rigs well suited to cover Statoil’s future drilling needs, the Cat Ds will also be able to work for all other clients in the midwater sector.

Offshore Drilling Contracts in General

Songa Offshore expects its future contracts for the provision of offshore drilling services to vary in their terms and conditions. Songa Offshore may obtain drilling contracts either through competitive bidding or through direct negotiations with oil companies. Drilling contracts generally provide for a fixed day rate that is payable regardless of whether the drilling results in a successful well. Drilling contracts usually provide for lower rates for days on which the rig is in transit or drilling operations are interrupted by adverse weather conditions or other conditions beyond Songa Offshore’s or the customer’s control. Likewise, Songa Offshore may receive lower day rates or no day rates at all, for periods during which drilling is restricted or interrupted as a result of equipment breakdowns. Under typical drilling contracts, interruptions in drilling operations that accumulates to more than one to two days per month result in a loss of day rate, and longer interruptions (typically lasting for more than 15 to 30 consecutive days, however Songa Offshore’s contracts for the Cat D rigs deviate significantly from this and have 220 consecutive days) may permit the oil company to cancel the drilling contract. Songa Offshore typically would continue to incur full operating costs during any interruptions in the operation of its rigs. Certain interruptions caused by technical breakdowns may be covered by Songa Offshore’s insurance.

Some day rate contracts provide for the payment of performance bonuses. Payments under day rate contracts are expected to account for the most substantial portion of Songa Offshore’s revenues. As a result, it is unlikely that Songa Offshore will realize revenues from its rigs for periods during which they are not under contract or are not in use due to repairs or maintenance. Under day rate contracts, Songa Offshore will be responsible for all operating expenses of its rigs, including wages, supplies, insurance, repair and maintenance costs and the fees payable under rig management contracts with third parties (if any).

The duration of day rate contracts generally encompasses either the drilling of a single well or group of wells or a stated calendar period (the latter being known as “term contracts”). Drilling contracts may usually be terminated by the customer if the rig is destroyed or lost, if the performance of the contractor does not meet the contractual obligations, or if drilling operations are suspended for a set period of time due to a breakdown of equipment or certain events beyond the control of the parties.

Drilling contracts normally contain provisions regarding early termination of the contract. Drilling contracts also normally contain provisions regarding shortening or termination of the drilling contract if the relevant drilling rig commences the contract later than agreed in the drilling contract.

Contract Overview

The table below shows the contract status for Songa Offshore’s drilling fleet as of December 31, 2017. The current contracts for  Songa Dee, Songa Delta and Songa Trym expired in September and November 2016, and in November 2015, respectively, and the rigs are stacked close to Bergen, Norway. Songa Offshore is currently finding new employment for those three rigs. Operating costs have declined from a normal operating level to around USD 2,000 per day, which basically covers insurance and inspections.

A new contract for Songa Delta will require Songa Offshore to perform the five-year special periodic survey, which is estimated to amount approximately USD 50 million or higher. Songa Offshore is of the opinion that such investment will only be made if this can be repaid from revenue generated from any potential new contract.

Songa Board of Directors, Management and Employees

Songa Board of Directors

The Songa Board consists of five members: Stephen L. Hayes, Christos Makrygiannis, Niki Trapezari, Christina Ioannidou and Ronald Blakely.

Senior Management

The current senior management of Songa Offshore consists of Bjørnar Iversen (Chief Executive Officer), Jan Rune Steinsland (Chief Financial Officer) and Mark Bessell (Chief Operating Officer). The CEO, CFO and COO of Songa Offshore have an agreement for 18 months of severance pay. Except for this, Songa Offshore’s senior management does not currently have other benefits upon termination of employment.

Employees

The Songa Group has approximately 900 employees worldwide.

Share Capital

As of January 31, 2018, Songa Offshore’s authorized share capital is EUR 24,095,941.10 divided into (i) 191,865,592 ordinary shares of nominal value EUR 0.10 each and (ii) 49,093,819 undesignated shares of nominal value EUR 0.10 each.

As of January 31, 2018, Songa Offshore’s issued share capital is EUR 19,186,599.20  consisting of 191,865,592 ordinary shares of nominal value EUR 0.10. All the Songa Shares are authorized, issued and fully paid up.

Auditor

Songa Offshore’s auditor is PricewaterhouseCoopers Limited. PricewaterhouseCoopers Limited has its registered offices at Themistokli Dervi, 3 Julia House, 1066, Nicosia, Cyprus. PricewaterhouseCoopers Limited is a member of the Institute of Certified Public Accountants of Cyprus.

CAPITALIZATION AND INDEBTEDNESS

The information presented below should be read in conjunction with the other parts of this Prospectus, in particular the sections titled “Summary Selected Financial Data of the Transocean Group” and “Selected Financial Information of the Transocean Group” and the Financial Statements and Interim Financial Information and the notes related thereto, incorporated by reference in this Prospectus.

Capitalization

The following table sets forth information derived from the Transocean Group’s unaudited consolidated financial statements with respect to its capitalization as of September 30, 2017 on a historical basis and on an as adjusted basis to reflect (i)  the Voluntary Tender Offer and related transactions and (ii)  the Compulsory Acquisition, in each case as if such transaction had been completed on September 30, 2017.  The Company will account for the Combination using the acquisition method of accounting, pursuant to which it will record the consideration transferred, assets acquired and liabilities assumed at fair value, measured as of the acquisition date. The adjustments for the Songa Offshore acquisition are based on Songa Offshore’s financial position and will change based on actual balances of the assets and liabilities outstanding as of the acquisition date.

(In USD million)	As of September 30, 2017 (unaudited)		Adjustments for the Voluntary Tender Offer and related transactions (unaudited)	Adjustments for the Compulsory Acquisition (unaudited)	As Adjusted (unaudited)
Indebtedness†
Total current debt	799		1,779	—	2,578
Guaranteed	—		—	—	—
Secured	219		1,738	—	1,957
Unguaranteed/unsecured	580		41	—	621

Total non-current debt	6,501		510	8	7,019
Guaranteed	—		—	—	—
Secured	1,319		—	—	1,319
Unguaranteed/unsecured	5,182		510	8	5,700

Total indebtedness	7,300		2,289	8	9,597

Equity
Share capital	37		7	—	44
Additional paid-in capital	11,020		1,053	24	12,097
Other reserve	—		—	—	—
Retained earnings	2,040		—	—	2,040
Accumulated other comprehensive income	(298)		—	—	(298)
Noncontrolling interests	4		18	(18)	4
Total shareholders’ equity	12,803	††	1,078	6	13,887

Total capitalization	20,103		3,367	14	23,484

†      Carrying Amount.

††    Please note that the equity components above do not sum to this total because the table does not include accumulated other comprehensive income, which is a component of equity.

Certain of the Company’s wholly owned subsidiaries have issued notes that are secured by the assets and earnings of the subsidiary issuers, including the assets and earnings associated with the ultra deepwater floaters Deepwater Thalassa, Deepwater Proteus and Deepwater Conqueror and certain related assets.

Additionally, the Transocean Group has certain cash accounts and investments that were subject to restrictions due to collateral requirements, legislation, regulation or court order. At September 30, 2017, the carrying amount of such restricted cash accounts and investments was USD 503 million.

The following adjustments have been made in the table above:

•	Indebtedness: adjustment of USD 2.29 billion
o

Increase of USD 1.78 billion related to the assumption of Songa Offshore indebtedness, measured at fair value, as if the Songa Offshore acquisition were completed on  September 30, 2017. Approximately USD 75 million of such indebtedness is expected to be repaid and retired in separate transactions following the completion of the Songa Offshore acquisition.

o

Increase of USD 510 million related to the debt component resulting from the issuance of USD 854 million aggregate principal amount of Existing Exchangeable Bonds as if the Voluntary Tender Offer and the related transactions were completed on September 30, 2017. USD 564 million aggregate principal amount of such Existing Exchangeable Bonds were issued in the Voluntary Tender Offer. USD 292 million aggregate principal amount of such Existing Exchangeable Bonds were issued to purchase certain outstanding Songa Offshore indebtedness.

o

Increase of USD 8 million related to the estimated debt component resulting from the issuance of USD 14 million aggregate principal amount of New Exchangeable Bonds as if the Compulsory Acquisition were completed on September 30, 2017, assuming no Songa Offshore shareholder receives the Cash Alternative.

•	Equity: adjustment of USD 1.09 billion
o	Increase of USD 720 million related to the issuance of 66.9 million Existing Consideration Shares as if the Voluntary Tender Offer had been completed on September 30, 2017.
o

Increase of USD 341 million related to the equity component resulting from the issuance of Existing Exchangeable Bonds as if the Voluntary Tender Offer and the private exchange were completed on September 30, 2017.

o

Increase of USD 18 million related to the issuance of 1.7 million New Consideration Shares as if the Compulsory Acquisition had been completed on September 30, 2017, assuming that no Songa Offshore shareholder receives the Cash Alternative.

o	Increase of USD 6 million related to the estimated equity component resulting from the issuance of the New Exchangeable Bonds as if the Compulsory Acquisition were completed on September 30, 2017.

Indebtedness

The following table sets forth information about the Transocean Group’s unaudited net indebtedness as of September 30, 2017 on a historical basis and on an as adjusted basis to reflect the Songa Offshore acquisition as if it had been completed on September 30, 2017. The Company will account for the Songa Offshore acquisition using the acquisition method of accounting, pursuant to which it will record the consideration transferred, assets acquired and liabilities assumed at fair value, measured as of the acquisition date.  The adjustments for the Songa Offshore acquisition are based on Songa Offshore’s financial position and will change based on actual balances of the assets and liabilities outstanding as of the acquisition date.

Net indebtedness†

(In USD million)	As of September 30, 2017 (unaudited)	Adjustments for the Voluntary Tender Offer and related transactions (unaudited)	Adjustments for the Compulsory Acquisition (unaudited)	As adjusted (unaudited)
(A) Cash	484	98	—	582
(B) Cash equivalents	2,233	—	—	2,223
(C) Trading securities	—	—	—	—
(D) Liquidity (A)+(B)+(C)	2,717	98	—	2,815

(E) Current financial receivables	663	119	—	782

(F) Current bank debt	27	1,738	—	1,765
(G) Current portion of non-current debt	219	—	—	219
(H) Other current financial debt	553	41	—	594
(I) Current financial debt (F)+(G)+(H)	799	1,779	—	2,578

(J) Net current financial indebtedness (I)-E-(D)	(2,581)	1,562	—	(1,019)

(K) Non-current bank loans	—	—	—	—
(L) Bonds issued	5,983	510	8	6,501
(M) Other non-current loans	518	—	—	518
(N) Non-current financial indebtedness (K)+(L)+(M)	6,501	510	8	7,019

(O) Net financial indebtedness (J)+(N)	3,920	2,072	8	6,000

† Carrying Amount.

The following adjustments have been made in the table above:

•	Net current financial indebtedness: adjustment of USD 1.56 billion
o	Increase of USD 98 million related to acquisition of cash and cash equivalents, net of estimated transaction costs, as if the Songa Offshore acquisition were completed on September 30, 2017.
o	Increase of USD 119 million related to acquisition of Songa Offshore accounts receivable as if the Songa Offshore acquisition were completed on September 30, 2017.

o

Increase of USD 1.78 billion related to the assumption of Songa Offshore indebtedness, measured at estimated fair value, as if the Songa Offshore acquisition were completed on September 30, 2017. Approximately USD 75 million of such indebtedness is expected to be repaid and retired in separate transactions following the completion of the Songa Offshore acquisition

•	Noncurrent financial indebtedness: adjustment of USD 533 million
o	Increase of USD 510 million related to the debt component resulting from the issuance of Existing Exchangeable Bonds as if the Voluntary Tender Offer were completed on September 30, 2017.
o	Increase of USD 8 million related to the debt component resulting from the issuance of New Exchangeable Bonds as if the Compulsory Acquisition were completed on September 30. 2017.

Contingent and Indirect Indebtedness

As at September 30, 2017 and as at the date of the Prospectus, with the exception of the following, the Company did not have any material contingent or indirect indebtedness:

Macondo Well Incident

The Company recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that the Company believes are probable and for which a reasonable estimate can be made. At September 30, 2017 and December 31, 2016, the liability for estimated loss contingencies that the Company believed were probable and for which a reasonable estimate could be made was USD 244 million and USD 250 million, respectively, recorded in other current liabilities. The remaining litigation could result in certain loss contingencies that the Company believes are reasonably possible. Although the Company has not recognized a liability for such loss contingencies, these contingencies could result in liabilities that the Company ultimately recognizes.

Working Capital Statement

The Company is of the opinion that the working capital available to the Group is sufficient for the Group’s present requirements, for the period covering at least 12 months from the date of this Prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for the nine-month period ended September 30, 2017 and for each of the years in the five-year period ended December 31, 2016.

	Nine months ended
	September 30,	Years ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	(2)	2.31x	2.51x	(3)	3.26x	2.05x

(1)

We have computed the ratios of earnings to fixed charges shown above by dividing earnings by fixed charges. For this purpose, “earnings” is the amount resulting from adding (i) income from continuing operations before income tax expense, (ii) fixed charges, (iii) amortization of capitalized interest, and (iv) distributed earnings of unconsolidated affiliates; and then subtracting (a) capitalized interest, (b) equity in earnings or losses of unconsolidated affiliates, and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” is the amount resulting from adding (w) interest expense, (x) amortization of debt discount or premium, (y) capitalized interest and (z) and an estimate of the interest component of rent expense. Interest expense excludes interest on unrecognized tax benefits related to uncertain tax positions, as such amounts are recognized in income tax expense and are immaterial.

(2)

For the nine months ended September 30, 2017, total fixed charges exceed adjusted earnings available for payment of fixed charges by USD 3.0 billion. Adjusted earnings available for payment of fixed charges include a loss of USD 1.6 billion associated with the sale of 10 high-specification jackups and the novation of contracts relating to the construction of five high-specification jackups, together with related assets, and an aggregate loss of USD 1.5 billion primarily associated with the impairment of eight drilling units and related assets, which were classified as held for sale at the time of impairment.

(3)

For the year ended December 31, 2014, total fixed charges exceed adjusted earnings available for payment of fixed charges by USD 1.9 billion.  Adjusted earnings available for payment of fixed charges include a loss of USD 3.0 billion associated with impairment of goodwill, an aggregate loss of USD 788 million associated with the impairment of the deepwater asset group and an aggregate loss of USD 268 million associated with the impairment of 14 drilling units and related assets, which were classified as held for sale at the time of impairment.

DILUTION

The existing Transocean shareholders were diluted by approximately 27.7% as a consequence of the issuance of the Existing Consideration Shares and the Shares underlying the Existing Exchangeable Bonds that were  issued in the Voluntary Tender Offer and related transactions.  The existing shareholders in Transocean may be further diluted by up to approximately 0.6% as a consequence of the Compulsory Acquisition and issuance of the New Consideration Shares to the Songa Offshore shareholders, assuming the following:

•

the issuance of approximately 1,599,589 Shares as New Consideration Shares and approximately USD 13,420,370 aggregate principal amount of New Exchangeable Bonds (exchangeable for approximately 1,305,769 Shares at the initial exchange rate)  in the Compulsory Acquisition (which assumes that no Songa Offshore shareholder receives the Cash Alternative), based upon an exchange ratio of 0.35724 Shares to be issued for each Songa Share; and

•	no additional capital increase by Songa Offshore is made after September 30, 2017.

Calculation of Dilution
Prior to the Combination	Transocean	Songa Offshore
	(in millions, except per share data)
Book value of equity attributable to the shareholders (net book value) as of September 30, 2017	$12,799	$820.3
Number of shares issued as of September 30, 2017	394.8	137.6
Proportionate book value of equity of the shareholders (net book value) per share	32.42	$5.96
Number of shares issued and outstanding as of September 30, 2017(1)	391.2	137.6
Proportionate book value of equity of the shareholders (net book value) per share excluding shares held by the Group	$32.72	$5.96
Calculation of number of Shares issued in Voluntary Tender Offer and Related Transactions
Number of Existing Consideration Shares issued		66.9
Number of Shares issuable upon exchange of Existing Exchangeable Bonds to be issued to purchase certain outstanding Songa Offshore indebtedness in connection with the Combination		28.4
Number of Shares issuable upon exchange of Existing Exchangeable Bonds issued in the Voluntary Tender Offer		54.6
Proportionate book value of equity attributable to the shareholders (net book value) per Share after completion of the Voluntary Tender Offer and Related Transactions:
Proportionate book value of equity attributable to the shareholders (net book value) per Share	$—	—
Decrease in proportional book value of equity attributable to the shareholders (net book value) per Share	$—	—
Dilution of the shareholding percentage of Transocean shareholders(2)	27.7%	—
Calculation of number of Shares to be issued in Compulsory Acquisition
Number of New Consideration Shares to be issued in the Compulsory Acquisition		1.6
Number of Shares issuable upon exchange of New Exchangeable Bonds to be issued in the Compulsory Acquisition		1.3
Proportionate book value of equity attributable to the shareholders (net book value) per Share after completion of the Compulsory Acquisition
Proportionate book value of equity attributable to the shareholders (net book value) per Share	—	—
Decrease in proportional book value of equity attributable to the shareholders (net book value) per Share	—	—
Dilution of the shareholding percentage of Transocean shareholders(3)	0.6%	—

(1)	Disregarding shares held by the Group or any changes in the number of issued shares after September 30, 2017, except for the capital increase creating the consideration for the tendered Songa Shares.
(2)

Dilution of the shareholding percentage of current Transocean shareholders is calculated as the change in ownership from 100%  prior to the Combination to 3%  after completion of the Voluntary Tender Offer and related transactions.

(3)

Dilution of the shareholding percentage of current Transocean shareholders is calculated as the change in ownership from 100% prior to the Combination to 99.4%  after completion of the Compulsory Acquisition.

SELECTED FINANCIAL DATA OF TRANSOCEAN

The selected financial data as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 have been derived from the audited consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” of Transocean’s 2016 Annual Report. The selected financial data as of December 31, 2014, 2013 and 2012, and for each of the two years in the period ended December 31, 2013 have been derived from Transocean’s accounting records. The selected financial data as of September 30, 2017 and for the nine-month periods ended September 30, 2017 and 2016 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean’s 3Q17 Quarterly Report.

The selected financial data should be read in conjunction with the sections titled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included under “Item 8. Financial Statements and Supplementary Data” of the 2016 Annual Report, “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and notes thereto included in “Item 1. Financial Statements” of the 3Q17 Quarterly Report and Transocean’s financial statements and related notes and other financial information incorporated by reference in this Prospectus.

	Nine months ended
	September 30,		Years ended December 31,
	(unaudited)
	2017	2016	2016(1)	2015	2014(2)	2013	2012
	(In millions of U.S. dollars, except per share data)
Statement of operations data
Operating revenues	$2,344	$3,187	$4,161	$7,386	$9,185	$9,246	$8,942
Operating income (loss)	(2,516)	816	1,132	1,365	(1,347)	2,203	1,588
Income (loss) from continuing operations	(2,995)	570	827	895	(1,880)	1,428	765
Net income (loss)	(2,995)	570	827	897	(1,900)	1,437	(278)
Net income (loss) attributable to controlling interest	(3,016)	535	778	865	(1,839)	1,434	(291)

Per share earnings (loss) from continuing operations
Basic	$(7.72)	$1.44	$2.08	$2.36	$(5.02)	$3.92	$2.11
Diluted	(7.72)	1.44	2.08	2.36	(5.02)	3.92	2.11

Balance sheet data (at end of period)
Total assets	$22,441		$26,889	$26,431	$28,676	$32,759	$34,534
Debt due within one year	799		724	1,093	1,032	323	1,365
Long-term debt	6,501		7,740	7,397	9,019	10,329	11,035
Total equity	12,803		15,805	15,000	14,104	16,719	15,803

Other financial data
Cash provided by operating activities	$887	$1,278	$1,911	$3,445	$2,220	$1,918	$2,708
Cash used in investing activities	(46)	(1,056)	(1,313)	(1,932)	(1,828)	(1,658)	(389)
Cash provided by (used in) financing activities	(1,176)	(27)	115	(1,809)	(1,000)	(2,151)	(1,202)
Capital expenditures	386	1,072	1,344	2,001	2,165	2,238	1,303
Distributions of qualifying additional paid-in capital	—	—	—	381	1,018	606	276

Per share distributions of qualifying additional paid-in capital	—	—	—	1.05	2.81	1.68	0.79

(1)

In December 2016, as contemplated by the 2016 Agreement and Plan of Merger, Transocean Partners and one of our subsidiaries completed the merger, with Transocean Partners becoming a wholly owned indirect subsidiary of Transocean. Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares. To complete the merger, we issued 23.8 million shares from conditional capital.

(2)

In August 2014, Transocean completed an initial public offering to sell a noncontrolling interest in Transocean Partners, which was formed on February 6, 2014, by Transocean Partners Holdings Limited, a Cayman Islands company and our wholly owned subsidiary.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

In deciding whether to propose a dividend and in determining the dividend amount to propose to the general meeting of shareholders for distribution, the Transocean Board will take into account applicable legal restrictions, as set out in the Swiss Code of Obligations (see the section below “—Legal Constraints on the Distribution of Dividends”), the Company’s capital requirements, including capital expenditure requirements, its financial condition, general business conditions and any restrictions that its contractual arrangements in place at the time of the dividend may place on its ability to pay dividends and the maintenance of appropriate financial flexibility.

The Transocean Board may also propose to the general meeting of shareholders a distribution through par value reductions or out of qualifying additional paid-in capital as shown on the Company’s standalone Swiss statutory financial statements. The amount of par value available for the Company to use for par value reductions or the amount qualifying additional paid-in capital available for the Company to pay out as distributions is limited. If the Company is unable to make a distribution through a reduction in par value, or out of qualifying additional paid-in capital as shown on the Company’s standalone Swiss statutory financial statements, the Company may not be able to make distributions without subjecting its shareholders to Swiss withholding taxes.

The Company may also make distributions by repurchasing Shares under the share repurchase program, approved by the general meeting of shareholders in 2009 and pursuant to which the Company may repurchase Shares of up to CHF 3.5 billion for cancellation.

There can be no assurance that a dividend will be proposed or declared in any given period. If a dividend is proposed or declared, there can be no assurance that the dividend amount or yield will be as contemplated above.

Dividend History

The Company has paid the following dividends in the period 2013 to 2017:

Year	Dividends paid in USD per share	Aggregate dividends paid in USD Million
2013 (based on financial year 2012)	1.68	606
2014 (based on financial year 2013)	2.81	1,018
2015 (based on financial year 2014)	1.05	381
2016 (based on financial year 2015)	None	None
2017 (based on financial year 2016)	None	None

The dividends paid from 2013 to 2017, if any, have been paid out of the Company’s capital contribution reserves (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).

The Company has not paid any dividends so far in 2018.

Legal Constraints on the Distribution of Dividends

Swiss companies must maintain a separate company, standalone Swiss statutory balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.

Under Swiss law, dividends may be paid out only if a company has sufficient distributable profits from the previous financial year, or if it has freely distributable reserves, each as will be presented on the Company’s audited annual Swiss standalone statutory balance sheet. The Company’s auditor must confirm that a proposal made by the Transocean Board to shareholders regarding the appropriation of available earnings confirms to the requirements of the Swiss Code of Obligations and the Articles of Association. Payments out of a company’s share capital (in other words, the aggregate par value of the registered share capital of the Company) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a capital reduction (see “Description of Transocean Shares—Rights of Redemption and Repurchase of Shares”).

Under the Swiss Code of Obligations, if a company’s general reserves amount to less than 20% of the share capital recorded in the commercial register (i.e., 20% of the aggregate par value of the registered capital), then at least 5% of the annual profit must be retained as general reserves. The Swiss Code of Obligations and the Articles of Association permit to accrue additional general reserves.

In addition, companies are required to create a special reserve on the audited annual standalone Swiss statutory balance sheet in the amount of the purchase price of shares repurchased by a company or its subsidiaries or predecessors, which amount may not be used for dividends or subsequent repurchases.

Dividends are usually due and payable the day after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments. The Company’s auditor must confirm that a proposal made by the Transocean Board to shareholders regarding the appropriation of available earnings confirms to the requirements of the Swiss Code of Obligations and the Company’s Articles of Association. Dividends that have not been claimed within five years after the due date become the property of the Company and are allocated to the general reserves.

Dividends paid are subject to Swiss federal withholding tax (except if paid out of reserves from capital contributions (Reserven aus Kapitaleinlagen), all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions of cash or property that are based upon a capital reduction are not subject to Swiss federal withholding tax.

Dividends, if declared by the Company, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Other distributions must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

DESCRIPTION OF TRANSOCEAN SHARES

The following is a summary of material information relating to the Shares and share capital of the Company and certain other shareholder matters, including summaries of certain provisions of the Company’s Articles of Association and applicable Swiss law in effect as at the date of this Prospectus. The summary does not purport to be complete and is qualified in its entirety by the Company’s Articles of Association and applicable law.

Description of the Shares and Share Capital

As of January 31, 2018, the share capital of the Company registered in the commercial register was 46,173,149.40 Swiss francs, divided into 461,731,494 shares, par value CHF 0.10 each.

The Company has one class of shares. The issued Shares are fully paid, non-assessable, and rank pari passu with each other and all other Shares. Each Share has one voting right attached to it. The Company’s Shares are registered in book-entry form in DTC under the ISIN CH0048265513.

As of January 31, 2018, the Company and its subsidiaries directly and indirectly owned 3,556,077 Shares in the Company.

The Company’s Transfer Agent and Registrar is:

Computershare Limited

P.O. Box 30170

College Station, TX 77842‑3170

United States

Stock Exchange Listing

The Shares are listed on the NYSE under the symbol “RIG.” The New Consideration Shares and all shares issuable upon exchange of the New Exchangeable Bonds will be listed on NYSE upon issue.

Share Capital History

As of January 1, 2017, the Company had a total number of 370,967,382 Shares, with a nominal value of CHF 0.10 each and an aggregate nominal value of CHF 37,096,738.20. In addition, the Company had, as of January 1, 2017, an authorized share capital of CHF 2,225,804.30 corresponding to 22,258,043 Shares, and a conditional share capital of CHF 16,761,764.90, corresponding to 167,617,649 Shares.

As of December 31, 2017, the Company had a total number of 394,801,990 Shares, with a nominal value of CHF 0.10 each and an aggregate nominal value of CHF 39,480,199.00. In addition, the Company had, as of December 31, 2017, an authorized share capital of CHF 2,225,804.30, corresponding to 22,258,043 Shares, and a conditional share capital of CHF 14,378,304.10, corresponding to 143,783,041 Shares.

As of  January 31 2018, the Company had a total number of 461,731,494 Shares, with a nominal value of CHF 0.10 each and an aggregate nominal value of CHF 46,173,149.40. In addition, the Company had, as of January 31, 2018, an authorized share capital of CHF 2,225,804.30, corresponding to 22,258,043 Shares, an additional authorized share capital of CHF 2,539,286.50, corresponding to 25,392,865 Shares, for the purpose of a mandatory acquisition of Songa Shares or the Compulsory Acquisition, and a conditional share capital of CHF 14,378,304.10, corresponding to 143,783,041 Shares. For a description of the authorized share capital and the conditional share capital, see the sections below “—General Authorized Share Capital,” “—Additional authorized share capital for a Mandatory Offer of Songa Shares or the Compulsory Acquisition” and “—Conditional Share Capital.”

The table below shows the development in the Company’s share capital for the period between January 1, 2014 and to the date of this Prospectus:

Date	Type of change	Capital increase/ decrease (CHF)	Number of Shares issued/ (cancelled)	Total number of Shares	Par value (CHF)	Price per Share (CHF)	New share capital (CHF)
May 12, 2016(1)	Capital reduction	(5,570,362,996.80)	(2,863,267)	370,967,382	0.10	n/a	37,096,738.20
February 8, 2017(2)	Conditional capital increase	2,383,460.80	23,834,608	394,801,990	0.10	13.43(3)	39,480,199.00
January 31, 2018	Ordinary capital increase	6,692,950.40	66,929,504	461,731,494	0.10	16.77	46,173,149.40

(1)

On October 29, 2015, the general meeting of shareholders resolved upon a capital reduction of the Company and reduced the nominal value per Share from CHF 15 to CHF 0.10. The capital reduction was applied to reduce the balance sheet loss by an amount of CHF 3,750,000,000 and to the creation of capital reserves by an amount of CHF 1,820,076,670.10. Further, a total number of 2,863,267 treasury Shares were cancelled.

(2)	Registration with the commercial register of Shares issued out of conditional capital during financial year 2016.
(3)	This amount is the CHF equivalent of the original share issue price of USD 13.35 per Share (by application of the USD/CHF exchange rate published by SIX Swiss Exchange Ltd on December 6, 2016).
(4)	Share capital increase in connection with the settlement of the Voluntary Tender Offer

Ownership Structure

As at January 31, 2018, the Company had 6,002  shareholders of record. All Shares have the same voting rights.

If a person’s, entity’s or consolidated group’s proportion of the total issued shares and/or rights to shares in a company listed on the NYSE reaches, exceeds or falls below the 5% threshold of the share capital or the voting rights of that company, the person, entity or group in question has an obligation under Section 13 of the U.S. Exchange Act to notify the SEC and the issuer of such change in ownership on a disclosure statement by filing the appropriate documentation with the SEC. The same applies if the disclosure threshold is passed due to other circumstances, such as a change in a company’s share capital.

For additional information on the ownership of the Company shares, see “Beneficial Ownership of Transocean Shares.”

The Company is not aware of any persons or entities who, directly or indirectly, jointly or severally, will exercise or could exercise control over the Company following completion of the Compulsory Acquisition. The Company is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

Authorization to Increase the Share Capital and to Issue Shares

General authorized Share Capital

The Transocean Board is authorized to issue new shares at any time during a two-year period ending May 12, 2018 and thereby increase the share capital, without shareholder approval, by a maximum amount of 4.82% of the share capital registered in the commercial register, which is CHF 2,225,804.30 or 22,258,043 Shares. After the expiration of this initial two-year period, and each subsequent two-year period, if any, authorized share capital will be available to the Transocean Board for issuance of additional shares only if the authorization is reapproved by the shareholders. The authorized share capital of the Company expires on May 12, 2018.

The Transocean Board determines the time of the issuance, the issuance price, the manner in which the new Shares have to be paid in, the date from which the new Shares carry the right to dividends and, subject to the provisions of the Articles of Association, the conditions for the exercise of the pre-emptive rights with respect to the issuance and the allotment of pre-emptive rights that are not exercised. The Transocean Board may allow pre-emptive rights that are not exercised to expire, or it may place such rights or Shares, the pre-emptive rights in respect of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

Under the authorized share capital, an increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts is permissible.

The Transocean Board is authorized to withdraw or limit the pre-emptive rights with respect to the issuance of Shares from authorized capital if:

•	the issue price of the new Shares is determined by reference to the market price;
•

the Shares are issued in connection with the acquisition of an enterprise or business or any part of an enterprise or business, the financing or refinancing of any such transactions or the financing of the Company’s new investment plans;

•

the Shares are issued in connection with the intended broadening of the shareholder constituency of the Company in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the Shares on domestic or foreign stock exchanges;

•

in connection with a placement or sale of Shares, the grant of an over-allotment option of up to 20% of the total number of Shares in a placement or sale of Shares to the initial purchasers or underwriters; or

•	for the participation of directors, employees, contractors, consultants and other persons performing services for the benefit of the Company.

The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of the Company’s Articles of Association.

Additional authorized share capital for a Mandatory Offer of Songa Shares or the Compulsory Acquisition

At the Extraordinary General Meeting of shareholders convened by the Company on January 16, 2018, regarding the ordinary share capital increase in connection with the settlement of the Voluntary Tender Offer and the issuance of Consideration Shares , the Company's shareholders approved additional authorized share capital in the form of a new article 5bis in the Articles of Association. The new authorize share capital may only be used for purposes of effecting a mandatory offer for or a Compulsory Acquisition of the Songa Shares not tendered in the Voluntary Tender Offer.

Pursuant to the additional authorized share capital, the Transocean Board is authorized to increase the share capital, at any time until January 16, 2020, by a maximum amount of CHF 2,539,286.50 by issuing a maximum of 25,392,865 fully paid up Shares in connection with a Compulsory Acquisition of or a mandatory offer for the Songa Shares not acquired by the Company upon completion of the Voluntary Tender Offer.

The Transocean Board shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the allotted preemptive rights and the allotment of allotted preemptive rights that have not been exercised. The Transocean Board may allow the allotted preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have been allotted but not exercised, at market conditions or use them otherwise in the interest of the Company.

An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

The preemptive rights of the shareholders are excluded for the purposes stated herein and allotted to the holders of the Songa Shares that have not been tendered in the Voluntary Tender Offer.

The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of the Company’s Articles of Association.

Conditional Share Capital

The Articles of Association provide for a conditional share capital that allows the issuance by the Company of additional Shares up to a maximum amount of 31.14% of the share capital registered in the commercial register, which is CHF 14,378,304.10, or 143,783,041 Shares, without obtaining additional shareholder approval. These Shares may be issued through:

•

the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (the “Rights”) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company or any of its subsidiaries or any of its respective predecessors (the “Rights-Bearing Obligations”); or

•

the issuance of Shares or Rights-Bearing Obligations to directors, employees, contractors, consultants or other persons providing services (the “Beneficiaries”) to the Company or its subsidiaries or any of its respective predecessors.

The pre-emptive rights of shareholders are excluded in connection with the issuance of Rights-Bearing Obligations by the Company, one of its group companies or any of their respective predecessors.

The Transocean Board is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if the issuance is for purposes of the acquisition of an enterprise or business, the financing or refinancing of any such transactions, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the Rights-Bearing Obligations shall be issued or entered into at market conditions;
•

the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the Rights-Bearing Obligations may be converted, exercised or exchanged during a maximum period of 30 years from the date of the relevant issuance or entry.

The pre-emptive rights and the advance subscription rights of shareholders shall be excluded in connection with the issuance of any Shares or Rights-Bearing Obligations to Beneficiaries. Shares or Rights-Bearing Obligations shall be issued to Beneficiaries in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of such persons at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

The new Shares acquired through the exercise of Rights in connection with Rights-Bearing Obligations and the issuance of Shares to are subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of the Articles of Association.

An aggregate number of 83,073,046 Shares has been reserved under the Company´s conditional share capital in connection with the exercise of the conversion rights granted under the Existing Exchangeable Bonds. Additional Shares will be reserved under the Company´s conditional share capital in connection with the New Exchangeable Bonds.

Authorization to Acquire Treasury Shares

The Swiss Code of Obligations limits the Company’s ability to hold or repurchase Shares. The Company and its subsidiaries may only repurchase Shares if and to the extent that sufficient freely distributable reserves are available, as described above in “Dividends and Dividend Policy—Legal Constraints on the Distribution of Dividends.” The aggregate par value of all Shares held by the Company and its subsidiaries may not exceed 10% of the registered share capital. However, the Company may repurchase its own Shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the Transocean Board to repurchase Shares in an amount in excess of 10% and the repurchased Shares are dedicated for cancellation. Any Shares repurchased pursuant to such an authorization will then be cancelled at the next general meeting upon the approval of shareholders holding a majority of the Shares represented at the general meeting. Repurchased Shares held by the Company or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the Shares.

Other Financial Instruments Related to Shares

As of January 31, 2018, Songa Offshore, being a subsidiary of the Company, has outstanding warrants to purchase an aggregate of 2,345 Songa Shares.  Other than the aforementioned and as described in “Issuance of consideration shares and exchangeable bonds in the Voluntary Tender Offer” and “Long-Term Incentives,” neither the Company nor any of its subsidiaries has issued any options, warrants, convertible loans or other instruments that would entitle a holder of any such instrument to subscribe for any shares in the Company or the subsidiaries.

Shareholder Rights

The Company has one class of Shares in issue and, in accordance with the Swiss Code of Obligations,  all Shares in that class provide equal rights in the Company, including the right to any dividends. Each of the Company’s Shares carries one vote. The rights attaching to the Shares are described in the sections below “—Summary of the Company’s Articles of Association” and “—Certain Aspects of Swiss Corporate Law.”

Summary of the Company’s Articles of Association

The Company’s Articles of Association are incorporated by reference herein. Below is a summary of provisions of the Articles of Association.

The Company’s Articles of Association have originally been adopted on August 14, 2008 and amended thirteen times (i.e., on December 19, 2008, May 14, 2010, May 13, 2011, November 29, 2011, December 4, 2011, May 30, 2012, August 16, 2013, May 16, 2014, September 22, 2014, October 29, 2015, May 12, 2016 February 8, 2017 and January 30, 2018). The version of the Articles of Association currently in force was adopted on January 30, 2018.

Purpose of the Company

Pursuant to Article 2 of the Company’s Articles of Association, the purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. The Company may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related thereto.

Place of Incorporation

The Company’s place of incorporation is in Steinhausen, Canton of Zug, Switzerland.

Shares

As of January 31, 2018, the share capital of the Company registered with the commercial register is CHF 46,173,149.40  and is divided into 461,731,494  fully paid shares. Each registered share has a par value of CHF 0.10. The Company has not issued any participation certificates or profit sharing certificates.

For information on the authorized and conditional share capital of the Company and the conditions under which Shares may be issued under the authorized and conditional share capital of the Company, please see the sections above “—General Authorized Share Capital,” “—Additional authorized share capital for a Mandatory Offer of Songa Shares or the Compulsory Acquisition” and “—Conditional Share Capital,” respectively.

According to Swiss law, an ordinary increase in the share capital where pre-emptive rights of shareholders are safeguarded requires the affirmative vote of the majority of the shares represented and voting at the general meeting of shareholders. An ordinary increase in the share capital where pre-emptive rights of shareholders are withdrawn requires the affirmative vote of at least two-thirds of the votes attached to, and the absolute majority of the par value of, the shares, each as present or represented at a general meeting of shareholders. An (i) authorized or conditional increase in the Company’s share capital, (ii) an increase in the share capital through the conversion of capital surplus, contribution in kind or for purposes of an acquisition of assets, (iii) the limitation or withdrawal of pre-emptive rights or (iv) the granting of special privileges requires the approval of at least two-thirds of the votes attached to, and the absolute majority of the par value of, the shares, each as present or represented at a general meeting of shareholders. In addition, the Articles of Association require a presence quorum for the adoption of any of the above resolutions of at least the majority of all the Shares entitled to vote at the time when the general meeting of shareholders proceeds to business.

Variation of Rights

According to the Articles of Association, the approval of at least two-thirds of the votes attached to, and the absolute majority of the par value of, the Shares, each as present or represented at a general meeting of shareholders, are required for resolutions with respect to the (i) creation and the cancelation of Shares with privileged voting rights, (ii) the restriction on the transferability of Shares and the cancelation of such restriction, (iii) the restriction on the exercise of the right to vote and the cancelation of such restriction and (iv) the conversion of Shares into bearer shares and vice versa. In addition, the adoption of any of the above-mentioned resolutions requires a quorum of at least the majority of all the Shares entitled to vote at the time when the general meeting of shareholders proceeds to business.

The above-mentioned quorum requirements and the majority required for the conversion of Shares into bearer shares (and vice versa) exceed the requirements of the Swiss Code of Obligations, pursuant to which no presence quorum is required at all and the affirmative vote of at least the majority of the Shares represented at the general meeting of shareholders is sufficient for the conversion of Shares into bearer shares (and vice versa).

Board of Directors

The Transocean Board shall consist of no less than two and no more than 11 members.

Transfer of Shares and Restrictions on Transfer

So long as and to the extent that the Shares are intermediated securities (Bucheffekten) within the meaning of the Swiss Intermediated Securities Act, (i) any transfer of Shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) no Shares can be transferred by way of assignment, and (iii) a security interest in any Share cannot be granted by way of assignment.

The Company maintains or causes a third party to maintain the share register and enters the full name, address and nationality (in the case of legal entities, the company name and registered office) of the shareholders and usufructuaries therein. A person recorded in the share register must notify the share registrar of any changes of address. Until such notification occurs, all written communication from the Company to persons entered in the share register are deemed to have been validly made if sent to the relevant address recorded in the share register.

Any person who acquires Shares may submit a request to the Company to be entered into the share register as a shareholder with voting rights, provided such person expressly declares to the Company that it has acquired and holds such Shares in its own name for its own account. The Transocean Board may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. The Transocean Board may, after having heard the concerned registered shareholder or nominee, cancel entries in the share register that were based on false or misleading information with retroactive effect as of the date of the entry. The relevant shareholder shall be informed promptly of the cancellation.

General Meetings

Notice of a general meeting of shareholders shall be given by the Transocean Board no later than 20 calendar days prior to the date of the meeting. Notice of the general meeting of shareholders shall be given by way of a one-time announcement in the Swiss Official Gazette of Commerce. Shareholders of record may, in addition, be informed by ordinary mail. In addition to being required to comply with the notice provisions under the Swiss Code of Obligations, the Company is subject to the rules and regulations of the SEC that regulate the solicitation of proxies (see the section below “—Certain Aspects of Swiss Corporate Law—General Meetings”).

For further information on general meetings of shareholders, including extraordinary general meetings of shareholders, and voting rights please refer to the sections below “—Certain Aspects of Swiss Corporate Law—General Meetings” and “—Certain Aspects of Swiss Corporate Law—Voting Rights—Amendments to Articles of Association.”

Compensation of Directors and Members of Management

See the section below “—Articles of Association” for a description of the compensation of Directors and members of Management.

Disclosure of Shareholder Ownership

The Company’s Articles of Association do not have any provisions governing thresholds for disclosure of shareholdings in the Company.

Communications

The official means of publication of the Company is the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient recorded in the share register.

Past Contributions in Kind

In connection with the settlement of the Voluntary Tender Offer on January 30, 2018 and in accordance with the contribution agreement of January 30, 2018, the Company acquired from the Settlement Agent, acting in its own name but for the account of the holders of Songa Shares who have tendered their Songa Shares in the Voluntary Tender Offer, 187,390,391 Songa Shares. The Songa Shares were acquired for a total value of USD 1,122,468,442.09. As consideration for this contribution, the Company (i) issued to the Settlement Agent the Existing Consideration Shares, (ii) made a cash payment in the aggregate amount of NOK 2,645,280 to the holders of Songa Shares who tendered their Songa Shares in the Voluntary Tender Offer and (iii) issued exchangeable loan notes to TINC in an aggregate nominal value of USD 561,440,000, for the purpose of financing the Existing Exchangeable Bonds in the aggregate amount of USD 561,440,000. The difference between (ii) the total value of the contribution of the Songa Shares and (i)(x) the aggregate nominal value of the Existing Consideration Shares, (y) the cash payments and (z) the exchangeable loan notes was allocated to the Company's reserves of capital contribution.

In connection with the capital increase of December 19, 2008 and in accordance with the contribution in kind agreement as of December 18, 2008, the Company acquired 319,228,632 ordinary shares of TINC. The shares of TINC were acquired for a total value of CHF 16,476,107,961.80. As consideration for this contribution, the Company issued to an exchange agent, acting for the account of the holders of ordinary shares of TINC outstanding immediately prior to the completion of the contribution in kind agreement and in the name and the account of TINC, a total of 335,228,632 fully paid shares with a total par value of CHF 5,028,429,480. The difference between the aggregate par value of the issued Shares and the total value of CHF 11,447,678,481.80 was allocated to the reserves of the Company.

Certain Aspects of Swiss Corporate Law

General Meetings

The general meeting of shareholders is the supreme corporate body of the Company. Ordinary and extraordinary general meetings of shareholders may be held. The following powers are vested exclusively in the general meeting of shareholders:

•	adoption and amendment of the Articles of Association;
•	election of the Directors and the auditor, whereby each Director must be elected by separate vote;
•	approval of the annual report, the standalone Swiss statutory financial statements and the consolidated financial statements;

•

payments of dividends and any other distributions of capital to shareholders (excluding share repurchases below 10% of the registered share capital, to the extent that sufficient freely distributable reserves are available);

•	discharge of the Directors and members of Management from liability for business conduct during the previous financial year to the extent such conduct is known to the shareholders;
•	subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in the Articles of Association);
•	certain votes with respect to and elections in accordance with the Ordinance, such as the election of the members of the Compensation Committee and the chairman of the Transocean Board; and
•

any other resolutions that are submitted to a general meeting of shareholders pursuant to law, the Articles of Association or by voluntary submission by the Transocean Board (unless a matter is within the exclusive competence of the Transocean Board pursuant to the Swiss Code of Obligations).

Under the Swiss Code of Obligations, the Company must hold an annual, ordinary general meeting of shareholders within six months after the end of its financial year for the purpose, among other things, of approving the annual report and the consolidated and standalone Swiss statutory financial statements of the Group and the Company, respectively, the annual election of the Directors, including the chairman of the Transocean Board and the members of the Compensation Committee.

The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the Transocean Board and of the shareholders who demanded that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

In addition to being required to comply with the notice provisions under the Swiss Code of Obligations, the Company is subject to the rules of the SEC that regulate the solicitation of proxies. The Company is required to file with the SEC its proxy statement related to a general meeting of the Company’s shareholders, together with a form of proxy card used by the Company and certain other soliciting material furnished to the Company’s shareholders in connection with such meeting. The disclosure the Company is required to include in its proxy statement generally includes certain information with respect to the matters that are known by the Company to be presented for a vote at the meeting. With respect to a proxy statement for an annual general meeting, the disclosure in the proxy statement would generally include, among other things, certain information about directors, executive officers and corporate governance, executive compensation, security ownership of certain beneficial owners and management and related shareholder matters, certain relationships and related party transactions and director independence. In addition, the proxy statement will be made available to each shareholder registered in the Company’s share register as of the relevant record date.

Annual general meetings of shareholders may be convened by the Transocean Board or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

The Company expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting may be called by the Transocean Board or, under certain circumstances, by the auditor. In addition, the Transocean Board is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the Shares, specifying the items for the agenda and their proposals, or if it appears from the standalone Swiss statutory balance sheet that half of the Company’s share capital and reserves are not covered by the Company’s assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Under the Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda must be in writing and received by the Company at least 30 calendar days prior to the anniversary date of the proxy statement in connection with the last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 15 days before or 30 days after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth day following the date on which the Company has made public disclosure of the date of the general meeting of shareholders. The request must specify the relevant agenda items and motions, together with evidence of the required Shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Under the Swiss Code of Obligations, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

The annual report of the Company, including the financial information, and the auditor’s report must be made available for inspection by the shareholders at the Company’s place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting Rights – Amendments to the Articles of Association

Each Share carries one vote at a general meeting of shareholders.

Voting rights may be exercised by shareholders registered in the Company’s share register or by a duly appointed proxy of a registered shareholder or nominee, which proxy need not be a shareholder of the Company, up to a specific qualifying date designated by the Transocean Board. Shareholders may also instruct the independent voting representative to vote on their behalf, instructions that shareholders must also be able to give electronically. According to the Ordinance, the representation of shareholders by corporate and depository proxies is prohibited.

Acquirers of Shares must be entered into the share register as shareholders with the right to vote, provided that such acquirers expressly declare that they have acquired the Shares in their own name for their own account. The Articles of Association do not limit the number of Shares that may be voted by a single shareholder. Treasury shares, whether owned by the Company or one of its majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Pursuant to the Articles of Association, the presence of shareholders, in person or by proxy, holding at least a majority of the Shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders. Provided that the general meeting of shareholders is quorate at the time when the general meeting proceeds to business and unless otherwise provided by the Articles of Association, the shareholders present at a general meeting of shareholders may continue to transact business, despite the withdrawal of shareholders from such general meeting of shareholders following announcement of the presence quorum at the meeting.

The matters set forth below require that a quorum of shareholders of record holding in person or by proxy at least two-thirds of the share capital recorded in the commercial register be present at the time when the general meeting of shareholders proceeds to business:

•	the adoption of a resolution to remove a serving Director;
•

the adoption of a resolution to amend, vary, suspend the operation of, disapply or cancel the provision in the Articles of Association regarding this presence quorum, the relevant majority required for resolutions and elections of the general meeting of shareholders, the approval of a business combination with an interested shareholder, the number of Directors, the term of office of the Directors and indemnification for the Transocean Board (Articles 21, 18, 19(g), 20, 22, 23 and 24, respectively, of the Articles of Association).

The shareholders generally pass resolutions by the affirmative vote of a majority of the Shares represented and voting at the general meeting of shareholders, unless otherwise provided by law or the Articles of Association.

The Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. A plurality of votes means that the individual who receives the largest number of votes for a board seat is elected to that board seat.

The Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) have a majority vote policy that provides that the Transocean Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation, which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Transocean Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Transocean Board whether to accept the tendered resignation or reject it. The Transocean Board must then act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. The Transocean Board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter. The acting chair may direct that elections be held by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot.

The Swiss Code of Obligations and/or the Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Shares, each as represented at a general meeting to approve the following matters:

•	the amendment to or the modification of the purpose clause in the Articles of Association;
•	the creation or cancellation of shares with privileged voting rights;
•	the restriction on the transferability of Shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;
•	an authorized or conditional increase in the nominal share capital;
•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
•	the limitation on or withdrawal of pre-emptive rights;
•	a change in the registered office;
•	the conversion of shares into bearer shares and vice versa;
•	the dissolution of the Company; and
•

resolutions in relation to transactions among corporations based on the Swiss Act on Mergers, Demergers, Transformations and the Transfer of Assets, as described below in “—Shareholder Vote on Certain Reorganization.”

The Articles of Association require the affirmative vote of at least two-thirds of the Shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a Director;
•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 20 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of Directors;
•	any changes to Article 23 specifying the term of office of the Transocean Board; and

•	any changes to Article 24 specifying the indemnification provisions for directors and officers.

The Articles of Association require the affirmative vote of holders of the number of Shares equal to the sum of (A) two-thirds of all Shares outstanding and entitled to vote at a general meeting, plus (B) a number of Shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of Shares held by an interested shareholder, for the Company to engage in any business combination with an interested shareholder (as those terms are defined in the Articles of Association) and for the amendment of the provisions in the Articles of Association relating to this shareholder approval requirement.

Irrespective of Swiss law and the Articles of Association, the NYSE requires a shareholder vote for certain matters such as:

•	the approval of equity compensation plans (or certain amendments to such plans);
•

the issuance of Shares equal to or in excess of 20% of the voting power of the Shares outstanding before the issuance of such Shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);

•	certain issuances of Shares to related parties; and
•	issuances of Shares that would result in a change of control.

For these types of matters, the minimum vote which will constitute shareholder approval for NYSE listing purposes is the approval by a majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Additional Issuances and Preferential Rights

Under Swiss law, any share issue, whether for cash or non-cash consideration, is subject to the prior approval by the shareholder at a general meeting of shareholders. Shareholders have certain pre-emptive rights (Bezugsrechte) to subscribe for new shares and advance subscription rights (Vorwegzeichnungsrechte) to subscribe options, warrants, convertible loans or other instruments that would entitle a holder of any such instrument to subscribe for any shares in the Company in proportion to the nominal amount of shares held. A resolution adopted at a general meeting of shareholders by a qualified majority may limit or exclude pre-emptive rights in certain limited circumstances. According to the Articles of Association, the Transocean Board is, within certain limits, authorized to limit or withdraw pre-emptive rights and advance subscription rights in connection with share issues out of authorized and conditional share capital (see the sections above “—General Authorized Share Capital”, “—Additional Authorized Share Capital”,  and “—Conditional Share Capital,” respectively).

Issuance of new Shares to shareholders upon the exercise of preferential rights may require the Company to file a registration statement in the United States. Should the Company in such a situation decide not to file a registration statement, the Company’s shareholders may not be able to exercise their preferential rights. If a shareholder is ineligible to participate in a rights offering, such shareholder would not receive the rights at all and the rights would be sold on the shareholder’s behalf by the Company.

Minority Rights

Swiss law sets forth a number of protections for minority shareholders of a company, including but not limited to those described in this paragraph. The description of general meetings of shareholders is set out above and the description of reorganizations is set out below.

Any of the Company’s shareholders may petition the competent Swiss court to have a decision of the Company’s shareholders made at the general meeting declared invalid on the grounds that such decision violates the Articles of Association or the law. The Company’s shareholders holding at least 10% of the Company’s capital may also petition the courts to dissolve and liquidate the Company, to the extent strong reasons are considered by the court to make necessary the dissolution of the Company.

Furthermore, extraordinary general meetings of shareholders must be convened upon resolution of a general meeting of shareholders or upon written request by one or more shareholders who represent an aggregate of at least 10% of the Company’s share capital registered in the commercial register, provided that such request specifies the agenda items and the proposals or, in case of elections, the names of the proposed candidates. One or more shareholders holding shares with an aggregate nominal value of at least CHF 1,000,000, or representing at least 10% of the Company’s share capital registered in the commercial register, whichever is lower, have the right to request that a specific proposal be put on the agenda for the next general meeting of shareholders.

Inspection of Books and Records

Under the Swiss Code of Obligations, a shareholder has the right to inspect the share register with respect to his or her own shares and otherwise to the extent necessary to exercise his or her shareholder rights. The books and correspondence of a company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Transocean Board and subject to the safeguarding of a company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the Transocean Board and the Company’s auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the Company.

Special Investigation

If the shareholders’ inspection and information rights outlined under the section below “—Inspection of Books and Records” above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, the Company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the relevant court to appoint a special commissioner. If the general meeting of shareholders rejects the proposal, one or more shareholders representing at least 10% of the Company’s nominal share capital or holding shares in aggregate par value of at least two million Swiss francs may request the relevant court to appoint a special commissioner. The court will issue an order to appoint a special commissioner if the petitioners can demonstrate that the Transocean Board, any director or an officer of the Company violated the law or the Articles of Association, and thereby damaged the Company or the shareholders. The costs of the investigation would generally be allocated to the Company and only in exceptional cases to the petitioners.

Rights of Redemption and Repurchase of Shares

Swiss law limits the right of a company to purchase and hold its own shares in treasury. The Company or its subsidiaries may purchase shares only if and to the extent that (a) the Company has freely distributable reserves in the amount of the purchase price, and (b) the aggregate nominal value of all shares held by the Company does not exceed 10% of the Company’s share capital (20% in specific circumstances). Furthermore, the Company must present the acquired shares on its statutory balance sheet as a negative item in its equity. For tax implications, in case of cancellation of own shares or exceeding thresholds, see “Material Tax Considerations.”

Shares held by a company or its subsidiaries do not carry any rights to vote at general meetings of shareholders, but are entitled to the economic benefits, including dividends, pre-emptive rights (Bezugsrechte) in the case of share capital increases and advance subscription rights (Vorwegzeichnungsrechte), attached to the shares generally.

The share capital of the Company may be reduced by cancelling shares or reducing the nominal value of the shares. Such a capital reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots). A special audit report must confirm that claims of the Company’s creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the Transocean Board must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times, and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The capital reduction may only be implemented after expiration of the two-month period, and it may be registered with the commercial register only upon the establishment by a notarized deed that confirms that the provisions regarding capital reduction have been complied with.

Shareholder Vote on Certain Reorganizations

The Swiss Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”) requires the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting, for resolutions in relation to a merger, demerger or conversion of a corporation. Swiss law may also impose this supermajority voting requirement in connection with the sale of all or substantially all of a company’s assets by the Company.

The Merger Act also allows cash-out or certain squeeze-out mergers, in which minority shareholders of a company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company. A squeeze-out merger requires the approval of at least 90% of all shareholders of the acquired company. It is unclear and controversial whether the 90% approval relates to the total number of votes represented by all outstanding shares of the target company or to the total number of shareholders of the target company entitled to vote.

A merger agreement must be signed by the Transocean Board. In addition, the Transocean Board must draw up, among other documents, a merger report describing the planned merger transaction. An authorized auditor has to review the merger agreements, the merger report and the merger balance sheet. This documentation has to be made available to the shareholders at least 30 days prior to the general meeting of shareholders to pass upon the matter.

Mandatory Bid Rules

Swiss mandatory bid rules do not apply to Transocean. Pursuant to the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (the “FMIA”), the scope of application of the mandatory bid rules and the cancelation of remaining equity securities pursuant to the FMIA only apply to public takeover offers to equity securities of companies with (i) registered office in Switzerland whose equity securities are at least partly listed on a stock exchange in Switzerland or (ii) registered office abroad whose equity securities are at least in part listed in Switzerland. The Company is not listed on a stock exchange located in Switzerland and accordingly, the mandatory bid rules described above are not applicable to Transocean.

Liability of Directors

Directors acting in violation of their statutory duties (whether transacting with bona fide third parties or performing any other acts on behalf of the Company) may become personally liable to the Company, its shareholders and the creditors for damages caused intentionally or negligently (article 754 et seq. of the Swiss Code of Obligations). The liability of the directors is joint and several, but the courts may apportion the liability among the directors in accordance with their degree of culpability.

According to the Swiss Code Obligations, an individual shareholder may bring an action, in its own name and for the benefit of the Company, against the Company’s directors, officers or liquidators for the recovery of any losses the Company has suffered as a result of the intentional or negligent breach by such directors, officers or liquidators of their duties.

In principle, directors cannot limit their responsibility unless the shareholders have passed a resolution discharging them from personal liability (which, absent extraordinary circumstances, is a standard agenda item for the annual general meeting of shareholders of a Swiss corporation). Any discharge granted by general meeting of shareholders is only effective if (i) relating to facts and information that have been properly disclosed to the shareholders and (ii) against claims of the Company and of those shareholders who have consented to the resolution.

It does not apply to creditors’ claims and direct claims of shareholders if the Company is declared bankrupt. Shareholders who have not consented to the resolution have six months after the discharge resolution to bring their claims before a court.

Indemnification of Directors

Pursuant to Article 24 of the Articles of Association, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former directors and officers, out of the assets of the Company from and against all actions, suits or proceedings which they or any of them may incur by reason of any act done or alleged to be done in execution of their duty or by reason of the fact that he or she is or was a director or officer of the Company. This indemnity does not extend to any matter in which any of said persons is found, in a final judgment, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer.

Conflicts of Interest, Management Transactions

Swiss law does not have a general provision on conflicts of interest. However, the Swiss Code of Obligations contains a provision that requires directors and executive officers to safeguard the interests of a company and, in this connection, imposes a duty of loyalty and duty of care on its directors and executive officers. This provision is generally understood to disqualify a director or officer of a company from participation in decisions that directly affect such director or officer. A company’s directors and officers are personally liable to the Company for breach of this provision. In addition, the Swiss Code of Obligations contains provisions under which directors and officers engaged in the management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties.

Further, Swiss law contains a provision under which payments made to a shareholder or a director or any person associated with them, other than payments at arm’s length, must be repaid to the Company if such shareholder or director was acting in bad faith. Pursuant to the Swiss Code of Obligations, if, in connection with entering into a contract, the Company is represented by the person with whom it is entering into the contract, such contract must be in writing. This requirement does not apply to contracts relating to daily business matters if the performance of the Company does not exceed CHF 1,000.

Further, according to the Swiss Code of Obligations, a public company is obliged to disclose in each annual report the total amount of all compensation paid and loans granted during the applicable financial year to present and, to the extent such compensation and loans are related to past board or executive management service, past directors or members of executive management and persons closely related to such members. Under the Swiss Code of Obligations, the compensation paid, and loans granted, to every director must be disclosed individually (including the name and function of the member), whereas, in the case of executive management, only the compensation paid, and loans granted, to executive management in the aggregate, as well as the member of executive management that received the highest compensation (including the amount paid and his or her function within the Company) must be disclosed. In addition, the shares of the Company held by directors or members of executive management and persons closely related to such members must be disclosed. The above described disclosures must be made in the notes to the Company’s standalone statutory and consolidated balance sheet for the relevant financial year.

Distribution of Assets on Liquidation

The Articles of Association do not limit the duration of the Company.

Under Swiss law, a company may be dissolved at any time by a resolution of the general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two-thirds of voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting.

Dissolution and liquidation by court order is possible if (1) a company becomes bankrupt or (2) shareholders holding at least 10% of the share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held, but this surplus is subject to Swiss withholding tax of 35%. However, since January 1, 2011, new rules apply for paid-in capital surplus. The shares carry no privilege with respect to such liquidation surplus.

The Ordinance

The below summarizes certain key provisions of the Ordinance. The Articles of Association of the Company implement the respective requirements.

Severance Pay, Advance Payments and Transaction Bonuses

The Ordinance prohibits certain types of compensation arrangements with members of a Swiss public company’s board of directors and executive management. In particular, the Ordinance broadly prohibits severance payments in any form. In addition, excessive notice periods in employment contracts exceeding one year and employment contracts for a fixed term of more than one year are viewed as types of prohibited severance payments. Post-employment, non-compete covenants and consultancy agreements are not subject to the Ordinance’s severance pay prohibition, unless they are deemed to be disguised severance payments based on their terms. The Ordinance also restricts certain forms of advance compensation. The decisive element in distinguishing prohibited advance payments from certain types of other advance payments, such as sign-on bonuses, is the point in time at which such payment is made. Consequently, sign-on bonuses compensating for benefits and other entitlements that executives forfeit from their previous employers are permissible, whereas genuine prepayments of salary (i.e., if the contractual salary is paid in advance) are not permitted. The Ordinance also prohibits certain types of transaction bonuses and certain other types of compensation and benefits not expressly provided for in a company’s articles of association.

Shareholder Approval of Compensation for Board of Directors, Executive Management and Advisory Board

The Ordinance requires that the aggregate amount of compensation of the board of directors, executive management and advisory board of listed companies be submitted to the general meeting of shareholders. Such vote must be held annually, binding and separate for the directors, the members of the executive management and the members of the advisory board (if any). Companies are required to specify in their articles of association the mechanism for such say-on-pay votes.

The Ordinance requires the board of directors of listed companies to prepare an annual written compensation report disclosing the compensation and loans directly or indirectly awarded or granted to directors, the executive management and the advisory board (and, to the extent not in line with market standards, to former members of these bodies) during the past financial year. Such compensation and loans also have to be disclosed individually for each member of the board of directors (including the name and function of the member) and for the highest paid member of the executive management.

Articles of Association

In implementation of the Ordinance, the principles of compensation applicable to Directors and the members of Management, including the principles applicable to performance-related pay and to the allocation of equity and other securities are described in the Company’s Articles of Association.

Pursuant to Article 29b of the Articles of Association, the compensation of the board of directors may include (i) cash components, (ii) shares, restricted shares or similar instruments and (iii) benefits or perquisites in kind or in the form of services. Executive directors shall not receive any compensation in addition to the compensation paid to them in their roles as officers of the Company.

The compensation of the Management shall generally consist of (i) a base salary, (ii) short-term incentive compensation pursuant to the applicable plans, (iii) long-term incentive compensation pursuant to the applicable plans and (iv) any other compensation as deemed appropriate by the board of directors, including contributions to post-retirement benefit plans and allowances.

Election of Directors, the Chairperson of the Board of Directors, the Members of the Compensation Committee and the Independent Voting Rights Representative

The Ordinance requires that the directors, its chairperson, the members of the compensation committee (who must be directors) and one or several independent voting rights representatives be elected by the general meeting of shareholders on an individual basis for a term ending at the next annual general meeting. Re-election is permitted.

Independent Voting Rights Representative

The Ordinance requires the board of directors to ensure that the shareholders are able to electronically grant proxies and instruct the independent voting rights representative on both (i) agenda items included in the invitation to the general meeting of shareholders and (ii) new motions that were not disclosed in the invitation to the general meeting. The independent voting rights representative is required to exercise the voting rights granted by shareholders only in accordance with shareholder instructions. Further, absent express voting instructions, the independent voting rights representative is required to abstain from voting.

Criminal Provisions

Directors, the executive management or the advisory board who pay or receive impermissible forms of compensation and thereby act against their “better knowledge” (wider besseres Wissen) are liable to imprisonment and a fine. Directors who do not comply with certain other provisions of the Ordinance against their “better knowledge” are liable to imprisonment and/or a fine.

Shareholders’ Agreement

As far as the Company is aware, there are no shareholders’ agreements related to its Shares.

Registration Rights Agreement

In connection with the private exchange agreements with certain Songa Offshore bondholders for certain of the SONG04 Bonds and SONG05 Bonds (the “Private Exchange Offer”), Transocean and TINC entered into a registration rights agreement with these bondholders (“Registration Rights Agreement”) relating to certain of the Existing Consideration shares and the Existing Exchangeable Bonds and underlying Shares issued to these bondholders pursuant to the private exchange agreements (referred to as “registrable securities”).  The Registration Rights Agreement provides that Transocean will file a registration statement registering the resale of all of the registrable securities.  The Registration Rights Agreement also provides these bondholders with certain other registration rights, including one demand right for registration on Form S-1 of the resale of the registrable securities if Transocean and TINC are unable to use a registration statement on Form S-3 to register the resale of the registrable securities and certain piggyback registration rights. Transocean will pay all expenses incurred in connection with each of the registrations described above, except for underwriters' discounts and selling commissions. In addition, Transocean will pay the reasonable fees and disbursements of one counsel for the selling securityholders participating in such registration. The registration rights described above will terminate when the selling securityholders no longer beneficially own any registrable securities or when all registrable securities owned by the selling securityholders may be freely resold without any volume or other limitations or restrictions.

DESCRIPTION OF TRANSOCEAN NEW EXCHANGEABLE BONDS

The New Exchangeable Bonds will be issued under an indenture among TINC, as issuer, Transocean, as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, as co-trustees, dated January 30, 2018 (the “indenture”). We have summarized select portions of the indenture and the New Exchangeable Bonds below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the New Exchangeable Bonds. We urge you to read the indenture, including the form of New Exchangeable Bonds that it contains, because these documents, together with the terms made part of the indenture by the Trust Indenture Act of 1939, as amended, define your rights as holders of the New Exchangeable Bonds. In this summary, “we,” “our” and “us” means TINC, as issuer of the New Exchangeable Bonds, and “guarantor” means Transocean, as guarantor of the New Exchangeable Bonds, unless, in each case, we indicate otherwise or the context indicates otherwise.

General

The New Exchangeable Bonds are our general unsecured and senior obligations, and are exchangeable into the Shares as described under “—Exchange Rights” below. The New Exchangeable Bonds are fully and unconditionally guaranteed on a senior unsecured basis by the guarantor. The New Exchangeable Bonds will mature on January 30, 2023.

The New Exchangeable Bonds will pay cash interest at an annual rate of 0.5% on the principal amount of the New Exchangeable Bonds from January 30, 2018, or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled interest payment date until January 30, 2023. Interest is payable semi-annually in arrears on January 30 and July 30 of each year, commencing July 30, 2018, to holders of record at the close of business on the preceding January 15 and July 15, respectively. Accrued interest is computed on the basis of a 360-day year composed of twelve 30-day months. In the event of the repurchase by us at the option of the holder of an Exchangeable Bond, interest ceases to accrue on the New Exchangeable Bonds under the terms of and subject to the conditions of the indenture.

Any amounts on the New Exchangeable Bonds that are payable but not punctually paid or provided for (“defaulted amounts”) will cease to be payable to the holder of the New Exchangeable Bonds on the relevant payment date but will accrue interest per annum at the rate borne by the New Exchangeable Bonds, subject to applicable law, from, and including, the relevant payment date. We may elect to pay the defaulted amounts and any interest accrued (i) to the holders of the New Exchangeable Bonds as of the close of business on a special record date, which will be not more than 15 days and not less than 10 days prior to the date of our proposed payment of such defaulted amounts or (ii) in any other lawful manner not inconsistent with the requirements of the New York Stock Exchange, or any other securities exchange or automated quotation system on which the New Exchangeable Bonds may be listed or designated for trading.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the New Exchangeable Bonds in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “—Exchange Rights—Increased Exchange Rate in Connection with Fundamental Changes” and “—Repurchase Rights Following Fundamental Change or Tax Event” below.

An aggregate $853,804,000 principal amount of Existing Exchangeable Bonds have been issued in connection with the Voluntary Tender Offer for Songa Offshore. Up to USD 13,420,370 principal amount of New Exchangeable Bonds will be issued in the Compulsory Acquisition. The New Exchangeable Bonds are being offered as additional notes under the indenture governing the Existing Exchangeable Bonds. The New Exchangeable Bonds and the Existing Exchangeable Bonds will be treated as a single series of securities under that indenture, except that (1) for the purposes of U.S. securities laws, the New Exchangeable Bonds will not be treated as part of a single series of securities with the USD 292,364,000 aggregate principal amount of Existing Exchangeable Bonds that were issued in connection the refinancing of certain Songa Offshore indebtedness for so long as such Existing Exchangeable Bonds bear restrictions on their transfer to the public under U.S. securities law and (2) for purposes of U.S. federal tax law,  the New Exchangeable Bonds will not be treated as part of a single series of securities with the Existing Exchangeable Bonds to the extent that the New Exchangeable Bonds are issued with greater than a de minimis amount of original issue discount as determined under U.S. federal tax law.

The New Exchangeable Bonds will not be subject to a sinking fund provision and will not be subject to defeasance or covenant defeasance under the indenture.

Guarantee

Our obligations under the indenture, including the repurchase obligations resulting from a fundamental change or tax event, will be fully and unconditionally guaranteed, on a senior unsecured basis by the guarantor.

The guarantor’s obligations under the guarantee are limited to the maximum amount as, after giving effect to all other contingent and fixed liabilities of the guarantor, will result in the guarantor’s obligation under the guarantee not constituting a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.

The New Exchangeable Bonds will not be obligations of, or guaranteed by, any of our or the guarantor’s existing or future subsidiaries.

Ranking/Additional Debt

The New Exchangeable Bonds will be our general unsecured obligations and will rank:

(1)	senior in right of payment to all of our existing and future subordinated indebtedness;
(2)	equal in right of payment with all of our existing and future unsecured senior indebtedness;
(3)	effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
(4)	structurally subordinated to all secured and unsecured liabilities of our subsidiaries.

The guarantee will be a senior unsecured obligation of the guarantor and will rank equally in right of payment with the guarantor’s other senior unsecured indebtedness from time to time outstanding.

The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, and it does not restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. As described under “—General,” we may issue additional New Exchangeable Bonds under the indenture from time to time.

Exchange Rights

General

Unless the New Exchangeable Bonds are previously repurchased, holders may exchange their New Exchangeable Bonds for Shares at any time prior to the close of business on the business day immediately preceding the maturity date. The initial exchange rate of the New Exchangeable Bonds is 97.29756 Shares per USD 1,000 principal amount of New Exchangeable Bonds. The exchange rate is subject to change as described below under “—Increased Exchange Rate in Connection with a Fundamental Change,” “—Increased Exchange Rate in Connection with a Tax Event” and “—Exchange Rate Adjustments.” A holder may exchange fewer than all of such holder’s New Exchangeable Bonds so long as the portion of New Exchangeable Bonds exchanged is an integral multiple of USD 1,000 principal amount.

We will satisfy our exchange obligation through delivery by the guarantor of the Shares. See “—Settlement Upon Exchange.” Upon exchange of an Exchangeable Bond, a holder will not receive any cash payment of interest (unless such exchange occurs between a regular record date and the interest payment date to which it relates and the exchanging holder held the New Exchangeable Bonds on that record date), and we will not adjust the exchange rate to account for accrued and unpaid interest. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon exchange, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder receiving Shares upon exchange, see “Material Tax Considerations—United States Taxation.”

Holders of New Exchangeable Bonds at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the exchange of such New Exchangeable Bonds at any time after the close of business on the applicable regular record date. New Exchangeable Bonds surrendered for exchange by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder on the record date is to receive on the New Exchangeable Bonds; provided, however, that no such payment need be made (1) for exchanges following the regular record date immediately preceding the maturity date, (2) if we have specified a repurchase date following a tax event or fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of exchange with respect to such New Exchangeable Bonds. No other payments or adjustments for interest will be made upon exchange.

Holders of the Shares issuable upon exchange, if any, will not be entitled to receive any dividends payable to holders of the Shares as of any record time or date before such Shares are delivered to the holder upon exchange of such holder’s New Exchangeable Bonds.

If a holder has already delivered a repurchase notice as described under “—Repurchase Rights Following Fundamental Change or Tax Event” with respect to an Exchangeable Bond, the holder may not surrender that

Exchangeable Bond for exchange until the holder has withdrawn the repurchase notice in accordance with the indenture.

Settlement Upon Exchange

To exchange the New Exchangeable Bonds, a holder of New Exchangeable Bonds in certificated form must deliver an irrevocable, duly completed exchange notice, together with the certificated security, to the exchange agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required, and a holder of New Exchangeable Bonds in global form must comply with the applicable procedures of the depositary in effect at the time and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “exchange date.” The form of exchange notice is attached to the indenture.

Delivery of the Shares upon exchange will be accomplished by book-entry transfer of the required number of Shares through The Depository Trust Company, New York, New York (“DTC”). The trustee will initially act as the exchange agent.

Upon exchange of the New Exchangeable Bonds, a holder will receive, for each USD 1,000 principal amount of New Exchangeable Bonds exchanged, the Shares at the exchange rate in effect on the exchange date.  Cash will be delivered in lieu of any fractional shares. Settlement will occur through the exchange agent on the third business day following the exchange date (or, if the exchange is in connection with a fundamental change, on the fifth business day following the exchange date).

The guarantor’s delivery to the holder of the Shares and any cash, if applicable, in settlement as described above will satisfy our exchange obligation.

Increased Exchange Rate in Connection with a Fundamental Change

If the effective date of any fundamental change occurs prior to the maturity date, and a holder elects to exchange its New Exchangeable Bonds during the period commencing on such effective date and ending on the business day immediately before the fundamental change repurchase date (the “fundamental change period”), then the guarantor will increase the exchange rate for the New Exchangeable Bonds surrendered for exchange as described below.

We will notify holders of any such fundamental change and the anticipated effective date in accordance with the procedures outlined in the indenture and described in “—Repurchase Rights Following Fundamental Change or Tax Event” below.

The increased exchange rate applicable to any exchange in connection with a fundamental change due to a change of control will be determined as follows:

COCER	=	OER x (1 +(EP x (c/t))), where

COCER	=	change of control exchange rate
OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the change of control to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

Notwithstanding the foregoing, the increased exchange rate applicable to any exchange in connection with a fundamental change due to a listing failure event will be determined as follows:

LFER	=	OER x (1 +(EP x (c/t))), where

LFER	=	listing failure event exchange rate
OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the listing failure event to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

For the avoidance of doubt, if a holder exchanges its New Exchangeable Bonds prior to the fundamental change period, then, whether or not such fundamental change occurs, the holder will not be entitled to an increased exchange rate in connection with such fundamental change.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the New Exchangeable Bonds when any of the following has occurred:

•	a change of control event; or
•	a listing failure event.

“Change of control” means the occurrence of any of the following:

A.

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ or the guarantor’s and its subsidiaries’ assets, in each case taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than to us, the guarantor or one of the guarantor’s other subsidiaries;

B.

the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the guarantor’s or our voting stock or other voting stock into which the guarantor’s or our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

C.

we or the guarantor consolidate, amalgamate, or enter into a statutory plan of arrangement with, or merge with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, us or the guarantor, in any such event pursuant to a transaction in which any of the guarantor’s, our or of such other person’s outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our or the guarantor’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, voting stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction; or

D.	the adoption of a plan relating to the guarantor’s or our liquidation or dissolution.

Notwithstanding the foregoing, any holding company whose only significant asset is our capital stock or any of our direct or indirect parent companies will not itself be considered a “person” or “group” for purposes of clause B above. Further, notwithstanding the foregoing, no change of control of the guarantor will be deemed to have occurred if at least 90% of the consideration for the Shares (excluding cash payments for fractional shares) in the transaction or transactions otherwise constituting a change of control in respect of the guarantor consist of common stock, ordinary shares, American Depositary Receipts or equivalent capital stock traded on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or any successor to any such market, or which will be so traded when issued or exchanged in connection with the transaction or transactions otherwise constituting a change of control in respect of the guarantor, and as a result of such transaction or transactions, the New Exchangeable Bonds become exchangeable, upon the conditions for exchange and actual exchange in accordance with the terms hereof, into such common stock, ordinary shares, American Depositary Receipts or equivalent capital stock.

“Change of control event” means (a) in the case of a change of control in respect of us, on any date during the 60-day period (which period will be extended so long as the rating of the New Exchangeable Bonds is under publicly announced consideration for a possible downgrade by any of the rating agencies (as defined in the indenture)) (the “trigger period”) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by us to effect a change of control, (i) in the event the New Exchangeable Bonds are rated investment grade by at least two of the rating agencies prior to such public notice, the rating of the New Exchangeable Bonds by any rating agency shall be below investment grade, (ii) in the event the New Exchangeable Bonds are rated below Investment Grade by at least two of the rating agencies prior to such public notice, the rating of the New Exchangeable Bonds by any rating agency will be decreased by one or more categories or (iii) the New Exchangeable Bonds will not be, or cease to be, rated by at least one of the rating agencies; provided that, in each case, such event is in whole or in part in connection with the change of control and (b) in the case of a change of control in respect of the guarantor, the effective date of such change of control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

A “listing failure event” will be deemed to have occurred at the time after the New Exchangeable Bonds are originally issued if the Shares (or any other ordinary shares, common shares or American depositary shares underlying the New Exchangeable Bonds) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) and are not listed or quoted on one of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) concurrently with such cessation.

Increased Exchange Rate in Connection with a Tax Event

If a tax event occurs prior to the maturity date, and a holder elects to exchange its New Exchangeable Bonds during the period commencing on such effective date and ending on the day before the tax event repurchase date (the “tax event repurchase period”), then the guarantor will increase the exchange rate for the New Exchangeable Bonds surrendered for exchange, as described below.

We will notify holders of any such tax event in accordance with the procedures outlined in the indenture and described in “—Fundamental Change or Tax Event Requires Us to Repurchase New Exchangeable Bonds at the Option of the Holder” below.

The increase exchange rate applicable to any exchange in connection with a tax event will be determined as follows:

TEER	=	OER x (1 +(EP x (c/t))), where

TEER	=	tax event exchange rate
OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the tax event to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

For the avoidance of doubt, if a holder exchanges its New Exchangeable Bonds prior to the tax event repurchase period, then, whether or not such tax event occurs, the holder will not be entitled to an increased exchange rate in connection with such tax event.

A “tax event” will be deemed to have occurred if, at any time after the New Exchangeable Bonds are originally issued, (x) we reasonably determine that (A) as a result of (I) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction (as defined below), or (II) any change in the official position regarding the application or interpretation of such laws, treaties, regulations or rulings by any legislative body, court, governmental agency or regulatory authority, which change or amendment becomes effective on or after (1) the issue date, in the case of the Cayman Islands or Switzerland, or (2) the date such jurisdiction becomes a taxing jurisdiction, in the case of any other taxing jurisdiction, we, the guarantor or any such successor, as applicable, have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts pursuant to the indenture with respect to any of the New Exchangeable Bonds; or (B) on or after (1) the issue date, in the case of the Cayman Islands or Switzerland, or (2) the date such jurisdiction becomes a taxing jurisdiction, in the case of any other taxing jurisdiction, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in a taxing jurisdiction, including any of those actions specified in (A) above, whether or not such action was taken or such decision was rendered with respect to us, the guarantor or any such successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which in any case, in an opinion of counsel, will result in us, the guarantor or any such successor becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any of the New Exchangeable Bonds, and, in any such case, we or the guarantor, as applicable, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us or the guarantor; and (y) we provide notice to all holders of the New Exchangeable Bonds and the trustee and the paying agent no less than 20, and no more than 60, days prior to the earliest date on which we or the guarantor would be obligated to withhold tax resulting from the amendment or change described in (A) or (B) above were a payment in respect of the New Exchangeable Bonds then due that we are designating such amendment or change as a tax event.

We are not obligated to designate any event as a tax event. As a result, any development described in clause (x) of the preceding paragraph will not constitute a tax event unless we elect, at our option, to designate it as such. If we declare a tax event, however, and a tax event offer to repurchase pursuant to the indenture, neither we nor the guarantor will thereafter be required to pay related additional amounts in respect of the New Exchangeable Bonds. See “—Tax Additional Amounts.”

Exchange Rate Adjustments

The exchange rate will be adjusted for certain events, as described below, except that we will not make any adjustments to the exchange rate if holders of New Exchangeable Bonds have the right to participate (other than in the case of a share split or share combination or a tender or exchange offer), as a result of holding the New Exchangeable Bonds, in any of the transactions described below without having to exchange their New Exchangeable Bonds:

(1)

If the guarantor exclusively issues the Shares as a dividend or distribution on the Shares, or effects a subdivision or combination of the outstanding Shares, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 x	OS’
___
OS0

ER0	=

the exchange rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the date of the subdivision or combination

ER’	=	the exchange rate in effect immediately after the close of business on such record date or date of subdivision or combination
OS0	=	the number of Shares outstanding immediately prior to such subdivision or combination
OS	=	the number of Shares that would be outstanding immediately after giving effect to such dividend, distribution, subdivision or combination

Any adjustment made under this paragraph (1) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the date for such subdivision or combination, as applicable. If any dividend or distribution of the type described in this paragraph (1) is declared but not so paid or made, the exchange rate will be immediately readjusted, effective as of the date the guarantor’s board of directors determines not to pay such dividend or distribution, to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If the guarantor issues to all or substantially all holders of the Shares, rights, options or warrants (other than in connection with a shareholder rights plan) that allow such holders, for a period ending not more than 45 days after the announcement date of such issuance, to subscribe for or purchase the Shares at a price per Share that is less than the average of the last reported sale prices of the Shares for the ten consecutive trading days ending on the business day immediately preceding the announcement date of such issuance, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 x	OS0 + X
_______
OS0 + Y

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such issuance
ER’	=	the exchange rate in effect immediately after the close of business on such record date
OS0	=	the number of Shares outstanding immediately prior to the close of business on such record date
X	=	the total number of Shares issuable pursuant to such rights, options or warrants
Y	=

the number of Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of the Shares for the ten consecutive trading days ending on the trading day immediately preceding the announcement of the issuance of such rights, options or warrants

Any increase made under this paragraph (2) will become effective immediately after the close of business on the record date for such issuance. To the extent that the Shares are not delivered after the expiration of such rights, options or warrants, the exchange rate will be decreased to be the exchange rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Shares actually delivered. If such rights, options or warrants are not so issued, the exchange rate will be decreased to the exchange rate that would then be in effect if such record date for such issuance had not occurred.

(3)

If the guarantor distributes the Shares, evidences of its indebtedness, other assets or property of the guarantor or rights, options or warrants to acquire the Shares or other securities, to all or substantially all holders of the Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected as described in paragraphs (1) or (2) above, (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected as described in paragraph (4) below, and (iii) spin-offs (as defined below) as to which the provisions set forth below in this paragraph (3) apply (any of such Shares, evidences of indebtedness, other assets or property or rights, options or warrants to acquire the Shares or other securities, the “distributed property”), then the exchange rate will be increased based on the following formula:

SP0
ER’ = ER0 x	_______
SP0 - FMV

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such distribution;
ER’	=	the exchange rate in effect immediately after the close of business on such record date;
SP0	=

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution; and

FMV	=	the fair market value (as determined by the guarantor’s Board of Directors) of the distributed property with respect to each outstanding Share on the ex-dividend date for the distribution.

Any increase made as described in this paragraph (3) will become effective immediately after the close of business on the record date for such distribution. If the distribution is not so paid or made, the exchange rate will be decreased to the exchange rate that would then be in effect if the distribution had not been declared. Notwithstanding the foregoing, if the fair market value of the Shares is equal to or greater than SP0, in lieu of the foregoing increase, each holder of New Exchangeable Bonds will receive, in respect of each USD 1,000 principal amount thereof, at the same time and upon the same terms as holders of the Shares receive the distributed property, the amount and kind of distributed property such Holder would have received if the holder owned a number of Shares equal to the exchange rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment as described in this paragraph (3) where there has been a payment of a dividend or other distribution on the Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to one of the guarantor’s subsidiaries or other business units, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “spin-off”), the exchange rate will be increased based on the following formula:

FMV0 + MP0
ER’ = ER0 x	_______

MP0

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for the spin-off;
ER’	=	the exchange rate in effect immediately after the close of business on the record date for the spin-off;
FMV0	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of the Shares applicable to one Share over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of the Shares over the valuation period.

The increase to the exchange rate under the preceding paragraph will occur at the close of business on the record date for the spin-off; provided that if the relevant exchange date occurs during the valuation period, references to “10” in the preceding paragraph will be deemed to be replaced with lesser number of trading days as have elapsed from, and including, the ex-dividend date of the spin-off to, and including, the exchange date in determining the exchange rate.

For purposes of this paragraph (3), rights, options or warrants distributed by the Guarantor to all holders of the Shares entitling them to subscribe for or purchase shares of the Guarantor’s Capital Stock, including the Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “trigger event”): (i) are deemed to be transferred with such Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Shares, will be deemed not to have been distributed for purposes of this paragraph (3) (and no adjustment to the exchange rate under this paragraph (3) will be required) until the occurrence of the earliest trigger event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if required) to the exchange rate will be made under this paragraph (3). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of the indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and record date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any trigger event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the exchange rate under this paragraph (3) was made, (1) in the case of any such rights, options or warrants that have all been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the exchange rate will be readjusted as if such rights, options or warrants had not been issued and (y) the exchange rate will then again be readjusted to give effect to such distribution, deemed distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of the Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of the Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that will have expired or been terminated without exercise by any holders thereof, the exchange rate will be readjusted as if such rights, options and warrants had not been issued.

For purposes of paragraphs (1) and (2) above and this paragraph (3), if any dividend or distribution to which this paragraph (3) is applicable also includes one or both of:

•	a dividend or distribution of the Shares to which paragraph (1) above is applicable (the “clause A distribution”); or
•	a dividend or distribution of rights, options or warrants to which paragraph (2) above is applicable (the “clause B distribution”),

then, in either case, (1) such dividend or distribution, other than the clause A Distribution and the clause B Distribution, will be deemed to be a dividend or distribution to which this paragraph (3) is applicable (the “clause C distribution”) and any exchange rate adjustment required by this paragraph (3) with respect to such clause C distribution will then be made, and (2) the clause A distribution and clause B distribution will be deemed to immediately follow the clause C distribution and any exchange rate adjustment required by paragraphs (1) and (2) above and with respect thereto will then be made, except that, if determined by the guarantor (I) the record date of the clause A distribution and the clause B distribution will be deemed to be the record date of the clause C distribution and (II) any Shares included in the clause A distribution or clause B distribution will be deemed not to be “outstanding immediately prior to the close of business on such record date” within the meaning of paragraph (1) above or “outstanding immediately prior to the close of business on such record date” within the meaning of paragraph (2) above.

(4)	If any cash dividend or distribution is made to all or substantially all holders of Shares, the exchange rate will be increased based on the following formula:

SP0
ER’ = ER0 x	_______
SP0 - C

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
ER’	=	the exchange rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=	the last reported sale price of the Shares on the trading day immediately preceding the record date for the ex-dividend or distribution;
C	=	the amount in cash per share the guarantor distributes to all or substantially all holders of the Shares.

Any increase pursuant to this paragraph (4) will become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the exchange rate will be decreased, effective as of the date the guarantor’s board of directors determines not to make or pay such dividend or distribution, to be the exchange rate that would then be in effect if the dividend or distribution had not been declared. Notwithstanding the foregoing, if C (as defined above) is equal to or greater than SP0 (as defined above), in lieu of the foregoing increase, each holder of New Exchangeable Bonds will receive, for each USD 1,000 principal amount of New Exchangeable Bonds, at the same time and upon the same terms as holders of the Shares, the amount of cash that the Holder would have received if the Holder owned a number of the Shares equal to the exchange rate on the ex-dividend date for the cash dividend or distribution.

(5)

If the guarantor or any of its subsidiaries makes a payment in respect of a tender offer (which for the avoidance of doubt will not include any open market buybacks or purchases that are not tender offers) or exchange offer for the Shares, to the extent that the cash and value of any other consideration included in the payment per share of Shares exceeds the average of the last reported sale prices of the Shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

AC + (SP’ x OS’)
ER’ = ER0 x	_______
OS0 X SP

where,

ER0	=	the exchange rate in effect immediately prior to the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires;
ER’	=	the exchange rate in effect immediately after the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the guarantor’s Board of Directors) paid or payable for the Shares purchased or exchanged in the tender or exchange offer;
OS0	=

the number of Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all the Shares accepted for purchase or exchange in the tender or exchange offer);

OS’	=

the number of Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all the Shares accepted for purchase or exchange in the tender or exchange offer);

SP	=

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date the tender or exchange offer expires; and

SP’	=

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires.

The increase to the exchange rate under this paragraph (5) will occur at the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires; provided that if the relevant exchange date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph will be deemed replaced with such lesser number of trading days as have elapsed between the date that such tender or exchange offer expires and the exchange date in determining the exchange rate as of such trading day.

Except as stated above, the exchange rate will not be adjusted for the issuance of the Shares or any securities convertible into or exchangeable for the Shares or the right to purchase any of the foregoing.

The guarantor may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange or any exchange on which any of the guarantor’s securities are then listed, increase the exchange rate of the New Exchangeable Bonds by any amount for any period of at least 20 business days. In such case, we will give at least 15 calendar days’ notice of such increase. We may make such increases in the exchange rate, in addition to those set forth above, as the guarantor’s board of directors deems advisable or to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Notwithstanding anything in this section to the contrary, we will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 1% of the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate and take them into account when determining subsequent adjustments.

In addition, without limiting the generality of any other provision of the New Exchangeable Bonds, the exchange rate will not be adjusted:

(1)

upon the issuance of any Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the guarantor’s securities and the investment of additional optional amounts in the Shares under any plan;

(2)

upon the issuance of any Shares or options or rights to purchase the Shares pursuant to any present or future employee, director, officer or consultant benefit, compensation or stock purchase plan or program of or assumed by the guarantor or any of its subsidiaries;

(3)

upon the issuance of any Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above and outstanding as of the issue date of the New Exchangeable Bonds;

(4)	upon the repurchase of any Shares pursuant to an open-market share repurchase program or other buyback transaction that is not a tender or exchange offer of the type described in paragraph (5) above;

(5)	solely for a change in the nominal value of the Shares; or
(6)	for accrued and unpaid interest, if any.

As a result of any adjustment of the exchange rate, the holders of New Exchangeable Bonds may, in certain circumstances, be deemed to have received a distribution that is treated as a dividend for U.S. federal income tax purposes. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of ordinary shares. See “Material Tax Considerations—United States Taxation.”

Recapitalizations, Reclassifications and Changes of the Shares

If the guarantor is a party to (1) a recapitalization, reclassification or change of the Shares, (2) a consolidation, merger or combination, (3) a sale, lease or transfer to a third party of the consolidated assets of the guarantor and its subsidiaries or (4) any statutory share exchange, in each case, as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, then the exchange rights will be changed into a right to exchange the New Exchangeable Bonds into the kind and amount of stock, other securities, other property or assets that a holder would have been entitled to receive if such holder had held a number of ordinary shares equal to the applicable exchange rate in effect immediately prior to the transaction (the “reference property”). The amount of cash and any reference property holders receive will be based on the daily exchange values of reference property and the applicable exchange rate, as described above.

If an event described in the immediately preceding paragraph causes the Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the reference property into which the New Exchangeable Bonds will be exchangeable will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of the Shares that affirmatively make such an election or (y) if no holders of the Shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of Shares, and (ii) the unit of reference property for purposes of the immediately preceding paragraph will refer to the consideration referred to in clause (i) in this paragraph attributable to one Share.

To the extent that the New Exchangeable Bonds become exchangeable into the right to receive cash following an event described above, interest will not accrue on such cash.

If the transaction also constitutes a fundamental change, a holder can alternatively require us to purchase all or a portion of such holder’s New Exchangeable Bonds as described under “—Repurchase Rights Following Fundamental Change or Tax Event” below.

Calculations in Respect of the New Exchangeable Bonds

We will be responsible for making all calculations called for under the New Exchangeable Bonds. These calculations include, but are not limited to, determinations of the last reported sale prices of the Shares, the accrued interest payable on the New Exchangeable Bonds, the tax event repurchase price, the change of control repurchase price, the listing failure event repurchase price and the exchange rate of the New Exchangeable Bonds. We will make all these calculations in good faith and, absent manifest error, our calculations shall be final and binding on holders of the New Exchangeable Bonds. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and exchange agent is entitled to rely conclusively on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the New Exchangeable Bonds upon the request of such holder at our cost and expense.

Repurchase Rights Following Fundamental Change or Tax Event

If we undergo a fundamental change or tax event after the first issuance of the New Exchangeable Bonds, each holder will have the option to require us to purchase its New Exchangeable Bonds on a date of our choosing (the “repurchase date”) that is not less than 60 business days after the fundamental change (or a longer period if required by applicable law). In the event of a change of control repurchase event, we will pay a purchase price equal to 101% of the principal amount of the holder’s New Exchangeable Bonds plus accrued and unpaid interest up to but excluding the date of purchase (the “change of control repurchase price”). In the event of a listing failure event or tax event, we will pay a purchase price equal to 100% of the principal amount of the holder’s New Exchangeable Bonds plus accrued and unpaid interest up to but excluding the date of purchase (the “listing failure event repurchase price” or “tax event repurchase price,” as applicable). However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the interest payment date to the holder of record on the record date. A holder may require us to purchase all or any part of the New Exchangeable Bonds so long as the principal amount at maturity of the New Exchangeable Bonds being purchased is an integral multiple of USD 1,000.

Our ability to repurchase New Exchangeable Bonds with cash at any time may be limited by the terms of our then existing borrowing agreements. The indenture  prohibits us from repurchasing New Exchangeable Bonds in connection with the holders’ repurchase rights if any event of default under the indenture has occurred and is continuing, except for a default in the payment of the repurchase price with respect to the New Exchangeable Bonds. If a fundamental change occurs at a time when we are prohibited from repurchasing the New Exchangeable Bonds, we could seek the consent of our lenders to purchase the New Exchangeable Bonds or attempt to refinance the debt. If we do not obtain such consent or we are not able to refinance the debt, we would not be permitted to repurchase the New Exchangeable Bonds. Our existing borrowing agreements currently do not restrict us from repurchasing the New Exchangeable Bonds so long as we remain in compliance with certain financial covenants.

On or before the 20th calendar day after a fundamental change, we will provide notice to the trustee and to each holder of the New Exchangeable Bonds of the fundamental change which specifies the terms and conditions and the procedures required for exercise of a holder’s right to require us to repurchase its New Exchangeable Bonds. Such notice will specify:

(1)	the events causing the fundamental change;
(2)	the date of such fundamental change;
(3)	the last date by which a holder of New Exchangeable Bonds may exercise the repurchase right;
(4)	the fundamental change repurchase date;
(5)	the change of control repurchase price or the listing failure event repurchase price, as applicable;

(6)	the name and address of the paying agent and the exchange agent, if applicable;
(7)	the exchange rate and any adjustments to the exchange rate;
(8)

that New Exchangeable Bonds with respect to which a fundamental change purchase notice is given by the holder may be exchanged only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the indenture; and

(9)	the procedures that holders must follow to exercise these rights.

No less than 20 and no more than 60 days prior to the earliest date on which we would have to withhold tax in connection with a tax event, we will provide notice to the trustee and to each holder of the New Exchangeable Bonds of the tax event which specifies the terms and conditions and the procedures required for exercise of a holder’s right to require us to repurchase its New Exchangeable Bonds. Such notice will specify:

(1)	the events causing the tax event;
(2)	the date of such tax event;
(3)	the last date by which a holder of New Exchangeable Bonds may exercise the repurchase right;
(4)	the tax event repurchase date;
(5)	the tax event repurchase price;
(6)	the name and address of the paying agent and the exchange agent, if applicable;
(7)	the exchange rate and any adjustments to the exchange rate;
(8)

that New Exchangeable Bonds with respect to which a tax event purchase notice is given by the holder may be exchanged only if the tax event purchase notice has been withdrawn in accordance with the terms of the indenture;

(9)	the impact of such tax event on our obligation to pay additional amounts; and
(10)	the procedures that holders must follow to exercise these rights.

To exercise the repurchase right, a holder of New Exchangeable Bonds must deliver, at any time prior to the close of business on the business day immediately preceding the repurchase date specified in our notice, written notice to the paying agent of the holder’s exercise of its repurchase right.

The holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date that states the principal amount of the withdrawn New Exchangeable Bonds, the certificate number of the New Exchangeable Bonds in the case of a physical bond and the principal amount, if any, of New Exchangeable Bonds that remain subject to the original repurchase notice, which must be in principal amounts of USD 1,000 or an integral multiple of USD 1,000.

For purposes of defining a fundamental change:

•	the terms “person” and “group” have the meanings given to them in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;
•

the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•	the term “beneficial owner” is determined in accordance with Rule 13d-3 under the Exchange Act.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Exchangeable Bonds. We will comply with this rule to the extent applicable at that time.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the New Exchangeable Bonds, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

No New Exchangeable Bonds may be repurchased at the option of holders upon a fundamental change if the principal amount of the New Exchangeable Bonds has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from our default in the payment of the tax event repurchase price, the change of control repurchase price or the listing failure event repurchase price).

The fundamental change repurchase feature of the New Exchangeable Bonds may in certain circumstances make it more difficult or discourage a takeover of us or the guarantor. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate the Shares, to obtain control of us by means of a merger, scheme of arrangement, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the New Exchangeable Bonds, is limited to specified transactions and may not include other events that might adversely affect our or the guarantor’s financial condition or results of operations.

Consolidation, Merger and Sale of Assets

We have agreed, for so long as any New Exchangeable Bonds remain outstanding, that we will not consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets to any entity, unless, among certain other requirements:

•

either (a) we or the guarantor is the continuing entity or (b) the continuing entity is organized under the laws of the United States, the District of Columbia, the Cayman Islands, Bermuda, the British Virgin Islands, Cyprus, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, England, Scotland, Wales, Ireland, or any other jurisdiction that does not adversely affect the rights of any Holder under the indenture in any material respect;

•	immediately after giving effect to such transaction or series of transactions, no default or event of default will have occurred and be continuing or would result therefrom; and
•	the successor (if not us or the guarantor) expressly assumes our or the guarantor’s, as applicable, covenants and obligations under the indenture.

Additional Covenants

The covenants summarized below will apply to the New Exchangeable Bonds.

Ownership of the Company

The guarantor will continue to own (directly or indirectly) 100% of our common equity.

Covenants with Respect to the Shares

The guarantor will keep available at all times (a) conditional share capital to issue and/or (b) the Shares held in treasury by the guarantor or any of its subsidiaries to deliver to holders of the New Exchangeable Bonds the full number of Shares issuable or deliverable, as applicable, upon exchange of the New Exchangeable Bonds, which Shares will not be subject by law to preemptive rights and in respect of which no contractual preemptive rights will be granted. The guarantor will cause the person in whose name any Shares will be issuable upon exchange to be effectively treated as a stockholder of record of such Shares for purposes of any dividends or distribution payable on the Shares as of the close of business on the relevant exchange date.

The guarantor will not alter its share capital or amend its articles of association if and to the extent such alteration or amendment would have the effect of preventing, hindering or impairing the right of holders of the New Exchangeable Bonds to exchange their New Exchangeable Bonds for the Shares.

The guarantor undertakes to and covenants with the trustee that in the event of our failing to comply with our obligations pursuant to the provisions described under “—Exchange Rights—Settlement Upon Exchange” above, the guarantor will cause us to comply with such obligations.

Required Information

At any time we and the guarantor are not subject to Sections 13 or 15(d) of the Exchange Act, we will, so long as any of the New Exchangeable Bonds or the Shares constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to any holder, beneficial owner or prospective purchaser of such New Exchangeable Bonds or any such Shares, upon written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any other provision of Rule 144A, as such rule may be amended from time to time), to facilitate the resale of such New Exchangeable Bonds or the Shares pursuant to Rule 144A under the Securities Act, as such rule may be amended from time to time.

We and the guarantor will file with the trustee within fifteen days after the same are required to be filed with the SEC, copies of any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that we or the guarantor files with the SEC via the SEC’s EDGAR system will be deemed to be filed with the trustee for purposes of this paragraph at the time such documents are filed via the EDGAR system.

Delivery of such reports, documents and information to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with this required information covenant or the posting of any reports, documents and information on the EDGAR system or any website.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	we or the guarantor defaults in the payment of interest on any Exchangeable Bond when due and payable, and the default continues for a period of 30 days;
•

we or the guarantor defaults in the payment of the principal (including the tax event repurchase price, change of control repurchase price or listing failure event repurchase price, if applicable) of, or premium on, any Exchangeable Bond when due and payable at maturity, upon required repurchase or otherwise;

•	we or the guarantor fails to comply with our respective obligations to exchange the New Exchangeable Bonds in accordance with the indenture upon exercise of a holder’s exchange right;
•	we or the guarantor fails to make an offer in connection with a fundamental change or tax event in accordance with the indenture;
•

we or the guarantor fails to comply with any covenant or agreement in the indenture and such default or breach continues for 90 days after we have been given written notice specifying such default or breach and requiring it to be remedied in accordance with the indenture;

•	the occurrence of a listing failure event;
•	certain events involving bankruptcy, insolvency or liquidation of us or the guarantor; and
•	the guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding, or the guarantor denies or disaffirms its obligations under the indenture.

If an event of default described above will occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the New Exchangeable Bonds then outstanding may declare the New Exchangeable Bonds due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Exchangeable Bonds by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the New Exchangeable Bonds then outstanding on behalf of all holders of New Exchangeable Bonds, subject to the provisions of the indenture.

Notwithstanding the foregoing, no such waiver or rescission and annulment will extend to affect any default or event of default resulting from (i) the nonpayment of the principal (including the change of control repurchase price, the listing failure event repurchase price or the tax event repurchase price, if applicable) of, or accrued and unpaid interest on, any New Exchangeable Bonds, (ii) failure to repurchase any New Exchangeable Bonds when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon exchange of the New Exchangeable Bonds. Further, notwithstanding the foregoing, the guarantor’s failure to own (directly or indirectly) 100% of the common equity of us shall constitute an event of default immediately upon such event.

Tax Additional Amounts

We and the guarantor, or any such successor, as applicable, will pay any amounts due with respect to the New Exchangeable Bonds without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands, Switzerland or any other jurisdiction in which we or the guarantor, or any such successor, as applicable, are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “taxing jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we or the guarantor, or any such successor, as applicable, will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

If the taxing jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we or the guarantor, or any such successor, as applicable, will (subject to compliance by the holder of New Exchangeable Bonds with any relevant administrative requirements) pay these additional amounts in respect of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the New Exchangeable Bonds and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price, repurchase price and interest (if any), on the New Exchangeable Bonds. However, none of us or the guarantor, or any such successor, as applicable, will pay additional amounts in the following instances:

(1)

if any withholding would not be payable or due but for the fact that (1) the holder (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the taxing jurisdiction or otherwise having some present or former connection with the taxing jurisdiction other than the holding or ownership of the New Exchangeable Bonds or the collection of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the New Exchangeable Bonds and the indenture, or the enforcement of the New Exchangeable Bonds or (2) where presentation is required, the New Exchangeable Bonds were presented more than 30 days after the date such payment became due or was provided for, whichever is later,

(2)

if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the New Exchangeable Bonds, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax,

(3)	if any withholding tax would not be payable but for a tax event and we have made a tax event offer to repurchase pursuant to the indenture, or
(4)

if any withholding tax is required to be made in respect of payments made to holders of the New Exchangeable Bonds resident in Switzerland (including any holders of New Exchangeable Bonds who fail to provide required certification, documentation or other information establishing residence outside of Switzerland) pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of December 17, 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system to which a person other than the issuer is required to withhold tax on any interest payment, or any combination of the instances described in the preceding bullet points.

Notwithstanding anything herein to the contrary, if a holder does not elect to exchange, or cause repurchase of, its New Exchangeable Bonds following a tax event, none of us or the guarantor, or any such successor, as applicable, will be required to pay additional amounts with respect to payments made in respect of such New Exchangeable Bonds following the tax event repurchase date, and all subsequent payments in respect of such New Exchangeable Bonds will be subject to any tax required to be withheld or deducted under the laws of a relevant taxing jurisdiction. The obligation to pay additional amounts to any such holder for payments made on or in periods prior to the tax event repurchase date will remain subject to the exceptions described above.

Satisfaction and Discharge

When (a)(i) all outstanding New Exchangeable Bonds have been delivered to the trustee for cancellation; or (ii) we or the guarantor has deposited with the trustee or delivered to holders, as applicable, after the New Exchangeable Bonds have become due and payable, whether on the maturity date, any tax event repurchase date, any fundamental change repurchase date, upon exchange or otherwise, cash, the Shares, and any cash in lieu of fractional Shares, solely to satisfy the guarantor’s exchange obligation, sufficient, without consideration of any reinvestment of interest, to pay all of the outstanding New Exchangeable Bonds and all other sums due and payable under the indenture by us and the guarantor; and (b) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent for the satisfaction and discharge of the indenture have been complied with, then the indenture will cease to be of further effect with respect to the New Exchangeable Bonds.

Amendments to the Indenture

With the consent of the holders of at least a majority of the aggregate principal amount of the New Exchangeable Bonds then outstanding, we, the guarantor and the trustee may enter into supplemental indentures for the purpose of modifying or amending any of the provisions of the indenture or any supplemental indentures thereto, or of modifying in any manner the rights of the holders hereunder or thereunder; provided, however, that, without the consent of each holder of an outstanding Exchangeable Bond affected, no such supplemental indenture shall:

•	reduce the principal amount of the then outstanding New Exchangeable Bonds whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any New Exchangeable Bonds;
•	reduce the rate of or change the time for payment of interest on any Exchangeable Bond;
•	make any change that adversely affects the exchange rights or tax event or fundamental change repurchase rights of the New Exchangeable Bonds;
•

waive a default or event of default in the payment or delivery, as the case may be, of (i) the principal (including the tax event repurchase price, the change of control repurchase price or the listing event repurchase price, if any) of, (ii) interest on or (iii) any consideration due upon exchange of, the New Exchangeable Bonds (except a rescission of acceleration of the New Exchangeable Bonds by the holders of at least a majority in aggregate principal amount of the then outstanding New Exchangeable Bonds and a waiver of the payment default that resulted from such acceleration);

•	make any Exchangeable Bond payable in money other than that stated in the Exchangeable Bond;
•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of New Exchangeable Bonds to receive payments of principal of, or interest or premium, if any, on the New Exchangeable Bonds;

•

adversely alter any of the provisions with respect to a repurchase of the New Exchangeable Bonds upon a tax event or fundamental change or waive any payment of the tax event repurchase price, the change of control repurchase price or the listing failure event repurchase price;

•	cause the New Exchangeable Bonds or the guarantee to become subordinated in right of payment to any other indebtedness of us or the guarantor, as applicable;
•	make any change in the amendment and waiver provisions; or
•	release the guarantor from its obligations under the guarantee or the indenture, except as permitted by the indenture.

Further, without requiring the consent of any holders, we, the guarantor and the trustee may enter into supplemental indentures for one or more of the following purposes:

•

to cure any ambiguity or to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture, provided such action will not adversely affect the interests of the holders of New Exchangeable Bonds in any material respect;

•

to provide for uncertificated New Exchangeable Bonds in addition to or in place of physical bonds or to alter the provisions of the indenture regarding the form of the New Exchangeable Bonds (including the related definitions) in a manner that does not adversely affect any holder of New Exchangeable Bonds in any material respect;

•	to provide for the assumption of our or the guarantor’s obligations to the holders under the indenture by a successor company as provided for in the indenture;

•

to make any change that would provide any additional rights or benefits to the holders that does not adversely affect the legal rights hereunder of any holder in any material respect, as determined in good faith by us, as evidenced in an officers’ certificate, or to surrender any right or power conferred upon us or the guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms of the indenture;
•	to add an additional guarantor to the New Exchangeable Bonds;
•	to increase the exchange rate;
•	to provide for the issuance of additional New Exchangeable Bonds as permitted under the indenture;
•

in connection with any event described under “—Recapitalizations, Reclassifications and Changes of the Shares,” to provide that the New Exchangeable Bonds are exchangeable into reference property, subject to the provisions of the indenture, and make such related changes to the terms of the New Exchangeable Bonds to the extent expressly required; or

•	to conform the provisions of the indenture of the New Exchangeable Bonds to this “Description of Transocean New Exchangeable Bonds.”

Global New Exchangeable Bonds: Book-Entry Form

The New Exchangeable Bonds will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under the circumstances described below, the New Exchangeable Bonds will not be issued in definitive form in the name of individual holders.

Investors may hold interests in the New Exchangeable Bonds outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the New Exchangeable Bonds represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants including Euroclear and Clearstream. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the New Exchangeable Bonds represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have New Exchangeable Bonds represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of New Exchangeable Bonds in definitive form and will not be considered the owners or holders of the New Exchangeable Bonds under the indenture. Principal and interest payments on New Exchangeable Bonds registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. None of us, the guarantor, the trustee, any paying agent or the registrar for the New Exchangeable Bonds will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests or with respect to delivery to any participant, member, beneficial owner or other person (other than DTC) of any notice. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue New Exchangeable Bonds in definitive form in exchange for the entire global security for the New Exchangeable Bonds. In addition, we may at any time choose not to have New Exchangeable Bonds represented by a global security and will then issue New Exchangeable Bonds in definitive form in exchange for the entire global security relating to the New Exchangeable Bonds. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of New Exchangeable Bonds represented by the global security equal in principal amount to that beneficial interest and to have the New Exchangeable Bonds registered in its name. New Exchangeable Bonds so issued in definitive form will be issued as registered New Exchangeable Bonds in minimum denominations of USD 1,000 and integral multiples thereof, unless otherwise specified by us.

Meetings of Holders

Meetings of holders of New Exchangeable Bonds may be called at any time for any of the following purposes:

•

to give any notice to us or to the trustee or to give any directions to the trustee permitted under the indenture, or to consent to the waiving of any default or event of default under the indenture and its consequences, or to take any other action authorized to be taken by holders of New Exchangeable Bonds in respect of an event of default or remedy in respect of an event of default;

•	to remove the trustee and nominate a successor trustee pursuant to the indenture;

•	to consent to the execution of an indenture or supplemental indenture amending or modifying the indenture; or
•	to take any other action authorized to be taken by or on behalf of the holders of any specified aggregate principal amount of New Exchangeable Bonds under any other provision of the indenture.

Calls of Meetings

The trustee may at any time call a meeting of holders of New Exchangeable Bonds to take any action specified above, to be held at such time and place as the trustee will determine. Notice of every meeting of holders of New Exchangeable Bonds, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date, will be delivered to holders of New Exchangeable Bonds. Such notice will also be delivered to us, not less than 20 or more than 90 days prior to the date fixed for the meeting.

Any meeting of holders of New Exchangeable Bonds will be valid without notice if the holders of all New Exchangeable Bonds then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the holders of all New Exchangeable Bonds then outstanding, and if we and the trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

In case at any time we or the holders of at least 25% of the aggregate principal amount of the New Exchangeable Bonds then outstanding will have requested the trustee to call a meeting of holders of New Exchangeable Bonds, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the trustee will not have delivered the notice of such meeting within 20 days after receipt of such request, then we or such holders may determine the time and the place for such meeting and may call such meeting to take any action described above, by delivering notice thereof as provided in this section.

Qualifications for Voting

To be entitled to vote at any meeting of holders, a person must (a) be a holder of one or more New Exchangeable Bonds on the record date pertaining to such meeting and (b) be a person appointed by an instrument in writing as proxy by a holder of one or more New Exchangeable Bonds on the record date pertaining to such meeting. The only persons entitled to be present or to speak at any meeting of holders will be the persons entitled to vote at such meeting and their counsel, any representatives of the trustee and its counsel and any of our representatives and our counsel.

Notices

Any notice or communication delivered or to be delivered to a holder of New Exchangeable Bonds, so long as the New Exchangeable Bonds remain in global form, will be delivered in accordance with the applicable procedures of the depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notices to holders of New Exchangeable Bonds in certificated form will be given by mail to the holder’s address as it appears in the New Exchangeable Bonds register.

Information Regarding the Co-Trustees

Computershare Trust Company, N.A. and Computershare Trust Company of Canada are co-trustees under the indenture governing the New Exchangeable Bonds.  Computershare Trust Company, N.A. has also been appointed by us as paying agent, exchange agent, registrar and custodian with regard to the New Exchangeable Bonds. The trustee and its affiliates provide and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture and the New Exchangeable Bonds will be governed by, and construed in accordance with, the law of the State of New York.

BENEFICIAL OWNERSHIP OF TRANSOCEAN SHARES

Security Ownership of Significant Shareholders

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of January 31, 2018, of more than 5% of the Company’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Perestroika AS Statminister Michelsensvei 38 5320 Paradis, Norway	65,696,433		13.33%
Asia Research & Capital Management Ltd. 21/F, Shanghai Commercial Bank Tower 12 Queens Road Central Hong Kong	47,996,841		9.81%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	39,971,930	(2)	8.72%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,420,304	(3)	7.73%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	19,714,580	(4)	4.30%

(1)	The percentage indicated is based on 458,175,417 Shares deemed to be outstanding as of January 31, 2018.
(2)

The number of shares is based on the Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group. According to the filing, The Vanguard Group has sole voting power with regard to 512,455 Shares, shared voting power with regard to 41,138 Shares, sole dispositive power with regard to 39,438,988 Shares and shared dispositive power with regard to 532,942 Shares.

(3)

The number of Shares is based on the Schedule 13G/A filed with the SEC on January 30, 2018, by BlackRock, Inc. According to the filing, BlackRock Inc. has sole voting power with regard to 33,768,833 Shares and sole dispositive power with regard to 35,420,304 Shares.

(4)

The number of Shares is based on the Schedule 13G filed with the SEC on February 10, 2017, by State Street Corporation. According to the filing, State Street Corporation has shared voting power and shared dispositive power with regard to 19,714,580 Shares, which as of filing the Schedule 13G, represented 5.02% of the Shares.

Security Ownership of Transocean Directors and Executive Officers

The table below shows how many shares each of our directors, each of the named executive officers described under “Compensation Discussion and Analysis” of the 2017 Annual General Meeting proxy statement, and all directors and executive officers as a group beneficially owned as of January 31, 2018.

Name	Shares Owned(1)		Shares Subject to Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percent of Class(3)
Jeremy D. Thigpen	156,784		77,984	234,768	*
Mark Mey	95,204		32,679	127,883	*
John B. Stobart	84,854		32,828	117,682	*
Howard E. Davis	59,952		24,509	84,461	*
Brady K. Long	33,994		19,496	53,490	*
David Tonnel	47,644		14,705	62,349	*
Glyn A. Barker	11,748		40,712	52,460	*
Vanessa C.L. Chang	3,700		46,454	50,154	*
Frederico F. Curado	—		40,712	40,712	*
Chadwick C. Deaton	1,000		46,454	47,454	*
Vincent J. Intrieri	—		35,952	35,952	*
Frederik W. Mohn	65,740,289	(4)	—	65,740,289	13.34%
Samuel J. Merksamer	—		46,688	46,688	*
Merrill A. “Pete” Miller, Jr.	—		52,882	52,882	*
Edward R. Muller	6,647		59,191	65,838	*
Tan Ek Kia	—		50,222	50,222	*
All directors and executive officers as a group (16 persons)	66,241,816		621,468	66,863,284	14.59%

*       Less than 1%.

(1)

The business address of each director and executive officer is Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. None of the Shares beneficially owned by our directors or executive officers are pledged as security.

(2)

Includes Shares that may be acquired within 60 days from January 31, 2018 through the exercise of options. Also includes vested restricted share units held by Messrs. Barker, Curado, Deaton, Intrieri, Merksamer, Miller, Muller and Tan, and Ms. Chang.

(3)	The percentage indicated is based on 458,175,417 Shares deemed to be outstanding as of January 31, 2018.
(4)	Includes 22,148 Shares held directly by Mr. Mohn, 31,096,351 Shares held by Perestroika, and 2,054 Shares held by Mr. Mohn’s spouse.

BENEFICIAL OWNERSHIP OF SHARES OF SONGA

Security Ownership of Significant Shareholders

Listed below are the only persons who, to the knowledge of Songa Offshore, may be deemed to be beneficial owners, as of January 31, 2018, of more than 5% of Songa Shares calculated in accordance with Rule 13d‑3 of the Exchange Act.

Name and Address of Beneficial Owner	Shares Owned	Shares Subject to Right to Acquire Beneficial Ownership	Shares Beneficially Owned	Percent of Class(1)
Transocean Ltd. Turmstrasse 30 6312 Steinhausen, Switzerland	187,390,391	—	—	97.67%

(1)	The percentage indicated is based on 191,865,592 of Songa Shares outstanding as of January 31, 2018.

Security Ownership of Songa Offshore Directors and Executive Officers

The table below shows how many shares of Songa Offshore each of Songa Offshore’s directors and nominees, each of the named executive officers and all directors and executive officers as a group beneficially owned as of January 31, 2018.

Name	Shares Owned(1)	Shares Subject to Right to Acquire Beneficial Ownership	Total Shares Beneficially Owned	Percent of Class(5)
Mark Bessell	98,699	—	—	*
Stephen Hayes	—	—	—	—
Christina Ioannidou	—	—	—	—
Niki Trapezari	—	—	—	—
Ronald Blakely	—	—	—	—
Christos Markygiannis	—	—	—	—
All directors and executive officers as a group (9 persons)	98,699	—	98,699	*

*       Less than 1%.

(1)	To our knowledge, none of the shares beneficially owned by our directors or executive officers are pledged as security.

COMPARISON OF SHAREHOLDER RIGHTS

Transocean is a Swiss company with registered office in Steinhausen, Canton of Zug, Switzerland, and Songa Offshore is a European public company limited by shares organized under the laws of the Republic of Cyprus. Ownership interests in a company organized under the laws of Cyprus are fundamentally different from ownership interests in a Swiss company. The rights of Transocean shareholders are governed by Swiss law and Transocean’s Articles of Association. In addition, Transocean is subject to the rules and regulations of the SEC and the NYSE that, among other things, regulate the solicitation of proxies and provide for additional shareholder rights requirements. The rights of Songa Offshore shareholders are governed by Cyprus laws and Songa’s Articles of Association. As a result of the Compulsory Acquisition, holders of Songa Shares who subscribe for New Consideration Shares and Exchangeable Bonds will become shareholders of Transocean and their rights as shareholders will be governed by Swiss law and Transocean’s Articles of Association. There are many differences between the rights of Songa Offshore shareholders and those of Transocean shareholders.

This section describes the material differences between the rights of Songa Offshore’s shareholders under Cyprus law and Songa’s Articles of Association and the rights of Transocean’s shareholders under Swiss law and Transocean’s Articles of Association but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Transocean’s Articles of Association and Songa’s Articles of Association, to which you are referred. Copies of Transocean’s Articles of Association and Songa’s Articles of Association are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

Purpose and Term of Existence

Songa Offshore. Songa Offshore’s primary stated purpose is ownership, acquisition and operation of vessels, rigs and offshore installations, as well as other related business, and it may also acquire and own shares, securities and ownership interests in other companies. Songa Offshore has a perpetual existence.

Transocean. Transocean’s stated purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad. Transocean has a perpetual existence.

Capitalization

Songa Offshore. As of Janaury 31, 2018 Songa Offshore had an authorized share capital of EUR 24,095,941.10 divided into (i) 191,865,592 ordinary shares of nominal value EUR 0.10 each and (ii) 49,093,819 undesignated shares of nominal value EUR 0.10 each. Songa Offshore’s issued share capital is EUR 19,186,559.20 consisting of 191,865,592 ordinary shares. All the issued shares are fully paid up and rank pari passu with all other shares.

Under Songa’s Articles of Association, the Songa Board is entitled to issue shares ranking pari passu in all respects with existing issued shares out of the authorized but unissued share capital of Songa, as it may determine. Where shares are issued for consideration in cash, this power is subject to pre-emption rights. For further information on pre-emption rights with respect to Songa Offshore’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

On the basis of current authorizations granted by the general meeting, the Songa Board is authorized to issue new shares from the unissued share capital of Songa Offshore at any time until April 21, 2021 and to thus increase the issued share capital by a maximum amount of EUR 9,384,320.5 by issuing a maximum of 93,843,205 shares.

Additionally, unissued shares may be issued as shares with such preferred, deferred or other special rights or such restrictions, whether in regard to dividends, voting, return of capital or otherwise as the general meeting may by ordinary resolution determine. Unissued shares may also be issued as preference shares, redeemable on such terms and in such manner as the general meeting may determine by special resolution (resolution adopted by a majority in favor of at least 75% of the votes cast).

Transocean. As of January 31, 2018, the share capital of Transocean registered in the commercial register was CHF 46,173,149.40, divided into 461,731,494 shares, par value CHF 0.10 per share. The issued shares are fully paid, non-assessable, and rank pari passu with each other and all other shares.

The Transocean Board is authorized to issue new shares at any time until May 12, 2018 and thereby increase the stated share capital by a maximum amount of CHF 2,225,804.30 by issuing a maximum of 25,392,865 shares. Transocean’s authorized share capital expires on May 12, 2018. Transocean’s shares are listed and traded on the NYSE.

The Transocean Board determines the time of the issuance, the issuance price, the manner in which the new shares have to be paid in, the date from which the new shares carry the right to dividends and, subject to the provisions of Transocean’s Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The Transocean Board may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in Transocean’s interest. For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

At the Extraordinary General Meeting of shareholders convened by the Company on January 16, 2018, regarding the ordinary share capital increase in connection with the settlement of the Voluntary Tender Offer and the issuance of new Shares as a part of the consideration for the Songa Shares tendered in the Voluntary Tender Offer, the Company's shareholders approved additional authorized share capital in the form of a new article 5bis in the Articles of Association. The new authorized share capital may only be used for purposes of effecting a mandatory offer for or the Compulsory Acquisition of the Songa Shares not tendered in the Voluntary Tender Offer.

Pursuant to the additional authorized share capital, the Transocean Board is authorized to increase the share capital, at any time until January 16, 2020, by a maximum amount of CHF 2,539,286.50 by issuing a maximum of 25,392,865 fully paid up Shares in connection with a Compulsory Acquisition of or a mandatory offer for the Songa Shares not acquired by the Company upon completion of the Voluntary Tender Offer.

The Transocean Board shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the allotted preemptive rights and the allotment of allotted preemptive rights that have not been exercised. The Transocean Board may allow the allotted preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have been allotted but not exercised, at market conditions or use them otherwise in the interest of the Company. For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Transocean’s Articles of Association provide for a conditional share capital that allows the issuance by Transocean of up to 143,783,041 shares and thus an increase of the stated share capital by a maximum amount of CHF 14,378,304.10. These shares may be issued:

•

through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of Transocean or any of its subsidiaries or any of its respective predecessors; or

•

in connection with the issuance of shares, options or other share-based awards to directors, members of Transocean’s executive management, employees, contractors, consultants or other persons providing services to Transocean or its subsidiaries.

The Transocean Board may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at a general meeting of the shareholders. The Transocean Board may create preferred stock with the vote of a majority of the votes cast at a general meeting of Transocean shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Preemptive Rights and Advance Subscription Rights

Songa Offshore. Where the share capital is proposed to be increased by consideration in cash, the existing shareholders have a statutory right of pre-emption to subscribe for new shares to be issued in proportion to the aggregate number of the shares of the shareholder. Rights of pre-emption are also applicable to the issuance of securities which are convertible to shares or are accompanied by a right to undertake shares, but not to the conversion of the securities nor to the exercise of the right to subscribe. Such rights may be restricted or excluded in accordance to the provisions of the Companies law Cap. 113 of the statute of the laws of Cyprus (the “Companies Law”). Specifically, a restriction or exclusion of pre-emption rights requires a resolution of the general meeting which is passed by a specified majority, being a majority in favor of over one half of all the votes cast if the attendance represents not less than half the issued share capital and a majority in favor of not less than two-thirds of the votes cast in all other cases. The restriction or exclusion may be specific for the particular proposed issuance of shares or general, provided that in such case reference is made to the maximum number of shares to which it relates and maximum period for which the relevant shares may be issued. In connection with such restriction or exclusion, the directors have an obligation to present to the relevant general meeting a written report explaining the reasons for restriction or exclusion of the right of pre-emption and shall justify the proposed issue price. The general meeting shall decide in accordance with the regulations set out in section 59A of the Companies Law and the copy of the resolution of the general meeting shall be delivered to the Registrar of Companies of Cyprus for registration and publication (pursuant to section 365A of the Companies Law).

There are no pre-emption rights with respect to shares issued for non-cash consideration or shares issued on the conversion of convertible instruments or the exercise of options. Specific rules, including valuation requirements, apply to an issuance of shares in exchange for a contribution in kind.

Songa Offshore’s shareholders have waived pre-emption rights with respect to the issuance for cash consideration of 40,159,901 shares until April 13, 2021. The waiver was granted in respect of the issuance of shares to enable Songa Offshore to act quickly in cases where Songa Offshore needs to strengthen its equity and/or liquidity, or to take advantage of investment and other opportunities. Also, such shares can be used by the Songa Board to issue shares to the management as part of incentive schemes or to make adjustment allocations in the interest of equal treatment of shareholders in connection with offerings of shares in Songa Offshore.

Transocean. Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of shares, or rights to subscribe for, or convert into, shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the Transocean Board to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it may also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the Transocean Board. Transocean’s Articles of Association provide for such a delegation with respect to Transocean’s authorized and conditional share capital in the circumstances described below.

At any time until May 12, 2018, the Transocean Board is authorized to withdraw or limit the preemptive rights with respect to the issuance of shares from authorized capital if:

•	the issue price of the new shares is determined by reference to the market price; or
•

the shares are issued for the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of Transocean’s new investment plans; or

•

the shares are issued for purposes of broadening of the shareholder constituency of the company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of the shares on domestic or foreign stock exchanges; or

•	the shares are issued for purposes of granting an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the initial purchasers or underwriters; or

•

the shares are issued for the participation of directors, members of Transocean’s executive management team, employees, contractors, consultants and other persons performing services for Transocean’s benefit or the benefit of any of Transocean’s subsidiaries.

In connection with the issuance of bonds, options, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares, the preemptive rights of shareholders are excluded and the Transocean Board is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations must be issued or entered into at market conditions;
•

the conversion, exchange or exercise price, if any, for the respective financial instruments or contractual obligations must be set with reference to the market conditions prevailing at the date on which the financial instruments or contractual obligations are issued or entered into; and

•	the respective financial instruments or contractual obligations may be converted, exercised or exchanged during a maximum period of 30 years from the date of the relevant issuance or entry.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, options, warrants or other securities or contractual obligations issued from Transocean’s conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to Transocean or any of its subsidiaries.

Dividends and Other Distributions; Repurchases of Shares

Songa Offshore. Under Cyprus law, dividends may only be paid out if Songa Offshore has sufficient distributable profits. Therefore, dividends may only be paid out of profits available for distribution to shareholders and not out of capital. Songa Offshore may, at a general meeting of its shareholders, declare by ordinary resolution (simple majority) dividends to be paid out of profits. The Songa Board would make a recommendation on the level of the dividend proposed and the dividend declared cannot exceed the amount recommended by the Songa Board.

In addition to the power of the shareholders to declare dividends, the Songa Board may declare interim dividends as appear to the Songa Board to be justified by the profits of Songa Offshore. An interim dividend is one declared at any time between two annual general meetings.

No distribution to shareholders may be made when on the closing date of the last financial year the net assets, as previously set forth in Songa Offshore’s annual accounts are, or following such a distribution would become, lower than the amount of the subscribed capital plus those reserves which may not be distributed under the

Companies Law or Songa’s Articles of Association. Where the uncalled part of the issued capital is not included in the assets shown in the balance sheet, this amount shall not be calculated as part of the subscribed capital.

In addition to the above, dividends may be declared only if the following conditions are satisfied:

•	in relation to interim dividends, interim accounts are prepared which show that the funds available are sufficient for the distribution of interim dividends; and
•

generally in relation to dividends (including interim dividends), the amount to be distributed cannot exceed the total profits made since the end of the last financial year, increased by the amounts of the profits that have been brought forward from the last financial year and the retentions from the reserves that are available for this purpose, but reduced by the amount of losses of previous financial years as well as by the amounts that should be credited to the reserves in accordance with the provisions of the law or Songa’s Articles of Association.

All dividends declared are distributed according to the amounts paid up on the shares. Dividends are declared in EUR. Shareholders who maintain a Norwegian address with the VPS or have supplied VPS with details of their NOK account, would receive their dividend payment in NOK to such account.

Dividends declared and payable by Songa Offshore do not bear interest (unless determined by special rights attached to the shares). The Songa Board may, if it resolves to do so, forfeit any dividend which remains unclaimed for five years from the date when it became due for payment and therefore it shall cease to remain owing by Songa Offshore.

A general meeting declaring a dividend may, on a recommendation of the Songa Board, by special resolution, direct that the dividend be paid wholly or partly by the distribution of the company’s assets.

Songa Offshore may, to the extent permitted by, and subject to the Companies Law, acquire and hold or beneficially own shares (fully paid up) (including redeemable preference shares) representing in aggregate not more than 10% in nominal value of the entire issued share capital of Songa Offshore and not make payments for such shares out of the company’s distributable profits or the proceeds of a fresh share issue. Buy back of own shares needs to be approved by special resolution of the general meeting by which the terms and the manner of the acquisition, including the maximum number of shares that may be acquired, and the maximum and minimum price for acquiring the shares must be determined.

Transocean. Under the Swiss Code, dividends may be paid out only if Transocean has sufficient distributable profits from the previous fiscal year, or if Transocean has freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on Transocean’s audited annual standalone statutory balance sheet. The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends. The Songa Board may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of Transocean’s share capital (in other words, the aggregate par value of Transocean’s registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction. Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots). A special audit report must confirm that claims of Transocean’s creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the Transocean Board must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if Transocean’s general reserves amount to less than 20% of Transocean’s share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Transocean’s registered capital), then at least 5% of Transocean’s annual profit must be retained as general reserves. The Swiss Code and Transocean’s Articles of Association permit Transocean to accrue additional general reserves. In addition, Transocean may be required to create a special reserve on Transocean’s annual standalone statutory balance sheet in the amount of the purchase price of shares repurchased by its subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Transocean’s auditor must confirm that a proposal made by the Transocean Board to shareholders regarding the appropriation of Transocean’s available earnings or the distribution of distributable profits or of freely distributable reserves conforms to the requirements of the Swiss Code and Transocean’s Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments. Transocean’s Articles of Association provide that dividends that have not been claimed within five years after the payment date become Transocean’s property and are allocated to the general reserves. Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by Transocean, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Distribution through a reduction in the par value of the shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

The Swiss Code limits Transocean’s ability to hold or repurchase its own shares. Transocean and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available. The aggregate par value of all of Transocean’s shares held by Transocean and Transocean’s subsidiaries may not exceed 10% of the registered share capital. Transocean may repurchase its shares up to this amount without shareholder approval. However, Transocean may repurchase its own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the Transocean Board to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting. Repurchased shares held by Transocean or Transocean’s subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by Transocean’s shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

Approval of Business Combinations

Songa Offshore. There are a number of laws governing business combinations and other transactions which are binding on all shareholders of Songa Offshore. Generally, under the Companies Law and Songa’s Articles of Association, a special resolution of the general meeting adopted by a majority in favor of at least 75% of the votes cast by the shareholders is required for approving a merger or de-merger. A merger could take the form of a domestic merger (another Cyprus registered company merges with Songa Offshore) or a cross border merger, (a company incorporated in accordance with the legislation of a member state of European Union and which has its registered office or central administration or place of business in the European Union or European Economic Area (the “EEA”) mergers with Songa Offshore). In each case, one company is dissolved without going into liquidation and transfers all its assets and liabilities to either an existing company (acquiring company) or a new company in exchange for the issue of shares in the acquiring or new company as the case may be and (if applicable) a cash payment.

Cyprus companies may be acquired by an acquirer through direct acquisition of the shares of the Cyprus company. Cyprus has implemented the Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids by Law No.41(I) of 2007, as amended (“Cyprus Takeover Bids Law”), which provides mandatory takeover bid rules where a person, as a result of his own acquisition or the acquisition by persons acting in concert with him, holds securities of a company which, added to his existing holdings and the holdings of persons acting in concert with him, directly or indirectly give him a percentage of 30 per cent or more of existing voting rights in that company at the date of the acquisition. The rule triggers an obligation on such a person to make a bid at the earliest opportunity to all the other holders. The bid must be addressed to all the remaining shareholders and must be at a fair price.

The competence to regulate issues relating to takeover bids with regard to Songa Offshore is separated between the competent authorities in Norway (the Oslo Stock Exchange) and in Cyprus (the Cyprus Securities and Exchange Commission). Matters relating to the consideration offered in the case of a bid, in particular the price, and matters relating to the bid procedure, in particular the information on the Offeror’s decision to make a bid, the contents of the offer document and the disclosure of the bid, shall be dealt with in accordance with the rules of the Norwegian Securities Trading Act. Under Norwegian law, a mandatory offer and the mandatory ofer document will be subject to approval by the Oslo Stock Exchange before submission of the offer to the target’s shareholders. The offer price must be at least as high as the highest price paid or agreed by the Offeror in the six month period prior to the mandatory bid was triggered. In the event that the Offeror thereafter, but prior to the expiration of the bid period acquires, or agrees to acquire, additional shares at a higher price, the Offeror is obliged to restate its bid at that higher price. A mandatory offer must be in cash or contain a cash alternative at least equivalent to any other consideration offered. A shareholder who fails to make the required offer must within four weeks dispose of sufficient shares so that the obligation ceases to apply. The Oslo Stock Exchange may impose a daily fine upon a shareholder who fails to make the required offer.

Matters relating to the information to be provided to the employees of the target company and in matters relating to company law, in particular the percentage of voting rights which triggers the obligation to launch a mandatory bid, derogations from the obligation to launch a bid,  the “squeeze-out” and “sell-out procedures,” as well as the conditions under which the board of directors of the target company may undertake any action which might result in the frustration of the bid, the applicable rules and the competent authority are those of Cyprus. In relation to the information to be provided to the employees of the target company pursuant to the Cyprus Takeover Bids Law the target company should keep the representatives of its employees or the employees themselves notified as to the several stages of the bid process (i.e., after the announcement of the offer, after the approval of the offer document by the competent authority, in case of revocation or cancellation of the bid, in case of revision of the offer document, after the announcement of the results of the takeover bid).

The Cyprus Takeover Bids Law includes provisions for a “squeeze-out” which entitles a person who becomes a majority shareholder holding 90% or more of the issued shares carrying voting rights and not less than 90% of the voting rights of Songa Offshore or who has irrevocably agreed to acquire the same, is, for a period of three months as of the end of the time allowed for acceptance of the bid, entitled to acquire the shares of the remaining holders. The consideration offered for the acquisition of the shares shall be at the same form and at least equal to the consideration offered in the bid. In each case, a cash alternative shall be provided at the recipient’s choice. The Offeror may exercise the “squeeze-out” right following a relevant application to Cyprus Securities and Exchange Commission. The application includes the:

•	amount and form of the consideration offered;
•

a confirmation by a credit institution where it will be stated that the cash the Offeror will be called to pay to the shareholders of the target company is available and will remain available to the credit institution until the completion of the procedure.

The Offeror should also announce the fact to its website, to the representatives of its employees and the board of the target company.

The Cyprus Takeover Bids Law also provides for a “sell-out” which entitles the remaining 10% or fewer Songa Offshore shareholders to cause the Company to buy their shares at a fair price within three months of the end of the Offer Period. In a squeeze-out transaction minority holders have the right to challenge the proposed purchase price in the Cypriot courts.

Under Cyprus law, there is no statutory provision requiring the sale of “all or substantially all of Songa Offshore’s assets” to be approved by a decision of the general meeting and Songa’s Articles of Association similarly do not regulate it. Despite this given the importance of such decisions to the company and group, a board of directors of a Cypriot company would typically seek shareholder approval.

Transocean. Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Swiss Merger Act (the “Merger Act”). A statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). Under the Merger Act, a shareholder has the right to request a court to review the adequacy of the compensation. For more information, see “—Appraisal Rights and Compulsory Acquisitions” below.

In addition, under Swiss law, the sale of “all or substantially all of Transocean’s assets” by Transocean may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Mandatory Bid Rules

Songa Offshore. The competence to regulate issues relating to takeover bids is separated between the competent authorities in Norway (the Oslo Stock Exchange) and in Cyprus (the Cyprus Securities and Exchange Commission). Article 4(2) lit. e) of the Take-Over Directive entails that matters relating to the consideration offered in the case of a bid, in particular the price, and matters relating to the bid procedure, in particular the information on the Offeror’s decision to make a bid, the contents of the offer document and the disclosure of the bid, shall be dealt with in accordance with the rules of Chapter 6 of the Norwegian Securities Trading Act. Under Norwegian law, a mandatory offer and the mandatory offer document will be subject to approval by Oslo Børs before submission of the offer to the target’s shareholders.

Matters relating to the information to be provided to the employees of the target company and in matters relating to company law, in particular the percentage of voting rights which triggers the obligation to launch a mandatory bid, derogations from the obligation to launch a bid,  the “squeeze-out” and “sell-out procedures,” as well as the conditions under which the board of directors of the target company may undertake any action which might result in the frustration of the bid, the applicable rules and the competent authority shall be those of Cyprus. See also above “—Approval of Business Combinations.”

Transocean. Swiss mandatory bid rules do not apply to Transocean. Pursuant to the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (the “FMIA”), the scope of application of the mandatory bid rules and the cancelation of remaining equity securities pursuant to the FMIA only apply to public takeover offers to equity securities of companies with (i) registered office in Switzerland whose equity securities are at least partly listed on a stock exchange in Switzerland or (ii) registered office abroad whose equity securities are at least in part listed in Switzerland. Transocean is not listed on a stock exchange located in Switzerland and accordingly, the mandatory bid rules described above are not applicable to Transocean.

Special Vote Required for Combinations with Interested Shareholders

Songa Offshore. There are no special provisions, statutory or in Songa’s Articles of Association, regulating or applying to decisions to be taken for combinations with interested shareholders. Despite this, the Songa Board may at its discretion seek shareholder approval of transactions with special considerations.

Transocean. Transocean’s Articles of Association include a provision that is based on the Delaware corporate law regarding business combinations and in substance is generally comparable to the business combination provision in Songa’s Articles of Association. This provision provides that, subject to specified exceptions, absent the approval of holders of the number of shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, Transocean may not engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s Articles of Association) or amend the provisions in Transocean’s Articles of Association relating to this shareholder approval requirement.

Appraisal Rights and Compulsory Acquisitions

Songa Offshore. Business combinations in the form of statutory mergers and demergers require the approval of the District Court of Cyprus and therefore the merger and demerger plan and rights of shareholders, creditors and employees of the dissolving entities, will be subject to the scrutiny of the court prior to approval of the same. In “squeeze-out” scenarios, the minority holders have the right, within six months from the announcement of the consideration to be paid by Transocean to the minority holders and notified to Songa Offshore, to challenge the proposed purchase price at Cypriot Courts. It is provided that the transfer of shares from the minority holders to Transocean is not hindered by such legal actions taken by the minority holders against Transocean. For more information see “—Approval of Business Combinations” above.

Transocean. For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

Election of Directors

Songa Offshore. Songa’s Articles of Association do not provide for a maximum number of directors to the Songa Board; however the minimum number of directors required by Companies Law and reflected in Songa’s Articles of Association is two.

A new member of the Songa Board may be recommended by the nomination committee, the Songa Board or by any shareholder entitled to vote at the general meeting. A notice made by a shareholder for the appointment of a new member to the Songa Board must be given not less than seven nor more than 28 days before the date of the holding of the general meeting. This must be accompanied by the notice executed by the nominated person indicating his willingness to be so appointed to the position of director.

The shareholders may by ordinary resolution (simple majority), appoint a person to the office of director either to fill a vacancy or as an additional director. Each resolution for the appointment of a person to the office of director must be put to a separate vote. It is also possible for the Transocean Board to appoint a person willing to act as a director whether to fill a vacancy or as an additional director but such person may only hold office until the next annual general meeting where he shall retire and be eligible for reappointment in accordance with a recommendation of the nomination committee. If such director is not reappointed at the annual general meeting, he/she shall vacate the office at the conclusion of the meeting.

The general meeting also resolves (by ordinary resolution) the remuneration of each member of the Songa Board. The level of such remuneration is proposed to the general meeting by the nomination committee.

Transocean. Transocean’s Articles of Association provide that the number of directors of Transocean shall not be less than two or more than 11. The Transocean Board currently has 11 directors. At each annual general meeting, each director shall be elected to hold office for a one-year term.

Transocean’s Articles of Association do not provide for cumulative voting for the election of directors.

Transocean’s Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Transocean’s Corporate Governance Guidelines have a majority vote policy that provides that the Transocean Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, Transocean’s governance committee must promptly review the letter of resignation and recommend to the Transocean Board whether to accept the tendered resignation or reject it. The Transocean Board must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The Transocean Board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

Vacancies on Board of Directors

Songa Offshore. See “—Election of Directors” above.

Transocean. The Swiss Code provides that a vacancy or a newly created directorship as proposed by the Transocean Board may only be filled upon approval by shareholders at a general meeting.

Removal of Directors

Songa Offshore. Under the Companies Law, directors may at any time, with or without cause, be removed before the expiration of their period of office by resolution of the shareholders at a general meeting of shareholders, taken by ordinary resolution (simple majority) provided that a proposal for such resolution has been put on the agenda for the meeting and procedure followed in accordance with the requirements of the Companies Law and Songa’s Articles of Association. It is required to give 28 clear days’ notice to the company for any resolution proposed to remove a director from office; the company in turn must inform the director by sending him a copy. The director in question will thereafter be entitled to be heard at the meeting and he may elect to make written representations and to request that such representation be notified to the shareholders. The Board of Directors is required to give prior notice of at least 21 days to all shareholders who are entitled to attend and vote at the general meeting.

Transocean. Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and Transocean’s Articles of Association. Transocean’s Articles of Association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding at least 66 2/3% of the shares outstanding and entitled to vote at that meeting.

Board and Committee Composition

Songa Offshore. Songa’s Articles of Association stipulate that Songa’s Board is entitled to determine its own organization and to delegate any of its powers to any committee or persons. For general appointment of the members of the Songa Board, see “—Election of Directors” above. The Songa Board may also delegate to any managing director or any director holding any other executive office or any member of executive management such of its powers as the Songa Board shall determine. The said delegations may be made subject to any conditions the Songa Board may impose and either collaterally with or to the exclusion of its own powers and be revoked or altered by it.

The proceedings of a committee are governed by the regulations regulating the proceedings of the directors to the extent applicable and/or by specific guidelines or regulations adopted by the Songa Board for the regulation of proceedings of any particular committee.

The general meeting of the shareholders may appoint and remove one director as chairman of Songa’s Board. The chairman of the Songa Board presides every board meeting he attends; however at any time there is no chairman appointed or the chairperson is unwilling to preside or is not present within five minutes after the time appointed for holding the meeting, the directors present may appoint one of them to preside the board meeting.

Remuneration Committee: Songa Offshore has a remuneration committee. The remuneration committee, among other things, prepares guidelines and policies for the remuneration of executive personnel and generally advises the Songa Board on matters relating to the compensation paid to executive personnel. The members of the remuneration committee are appointed by the Songa Board and consist of the chairman of the board and at least one other member who shall be a non-executive director. The current remuneration committee is comprised by a chairman and two members.

Audit Committee: Songa Offshore has an audit committee. The audit committee is tasked with, but not limited to, the following; (i) preparing the follow-up of the financial reporting process for the Songa Board, (ii) monitoring the systems for internal control and risk management, including the internal audit of Songa Offshore, (iii) having continuous contact with the appointed auditor of Songa Offshore regarding the auditing of the annual accounts, and (iv) reviewing and monitoring the independence of the auditor, including in particular to which extent other services than audit services which have been rendered by the auditor or the audit firm represents an undermining of the independence of the auditor. The audit committee meets in connection with the preparation of quarterly reports and annual statutory accounts, and may have additional meetings whenever deemed necessary by the committee. The members of the audit committee are appointed by the Songa Board and consist of at least two non-executive directors. The current audit committee is comprised by a chairman and two members.

Nomination Committee: Songa Offshore has a nomination or election committee. The role of the nomination committee is to propose candidates for election to the Songa Board and make recommendations to the general meeting on the composition of the Songa Board and level of remuneration. The nomination committee is appointed by the general meeting and consists of up to three members which are independent of Songa Offshore. The current nomination committee is comprised by a chairman and one member.

Transocean. Transocean’s Articles of Association stipulate the following with respect to the composition of the Transocean Board and its committees:

•	the shareholders shall elect the members of the Transocean Board, the chairman of the Transocean Board and the members of the compensation committee individually at the general meeting; and

•

except for the election of the chairman of the Transocean Board and the members of the compensation committee by the shareholders at the general meeting, the Transocean Board shall determine its own organization.

Duties of the Board of Directors

Songa Offshore. The duties of a director of a Cyprus company are not comprehensively codified and are set out, among other places, in Cyprus law (statutory and other), common law principles, duties provided for in the articles of association and respective EU directives transposed in Cyprus. There are four main common law fiduciary duties that the directors owe to Songa Offshore and must take into account when they are acting for Songa Offshore, these are to (i) to act in good faith for the benefit of Songa Offshore and for proper purpose; (ii) to avoid conflicts of interests; (iii) to exercise independent judgment; and (iv) to act with due care and skill.

The test for duty of care is both objective and subjective. A director must exercise reasonable care, skill and diligence in the carrying out of the directors duties in the management and conduct of the company’s affairs. In determining this it would be considered that directors are required to take such care as would be exercised by a reasonably diligent person with knowledge, skill and experience that would reasonably be expected of a person carrying out the functions of a director (objective test) and with the general knowledge, skill and experience that the director actually has (subjective test).

A director who is directly or indirectly interested in any transaction or arrangement with Songa Offshore is required to disclose the nature and extent of the interest to the board and may not vote or be counted in the quorum when that resolution or matter is put to vote. See “—Directors’ Conflicts of Interest” below.

The members of the Songa Board may liable to Songa Offshore, its shareholders and, in bankruptcy, its creditors for damage caused by the violation of their duties.

Transocean. A director of a Swiss company is bound to performance standards as specified in the Swiss Code. Under these standards, a director must act in accordance with the duties imposed by Swiss statutory law, in accordance with the company’s Articles of Association and in the best interest of the company. A director is generally disqualified from participating in a decision that directly affects him. A director must generally safeguard the interest of the company in good faith, adhere to a duty of loyalty and a duty of care and, absent special circumstances, extend equal treatment to all shareholders in like circumstances. The test for the duty of care is primarily objective: a director is required to apply the care a reasonable person would apply under the same circumstances. To some extent, particular skills and functions of a board member may be taken into consideration. The members of the Transocean Board are liable to Transocean, its shareholders and, in bankruptcy, its creditors for damage caused by the violation of their duties.

To the extent that the Swiss Code allows the delegation by the Transocean Board to executive management, and such delegation is actually made by virtue of Transocean’s organizational regulations, the responsibility of the Transocean Board is limited to the due election, instruction and supervision of the executive management.

Indemnification of Directors, Officers, and Others; Insurance

Songa Offshore. Subject to Section 197 of the Companies Law and pursuant to Songa’s Articles of Association, each of the current or former officers of Songa Offshore may be indemnified out of Songa

Offshore’s assets against any losses or liabilities which he or she may sustain or incur in or about the execution of his/her duties where such liability is incurred by him/her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he/she is acquitted, or in connection with any application under section 383 of the Companies Law in which relief is granted to him/her by the court from liability for negligence, default, breach of duty or breach of trust in respect of the affairs of Songa Offshore. See also “—Directors’ Conflicts of Interest” below.

Transocean. We believe, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Transocean’s Articles of Association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean to the fullest extent allowed by law. Under Transocean’s Articles of Association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Transocean may obtain such insurance from one or more third party insurers or captive insurance companies. Transocean has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Transocean will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interest of Transocean and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the Transocean Board or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Transocean Board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Transocean has the burden of proof in seeking to overcome such presumption. If the Transocean Board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under his or her agreement.

Limitation on Director Liability

Songa Offshore. Cyprus law does not permit a company to exempt any member of the Songa Board from any liability for damages suffered by the company, the shareholders or the company’s creditors caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution ratifying and approving certain actions of the members of the Songa Board.

Transocean. Swiss law does not permit a company to exempt any member of its board of directors from any liability for damages suffered by the company, the shareholders or the company’s creditors caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain limited actions. Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

Directors’ Conflicts of Interest

Songa Offshore. The duty to avoid conflict of interest derives from Cyprus common law and incorporates the following duties:

(i)	duty to disclose an interest (direct or indirect) in a contract (this has been embodied in the Companies Law as well—see below);
(ii)

duty not to make secret profits. Directors are prohibited from using the property of the company, opportunities or information that belongs to the company and which comes to their knowledge through their position in the company for their personal benefit. If any director makes a profit from exploiting such information for their own benefit, they will be treated as holding the profit on trust for the company;

(iii)	duty not to compete with the company;
(iv)	their own purposes and confidential information/trade secrets obtained by virtue of them being in office as a director nor should solicit company’s customers for their own account; and
(v)

duty not to restrict the freedom to exercise discretion in the interests of the company. It is incumbent on directors to avoid situations which may give rise to a conflict of interest that will preclude them from discharging their duties to the company.

The Companies Law imposes a duty to declare the nature of any interest in a contract or proposed contract with the company. The declaration should be made at the meeting of the directors at which the question of entering into the contract is first taken into consideration, or if the director was not present at such meeting at the next meeting.

Songa’s Articles of Association reiterate the need to disclose interests and states that:

(i)  when a director discloses to the Songa Board the nature and extent of his interest notwithstanding his office he may (a) become a party to, or otherwise be interested in, any transaction or arrangement with Songa Offshore or in which Songa Offshore is otherwise interested; and (b) become director or other officer of, or be employed by, or become a party to any transaction or arrangement with, or otherwise be interested in, any corporation promoted by Songa Offshore or in which Songa Offshore is otherwise interested; and accordingly shall not, by reason of his office, be accountable to Songa Offshore for any benefit which he may derive from any such office or employment or from any such transaction or arrangement or from any interest he have in any such corporation and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

A general notice given to the Songa Board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in the said transaction or arrangement of the nature and extent specified. However, an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

(ii)  notwithstanding a disclosure made pursuant to Songa’s Articles of Association, a director may not vote as a director on a resolution concerning any matter in which he has, directly or indirectly, an interest or duty and, if he votes, his vote shall not be counted and he shall not be counted in the required quorum.

Transocean. Swiss law does not have a general provision on conflicts of interest. However, under the Swiss Code a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care. This requirement generally disqualifies a director from participating in decisions directly affecting him. Breach of these principles may also entail personal liability of the directors to the company. In addition, the Swiss Code requires a director to return to the company payments made to a director if such payments are not made on an arm’s length basis or if the recipient of the payment was acting in bad faith.

The Transocean Board has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. Transocean’s Code of Integrity further requires that an executive officer inform Transocean when the executive officer’s private interest interferes or appears to interfere in any way with Transocean’s interests. In addition, the Transocean Board’s Corporate Governance Guidelines require that a director immediately must inform the Transocean Board or the chairman of the Transocean Board in the event that a director believes that the director has an actual or potential conflict with Transocean’s interests. Furthermore, under Transocean’s Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

Shareholders’ Suits

Songa Offshore. The common law principle applicable in Cyprus is that (a) the proper plaintiff in an action in respect of a wrong alleged to be done against the company is prima facie the company; and (b) no individual member of the company is allowed to maintain an action where the alleged wrong is a transaction which might be made binding on the company and on all its members by a simple majority of the members. Therefore, whether or not the company will initiate an action and seek a remedy in circumstances where the alleged wronging is perpetrated against the company, shall necessarily be dependent upon the will of the general meeting or decision of the Songa Board. The courts will not permit a minority shareholder to initiate any claim for any matter which may be within the competence of the majority to approve on the company’s behalf.

However, there are certain exception to this rule namely:

(a)	where acts done are ultra vires or illegal;
(b)	where the acts done require a special majority but are carried out by other means such as by an ordinary resolution;
(c)	where acts contravene the articles of association of a company
(d)	where acts done infringe a shareholder’s personal rights; and

(e)

where acts of fraud are done against the minority by or on behalf of the persons controlling the board of directors of the company irrespective of whether there is no infringement of a personal right, ultra vires transaction etc (this exception may be relied upon when there is misappropriation of the company’s property or other fraudulent conduct and control of the company by those who are responsible for such misappropriation or who have perpetuated the fraud).

In such cases a shareholder can bring (a) a derivative action in its own name on behalf of the company for certain wrongs committed by the company’s directors and third parties against the company (b) a representative action instituted by the individual member against the company on behalf of himself as well as other members whose rights have simultaneously been infringed (this type of claim is useful when there is infringement of a class of shareholders on whose behalf the claim is initiated) (c) a personal action when the company may have acted in such a way that it effectively infringed the personal rights of a member by acting improperly in the sense of contravening Songa’s Articles of Association, ignoring a statutory resolution procedure or acting illegally or ultra vires.

Shareholders can also bring actions for unfair prejudice.

Transocean. Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The claim of the shareholder is for performance to the company. If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge has discretion to impose all costs the plaintiff incurred in prosecuting the action on the company. Shareholders who suffer a direct loss due to an intentional or negligent breach of a director’s or senior officer’s duties may sue in their personal capacity for monetary compensation.

In addition, under the Swiss Code, each shareholder may petition the competent Swiss court to have a decision of the general meeting of shareholders declared invalid on the grounds that such decision violates the Transocean’s Articles of Association or the law.

Shareholder Consent to Action Without Meeting

Songa Offshore. Pursuant to Songa’s Articles of Association, a dated resolution in writing signed by shareholders holding shares conferring in aggregate 75% of the votes exercisable on such resolution at a general meeting shall be as valid and effectual as a resolution passed at a general meeting provided that a notice of the intention to propose the resolution together with the wording of such proposed resolution have been sent to the shareholders of Songa Offshore 30 days prior to the date of the resolution. Any such resolution may consist of one or several documents each duly signed by or on behalf of one or more members and the certification of the secretary or any director shall be conclusive evidence that copies of the resolution were sent as mentioned above.

Transocean. Under Swiss corporate law, shareholders are not permitted to act by written consent in lieu of a general meeting of shareholders.

Annual Meetings of Shareholders

Songa Offshore. In accordance with the Companies Law, every annual general meeting must take place not more than 15 months from the previous annual general meeting. The Songa Board proposes that the annual general meeting is held on or prior to 30 June each year. The following business will be transacted at the annual general meeting:

•	declaring dividends;
•	presentation of the reports: (i) on the financial statements; (ii) of the auditors;
•	presentation of management report;
•	in the place of those retiring, the appointment of, and fixing of the remuneration of, the auditors; and
•	the fixing of the remuneration of the directors.

For extraordinary general meetings, see “—Special Meetings of Shareholders” below.

In accordance with the Companies Law, a written notice must be sent to all shareholders at least 21 clear days prior to an annual general meeting and any other general meeting at which a special resolution is proposed to be passed. All other extraordinary general meetings shall be called by at least 14 clear days’ notice, if the shareholders are able to cast votes electronically and if the calling of such a meeting by at least 14 clear days’ notice has been approved by the shareholders in a general meeting prior to the proposed extraordinary general meeting. The notice of general meetings must be delivered, without charge, to every member and must include, among other things, the place, time and the agenda of the general meeting and the procedures for adding a new subject to the agenda (this applies to an annual general meeting only), appointing proxies and voting. Such information is also posted and available on the website.

Transocean. Under the Swiss Code and Transocean’s Articles of Association, Transocean must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of its chairman of the Transocean Board, the members of the Transocean Board, the members of the compensation committee of the Transocean Board, its auditor and its independent proxy, and the ratification of the maximum aggregate amount of compensation of the Transocean Board and the executive management team. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the Transocean Board and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. Under Transocean’s Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken. In addition to being required to comply with the notice provisions under the Swiss Code, Transocean is subject to the rules of the SEC that regulate the solicitation of proxies. Transocean is required to file with the SEC its proxy statement related to a general meeting of the shareholders, together with a form of proxy card used by Transocean and certain other soliciting material furnished to Transocean’s shareholders in connection with such meeting.

Annual general meetings of shareholders may be convened by the Transocean Board or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

Transocean’s annual report, including the financial information, and the auditor’s report must be made available for inspection by the shareholders at Transocean’s place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Special Meetings of Shareholders

Songa Offshore. In addition to the annual general meeting, extraordinary general meetings of shareholders may be held if deemed necessary by the Songa Board. An extraordinary general meeting must also be convened by the Songa Board at a written request of Songa Offshore’s shareholders representing a total of at least 5% of the issued and paid up share capital carrying a right to vote, and if not so convened by the Songa Board, may be convened by such shareholders themselves. In addition, if there is a reduction of the subscribed capital by 50% or such other level to which in the directors’ opinion creates doubts as to the ability of the company to accomplish its objectives, the Songa Board shall immediately (and in any case in not more than 28 days) decide to convene an extraordinary general meeting. The meeting shall be convened not later than 56 days from the day on which the decision to convene a meeting was taken The meeting shall be convened not later than 56 days from the day on which the decision to convene a meeting was taken in order to consider whether the company should be wound-up or any other measures taken. Failure by the directors of the company to act a above, shall constitute a civil offense and shall render them responsible for compensation. Such responsibility shall be personal, unlimited joint and several.

Transocean. An extraordinary general meeting may be called upon the resolution of the Transocean Board or, under certain circumstances, by Transocean’s auditor. In addition, the Transocean Board is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of Transocean’s share capital recorded in the commercial register and legal reserves are not covered by its assets. In the latter case, the Transocean Board must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Record Dates for Shareholders Meetings

Songa Offshore. The Cypriot Companies Law defines record date as the date not exceeding two working days prior to the general meeting to which it relates.

Transocean. Transocean expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Director Nominations; Proposals of Shareholders

Songa Offshore. With respect to director nominations, see “—Election of Directors.”

Members holding not less than 5% of the issued share capital (representing at least 5% of the total voting rights of those who have the right to vote in the meeting) of Songa Offshore have the right through electronic means or by post a) propose a subject to be added to the agenda provided that each such subject is accompanied by reasons which justify its inclusion or a draft resolution to be adopted in the general meeting and b) table draft resolutions as an item on the agenda of a general meeting. Proposed agenda items or draft resolutions must be received by the company at least 42 days prior to the date of the annual general meeting and the company must provide the amended agenda prior to the annual general meeting using a method similar to that used to provide the original agenda and in advance of the applicable record date, or if no such record date applies, sufficiently in advance of the date of the annual general meeting so as to enable the other members to appoint a proxy or, where applicable to vote by correspondence. In order to facilitate the shareholder to propose agenda items, the company shall ensure that the date of its next annual general meeting is made available on its website:

•	from the end of the previous financial year; or
•	not later than forty-five days prior to the annual general meeting, whichever is sooner.

Transocean. Under Transocean’s Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a nominee must be in writing and received by Transocean at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which Transocean has made public disclosure of the date of the general meeting of shareholders. The request must specify the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Adjournment of Shareholder Meetings

Songa Offshore. Under Songa’s Articles of Association, if a quorum is not present within half an hour from the time appointed for holding a meeting or during a general meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or otherwise as a chairman of the general meeting may determine. If at an adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting the members present or their proxies and entitled to vote shall be a quorum. Separately, the chairman of the general meeting has the power, with the consent of at least the majority in number of the members present in person or by proxy at the general meeting to adjourn the meeting for another date and place, but no business shall be transacted at an adjourned meeting other than the business left unfinished from the initial meeting. Therefore, generally a new notice of general meeting should be published in the case of an adjourned meeting unless the adjournment was due to lack of quorum and the chairman of the general meeting has not changed the default position, i.e., that the meeting shall stand adjourned to the same day in the next week at the same time and place time and place of original meeting.

Transocean. Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Voting Rights

Songa Offshore. All the issued shares rank pari passu and each issued share in Songa Offshore confers its holder a right, at a general meeting, to one vote on a show of hands and on poll, a right to one vote for each share of which he is a holder.

Every resolution put to vote at a general meeting of Songa Offshore is decided, pursuant to Songa’s Articles of Association, on a simple vote (being a show of hands) unless a vote on poll is demanded by (a) the chairperson of the general meeting or (b) at least 3 members present and having the right to vote at the general meeting; or (c) one or more persons present and entitled to vote at the meeting, representing in aggregate at least 10% of the total voting rights of all the members present and entitled to vote at the meeting; or (d) any director present at the meeting. In practice the resolutions put to vote at general meetings of Songa Offshore are voted for on a poll vote.

As a general rule (and except where otherwise required by the law or the articles of association), all matters raised at the general meeting require decision by simple majority (more than 50% of the votes cast). Under the Cypriot Companies Law and Songa’s Articles of Association, a special resolution adopted by a majority in favor of at least 75% of the votes cast is required, inter alia, in respect of the following matters:

•	Amendments to the memorandum and articles of association;
•	Change of name of the company;
•	Reduction of the issued share capital (cancellation of shares) which also requires approval of the Cypriot Courts;
•	Reduction of the share premium account which also requires approval of the Cypriot Courts;
•	Reduction of the capital redemption reserve;
•	Merger and de-merger which also requires approval of the Cypriot Courts;
•	Change of the objects which also requires approval of the Cypriot Courts; and
•	Songa Offshore’s winding up by voluntary liquidation.

In order to be entitled to vote at a general meeting, a shareholder must, as a general rule, be registered as owner of the shares in the Songa Offshore’s shareholder register kept by the VPS.

Rights attached to shares of any class may be varied or abrogated with the consent in writing of a holder or holders together holding not less than 75% in nominal value of the shares of the class or with the sanction of a resolution passed by a specified majority at a general meeting of the holders of the class. A resolution which is passed by a specified majority, is a majority in favor of over one half of all the votes cast if the attendance represents not less than half the issued share capital and a majority in favor of not less than two- thirds of the votes cast in all other cases. A specified majority resolution is also required to disapply pre-emption rights. See “—Preemptive Rights and Advance Subscription Rights.”

The Companies Law provides that the holders of not less than 15% of the issued shares of the class being varied, being persons who did not consent to or vote in favor of the resolution for the variation may apply to the courts of Cyprus to have the variation cancelled and where such an application is made the variation shall not have effect unless and until it is confirmed by the court. Such application must be made within twenty-one days after the date on which the consent was given or the resolution was passed, as the case may be, and may be made on behalf of the shareholders entitled to make the application by such one or more of their number as they may appoint in writing for the purpose.

Transocean. Each of Transocean’s shares carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Transocean’s share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder. Transocean’s Articles of Association do not limit the number of shares that may be voted by a single shareholder. Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank or other nominee should follow the instructions provided by such broker, bank or other nominee or, absent instructions, contact such broker, bank or other nominee for instructions. Shareholders holding their shares through a broker, bank or other nominee will not automatically be registered in Transocean’s share register. If any such shareholder wishes to be registered in Transocean’s share register, such shareholder should contact the broker, bank or other nominee through which it holds Shares.

Treasury shares, whether owned by Transocean or one of Transocean’s controlled subsidiaries, will not be entitled to vote at general meetings of shareholders.

Pursuant to Transocean’s Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker non-votes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Transocean’s Articles of Association. The acting chair may direct that resolutions and elections be held by a show of hands, by written ballot or by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by a show of hands or by way of a written ballot.

The Swiss Code and/or Transocean’s Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in Transocean’s Articles of Association;
•	the creation or cancellation of shares with privileged voting rights;
•	the restriction on the transferability of shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;

•	an authorized or conditional increase in the share capital;
•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
•	the limitation on or withdrawal of preemptive rights;
•	a change in Transocean’s registered office;
•	the conversion of shares into bearer shares and vice versa; and
•	Transocean’s dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Merger Act, including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of Transocean’s assets” by Transocean.

Transocean’s Articles of Association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a serving member of the Transocean Board;
•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 18 specifying vote requirements for resolutions and elections;
•	any changes to Article 20, paragraph 2 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of members of the Transocean Board;
•	any changes to Article 23 specifying the term of the Transocean Board; and
•	any changes to Article 24 specifying the organization of the Transocean Board and the indemnification provisions for directors and officers.

Transocean’s Articles of Association require the affirmative vote of holders of the number of its shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for Transocean to engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s Articles of Association) under certain conditions and for the amendment of the provisions in Transocean’s Articles of Association relating to this shareholder approval requirement.

In addition, the NYSE requires a shareholder vote for certain matters such as:

•	the approval of equity compensation plans (or certain amendments to such plans);
•

the issuance of shares equal to or in excess of 20% of the voting power of the shares outstanding before the issuance of such shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);

•	certain issuances of shares to related parties; and
•	issuances of shares that would result in a change of control.

For these types of matters, the minimum vote which will constitute shareholder approval for NYSE listing purposes is the approval by a majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Amendment of Governing Documents

Songa Offshore. Under the Companies Law, a special resolution of the shareholders adopted by a majority in favor of at least 75% of the votes cast is required for any amendments in Songa’s Articles of Association. This is also applicable for a change in the memorandum of association of Songa Offshore which additionally requires court approval.

Transocean. Other than on the basis of an authorization of the general meeting of shareholders or the Swiss Code to the Transocean Board, Transocean’s Articles of Association may only be amended by a resolution of its shareholders at a general meeting. Under Transocean’s Articles of Association, the Transocean Board may pass and amend organizational regulations. Under Swiss law, shareholders may not pass or amend organizational regulations but may pass resolutions amending the Articles of Association to effectively supersede provisions in the organizational regulations.

Quorum Requirements

Songa Offshore. According to Songa’s Articles of Association, at least three shareholders present in person or by proxy and together representing at least 5% of all the issued share capital, shall be a quorum for a general meeting. For a resolution of the general meeting which is passed by a specified majority, the quorum affects the threshold required. Namely in order to pass such resolution a majority in favor of over one half of all the votes cast is required, if the attendance represents not less than half the issued share capital and a majority in favor of not less than two-thirds of the votes cast in all other cases.

Transocean. The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders. However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of Transocean’s Articles of Association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;
•	Article 19(g)—which relates to business combinations with interested shareholders;
•	Article 20—which sets forth the level of shareholder approval required for certain matters;
•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the Transocean Board; and
•	Articles 22, 23 and 24—which relate to the size and the organization of the Transocean Board, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the Transocean Board has no authority to waive quorum requirements stipulated in the Articles of Association.

Say on Pay

Songa Offshore. Songa Offshore has a remuneration committee which makes recommendations to Songa’s Board on executive management pay and a nomination/election committee which makes recommendations to the shareholders on the pay of the Songa Board.

Transocean. Transocean is required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules. Transocean holds these advisory votes on an annual basis. In addition, under Swiss law, Transocean is required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each of the Transocean Board (for the period between annual meetings) and executive management (for the fiscal year commencing after the annual general meeting at which ratification is sought).

Inspection of Books and Records; Special Investigation

Songa Offshore. Under Cyprus law, shareholders of Songa Offshore are entitled to statutory inspection rights including, inter alia, of the following documents:

•	memorandum and articles of association of Songa Offshore;
•	register of members including the overseas register if any;
•	register of mortgages and charges;

•	financial accounts;
•	minute book where the minutes of all general meetings are kept.

With respect to Songa Offshore most of these are a matter of public record.

Transocean. Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Transocean Board and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the Transocean Board concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The Transocean Board and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of Transocean’s material interests.

Transfer and Registration of Shares

Songa Offshore. The shares of Songa Offshore are freely transferable. Neither Songa’s Articles of Association nor the Companies Law contain any provisions imposing limitations on the ownership of the shares and there are no limitations under Cyprus law on the rights of non-residents or foreign owners to hold or vote for the shares. Songa Offshore’s principal register of members is held in Cyprus and mirrors the overseas register held by the VPS in Norway. The Songa Board may decline to register the transfer to any partly paid share not being listed share (being a share admitted to, quoted, listed or otherwise dealt in, on any stock exchange) or uncertified share (being a listed share not presented by any share certificate) to a person of whom the Songa Board shall not approve and the Songa Board may also decline to register the transfer of any share not being a listed share or uncertified share on which Songa Offshare has a lien. The Songa Board may refuse to recognize any instrument of transfer of any share not being listed share or uncertified share unless (a) the instrument of transfer is lodged to registered office or delivered to the Songa Board and is accompanied by the relevant certificate or by such other evidence as the Songa Board my reasonably require, and (b) in the event that there are different classes in the share capital of the company, the instrument of transfer relates to only one class of shares.

Transocean. Transocean has not imposed any restrictions applicable to the transfer of its shares. Transocean’s share register is maintained by Computershare, which acts as transfer agent and registrar. The share register reflects only record owners of Transocean’s shares. Swiss law does not recognize fractional share interests. So long as and to the extent that Transocean’s shares are intermediated securities within the meaning of the Swiss Intermediated Securities Act, (i) any transfer of Transocean’s shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) no Transocean’s shares can be transferred by way of assignment, and (iii) a security interest in any Transocean’s share cannot be granted by way of assignment. Any person who acquires Transocean’s shares may submit a request to Transocean to be entered into the share register as a shareholder with voting rights, provided such person expressly declares to Transocean that it has acquired and holds such Transocean’s shares in its own name for its own account. The Transocean Board may record nominees who hold Transocean’s shares in their own name, but for the account of third parties, as shareholders of record with voting rights in Transocean’s share register.

Rights upon Liquidation

Songa Offshore. According to the Companies Law, winding up proceedings may be undertaken (a) by the court (compulsory winding-up), (b) voluntarily by the members (if the company is solvent) or by the creditors (if the company is insolvent) or (c) subject to supervision of the court. In the case of voluntary winding up and where Songa Offshore is solvent a special resolution would be required to be passed in a general meeting of Songa Offshore. The shares rank pari passu in the event of a return of capital by Songa Offshore upon a winding-up or otherwise. If Songa Offshore is wound up, the liquidator may, among other things, in accordance with Songa’s Articles of Association, with the sanction of an extraordinary resolution of the shareholders and any other sanction required by the  Companies Law:

•	divide among the shareholders in specie or in kind the whole or any part of the property of Songa Offshore;
•	for that purpose set a value as the liquidator considers fair on any property to be so divided;
•	decide how the division is to be carried out as between the shareholders or different classes of shareholders; and
•

vest the whole or any part of the property of Songa Offshore in trustees upon such trusts, for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Transocean. Under Swiss law, Transocean may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting. Dissolution and liquidation by court order is possible if (1) Transocean becomes bankrupt or (2) shareholders holding at least 10% of Transocean’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held, but this surplus is subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Transocean’s shares carry no privilege with respect to such liquidation surplus.

Enforcement of Civil Liabilities Against Foreign Persons

Songa Offshore. The enforceability in Cyprus of a foreign judgment rendered against Songa Offshore depends on and is subject to the limitations set forth in international treaties by which Cyprus is bound. For instance, subject to compliance with the provisions of the Lugano Convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters 2007 (the “Convention”), any judgment obtained in a Norwegian court, coming within the scope of the Convention would be recognized and enforced in Cyprus.

In addition, subject to compliance with the procedures contained in Regulation (EU) no 1215/2012 on the Jurisdiction and Recognition and Enforcement of Judgments in Civil and Commercial Matters (recast) (the “Regulations”), and provided neither Article 45 or Article 46 of the Regulations is applicable, any judgment

(non appealable) obtained in an EU Member State court, coming within the scope of the Regulations would be recognised and enforced in Cyprus.

Transocean. Transocean is a Swiss corporation and TINC is a Cayman Islands exempted company. Certain of their respective officers and directors may be residents of various jurisdictions outside the U.S. All or a substantial portion of the assets of Transocean and TINC and the assets of these persons may be located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of U.S. federal securities laws.

Swiss legal counsel has advised Transocean that it is uncertain that Swiss courts would enforce (1) judgments of U.S. courts obtained in actions against Transocean or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws or (2) original actions brought against Transocean or other persons predicated upon the Securities Act. The enforceability in Switzerland of a foreign judgment rendered against Transocean or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

•	such foreign court had jurisdiction,
•	such judgment has become final and nonappealable,
•	the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, and
•	such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if Transocean can demonstrate that it or such other persons were not effectively served with process.

TINC’s Cayman Islands legal counsel, has advised TINC that it is uncertain that Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against TINC or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws or (2) original actions brought against TINC or other persons predicated upon the Securities Act. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

MATERIAL TAX CONSIDERATIONS

Set out below is a summary of certain tax matters related to an investment in the Shares and New Exchangeable Bonds. The summary is based on the laws in force as at the date of this Prospectus, which may be subject to any changes in law occurring after such date. Such changes could possibly be made on a retrospective basis.

The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of Shares and New Exchangeable Bonds. Investors who wish to clarify their own tax situation should consult with and rely upon their own tax advisors.

Norwegian Taxation

Set out below is a summary of certain Norwegian tax matters related to the exchange, purchase, holding and disposal of Shares and New Exchangeable Bonds. The statements below regarding Norwegian taxation are based on the laws in force in Norway as of the date of this Prospectus, which may be subject to any changes in law occurring after such date. Such changes could possibly be made on a retroactive basis. The summary does not address foreign tax laws.

The summary is of a general nature and does not purport to be a comprehensive description of all the Norwegian tax considerations that may be relevant for a decision to purchase, own or dispose of Shares or New Exchangeable Bonds. Shareholders and bondholders who wish to clarify their own tax situation should consult with and rely upon their own tax advisers. Shareholders and bondholders resident in jurisdictions other than Norway and shareholders and bondholders who cease to be resident in Norway for tax purposes (due to domestic tax law or tax treaty) should specifically consult with and rely upon their own tax advisers with respect to the tax position in their country of residence and the tax consequences related to ceasing to be resident in Norway for tax purposes. The summary only applies to shareholders and bondholders who are beneficial owners.

Please note that for the purpose of the summary below, a reference to a Norwegian or non-Norwegian shareholder or bondholder refers to the tax residency rather than the nationality of the shareholder or bondholder.

The Exchange of Songa Shares for Consideration

The exchange of Songa Shares for Consideration, including New Consideration Shares and/or New Exchangeable Bonds or cash consideration, will be a realization of the Songa Shares for Norwegian shareholders.

For Norwegian individual shareholders the tax effects of the exchange will be as described in “—Gains on Disposals of Shares” below.

For Norwegian corporate shareholders the tax effects will depend on whether the Songa Shares at the time of the exchange qualifies for the Norwegian exemption method. The Norwegian exemption method exempt gain on qualifying shares from taxation. Qualifying shares include shares in a company tax resident in the EEA (the European Economic Area), but if the company is established in a low tax jurisdiction within the EEA, the company must meet the so-called “substance test.”

If Songa Offshore does not meet the substance test, for Norwegian corporate shareholders the tax effect of the exchange will be as described in “—Gains on Disposals of Shares” below.

If Songa Offshore meets the substance test a gain realized from the exchange will be exempt from taxation, while a loss will not be deductible.

Transocean has assumed that Songa Offshore meets the substance test and that the shares in the company qualify for the Norwegian exemption method. Transocean has not taken any actions to verify this assumption.

Dividend Distributions

Dividends from the Company payable to shareholders who are Norwegian corporate investors (i.e. limited liability companies and similar) resident in Norway for tax purposes, are in general taxable as ordinary income unless the shares qualify for the Norwegian exemption method. The tax rate for ordinary income is currently 23%. The Company is located outside the European Economic Area, and the shares therefore do not qualify for the Norwegian exemption method unless certain ownership and voting share (at least 10%) and ownership period (at least two years) requirements are met, as well as a requirement that the Company is not considered tax resident in a low tax jurisdiction.

Dividends distributed to shareholders who are individuals resident in Norway for tax purposes are taxable in Norway for such shareholders at an effective tax rate of 30.59% to the extent the dividend exceeds a tax-free allowance (i.e. dividends received, less the tax free allowance, shall be multiplied by 1.33 which are then included as ordinary income taxable at a flat rate of 23%, increasing the effective tax rate on dividends received by individual shareholders to 30.59%).

The allowance is calculated on a share-by-share basis. The allowance for each share is equal to the cost price of the share multiplied by a risk free interest rate based on the effective rate after tax of interest on treasury bills (Nw.: statskasseveksler) with three months maturity. The allowance is calculated for each calendar year, and is allocated solely to individuals holding shares at the expiration of the relevant calendar year.

Individuals who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. Any part of the calculated allowance one year exceeding the dividend distributed on the share (“excess allowance”) may be carried forward and set off against future dividends received on, or gains upon realization, of the same share.

Dividends payable by the Company will not be subject to withholding tax in Norway as long as the Company is not tax resident in Norway.

Gains on Disposals of Shares

Sale, redemption or other disposal of shares is considered realization for Norwegian tax purposes. Capital gains realized by both corporate (unless the exemption method should apply,  ref. “—Dividend Distributions” above) and individual shareholders who are resident in Norway for tax purposes, are taxable as ordinary income at a rate of 23%. Realised losses are deductible at the same rate. However, the effective tax rate on gain or loss related to shares realized by individual shareholders is currently 30.59% because a gain (less the tax free allowance) or loss shall be multiplied by 1.33 and included in or deducted from the individual shareholders’ ordinary income in the year of disposal.

The taxable gain/deductible loss is calculated per share, as the difference between the consideration for the share and the Norwegian shareholder’s cost price of the share, including any costs incurred in relation to the acquisition or realization of the share. From this gain, Norwegian individual shareholders are entitled to deduct a calculated allowance, provided that such allowance has not already been used to reduce taxable dividend income. See above for a description of the calculation of the allowance. The allowance may only be deducted in order to reduce a taxable gain, and cannot increase or produce a deductible loss, i.e., any unused allowance exceeding the capital gain upon the realization of a share will be annulled (and may not be set off against gains from realization of other shares).

If the Norwegian shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

If a Norwegian shareholder ceases to be a tax resident of Norway certain specific regulations applies with regard to realization of shares held by such person.

Net Wealth Tax

The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian individual shareholders and so is the value of the New Exchangeable Bonds. Currently, the marginal wealth tax rate is 0.85% of the value assessed.

Norwegian corporate shareholders are not subject to wealth tax.

New Exchangeable Bonds

Interest earned on the New Exchangeable Bonds is taxable when accrued. A gain from the realization of the New Exchangeable Bonds is taxable at the time of realization.  The applicable tax rate on both interest and gain is the 23% tax rate for ordinary income both for Norwegian individual bondholders and Norwegian corporate bondholders. If the New Exchangeable Bonds are not subject to trading in an organized market within six months following their issuance, Norwegian individual bondholders are subject to additional tax on the after-tax interest actually accrued. The applicable tax rate is the 23% tax rate for ordinary income, i.e. for the purposes of this extra interest income taxation the interest forming the basis for taxation is reduced by the ordinary income tax already applied to the income.

United States Taxation

Material U.S. Federal Income Tax Consequences

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences to Holders (as defined below) of (i) the exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds and/or cash pursuant to the Compulsory Acquisition and (ii) the ownership and disposition of any New Consideration

Shares and New Exchangeable Bonds received in the Compulsory Acquisition. This discussion is based on the Internal Revenue Code, existing and proposed U.S. Treasury Department regulations promulgated under the Internal Revenue Code, judicial decisions, published positions of the IRS, administrative pronouncements, and all other applicable authorities, all as in effect on the date of this Prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only Holders that own their Songa Shares and will own their New Consideration Shares and New Exchangeable Bonds as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment purposes).  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s particular circumstances, including any unearned income Medicare contribution tax imposed pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Department regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith).  This discussion does not address all of the tax consequences that may be relevant to a Holder that is subject to special treatment under U.S. federal income tax law, including, for example:

•	a bank or other financial institution;
•	a tax-exempt entity;
•	an insurance company;
•	a person holding Songa Shares, New Consideration Shares or New Exchangeable Bonds as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;
•	an S-corporation or other pass-through entity;
•	a U.S. expatriate;
•	a person who is liable for the alternative minimum tax;
•	a broker-dealer or trader in securities;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a regulated investment company;
•	a real estate investment trust;
•	a trader in securities who has elected the mark-to-market method of accounting for its securities;
•

any person that, prior to the completion of the Compulsory Acquisition, owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Songa Offshore;

•

any person that, at any time following completion of the Compulsory Acquisition, owns, actually and/or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Transocean; and

•	a person who received Songa Shares through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Songa Shares or, after the completion of the Compulsory Acquisition, New Consideration Shares and New Exchangeable Bonds that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;
•	a corporation, or other entity taxable as a corporation, organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place under applicable U.S. Treasury Department regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of Songa Shares or, after the completion of the Compulsory Acquisition, New Consideration Shares or New Exchangeable Bonds that, for U.S. federal income tax purposes, is an individual, corporation, estate, or trust that is not a U.S. Holder.

As used in this discussion, a “Holder” means a U.S. Holder, a Non-U.S. Holder, or both, as the context may require.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Songa Shares, New Consideration Shares or New Exchangeable Bonds, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership that holds Songa Shares, New Consideration Shares or New Exchangeable Bonds, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you of the Compulsory Acquisition and the ownership and disposition of New Consideration Shares and New Exchangeable Bonds received in the Compulsory Acquisition.

Pursuant to recent legislation, for taxable years beginning after December 31, 2017, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. To the extent this rule is inconsistent with the rules described in the subsequent discussion, this rule supersedes such discussion. Thus, this rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to New Consideration Shares or New Exchangeable Bonds prior to the time such income would be recognized pursuant to the rules described in the subsequent discussion. Holders of Songa Shares should consult their tax advisors regarding the potential applicability of these rules to an investment in New Consideration Shares and New Exchangeable Bonds.

ALL HOLDERS OF SONGA SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE COMPULSORY ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF NEW CONSIDERATION SHARES AND NEW EXCHANGEABLE BONDS RECEIVED IN THE COMPULSORY ACQUISITION.

The Compulsory Acquisition

U.S. Holders

The receipt of New Consideration Shares, New Exchangeable Bonds and/or cash in exchange for Songa Shares pursuant to the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Songa Shares that exchanges such shares for New Consideration Shares, New Exchangeable Bonds and/or cash in the Compulsory Acquisition will generally recognize taxable gain or loss equal to the difference between (i) the sum of (A) the fair market value of New Consideration Shares (determined as of the date the shares are issued pursuant to the Compulsory Acquisition), (B) the “issue price” of the New Exchangeable Bonds (as described below), and (C) the U.S. dollar amount of any cash received in Norwegian kroner in the Compulsory Acquisition, plus (D) any cash received in lieu of any fractional New Consideration Shares or New Exchangeable Bonds and (ii) the U.S. holder’s adjusted tax basis in the Songa Shares surrendered in exchange therefor. Such gain or loss must be determined separately for each separate block of Songa Shares held by such U.S. Holder (i.e., shares acquired at different times and at different prices).

The issue price of the New Exchangeable Bonds issued pursuant to the Compulsory Acquisition will depend on whether they are treated as part of a “qualified reopening” of the New Exchangeable Bonds previously issued to investors in the Voluntary Tender Offer.  If the New Exchangeable Bonds issued pursuant to the Compulsory Acquisition are part of a qualified reopening, they will have the same issue price as the Exchangeable Bonds previously issued to investors in the Voluntary Tender Offer.  If they are not part of a qualified reopening, their issue price may differ from the issue price of the New  Exchangeable Bonds previously issued to investors in the Voluntary Tender Offer.  The Company will provide investors with information about its determination of the issue price of the New Exchangeable Bonds issued in the Compulsory Acquisition by publishing that information on the Company’s website. The Company’s determination of the issue price of the New Exchangeable Bonds is binding upon a Holder unless such Holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date on which the Compulsory Acquisition is consummated, that its determination is different from the Company’s, the reasons for the different determination and how such Holder determined the issue price.

Provided that Songa Offshore is not and has not been a PFIC for U.S. federal income tax purposes, any such gain or loss recognized by a U.S. Holder upon the exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds and/or cash generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in its Songa Shares is more than one year on the date such shares are exchanged pursuant to the Compulsory Acquisition. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to tax at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.  Any such gain or loss recognized will generally be treated as U.S. source income or loss for purposes of computing a U.S. Holder’s foreign tax credit for U.S. federal income tax purposes.

A U.S. Holder should not recognize any foreign currency gain or loss in respect of cash received in Norwegian kroner in the Compulsory Acquisition if such kroner are converted into U.S. dollars on the date actually or constructively received by the U.S. Holder. If the kroner are not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent conversion or other disposition of the kroner. Such foreign currency gain or loss, if any, will be U.S. source ordinary income or loss. U.S. Holders should consult their tax advisors regarding the treatment of any foreign currency gain or loss if any kroner received in the Compulsory Acquisition are not converted into U.S. dollars on the date of receipt.

A U.S. Holder’s initial tax basis in the New Consideration Shares and New Exchangeable Bonds received in the Compulsory Acquisition will equal (i) in the case of shares, the fair market value of such shares (determined as of the date such shares are issued pursuant to the Compulsory Acquisition) and (ii) in the case of New Exchangeable Bonds, the issue price of such New Exchangeable Bonds. A U.S. Holder’s holding period for such shares and New Exchangeable Bonds will commence on the day following the day on which such shares and New Exchangeable Bonds are issued pursuant to the Compulsory Acquisition.

All U.S. Holders are urged to consult their advisors as to the particular consequences of the exchange of Songa Shares for New Consideration Shares, New Exchangeable Bonds and/or cash pursuant to the Compulsory Acquisition, including the potential application of the PFIC rules to a disposition of Songa Shares.

Non-U.S. Holders

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder that exchanges Songa Shares for New Consideration Shares, New Exchangeable Bonds and/or cash pursuant to the Compulsory Acquisition generally will not be subject to U.S. federal income or withholding tax on any gain recognized as a result of the Compulsory Acquisition unless:

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the Compulsory Acquisition is consummated, and certain other requirements are met.

Unless an applicable treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if such Holder were a U.S. person, as described above under “—U.S. Holders.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to the amount of any cash received by a Holder in the Compulsory Acquisition unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Ownership and Disposition of New Consideration Shares and New Exchangeable Bonds Received in the Compulsory Acquisition

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of New Consideration Shares and New Exchangeable Bonds to U.S. Holders and Non-U.S. Holders of Songa Shares that receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition.

Ownership and Disposition of New Consideration Shares

U.S. Holders

Distributions on the New Consideration Shares

Subject to the discussion under “—PFIC Considerations” below, the gross amount of a distribution paid with respect to the New Consideration Shares, including the full amount of any Swiss withholding tax on such amount, will be a dividend for U.S. federal income tax purposes to the extent of Transocean’s current-year or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of Transocean’s current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the New Consideration Shares and will reduce (but not below zero) such basis. A distribution in excess of Transocean’s current-year and accumulated earnings and profits and the U.S. Holder’s tax basis in the New Consideration Shares will be treated as capital gain realized on the sale or exchange of such shares. However, Transocean may be unable to determine the portion of a distribution that is a dividend for U.S. federal income tax purposes, in which case Transocean will be required to report the entire amount of such distribution as a dividend. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions received from Transocean.

In general, dividends paid with respect to the New Consideration Shares to a non-corporate U.S. Holder will be treated as “qualified dividend income,” which is taxable to such U.S. Holder at preferential capital gain tax rates provided that (i) Shares are regularly traded on an established securities market in the United States (such as the NYSE) or Transocean is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program, (ii) as discussed below in “—PFIC Considerations,” Transocean is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year, and (iii) certain holding period and other requirements are satisfied. For purposes of clause (i) above, Shares should be treated as regularly traded on an established securities market in the United States so long as they are listed on the NYSE.

U.S. Holders would be subject to special rules relating to foreign currency transactions if the Company were to make distributions in a currency other than in United States dollars. In that case, U.S. Holders should consult their tax advisors regarding the application of such rules.

Foreign Tax Credit

In general, dividends paid with respect to the New Consideration Shares will constitute foreign source income and will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. Holders. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. However, if the Company is a “United States-owned foreign corporation” (generally, a foreign corporation 50 percent or more of the stock of which, by vote and value, is held directly, indirectly or under applicable constructive ownership rules, by United States persons), at least a portion of the dividends paid with respect to New Consideration Shares will be U.S. source income for foreign tax credit purposes if and to the extent that more than a de minimis amount of the earnings and profits out of which the dividends are paid is from sources within the United States. The Company does not expect to maintain calculations with respect to the source of its earnings and profits under U.S. federal income tax principles. Swiss tax, if any, withheld on distributions to a U.S. Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to special limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Sale, Exchange, or Other Taxable Disposition of New Consideration Shares

Subject to the discussion under “—PFIC Considerations” below, in general, the sale, exchange, or other disposition of New Consideration Shares will result in taxable gain or loss to a U.S. Holder equal to the difference between (i) the amount of cash plus the fair market value of any other property received by such U.S. Holder in the sale, exchange, or other disposition and (ii) such U.S. Holder’s adjusted basis in the New Consideration Shares.

Gain or loss recognized on the sale, exchange, or other disposition of New Consideration Shares will generally be capital gain or loss and will be long-term capital gain or loss if the New Consideration Shares have been held for more than one year at the time of the sale, exchange, or other disposition. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to tax at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized will generally be treated as U.S. source income or loss for purposes of computing a U.S. Holder’s foreign tax credit for U.S. federal income tax purposes.

PFIC Considerations

The treatment of U.S. Holders could differ materially from that described above if, at any relevant time, Transocean were a PFIC. For U.S. federal income tax purposes, Transocean would be treated as a PFIC for any taxable year in which either:

•

75% or more of Transocean’s gross income for such taxable year consists of passive income (generally, dividends, interest, gains from the sale or exchange of investment property, and certain rents and royalties); or

•	the average percentage (based on quarterly measurements) of the value of Transocean’s assets that produce, or are held for the production of, passive income is at least 50%.

For this purpose, Transocean is deemed to own its proportionate share of the assets and to receive directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% of the value of the stock. In addition, income earned, or deemed earned, by Transocean in connection with the performance of services would not constitute passive income.

Transocean believes that it has not been and will not be a PFIC with respect to any taxable year. Transocean believes that its income from offshore contract drilling services should be treated as “non-passive” services income for purposes of the PFIC rules and therefore that the assets it owns and operates in connection with the production of such income should not constitute passive assets. There is significant legal authority supporting this position, including statutory provisions, legislative history, case law and IRS pronouncements concerning the characterization, for other tax purposes, of income derived from services where a substantial component of such income is attributable to the value of the property or equipment used in connection with providing such services. It should be noted, however, that a prior case and an IRS pronouncement which relies on the case characterize income from time chartering of vessels as rental income rather than services income for other tax purposes. However, the IRS subsequently has formally announced that it does not agree with the decision in that case. Furthermore, Transocean believes that the terms of the time charters in that case differ in material respects from the terms of its drilling contracts with customers.

Although Transocean believes that it has not been and will not become a PFIC, no assurance can be given that the IRS or a court will accept this position, and there is a risk that the IRS or a court could determine that Transocean is a PFIC. Moreover, because the determination of whether Transocean is a PFIC must be made on an annual basis, Transocean cannot assure U.S. Holders that it will not be a PFIC for the current taxable year or become a PFIC for any future taxable years.

As discussed more fully below, if Transocean were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether or not the U.S. Holder makes (i) an election to treat Transocean as a qualified electing fund (a “QEF” election) or (ii) a “mark-to-market” election with respect to the New Consideration Shares, as discussed below.  If Transocean is a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of Transocean’s subsidiaries that are PFICs.  However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns New Consideration Shares during any taxable year in which Transocean is a PFIC, such U.S. Holder must file an annual report with the IRS. A failure to file this report as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which the report is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the report may remain open to assessment by the IRS indefinitely, until the report is filed.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election in a taxable year, then for that and for all subsequent taxable years in which such U.S. Holder has held the New Consideration Shares and Transocean is a PFIC, such U.S. Holder must include in income for such U.S. Holder’s taxable year its pro rata share of Transocean’s ordinary earnings and net capital gain, if any, for Transocean’s taxable years that end with or within the taxable year for which the U.S. Holder is reporting, regardless of whether the U.S. Holder received any distributions from Transocean in that year.  The U.S. Holder’s adjusted basis in the New Consideration Shares will be increased to reflect taxed but undistributed earnings and profits.  Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the U.S. Holder’s adjusted basis in the New Consideration Shares and will not be taxed again once distributed.  A U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other disposition of New Consideration Shares.  A U.S. Holder makes a QEF election with respect to any year that Transocean is a PFIC by checking the appropriate box on IRS Form 8621 and filing that form with its U.S. federal income tax return.  If, contrary to Transocean’s expectations, Transocean determines that it is treated as a PFIC for any taxable year, Transocean will endeavor (but will not be required) to provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a Mark-to-Market Election

If Transocean were to be treated as a PFIC for any taxable year and, as it anticipates, the New Consideration Shares were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a mark-to-market election with respect to the New Consideration Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related U.S. Treasury Department regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s New Consideration Shares at the end of the taxable year over the U.S. Holder’s adjusted basis in the New Consideration Shares.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted basis in the New Consideration Shares over the fair market value of the New Consideration Shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A U.S. Holder’s basis in its New Consideration Shares would be adjusted to reflect any such income or loss recognized.  Gain recognized on the sale, exchange, or other disposition of New Consideration Shares would be treated as ordinary income, and any loss recognized on the sale, exchange, or other disposition of New Consideration Shares would be treated as ordinary loss to the extent such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.  Because the mark-to-market election applies only to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of Transocean’s subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders not Making a Timely QEF or Mark-to-Market Election

If Transocean were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a mark-to-market election for that year would be subject to adverse tax rules with respect to (i) any excess distribution (generally, the portion of any distributions received by the U.S. Holder with respect to the New Consideration Shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder with respect to the New Consideration Shares in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the New Consideration Shares) and (ii) any gain realized on the sale, exchange, or other disposition of the New Consideration Shares.  Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period in the New Consideration Shares;
•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which Transocean was a PFIC, would be taxed as ordinary income in the current year; and
•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

Unless a U.S. Holder makes a QEF election or mark-to-market election with respect to the New Consideration Shares, a U.S. Holder that holds New Consideration Shares during a period in which Transocean is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years in which the U.S. Holder holds New Consideration Shares, even if Transocean ceases to be a PFIC.

Classification as a PFIC may have other adverse tax consequences, including in the case of individual U.S. Holders, the denial of a step-up in the tax basis of the New Consideration Shares at death.

The PFIC rules are very complex. U.S. Holders are urged to consult their tax advisors regarding the potential application of the PFIC rules to their investment in the New Consideration Shares, including the advisability of choosing to make a QEF election or mark-to-market election.

Information Reporting Regarding Foreign Financial Assets

Individual U.S. Holders that hold certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds are required to report to the IRS information relating to such assets. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. Significant penalties may apply for failure to satisfy these reporting obligations. Individual U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these reporting obligations on their investment in the New Consideration Shares.

Non-U.S. Holders

Distributions on the New Consideration Shares

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on dividends received on its New Consideration Shares, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by such Non-U.S. Holder in the United States).

Except to the extent otherwise provided in an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected dividends received by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Sale, Exchange, or Other Taxable Disposition of New Consideration Shares

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale, exchange, or other taxable disposition of New Consideration Shares, unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met; or
•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States).

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on recognized gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected gains recognized by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Information Reporting and Backup Withholding

Dividends paid with respect to New Consideration Shares and proceeds from a sale or other disposition of New Consideration Shares received in the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Ownership and Disposition of the New Exchangeable Bonds

U.S. Holders

Classification of New Exchangeable Bonds

For U.S. federal income tax purposes, the issuer of the New Exchangeable Bonds, TINC, is disregarded as an entity separate from its owner, Transocean. As a result, the New Exchangeable Bonds should be treated as issued by Transocean for U.S. federal income tax purposes.

Interest; Original Issue Discount; Amortizable Bond Premium

Stated interest on the New Exchangeable Bonds will be taxable to U.S. Holders as ordinary income at the time it is paid or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Interest on the New Exchangeable Bonds will be foreign-source income and generally will constitute passive category income for U.S. foreign tax credit purposes, or in the case of certain U.S. Holders, general category income. The foreign tax credit rules are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Depending on the issue price of the New Exchangeable Bonds (determined in the manner described above under “The Compulsory Acquisition—U.S. Holders”), the New Exchangeable Bonds may be treated as issued at a discount (and possibly subject to the rules governing debt instruments issued with OID described below) or at a premium (and subject to the rules governing debt instruments having “amortizable bond premium” described below) for U.S. federal income tax purposes.

The New Exchangeable Bonds will be considered to be issued with OID if the “stated redemption price at maturity” of the New Exchangeable Bonds (equal to the sum of all amounts payable under the New Exchangeable Bonds other than payments of stated interest) exceeds their issue price by an amount equal to or greater than a statutorily defined de minimis amount. If the New Exchangeable Bonds are issued with OID, U.S. Holders, whether on the cash or accrual method of tax accounting, generally must report the OID as ordinary income as it accrues over the term of the New Exchangeable Bonds on a constant yield-to-maturity basis.

If the issue price of an New Exchangeable Bond received by a U.S. Holder pursuant to the Compulsory Acquisition, reduced for this purpose by the fair market value of the exchange right afforded to the U.S. Holder, is greater than the principal amount of the New Exchangeable Bond, the U.S. Holder will be considered to have acquired the New Exchangeable Bond with amortizable bond premium for U.S. federal income tax purposes. A U.S. Holder generally may elect to amortize the premium over the term of the New Exchangeable Bond on a constant yield method as an offset to stated interest otherwise includible in income under a U.S. Holder’s regular accounting method. An election to amortize bond premium, once made, generally applies to all taxable debt instruments then held or subsequently acquired by such U.S. Holder, and may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize the premium, that premium will reduce the gain or increase the loss such Holder would otherwise recognize on a sale or other taxable disposition of the New Exchangeable Bond.

U.S. Holders should consult their tax advisors regarding the potential application of the OID or amortizable bond premium rules to the New Exchangeable Bonds received pursuant to the Compulsory Acquisition.

Sale, Exchange, Repurchase or Redemption of New Exchangeable Bonds

Subject to the rules described under “—PFIC Considerations” below, upon the sale, exchange, repurchase, or redemption of a New Exchangeable Bond (other than an exchange of New Exchangeable Bonds for Transocean shares pursuant to the exercise of exchange rights under the New Exchangeable Bonds), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (generally equal to the amount of cash plus the fair market value of any property received) and the U.S. Holder’s adjusted tax basis in the New Exchangeable Bond, provided that any amount attributable to accrued and unpaid interest not previously included in income will be taxable to the U.S. Holder as interest, as described above in “—Interest; Original Issue Discount; Amortizable Bond Premium.” A U.S. Holder’s adjusted tax basis in a New Exchangeable Bond will generally equal its initial tax basis in the New Exchangeable Bond, (x) increased by any OID that it previously included in income with respect to the New Exchangeable Bond, and (y) decreased by any bond premium that it previously amortized with respect to the New Exchangeable Bond. Any gain or loss recognized by a U.S. Holder generally will be treated as long-term capital gain or loss if such U.S. Holder has held the New Exchangeable Bonds for more than one year at the time of sale, exchange or other disposition. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to tax at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized will generally be treated as U.S. source income or loss for purposes of computing a U.S. Holder’s foreign tax credit for U.S. federal income tax purposes.

Exchange of New Exchangeable Bonds for Shares

A U.S. Holder generally will not recognize gain or loss upon exchange of New Exchangeable Bonds into Transocean shares, except with respect to any Transocean shares received by a U.S. Holder with respect to accrued and unpaid interest and cash received in lieu of any fractional shares. Transocean shares received with respect to accrued and unpaid interest will be treated as a payment of interest as described above in “—Interest; Original Issue Discount; Amortizable Bond Premium.” Cash received in lieu of fractional New Consideration Shares will result in capital gain or loss, measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share.

A U.S. Holder’s tax basis in Transocean shares received upon exchange of a New Exchangeable Bond (except for Transocean shares received in respect of accrued and unpaid interest) generally will equal the U.S. Holder’s adjusted basis in the New Exchangeable Bond at the time of the exchange. A U.S. Holder’s tax basis in Transocean shares received with respect to accrued and unpaid interest will equal the fair market value of such shares. A U.S. Holder’s holding period for Transocean shares received generally will include the holding period for the New Exchangeable Bond exchanged, except that the holding period of Transocean shares received with respect to accrued and unpaid interest will commence on the day after the date of receipt.

PFIC Considerations

In general, under applicable U.S. Treasury Department regulations, a holder of a convertible debt instrument may not make a QEF election that will apply to the debt instrument or the stock into which the debt instrument may be converted.  Accordingly, as long as a U.S. Holder owns New Exchangeable Bonds, it will not be able to make a QEF election with respect to such New Exchangeable Bonds or the Transocean shares for which such New Exchangeable Bonds may be exchanged.  In addition, a U.S. Holder of New Exchangeable Bonds may not be able to make a mark-to-market election with respect to such New Exchangeable Bonds or the Transocean shares for which such New Exchangeable Bonds may be exchanged.  If neither election is made and Transocean is a PFIC in any year during which a U.S. Holder holds New Exchangeable Bonds, then any gain recognized by a U.S. Holder upon a sale, exchange or other taxable disposition of a New Exchangeable Bond generally will be subject to the adverse PFIC taxation rules described above under  “—Taxation of U.S. Holders not Making a Timely QEF Election or Mark-to-Market” as if the gain were from the sale of Shares.

If a U.S. holder of New Exchangeable Bonds exchanges New Exchangeable Bonds for Shares, the holder may be able to make a QEF election or a mark-to-market election with respect to the shares acquired in the exchange if it first makes a deemed sale election to begin a new holding period for the shares. If such a deemed sale election is made, the U.S. Holder will be deemed to have sold the Shares immediately after the exchange for their fair market value.

Constructive Dividends

U.S. Holders of New Exchangeable Bonds may, in certain circumstances, be deemed to have received distributions with respect to Shares if the exchange rate of the New Exchangeable Bonds is adjusted and such adjustment has the effect of increasing the interest of U.S. Holders in Transocean’s assets or earnings and profits, including an adjustment in connection with a Fundamental Change or Tax Event Offer to Repurchase. However, adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the Holders of the New Exchangeable Bonds generally will not be deemed to result in a constructive distribution. Certain possible adjustments provided in the New Exchangeable Bonds, including, without limitation, adjustments in respect of taxable dividends to the Company’s shareholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula but will result in a constructive distribution. In certain circumstances, the failure to adjust (or to adjust adequately) the exchange rate may also result in a constructive distribution to U.S. Holders if as a result of such failure the proportionate interest of U.S. Holders in the assets or earnings and profits of Transocean is increased. Any such constructive distributions generally would be subject to tax in the same manner as actual distributions on Transocean stock, as described above under “—Ownership and Disposition of New Consideration Shares—U.S. Holders—Distributions on the New Consideration Shares,” even though the U.S. Holder has not received any cash or property as a result of such adjustment. The Company is required to report to the IRS and to holders the amount of such a constructive distribution. Generally, a U.S. Holder’s tax basis in the New Exchangeable Bonds will be increased to the extent that any such constructive distribution is treated as a dividend. However, it is unclear whether any such constructive distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders. Any such constructive distributions would only be eligible for the reduced tax rate if Transocean is not a PFIC for the taxable year during which the constructive distribution occurs or the immediately preceding taxable year and is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program.  Transocean believes that it has not been and will not be a PFIC with respect to any taxable year and that it is currently eligible for the benefits of the income tax treaty between the United States and Switzerland, which has been identified by the IRS as a satisfactory tax treaty and includes an exchange of information program.

Information Reporting Regarding Foreign Financial Assets

Individual U.S. Holders that hold certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds are required to report to the IRS information relating to such assets. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. Significant penalties may apply for failure to satisfy these reporting obligations. Individual U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these reporting obligations on their investment in the New Consideration Shares.

Non-U.S. Holders

Interest on the New Exchangeable Bonds

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on interest (including OID, if any) received on the New Exchangeable Bonds, unless the interest (or OID) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the interest (or OID) is attributable to a permanent establishment or fixed place of business maintained by such Non-U.S. Holder in the United States).

Except to the extent otherwise provided in an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on interest (or OID) that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected interest (or OID) received by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Sale, Exchange, or Other Taxable Disposition of the New Exchangeable Bonds

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale, exchange, or other taxable disposition of New Exchangeable Bonds, unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met; or
•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States).

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on recognized gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected gains recognized by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

As described above under “Ownership and Disposition of the New Exchangeable Bonds—U.S. Holders—Constructive Dividends,” a Holder of New Exchangeable Bonds under certain circumstances may be deemed to have received distributions with respect to Shares. Any such constructive distributions generally would be subject to tax in the same manner as actual distributions on Transocean stock, as described above under “—Ownership and Disposition of New Consideration Shares—Non-U.S. Holders—Distributions on the New Consideration Shares.”

Information Reporting and Backup Withholding

Interest paid with respect to New Exchangeable Bonds and proceeds from a sale or other disposition of New Exchangeable Bonds received in the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Swiss Taxation

Set out below is a summary of certain Swiss tax matters related to the purchase, holding and disposal of Shares and New Exchangeable Bonds. The statements below regarding Swiss taxation are based on the laws in force in Switzerland as of the date of this Prospectus, which may be subject to any changes in law occurring after such date. Such changes could possibly be made on a retroactive basis. The summary does not address foreign tax laws.

The summary is of a general nature and does not purport to be a comprehensive description of all the Swiss tax considerations that may be relevant for a decision to purchase, own or dispose of Shares or New Exchangeable Bonds. Shareholders and bondholders who wish to clarify their own tax situation should consult with and rely upon their own tax advisers. Songa Offshore shareholders resident in Switzerland or holding their Songa Shares as part of a Swiss permanent establishment should consult with their own tax advisers regarding the Swiss income tax treatment of the purchase, holding and disposal of Shares and New Exchangeable Bonds.

The Exchange of Songa Shares for Consideration

The exchange of Songa Shares for the Consideration is not subject to Swiss Federal withholding tax.

The exchange of Songa Shares for the Consideration may be subject to Swiss securities transfer tax of up to 0.3%. If such transfer tax will be due, it will be borne by the Company.

Holding and Disposal of Shares

Shareholders who are not resident in Switzerland for tax purposes and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with the holding or the sale of Shares.

Dividends paid on the Shares, which are not a repayment of the nominal value or of qualifying reserves from capital contributions (Kapitaleinlagereserven) of the Shares, are, with their gross amount, subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35%. The Company is required to withhold the Swiss federal withholding tax from such dividends and remit it to the Swiss Federal Tax Administration. A shareholder may be entitled to a partial refund of the Swiss federal withholding tax on a dividend if the country of his residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country.

A transfer of Shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to Swiss securities transfer tax (Umsatzabgabe) at an aggregate rate of up to 0.15% of the consideration paid for such Shares.

Holding and Disposal of New Exchangeable Bonds

Holders of New Exchangeable Bonds who are not resident in Switzerland for tax purposes and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with the holding or the sale of New Exchangeable Bonds.

Payments on the New Exchangeable Bonds are not subject to Swiss federal withholding tax provided that the respective issuer is at all times resident outside Switzerland for Swiss tax purposes and that the proceeds directly or indirectly on-lent to Switzerland do not exceed the equity of TINC.

On November 4, 2015, the Swiss Federal Council announced a mandate to the Swiss Federal Finance Department to form a group of experts tasked with the preparation of a new proposal for a reform of the Swiss federal withholding tax system. The new proposal is expected to include in respect of interest payments the replacement of the existing debtor-based regime by a paying agent-based regime for Swiss federal withholding tax similar to the one published on December 17, 2014 by the Swiss Federal Council and repealed on June 24, 2015 following the negative outcome of the legislative consultation with Swiss official and private bodies. Under such a new paying agent-based regime, if enacted, a paying agent in Switzerland may be required to deduct Swiss federal withholding tax on any payments or any securing of payments of interest in respect of the New Exchangeable Bonds for the benefit of the beneficial owner of the payment unless certain procedures are complied with to establish that the owner of the New Exchangeable Bonds is not an individual resident in Switzerland.

A transfer of New Exchangeable Bonds where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to Swiss Securities Transfer Tax (Umsatzabgabe) at an aggregate rate of up to 0.3% of the consideration paid for such New Exchangeable Bonds.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is based on article 6 of the OECD/Council of Europe administrative assistance convention and is intended to ensure the uniform implementation of Automatic Exchange of

Information (the “AEOI”). The Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of speciality (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral or bilateral agreements and the implementation of Swiss law, Switzerland will begin to collect data in respect of financial assets, including, as the case may be, Shares or New Exchangeable Bonds, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a EU member state or in a treaty state from, depending on the effectiveness date of the agreement, 2017 or 2018, as the case may be, and begin to exchange it from 2018 or 2019.

LEGAL MATTERS

The validity of the New Consideration Shares offered hereby will be passed upon by our Swiss counsel, Homburger AG, Zurich, Switzerland. Certain legal matters in connection with the New Exchangeable Bonds will be passed upon for us by our outside counsel, King & Spalding LLP. Ogier, Grand Cayman, Cayman Islands will pass upon certain matters relating to Cayman Islands law. Homburger AG, Zurich, Switzerland will pass upon certain matters relating to Swiss law.

EXPERTS

The consolidated financial statements of Transocean Ltd. appearing in Transocean Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Transocean Ltd.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Transocean Ltd. did not maintain effective internal control over financial reporting as of December 31, 2016, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Transocean Ltd.

Transocean files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1‑800‑SEC‑0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet web site that has reports, proxy statements and other information about Transocean. The address of that site is www.sec.gov. The reports and other information filed by Transocean with the SEC are also available free of charge at Transocean’s website, which is www.deepwater.com. Information on this web site is not part of or incorporated by reference into this Prospectus.

Documents incorporated by reference are available from Transocean, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this Prospectus. You may obtain these documents incorporated by reference by requesting them in writing or by telephone from Transocean at the following addresses and telephone numbers:

Transocean Ltd.

Investor Relations

4 Greenway Plaza

Houston, Texas 77046

U.S.A.

Telephone requests may be directed to +1 (713) 232‑7500.

Songa Offshore

Songa Offshore makes its annual and interim reports and other information available on its website www.songaoffshore.com. Information contained in or otherwise accessible through this website is not part of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Transocean to “incorporate by reference” information into this Prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus or in later filed documents incorporated by reference into this Prospectus. This Prospectus incorporates by reference the documents set forth below that Transocean has previously filed with the SEC and any additional documents that Transocean  may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the expiration of the Subscription Period (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Transocean and its financial performance:

•	Annual Report on Form 10‑K for the year ended December 31, 2016;
•	Quarterly Report on Form 10‑Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;
•

Current Reports on Form 8‑K dated February 21, 2017, May 5, 2017, May 12, 2017, May 30, 2017, May 31, 2017, August 15, 2017, September 15, 2017, September 27, 2017, October 4, 2017, October 17, 2017, December 8, 2017, December 20, 2017, December 21, 2017, January 18, 2018, January 19, 2018, January 23, 2018 and January 30, 2018; and

•	The description of Transocean’s share capital contained in Transocean’s Current Report on Form 8‑K12G3 filed with the SEC on December 19, 2008.

ANNEX A

TRANSACTION AGREEMENT

_______________________________________

Transaction Agreement

_______________________________________

BETWEEN

TRANSOCEAN INC.

TRANSOCEAN LTD.

AND

SONGA OFFSHORE SE

August 13, 2017

As Amended Through December 19, 2017

1.	BACKGROUND	A-4
2.	THE OFFER	A-5
3.	SONGA OFFSHORE BOARD RECOMMENDATION	A-11
4.	UNDERTAKINGS	A-12
5.	NON-SOLICITATION	A-18
6.	COMPETING OFFERS – RIGHT TO AMEND	A-19
7.	COMPETITION FILINGS	A-20
8.	PUBLIC ANNOUNCEMENTS, PRESS RELEASES ETC.	A-20
9.	TERMINATION	A-21
10.	SPECIFIC PERFORMANCE	A-24
11.	NOTICES	A-24
12.	MISCELLANEOUS	A-26
13.	REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES	A-27
14.	FURTHER REPRESENTATIONS AND WARRANTIES	A-27
15.	GOVERNING LAW AND DISPUTE RESOLUTION	A-30

APPENDIX 1	TERMS AND CONDITIONS OF THE OFFER
APPENDIX 2	TERM SHEET FOR CONVERTIBLE BOND
APPENDIX 3	OFFEROR ANNOUNCEMENT RELEASE
APPENDIX 4	SONGA OFFSHORE ANNOUNCEMENT RELEASE
APPENDIX 5	PRE-ACCEPTANCE AGREEMENT
APPENDIX 6	INDICATIVE TIMETABLE
APPENDIX 7	SONGA BOARD RECOMMENDATION
APPENDIX 8	INDEPENDENT STATEMENT
APPENDIX 9	LIST OF SUBSIDIARIES

This Agreement (this “Agreement”) is made on August 13, 2017 between:

(1)     Transocean Inc., a Cayman Islands Exempted company with company registration number 89645 (“Transocean Inc.”);

(2)     Transocean Ltd., a Swiss corporation with its registered office in Steinhausen, Canton of Zug, Switzerland (“Transocean Ltd.”); and

(3)     Songa Offshore SE, a European public company limited by shares (or societas europaea), duly registered and validly existing under the laws of Cyprus with company registration number SE9 (“Songa Offshore”).

Transocean Inc., Transocean Ltd. and Songa Offshore are hereinafter sometimes referred to collectively as the “Parties”, and individually as a “Party”.

1.           BACKGROUND

1.1         Transocean Inc. is a wholly-owned subsidiary of Transocean Ltd., which is the ultimate parent company of the Transocean group. Transocean Ltd. is listed on the New York Stock Exchange and together with its subsidiaries operates in the offshore drilling business.

1.2         Songa Offshore is an offshore drilling contractor headquartered in Limassol, Cyprus and listed on the main market of the Oslo Stock Exchange (“Oslo Børs”).

1.3         Transocean Ltd. and Songa Offshore have discussed and agreed, on the terms and conditions set out herein, to seek to complete a business combination (the “Combination”), to be effected by Transocean Ltd. and Transocean Inc. or another wholly owned direct or indirect subsidiary of Transocean Ltd. (such company or companies, the “Offeror”) making a recommended public voluntary exchange offer for all the issued and outstanding shares (including ordinary shares, restricted shares and shares of any other class) of Songa Offshore (the “Songa Shares”) on such terms and conditions set out in Clause 2 and Appendix 1 attached to this Agreement (the “Offer”). Subject to the terms and conditions set forth herein (including the Appendices hereto), the Offeror will further make an offer to acquire the issued and outstanding Bonds (as defined below) issued by Songa Offshore as set out in Clause 2.19 and terminate, on behalf of Songa Offshore, the Loan (as defined below) in the manner and pursuant to the terms as set out in Clause 2.20.

1.4         Prior to this Agreement, the Parties have each performed an initial due diligence review of the other Party and its applicable subsidiaries and affiliates according to agreed scopes and documentation requests.  Through such due diligence, the Offeror has reviewed the customer contracts of Songa Offshore and its subsidiaries, as well as the Norwegian exit tax case of Songa Offshore and matters related to Opus and Songa Offshore’s reported disputes with DSME (such matters, collectively, the “Phase 1 Due Diligence”), all with a satisfactory result, but the Offeror is still completing due diligence on other matters that it has begun to review.  The Offeror shall have the right to conduct certain further confirmatory legal, financial, commercial and technical due diligence of Songa Offshore and its subsidiaries after the date of this Agreement, such due diligence however only to cover items other than the Phase 1 Due Diligence.  Songa Offshore shall cooperate and assist Offeror and its representatives with such confirmatory legal, financial, commercial and technical due diligence as reasonably requested by Offeror and its representatives, including providing access at the reasonable request of Offeror and its representatives to documents, information and personnel of Songa Offshore to complete such confirmatory due diligence. For the avoidance of doubt, nothing in the third sentence of this Clause 1.4 related to the non-Phase

1 Due Diligence shall be construed to limit, in any way, the obligations of the Offeror contained in this Agreement; provided, that the foregoing shall not limit Offeror’s rights in Clause 9.1.

1.5         Simultaneously with the execution of this Agreement, Perestroika AS, a Norwegian private limited company controlled by Mr. Frederik Mohn, chairman of the Songa Board (“Perestroika AS”), has given an irrevocable pre-acceptance of the Offer to the Offeror (the “Perestroika AS Pre-acceptance”), on substantially such terms as set out in Appendix 5 of this Agreement.  As soon as practicable following the execution of this Agreement, Offeror and Songa Offshore will use their respective reasonable best efforts to obtain irrevocable pre-acceptances of the Offer (substantially on such terms as set out in Appendix 5 of this Agreement) (but for avoidance of doubt without references to lock-up and director appointments) for Songa Shares that are beneficially owned by Asia Research & Capital Management Ltd., which together with Perestroika AS, constitute in the aggregate at least 63% of the Songa Shares on a fully diluted basis as well as board members and members of the executive management holding Songa Shares (collectively, the “Post-Execution Pre-acceptances” and together with the Perestroika AS Pre-acceptance, the “Pre-acceptances”). The Pre-acceptances also include or will include, where relevant, irrevocable commitments to tender Bonds and exchange the Loan.

1.6         Songa Offshore, represented by its board of directors (the “Songa Board”), and Transocean Ltd. and Transocean Inc. enter into this Agreement to set forth their respective rights and obligations in connection with the Combination and the Offer, the Bond Offer (as defined below) and the Loan Exchange (as defined below).

1.7         Perestroika AS shall be afforded the right to designate one individual that the board of directors of Transocean Ltd. will propose to Transocean Ltd.’s shareholders for election to Transocean Ltd.’s board of directors at the extraordinary general meeting of shareholders at which the Transocean Ltd. Shareholder Approvals (as defined in Clause 2.6) are sought (including any adjournment or postponement thereof (the “Transocean Ltd. Meeting”).  Any such proposal and election shall be conditional upon the completion of the Offer and the other transactions contemplated by this Agreement.  The individual designated by Perestroika AS (the “Perestroika Designee”) shall be Mr. Frederik Mohn.

2.           THE OFFER

2.1         Subject to the conditions set out in Clause 2.9, the Offeror shall make the Offer to exchange each Songa Share for consideration consisting of a combination of (i) newly issued registered shares of Transocean Ltd. at par value CHF 0.10 each (the “Consideration Shares”), (ii) senior unsecured exchangeable bonds convertible into shares in Transocean Ltd., such bonds to be issued on the terms set out in Appendix 2 to this Agreement (the “Consideration CBs”), and (iii) at the election of the holder of such Songa Share, cash as provided below (the value of any cash and the value of the aggregate number of Consideration Shares and Consideration CBs to be delivered per Songa Share, the “Offer Price”). The Offer shall in all material respects be on the terms and subject to the closing conditions set out in Appendix 1 to this Agreement, provided that one or more of such closing conditions may be waived by the Offeror as set out in Appendix 1. The Offer Price shall be equal to NOK 47.50 per Songa Share. The value of each Consideration Share will be determined based on the closing price of the RIG Shares on New York Stock Exchange (the “NYSE”) at 10:00 pm CET (4:00 pm EST) and the NOK/USD closing price at 4:00 pm CET as determined by Norges Bank, each on the trading day immediately preceding the announcement of the Offer.   The value of each Consideration CB delivered in the Offer will be the nominal amount of such Consideration CB. Each Songa Offshore shareholder may elect to sell Songa Shares in the Offer for cash consideration per Songa Share equal to the Offer Price for a total amount per Songa Shareholder of up to NOK 125,000 (the “Cash Election”) (to avoid doubt, this shall mean that any Songa Shareholder holding Songa

Shares valued at less than NOK 125,000 based on the Offer Price may choose to receive 100% settlement in cash).  The number of Consideration Shares issued to (a) each Songa Offshore shareholder who accepts the Offer and (b) following the completion of the Offer, any Songa Offshore shareholder in connection with any mandatory offer in accordance with the rules of chapter 6 of the Norwegian Securities Trading Act 2007 or compulsory acquisition, in each case, will be rounded down to the nearest whole number of Consideration Shares or Consideration CBs.  Notwithstanding the foregoing, the aggregate Offer Price paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Consideration CBs, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Consideration CBs issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder. The number of Consideration Shares and Consideration CBs shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Transocean Ltd. or Songa Shares, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the transactions contemplated by this Agreement, including any issuances of shares by Songa Offshore or Transocean Ltd. permitted pursuant to Clause 4.1 or 4.2 of this Agreement) with respect to the number of shares of Transocean Ltd. or Songa Shares outstanding after the date hereof and prior to the completion of the Offer; provided, however, that nothing in this Clause 2.1 shall be deemed to permit or authorize Transocean Ltd. or Songa Offshore to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

2.2         As promptly as reasonably practicable, and in any event within ten U.S. business days after the date of this Agreement, each of the Offeror and Songa Offshore shall use its commercially reasonable efforts to determine, in consultation with its respective legal counsel, whether the Consideration Shares and the Consideration CBs may be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 802 promulgated under the Securities Act (an “Exempt Exchange”). If the Offeror and Songa Offshore jointly conclude in their collective reasonable judgment that the Consideration Shares and/or the Consideration CBs may be issued pursuant to an Exempt Exchange, the Offeror and Songa Offshore shall each use its commercially reasonable efforts to issue the Consideration Shares and/or the Consideration CBs, as applicable, pursuant to an Exempt Exchange upon the completion of the Offer and prior to the Long Stop Date (as defined below).

2.3         If the Offeror and Songa Offshore do not jointly conclude in their collective reasonable judgment that the Consideration Shares and/or the Consideration CBs may be issued pursuant to an Exempt Exchange, then the Offeror shall cause to be filed one or more Registration Statements on Form S-4 (the “S-4 Registration Statements”) with respect to the Consideration Shares and the Consideration CBs as promptly as reasonably practicable, and the Offeror shall use its reasonable best efforts to cause such registration statement to become effective under the Securities Act as promptly as reasonably practicable following such filing, and in any event before the Offer period expires, and thereafter use reasonable best efforts to maintain the effectiveness thereof (the “Registered Exchange”).

2.4         All Consideration Shares shall have equal rights in all respects as the current issued shares of Transocean Ltd., and shall be listed on the NYSE and be issued without any restrictions on transferability other than those mandatorily applicable to any affiliates of the Offeror under the Securities Act. The Offeror shall use its reasonable best efforts to cause all Consideration CBs issued in the Offer, the Bond Offer and the Loan Exchange to be listed on the NYSE or NASDAQ, as selected by the Offeror in its sole discretion, within one month following the initial issuance of such Consideration CBs and shall cause all Consideration CBs to be issued without any restrictions on transferability or conversion other than those mandatorily applicable to any affiliates of the Offeror under the Securities Act.

2.5         Notwithstanding Clause 2.1, the Offeror may restrict acceptance of the Offer from or otherwise restrict the distribution of Offer documentation to jurisdictions where the Offeror reasonably determines, after consultation with external counsel and Songa Offshore, that the making of the Offer in or acceptance of the Offer from such jurisdiction would be in violation of applicable laws or where the making of the Offer would require filings, approvals or actions other than the approval of the Voluntary Offer Document (as defined below) by Oslo Børs and the Financial Supervisory Authority of Norway or the U.S. Securities and Exchange Commission (the “SEC”) that are in the reasonable opinion of the Offeror, in consultation with and as approved by Songa Offshore (which approval shall not be unreasonably withheld, conditioned or delayed), unduly onerous.

2.6         Transocean Ltd. shall prepare and file a preliminary and definitive proxy statement with the SEC (the “Proxy Statement”) in advance of, and publish the Swiss law invitation to, the Transocean Ltd. Meeting at which the shareholders of Transocean Ltd. shall vote on (i) the issuance of the Consideration Shares in an ordinary share capital increase for purpose of acquiring the Songa Shares and (ii) the creation of additional authorized share capital of Transocean Ltd. pursuant to which Transocean Ltd.’s board of directors is authorized to issue new registered shares of Transocean Ltd., at par value CHF 0.10 each, in connection with a mandatory offer or compulsory acquisition (if any) following the completion of the Offer, in each case with the necessary majority under Swiss law and Transocean Ltd.’s Articles of Association, (iii) the election of the Perestroika Designee to serve as directors on the Transocean Ltd. board of directors, and (iv) the issuance of the Consideration Shares and the Consideration CBs in connection with the Offer, Bond Offer and the Loan Exchange pursuant to the rules of the NYSE (the “Proxy Proposals”). Such approvals of the Proxy Proposals by Transocean Ltd. shareholders are referred to in this Agreement as the “Transocean Ltd. Shareholder Approvals.”  Transocean Ltd. shall use commercially reasonable efforts to ensure that such Proxy Statement and other filings required to obtain the Transocean Ltd. Shareholder Approvals are prepared and filed.  Subject to the other provisions of this Agreement, Offeror shall (a) take all action reasonably necessary in accordance with applicable law and its applicable organizational documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Transocean Ltd. Shareholder Approvals at the Transocean Ltd. Meeting, and (b) use commercially reasonable efforts to solicit and obtain the Transocean Ltd. Shareholder Approvals as promptly as reasonably practicable.  Transocean Ltd. shall, through Transocean Ltd.’s board of directors, recommend that Transocean Ltd.’s shareholders approve the Transocean Ltd. Shareholder Approvals (the “Transocean Board Recommendation”) and include such Transocean Board Recommendation in the Proxy Statement.  The Transocean Board Recommendation shall not be withdrawn or modified by Transocean Ltd.’s board of directors unless this Agreement is terminated by Transocean Ltd. in accordance with the terms hereof.  Notwithstanding the foregoing, subject to the other provisions of this Agreement, Offeror shall have the right to make one or more successive postponements or adjournments of the Transocean Ltd. Meeting (I) for the absence of a quorum, (II) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Transocean Ltd. has determined in good faith after consultation with outside counsel is reasonably necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Offeror’s shareholders prior to the Transocean Ltd. Meeting or (III) to allow reasonable additional time to solicit additional proxies to the extent Offeror reasonably believes necessary in order to obtain the Transocean Ltd. Shareholder Approvals.

2.7          Songa Offshore shall furnish all information concerning it, provide reasonable access to its employees and auditors, and use its commercially reasonable efforts to obtain and furnish information concerning the holders of its shares and bonds, in each case, as the Offeror may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement, including (i) preparing any Management Discussion and Analysis of Financial Condition and Results of Operations for Songa Offshore and (ii) assisting Offeror in its preparation of any pro forma financial statements, in each case, if and to the extent required to be included therein by applicable law. The Offeror shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly as reasonably practicable to any comments of the SEC or its staff and to have the preliminary proxy statement cleared by the SEC as promptly as reasonably practicable, and to file a definitive proxy statement with the SEC and commence mailing the proxy materials to Transocean Ltd. shareholders as promptly as practicable. Additionally, the Offeror will provide in writing to Songa Offshore and its counsel any comments, written or oral, of the SEC with respect to the Proxy Statement and a reasonable opportunity for Songa Offshore to review and comment on any response thereto and consider in good faith any comments so provided, and Songa Offshore shall reasonably cooperate with the Offeror in preparing responses to such SEC comments. All information supplied by or on behalf of the Offeror or Songa Offshore for inclusion or incorporation by reference in the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  None of the information supplied or to be supplied by or on behalf of the Offeror or Songa Offshore for inclusion in or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  For the avoidance of doubt, Songa Offshore shall have no responsibility or liability to any third-party for or in connection with the Proxy Statement or any Offeror related filing, other than any third-party regulator as may be required under applicable law.

2.8         Subject to receipt of the Pre-acceptances for in the aggregate at least 63% of the Songa Shares on a fully diluted basis (including from Perestroika AS and Asia Research Capital Management (ARCM)), the proposed Combination and the Offer shall be announced by the Offeror by the press release substantially in the form set out in Appendix 3 to this Agreement (the “Offeror Announcement Release”) and by Songa Offshore by the press release substantially in the form set out in Appendix 4 to this Agreement (the “Songa Announcement Release”) each published through Oslo Børs’ electronic information distribution system and, with respect to the Offeror Announcement Release, United States press release services, in each case, no later than four U.S. business days after the date of this Agreement and after such time by such other means in the case of the Offeror Announcement Release as the Offeror deems appropriate (the actual date of such announcements being referred to as the “Announcement Date”).

2.9         The Offeror shall use commercially reasonable efforts to commence the Offer as promptly as reasonably practicable following the date hereof, provided that the Offeror’s obligation to so commence the Offer shall be subject only to the satisfaction or waiver by the Offeror of the following pre-conditions:

(i)      Following the Announcement Date, there shall have been no Material Adverse Change (as defined below) with respect to Songa Offshore;

(ii)     The Voluntary Offer Document shall have been approved by Oslo Børs and the Financial Supervisory Authority of Norway; and

(iii)    No material breach by Songa Offshore of its obligations under this Agreement shall have occurred.

2.10       The Offeror shall as soon as practically possible issue and send to all Songa Offshore shareholders (subject to Clause 2.1) a combined voluntary offer document and prospectus (or a document providing similar information) pursuant to chapters 6 and 7 of the Norwegian Securities Trading Act 2007 (the “Voluntary Offer Document”).  The Voluntary Offer Document shall contain terms and conditions for the Offer in all material respects consistent with those set out in this Agreement and Appendix 1 to this Agreement.  Furthermore, the Parties will use commercially reasonable efforts to take the actions outlined in Appendix 6 within the time frames set forth therein.

2.11       Songa Offshore shall use commercially reasonable efforts to provide such information and assistance as may be necessary and reasonably requested by the Offeror in connection with the completion of the Voluntary Offer Document. The Offeror shall use commercially reasonable efforts to cause the Voluntary Offer Document to comply with all applicable rules and regulations.  Songa Offshore shall have the right to review and comment upon the Voluntary Offer Document prior to its publication, but shall not have any right or obligation to approve or authorise the contents of the Voluntary Offer Document, except for the Songa Offshore Board Recommendation (as defined below) in the Voluntary Offer Document, provided that the Offeror shall consider in good faith any comments so provided by Songa Offshore.

2.12       Notwithstanding any information, assistance or comments provided by Songa Offshore, the Offeror shall be responsible for the final form of the Voluntary Offer Document and be responsible for the information contained in the Voluntary Offer Document.

2.13        In the event an S-4 Registration Statement is required to be filed with the SEC pursuant to Clause 2.3, then the Offeror shall prepare such S-4 Registration Statement, and Songa Offshore shall furnish all information concerning it, provide reasonable access to its employees and auditors, and use its commercially reasonable efforts to obtain and furnish information concerning the holders of its shares and bonds, in each case, as the Offeror may reasonably request in connection with the preparation of such S-4 Registration Statement, including (i) preparing any Management Discussion and Analysis of Financial Condition and Results of Operations for Songa Offshore and (ii) assisting Offeror in its preparation of any pro forma financial statements, in each case, if and to the extent required to be included therein by applicable law.  None of the information supplied or to be supplied by or on behalf of the Offeror or Songa Offshore for inclusion in or incorporation by reference in any S-4 Registration Statement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  For the avoidance of doubt, Songa Offshore shall have no responsibility or liability to any third-party for or in connection with the information contained in any S-4 Registration Statement, other than any third-party regulator as may be required under applicable law.

2.14        The consolidated financial statements of the Offeror supplied for inclusion or incorporation by reference in any S-4 Registration Statement and the Proxy Statement will comply as to form in all material respects with the accounting requirements and rules and regulations of the SEC applicable to each party and fairly present the financial condition of the Offeror as of the respective date thereof and the consolidated results of operations and cash flows for the respective period then ended. Any audited consolidated financial statements of Songa Offshore for 2016, 2015 and 2014 and unaudited consolidated interim financial statements provided for inclusion in any S-4 Registration Statement and the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as applicable, and fairly present the financial condition of Songa Offshore as of the respective date thereof and the consolidated results of operations and cash flows for the respective period then ended. The Offeror shall provide Songa Offshore and its representatives, including its counsel and auditors, reasonable opportunity and time to review and provide comments to any S-4 Registration Statement and Proxy Statement prior to the time the Offeror files such S-4 Registration Statement and Proxy Statement with the SEC or any amendment or supplement thereto and such document is made publicly available and shall consider in good faith any comments so provided. Songa Offshore shall request its auditors to provide the Offeror with all written consents (but does not warrant such consents) in such form required by the SEC to authorize the Offeror to include Songa Offshore’s 2016, 2015 and 2014 annual financial statements and unaudited consolidated interim financial statements in any S-4 Registration Statement and the Proxy Statement, in each case, to be filed with the SEC.

2.15        The Offeror shall use commercially reasonable efforts to cause any S-4 Registration Statement prepared to comply with the rules and regulations promulgated by the SEC, to respond promptly as reasonably practicable to any comments of the SEC or its staff and to have such S-4 Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC.  The Offeror will as promptly as reasonably practicable provide in writing to Songa Offshore and its counsel any comments, written or oral, of the SEC with respect to any S-4 Registration Statement and a reasonable opportunity to review and comment on any response thereto and consider in good faith any comments so provided, and Songa Offshore shall reasonably cooperate with the Offeror in preparing responses to such comments.  All information supplied by or on behalf of the Offeror or Songa Offshore for inclusion or incorporation by reference in any S-4 Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act.  The Offeror shall also promptly as reasonably practicable file, use commercially reasonable efforts to cause to become effective as promptly as reasonably practicable and, if required, deliver to Songa Offshore’s shareholders, any amendment to any S-4 Registration Statement that becomes necessary after the date such S-4 Registration Statement is declared effective, including so as to ensure that such S-4 Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Offeror will provide to holders of Songa Shares the number of copies of the prospectus to any S-4 Registration Statement that are reasonably requested.

2.16        In furtherance of the joint determination described in Clause 2.2, Songa Offshore shall furnish all information concerning it and and shall use commercially reasonable efforts to obtain and furnish information concerning the holders of its shares and bonds, in each case, as the Offeror may reasonably request in connection with the determination of whether the Consideration Shares and/or the Consideration CBs may be issued pursuant to an Exempt Exchange, including requesting, pursuant to a written letter approved in advance by the Offeror, information from nominees holding any Songa Shares regarding any shares that may be held by a U.S. holder.

2.17        If between the date of signing of this Agreement and completion of the Offer as contemplated by the Voluntary Offer Document and any S-4 Registration Statement (as applicable), or, if relevant, expiry of a subsequent mandatory offer, a consideration higher than the Offer Price is paid or agreed to be paid pursuant to a direct or indirect acquisition of a (directly or indirectly) Songa Share (in the open market or in privately negotiated transactions or otherwise) by or on behalf of the Offeror or any entity wholly owned directly or indirectly by Transocean Ltd., then the Offer Price shall be increased to be at least equal to such higher consideration.  Notwithstanding the foregoing, the Offer Price shall not be increased pursuant to this Clause 2.17 solely as a result of (i) the payment of cash consideration (including the effect of any change in currency exchange rates) in any subsequent mandatory offer in accordance with the minimum offer price requirements as decided by Oslo Børs, (ii) share price fluctuations during or after the Offer Period, or (iii) the application of calculation principles to any subsequent mandatory offer that differ from the calculation principles specified in Clause 2.1, whether applied by the Oslo Stock Exchange or any other governmental or regulatory authority or pursuant to the requirements of any applicable law (including applicable Cyprus law).

2.18        If the Offer is completed, the Offeror shall, as promptly as reasonably practicable and in accordance with the applicable rules and regulations, either make a mandatory offer for the remaining Songa Shares or, if the conditions therefor are met, effectuate a compulsory acquisition of the remaining Songa Shares according to applicable laws and regulations of Cyprus.

2.19       Subject to the Offeror making the Offer as set out in Clause 2.1, the Offeror shall as promptly as reasonably practicable make an offer (the “Bond Offer”) to the holders (the “Bondholders”) of bonds in SONG04 (ISIN NO 001 062875.3) (“SONG04 Bonds”) and SONG05 (ISIN NO 001 064940.3) (“SONG05 Bonds”, and together with SONG04 Bonds the “Bonds”) to exchange (i) each SONG04 Bond for Consideration CBs, cash or a combination thereof in a total amount equal to 103.5% of the principal amount of such SONG04 Bonds and (ii) each SONG05 Bond for Consideration CBs, cash or a combination thereof in a total amount equal to 101% of the principal amount of such SONG05 Bonds, for both (i) and (ii) plus accrued unpaid interest on the Bonds up to completion of the Bond Offer.  The Offeror acknowledges and agrees that (a) there will be no conditions to the Bond Offer other than the conditions to the Offer, as such conditions may be modified to be applicable to the Bond Offer, and (b) it will not (I) waive any condition to the Offer unless any corresponding condition to the Bond Offer is simultaneously waived and (II) waive any condition to the Bond Offer unless any corresponding condition to the Offer is simultaneously waived.

2.20        Subject to the Offeror making the Offer as set out in Clause 2.1, the Offeror shall exchange (the “Loan Exchange”) with Perestroika AS the USD 50 million loan (the “Loan”) for Consideration CBs in a total amount equal to 100% of the principal amount of the Loan (plus accrued unpaid interest up to completion of the Loan Exchange) upon completion of the Offer.

3.           SONGA OFFSHORE BOARD RECOMMENDATION

3.1         The Songa Board undertakes to announce a (subject to any disqualification or non-participation required by applicable Law) unanimous recommendation of the Offer (the “Songa Board Recommendation”) substantially in the form attached in Appendix 7 to this Agreement or in such other form as the Parties may agree in writing, subject as stated in Clause 3.3. The Offeror may incorporate or refer to the Songa Board Recommendation in the Voluntary Offer Document and any S-4 Registration Statement.

3.2          Due to the fact that the Offer is launched in agreement with Songa Offshore, the Parties acknowledge that Oslo Børs will require that a statement on behalf of Songa Offshore is made by an independent third-party, ref. Section 6-16 (4) of the Norwegian Securities Trading Act 2007 (the “Independent Statement”). ABG Sundal Collier ASA will, if approved by Oslo Børs pursuant to Section 6-16 (4) of the Norwegian Securities Trading Act 2007, provide the form of Independent Statement substantially as set forth in Appendix 8 to this Agreement and has confirmed to Songa Offshore that the Independent Statement will be finalised for and shall be released contemporaneously with the Songa Board Recommendation subject only to (i) its confirmatory review of the Voluntary Offer Document, (ii) the Voluntary Offer Document being made public and (iii) any change deemed required by ABG Sundal Collier ASA due to developments between the date of this Agreement and the date of the Independent Statement and in light of the requirements under Section 6-16 of the Norwegian Securities Trading Act 2007. The Independent Statement shall be included as an appendix to the Voluntary Offer Document or made public through a stock exchange notice on the Songa Offshore ticker.

3.3         The Songa Board Recommendation shall not be withdrawn or modified by the Songa Board unless (i) a Competing Offer (as defined in Clause 5.2) is made and the Songa Board determines in accordance with Clause 6.4 that such Competing Offer is a Superior Proposal to the Offer or the Amended Offer (as defined in Clause 6.2), as the case may be, or (ii) this Agreement is terminated by Songa Offshore in accordance with the terms hereof.

3.4          For purposes of this Agreement a “Superior Proposal” shall mean a Competing Offer for all or a significant part of the Songa Shares, on a fully diluted basis, or assets of Songa Offshore not solicited, sought or initiated by Songa Offshore or its employees, directors, advisers and representatives, directly or indirectly, in breach of Clause 5.1 on terms that the Songa Board determines, in good faith, after consultation with its financial advisers and external legal counsel, would be more favourable from a financial point of view to Songa Offshore’s shareholders than the terms contemplated by the Offer (or an Amended Offer, as the case may be).

4.           UNDERTAKINGS

4.1         From the date of this Agreement and until the earlier of (a) completion of the Offer and (b) the termination of this Agreement, Songa Offshore shall, and shall cause its direct and indirect subsidiaries to observe the following restrictions on their conduct except as otherwise provided in this Agreement:

(i)      conduct its business in the ordinary course and in accordance with applicable laws, regulations and decisions of competent governmental and regulatory authorities, and seek to preserve its present business organization, lines of business, material relationships with customers, suppliers and other third parties, and shall refrain from:

(a)      adopting or proposing any changes to the articles of association of Songa Offshore (save as due to changes in capital allowed for below);

(b)      declaring any dividend or other distribution to Songa Offshore shareholders in their capacity as such or the issue, sale, purchase or redemption of any financial instruments of Songa Offshore or its direct or indirect subsidiaries other than as set out in this Agreement or (for actions other than dividends or distributions) pursuant to obligations under written agreements in place as of the Announcement Date that have been provided to Offeror prior to the entering into of this Agreement or as expressly permitted under (m) below;

(c)      paying, or agreeing to pay, any success fees or bonuses in connection with the Offer or other transactions contemplated herein other than (I) to Songa Offshore’s financial advisers Pareto Securities AS in accordance with the fee arrangements disclosed to the Offeror prior to the entering into of this Agreement, (II) other success fees or bonuses to Songa Offshore directors and employees in connection with the transactions contemplated herein not exceeding a total maximum amount of USD 5,000,000, or (III) to Songa Offshore’s advisers in connection with any Competing Offer not in breach of Clause 5.1 (to avoid doubt, this paragraph does not extend to payment of non-success based fees, such as fee to the Independent Statement provider and legal fees);

(d)      other than for outstanding claims relating to OPUS, any claim related to the exit tax matter and any reported counterclaims towards DSME, forgiving any claim(s) in excess of USD 5,000,000 in the aggregate;

(e)      merging, consolidating or entering into any restructuring, liquidation, dissolution or any business combination transaction, or making any corporate acquisition or material transaction, in each case other than with respect to (I) transactions involving only direct or indirect wholly owned subsidiaries of Songa Offshore and only after consulting with, and taking into account in good faith the view of, the Offeror with regard to such transaction or (II) liquidation of dormant subsidiaries after consulting with, and taking into account in good faith the view of, the Offeror with regard to such transaction;

(f)      other than in the ordinary course of business, acquiring any assets (provided, that the restrictions in Clause 4.1(i)(e) shall still apply as applicable) or making or committing to any material capital expenditure;

(g)      selling, abandoning or otherwise disposing of any  assets, business or property or agreeing to the creation of any material lien or encumbrance over any asset, other than, (I) in the case of the sale, abandonment or disposition of any assets, business or property, (x) sales or retirement of obsolete assets, finished goods or inventory in the ordinary course of business or (y) involving consideration or book value not in excess of USD 20,000,000 individually or USD 30,000,000 in the aggregate, and (II) in the case of liens or encumbrances, any factoring arrangements not to exceed USD 60,000,000 entered into on market terms or in respect of any arrangement in the ordinary course of business that is not otherwise restricted by this Clause 4.1;

(h)      amending the terms of Songa Offshore warrants, convertible bonds, Bonds or the Loan;

(i)       appointing any new member of its executive management;

(j)       changing the general terms of employment of its non-management employees, other (I) than changes to employee benefits in the ordinary course of business that are applicable to similarly situated employees, or (II) monthly, quarterly, or annual, market-based, promotion-related or merit-based salary increases in the ordinary course of business;

(k)      changing the terms of employment of its executive management in any way;

(l)       adopting or amending any employee benefit, bonus or profit sharing scheme (including any scheme having share purchase or share option provisions) other than timing adjustments or in the ordinary course of business;

(m)     altering its authorised or issued share capital, granting any options or other rights to subscribe for any of its shares, or the purchase or sale of its shares or other securities issued by it, other than (I) issuances of shares as required by the exercise of warrants or options or the conversion of convertible bonds or other Songa Offshore securities (including under incentive programs), in each case, that are outstanding on the date of this Agreement and publicly disclosed or publicly available and made in accordance with the terms of such agreements underlying such warrants, options or convertible bonds, (II) issuances of common shares at a price per share no less than the Offer Price which, in the aggregate and together with any new loan agreement, debt securities or other indebtedness incurred pursuant to Clause 4.1(i)(n)(II), do not exceed USD 10,000,000 and (III) following consultation with the Offeror, any issuance of common shares at a price per share no less than the Offer Price, in addition to those made pursuant to Clause 4.1(i)(m)(II), that are necessary to raise funds to avoid a covenant default under Songa Offshore’s existing or future indebtedness;

(n)      entering into any loan agreement with any bank or other financial institution, issuing any debt securities or incurring any other indebtedness in any such case other than (I) in the ordinary course of business, (II) in an aggregate amount, together with the aggregate amount any issuances of shares pursuant to Clause 4.1(i)(m)(II), not exceeding USD 10,000,000, and (III) following consultation with the Offeror, any such indebtedness incurred in addition to that incurred pursuant to Clause 4.1(i)(n)(II) that is necessary to raise funds to avoid a covenant default under Songa Offshore’s existing or future indebtedness, so long as any such indebtedness incurred does not contain any provision requiring the payment of any premium or make whole amount or providing for the default or acceleration of such indebtedness as a result of any of the transactions contemplated by this Agreement;

(o)      repaying, accelerating or otherwise amending the terms of its indebtedness  other than (I) in the ordinary course of business after requesting and obtaining any necessary waiver(s) and (II) any waiver(s) of Songa Offshore’s covenants to maintain specific debt-to-EBITDA ratios under its existing indebtedness so long as such waiver(s) do not require the payment of any consent fees (other than fees of an ordinary and de minimis nature in accordance with past practice), amend the terms of the underlying agreements or contain any provision that would have an adverse consequence to Songa Offshore;

(p)      amending its existing insurance coverage other than in the ordinary course of business;

(q)      entering into or materially amending any material agreement, other than in the ordinary course of business, or entering into any contracts which are outside normal commercial terms;

(r)      entering into any agreement regarding any other transactions with any of its shareholders owning more than 1% of the share capital of Songa Offshore or Persons (as defined below) related to such shareholders, other than (I) in the ordinary course of business on normal commercial terms and (II) loans or other financing arrangements on normal commercial terms and permitted under Clause 4.1(i)(n) (for avoidance of doubt, with Songa Offshore and/or its subsidiaries as debtor(s));

(s)      otherwise taking any action which it knows would or might reasonably be expected to be prejudicial to the successful outcome of the Offer or which would or might reasonably be expected to have the effect of preventing any of the conditions to the Offer from being fulfilled or resulting in a delay to the expected timetable for the completion of the Offer;

(t)       except as set forth in the last paragraph of this Clause 4.1, settle, discharge or otherwise compromise any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or other proceeding involving payment or receipt of payment in an amount in excess of USD 10,000,000;

(u)      take any action or permit any inaction which would cause any of its material registered intellectual property to become ineffective;

(v)      (I) make, amend, or rescind any tax election, (II) change in any material respect any tax accounting principle, (III) file any amended tax return, (IV) settle any tax claim or assessment in excess of USD 5,000,000 (other than the exit tax matter) or surrender any right to claim a refund of taxes in an amount in excess of USD 5,000,000, (V) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or (VI) fail to pay any tax when it becomes due or take any other similar action relating to the filing of any tax return or the payment of tax, except in each case as required by law or instructed by appropriate authorities following a final determination by such authority that is not subject to an ability to Songa Offshore to appeal, contest or dispute, and/or, in the case of clauses (I), (III), or (V), in the ordinary course of business; or

(w)     authorizing, agreeing or entering into any binding commitment to do any act restricted in the foregoing,

in each case except with the Offeror’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

(ii)     reasonably cooperate with the Offeror and its officers, employees, legal counsel, financial advisers and other representatives, and afford them, upon reasonable request and notice, reasonable access (such access not to be unreasonably refused or delayed) to the properties, books, records and management, advisers and representatives of the Songa Offshore group of companies for the purposes of the Offer and any documents to be prepared in connection with the Offer, and furnish to them such material information in relation to the development of the operation, trading, disputes, tax affairs and strategy of the business of the Songa group as they may from time to time reasonably request, in all such cases subject to any duty or obligation restricting the same;

(iii)    promptly notify the Offeror if Songa Offshore becomes aware that any act, matter or thing that is inconsistent with its obligations in Clause 4.1(i) above has occurred or if it becomes aware of any matter that shall cause any of the conditions to the Offer not to be capable of satisfaction;

(iv)    no later than at the Announcement Date, Songa Offshore shall take all actions it deems reasonably necessary to ensure that Offeror is released from any disclosure or trading restrictions that may have been caused by the disclosure by Songa Offshore to Offeror of any information that constitutes inside information (as defined by Section 3-2 of the Norwegian Securities Trading Act) in respect of Songa Offshore or financial instruments issued by Songa Offshore, including by, if and to the extent deemed necessary by Songa Offshore, disclosure of relevant information to the market. Songa Offshore will further publicly disclose any inside information made available to the Offeror or its affiliates by or on behalf of Songa Offshore on a continuous basis until completion of the Offer;

(v)     to the extent not made public through stock exchange notices, promptly notify the Offeror of any exercise notices received in relation to warrants or conversion of convertible bonds pursuant to Songa Offshore’s convertible bond issue 16/22 (SONG07), including the total number of new shares to be issued as a result of such exercises or conversions, and ensure that such new shares are issued promptly and if possible prior to the expiry of the Offer period.

Songa Offshore undertakes to use its reasonable best efforts to comply with all consent, notification and reporting obligations due to regulatory requirements required to be complied with by Songa Offshore in connection with the transactions contemplated by this Agreement.

Songa Offshore, shall, and shall cause its direct and indirect subsidiaries to give the Offeror the opportunity to reasonably participate in the defense and settlement of the matters related to Opus, the Norwegian exit tax case and the disputes with DSME (the “Specified Actions”), including without limitation by providing the Offeror with all pleadings, motions, memoranda (and other similar documents) and material correspondence, as well as decisions or other actions by the applicable courts or arbitrators in the Specified Actions, reasonable opportunity to review and comment in advance on all pleadings, motions and memoranda (and other similar documents) to be filed by Songa Offshore and/or its subsidiaries, and advance notice of any hearings or status conferences or arbitrations with the courts or arbitrators, as the case may be, in the Specified Actions. Notwithstanding anything in this Agreement to the contrary, no settlement of any Specified Action shall be agreed to without Offeror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Songa Offshore may from time to time, for the purposes of requesting cooperation, information or access pursuant to Clause 4.1(ii), as well as for the purpose of seeking any consent or other information or contact under or in connection with this Agreement and the transactions contemplated hereby (including also with respect to due diligence), appoint one or more points of contact for the Offeror, with such specific points of contact subject to Offerors’ consent (not to be unreasonably withheld, conditioned or delayed).  Offeror shall have the right to appoint similar contacts related to the foregoing subject to Songa Offshore’s consent (not to be unreasonably withheld, conditioned or delayed).

4.2          From the date of this Agreement and until the earlier of (a) completion of the Offer and (b) the termination of this Agreement, Transocean Ltd. shall observe the following restrictions on its conduct except as otherwise provided in this Agreement:

(i)      conduct its and ensure that its direct and indirect subsidiaries each conduct its business in the ordinary course and in accordance with applicable laws, regulations and decisions of competent governmental and regulatory authorities, and  seek to preserve its present business organization, lines of business, material relationships with customers, suppliers and other third parties, and shall refrain from:

(a)                      declaring any dividend or other distribution to Transocean Ltd. shareholders in their capacity as such, other than such dividends or other distributions paid at levels approved by shareholders in the ordinary course of business or the issue, sale, purchase or redemption of any financial instruments of Transocean Ltd., or (for actions other than dividends or distributions) pursuant to obligations under agreements and arrangements in place as of the Announcement Date;

(b)                     paying, or agreeing to pay, any success fees or bonuses in connection with the Offer or other transactions contemplated herein other than (a) fees to the Offeror’s financial advisers Clarksons Platou Securities AS in connection with the Offer in accordance with the fee arrangements disclosed to Songa Offshore prior to the entering into of this Agreement, or (b) other success fees to employees of Offeror or its subsidiaries in accordance with past practices;

(c)                     selling, abandoning or otherwise disposing of any assets, business or property, other than in the case of the sale, abandonment or disposition of any assets, business or property, (I) sales or retirement of obsolete assets, finished goods or inventory in the ordinary course of business or (II) involving consideration or value not in excess of USD 20,000,000 individually or USD 60,000,000 in the aggregate.;

(d)                     amending the terms of any convertible loans or warrants;

(e)                      otherwise taking any action which it knows would reasonably be expected to be prejudicial to the successful outcome of the Offer or which it knows would or might reasonably be expected to have the effect of preventing any of the conditions to the Offer from being fulfilled or resulting in a delay to the expected timetable for the completion of the Offer;

(f)                      entering into any liquidation or dissolution transaction;

(g)                     altering its issued share capital, granting any options or other rights to subscribe for any of its shares, or the purchase or sale of its shares or other securities issued by it, other than (i) issuances of shares as required by the exercise or conversion of warrants or options or the conversion of convertible bonds or any other Transocean Ltd. securities, in each case, that are outstanding on the date of this Agreement and made in accordance with the terms of such agreements underlying such Transocean Ltd. securities or granted in the ordinary course of business by Offeror, including in connection with granting of incentive awards pursuant to incentive or similar plans, (ii) grants made in the ordinary course of business pursuant to incentive or similar plans, (iii) any share buyback or similar program approved by the board of directors of Transocean Ltd., (iv) any issuances of shares pursuant to any merger, business combination transaction or corporate acquisition, so long as Offeror has complied with its obligations in the last paragraph of this Clause 4.2 (if applicable), or (v) without taking into account any shares issued pursuant to clause (i) through (iv), and subject to the Offeror informing the chairman of Songa Offshore (subject to applicable law) at least 2 US business days prior to any resolution or public announcement of such intention, issuances of shares in an aggregate amount not to exceed USD 500,000,000 aggregate offering price; or

(h)                     authorizing, agreeing or entering into any binding commitment to do any act restricted in the foregoing;

in each case except with Songa Offshore’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

(ii)     promptly notify Songa Offshore if the Offeror becomes aware that any act, matter or thing that is inconsistent with its obligations in Clause 4.2(i) above has occurred or if it becomes aware of any matter that shall cause any of the conditions to the Offer not to be capable of satisfaction.

(iii)    no later than at the effective date of the S-4 Registration Statements, Transocean Ltd. shall take all actions it deems reasonably necessary to ensure that any trading restrictions that may have been caused by the disclosure by Transocean Ltd. to Songa Offshore representatives of any information that constitutes material non-public information in respect of Transocean Ltd. or financial instruments issued by it are released.

(iv)     except as specifically provided in this Clause 4.2(iv), prior to completion of the Offer, without Songa Offshore’s prior consent, Transocean Ltd. (on behalf of itself and its subsidiaries) undertakes not to approach, initiate, solicit or maintain any contact or dialogue with DSME, Statoil, or any of Songa Offshore’s unions or employees’ representatives, or any of Songa Offshore’s bank lenders, in each case, relating to Songa Offshore’s business or the Combination (including, in the case of DSME, relating to Songa Offshore’s disputes with DSME).  Notwithstanding the foregoing:

(a)     the Offeror may make any contact and/or maintain any dialogue (whether through approach, initiation, solicitation or otherwise) that relates to the Offeror’s business.

(b)     the Offeror may approach, initiate, solicit or maintain contact or dialogue with DSME, Statoil or with Songa Offshore’s unions or employees’ representatives if Songa Offshore (I) is given reasonable prior written notice of such approach, initiation, solicitation or contact or dialogue, (II) consents to such approach, initiation, solicitation or contact or dialogue (with such consent not to be unreasonably withheld, conditioned or delayed), and (II) is given an opportunity to participate in such discussions.

(c)     the Offeror may approach, initiate, solicit or maintain contact or dialogue with Songa Offshore’s bank lenders solely relating to the Combination and the go-forward business of Songa Offshore resulting therefrom if (I) Songa Offshore is given reasonable prior written notice of such approach, initiation, solicitation or contact or dialogue, and (II) Songa Offshore is given an opportunity to participate in such discussions.

(d)     in no event shall the Offeror be deemed in breach of this Clause 4.2(iv) for the occurrence of any de-minimis discussions concerning the Combination which occur between any of the restricted parties named in the first paragraph of this Clause 4.2(iv) and any employee of the Offeror (other than any employee of the Offeror with a title of Senior Vice President or higher).

In the event Songa Offshore chooses to participate in any discussions conducted pursuant to Clause 4.2(iv)(b) or Clause 4.2(iv)(c), Songa Offshore shall not have any veto or decision-making right related to the content of such discussions as such discussions specifically relate to the go-forward business of Songa Offshore or financing arrangements for the go-forward business of Songa Offshore after the completion of the Offer.

The Offeror undertakes to use its reasonable best efforts to comply with all consent, notification and reporting obligations due to regulatory requirements required to be complied with by the Offeror in connection with the transactions contemplated by this Agreement.

Prior to completion of the Offer, Offeror will consult with, and take into account in good faith the views of, Songa Offshore prior to entering into any business combination or acquisition transaction where the total enterprise value of the target or the value of the assets being acquired in such transaction is greater than USD 500,000,000.

5.            NON-SOLICITATION

5.1          During the period from the date of this Agreement until the earliest of (i) the termination of this Agreement, (ii) the lapsing or withdrawal of the Offer, or (iii) the completion of the Offer, Songa Offshore shall not, and shall cause its employees, directors, advisers and representatives not to, directly or indirectly, solicit, seek or initiate (it being understood that providing information in the ordinary course of business to categories of persons to whom Songa Offshore routinely provides such information will not, in and of itself, constitute any of the foregoing) the making of any proposal or offer that constitutes a Competing Offer (as defined in Clause 5.2).

5.2          A “Competing Offer” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by the Offeror under this Agreement) contemplating or otherwise relating to any Acquisition Transaction.  An “Acquisition Transaction” means: any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which Songa Offshore or any of its affiliates is a constituent corporation, (2) in which a person or “group” (as defined in the Exchange Act, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Songa Offshore or any of its subsidiaries, or (3) in which Songa Offshore or any of its affiliates issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of Songa Offshore or any of its affiliates as of the date of this Agreement; or (B) any sale (other than in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Songa Offshore, or any of its businesses or subsidiaries.

5.3          For the avoidance of doubt, if Songa Offshore is approached by an unsolicited bona fide third-party in relation to a possible Competing Offer, it shall be entitled to enter into discussions with such party and shall have the right to provide it with information necessary for such third-party to carry out a due diligence of Songa Offshore if the Songa Board determines in good faith that such discussions, if successful, may lead to a Superior Proposal.

5.4          Songa Offshore shall promptly inform the Offeror of the receipt and all reasonable details (including the proposing party, the proposed price and other significant terms, conditions and contingencies, as well as any other information reasonably needed by the Offeror to evaluate the proposal) of any Competing Offer.  Notwithstanding the foregoing, Songa Offshore will not have to disclose the identity of such proposing party unless and until the Songa Board has determined that such Competing Offer is a Superior Proposal.    If Songa Offshore enters into discussions with a third-party in accordance with Clause 5.3, it shall inform and keep informed the Offeror of all significant developments in such discussions (subject to the immediately preceding sentence) and provide the Offeror with all non-public information furnished to the proposing party which shall not have been disclosed to the Offeror. Provided this obligation is observed, the Parties acknowledge that public disclosure may be deferred pending the conclusion of negotiations on a confidential basis with the potential bona fide third-party.

6.            COMPETING OFFERS – RIGHT TO AMEND

6.1          If a Competing Offer is made to the Songa Board and the Songa Board determines that the Competing Offer is a Superior Proposal, Songa Offshore shall without undue delay inform the Offeror in writing of this, detailing the main terms of such Competing Offer. During a period of 72 hours (provided that such period shall include at least 2 (two) U.S. business days) from the time of such notice (or, if shorter until the Offeror notifies Songa Offshore that it does not intend to make an Amended Offer) and subject to any applicable law, the Parties shall not make any public statement or express any public opinion relating to the Competing Offer (to avoid doubt, this shall not preclude Songa Offshore from releasing a holding statement to comply with fiduciary obligations).

6.2          If the Offeror notifies the Songa Board in writing within the 72 hours provided in Clause 6.1 that it will amend the Offer (an “Amended Offer”), the Songa Board shall carry out an assessment of whether the Competing Offer is a Superior Proposal as compared to the Amended Offer.

6.3          If the Offeror presents an Amended Offer in accordance with Clause 6.2, and the Songa Board determines that the Competing Offer is no longer a Superior Proposal, then the Songa Board shall, subject to as provided in Clause 3, maintain its recommendation of the Offer (as amended). In such circumstances, if the Competing Offer has been publicly announced, the Songa Board shall publicly announce that it is maintaining its recommendation of the Offer (as amended).

6.4          If the Songa Board determines, without breach of this Agreement, that the Competing Offer is a Superior Proposal to the Amended Offer or the Offer (if an Amended Offer is not made within the deadline), the Songa Board shall be free to (i) recommend the Competing Offer and to withdraw the Songa Board Recommendation due to such Superior Proposal and/or (ii) to terminate this Agreement pursuant to Clause 9.1(iii) in order to pursue or enter into an acquisition or similar agreement with respect to such Superior Proposal; provided, however, that Songa Offshore shall not terminate this Agreement pursuant to Clause 9.1(iii) unless Songa Offshore has complied with its obligations under this Clause 6 and Clause 9.1(iii).

7.            COMPETITION FILINGS

7.1          The Offeror undertakes to use reasonable efforts to ensure that any required competition approvals or clearances are obtained as soon as reasonably possible, including by promptly as reasonably possible carrying out all filings and applications in all relevant jurisdictions, and complying with and responding to all requests for additional information made by competition authorities within a reasonable time and the deadlines specified by the relevant authorities. If and to the extent the granting of such competition approvals or clearances is being made conditional upon the acceptance by the Offeror of any restrictions or conditions, the Offeror shall not be obliged to accept any such restrictions or conditions, unless clearly insignificant in the context of (i) Transocean Ltd.’s existing business operations in Norway or (ii) the expected benefits to Transocean Ltd. of the Combination. Songa Offshore agrees to provide full and prompt assistance as the Offeror reasonably requests in connection with seeking such competition approvals or clearances, provided that in no event shall Songa Offshore be obliged to accept any restrictions or conditions prior to completion of the Offer in connection with such assistance to the Offeror.

7.2          The Offeror shall coordinate all communications with the applicable competition authorities regarding the competition approvals or clearances referred to in Clause 7.1, and each Party shall inform the other Party, and give it reasonable opportunity to review and provide comments and shall consider in good faith any comments so provided by such other Party, (i) prior to delivering any material communication to a governmental entity, including to the initial filing, (ii) promptly after receiving any material communication from a governmental entity, and (iii) before entering into any proposed understanding, or agreement with any governmental entity regarding any such filings, the Offer, or the transactions contemplated by the Offer, except such parts of material communication, understandings or agreements which in the Offeror’s sole discretion contain confidential information not to be disclosed to Songa Offshore (provided that the Offeror shall use commercially reasonable efforts to provide such portion of the relevant material communication, understanding or agreement to Songa Offshore in a form and manner that would not disclose such confidential information). No Party shall participate in any material communications (including any in-person meeting but excluding any routine inquiries as to the status of the antitrust review), with any governmental entity in respect of: (a) any governmental filings or investigation or other inquiry concerning the Offer or the underlying transactions; or (b) the resolution of any investigation of or challenge to the Offer or the underlying transactions, in each case without giving the other Party reasonable prior notice of the meeting (including the subjects to be discussed). To the extent permitted by such governmental entity, the noticing Party shall provide the noticed Party the opportunity to attend and participate in any such meeting unless such meeting in the Offeror’s sole discretion may reveal confidential information not to be disclosed to Songa Offshore (provided that the Offeror shall use commercially reasonable efforts to facilitate Songa Offshore’s participation in a manner that would not result in the disclosure of such confidential information). Nothing herein provides either Party the right to prohibit any properly noticed material communication.

8.            PUBLIC ANNOUNCEMENTS, PRESS RELEASES ETC.

8.1          Except as set forth in Clause 2.8, neither Party shall make any public announcements in connection with the Offer without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

8.2          Notwithstanding Clause 8.1, with respect to public announcements in connection with the Offer:

(i)      each Party shall be entitled to make such announcements as are required by applicable laws, regulations or stock exchange rules, provided that, in so far as it is lawful to do so prior to such disclosure, the disclosing Party shall to the extent practicable consult with the other Party on the proposed form, timing, nature and purpose of such disclosure;

(ii)     the Offeror shall be entitled to make such announcements as it deems appropriate in response to any Competing Offer;

(iii)    the Parties shall be entitled to make such announcements as they deem appropriate if the Songa Board Recommendation is withdrawn or modified in accordance with the terms of this Agreement; and

(iv)    the Offeror shall be entitled to make such announcements as it deems appropriate in connection with the notice of the Transocean Ltd. Meeting to approve the Proxy Proposals, provided that, the Offeror shall consult with Songa Offshore with respect to any such announcements and consider in good faith any comments to such announcements provided by Songa Offshore.

9.             TERMINATION

9.1           Termination

This Agreement may be terminated:

(i)      by the Offeror on written notice to Songa Offshore: (A) if the Songa Board has modified or withdrawn the Songa Board Recommendation, (B) upon a material breach of this Agreement by Songa Offshore, if such breach, if capable of being cured, is not cured within five days of delivery of written notice of such breach by the Offeror to Songa Offshore or the respective shareholder, (C) if following the date hereof, there has been a Material Adverse Change relating to Songa Offshore, (D) if any one of the Offeror’s conditions for completing the Offer set forth in Appendix 1 to this Agreement becomes incapable of satisfaction prior to the Long Stop Date (as extended) and will not be waived by the Offeror, (E) the Pre-acceptances have not been received; (F) following the Announcement Date, the Pre-acceptances cease to remain for any reason in full force and effect; provided that, in the case of this clause (F), if there are Pre-acceptances in full force and effect which represent more than 63% of the total share capital of Songa Offshore on a fully diluted basis at the time Offeror would terminate the Agreement, then Offeror shall not be permitted to terminate the Agreement pursuant to this clause (F),  (G) following the Announcement Date, upon a material breach of a Pre-acceptance by a shareholder, if such breach, if capable of being cured, is not cured within five days of delivery of written notice of such breach by the Offeror to the respective shareholder; provided that, in the case of this clause (G), if non-breaching shareholders party to the Pre-acceptances represent more than 63% of the total share capital of Songa Offshore on a fully diluted basis at the time Offeror would terminate the Agreement, then Offeror shall not be permitted to terminate the Agreement pursuant to this clause (G), or (H) if the Offeror (in its sole discretion) has made any findings based on its confirmatory legal, financial, commercial and technical due diligence of Songa Offshore that the Offeror has concluded in its sole discretion are material to the business or the value of Songa Offshore; provided however that (x) such due diligence shall not cover any of the items that were part of the Phase 1 Due Diligence and (y) subject to

Songa Offshore’s compliance with its obligations under this Agreement relating to such due diligence (including Clause 1.4), the Offeror may only exercise its right to terminate the Agreement pursuant to this Clause (H) on or prior to September 27, 2017;

(ii)     by Songa Offshore on written notice to the Offeror: (A) upon the Songa Board having modified or withdrawn the Songa Board Recommendation due to a Superior Proposal, (B) upon a material breach of this Agreement by the Offeror, if such breach, if capable of being cured, is not cured within five days of delivery of written notice of such breach by Songa to the Offeror, (C) upon any one of the Offeror’s conditions for completing the Offer set forth in Appendix 1 to this Agreement becomes incapable of satisfaction prior to the Long Stop Date (as extended) and (where applicable) the Offeror having notified Songa Offshore in writing or publicly announced that the relevant condition will not be waived by the Offeror; (D) if following the date hereof, there has been a Material Adverse Change with respect to the Offeror; (E) following the Announcement Date, the Pre-acceptances (including from Perestroika AS and ARCM) have not been received or cease to remain for any reason in full force and effect or (F) the failure of Offeror to obtain the Transocean Ltd. Shareholder Approvals by the Long Stop Date;

(iii)    by Songa Offshore, in accordance with Clause 6.4 in order to accept a Superior Proposal and enter into a binding acquisition or similar agreement providing for a Superior Proposal immediately following or concurrently with such termination; provided, further, that Songa Offshore shall not have the right to terminate this Agreement pursuant to this Clause 9.1(iii) if (x) the completion of the Offer shall have occurred, or (y) Songa Offshore shall have breached any of its obligations under Clauses 5 and 6 in any material respect in connection with such Superior Proposal;

(iv)    by either Party on written notice to the other Party: if the Offer has not become or been declared unconditional before 11:59 p.m., Norwegian time, on February 15, 2018 (the “Long Stop Date”), provided however, that (A) the right to terminate under this Clause 9.1(iv) shall not be available to a Party whose material failure to fulfil any obligation hereunder has been the principal cause of, or resulted in, the failure of the completion of the Offer to occur by the Long Stop Date and (B) the Long Stop Date may be extended by Transocean Ltd. one time for no more than a total of 25 U.S. business days to the extent that such extension is deemed necessary, in Transocean Ltd.’s sole discretion, for the purpose of soliciting additional proxies from shareholders for the election at the Transocean Ltd. Meeting of the Perestroika Designee and (ii) prior to such extension has publicly confirmed the fulfilment of all other conditions for completion of the Offer (other than under nos. 3, 4, and 9 under the item “Completion Conditions” in Appendix 1); but clarifying that, with respect to no. 10 under the item “Completion Conditions” in Appendix 1, if a willful breach by Songa Offshore of any agreement or covenant in this Agreement occurs solely on or after the Long Stop Date, then such condition no. 10 under the item “Completion Conditions” shall not be satisfied and, in such event, Offeror reserves all of its rights with respect thereto (including completion of the Offer) to determine the satisfaction or waiver of such condition;

(v)     by the Offeror, if the Songa Board determines in accordance with Clause 6.4 that a Competing Offer is a Superior Proposal; and

(vi)    by mutual written consent of both Parties.

For purposes of this Agreement, “Material Adverse Change” shall mean any event, change, fact, condition, circumstance, development, occurrence or effect which, individually or together with any other event, change, fact, condition, circumstance, development, occurrence or effect, has, or would reasonably be expected to have, a material adverse effect upon (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of Songa Offshore or Transocean Ltd., as the case may be, and its subsidiaries, taken as a whole, or (ii) the ability of Songa Offshore or Transocean Ltd. and the Offeror, as the case may be, to perform its obligations under this Agreement or to consummate the Offer or the other transactions contemplated by this Agreement, provided that “Material Adverse Change” shall not be deemed to include an event, change, fact, condition, circumstance, development, occurrence or effect to the extent it relates to (A) the announcement of the Offer and the other transactions contemplated by this Agreement; (B) the execution of, compliance with the terms of, or the taking of any action required by this Agreement, or the completion of the Offer and the other transactions contemplated by this Agreement; (C) any change in accounting requirements or principles or any change of laws of general applicability or the interpretation thereof, except to the extent disproportionally affecting Songa Offshore or Transocean Ltd., as the case may be, relative to peer companies operating in the industry, (D) changes in financial markets, interest rates, exchange rates, commodity prices or, except to the extent that such matters have an impact on Songa Offshore or Transocean Ltd., as the case may be, that to a material extent is disproportionate to the effect on other peer companies operating in the industry, other general economic conditions, (E) share price fluctuations or changes in third-party analyst estimates or projections (provided that the underlying cause of any such fluctuation or change may be considered in determining whether or not a Material Adverse Change has occurred or would reasonably be expected to occur to the extent not included in another exception herein), (F) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway, except to the extent disproportionally affecting Songa Offshore or Transocean Ltd., as the case may be, relative to peer companies operating in the industry, (G) any changes resulting from non-cash impairment charges relating to the write-down or scrapping of existing oil rigs, or (H) with respect to Songa Offshore and its subsidiaries, (x) any matters reviewed as part of the Phase 1 Due Diligence, including in particular any judgement, claim, development, fact circumstance or other occurrence in relation to Songa Offshore’s reported ongoing dispute with DSME and (y) any change in financial statements or other financial information or audit statements solely due to conversion of financial statements from IFRS to U.S. GAAP as part of the preparation or furnishing of information pursuant to Clause 2.14 above (provided that the underlying cause of any such changes (such as errors in accounting or material omissions) may be considered in determining whether or not a Material Adverse Change has occurred or would reasonably be expected to occur to the extent not included in another exception herein).

9.2          Effect of Termination

In the event that this Agreement is validly terminated pursuant to Clause 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such valid termination is made and describing the basis therefor in reasonable detail, and subject to compliance with this Clause 9 and Clause 10, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such valid termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any willful breach of this Agreement; and (b) Clauses 8, 11, 12 and 15 and the definitions of all defined terms appearing in such clauses shall survive any valid termination of this Agreement pursuant to this Clause 9.2.  For purposes of the foregoing, “willful breach” shall mean a material breach that is a consequence of either (i) an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement or (ii) an act knowingly undertaken by the breaching Party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.

For the avoidance of doubt, a valid termination of this Agreement will have no effect on the validity or effectiveness of the irrevocable Pre-acceptances given pursuant to Clause 1.5 and Appendix 5 to this Agreement other than as explicitly set out therein, unless the Offer lapses due to any of the Offeror’s conditions for completing the Offer pursuant to Appendix 1 to this Agreement becoming incapable of satisfaction and such condition is not waived by the Offeror.

10.          SPECIFIC PERFORMANCE

10.1        The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, with the courts of Oslo, Norway, as agreed exclusive legal venue, without necessity of posting bond or other security (any requirements therefor being expressly waived).

11.          NOTICES

11.1        Any notice or other communication to be given by one Party to the other Party under, or in connection with, this Agreement shall be in writing. It shall be served by sending it by e-mail to the address set out in this Clause 11, or delivering it by hand, or sending it by pre-paid internationally recognised courier, to the address set out in this Clause 11 and in each case marked for the attention of the relevant Party set out in this Clause 11 (or as otherwise notified from time to time in accordance with the provisions of this Clause 11).  Any notice so served by hand, e-mail or post shall be deemed to have been duly given:

(i)       in the case of delivery by hand, when delivered;

(ii)      in the case of e-mail, at the time of receipt; and

(iii)     in the case of  delivery by courier on the second U.S. business day following the date of delivery to such courier.

11.2        The contact persons, e-mail addresses and addresses of the Parties for the purpose of Clause 11.1 are as follows:

The Offeror:

Transocean Ltd.

Turmstrasse 30

CH-6300 Zug, Switzerland

Attention: Sandro Thoma, Corporate Secretary

E-mail: Sandro.Thoma@deepwater.com

and

Transocean Inc.

70 Harbour Drive, Floor 4

P.O. Box 10342

George Town, Grand Cayman

Cayman Islands, KY-1003

Attention: Steve McFadin, President
E-mail: Steve.McFadin@deepwater.com

With a copy to:

King & Spalding LLP
125 Old Broad Street
London EC2N 1AR
Attention:  Martin J. Hunt
E-mail:  mhunt@kslaw.com

King & Spalding LLP

1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention:  Keith M. Townsend
E-mail:  ktownsend@kslaw.com

Wikborg Rein Advokatfirma AS
PO Box 1513
Vika 0117 Oslo, Norway
Attention:  Per Anders Sæhle
E-mail: PAS@wr.no

and

Homburger AG
Prime Tower
Hardstrasse 201
CH-8005 Zürich
Attention:  David Oser
E-mail: David.Oser@homburger.ch

Songa Offshore:

Songa Offshore SE
Portobello, Office 201

1, Siafi Street
3042 Limassol, Cyprus
Attention: Bjørnar Iversen / Jan Rune Steinsland
E-mail: BIversen@songaoffshore.com / JSteinsland@songaoffshore.com

With a copy to:

Songa Offshore Management AS
Maskinveien 32
N-4033 Stavanger, Norway
Attention: Bjørnar Iversen / Jan Rune Steinsland

E-mail: BIversen@songaoffshore.com / JSteinsland@songaoffshore.com

and

Advokatfirmaet Schjødt AS
Kongsgårdbakken 3
P.O.Box 440
NO-4002 Stavanger, Norway
Attention: Erling Ueland
E-mail: erling.ueland@schjodt.no

11.3        All notices or formal communications under or in connection with this Agreement shall be in the English language.

12.          MISCELLANEOUS

12.1        The existence and contents of this Agreement shall be treated as strictly confidential until the publication of the Announcement Releases. The Parties shall however be permitted to approach certain shareholders of Songa Offshore pursuant to Clause 1.5 in order to obtain Pre-acceptances and support for the Offer.

12.2        Each Party shall pay its own expenses in connection with the negotiations, execution and delivery of this Agreement.

12.3        This Agreement may be entered into in any number of counterparts and by the Parties on separate counterparts, each of which is an original, but all of which together constitute one and the same instrument.

12.4        This Agreement may be modified or amended only by written agreement of the Parties.

12.5        This Agreement and the documents referred to herein constitute the entire agreement between the Parties, provided, however, that the confidentiality obligations set out in the confidentiality undertaking dated 28 March 2017 (the “Confidentiality Undertaking”) between Songa Offshore and Transocean Inc. shall, to the extent relevant, continue to remain in force according to its terms. However, in the case of any conflict between this Agreement and the Confidentiality Undertaking, this Agreement shall prevail.

   12.6        The rights and obligations of the Parties under this Agreement shall not be assignable. The Parties acknowledge and agree, however, that the Offer may be made by a wholly owned direct or indirect subsidiary of Transocean Inc.

12.7        The headings contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

12.8        Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such person being deemed a third-party beneficiary hereof.

12.9        Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set out in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant or condition under this Agreement shall not be construed as a waiver of any other covenant or obligation.  A waiver by a Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

12.10      Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, Clause, paragraph, Appendix, Exhibit and Schedule are references to the Articles, Sections, Clauses, paragraphs, Appendices, Exhibits and Schedules of or to this Agreement, as applicable, unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Appendices and Exhibits hereto; (d) the word “including” and words of similar import when used in this Agreement means including without limitation, unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) each of the Parties has participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (h) a reference to any person includes such person’s successors and permitted assigns; and (i) any reference to days means calendar days unless U.S. business days are expressly specified.

12.11      Songa Offshore hereby waives the application of Section 5.2 of the Confidentiality Undertaking between Transocean Inc. and Songa Offshore with respect to the transactions contemplated by this Agreement.

13.          REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

13.1        Each Party represents and warrants, as of the date hereof and as of the completion of the Offer, to the other Party, that (a) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, subject to in case of the receipt of any required shareholder (or similar equity holder) approvals of the Proxy Proposals (the “Shareholder Approvals”), (b) the execution and delivery of this Agreement by it and, the performance by it of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action, subject to the receipt of the applicable Shareholder Approvals and (c) this Agreement has been duly executed and delivered by it and constitutes the valid and binding agreements of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies.

14.          FURTHER REPRESENTATIONS AND WARRANTIES

14.1        Songa Offshore represents and warrants to Offeror, as of the date hereof and as of the completion of the Offer, as follows:

14.1.1     Songa Offshore has been duly organized and is validly existing as a European public company limited by shares (or societas europaea), duly registered and validly existing under the laws of Cyprus and has corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

14.1.2      The only subsidiaries of Songa Offshore are those listed in Appendix 9 to this Agreement, and Songa Offshore does not own any capital stock, shares or other equity or similar interests in any other Person (as defined below).

14.1.3     Since December 31, 2016 and except as has been publicly disclosed in filings with the Oslo Børs, there has not occurred any Material Adverse Change with respect to Songa Offshore.

14.1.4     No action, suit or proceeding by or before any Governmental Authority (as defined below) or any arbitrator involving Songa Offshore or any of its subsidiaries or its or their property or assets is pending or, to the best knowledge of Songa Offshore, threatened, other than those that would not reasonably be expected to result in a Material Adverse Change with respect to Songa Offshore or which have been publicly disclosed.

14.1.5     Except as previously disclosed by Songa Offshore to Offeror prior to the date hereof, neither Songa Offshore nor any of its subsidiaries has incurred any obligations or contingent obligations to brokers or similar parties in connection with the Offer.

14.1.6     Songa Offshore and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Authorities necessary to conduct the business contemplated to be operated by them; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Change; and neither Songa Offshore nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Change.

14.1.7     Except as previously disclosed by Songa Offshore to Offeror prior to the date hereof, no consent, approval, authorization, filing with or order of any Governmental Authority is required for Songa Offshore to enter into and consummate this Agreement, or for Songa Offshore to perform its obligations as set out herein.

14.1.8     Each Songa Material Contract (as defined below) is in full force and effect and Songa Offshore and each of its subsidiaries have performed all obligations required to be performed by them to date under each such contract to which it is a party, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to result in a Material Adverse Change.  Except for such matters as do not and are not reasonably likely to result in a Material Adverse Change, neither Songa Offshore nor any of its subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Songa Offshore, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Songa Material Contract or (y) has received written notice of the desire of the other party or parties to any such Songa Material Contract to cancel, terminate, modify or repudiate such contract or exercise remedies thereunder. Except as would not be reasonably likely to result in a Material Adverse Change, the completion of the Offer and the transactions contemplated thereby will not breach or violate any Songa Material Contract or permit any other party to a Songa Material Contract to exercise rights adverse to Songa Offshore or any of its subsidiaries. Each Songa Material Contract is enforceable by Songa Offshore or a subsidiary of Songa Offshore in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), except where such unenforceability is not reasonably likely to result in a Material Adverse Change.

14.1.9     Songa Offshore, its subsidiaries and each of their respective Relevant Persons (as defined below) have not ever directly or indirectly violated or taken any act in furtherance of violating any anti-corruption or anti-bribery Laws applicable to any of Songa Offshore or any of its subsidiaries (collectively, the “Anti-Corruption Laws”).

None of Songa Offshore, its subsidiaries or their respective Relevant Persons have ever directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value – or offer, promise or authorization thereof – to any Person (as defined below), including any Government Official (as defined below), for the purpose of:  (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such Person to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any Person in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable Law).

There is no dispute, allegation, request for information, notice of potential liability, or any other action regarding any actual or possible violation by any of Songa Offshore or its subsidiaries of any Anti-Corruption Law pending or, to the knowledge of Songa Offshore, threatened against any of Songa Offshore or any of its subsidiaries.

No Relevant Person of any of Songa Offshore or any of its subsidiaries is a Government Official who, in such capacity, has dealings with, or oversight over, the business of Songa Offshore or consultant to any Government Official who, in such capacity, has dealings with, or oversight over, the business of Songa Offshore, and there is no existing family relationship between any Relevant Person of any of Songa Offshore or any of its subsidiaries and any Government Official who, in such capacity, has dealings with, or oversight over, the business of Songa Offshore.

14.1.10   No statement made in any public filing with the Oslo Børs by Songa Offshore or any of its subsidiaries regarding Songa Offshore’s disputes with DSME or the Norwegian exit tax case contain at the time given any untrue statement of a material fact, or omit to state a material fact necessary for the statements contained in such filings, in light of the circumstances under which they were made, not misleading.

14.2        Except as otherwise disclosed in Transocean Ltd.’s public filings with the SEC (other than any information contained in risk factors disclosed under the heading “Risk Factors” or information about risks set forth in any “forward-looking statements” disclaimer), Transocean Ltd. and the Offeror represent and warrant to Songa Offshore, as of the date hereof and as of the completion of the Offer, as follows:

14.2.1     Transocean Ltd. has been duly organized and is validly existing as a corporation, duly registered and validly existing under the laws of Switzerland and has all corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Transocean Inc. has been duly organized and is validly existing as a Cayman Islands Exempted Company, duly registered and validly existing under the laws of the Cayman Islands and has corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

14.2.2     Since December 31, 2016, there has not occurred any Material Adverse Change with respect to Transocean Ltd.

14.2.3     No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Transocean Ltd. or any of its subsidiaries or its or their property or assets is pending or, to the best knowledge of Transocean Ltd., threatened, other than those that would not reasonably be expected to result in a Material Adverse Change with respect to Transocean Ltd.

14.2.4     Except as previously disclosed by Transocean Ltd. to Songa Offshore prior to the date hereof, neither Transocean Ltd. nor any of its subsidiaries has incurred any obligations or contingent obligations to brokers or similar parties in connection with the Offer.

14.2.5     Except as previously disclosed by Transocean Ltd. prior to the date hereof or contemplated by this Agreement, no consent, approval, authorization, filing with or order of any Governmental Authority is required for Transocean

Ltd. to enter into and (subject to fulfilment of the conditions for the Offer) consummate this Agreement, or for Transocean Ltd. to perform its obligations as set out herein.

14.2.6     Since August 1, 2014, Transocean Ltd, its subsidiaries and each of their respective Relevant Persons have not ever directly or indirectly violated or taken any act in furtherance of violating any Anti-Corruption Laws

14.2.7     Transocean Ltd. has filed and disclosed publicly all material contracts which it is required to file and disclose in accordance with SEC rules and regulations, including rules and regulation under the Securities Act and Exchange Act.

14.3     For purposes of this Clause 14, the defined terms below have the following meanings:

(i)     ”Songa Offshore Material Contract” means any of the following contracts to which Songa Offshore or any subsidiary of Songa Offshore is a party or by which any of them or their assets is bound:

a.    any contracts with Statoil ASA and/or any of its subsidiaries or affiliates or any other company or entity operating in the off-shore exploration and production market;

b.    any drilling unit construction, repair, modification, life extension, overhaul or conversion contract for an amount in excess of USD 1,000,000, with respect to which the drilling unit has not been delivered and paid for; and

c.    any drilling contracts of three months or greater remaining duration, including fixed price customer options.

(ii)    ”Relevant Persons” means, with respect to any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity (“Person”), such Person’s officers, directors, employees, agents, distributors and other Persons acting for or on behalf of such Person.

(iii)    ”Government Official” shall mean any:  (i) officer, employee or other Person acting in an official capacity for or on behalf of any Governmental Authority or public international organization; or (ii) holder of or candidate for public office, political party or official thereof or member of a royal family, or any other Person acting in an official capacity for or on behalf of the foregoing.

(iv)    ”Governmental Authority” means any federal, state, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, including any state-owned or state-controlled enterprise.

15           GOVERNING LAW AND DISPUTE RESOLUTION

15.1        This Agreement is governed by and construed in accordance with the law of Norway.

15.2        Except as set forth in Clause 10, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, which has not been settled amicably by mutual agreement of the Parties within fourteen (14) days of it having been notified by one Party to the other Party, shall be exclusively referred to and finally resolved by arbitration under the Norwegian Arbitration Act. The language for all documentation and proceedings related to the arbitration and for the arbitral award shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential. Each Party shall nominate one arbitrator, and the two arbitrators nominated by the Parties shall within 15 days after the appointment of the second arbitrator agree upon a third arbitrator who shall act as Chair of the Tribunal. If no agreement is reached within such 15 day period, the Chief Justice of the Borgarting Court of Appeals shall nominate and appoint a third arbitrator to act as Chair of the Tribunal.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

For and on behalf of the Transocean Ltd.		For and on behalf of the Songa Offshore SE
Signature:	/s/ Stephen L. Hayes	Signature:	/s/ Bjørnar Iversen
Name in block letters:	Stephen L. Hayes	Name in block letters:	Bjørnar Iversen
	Senior Vice President,		Chief Executive Officer
Tax and Asset Management

For and on behalf of the Transocean, Inc.
Signature:	/s/ Stephen L. Hayes
Name in block letters:	Stephen L. Hayes
Senior Vice President,
Tax and Asset Management

APPENDIX 1TERMS AND CONDITIONS OF THE OFFER

Key terms and conditions of the Offer

Offeror

Transocean Ltd., its wholly owned subsidiary Transocean Inc. (a Cayman Islands exempted company) or a wholly owned direct or indirect subsidiary of Transocean Ltd. (such company or companies, the “Offeror”). Settlement of any Offer made by any subsidiary of Transocean Inc. will be guaranteed by Transocean Ltd.

Songa Offshore	Songa Offshore SE, business registration number SE9 (“Songa Offshore”).
Offer Consideration

The Offeror shall offer (the “Offer”) to exchange each share of Songa Offshore (the “Songa Shares”) for a consideration consisting of a combination of (i) newly issued registered shares of Transocean Ltd. at par value CHF 0.10 each (the “Consideration Shares”), (ii) senior unsecured exchangeable bonds convertible into shares in Transocean Ltd. (the “Notes”), and (iii) at the election of the holder of such Songa Share, cash as provided below (the value of any cash and the value of the aggregate number of Consideration Shares and Notes to be delivered per Songa Share, the “Offer Price”).  The Offer shall in all material respects be on the terms and subject to the closing conditions set out in this Appendix 1 to the Transaction Agreement (the “Agreement”), provided that one or more of such closing conditions may be waived by the Offeror as set out in this Appendix 1. The Offer Price shall be equal to NOK 47.50 per Songa Share and settled in Consideration Shares and Notes. The value of each Consideration Share will be determined based on the closing price of the RIG Shares on New York Stock Exchange (the “NYSE”) at 10:00 pm CET (4:00 pm EST) and the NOK/USD closing price at 4:00 pm CET as determined by Norges Bank, each on the trading day immediately preceding the announcement of the Offer (such price the “RIG Closing Price”), and the value of each Note delivered in the Offer will be the nominal amount of such Consideration CB.  Each Songa Offshore shareholder may elect to sell Songa Shares in the Offer for cash consideration per Songa Share equal to the Offer Price for a total amount per Songa Shareholder of up to NOK 125,000 (the “Cash Election”) (to avoid doubt, this shall mean that any Songa Shareholder holding Songa Shares valued at less than NOK 125,000 based on the Offer Price may choose to receive 100% settlement in cash).  The number of Consideration Shares and the number of Notes issued to each Songa Offshore shareholder who accepts the Offer will be rounded down to the nearest whole number of Consideration Shares or Notes, as applicable.  Notwithstanding the foregoing, the aggregate Offer Price paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Notes, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Notes issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder.

Higher Consideration

The Offeror and any entity wholly owned directly or indirectly by Transocean Ltd. shall not directly or indirectly acquire or enter into any agreement to acquire Songa Shares (in the open market or in privately negotiated transactions or otherwise) following announcement of the contemplated Offer until (i) the lapsing or withdrawal of the Offer or (ii) the completion of the Offer as contemplated by the Offer Document or, if relevant, expiry of a subsequent mandatory offer, at a consideration higher than the Offer Price, without increasing the Offer Price so as to be at least equal to such higher consideration. Notwithstanding the foregoing, the Offer Price shall not be increased pursuant to this section as a result of (i) the payment of cash consideration (including the effect of any change in currency exchange rates) in any subsequent mandatory offer in accordance with the minimum offer price requirements as decided by Oslo Børs, (ii) share price fluctuations during or after the Offer Period, or (iii) the application of calculation principles by the Oslo Børs or any other governmental or regulatory authority to any subsequent mandatory offer that differs from the calculation principles specified in “Offer Consideration” above.

Blocking of tendered Songa Shares

By delivering a duly executed acceptance form, shareholders give the receiving agent (the “Receiving Agent”) an authorisation to block the Songa Shares to which the acceptance form relates, in favour of the Receiving Agent. The Receiving Agent is at the same time authorised to transfer such Songa Shares to the Offeror against settlement of the cash pursuant to the Cash Election and/or Consideration Shares and Notes at completion of the Offer. In the event the Offer is cancelled, the blocking will be terminated. It is not possible for the shareholder to dispose over the Songa Shares when they are blocked. The shareholder is free to dispose over any other securities registered in the same VPS-account as the blocked Songa Shares.

Offer Period

The Offer Period shall be minimum 20 U.S. business days and, including any extensions, up to a maximum of 10 weeks, from the date the Offer Document has been approved by the Oslo Børs and is dispatched to Songa Offshore’s shareholders.

Unless the Agreement has been terminated in accordance with Clause 9, (A) the Offeror shall (and Transocean Ltd. shall cause the Offeror to) extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto, NYSE, the Oslo Børs, applicable Norwegian law or applicable laws and regulations of Cyprus, in each case, applicable to the Offer (but in no event shall the Offeror be required to extend the Offer past the Long Stop Date (as extended)) and (B) if at any scheduled date of expiration of the Offer, the closing conditions set forth under the item “Completion Conditions” below shall not have been satisfied or earlier waived, the Offeror may elect to, and if reasonably requested by Songa Offshore, shall (and Transocean Ltd. shall cause the Offeror to), extend the Offer to a date that is not more than ten (10) U.S. business days after such previously scheduled date of expiration; provided, however, that if, as of any date of expiration, the closing conditions set forth under nos. 1 or 2 under the item “Completion Conditions” below shall not have been satisfied, if the Offeror elects to, or if Songa Offshore reasonably requests the Offeror to, extend the Offer pursuant to sub-clause (B) of this sentence, the Offeror shall, subject to applicable legal restrictions and applicable law, extend the Offer to a date that is not more than twenty (20) U.S. business days after the then-scheduled date of expiration (but which may in no event be later than the Long Stop Date (as extended)).

Completion Conditions

The completion of the Offer shall be subject to the satisfaction of the conditions set out below (the “Completion Conditions”), each one of which may be waived by the Offeror fully or partly (at the Offeror’s sole discretion), provided, however that (1) can only be waived to the extent the Offeror has received acceptances for more than 63% of the total share capital of  Songa Offshore on a fully diluted basis and (2), (6), (7), (8) or (11) can only be waived with the prior written consent of Songa Offshore; provided, further that, (12) shall only be a condition to the completion of the Offer on or prior to September 27, 2017 (subject to Songa Offshore’s compliance with its obligations under the Agreement relating to such due diligence (including Clause 1.4)):

1.On or prior to the expiration of the Offer Period, shareholders shall in the aggregate have accepted the Offer subject to the terms and conditions of the Offer Document for a number of shares representing more than 90% of the total share capital of  Songa Offshore, on a fully diluted basis (i.e. calculated based on the assumption that any and all outstanding warrants, convertible bonds and other Songa Offshore securities convertible into or otherwise giving rights to new shares in Songa have been exercised in full regardless of the conditions for such exercise), and the same amount of votes which can be exercised in the general meeting of Songa Offshore, and such acceptances shall remain valid and binding.

2.Any governmental, regulatory or other official approval and/or clearance, under any applicable laws or regulations, which are necessary for the completion of the Offer and the transactions contemplated hereunder, shall have been duly obtained without any conditions, unless clearly insignificant in the context of (i) Offeror’s existing business operations in Norway or (ii) the expected benefits to Transocean Ltd. of the Combination.

3.No court or other governmental or regulatory authority of competent jurisdiction shall have taken any form of legal action (whether temporary, preliminary, or permanent) that restrains or prohibits the completion of the Offer or shall in connection with the Offer have imposed conditions upon the Offeror, Songa Offshore or any of their respective subsidiaries, that the Offeror in its sole discretion determines to be unduly burdensome.

4.In the period from the announcement of the contemplated Offer until the settlement of the Offer there shall have been no changes or decisions to make changes to the share capital of Songa Offshore or its subsidiaries other than issuances of shares as  required by the exercise of warrants or options or the conversion of convertible bonds and/or exercise of any other Songa Offshore securities, which are made in accordance with the terms of such agreements (which have been provided to the Offeror prior to the entering into of the Agreement or the terms of which are otherwise publicly available) underlying such warrants, options, convertible bonds and/or other Songa Securities and no issue or decision to issue any rights which entitle the holder to any form of equity interest in Songa Offshore or its subsidiaries, and Songa Offshore shall not have declared or made any dividends or other forms of distributions, in each case from the date of announcement of the contemplated Offer.

5.Prior to completion of the offer, there shall have been no Material Adverse Change.

6.(a) Transocean Ltd.’s general meeting of shareholders shall have approved the (i) issuance of the Consideration Shares, (ii) the creation of authorized share capital for the board of directors of Transocean Ltd. to be authorized to issue registered shares of Transocean Ltd., par value CHF 0.10 each, in connection with a mandatory offer or compulsory acquisition (if any) following the completion of the Offer, in each case with the necessary majority under Swiss law and the Transocean Ltd.’s Articles of Association, and (b) the Consideration Shares shall have been registered with the competent Commercial Register.

7.The New York Stock Exchange shall have approved the Consideration Shares and the shares issuable upon conversion of the Consideration CBs for listing on such exchange, subject to official notice of issuance.

8.One or more registration statements on Form S-4 with respect to each of the Consideration Shares and the Consideration CBs shall have been declared effective by the SEC, or a Form CB has been filed by Transocean Ltd. with respect to the Offer.

9.Nothing shall have come to the attention of the Offeror that has reasonably caused it to conclude that the information about Songa Offshore or its subsidiaries provided to the Offeror, whether provided by Songa Offshore or any of its representatives, or contained in any publicly filed financial statement or stock exchange notice by Songa Offshore, is, when viewed in context and together with all such information and reporting, inaccurate, misleading or incomplete (a) in any material respect or (b) in the case of information regarding the capitalization of Songa Offshore, other than for immaterial inaccuracies or omissions.

10.Songa Offshore shall have complied in all material respects with its obligations (including Clause 4) under the Agreement and no material breach by Songa Offshore of its representations and warranties (including the representations and warranties in Clauses 13 and 14) under the Agreement shall have occurred.

11.The Perestroika Designee shall have been elected to Transocean Ltd.’s board of directors at the Transocean Ltd. Meeting.

12.On or prior to September 27, 2017, the Offeror shall have concluded (subject to Songa Offshore’s compliance with its obligations under the Agreement relating to such due diligence (including Clause 1.4)) a confirmatory legal, financial, commercial and technical due diligence of Songa Offshore without any findings that in the Offeror’s sole discretion are material to the business or the value of Songa Offshore, provided, however that such due diligence shall not cover any of the items that were part of the Phase 1 Due Diligence (as defined in the Agreement).

Settlement

Settlement of the Offer shall take place, subject to the satisfaction of the condition set forth in no. 6(b) under the item “Completion Conditions” above, as soon as reasonably possible after the Completion Conditions have been met or waived by the Offeror and at the latest 15 U.S. business days after the date of the announcement that all Completion Conditions have been met or waived (such announcement not to be unreasonably withheld).  If the Offer Period is extended, the settlement date may be postponed correspondingly.

Upon registration of the Consideration Shares in the Commercial Register of the Canton of Zug, Switzerland, the Offeror will register the Receiving Agent, on behalf of the shareholders tendering the Songa Shares, in its uncertificated share register. The Offeror will then instruct, or cause to be instructed, Computershare, its transfer agent and registrar, (i) to record the Receiving Agent, on behalf of the shareholders tendering the Songa Shares, in the Offeror’s Share Register, (ii) to register, as of the effective date of settlement, in book entry form a position representing the aggregate number of Consideration Shares and (iii) to take such further steps and actions as are necessary to deliver, or cause to be delivered, such number of Consideration Shares to each tendering holder of Songa Shares as corresponds to the exchange ratio applicable in the Offer.

Long Stop Date

If the Offer has not become unconditional by 11:59 p.m. (CET) on February 15, 2018 (the “Long Stop Date”) the Offer shall lapse and any tendered shares shall be released by the Offeror; provided, however, that the Long Stop Date may be extended at the election of Transocean Ltd. one time for no more than a total of 25 U.S. business days to the extent deemed necessary, at Transocean’s Ltd.’s sole discretion, for the purpose of soliciting additional proxies from shareholders for the election at the Transocean Ltd. Meeting of the Perestroika Designee and, with respect to any extension by Transocean), Transocean prior to such extension publicly confirming the fulfilment of all other conditions for completion of the Offer (other than under nos. 3, 4, and 9 under “Completion Conditions” in this Appendix 1); but clarifying that, with respect to no. 10 under “Completion Conditions” in this Appendix 1, if a willful breach by Songa Offshore of any agreement or covenant in this Agreement occurs solely on or after the Long Stop Date, then such condition no.10 under “Completion Conditions” shall not be satisfied and, in such event, Offeror reserves all of its rights with respect thereto (including completion of the Offer) to determine the satisfaction or waiver of such condition.

Acceptance Binding

The acceptance of the Offer is binding once the Receiving Agent has received the acceptance form, except as otherwise required by applicable law.  Prior to the expiry of the Offer, Songa shareholders may withdraw any shares tendered in the Offer.

Shareholders that accept the Offer will remain the beneficial owners of their Songa Shares and retain voting rights related thereto until settlement has taken place.

APPENDIX 2TERM SHEET FOR THE CONVERTIBLE BOND

Term Sheet

Up to USD [**] 0.5 % Senior Unsecured Exchangeable Bonds 2017/2022 (the “Bonds” or the “Bond Issue”)[1]
ISIN [**] CUSIP [**]

Issuer:	Transocean Inc., incorporated under the laws of the Cayman Islands with business registration number 89645.
Parent:	Transocean Ltd., incorporated under the laws of Switzerland with enterprise identification number (UID) CHE-114.461.224, being the direct 100 % owner of the Issuer.
Guarantor:	The Parent.
Obligors:	Each of the Issuer and the Guarantor.
Currency:	USD.
Maximum Issue Amount:	USD [**].
Tap Issues:

The Bonds may be issued on different issue dates up to the Maximum Issue Amount. All Bonds shall be fungible for tax and securities law purposes, provided that any Bonds issued as consideration in any mandatory offer or compulsory acquisition following the exchange offer for the shares of Songa Offshore SE need not be fungible with the other Bonds for such purposes if it is not reasonably practicable to cause them to be fungible.

Initial Issue Date:	Expected to be [**].
Maturity Date:	Five (5) years after the Initial Issue Date.
Amortisation:	Any outstanding Bonds not converted to shares in the Parent or redeemed as provided for

1Items denoted “[**]” are to be completed at a later date in connection with the issuance of the Bonds.

in this term sheet shall be repaid in one payment on the Maturity Date.
Interest Rate:

0.50% per annum, payable semi-annually in arrears.  Interest on the Bonds will start to accrue on the Initial Issue Date and shall be payable on the Interest Payment Dates. Day-count fraction for coupon is “30/360”, business day convention is “unadjusted following” and business day as determined in New York.

Interest Payment Date:	Semi-annual dates beginning six (6) months after the Initial Issue Date, with the last Interest Payment Date being the Maturity Date.
Default Interest:	Interest Rate plus 3 percentage points per annum.
Price:	100% of the Principal Amount.
Principal Amount - Denominations:	Each Bond will have a Principal Amount of no more than USD 1,000.
Purpose of Bond Issue:

The Bonds will serve as:

(i)part settlement of the NOK 1,400,000,000 Senior Unsecured Callable Bond issued by Songa Offshore SE under ISIN NO0010628753 (SONG04);

(ii)part settlement of the NOK 750,000,000 Senior Unsecured Callable Bond issued by Songa Offshore SE under ISIN NO0010649403 (SONG05);

(iii)settlement of the USD 50,000,000 loan provided by Perestroika AS to Songa Offshore SE; and

(iv)part consideration for the Issuer’s acquisition of the shares in Songa Offshore SE.

Status of the Bonds:

The Bonds will constitute senior unsecured debt obligations of the Issuer. As such, the Bonds will rank at least pari passu with each other and with all other unsecured obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). The Bonds will rank ahead of subordinated capital. The Guarantee will be an equivalently senior obligation of the Parent.

Listing:

The Issuer shall, within 60 days of the Initial Issue Date, cause the Bonds to be listed on either (i) the New York Stock Exchange or (ii) NASDAQ in New York (either such exchange, an “Exchange”). After listing, the Issuer shall ensure that the Bonds remain listed thereon until the Bonds have been redeemed or exchanged in full.

Guarantee:

All present and future obligations of the Issuer under the Finance Documents shall be guaranteed in full by the Guarantor. The Guarantee (which will be included in the Indenture) will be full and unconditional.

Finance Documents:	An indenture (the “Indenture”) and a corresponding global note.

Exchange Right:	Unless previously exchanged, redeemed, purchased or cancelled, the Bonds, including any accrued interest, may be exchanged at the holder’s option into ordinary, unencumbered freely tradeable (by non-affiliates of the Parent) and fully paid up shares in the capital of the Parent (the “Shares”) at the Exchange Price. For the avoidance of doubt, no cash settlement option will be available to the Issuer or the Parent.

Each Bondholder shall be entitled to exchange any or all of their Bonds for Shares at the Exchange Price at any time from the Initial Issue Date and up to Maturity Date (subject to the exercise period ending on the last business day prior to the Maturity Date) by sending a written notice to the Issuer. If an exercise of the Exchange Right gives rise to fractional Shares, the number of Shares resulting from the exchange shall be rounded down to the nearest whole share (fractional Shares will not be issued and cash will be paid in lieu of fractional Shares). The date of exchange will be no later than the third (3rd business day after the date on which the Paying Agent has received the notice from a Bondholder notifying the Paying Agent that it is exercising its Exchange Right.

Reference Price:	USD [**] per Share.
Initial Exchange Price:

USD [**] per Share[2] (as adjusted for any events between signing and closing that, had the Bonds then been outstanding, would have led to an adjustment per the dividend and anti-dilution protection described below).

Dividend and Anti-dilution Protection:

Dividend and anti-dilution protection through adjustment of the Exchange Price as per standard terms for physically-settled convertible bonds in the U.S. convertible bond market, adjusted to the extent appropriate and the fact that the Parent (which is the issuer of the Shares) is incorporated in Switzerland and has its Shares registered with the U.S. Securities and Exchange Commission (the “SEC”) and listed on The New York Stock Exchange.

Call Option:	Only as per “Early redemption at option due to a tax event” below.
Registration Rights:

Affiliated holders shall be entitled to customary demand, shelf and piggyback registration rights with respect to the Bonds, the Shares issuable upon the conversion of the Bonds, and other Shares received in the acquisition, including customary indemnification and contribution rights and provision for underwritten offerings.

Fundamental Change Events:

If a Change of Control Event has occurred, each Bondholder shall have the option to (at each Bondholder’s discretion):

(i)subject to a 60 business day option period calculated from the date the Bondholders received notice from the Issuer of the Change of Control Event, require early redemption of its Bonds at 101% of the Principal Amount plus accrued interest to, but not including, the date of redemption; or

(ii)exchange the Bonds into Shares at an exchange price (COCEP) calculated as follows:

2To be equal to the Reference Price multiplied with 1.225.

COCEP = OEP / (1 + (EP x (c/t))) where:

COCEP = Change of Control Exchange Price;

OEP = Exchange Price (as adjusted pursuant to the Indenture);

EP = Exchange Premium equal to 22.50%;

c = the number of days from and including the date of the Change of Control Event to but excluding the Maturity Date; and

t = the number of days from and including the Initial Issue Date to but excluding the Maturity Date.

If a Listing Failure Event (together with a Change of Control Event (the “Fundamental Change Events”) has occurred, each Bondholder shall have the option to (at each Bondholder’s discretion):

(i)subject to a 60 business day option period calculated from the date the Bondholders received notice from the Issuer, require early redemption of its Bonds at 100% of the Principal Amount plus accrued interest; or

(ii)exchange the Bonds into Shares at an exchange price (LFEP) calculated as follows:

LFEP = OEP / (1 + (EP x (c/t))) where:

LFEP = Listing Failure Exchange Price;

OEP = Exchange Price (as adjusted pursuant to the Indenture);

EP = Exchange Premium equal to 22.50%;

c = the number of days from and including the date of the Listing Failure Event to but excluding the Maturity Date; and

t = the number of days from and including the Initial Issue Date to but excluding the Maturity Date.

In the event of an early redemption pursuant to the above, settlement shall be five (5) banking days after the Paying Agent has received such request.

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and any other applicable securities laws or regulations in connection with an exchange.

Change of Control Event:

The occurrence of an event or series of events constituting a “Change of Control Repurchase Event” as defined in that certain indenture by and among Transocean Inc., the guarantors party thereto and Wells Fargo Bank, National Association, dated July 21, 2016 (the “Existing Unsecured Indenture”) as adapted to apply to either of the Issuer or the Parent.

Listing Failure Event:	In the case of the Shares, that the Shares cease to be admitted to listing on The New York Stock Exchange or on another principal U.S. national securities exchange.

Information Undertakings:

The provision of applicable information and notices (including with respect to put option events) to the Bond Trustee and Bondholders as set forth in the Existing Unsecured Indenture and timely provision of reports under the US Exchange Act.

General Undertakings:

The following general undertakings as set forth in the Existing Unsecured Indenture:

•Payment of Securities (Section 4.04),

•Statement by Officer as to Compliance; Statement by Officer as to Default (Section 4.08),

•Further Instruments and Acts (Section 4.09),

•Consolidation, Mergers and Sale of Assets (Section 5.01); provided that the successor (if any) is organized under the laws of (i) the Cayman Islands, Bermuda, the British Virgin Islands, the United States or any State thereof (including the District of Columbia), England, Wales, Scotland, Ireland, Netherlands, Luxembourg or Cyprus, or (ii) any other jurisdiction that would not have a materially adverse change to the rights of the Bondholders.

in each case, adjusted where appropriate to address exchangeable notes structure (including application to the Parent and its Guarantee).

Event of Defaults:

The following Event of Default provisions (applicable to the Obligors) as set forth in the Existing Unsecured Indenture:

•non-payment of interest (Section 6.01(1)) or principal (Section 6.01(2)),

•failure to make offers in connection with Put Option Events (Section 6.01(3)),

•breach of other obligations (Section 6.01(4),

•failure of the Guarantee to be in full force and effect (6.01(5), and

•bankruptcy proceedings (Sections 6.01(6) and 6.01(7),

in each case, adjusted where appropriate to address exchangeable notes structure.

The following specific Events of Default will also apply:

Failure to Exchange:

The Issuer fails to comply with its obligations to exchange the Bonds in accordance with the Indenture upon exercise of a Bondholder’s exchange right.

Ownership of the Issuer:

The Issuer ceases to be 100% owned (directly or indirectly) by the Parent.

Bond Delisting Event:

The Bonds have not been admitted for listing on an Exchange within 60 days following the Initial Issue Date or, in the case of a successful admission to listing of the Bonds, that a period of 60 days has elapsed since the Bonds ceased to be listed on an Exchange.

Tax Gross-up:

Subject to standard exceptions included in Sections 12.01(1) and 12.01(4) or any combination thereof of the Existing Unsecured Indenture and as set forth below under “Early put option due to tax event”, if any Obligor is required by law to withhold any tax from any payment in respect of the Bonds under the Finance Documents the amount of the payment due will be grossed-up to such net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required.

Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

Early Put Option due to a Tax Event:

If the Issuer is required by law to withhold any tax from any payment in respect of the Bonds under the Finance Documents as a result of a change in applicable law implemented after the date of the Bond terms, the Issuer will have the right to offer to redeem all of the Bonds at a price equal to 100 % of the Nominal Amount (the “Tax Event Put Offer”). The Issuer shall give written notice of such offer to the Bond Trustee and the Bondholders at least 20 business days prior to the relevant repayment date, provided that no such notice shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due. If the Issuer determines to make such Tax Event Put Offer, all Bonds remaining outstanding after the relevant repayment date shall no longer be subject to the tax gross-up provision set forth under “Tax Gross-up” set forth above.

Indenture:

The Indenture will regulate the rights and obligations with respect to the Bonds. In the event of any discrepancy between this term sheet and the Indenture, the provisions of the Indenture shall prevail.

The Indenture shall include provisions on the Bond Trustee’s right to represent the Bondholders, including a customary “no action” clause, meaning that no individual Bondholder may take any legal action against the Issuer individually other than as permitted under the Indenture (as further described in the Indenture). The Indenture will further contain provisions regulating the duties of the Bond Trustee, procedures for obtaining Bondholders’ consents and applicable requirements for Bondholders’ consent, whereas a sufficient majority of Bondholders may materially amend the provision of the Indenture or discharge the Bonds in part or in full without the consent of all Bondholders, other than in respect of specified customary terms requiring consent of each affected Bondholder (including those specified in the Existing Unsecured Indenture and the rights described under “Fundamental Change Events”), as well as other provisions customary for a bond offering as described herein.  Concurrently with any Tax Event Put Offer, Bondholders shall have the right to exchange their Bonds at a decreased exchange price calculated using the formula for reducing the exchange price in connection with a Change of Control Event.

Bond Trustee:	Wells Fargo Bank, National Association.
Paying Agent:	Wells Fargo Bank, National Association.
Securities Depository:	The Bonds will be registered in Cede & Co., as authorized representative of The Depository Trust Company.
Repurchase of Bonds:

The Issuer may purchase and hold Bonds and such Bonds may be retained, sold (provided they are fully fungible with other Bonds) or cancelled at the Issuer’s sole discretion (but Bonds so held will not be considered outstanding for purposes of any Bondholder action).

Subscription Restrictions:

The Bonds may be issued in a transaction exempt from registration under the U.S. Securities Act, and any state securities law.  If this is the case, the Bonds  may not be offered or sold within the United States to, or for the account or benefit of, any U.S. Person (as such terms are defined in regulations), except pursuant to an exemption from the registration requirements of the U.S. Securities Act and appropriate exemptions under the laws of any other jurisdiction.  The applicable exemption for any Bonds offered and sold as part consideration for the Issuer’s acquisition of the shares in Songa Offshore SE or in settlement (or partial settlement) of Songa Offshore SE’s outstanding bonds and shareholder loan, and any related transfer restrictions, remain to be determined.  Notwithstanding the foregoing, to the extent listed on an exchange as set forth herein, the Bonds will be registered with the SEC.

Further details will be included in the voluntary offer document and/or bond tender form.

Transfer Restrictions:

The Bonds are freely transferable and may be pledged, subject to the following:

(i)Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with local laws and regulations applicable at own cost and expense.

(ii)Notwithstanding the above, a Bondholder which has purchased the Bonds in contradiction to mandatory restrictions applicable may nevertheless utilize its voting rights under the Bond terms provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

(iii)Bondholders that are affiliates of the Issuer or Parent may be subject to transfer restrictions mandatorily applicable under the U.S. Securities Act.

Governing Law:	New York law.

APPENDIX 3OFFEROR ANNOUNCEMENT RELEASE

Omitted.

APPENDIX 4SONGA OFFSHORE ANNOUNCEMENT RELEASE

Omitted.

APPENDIX 5PRE-ACCEPTANCE OF OFFER

Omitted.

APPENDIX 6INDICATIVE TIMETABLE

Omitted.

APPENDIX 7SONGA BOARD RECOMMENDATION

Omitted.

APPENDIX 8INDEPENDENT STATEMENT

Omitted.

APPENDIX 9LIST OF SUBSIDIARIES

Omitted.

ANNEX B

SUBSCRIPTION FORM

Subscription Form

For

Compulsory Acquisition of the Remaining Shares in

Songa Offshore SE

Made By

Transocean Ltd.

This Subscription Form shall be used in order to subscribe for consideration shares (the “New Consideration Shares”) and exchangeable bonds (the “New Exchangeable Bonds” and, together with the New Consideration Shares, the “Consideration Option”) in the compulsory acquisition (squeeze-out) (the “Compulsory Acquisition”) of all remaining shares of Songa Offshore SE (“Songa Offshore”) not owned by Transocean Ltd. (“Transocean”) on the terms and conditions set forth in the Prospectus dated [Ÿ]. 2018  (the “Prospectus”) to which this form is attached.  All capitalized terms used but not defined hereinafter have the meanings assigned to them in the Prospectus.

Shareholder and Address:	Return to: Clarksons Platou Securities AS Munkedamsveien 62c N- 0270 Oslo, Norway Tel: +47 22 01 63 00 E-mail: ecm.oslo@clarksons.com

The shareholders’ registry of Songa Offshore shows:
VPS account:	Bank account number for cash payment:	No. of shares:	Rights holders registered:

U.S. Taxpayer Identification Number (if applicable):

Shareholders who wish to receive the Consideration Option must fully and correctly complete and return all Subscription Forms received by the Expiration Time.    If you wish to receive the Cash Alternative described herein, you do not have to complete or return this Subscription Form.  Anyone who does not properly complete and return this Subscription Form will automatically receive the Cash Alternative described herein of NOK 47.50 per share of Songa Offshore held in their VPS account.

Deadline for Returning Subscription Form

This Subscription Form must be received by Clarksons Platou Securities AS (“CPS”), as settlement agent for the Compulsory Acquisition, prior to the expiration of the Subscription Period at [16:30] (CET) on [Ÿ], 2018 (such date and time, as it may be extended, the “Expiration Time”). Shareholders with shares in Songa Offshore distributed among several VPS accounts will receive one Subscription Form for each such VPS account.

Determination of Valid Subscription Form

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Subscription Forms from Songa Offshore shareholders will be determined by Transocean, in its sole discretion, which determination shall be final and binding on all parties. Transocean reserves the absolute right to reject any Subscription Forms determined by it not to be in proper form or which may, in the opinion of its counsel, be unlawful. Transocean also reserves the absolute right to waive any defect or irregularity in the Subscription Form of any particular Songa Offshore shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, within the limits of the requirements in Section 6-10 (9) of the Norwegian Securities Trading Act of 29 June 2007 no. 75 for equal treatment of shareholders. No Subscription Forms will be deemed to have been validly received until all defects and irregularities have been waived or cured within such time as Transocean shall determine. None of Transocean, Songa Offshore, CPS or any other person will be under any duty to give notice of any defects or irregularities in Subscription Forms or incur any liability for failure to give any such notice. Transocean’s interpretation of the terms and conditions of the Compulsory Acquisition (including this Subscription Form) will be final and binding.

If you own shares in Songa Offshore that are registered in the name of one or more brokers, banks, investment managers or other nominees, you must contact such persons to receive the Consideration Option with respect to such shares. The receipt of the Consideration Option in exchange for shares in Songa Offshore registered in the name of any broker, bank, investment manager or other nominee must be done by the broker, bank, investment manager or other nominee, as applicable, on your behalf.

Questions and Requests for Additional Copies of Documents

You may contact CPS, as settlement agent for the Compulsory Acquisition, at the address and telephone number set forth below with any questions or requests for additional copies of the Prospectus or this Subscription Form. You may also contact your broker, bank, investment manager, or other nominee for assistance. Such copies will be furnished promptly at Transocean’s expense.

Clarksons Platou Securities AS

Munkedamsveien 62c

N-0270 Oslo, Norway

Tel: +47 22 01 63 00

Email: ecm.oslo@clarksons.com

Settlement Options (please select one):

Option 1 – Delivery to an Eligible Customer Brokerage Account

☐           By selecting Option 1 for settlement and completing the information requested below, you hereby elect and instruct Transocean and CPS and Computershare Trust Company, N.A. (“Computershare”), as transfer agent for Transocean’s shares and distribution agent for the Compulsory Acquisition, to deposit the New Consideration Shares and New Exchangeable Bonds you are entitled to receive in connection with the settlement of the Compulsory Acquisition into the participant account with The Depository Trust Company (“DTC”) specified below, for further credit to the customer brokerage account specified below.

In order for New Consideration Shares and New Exchangeable Bonds to be credited to your customer brokerage account pursuant to this option, you must instruct your broker to receive the New Consideration Shares and New Exchangeable Bonds from Computershare on the settlement date, which is expected to be no later than five business days following the expiration of the Compulsory Acquisition.  All New Consideration Shares and New Exchangeable Bonds will be delivered through DTC Free of Value (FOV) from Computershare’s DTC Participant account #2586. Please provide this information to your broker to ensure prompt settlement and receipt of your New Consideration Shares and New Exchangeable Bonds. If you pick Option 1 then you must give your broker Computershare’s DTC Participant account #2586 and tell your broker to accept delivery. Computershare will attempt to deliver the New Consideration Shares and New Exchangeable Bonds to your eligible customer brokerage account three times. If Computershare cannot complete delivery after the third attempt, then they will use Option 2 to deliver your New Consideration Shares and New Exchangeable Bonds.

DTC Participant Name:
DTC Participant Number:
DTC Participant Account Number:
Customer Brokerage Account (This is your personal account information with the DTC Participant)
Undersigned’s account number with Broker:
Broker Representative Name:
Broker Representative Phone Number:
Broker Representative’s E-mail:

Option 2 – Delivery through a Direct Registration System Account

☐            By selecting Option 2 for settlement, you hereby elect and instruct Transocean and CPS, as settlement agent for the Compulsory Acquisition, and Computershare, as transfer agent for Transocean’s shares and distribution agent for the Compulsory Acquisition, to deposit the New Consideration Shares in a Direct Registration System (DRS) Account at Computershare in my/our name.  You hereby certify that the name and address listed above are the true and correct name and address of the shareholder to whom the New Consideration Shares are to be transferred and in whose name the New Consideration Shares are to be recorded in the share register upon settlement of the Compulsory Acquisition.

You hereby also certify that you understand that by selecting this option for settlement of New Consideration Shares, any New Exchangeable Bonds that you are entitled to receive will continue to be held by Computershare on your behalf until such time as you specify a brokerage account with a broker who is, directly or indirectly, a DTC participant capable of taking delivery of such New Exchangeable Bonds. You will be required to provide information for such a brokerage account as specified in this Subscription Form and the Prospectus in order to claim and receive any New Exchangeable Bonds that you are entitled to receive as a result of your selection of the Consideration Option.

All cash payable to you in the Compulsory Acquisition will be made to the bank account that is registered as the account for dividends on your VPS account as listed above.  All such cash payments will be distributed by CPS, as settlement agent, upon settlement of the Compulsory Acquisition.

Instructions and Acknowledgements Delivered To Transocean, CPS and Computershare

1.

I/We confirm that I/we have received and reviewed the Prospectus and selected the Consideration Option for all my/our shares in Songa Offshore in accordance with the terms and conditions set forth in the Prospectus, unless otherwise stated by me/us below in item 2 below. My/our selection also comprises any shares in Songa Offshore which I/we, in addition to the number of shares stated above, hold or acquire and that are registered in the VPS on the above stated account before the VPS account is debited.

2.

I/We only select the Consideration Option in accordance with the terms and conditions set forth in the Prospectus and elect the Consideration Option indicated in this Subscription Form.  If the box for the Consideration Option is not checked, I/we acknowledge that I/we automatically will receive the Cash Alternative.

I/we understand that the aggregate consideration paid to each Songa Offshore shareholder selecting the Consideration Option shall be comprised, as near as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

If I/we were entitled to receive a fraction of a New Consideration Share, I/we will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39. If I/we were entitled to receive a fractional amount of New Exchangeable Bonds, I/we will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond. Any cash payable in lieu of fractional New Consideration Shares or New Exchangeable Bonds will be paid in NOK based on the NOK/USD closing price of 7.9239 at 4:00 pm CET as determined by Norges Bank on August 14, 2017.

3.

I/We accept that I/we may not sell, otherwise dispose, encumber or transfer to another VPS account, the shares in Songa Offshore subscribed hereunder. CPS is irrevocably authorised to block the shares in Songa Offshore on the above-mentioned VPS account in favour of CPS on behalf of Transocean.

4.

I/We accept that settlement for any cash I/we may be entitled to receive in the Compulsory Acquisition will be made by way of transfer to the bank account registered on the VPS account for dividend payment. In the absence of such account, settlement of any such cash amounts will be made by way of postal cheque (or currency cheque for shareholders with a non-Norwegian address).

5.

I/We accept that settlement in the form of New Consideration Shares and New Exchangeable Bonds will be made by way of the Settlement Option indicated in this Subscription Form. If neither of the boxes for the Settlement Options are checked, I/we acknowledges that I/we automatically will be deemed to have selected “Option 2 – Delivery through a Direct Registration System Account.”

I/We also acknowledge that if I/we pick “Option 1 - Delivery to an Eligible Customer Brokerage Account” then I/we must give my/our broker Computershare's DTC Participant account #2586 and tell my/our broker to accept delivery of the New Consideration Shares and New Exchangeable Bonds delivered by Computershare on or about the settlement date of the Compulsory Acquisition. I/We understand that Computershare will attempt to deliver my/our New Consideration Shares and New Exchangeable Bonds to my/our eligible customer brokerage account three times, and if Computershare cannot complete delivery after the third attempt, then I/we will be deemed to have selected “Option 2 - Delivery through a Direct Registration System Account” as my/our Settlement Option.

I/We also acknowledge that, if I/we have selected “Option 2 – Delivery through a Direct Registration System Account” from the Settlement Options above, no New Exchangeable Bonds that I/we are entitled to receive will be delivered to me/us, and all such New Exchangeable Bonds will continue to be held by Computershare on my/our behalf until such time as I/we specify a brokerage account with a broker who is, directly or indirectly, a DTC participant capable of taking delivery of such New Exchangeable Bonds.  I/We understand that such information (together with any other information required by Transocean to verify my/our identity and complete the transfer) must be provided to Computershare and Transocean at the following addresses in order to claim my/our New Exchangeable Bonds.

Computershare, Inc.	Transocean Ltd.
Attn: Corporate Actions	Attn: Pam Easton; Songa Shareholder Settlement
250 Royall Street,	4 Greenway Plaza
Canton, Massachusetts 02021	Houston, Texas 77046
Telephone: +1 877 397 7229 or +1 201 680 6578	Telephone: +1 713 232 7647
Email: web.queries@computershare.com	Email: pam.easton@deepwater.com

I/We understand that if we do not have an eligible customer brokerage account and wish to obtain one, I/we can contact CPS for a list of brokers that I/we may contact to establish such account.

6.

My/Our shares in Songa Offshore are transferred free of any encumbrances and any other third party right whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over my/our shares in Songa Offshore and/or VPS account(s) must sign the Subscription Form and thereby waive their rights therein and approve the transfer of the shares in Songa Offshore to Transocean free of any encumbrances and any other third party right whatsoever. I/We acknowledge that this Subscription Form may only be regarded to be validly completed if any registered holders of rights have given written consent on this Subscription Form that the shares are subscribed and may be transferred to Transocean free of any such rights (this is done by inserting YES in the box ‘Rights holders registered’ above at the top right hand side of this form and by signing below).

7.

Transocean will pay my/our VPS transaction costs that may occur as a direct consequence of my/our selection of the Consideration Option. Transocean will not cover any other costs that I/we may incur in connection with my/our selection of the Consideration Option.

8.

I/We irrevocably authorize CPS to act as exchange agent on my/our behalf for my/our account and take all steps CPS in its discretion deems necessary and appropriate to effect the contribution of my/our shares in Songa Offshore for New Consideration Shares, New Exchangeable Bonds, in accordance with the terms of the Compulsory Acquisition. Without limitation to the foregoing, I/we hereby authorize and direct CPS to enter into, on my/our behalf, a contribution agreement or agreements with Transocean to effect the contribution of all my/our shares in Songa Offshore subscribed in the Compulsory Acquisition to Transocean, to subscribe for my/our account for (and in any other way execute all formalities necessary to deliver) the New Consideration Shares deliverable to /me/us as a result of the Compulsory Acquisition, to effectuate payment with same day transfer of the shares in Songa Offshore from my/our VPS-account to Transocean upon completion of the Compulsory Acquisition, and to take and effect such other actions and acts as may be necessary or appropriate in the discretion of CPS to complete the Compulsory Acquisition.

9.

This Subscription Form and the Compulsory Acquisition are governed by Norwegian law and, to the extent applicable, the federal laws of the United States, including U.S. federal securities laws. Any dispute in connection with the Compulsory Acquisition is subject to the exclusive jurisdiction of the Norwegian courts, with the Oslo District Court as the agreed venue.

10.

I/We understand and agree that the Compulsory Acquisition is not being made to, nor will Subscription Forms be accepted from or on behalf of Songa Offshore shareholders in any jurisdiction in which the making of the Compulsory Acquisition would not be in compliance with the laws of such jurisdiction. I/We confirm that my/our selection of the Consideration Option is not restricted according to the laws of the jurisdiction applicable to me/us.

11.

Under the “backup withholding” provisions of United States federal income tax laws, CPS and Computershare may be required to withhold a portion of any payments made to certain Songa Offshore shareholders pursuant to the Compulsory Acquisition. To avoid this withholding, a subscribing United States Shareholder (as defined below) (or other United States payee) is required to provide a correct Taxpayer Identification Number (“TIN”) on IRS Form W-9, which is included herein, and to certify, under penalties of perjury, that the TIN provided on the IRS Form W-9 is correct. In addition, such United States Shareholder must date and sign the IRS Form W-9 as indicated. If such United States Shareholder is an individual, the TIN is his or her social security number. If a subscribing United States Shareholder (or other United States payee) does not provide the correct TIN or an adequate basis for an exemption, such shareholder (or other payee) may be subject to backup withholding at the applicable rate (currently 28%), and may be subject to a penalty imposed by the IRS. If a subscribing United States Shareholder does not have a TIN, such shareholder should consult the instructions to IRS Form W-9 for information on applying for a TIN and completing and signing the IRS Form W-9 while the TIN application is in process. See the enclosed IRS Form W-9 and the instructions thereto for additional information.

Certain United States Shareholders (including, among others, C corporations) who are exempt recipients are not subject to backup withholding. See the enclosed copy of the IRS Form W-9 and the instructions to IRS Form W-9. In order to confirm exempt status and avoid erroneous backup withholding, such exempt United States Shareholders should furnish their TIN, check the appropriate box on the IRS Form W-9 and sign, date and return the IRS Form W-9 to the Depositary.

A shareholder (or other payee) that is not a United States Shareholder may qualify as an exempt recipient by providing a properly completed and signed IRS Form W-8BEN (for individuals) or IRS Form W-8BEN-E (for certain entities) or other appropriate IRS Form

W-8, as applicable, signed under penalties of perjury, attesting to such shareholder or payee’s non-U.S. status or by otherwise establishing an exemption. An IRS Form W-8BEN (for individuals) is enclosed with this Subscription Form.

For purposes of these instructions, a “United States Shareholder” is (i) an individual who is a citizen or resident alien of the United States for United States federal income tax purposes, (ii) a corporation (including an entity taxable as a corporation for United States federal income tax purposes) or partnership (including an entity taxable as a partnership for United States federal income tax purposes) created under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS if eligibility is established and appropriate procedure is followed.

I/We understand that failure to provide a correct, completed and signed IRS Form W-9 or an appropriate IRS Form W-8, as applicable, may subject me/us to United States federal income tax withholding on any payments made pursuant to the Compulsory Acquisition. I/WE CONFIRM THAT WE HAVE BEEN NOTIFIED THAT I/WE SHOULD SEEK ADVICE BASED ON MY/OUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Place	Date	Telephone no.	Signature*
* If signed pursuant to proxy, a proxy form or company certificate confirming the authorised signature must be enclosed

Rights holder(s):

In the event that there is registered holder(s) of rights on the VPS-account this is marked with a YES above on the top right-hand box of this Subscription Form. As holder(s) of rights, the undersigned consents that this selection of the Consideration Option is undertaken on the above-mentioned terms.

Place	Date	Telephone no.	Rights holder’s signature*
* If signed pursuant to proxy, a proxy form or company certificate confirming the authorised signature must be enclosed

Form W-9 (Rev. 12-2014)	Page 6

Form W-9	Request for Taxpayer Identification Number and Certification					Give Form to the requester. Do not send to the IRS.
(Rev. December 2014)
Department of the Treasury Internal Revenue Service
1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification; check only one of the following seven boxes:					4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
Individual/sole proprietor or single-member LLC	C Corporation	S Corporation	Partnership	Trust/estate
	Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) _______				Exempt payee code (if any) _________
	Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the line above for the tax classification of the single-member owner.				Exemption from FATCA reporting code (if any) __________________
	Other (see instructions)				(Applies to accounts maintained outside the U.S.)
5 Address (number, street, and apt. or suite no.)				Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)
Part I				Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note. If the account is in more than one name, see the instructions for line 1 and the chart on page 4 for guidelines on whose number to enter.

Social security number

						_	_
or
Employer identification number

_
Part II				Certification
Under penalties of perjury, I certify that:

1.   The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.   I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.   I am a U.S. citizen or other U.S. person (defined below); and

4.   The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3.

Sign Here	Signature of U.S. person			Date

Form W-9 (Rev. 12-2014)	Page 7

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. Information about developments affecting Form W-9 (such as legislation enacted after we release it) is at www.irs.gov/fw9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following:

 Form 1099-INT (interest earned or paid)

 Form 1099-DIV (dividends, including those from stocks or mutual funds)

 Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

 Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

 Form 1099-S (proceeds from real estate transactions)

 Form 1099-K (merchant card and third party network transactions)

 Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

 Form 1099-C (canceled debt)

 Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding? on page 2.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting? on page 2 for further information.

Cat. No. 10231X	Form W-9 (Rev. 12-2014)

Note. If you are a U.S. person and a requester gives you a form other than Form W‑9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W‑9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

 An individual who is a U.S. citizen or U.S. resident alien;

 A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

 An estate (other than a foreign estate); or

 A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States:

 In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

 In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

 In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code on page 3 and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships above.

What is FATCA reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code on page 3 and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding.  If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account, list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9.

a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note. ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.

c. Partnership, LLC that is not a single-member LLC, C Corporation, or S Corporation. Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box in line 3.

Limited Liability Company (LLC). If the name on line 1 is an LLC treated as a partnership for U.S. federal tax purposes, check the “Limited Liability Company” box and enter “P” in the space provided. If the LLC has filed Form 8832 or 2553 to be taxed as a corporation, check the “Limited Liability Company” box and in the space provided enter “C” for C corporation or “S” for S corporation. If it is a single-member LLC that is a disregarded entity, do not check the “Limited Liability Company” box; instead check the first box in line 3 “Individual/sole proprietor or single-member LLC.”

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space in line 4 any code(s) that may apply to you.

Exempt payee code.

 Generally, individuals (including sole proprietors) are not exempt from backup withholding.

 Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

 Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

 Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13.  A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

[2]  However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees; and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note. You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-owner LLC that is disregarded as an entity separate from its owner (see Limited liability company (LLC) on page 2), enter your SSN (or EIN, if you have one). If the LLC is a corporation, partnership, etc., enter the entity’s EIN.

IF the payment is for . . .	THEN the payment is exempt for . . .

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS‑5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov. You may also get this form by calling 1‑800‑772‑1213. Use Form W‑7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS‑4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W‑7 and SS‑4 from the IRS by visiting www.irs.gov or by calling 1‑800‑TAX-FORM (1‑800‑829‑3676).

If you are asked to complete Form W‑9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60‑day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W‑8.

Interest and dividend payments	All exempt recipients except for 7
Broker transactions

Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Barter exchange transactions and patronage dividends	Exempt recipients 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt recipients 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4
[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

[3] You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on page 2.

*Note. Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

What Name and Number To Give the Requester

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idtheft or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4. a. The usual revocable savings trust (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law	The grantor-trustee[1] The actual owner[1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i) (A))	The grantor*
For this type of account:	Give name and EIN of:
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity[4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i) (B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

[2] Circle the minor’s name and furnish the minor’s SSN.

Form W-8BEN

Certificate of Foreign Status of Beneficial Owner for United
States Tax Withholding and Reporting (Individuals)

For use by individuals. Entities must use Form W-8BEN-E.
 Go to www.irs.gov/FormW8BEN for instructions and the latest information.

Give this form to the withholding agent or payer. Do not send to the IRS.

OMB No. 1545-1621
(Rev. July 2017)
Department of the Treasury Internal Revenue Service

Do NOT use this form if:		Instead, use Form:
 You are NOT an individual		W-8BEN-E
 You are a U.S. citizen or other U.S. person, including a resident alien individual		W-9
 You are a beneficial owner claiming that income is effectively connected with the conduct of trade or business within the U.S. (other than personal services)		W-8ECI
 You are a beneficial owner who is receiving compensation for personal services performed in the United States		8233 or W-4
 You are a person acting as an intermediary		W-8IMY
Note: If you are resident in a FATCA partner jurisdiction (i.e., a Model 1 IGA jurisdiction with reciprocity), certain tax account information may be provided to your jurisdiction of residence.
Part I		Identification of Beneficial Owner (see instructions)
1	Name of individual who is the beneficial owner	2 Country of citizenship
3	Permanent residence address (street, apt. or suite no., or rural route). Do not use a P.O. box or in-care-of address.
City or town, state or province. Include postal code where appropriate.		Country
4	Mailing address (if different from above)
City or town, state or province. Include postal code where appropriate.		Country
5	U.S. taxpayer identification number (SSN or ITIN), if required (see instructions)	6 Foreign tax identifying number (see instructions)
7	Reference number(s) (see instructions)	8 Date of birth (MM-DD-YYYY) (see instructions)

Part II	Claim of Tax Treaty Benefits (for chapter 3 purposes only) (see instructions)
9	I certify that the beneficial owner is a resident of ____________________________within the meaning of the income tax treaty between the United States and that country.
10

Special rates and conditions (if applicable—see instructions): The beneficial owner is claiming the provisions of Article and paragraph ________ of the treaty identified on line 9 above to claim a _______% rate of withholding on (specify type of income):_____________________________________ Explain the additional conditions in the Article and paragraph the beneficial owner meets to be eligible for the rate of withholding: _______________________________________________________________________

Part III		Certification

Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:



I am the individual that is the beneficial owner (or am authorized to sign for the individual that is the beneficial owner) of all the income to which this form relates or am using this form to document myself for chapter 4 purposes,

	The person named on line 1 of this form is not a U.S. person,
	The income to which this form relates is:

(a) not effectively connected with the conduct of a trade or business in the United States,

(b) effectively connected but is not subject to tax under an applicable income tax treaty, or

(c) the partner’s share of a partnership's effectively connected income,



The person named on line 1 of this form is a resident of the treaty country listed on line 9 of the form (if any) within the meaning of the income tax treaty between the United States and that country, and

	For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.

Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner. I agree that I will submit a new form within 30 days if any certification made on this form becomes incorrect.

Sign Here
Signature of beneficial owner (or individual authorized to sign for beneficial owner)		Date (MM-DD-YYYY)

Print name of signer		Capacity in which acting (if form is not signed by beneficial owner)

For Paperwork Reduction Act Notice, see separate instructions.	Cat. No. 25047Z	Form W-8BEN (Rev. 7-2017)

ANNEX C

INDEPENDENT STATEMENT OF ABG SUNDAL COLLIER ASA

As required by the rules of the Oslo Stock Exchange, in connection with the Combination, Songa Offshore engaged ABG Sundal Collier ASA (“ABG Sundal Collier”), an independent advisor, to issue a statement regarding the Offer pursuant to Section 6 16 (4) of the Norwegian Securities Trading Act.  ABG Sundal Collier rendered such independent statement to the Songa Board on December 20, 2017, and a copy of the independent statement was included in the Voluntary Tender Offer S-4.  No independent statement is required to be rendered in connection with the Compulsory Acquisition.  The independent statement previously rendered by ABG Sundal Collier is included in this Prospectus for information only and should be read together with the disclosures set forth in the Voluntary Tender Offer S-4.

The Board of Directors of Songa Offshore SE

P.O. Box 54023

3720 Limassol

Cyprus

Oslo, 20 December 2017

Independent statement in accordance with section 6‑16 of the Norwegian Securities Trading Act

1.Background and introduction

On 13 August 2017, Transocean Ltd. (“Transocean”) and Songa Offshore SE (“Songa Offshore” orthe “Company”) entered into a transaction agreement (the “Transaction Agreement”), which was announced on 15 August 2017 (the “Transaction Announcement”), whereby the parties agreed to seek to complete a business combination, to be effected by Transocean (itself or through a wholly owned subsidiary) making a recommended public voluntary exchange offer for all outstanding shares in Songa Offshore (the “Offer”).

Transocean will launch the Offer on 21 December 2017. Transocean, on behalf of itself and through its direct wholly owned subsidiary, Transocean Inc, will make the offer to exchange each Songa Offshore share (on a fully diluted basis, including Songa Offshore shares issued by exercise of warrants or restricted share units, or conversion of Songa Offshore’s convertible bonds) for a consideration (the “Consideration”) consisting of 0.35724 newly issued registered shares of Transocean (the “Consideration Shares”), each with a par value of 0.10 Swiss franc (“CHF”), and USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2022, which are exchangeable into shares of Transocean, par value CHF 0.10 per share (the “Exchangeable Bonds”), to be issued by Transocean Inc, a wholly owned subsidiary of Transocean. As part of the Offer, each Songa Offshore shareholder may instead elect to receive an amount in cash of NOK 47.50 per Songa Offshore share up to a maximum of NOK 125,000 per shareholder (the “Cash Election”) in lieu of some or all of the Consideration Shares and Exchangeable Bonds such shareholder would otherwise be entitled to receive in the Offer. The offer period will commence on 21 December 2017 and will end on 23 January 2018 at 16:30 CET, subject to any extension by Transocean (the “Offer Period”).

On the basis of the closing price of the Transocean shares on the New York Stock Exchange (NYSE) on 14 August 2017, the last trading day prior to the announcement of the Transaction Agreement, and the nominal value of the Exchangeable Bonds, the implied consideration being paid in the Offer is NOK 47.50 for each Songa Offshore share using the USD/NOK closing exchange rate as determined by Norges Bank as of 14 August 2017 (the “Implied Consideration”). The aggregate amount of Consideration paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Exchangeable Bonds, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Exchangeable Bonds issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder. The Consideration Shares and the Exchangeable Bonds shall be listed in the U.S.

The Offer is the first step in Transocean’s plan to acquire all outstanding shares in Songa Offshore. If the Offer is completed and Transocean acquires Songa Offshore shares representing 90% (on a fully diluted basis) or more of the outstanding shares of the Company, Transocean has stated that, as soon as practicable following the completion of the Offer, it intends to initiate a compulsory acquisition (squeeze-out) of the remaining Songa Offshore shares not directly owned by Transocean pursuant to article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007) as amended.

Detailed information about the Offer is set out in the combined offer document and prospectus (the “Offer Document”) from Transocean dated 20 December 2017. ABG Sundal Collier strongly recommends shareholders of Songa Offshore to carefully study the information given in the Offer Document.

The Board of Directors of Songa Offshore has a duty under section 6‑16 (1) of the Norwegian Securities Trading Act (“STA”) to issue a statement setting out its assessment of the Offer and the reasons on which it is based, including its views on the effects of the implementation of the Offer on the interests of the Company, including the effect, if any, of the strategic plans by the offeror on employment and the location of the Company’s place of business.

In accordance with section 6‑16 (4) of the STA, the Oslo Stock Exchange has required that such statement regarding the Offer is issued by an independent advisor on behalf of the Company.

ABG Sundal Collier ASA (“ABG Sundal Collier”) has been engaged by Songa Offshore to provide a statement on behalf of the Company in accordance with section 6‑16 (4) of the STA. The Oslo Stock Exchange has approved ABG Sundal Collier to provide the statement.

ABG Sundal Collier has based its work on information available and market conditions as at the date of this statement. Our assessment is necessarily based upon economic, market and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. This statement does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of Songa Offshore, Transocean or the trading price of Songa Offshore’s shares or Transocean’s shares, which are factors on which this statement was based. It should be understood that subsequent developments may affect this statement, and we do not have any obligation and assume no responsibility for updating, revising, or reaffirming any aspect of this statement.

2.The transaction timeline and shareholder undertakings

In March 2017, the Board of Directors of Songa Offshore was approached by representatives of Transocean to explore the opportunity to combine the businesses of Songa Offshore and Transocean. In June 2017, Transocean, Songa Offshore and their respective legal and financial advisors engaged in extensive discussions and negotiations regarding the potential business combination, and Transocean conducted an initial due diligence on Songa Offshore.

On 13 August 2017, Transocean and Songa Offshore entered into the Transaction Agreement, which was announced in the Transaction Announcement on 15 August 2017.

On 14 and 15 August 2017, Transocean obtained irrevocable undertakings from Songa Offshore shareholders, including Perestroika AS, Songa Offshore’s largest shareholder, and members of the Board of Directors (as further described below), representing in aggregate approximately 76.5% of the outstanding shares in the

Company on a fully diluted basis (all outstanding shares in the company after the exercise of warrants and options and conversion of convertible bonds) to tender their Songa Offshore shares in the Offer.

These undertakings also apply to any Songa Offshore shares that these shareholders may acquire before the end of the Offer Period. These pre-acceptances cannot be withdrawn as a result of a superior offer from a third party. Perestroika AS has also agreed that it will not sell, transfer, encumber or otherwise dispose of the Consideration Shares for a period until 15 August 2018. This lock-up shall not apply to any shares that Perestroika acquires through exchange of Exchangeable Bonds. The Cash Election was not available to the pre-accepting shareholders.

On 21 December 2017, Transocean will launch the Offer and publish the Offer Document.

3.Methodology

In connection with this statement, ABG Sundal Collier has reviewed and considered among other things:

(i)	The Offer Document dated 20 December 2017;
(ii)	the Transaction Agreement, dated 13 August 2017;
(iii)	certain reports presentations and communications from the Company and Transocean;
(iv)	the reported price and trading activity for the Company’s shares and Transocean’s shares;
(v)	certain publicly available research analyst reports for the Company and Transocean;
(vi)	certain financial and stock market information for the Company and Transocean compared with similar information for certain other companies, the securities of which are publicly traded;
(vii)	the financial terms of certain other business acquisitions and combinations that we have deemed to be relevant;
(viii)	certain internal financial analyses and forecasts for Transocean prepared by its management, as provided by Songa Offshore to us and approved for our use by the Company;
(ix)	certain information, input and discussions with Songa Offshore concerning the Company and the analysis undertaken by us; and
(x)	such other financial analyses, studies and matters that we considered appropriate.

We have, with Songa Offshore’s consent, relied on, and assumed, without independent verification upon the accuracy and completeness of all of the financial and other information provided to us by Songa Offshore and Transocean for purposes of preparing this statement. We have also relied upon and assumed the accuracy, completeness and fairness of all financial and other information that has been provided to the public by Songa Offshore and Transocean.

We have not conducted any independent verification of the information contained in the Offer Document, but have assumed its accuracy and completeness, and that no information is misleading or withheld. In addition, with Songa Offshore’s consent, we have not made an independent evaluation or appraisal of the assets and liabilities of Songa Offshore, Transocean or any subsidiary or affiliate thereof and we have not been furnished with any such evaluation or appraisal, nor have we made any physical inspection or technical evaluation of the assets.

ABG Sundal Collier has not evaluated any tax, accounting or legal issues in relation to the Offer. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Songa Offshore or Transocean in any way meaningful to our analysis. ABG Sundal Collier has assumed that the combination will be consummated on the terms set forth in Offer Document, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

4.Impact on the Company and its employees

In the Offer Document, Transocean states that the combination with Songa Offshore is an excellent strategic fit for Transocean. Transocean also anticipates the business combination to result in annual cost and operational synergies of approximately USD 40 million, of which some is expected to arise from savings in general and administrative costs and streamlining of the combined operations. Although Transocean has as of the date of this statement not determined the organisational structure of the combined entity, the business combination may affect the total number of employees in the combined group, and as a consequence employees currently employed by Songa Offshore, as well as place of work for Songa Offshore’s employees and the location of offices. Transocean states that it expects that the business combination will create one of the leading players in the harsh environment and ultra-deepwater drilling sector and therefore also create significant opportunities for the employees of the combined group. The Transaction Agreement also states that Songa Offshore and Transocean have discussed the future strategy of the Songa Offshore assets and organisation, with the intention for the combined company to establish a harsh environment center of excellence in Norway to serve the North Sea and other external harsh environment markets.

5.Views of the Board

All members of the Board of Directors who own shares in the Company, directly or indirectly, have entered into irrevocable undertakings to tender their Songa Offshore shares in the Offer. The Board of Directors has made a statement, included in the Offer Document, and supported by a fairness opinion from ABG Sundal Collier, recommending that shareholders of the Company tender their Songa Offshore shares in the Offer. The recommendation is supported by all six members of the Board. In addition, members of the Company’s executive management team have entered into irrevocable undertakings to tender their Songa Offshore shares in the Offer.

According to Transocean, no payments, special advantages or prospects of special advantages of any kind have been or will be offered by Transocean to the management and / or the Board of Directors of Transocean or Songa Offshore or any of their subsidiaries in connection with the Offer (other than receiving the Consideration, if they are shareholders of Songa Offshore and accept the Offer in their capacity as shareholders).

6.Assessment of the Offer – summary

Songa Offshore’s current earnings are solely derived from four Cat D semisubmersible drilling rigs operating on the Norwegian Continental Shelf under long-term drilling contracts with Statoil (the “Statoil Contracts”). The Cat D rigs were delivered from the yard in the period from July 2015 to March 2016. The Statoil Contracts have an average remaining duration of 5.8 years, which gives the Company a strong order backlog and relatively high degree of visibility with respect to projected earnings during the contract period. The Statoil Contracts also include options for Statoil to extend the contracts (up to 12 years for each of the Cat D rigs through four three year options).

The Company owns and operates three older semisubmersible drilling rigs (the “Legacy Rigs”). All three of the Legacy Rigs are currently idle and will require a periodic Special Periodic Survey (“SPS”) between 2017 and 2022 in order to take on new drilling contracts on the Norwegian Continental Shelf, which may require significant investments in each of the Legacy Rigs. In the current challenging market environment characterised by limited demand for and excess supply of semisubmersible drilling rigs, it is uncertain whether the Legacy Rigs will contribute positively to Songa Offshore’s earnings unless the market for drilling rigs improves.

Due to the long-term nature of the Statoil Contracts, we have noted that Songa Offshore is projected to maintain relatively stable earnings from its four Cat D rigs over the next 6 years, depending on the Company’s ability to maintain a high operating and earnings efficiency for the Cat D rigs.

Songa Offshore has per 30 June 2017 debt obligations with outstanding principal of USD 2,244 million (total bank loans and other facilities including derivative financial instruments as reported by the Company), which matures in the period 2017‑2021.

The Implied Consideration is within our valuation range for the Songa Offshore shares based on a discounted cash flow valuation, with variations in key operating and valuation assumptions believed to be reasonable. It should also be noted that the Statoil Options limit the upside potential after the firm contract period.

The Implied Consideration is above the highest publicly available equity research analyst target price and well above the average and median target prices reported prior to the Transaction Announcement. Following the Transaction Announcement, we have noted that several analysts have ceased coverage and at the date of this statement, the median recommendation was “HOLD”.

The trading price of the Songa Offshore shares was no higher than NOK 35.10 per share in the period from the public announcement of a comprehensive financial restructuring of the Company in March 2016 to the last trading day preceding the Transaction Announcement.

The premium of the Implied Consideration to the trading prices of the Songa Offshore shares before the Transaction Announcement is in line with average bid premiums observed in selected recent tender offers for publicly listed companies in the oil services industry and tender offers for publicly listed companies in the Nordics from 2004 to 2017.

Moreover, we have noted that the premium to the closing price of the Songa Offshore shares on the last trading day preceding the Transaction Announcement has increased following the Transaction Announcement as a result of a positive development in the Transocean share price after the Transaction Announcement.

7.Other observations and conclusion

Other elements that may be of relevance to the evaluation of the Offer include:

•

Shareholders representing in aggregate approximately 76.5% of the outstanding shares (on a fully diluted basis) in Songa Offshore have entered into irrevocable undertakings to tender their shares in the Offer.

•

the Transocean share price has increased by approximately 12% from 14 August 2017, the last trading day prior to the Transaction Announcement, to 19 December 2017, the last trading day prior to the date of this statement;

•	no competing bids for Songa Offshore have been announced after the Transaction Announcement; and
•

based on the Transocean closing price as of 19 December 2017 and the USD/NOK closing exchange rate as determined by Norges Bank as of 19 December 2017, the last trading day prior to the date of this statement, the aggregate value of the Consideration Shares and Exchangeable Bonds offered per share exceeds the cash amount per share offered in the Cash Election alternative (NOK 47.50 per share).

Considering all of the above, and subject to the qualifications, reservations and limitations set forth in this statement, it is our opinion that, as of the date hereof, the Consideration to be paid by Transocean in the Offer is fair from a financial point of view to the shareholders of Songa Offshore.

8.Reservations

This statement is prepared on the basis of the mandate as a financial advisor for the Board of Directors of Songa Offshore in connection with the Offer. Our statement does not address the relative merits of the Offer as compared to any other strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Furthermore, the statement does not express any view on or the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Songa Offshore.

This statement is not intended to be and shall not constitute a recommendation to the shareholders of Songa Offshore as to whether to tender their shares in the Offer from Transocean or not, and each shareholder remains solely responsible for his/her own decisions. In addition, we are not expressing any opinion as to the prices at which the shares or other securities of the Company or Transocean will trade at any time.

Evaluations of the nature contained in this assessment will always contain elements of uncertainty, and although reasonable care and efforts have been exerted, we do not accept any legal or financial liability related to this assessment or for any consequences resulting from acting to or relying on statements made in this assessment.

We strongly recommend shareholders of Songa Offshore to carefully study the information given in the Offer Document and draw their own conclusions. Furthermore, we recommend shareholders of Songa Offshore to seek advice from professional advisors with respect to tax consequences and other effects of tendering their shares in the Offer. We undertake no responsibility with regards to any decisions based on the Boards statement and our assessment of the Offer made by Transocean.

Our assessment is based on the work and assumptions described above. We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this statement. A significant part of the information has been provided by Songa Offshore and Transocean, and we have assumed that this information is true and complete and that essential information has not been concealed, misrepresented or withheld.

ABG Sundal Collier, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade Songa Offshore and Transocean shares and other securities of Songa Offshore and Transocean for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the engagement letter between ABG Sundal Collier and Songa Offshore, ABG Sundal Collier is entitled to a fixed fee for services rendered to Songa Offshore in connection with the Offer, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. The fee is not contingent on closing of the transaction and is independent of the conclusion of the independent statement.

We and our affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Songa Offshore and have received or in the future may receive compensation for the rendering of these services.

Any dispute arising out of, or relating to, this statement shall be governed by the laws of Norway and shall be subject to the exclusive jurisdiction of the Norwegian courts.

Yours faithfully,

for ABG SUNDAL COLLIER ASA

/s/ ABG Sundal Collier ASA

ANNEX D

STATEMENT BY THE BOARD OF DIRECTORS OF SONGA OFFSHORE SE

As required by the rules of the Oslo Stock Exchange, in connection with the Combination, the Songa Offshore Board issued a statement regarding the Voluntary Tender Offer on December 20, 2017, and a copy of the statement of the Songa Offshore board  was included in the Voluntary Tender Offer S-4.  No statement of the Songa Offshore Board is required to be rendered in connection with the Compulsory Acquisition.  The statement previously issued by the Songa Offshore Board is included in this Prospectus for information only and should be read together with the disclosures set forth in the Voluntary Tender Offer S-4.

SONGA OFFSHORE SE - Board statement regarding voluntary exchange offer from Transocean

This statement is made by the board of directors (the “Board”) of Songa Offshore SE (“Songa Offshore” or the “Company”) in connection with the voluntary exchange offer by Transocean Inc., a wholly owned subsidiary of Transocean Ltd. (“Transocean” or the “Offeror”), to acquire (subject to regulatory restrictions in certain jurisdictions) all shares in Songa Offshore, as announced on 15 August 2017 (the “Offer”).

The complete terms of the Offer and the acceptance procedures are set out in the offer document dated 20 December 2017 (the “Offer Document”).

The Offer

The Offer is made by Transocean pursuant to a transaction agreement (the “Transaction Agreement”) entered into between Songa Offshore and Transocean on 13 August 2017. Reference is made to announcement by Songa Offshore on 15 August 2017.

Under the terms of the Offer, each shareholder of Songa Offshore will be offered a combination of new shares of Transocean (the “Consideration Shares”) and senior unsecured bonds exchangeable into shares of Transocean (“Consideration CBs”). The terms of the Offer imply an exchange ratio between Songa Offshore and Transocean of 0.7145. The Offer will be made for an offer price of NOK 47.50 per Songa Offshore share, with the Consideration Shares being valued at USD 8.39 (NOK 66.48) per share. The value of each Consideration CB will be the nominal amount of such Consideration CB. The Consideration CB will have a coupon of 0.50%, five year tenor and be convertible at any time by the holder at a price of approx. USD 10.27 per share (corresponding to a premium of 22.5% compared to the above valuation of the Consideration Sharers in the Offer).

In addition, each Songa Offshore shareholder may elect to receive cash consideration for a total amount per Songa Offshore shareholder of up to NOK 125,000. As a consequence, any Songa Offshore shareholder holding 2,631 Songa Offshore shares or less may choose to receive 100% settlement in cash. Notwithstanding the foregoing, the aggregate Offer Price paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Consideration CBs, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Consideration CBs issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder.

In the event the Offer is completed on the terms described above, there will be a change of control event under each of the Company’s bond loans. In connection with, and conditional upon completion of the Offer, Transocean will also acquire and redeem bonds in SONG04 and SONG05 at the applicable call prices of, respectively, 103.5% and 101% of the principal amounts (plus accrued unpaid interest). Transocean will also exchange with Perestroika AS its USD 50 million shareholder loan for Consideration CBs in a total amount equal to 100% of the principal amount of the loan (plus accrued unpaid interest).

Consequences of the Offer

As provided for in Section 36 of the Cyprus Takeover Bids Law, if the Offeror becomes the owner of shares representing 90% or more of the total issued shares and voting rights in Songa Offshore, then Transocean will have the right (and each remaining shareholder in Songa Offshore would have the right to require Transocean)

to initiate a compulsory acquisition (squeeze-out) of the remaining shares in Songa Offshore not owned by Transocean. The Board notes that the Offer Document provides that the Offeror intends to make such compulsory acquisition upon completion of the Offer. Further, if the Offeror no longer considers the listing of the Songa Offshore shares on Oslo Børs appropriate, it may propose to the general meeting of Songa Offshore that the Company shall apply for delisting of its shares from Oslo Børs. The Board notes that the Offeror intends to propose to the general meeting of Songa Offshore that an application be made to Oslo Børs to delist the Songa Offshore shares from Oslo Børs in the event the Offer is completed.

In sections 5.21.3 and 5.21.4 of the Offer document, the Offeror has described further certain legal consequences of the Offer and the impact of the Offer on Songa Offshore employees.

Board recommendation

The Board is of the opinion that the Offer represents an attractive opportunity for the shareholders of Songa Offshore and for the further development Songa Offshore, and notes that the Offer has been pre-accepted by shareholders representing approximately 77% of the share capital of the Company on a fully diluted basis. Reference is also made to the independent statement on the Offer provided by to the Board by ABG Sundal Collier ASA (see further details below), concluding that, it their our opinion, the Offer Price is as the date hereof fair from a financial point of view to the shareholders of Songa Offshore.

The combination of Songa Offshore and Transocean is a strategic fit, and combining the two companies will create a stronger industrial entity. Songa Offshore and Transocean have also discussed the future strategy of the Songa Offshore assets and organization, and the intention is for Transocean and the combined company to establish a Harsh Environment Center of excellence in Norway to serve the North Sea and other external harsh environment markets.

Based on the above, the Board recommends the shareholders of Songa Offshore to accept the Offer. The recommendation is unanimous.

Shareholders should nevertheless carefully study the Offer Document, including the risk factors set out therein, and ultimately draw their own conclusions on whether to accept the Offer, in particular as the consideration under the Offer will be a mix of shares, convertible bonds and cash. The contents of this Presentation are not to be construed as legal, credit, business, investment or tax advice. The Board furthermore recommends shareholders to seek advice from professional advisors with respect to tax consequences and other legal effects of accepting the Offer and receiving US listed securities.

Shares held by board and management

Board members Arnaud Bobillier, Mike Mannering, Johan Mikkelsen and Frederik Mohn have pre-accepted the Offer for all shares held directly or indirectly by them. The other members of the Board do not hold any shares in the Company. In addition, management members Bjørnar Iversen, Jan Rune Steinsland and Mark Bessell have pre-accepted the Offer for all shares held directly or indirectly by them.

* * * * *

This statement is not a formal statement pursuant to sections 6‑16 (i) and 6‑19 of the Norwegian Securities Trading Act. As the Offer is made pursuant to a transaction agreement entered into between Transocean and

Songa Offshore, Songa Offshore has in consultation with Oslo Børs appointed ABG Sundal Collier ASA to provide an independent statement on the Offer in accordance with section 6‑16 (4) of the Norwegian Securities Trading Act. The independent statement prepared by ABG Sundal Collier ASA is attached as a separate appendix to the Offer Document.

* * * * *

20 June 2017

/s/ The Board of Songa Offshore SE

Additional Information and Where to Find It

In connection with the combination of Songa Offshore and Transocean (the “Combination”), Transocean will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) and Transocean and Transocean. Inc. (“TINC”), will file a Registration Statement on Form S‑4 (the “Registration Statement”) containing a prospectus with respect to the Transocean shares and convertible bonds to be issued in the Combination and the related transactions (the “Prospectus”). When available, Transocean will mail the Proxy Statement to its shareholders in connection with the vote to approve certain matters in connection with the Transaction and will distribute the Prospectus to certain Songa Offshore securityholders in the United States in connection with the Combination and related exchange offers contemplated by the transaction agreement. Transocean and TINC are also expected to file an offer document with the Financial Supervisory Authority of Norway (the “Norwegian FSA”).

INVESTORS AND SECURITYHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT AND/OR PROSPECTUS REGARDING THE COMBINATION IN ITS/THEIR ENTIRETY WHEN THEY BECOME AVAILABLE (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) OR ANY DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT OR PROSPECTUS. BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. You may obtain, free of charge, copies of the definitive Proxy Statement, Prospectus and Registration Statement, when available, and other relevant documents filed by Transocean with the SEC, at the SEC’s website at www.sec.gov. In addition. Transocean’s shareholders may obtain free copies of the Proxy Statement and Prospectus and other relevant documents filed by Transocean and TINC with the SEC from Transocean’s website at http://www.deepwater.com.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that Transocean and TINC may file with the SEC in connection with the Combination. The final terms and further provisions regarding the public officer will be disclosed in the offer document after the publication has been approved by the Norwegian FSA and in documents that will be filed by Transocean and TINC with the SEC. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted.

No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended, and any applicable European and Norwegian regulations. The transaction and distribution of this document may be restricted by law in certain jurisdictions and persons into whose possession any document or other information referred to herein com should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.

Participants in the Solicitation

Each of Transocean, TINC, Songa Offshore and their respective directors and executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from Transocean’ shareholders with respect to the approvals required to complete the Combination and the solicitation of acceptances for the Offer. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the Combination, by security holdings or otherwise, will be set forth in the Proxy Statement and Prospectus when they are filed with the SEC Information regarding Transocean s directors and executive officers is set forth in the definitive proxy statement on Schedule 14A filed by Transocean with the SEC on March 16, 2017 and in the Annual Report on Form 10‑K filed by Transocean with the SEC on March 7, 2017. Additional information regarding the interests of participants in the solicitation of proxies in respect of the extraordinary general meeting and the Offer will be included in the Proxy Statement to be filed with the SEC. These documents are available to Transocean s shareholders free of charge from the SEC’s website at www.sec.gov and from the investor relations section of Transocean s website at www.deepwater.com.

ALTERNATE INFORMATION FOR TH NORWEGIAN PROSPECTUS

1.The prospectus will have the following cover page and introductory legends:

COMPULSORY ACQUISITION OF SHARES IN

Songa Offshore SE

by

Transocean Ltd.

Consideration: 0.35724 newly issued shares in Transocean Ltd. and USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023, to be issued by Transocean Inc., for each share in Songa Offshore SE. Passive shareholders will instead receive cash consideration of NOK 47.50 per share in Songa Offshore

Subscription Period: From and including [●] 2018 to and including [●] 2018 at [16:30] (CET)

This prospectus (the “Prospectus”) has been prepared by Transocean Ltd., a corporation incorporated under the laws of Switzerland (“Transocean” or the “Company”), in connection with a compulsory acquisition (squeeze-out) (the “Compulsory Acquisition”) of all remaining shares in Songa Offshore SE (the “Target” or “Songa Offshore,” and together with its consolidated subsidiaries, the “Songa Group”) not owned by Transocean (as defined below). Such Compuldory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007) as amended (the “Cyprus Takeover Bids Law”). The Compulsory Acquisition is initiated following completion of a voluntary tender offer (the “Voluntary Tender Offer”) resulting in Transocean acquiring shares of Songa Offshore representing  96.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore.

The consideration in the Compulsory Acquisition (the “Consideration”) per share of Songa Offshore (the “Songa Shares”) consists of 0.35724 newly issued shares of Transocean (the “New Consideration Shares”), each with a par value of 0.10 Swiss franc (“CHF”), and USD 2.99726  principal amount of 0.5% Exchangeable Senior Bonds due 2023, which are exchangeable into shares of Transocean  (“Shares”), par value CHF 0.10 per share (the “New Exchangeable Bonds”), to be issued by Transocean Inc. (“TINC”), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Transocean, subject to the terms and conditions set forth in this Prospectus. The aggregate amount of Consideration paid to each Songa Offshore shareholder shall be comprised, as near as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as

ALT-1

Appendix B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●] 2018 at [16:30] (CET). Shareholders of Songa Offshore who choose to receive the Cash Alternative or do not respond within the Subscription Period will not receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition, and will receive the Cash Alternative.

The Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “RIG.” The Songa Shares are listed on the Oslo Stock Exchange under the symbol “SONG.” Each shareholder of Songa Offshore is encouraged to obtain current market quotations for Transocean’s and Songa Offshore’s shares in connection with its decision on the form of Consideration that it elects to receive in the Compulsory Acquisition.

All of the Shares, including the New Consideration Shares and any Shares issuable upon exchange of the New Exchangeable Bonds, will rank pari passu with one another and each carry one vote. Except where the context otherwise requires, reference in this Prospectus to the Shares includes the New Consideration Shares and any Shares issuable upon exchange of the New Exchangeable Bonds.

The offer of New Consideration Shares and New Exchangeable Bonds in the Compulsory Acqusition is not being made, and this Prospectus does not constitute an offer or solicitation in any jurisdiction or to any person, where the making, solicitation or acceptance of such offer would be in violation of the laws or regulations of such jurisdiction.

Neither the U.S. Securities Exchange Commission (the “SEC”) nor any U.S. state securities commission has approved or disapproved of the New Consideration Shares and New Exchangeable Bonds or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Investing in the New Consideration Shares and the New Exchangeable Bonds involves a high degree of risk. See “Risk Factors” beginning on page [●].

ALT-2

Financial Advisor and Settlement Agent

The date of this Prospectus is 20 December 2017

ALT-3

IMPORTANT INFORMATION

This Prospectus has been prepared by Transocean in connection with the Compulsory Acquisition by Transocean of all remaining shares in Songa Offshore not owned by Transocean. Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law.

This Prospectus has been prepared to comply with the Norwegian Securities Trading Act of 29 June 2007 no. 75 (the “Norwegian Securities Trading Act”) and related secondary legislation, including the Commission Regulation (EC) no. 809/2004 implementing Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 regarding information contained in prospectuses, as amended and as implemented in Norway. This Prospectus has been prepared solely in the English language. The Financial Supervisory Authority of Norway (Nw.: Finanstilsynet) (the “Norwegian FSA”) has reviewed and approved this Prospectus in accordance with Sections 7-7 and 7-8 of the Norwegian Securities Trading Act on [●] 2018. The Norwegian FSA has not controlled or approved the accuracy or completeness of the information included in this Prospectus. The approval by the Norwegian FSA only relates to the information included in accordance with pre-defined disclosure requirements. The Norwegian FSA has not made any form of control or approval relating to corporate matters described in or referred to in this Prospectus.

This Prospectus has further been prepared to comply with Section 652a of the Swiss Code of Obligations and the requirement set forth thereunder to establish an issue prospectus in the event a corporation incorporated under Swiss law publicly offers new shares for subscription.

In this Prospectus, the expression “Group” shall be understood to refer to the Company together with its consolidated subsidiaries (including the Songa Group), and the expression “Transocean Group” shall be understood to refer to the Group excluding the Songa Group. For definitions of certain other terms used throughout this Prospectus, see Section 20 “Definitions and Glossary of Terms.”

The Company has appointed Clarksons Platou Securities AS as its financial advisor and settlement agent in connection with the Compulsory Acquisition (the “Financial Advisor” or “Settlement Agent”).

The information contained herein is current as at the date hereof and subject to change, completion and amendment without notice. In accordance with Section 7-15 of the Norwegian Securities Trading Act, significant new factors, material mistakes or inaccuracies relating to the information included in this Prospectus, which are capable of affecting the assessment by investors of the New Consideration Shares and New Exchangeable Bonds between the time of approval of this Prospectus by the Norwegian FSA and the end of the Subscription Period, will be included in a supplement to this Prospectus. Neither the publication nor distribution of this Prospectus, nor the offer or sale of any New Consideration Share or New Exchangeable Bond, shall under any circumstances imply that there has been no change in the Group’s affairs or that the information herein is correct as at any date subsequent to the date of this Prospectus.

No person is authorised to give information or to make any representation concerning the Group or in connection with the Compulsory Acquisition or the offer and sale of the New Consideration Shares and New Exchangeable Bonds other than as contained in this Prospectus. If any such information is given or made, it must not be relied upon as having been authorised by the Company or the Financial Advisor or by any of the affiliates, representatives, advisors or selling agents of any of the foregoing.

ALT-4

The distribution of this Prospectus and the offer and sale of the New Consideration Shares and New Exchangeable Bonds in certain jurisdictions may be restricted by law. This Prospectus does not constitute an offer of, or an invitation to purchase, any of the New Consideration Shares and New Exchangeable Bonds in any jurisdiction in which such offer or sale would be unlawful.  Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the selling restrictions set out in this Prospectus, will receive the Cash Alternative in the Compulsory Acquisition

Neither this Prospectus nor any advertisement or any other offering material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations. Persons in possession of this Prospectus are required to inform themselves about and to observe any such restrictions. In addition, the Shares and New Exchangeable Bonds are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. Any failure to comply with these restrictions may constitute a violation of applicable securities laws. See Section 7 “Selling and Transfer Restrictions.”

This Prospectus and the terms and conditions set out herein and any offer and sale of securities hereunder shall be governed by and construed in accordance with Norwegian law and, to the extent applicable, the federal laws of the United States, including the federal securities laws, and the laws of Cyprus.

In making an investment decision, prospective investors must rely on their own examination, and analysis of, and enquiry into the Group and the terms of the Compulsory Acquisition, including the merits and risks involved. None of the Company or the Financial Advisor, or any of their respective representatives or advisers, is making any representation to any offeree or purchaser of the New Consideration Shares and New Exchangeable Bonds regarding the legality of an investment in the New Consideration Shares and New Exchangeable Bonds by such offeree or purchaser under the laws applicable to such offeree or purchaser. Each investor should consult with his or her own advisors as to the legal, tax, business, financial and related aspects of a purchase of the New Consideration Shares and New Exchangeable Bonds.

All Sections of the Prospectus should be read in context with the information included in Section 4 “General Information”

NOTICE TO INVESTORS IN THE UNITED STATES

The offer of the New Consideration Shares and New Exchangeable Bonds is made for the securities of a non-U.S. company. The Compulsory Acquisition is subject to the disclosure requirements of Norway, which are different from those of the United States. Financial statements of Songa Offshore included in this Prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and, accordingly, may not be comparable to the financial statements of Transocean or other U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Transocean and TINC, as the issuers of the New Consideration Shares and New Exchangeable Bonds, are located in Switzerland and the Cayman Islands, respectively, and some or all of their respective officers and directors may not be U.S. residents. You may not be able to sue a Swiss or Cayman Islands company or its officers or directors in a non-U.S. court for violations of the U.S.

ALT-5

securities laws. It may also be difficult to compel a Swiss or Cayman Islands company and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Transocean may purchase securities otherwise than under the Compulsory Acquisition, such as in open market or privately negotiated purchases.

The New Consideration Shares and New Exchangeable Bonds that will be issued in connection with the Compulsory Acquisition will be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and will not be subject to any restrictions on transfer arising under the U.S. Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), except for Consideration issued to any Songa Offshore shareholder who may be deemed to be an “affiliate” of Transocean for purposes of Rule 144 under the U.S. Securities Act after the completion of the Compulsory Acquisition.

The Compulsory Acquisition is of the shares of a Cyprus company with shares listed for trading on the Oslo Stock Exchange, and matters of a legal nature related to the Compulsory Acquisition, as well as securities law issues, are subject to Norwegian and Cyprus law. The provisions of the Norwegian and Cyprus law differ considerably from the corresponding U.S. legal provisions. Only a limited set of U.S. legal provisions apply to the Compulsory Acquisition and this Prospectus. With respect to the issuance of the New Consideration Shares, only a limited set of Swiss legal provisions apply to the Compulsory Acquisition and this Prospectus. The applicable procedural and disclosure requirements of Norwegian and Cyprus law are different than those of the U.S. securities laws in certain material respects.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Consideration Shares and New Exchangeable Bonds or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

This Prospectus is only being distributed to and is only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom this Prospectus may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “UK Relevant Persons”). The New Consideration Shares and New Exchangeable Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Consideration Shares and New Exchangeable Bonds will be engaged in only with, UK Relevant Persons. Any person who is not a UK Relevant Person should not act or rely on this document or any of its contents, and will, to the extent such person holds shares in Songa Offshore, receive the Cash Alternative in the Compulsory Acquisition.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

In any member state of the European Economic Area (the “EEA”) that has implemented the EU Prospectus Directive (as defined below), other than Norway (each, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the EU Prospectus Directive. The Prospectus has been prepared on the basis that all offers of New Consideration Shares and New Exchangeable Bonds outside Norway will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus for offer of shares. Accordingly, any person

ALT-6

making or intending to make any offer within the EEA of the New Consideration Shares and New Exchangeable Bonds that is the subject of the Compulsory Acquisition contemplated in this Prospectus within any EEA member state (other than Norway) should only do so in circumstances in which no obligation arises for the Company or the Financial Advisor to publish a prospectus or a supplement to a prospectus under the EU Prospectus Directive for such offer. Neither the Company nor the Financial Advisor have authorised, nor do they authorise, the making of any offer of Shares through any financial intermediary, other than offers made by Financial Advisor which constitute the final placement of the New Consideration Shares and New Exchangeable Bonds contemplated in this Prospectus.

Each person in a Relevant Member State other than, in the case of paragraph (a), persons receiving offers contemplated in this Prospectus in Norway, who receives any communication in respect of, or who acquires any New Consideration Shares and New Exchangeable Bonds under, the Compulsory Acquisition contemplated in this Prospectus will be deemed to have represented, warranted and agreed to and with the Financial Advisor and the Company that:

(a)	it is a qualified investor as defined in the EU Prospectus Directive, and
(b)

in the case of any New Consideration Shares or New Exchangeable Bonds acquired by it as a financial intermediary, as that term is used in Article 3(2) of the EU Prospectus Directive, (i) such New Consideration Shares or New Exchangeable Bonds, as applicable, acquired by it in the Compulsory Acquisition have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the EU Prospectus Directive, or in circumstances in which the prior consent of the Financial Advisor has been given to the offer or resale; or (ii) where such New Consideration Shares or New Exchangeable Bonds, as applicable, have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those New Consideration Shares or New Exchangeable Bonds, as applicable, to it is not treated under the EU Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the New Consideration Shares or New Exchangeable Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Compulsory Acquisition and any New Consideration Shares or New Exchangeable Bonds to be offered so as to enable an investor to decide to purchase any of the New Consideration Shares and New Exchangeable Bonds, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State, and the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

See Section 7 “Selling and Transfer Restrictions” for certain other notices to investors.  Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the selling restrictions set out in this Prospectus, will receive the Cash Alternative in the Compulsory Acquisition.

ALT-7

ALT-8

2.

The section “Summary” below will be included in the Norwegian Prospectus in place of the sections of the prospectus included in this registration statement entitled “Questions and Answers” and “Summary,” which will be included in the Norwegian Prospectus as an annex:

1SUMMARY

Summaries are made up of disclosure requirements known as “Elements.” These Elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for the types of securities and issuers in this offer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the types of securities and issuers in this offer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of “not applicable.”

Section A – Introduction and Warnings

A.1	Warning

This summary should be read as an introduction to the Prospectus.

Any decision to invest in the Shares should be based on consideration of the Prospectus as a whole by the investor.

Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the relevant European Union member states, have to bear the costs of translating the Prospectus before the legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such securities.

A.2	Consent to use of prospectus by financial intermediaries	Not applicable; no consent is granted by the Company or TINC to the use of the Prospectus for subsequent resale or final placement of the securities described herein.

ALT-9

Section B – Issuer

B.1	Legal and commercial names	Transocean Ltd. is the issuer of New Consideration Shares in the Compulsory Acquisition and Transocean Inc. is the issuer of New Exchangeable Bonds.

B.2	Domiciles and legal form, legislation and countries of incorporation

Transocean Ltd. is a corporation incorporated under the laws of Switzerland and Transocean Inc. is a corporation incorporated under the Companies Law of the Cayman Islands. Transocean is registered in Switzerland with enterprise identification number (UID) CHE‑114.461.224 and TINC is registered in the Cayman Islands under the business registration number 89645.

B.3	Current operations, principal activities and markets

The Group is a leading international provider of offshore contract drilling services for oil and gas wells.

The Group’s primary business is to contract its drilling rigs, related equipment and work crews predominantly on a day rate basis to drill oil and gas wells. The Group specializes in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services. The Group believes its mobile offshore drilling fleet is one of the most versatile fleets in the world, consisting of floaters used in support of offshore drilling activities and offshore support services on a worldwide basis.

The Group’s drilling fleet consists of floaters, which include drillships and semisubmersibles. Most of the Group’s drilling equipment is suitable for both exploration and development, and the Group normally engages in both types of drilling activity.

As of 31 January 2018, the Group’s offshore drilling fleet consists of the [26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters and four midwater floaters] of the Transocean Group. Following the acquisition of 97.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group.

As of 31 January 2018, the Group also had three ultra-deepwater drillships under construction or under contract to be constructed. The Group also operates two jackups that were under contract at the time of sale and will continue to operate such jackups until completion or novation of their respective drilling contracts.

1 Source: The Company

ALT-10

B.4a	Significant recent trends	The Company has not experienced any trends that are considered significant to the Group since 31 December 2016 and to the date of this Prospectus.
B.4b	Known trends affecting the issuers and the industries in which they operate

The Company believes that the following material factors may have effects on the Group’s results:

•     The offshore drilling markets in which the Group compete experiences fluctuations in the demand for drilling services and is highly competitive with numerous industry participants, none of which has a dominant market share.

•     Presently, there are numerous recently constructed high-specification floaters and other drilling units capable of competing with the Group’s rigs that have entered the global market.

•     Future expectations of lower day rates or rig utilization rates or a significant change to the composition of one or more of the Group’s asset groups could result in the recognition of additional losses on impairment if future cash flow expectations, based upon information available to management at the time of measurement, indicate that the carrying amount of the Group’s asset groups may be impaired. Likewise, if the Group commits to a plan to sell or retire additional floaters, this would result in the recognition of additional losses on impairment of the Group’s long-lived asset groups.

B.5	Description of the Group	The Group’s operations are carried out by its various operating subsidiaries, including Songa Offshore. The following chart shows the legal structure of the Group

ALT-11

B.6	Interests in the Company and voting rights

If a person’s, entity’s or consolidated group’s proportion of the total issued shares and/or rights to shares in a company listed on the NYSE reaches, exceeds or falls below the 5% threshold of the share capital or the voting rights of that company, the person, entity or group in question has an obligation under Section 13 of the U.S. Exchange Act to notify the SEC and the issuer of such change in ownership on a disclosure statement by filing the appropriate documentation with the SEC. The same applies if the disclosure threshold is passed due to other circumstances, such as a change in a company’s share capital.

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of 31 January 2018, of more than 5% of the Shares:

	Shares
	Beneficially		Percent of
Name and Address of Beneficial Owner	Owned		Class(1)
Perestroika AS Statsminister Michelsens veg 38 5230 Paradis, Norway	65,696,433		13.33%
Asia Research & Capital Management Ltd 21/F, Shanghai Commercial Bank Tower 12 Queens Road Central Hong Kong	47,996,841		9.81%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	39,971,930	(2)	8.72%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,420,304	(3)	7.73%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	19,714,580	(4)	4.30%

(1)	The percentage indicated is based on 458,175,417 Company shares deemed to be outstanding as of 31 January 2018.
(2)

The number of shares is based on the Schedule 13G/A filed with the SEC on 10 February 2017, by The Vanguard Group. According to the filing, The Vanguard Group has sole voting power with regard to 512,455 shares, shared voting power with regard to 41,138 shares, sole dispositive power with regard to 39,438,988 shares and shared dispositive power with regard to 532,942 shares.

(3)

The number of shares is based on the Schedule 13G filed with the SEC on 30 January 2017, by BlackRock, Inc. According to the filing, BlackRock Inc. has sole voting power with regard to 20,335,270 shares, shared voting power with regard to 6,700 shares, sole dispositive power with regard to 22,955,743 shares and shared dispositive power with regard to 6,700 shares.

ALT-12

(4)

The number of shares is based on the Schedule 13G filed with the SEC on 10 February 2017, by State Street Corporation. According to the filing, State Street Corporation has shared voting power and shared dispositive power with regard to 19,714,580 shares, which as of the filing date of Schedule 13G, representing 5.02% of the Company’s shares.

ALT-13

The Company is not aware of any persons or entities who, directly or indirectly, jointly or severally, will exercise or could exercise control over the Company following completion of the Compulsory Acquisition. The Company is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

ALT-14

B.7	Selected historical key financial information of the Company

The following selected consolidated financial data for the Tranoscean Group has been derived from the financial statements as of and for the three and nine month periods ended 30 September 2017 and 2016, and for each of the three years ended 31 December 2016, 2015 and 2014. The selected consolidated financial data set forth in this Section should be read in conjunction with the financial statements as incorporated by reference in this Prospectus. See Section 19.3 “Incorporation by reference.”

The Company’s consolidated financial statements as of 31 December 2016 and 2015 and for each of the three years in the period ended 31 December 2016 included under “Item 8. Financial Statements and Supplementary Data” of the Transocean Group’s annual report on Form 10‑K for the year ended 31 December 2016, and the Company’s condensed consolidated interim financial statements as of 30 September 2017 and for the three and nine months ended 30 September 2017 and 2016 included under “Item 1. Financial Information” of the Transocean Group’s quarterly report on Form 10‑Q for the quarterly period ended 30 September 2017, have been prepared in accordance with U.S. GAAP.

The Transocean Group’s auditors are Ernst & Young LLP, at 1401 McKinney Street, Suite 1200 in Houston, Texas, 77010 (“EY Houston”) and Ernst & Young Ltd, Zurich, Switzerland (“EY Zurich”). EY Houston and its auditors are registered with the Public Company Accounting Oversight Board. EY Zurich, is registered with the Swiss Federal Audit Oversight Authority. The consolidated financial statements as of 31 December 2016 and 2015 and the three years in the period ended 31 December 2016, 2015, and 2014, have been audited by EY Houston and EY Zurich. The condensed consolidated financial statements as of 30 September 2017 and for the three and nine month periods ended 30 September 2017 and 2016, are unaudited.

The amounts from the financial statements are presented in U.S. dollars, rounded to the nearest million, unless otherwise stated.

The selected consolidated financial data set forth below may not contain all of the information that is important to a potential purchaser of shares in the Company, and the data should be read in conjunction with the relevant consolidated financial statements and the notes to those statements.

On 22 December 2017, the President of the United States signed into law tax reform legislation (“U.S. Tax Legislation”) that makes significant changes to various areas of U.S. federal income tax law, which legislation could significantly affect the Group’s business, operations, financial condition and results of operations, and may have an adverse impact on investors in shares in the Company.

ALT-15

Selected data from consolidated statements of operations

The table below sets out selected data derived from the Transocean Group’s audited consolidated statements of operations for the years ended 31 December 2016, 2015 and 2014 (audited), and the Transocean Group’s unaudited condensed consolidated statements of operations for the nine months ended 30 September 2017 and 2016 (unaudited).

	Nine months ended		Year ended
(In millions of U.S. dollars, except per share data)	30 September		31 December
	2017	2016	2016	2015	2014

Operating revenues	$2,344	$3,187	$4,161	$7,386	$9,185
Operating income (loss)	$(2,516)	$816	$1,132	$1,365	$(1,347)
Income (loss) from continuing operations	$(2,995)	$570	$827	$895	$(1,880)
Net income (loss)	$(2,995)	$570	$827	$897	$(1,900)
Net income (loss) attributable to controlling interest	$(3,016)	$535	$778	$865	$(1,839)

Per share earnings (loss) from continuing operations
Basic	$(7.72)	$1.44	$2.08	$2.36	$(5.02)
Diluted	$(7.72)	$1.44	$2.08	$2.36	$(5.02)

Selected data from consolidated balance sheets

The table below sets out selected data derived from the Transocean Group’s audited consolidated balance sheets as of 31 December 2016 and 2015 and the Transocean Group’s unaudited condensed consolidated balance sheet as of 30 September 2017.

(In millions of U.S. dollars)	As of 30 September	As of 31 December
	2017	2016	2015
Total assets	$22,441	$26,899	$26,431
Debt due within one year	$799	$724	$1,093
Long-term debt	$6,501	$7,740	$7,397
Total equity	$12,803	$15,805	$15,000

ALT-16

Selected data from consolidated statements of cash flows

The table below sets out selected data derived from the Transocean Group’s audited consolidated statements of cash flows for the years ended 31 December 2016, 2015 and 2014, and the Transocean Group’s unaudited condensed consolidated statements of cash flows for the nine months ended 30 September 2017 and 2016.

	Nine months ended		Year ended
(In millions of U.S. dollars, except per share data)	30 September		31 December
	2017	2016	2016	2015	2014

Cash provided by operating activities	$887	$1,278	$1,911	$3,445	$2,220
Cash used in investing activities	$(46)	$(1,056)	$(1,313)	$(1,932)	$(1,828)
Cash provided by (used in) financing activities	$(1,176)	$(27)	$115	$(1,809)	$(1,000)
Capital expenditures	$386	$1,072	$1,344	$2,001	$2,165
Distributions of qualifying additional paid-in capital	$—	$—	$—	$381	$1,018

Per share distributions of qualifying additional paid-in capital	$—	$—	$—	$1.05	$2.81

B.8	Selected key pro forma financial information	Not applicable. The Prospectus does not contain any pro forma financial information.

B.9	Profit forecast or estimate	Not applicable. The Prospectus does not contain any valid profit forecasts or estimates.

B.10	Audit report qualifications

In its audit report for 2016, EY Houston stated that the Company’s management had identified a material weakness in the controls related to the Company’s income tax process and, because of the effect of this material weakness, the Company and its subsidiaries had not maintained effective internal control over financial reporting as of 31 December 2016, based on the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The identification of this material weakness and related remedial actions is described in Section 11.6 “Internal Controls and Procedures.”

B.11	Working capital of the Company

The Company is of the opinion that the working capital available to the Group is sufficient for the Group’s present requirements, for the period covering at least 12 months from the date of this Prospectus.

B.13	Recent events particular to TINC which are to a material extent relevant to the evaluation of the issuer’s solvency

There has been no material adverse change in the prospects of Transocean or TINC since 31 December 2016.

There are no recent events particular to the TINC or the Guarantor which are to a material extent relevant to the evaluation of the issuer’s solvency.

B.14	TINC’s position within the Group	TINC is a wholly-owned subsidiary of Transocean.
ALT-17

B.15	Principal activities of TINC

TINC is a wholly owned subsidiary of Transocean and virtually all of Transocean’s operations are carried out through TINC and its subsidiaries. Transocean has no independent assets or operations, and its other subsidiaries not owned indirectly through TINC are minor. TINC has no independent assets and operations, other than those related to its investments in operating companies and balances primarily pertaining to its cash and cash equivalents and debt. For further information on the Transocean Group’s operations, see Element B.3 above.

B.16	Controlling interests in TINC	TINC is a wholly-owned subsidiary of Transocean, and a member of the Group.
B.17	Credit ratings	Not applicable. No credit ratings have been assigned to TINC or the New Exchangeable Bonds at the request of or with the cooperation of the issuer in the rating process.
B.18	Guarantee	The Company is the guarantor of the New Exchangeable Bonds. See Element C.9.

ALT-18

Section C – Securities

C.1	Type and class of securities

The Company has one class of shares, and the New Consideration Shares will have equal rights in all respects as the existing Shares. The Shares are registered in book-entry form in DTC under the ISIN CH0048265513.

The New Exchangeable Bonds will constitute senior unsecured debt of TINC and will rank equally with its senior unsecured debt from time to time outstanding, senior to its subordinated debt from time to time outstanding, and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding. Transocean’s guarantee will rank equally with all of its other unsecured and subordinated debt from time to time outstanding.

The New Exchangeable Bonds are being offered as additional notes under the indenture governing the Existing Exchangeable Bonds. The New Exchangeable Bonds and the previously issued Existing Exchangeable Bonds will be treated as a single series of securities under that indenture, except that (1) for the purposes of U.S. securities laws, the New Exchangeable Bonds will not be treated as part of a single series of securities with the USD 292,364,000 aggregate principal amount of Existing Exchangeable Bonds that were issued in connection the refinancing of certain Songa Offshore indebtedness for so long as such Existing Exchangeable Bonds bear restrictions on their transfer to the public under U.S. securities law and (2) for purposes of U.S. federal tax law,  the New Exchangeable Bonds will not be treated as part of a single series of securities with the Exisiting Exchangeable Bonds to the extent that the New Exchangeable Bonds are issued with greater than a de minimis amount of original issue discount as determined under U.S. federal tax law.  See Section 2.6 “Risks Related to the Compulsory Acquisition” and Section 18.2 “United States taxation.”

The New Exchangeable Bonds issued in the Compulsory Acquisition will be evidenced by one or more global securities deposited with the trustee as custodian for DTC. The global securities will be registered in the name of Cede & Co., as DTC’s nominee. The address of DTC is 55 Water Street, New York, NY, United States. The New Exchangeable Bonds will be registered under the ISIN/CUSIP US893830BJ77 / 893830 BJ7 unless the New Exchangeable Bonds are not treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, in which case a different ISIN / CUSIP will be obtained.

C.2	Currency of securities issue	The Shares are, and the New Consideration Shares and New Exchangeable Bonds will be, issued, quoted and traded in USD.

C.3	Number of shares in issue and par value	As of 31 January 2018, the share capital of the Company registered in the commercial register was 46,173,149.40 Swiss francs, divided into 461,731,494 shares, par value CHF 0.10 each.

ALT-19

C.4	Rights attaching to the shares

The Company has one class of Shares in issue and, in accordance with the Swiss Code of Obligations, all Shares in that class provide equal rights in the Company, including the right to any dividends. Each of the Shares carries one vote.

C.5	Restrictions on transfer

The New Consideration Shares and New Exchangeable Bonds that will be issued in connection with the Compulsory Acquisition will be registered under the U.S. Securities Act and will not be subject to any restrictions on transfer arising under the U.S. Securities Act and the U.S. Exchange Act, except for Consideration issued to any Songa Offshore shareholder who may be deemed to be an “affiliate” of Transocean for purposes of Rule 144 under the U.S. Securities Act after the completion of the Compulsory Acquisition.

See also Section 7 "Selling and Transfer Restrictions."

C.6	Admission to trading of the New Consideration Shares	The New Consideration Shares are expected to be listed on the NYSE as of the Compulsory Acquisition.
C.7	Dividend policy of the Company

In deciding whether to propose a dividend and in determining the dividend amount to propose to the general meeting of shareholders for distribution, the Board of Directors will take into account applicable legal restrictions, as set out in the Swiss Code of Obligations (see Section 14.3 “Legal constraints on the distribution of dividends”), the Company’s capital requirements, including capital expenditure requirements, its financial condition, general business conditions and any restrictions that its contractual arrangements in place at the time of the dividend may place on its ability to pay dividends and the maintenance of appropriate financial flexibility.

The Board of Directors may also propose to the general meeting of shareholders a distribution through par value reductions or out of qualifying additional paid-in capital as shown on the Company’s standalone Swiss statutory financial statements. The amount of par value available for the Company to use for par value reductions or the amount qualifying additional paid-in capital available for the Company to pay out as distributions is limited. If the Company is unable to make a distribution through a reduction in par value, or out of qualifying additional paid-in capital as shown on the Company’s standalone Swiss statutory financial statements, the Company may not be able to make distributions without subjecting its shareholders to Swiss withholding taxes.

The Company may also make distributions by repurchasing Shares under the share repurchase program, approved by the general meeting of shareholders in 2009 and pursuant to which the Company may repurchase Shares of up to CHF 3.5 billion for cancellation (see Section 12.7.2 “Sources and uses of liquidity of the Transocean Group”).

There can be no assurance that a dividend will be proposed or declared in any given period. If a dividend is proposed or declared, there can be no assurance that the dividend amount or yield will be as contemplated above.

ALT-20

C.8	Rights of the New Exchangeable Bonds

The New Exchangeable Bonds will constitute senior unsecured debt of TINC and will rank equally with its senior unsecured debt from time to time outstanding, senior to its subordinated debt from time to time outstanding, and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding. Transocean’s guarantee will rank equally with all of its other unsecured and subordinated debt from time to time outstanding. See Section 16 “Description of the New Exchangeable Bonds.”

C.9	Key terms of the New Exchangeable Bonds

Issuer: Transocean Inc.

Guarantor: Transocean Ltd.

Securities Offered: USD 0.5% Exchangeable Senior Bonds due 2023.

Principal Amount: Up to USD 13,421,000 being offered in the Compulsory Acquisition. Together with the Existing Exchangeable Bonds currently outstanding, up to an aggregate USD 867,225,000 will be outstanding following completion of the Compulsory Acquisition.

Currency: USD.

Issue Date: [●] 2018.

Maturity Date: 30 January 2018.

Ranking: See Element C.8.

Interest Payment Dates: 30 January and 30 July of each year, beginning 30 July 2018.

Interest Rate/Yield: 0.5% per annum. Interest on the New Exchangeable Bonds will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Permitted Denominations: USD 1,000.

Amortisation: Amortisation in full on the Maturity Date.

ALT-21

Co-Trustees: Computershare Trust Company, N.A., 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129, and Computershare Trust Company of Canada, 1500 Robert-Bourassa Boulevard, 7th Floor, Montreal, Quebec H3A 3S8. The Co-Trustees are not a representative of the holders of the New Exchangeable Bonds.  The Co-Trustees will act only in accordance with the requirements of the indenture governing the New Exchangeable Bonds.

C.10	Derivative component in the interest payments on the New Exchangeable Bonds	Not applicable. The New Exchangeable Bonds bear fixed interest at the rate of 0.50% per annum.
C.11	Admission to trading of the New Exchangeable Bonds

To the extent that the New Exchangeable Bonds are treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, the New Exchangeable Bonds have been approved for listing on the New York Stock Exchange under the symbol “RIG/23”.  If the New Exchangeable Bonds are not treated as part of the same series of securities as the Existing Exchangeable Bonds for U.S. federal tax purposes, TINC intends to apply to list the New Exchangeable Bonds on the New York Stock Exchange.

The guarantor’s shares are listed for trading on the New York Stock Exchange under the ticker symbol “RIG.”

Section D – Risks

     The Group’s drilling contracts may be terminated due to a number of events, and, during depressed market conditions, the Group’s customers may seek to repudiate or renegotiate their contracts. If customers cancel some of the Group’s contracts, and the Group is unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of the contracts are renegotiated, it could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

     The Group’s current backlog of contract drilling revenue may not be fully realized, which may have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows.

D.1	Key risks specific to the Group or the industry in which it operates

Risks related to the business of the Group, including:

•    The Group’s drilling contracts may be terminated due to a number of events, and, during depressed market conditions, the Group’s customers may seek to repudiate or renegotiate their contracts. If customers cancel some of the Group’s contracts, and the Group is unable to secure new contracts on a timely basis and on substantially similar terms, or if contracts are suspended for an extended period of time or if a number of the contracts are renegotiated, it could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•    The Group’s current backlog of contract drilling revenue may not be fully realized, which may have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows.

ALT-22

•    The Group’s operating and maintenance costs will not necessarily fluctuate in proportion to changes in the Group’s operating revenues, which could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•    The Group’s business involves numerous operating hazards, and the Group’s insurance and indemnities from its customers may not be adequate to cover potential losses from the Group’s operations, which could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•     Failure to comply with anti-bribery statutes, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, could result in fines, criminal penalties, drilling contract terminations and an adverse effect on the Group’s business. The materialisation of such risks could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•     Regulation of greenhouse gases and climate change could have a negative impact on the Group’s business.

•     The Group is subject to litigation that, if not resolved in the Group’s favour and not sufficiently insured against, could have a material adverse effect on the Group.

•     A change in tax laws, treaties or regulations, or their interpretation, of any country in which the Group has operations, are incorporated or are resident could result in a higher tax rate on the Group’s worldwide earnings, which could result in a significant negative impact on the Group’s earnings and cash flows from operations.

•     Recently enacted U.S. Tax Legislation could have a material effect on the Group’s earnings and cash flows from operations. Although the Company is evaluating the U.S. Tax Legislation with its professional advisers, the impact of the U.S. Group’s business is currently uncertain.

•     A loss of a major tax dispute or a successful tax challenge to the Group’s operating structure, intercompany pricing policies or the taxable presence of the Group’s key subsidiaries in certain countries could result in a higher tax rate on the Group’s worldwide earnings, which could result in a significant negative impact on the Group’s earnings and cash flows from operations

• The Company’s Articles of Association and Swiss law contain provisions that could prevent or delay an acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

ALT-23

Risks related to the industry in which the Group operates, including:

•    The Group operates in various regions throughout the world, which may expose the Group to political and other uncertainties, which could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•    Compliance with or breach of environmental laws can be costly and/or expose the Group to liability and could limit the Group’s operations.

•    The continuing effects of the enhanced regulations enacted following the Macondo well incident and of agreements applicable to the Transocean Group could materially and adversely affect the Group’s worldwide operations.

• Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on the Group’s results of operations.

ALT-24

     The Group has identified a material weakness in its internal control over financial reporting, and the Group’s business and stock price may be adversely affected if the Group’s internal control over financial reporting is not effective.

     The Group could experience a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows to the extent the Macondo well’s operator fails to indemnify the Group or is otherwise unable to indemnify the Group for compensatory damages related to the Macondo well incident as required under the terms of the  settlement agreement.

     The Group relies heavily on a relatively small number of customers and the loss of a significant customer or a dispute that leads to the loss of a customer could have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows.

     The recent downgrades in the Group’s credit ratings by various credit rating agencies could impact the Group’s access to capital and materially adversely affect the Group’s business and financial condition.

     The Group has a substantial amount of debt, including secured debt, and the Group may lose the ability to obtain future financing and suffer competitive disadvantages. The materialisation of such risks could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

     The Group must make substantial capital and operating expenditures to maintain the Group’s fleet, and the Group may be required to make significant capital expenditures to maintain its competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute the Group’s growth plan, each of which could negatively affect the Group’s financial condition, results of operations and cash flows.

     The Group has significant carrying amounts of long-lived assets that are subject to impairment testing.

     U.S. tax authorities could treat the Company as a passive foreign investment company, which would have adverse U.S. federal income tax consequences to U.S. holders.

     The Group may be limited in its use of net operating losses and tax credits, which could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

Financial risks, including:

•    The Group has identified a material weakness in its internal control over financial reporting, and the Group’s business and stock price may be adversely affected if the Group’s internal control over financial reporting is not effective.

•    The Group could experience a material adverse effect on the Group’s consolidated statement of financial position, results of operations or cash flows to the extent the Macondo well’s operator fails to indemnify the Transocean Group or is otherwise unable to indemnify the Group for compensatory damages related to the Macondo well incident as required under the terms of the  settlement agreement.

•    The Group relies heavily on a relatively small number of customers and the loss of a significant customer or a dispute that leads to the loss of a customer could have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows.

•    The recent downgrades in the Transocean Group’s credit ratings by various credit rating agencies could impact the Group’s access to capital and materially adversely affect the Group’s business and financial condition.

•    The Group has a substantial amount of debt, including secured debt, and the Group may lose the ability to obtain future financing and suffer competitive disadvantages. The materialisation of such risks could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

•    The Group must make substantial capital and operating expenditures to maintain the Group’s fleet, and the Group may be required to make significant capital expenditures to maintain its competitiveness and to comply with laws and the applicable regulations and standards of governmental authorities and organizations, or to execute the Group’s growth plan, each of which could negatively affect the Group’s financial condition, results of operations and cash flows.

•    The Group has significant carrying amounts of long-lived assets that are subject to impairment testing.

•     U.S. tax authorities could treat the Company as a passive foreign investment company, which would have adverse U.S. federal income tax consequences to U.S. holders.

•    The Group may be limited in its use of net operating losses and tax credits, which could adversely affect the Group’s consolidated statement of financial position, results of operations or cash flows.

ALT-25

     Future issuances of the Shares or other securities may dilute the holdings of shareholders and could materially affect the price of the Shares.

     Exchange rate fluctuations could adversely affect the value of the Shares and any dividends paid on the Shares for an investor whose principal currency is not U.S. dollars or Swiss francs.

     The Company may be unwilling or unable to pay any dividends in the future.

D.3	Key risks specific to the securities

Risks related to the Shares of Transocean, including:

•     Future issuances of the Shares or other securities may dilute the holdings of shareholders and could materially affect the price of the Shares.

•     Exchange rate fluctuations could adversely affect the value of the Shares and any dividends paid on the Shares for an investor whose principal currency is not U.S. dollars or Swiss francs.

•    The Company may be unwilling or unable to pay any dividends in the future.

ALT-26

Risks related to the New Exchangeable Bonds, including:

•    The New Exchangeable Bonds are exclusively the obligations of TINC, as issuer, and Transocean, as guarantor, and not of TINC’s subsidiaries or Transocean’s other subsidiaries.

•     Payments on the New Exchangeable Bonds, including under the guarantees, will be effectively subordinated to claims of TINC’s and Transocean’s secured creditors.

•     Servicing TINC’s debt requires a significant amount of cash, and TINC may not have sufficient cash flow from its business to pay its substantial debt.

•     Despite its current debt levels, TINC may still incur substantially more debt or take other actions which would intensify the risks discussed above.

•     The New Exchangeable Bonds are not protected by restrictive covenants.

•    TINC may not have the funds necessary to finance a repurchase in the event of a Fundamental Change.

•    The make-whole premium that may be payable upon a Fundamental Change may not adequately compensate holders for the lost value of the New Exchangeable Bonds as a result of such Fundamental Change.

•    The exchange rate of the New Exchangeable Bonds may not be adjusted for all dilutive events.

•     The Exchangeable Bonds were only recently listed, and an active trading market for the New Exchangeable Bonds may not develop.

•     The New Exchangeable Bonds issued in the Compulsory Acquisition may not be fungible for trading purposes with the Existing Exchangeable Bonds

•     Exchange of the New Exchangeable Bonds will dilute the ownership interest of existing shareholders.

•     Volatility in the market price and trading volume of the Shares could adversely impact the trading price of the New Exchangeable Bonds.

• Holders of New Exchangeable Bonds will not be entitled to any rights with respect to the Shares, but they will be subject to all changes made with respect to them.

ALT-27

•     Exchange rate fluctuations could adversely affect the market value of the New Exchangeable Bonds and any interest paid on the New Exchangeable Bonds for an investor whose principal currency is not U.S. dollars.

•     Holders of New Exchangeable Bonds may be subject to tax if the Company makes or fails to make certain adjustments to the exchange rate of the New Exchangeable Bonds even though such holders do not receive a corresponding cash distribution.

Risks related to the Compulsory Acquisition, including:

•     Because the market price of the Shares and Exchangeable Bonds fluctuate, Songa Offshore shareholders cannot be sure of the value of the Shares they may receive in the Compulsory Acquisition; participation in the Compulsory Acquisition may constitute a taxable event for Songa Offshore shareholders.

•    The expected benefits associated with the combination of the Transocean Group and the Songa Group may not be realised.

The expected benefits associated with a combination of the Group and the Songa Group may not be realised.

ALT-28

Section E – The Compulsory Acquisition

E.1	Expenses

Transocean estimates expenses incurred by itself and TINC related to the Compulsory Acquisition are USD [●] million (exclusive of VAT), with expenses in the amount of USD [●] million (exclusive of VAT) borne by Transocean and expenses in the amount of USD [●] million (exclusive of VAT) borne by TINC.

E.2a	Reasons for the Compulsory Offer and use of proceeds

Transocean is making the Compulsory Acquisition of all remaining shares of Songa Offshore not owned by Transocean. Such Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law. The Compulsory Acquisition is initiated following completion of the Voluntary Tender Offer that resulted in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore. The shares in Songa Offshore are expected to be delisted shortly following completion of the Compulsory Acquisition, subject to approval by the Oslo Stock Exchange.

The Company will not receive any cash proceeds from the Compulsory Acquisition.

E.2b	Reasons for the issuance of Exchangeable Bonds and use of proceeds	See Element E.2a above.

1 Source: the Company

2 Source: the Company

ALT-29

E.3	Terms and conditions of the Offer

The Consideration in the Compulsory Acquisition consists of (i) 0.35724 New Consideration Shares and (ii) USD 2.99726 principal amount of New Exchangeable Bonds, for each remaining Songa Share. The aggregate amount of Consideration paid to each Songa Offshore shareholder shall be comprised, as near as possible, of 50% New Consideration Shares and 50% New Exchangeable Bonds.

Shareholders of Songa Offshore who wish to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition must complete and sign the Subscription Form enclosed with this Prospectus as Appendix B and return it to the Settlement Agent prior to the expiration of the Subscription Period on [●] 2018 at [16:30] (CET). If such shareholders fail to submit duly executed Subscription Forms to the Settlement Agent before the expiration of the Subscription Period, they will instead receive the Cash Alternative (as defined below).

Songa Offshore shareholders who do not respond during the Subscription Period will receive an amount in cash of NOK 47.50 per Songa Share (the “Cash Alternative”) in lieu of all of the New Consideration Shares and New Exchangeable Bonds such shareholders would otherwise have been entitled to receive in the Compulsory Acquisition. Shareholders who wish to receive the Cash Alternative will not be required to take any action in respect of the Compulsory Acquisition during the Subscription Period.

If all remaining Songa Offshore shareholders (on a fully diluted basis as of 30 January 2018) elect to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition (and no Songa Offshore shareholders receive the Cash Alternative), approximately 1,599,589 New Consideration Shares and approximately USD 13,421,000 aggregate principal amount of New Exchangeable Bonds will be issued as a result of the Compulsory Acquisition.

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition, and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on 14 August 2017, the last trading day prior to the announcement of the Voluntary Tender Offer, and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges Bank, on 14 August 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer.

ALT-30

Transocean will not issue any fractional New Consideration Shares or fractional amounts of New Exchangeable Bonds in the Compulsory Acquisition. Each Songa Offshore shareholder who elects to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition, and (a) who would otherwise be entitled to receive a fraction of a New Consideration Share will instead receive, for the fraction of a New Consideration Share, an amount in cash based on USD 8.39, the closing price of the Shares on the NYSE on 14 August 2017, the last trading day prior to the announcement of the Voluntary Tender Offer, and (b) who would otherwise be entitled to receive a fractional amount of New Exchangeable Bonds will instead receive, for the fractional amount of New Exchangeable Bonds, an amount in cash based on USD 1,000, the principal amount per New Exchangeable Bond, and in each case, paid in NOK, based on an exchange rate of 7.9239 NOK per U.S. dollar which is the NOK/USD closing price at 4:00 p.m. CET as determined by Norges Bank, on 14 August 2017, the trading day immediately preceding the announcement of the Voluntary Tender Offer.

E.4	Material and conflicting interests

The Financial Advisor and its respective affiliates has provided from time to time, and may provide in the future, investment and commercial banking services to Transocean, TINC, Songa Offshore and their respective affiliates in the ordinary course of business, for which it may have received and may continue to receive customary fees and commissions. The Financial Advisor, its employees and any affiliate may currently own securities issued by Transocean, TINC and Songa Offshore. The Financial Advisor does not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so. See Element E.1 above for expenses related to the Compulsory Acquisition.

None of the members of the Transocean Board of Directors or Transocean’s executive officers owns any Songa Shares or other securities exchangeable or convertible into Songa Shares.

Other than the above-mentioned, the Company is not aware of any interest (including conflict of interests) of any natural or legal persons involved in the Compulsory Acquisition.

E.5	Selling shareholders and lock-up agreements

The New Consideration Shares will be issued by Transocean and, accordingly, there are no selling shareholders as part of the  Compulsory Acquisition.

Perestroika has agreed that it will not sell, transfer, encumber or otherwise dispose of Transocean shares received in the Voluntary Tender Offer for a period until 15 August 2018. Such lock-up shall not apply to any Shares that Perestroika acquires through exchange of Transocean exchangeable bonds.

ALT-31

E.6	Dilution resulting from the offering

The existing Transocean shareholders were diluted by approximately 27.7% as a consequence of the issuance of the Existing Consideration Shares and the Shares underlying the Existing Exchangeable Bonds that were  issued in the Voluntary Tender Offer and related transactions. The existing shareholders in Transocean may be diluted up to  approximately 0.6% as a consequence of the Compulsory Acquisition and issuance of the New Consideration Shares to the Songa Offshore shareholders, assuming the following:

•

the issuance of approximately 1,599,589 Shares as New Consideration Shares and approximately USD 13,420,370 aggregate principal amount of New Exchangeable Bonds in the Compulsory Acquisition (which assumes that no Songa Offshore shareholder receives the Cash Alternative), based upon an exchange ratio of 0.35724 Shares to be issued for each Songa Share; and

•

no additional capital increase by Songa Offshore is made after 30 September 2017

E.7	Estimated expenses charged to investor	Shareholders who elect to receive New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition will not have to pay brokerage fees in respect of the securities.

ALT-32

3.	The following sections will be included in the Norwegian Prospectus but are not included in the prospectus included in this registration statement:

3RESPONSIBILITY FOR THE PROSPECTUS

This Prospectus has been prepared in connection with the Compulsory Acquisition and issuance of New Consideration Shares and New Exchangeable Bonds as described herein.

The boards of directors of Transocean and TINC accept responsibility for the information contained in this Prospectus. The members of the boards of directors confirm that, after having taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

[●] February 2018

The board of directors of Transocean Ltd.

Merrill A. Miller, Jr. Chairman	Frederico F. Curado Director	Frederik W. Mohn Director

Tan Ek Kia Director	Glyn A. Barker Director	Chadwick C. Deaton Director

Samuel Merksamer Director	Jeremy D. Thigpen Director	Vanessa C.L. Chang Director

Vincent J. Intrieri Director	Edward R. Muller Director

The board of directors of Transocean Inc.

C. Stephen McFadin Chairman	Stephen L. Hayes Director	Colin Berryman Director

ALT-33

4GENERAL INFORMATION

4.1Important investor information

Transocean and Songa Offshore have furnished the information in this Prospectus. No representation or warranty, express or implied is made by the Financial Advisor as to the accuracy, completeness or verification of the information set forth herein, and nothing contained in this Prospectus is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. The Financial Advisor assumes no responsibility for the accuracy or completeness or the verification of this Prospectus and accordingly disclaims, to the fullest extent permitted by applicable law, any and all liability whether arising in tort, contract or otherwise, which they might otherwise be found to have in respect of this Prospectus or any such statement.

Neither Transocean, TINC, the Financial Advisor, or any of their respective affiliates, representatives, advisers or selling agents, is making any representation to any offeree or purchaser of the New Consideration Shares and New Exchangeable Bonds regarding the legality of an investment in the New Consideration Shares or the New Exchangeable Bonds. Each investor should consult with his or her own advisors as to the legal, tax, business, financial and related aspects of a purchase of the Consideration.

Investing in the New Consideration Shares and New Exchangeable Bonds involves a high degree of risk. See Section 2 “Risk Factors” beginning on page [20].

In connection with the Compulsory Acquisition, the Financial Advisor and its affiliates, acting as an investor for its own account, may take up New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition and in that capacity may retain, purchase or sell for its own account such securities and any Shares and New Exchangeable Bonds or related investments and may offer or sell such Shares and New Exchangeable Bonds or other investments otherwise than in connection with the Compulsory Acquisition. Accordingly, references in the Prospectus to New Consideration Shares and New Exchangeable Bonds being offered or placed should be read as including any offering or placement of New Consideration Shares and New Exchangeable Bonds to the Financial Advisor or any of its affiliates acting in such capacity. The Financial Advisor does not intend to disclose the extent of any such investment or transactions other than in accordance with any legal or regulatory obligation to do so. In addition, the Financial Advisor or its affiliates may enter into financing arrangements (including swaps) with investors in connection with the Financial Advisor (or its affiliates) acquiring, holding or disposing of Shares and New Exchangeable Bonds.

Transocean has also prepared a Form S-4 Registration Statement under the U.S. Securities Act in connection with the Compulsory Acquisition (the “Registration Statement”). The Registration Statement will be available, free of charge, at the SEC’s website at: www.sec.gov. In addition, free copies of the Registration Statement and other relevant documents filed by Transocean and Transocean Inc. with the SEC may be obtained from Transocean’s website at: www.deepwater.com. Certain sections included in the Registration Statement have been included in Appendix C. The information set forth in Appendix C is required by the rules of the SEC in order for the Prospectus to satisfy the statutory content requirements for a prospectus under U.S. federal securities laws and related SEC rules. The Norwegian FSA has not made any form of control or approval relating to the items included therein, and the information contained in Appendix C does not influence the information in this Prospectus given according to the content requirements of the Norwegian Securities Trading and related secondary legislation, including the Commission Regulation (EC) no. 809/2004

ALT-34

implementing Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 regarding information contained in prospectuses, as amended and as implemented in Norway.

SEC rules require that Transocean disclose in its Registration Statement a detailed description of the background and reasons for the Voluntary Tender Offer, including a summary of any financial forecasts or projections on which any such report, opinion or appraisal was based. As a result of this requirement, Transocean has included in the Registration Statement (and, accordingly, in Appendix C) a summary of certain management projections (the "Management Projections") that were made available to Songa Offshore and its advisors on 28 June 2017. The Management Projections are intended solely to provide historical facts regarding the negotiation process between Transocean and Songa Offshore.

The Management Projections were initially prepared based on information available to Transocean’s management only through the second quarter of 2017. Since that time, a number of events have occurred, and certain conditions and circumstances have changed, such that Transocean’s management does not believe that the Management Projections represent a reliable current forecast of the future results that the Company may achieve, and are consequently no longer valid. The key changes to the assumptions made in the original Management Projections since they were initially prepared are the following:

•

While the offshore drilling market fundamentals became more favorable as oil prices increased to the mid to high USD 50 per barrel level, this increase has not translated into a significant improvement in offshore drilling activity or dayrates as anticipated when the Management Projections were prepared. In this regard, the increase in tenders and contracts observed at the end of 2017 no longer appear to be sufficient to support the projected increase in activity and dayrates in 2018.

•

Material value enhancement initiatives are underway at Transocean, including to further reduce operation and maintenance costs and capital expenditures. In addition to pursuing significant efficiencies in overhead optimization, Transocean has been able to reduce its future costs for mandatory five-year special periodic surveys, underwater inspections in lieu of dry docking and rig reactivations.

•	Transocean announced the retirement of six floaters in September 2017, further reducing the costs associated with the cold stacking of rigs.

4.2Presentation of financial and other information

4.2.1Financial information

The Company’s consolidated financial statements as of 31 December 2016 and 2015 and for each of the three years in the period ended 31 December 2016 (the “Financial Statements”) included under “Item 8. Financial Statements and Supplementary Data” of the Transocean Group’s annual report on Form 10‑K for the year ended 31 December 2016, and the Company’s condensed consolidated interim financial statements as of 30 September 2017 and for the three and nine months ended 30 September 2017 and 2016 (the “Interim Financial Statements”) included under “Item 1. Financial Information” of the Transocean Group’s quarterly report on Form 10‑Q for the quarterly period ended 30 September 2017, have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Transocean Group’s consolidated financial statements as of 31 December 2016 and 2015 and for each of the three years in the period ended 31 December 2016, have been audited by EY Houston and EY Zurich.

ALT-35

The consolidated financial statements of the Company are prepared in the Company’s functional currency, U.S. dollars (presentation currency).

4.2.2Sources of industry and market data

In this Prospectus, the Company has used industry and market data obtained from independent industry publications, market research and other publicly available information. While the Company has compiled, extracted and reproduced industry and market data from external sources, the Company has not independently verified the correctness of such data. The Company cautions prospective investors not to place undue reliance on the above-mentioned data. Unless otherwise indicated in the Prospectus, the basis for any statements regarding the Company’s competitive position is based on the Company’s own assessment and knowledge of the market in which it operates.

The Company confirms that where information has been sourced from a third party, such information has been accurately reproduced and that as far as the Company is aware, and is able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading. Where information sourced from third parties has been presented, the source of such information has been identified, however, source references to websites shall not be deemed as incorporated by reference to this Prospectus.

Industry publications or reports generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. The Company has not independently verified and cannot give any assurances as to the accuracy of market data contained in this Prospectus that was extracted from these industry publications or reports and reproduced herein. Market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market.

As a result, prospective investors should be aware that statistics, data, statements and other information relating to markets, market size, market shares, market positions and other industry data in this Prospectus (and projections, assumptions and estimates based on such information) may not be reliable indicators of the Company’s future performance and the future performance of the industry in which it operates. Such indicators are necessarily subject to a high degree of uncertainty and risk due to the limitations described above and to a variety of other factors, including those described in Section 2 “Risk Factors” and elsewhere in this Prospectus.

4.3Cautionary note regarding forward-looking statements

The statements described in this Prospectus that are not historical facts are forward-looking statements. Forward-looking statements appear in, among other sections in this Prospectus, Section 6 “About the Songa Group,” Section 8 “Industry and Market Overview,” Section 9 “Business of the Transocean Group” and Section 12 “Operating and Financial Review of the Transocean Group.” These forward-looking statements include, but are not limited to, statements integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements in this Prospectus are identifiable by use of any of the following words and other similar expressions: “anticipates,” “could,”

ALT-36

“forecasts,” “might,” “projects,” “believes,” “estimates,” “intends,” “plans,” “scheduled,” “budgets,” “expects,” “may,” “predicts” and “should.”

Actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially are set out in Section 2 “Risk Factors.”

Should one or more of such risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to Transocean or to persons acting on Transocean’s behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and each of Transocean and Songa Offshore undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which either Transocean or Songa Offshore become aware of, after the date hereof, except as otherwise may be required by law.

ALT-37

6.7    Financial condition, liquidity and capital resources of the Songa Group

6.7.1Financing developments

In June 2017, the Songa Group agreed with the Songa Equinox and Songa Endurance senior lenders to remove a cash sweep mechanism in the loan agreements that otherwise would commence in June 2017. As part of the agreement, Songa Offshore has repaid USD 10 million against the facilities using restricted deposits accounts related to the financing arrangement. The deposit arrangement for the senior secured loan facility will be discontinued.

In April 2017, Songa Offshore made a mandatory prepayment against the credit facilities secured by rigs Songa Dee,  Songa Trym and Songa Delta  of USD 35.5 million as a result of the Songa Delta Scheduled Periodic Survey not being performed when due. The credit facilities mature in full in March 2018 and the installments in the period May 2017 to March 2018 will thus be reduced accordingly.

During the nine month period to September 2017, Songa Offshore received notices for exercise of 21,335,352 warrants. Following the exercise of the warrants, Songa Offshore’s number of outstanding warrants has been reduced to 78,932 as of end of September 2017.

During the nine month period to September 2017, Songa Offshore issued 222,000 new shares at par value for delivery under the Songa Offshore Long-Term Incentive Program.

During the nine-month period to September 2017, Songa Offshore received conversion notices from holders of the outstanding convertible bond of USD 6,631,420. Following the conversions, the outstanding principal amount of the convertible bond has been reduced to USD 108.7 million as of end of September 2017.

Following the share issue and the exercise of warrants, the number of ordinary Songa Shares has increased to 137,616,041 as of end of September 2017.

In connection with the delivery of Songa Enabler on 31 March 2016, Songa Offshore utilized the credit facilities related to the rig. These fully utilized facilities total USD 550.0 million of which USD 90.0 million were used to repay the pre- delivery loan.

In connection with the comprehensive refinancing of the Songa Group, launched on 15 March 2016, a bridge bond of USD 91.5 million was issued on 17 March 2016 and funded by certain of Songa Offshore’s largest stakeholders. The bridge loan was converted into the new subordinated convertible bond on 20 April 2016 (see below).

During the nine-month period ended 30 September 2016, the Songa Group aligned the minimum cash financial covenant across all debt facilities at USD 50.0 million.

In relation to the drawdown of the post-delivery facilities for Songa Encourage and Songa Enabler, USD 23.9 million and USD 17.4 million were deposited due to certain market value clauses in the loan agreements, reflecting decreasing broker rig valuations. On 30 June 2016 the Songa Group made a voluntary prepayment of the abovementioned deposits against the credit facilities.

Refinancing

On 11 April 2016, the amendments to the Songa Group’s bond loans were supported by qualified majorities across all three bonds series at the respective bondholder meetings, and were thus duly approved. The approved amendments included a full conversion to equity of the USD 150 million existing convertible bond SONG06. In addition, significant interest reductions, maturity extensions and other amendments were approved by the senior unsecured SONG 04 bond loans and SONG05 of NOK 1,400.0 and NOK 750.0 million respectively, as well as for the Perestroika USD 50.0 million shareholder loan.

ALT-38

On 13 April 2016, a subsequent equity offering of up to USD 25 million was announced. The subscription price in the subsequent equity offering was NOK 0.15, with a maximum of 1,418,100,000 shares to be issued.

On 20 April 2016, the Songa Group successfully fulfilled all the contemplated conditions for the refinancing. As part of this, Songa Offshore issued:

•	The new USD 125 million subordinated convertible bond loan, by an amendment and increase of the bridge bond loan issued on 17 March 2016.
•

In total 8,466,839,157 new Class A shares of nominal value of EUR 0.001 each were issued, of which (a) 7,347,678,915 shares were issued as part of a full conversion of Songa Offshore’s previous USD 150 million subordinated convertible bond loan SONG06; (b) 608,399,269 shares were issued as equity compensation for conversion of accrued interest under Songa Offshore’s senior unsecured SONG04 bond loans, and for reducing future interest payments; (c) 325,889,248 shares were issued as equity compensation for conversion of accrued interest under Songa Offshore’s senior unsecured bond loan SONG05, and for reducing future interest payments and (d) 184,871,725 shares were issued as equity compensation for conversion of accrued interest under Songa Offshore’s shareholder loan from Perestroika, and for reducing future cash flow interest payments. The Class A shares had equal rights as and ranked pari passu with Songa Offshore’s existing ordinary shares, also with respect to voting and dividends.

•

In total 2,141,427,856 transferable warrants to the subscribers of the new convertible bond, such warrants being exercisable in the period from 20 April 2017 up to 20 April 2019 and giving the holder the right to subscribe for one new share (in bundles of 10) per warrant at a price per share equal to their nominal value of EUR 0.001. After the 100:1 reverse share split a total of 21,414,284 transferable warrants giving the holder the right to subscribe for one new share (in bundles of 10) per warrant at a price per share equal to their nominal value of EUR 0.10.

On 15 June 2016, the Songa Group announced the final result and allocation of the subsequent offering. In total, 1,418,100,000 shares had been allocated and issued at the subscription price of NOK 0.15 per share.

The 8,466,839,157 Class A-shares that were issued in April 2016 as part of the refinancing of the Songa Group, were converted to ordinary, tradeable shares on 16 November 2016.

Changes in debt

On 16 December 2016, the Songa Group agreed with Perestroika that the first installment of USD 16.7 million of the shareholder loan, initially due in June 2018, will be deferred by eighteen months to December 2019. A reset of the interest rate to 3 months LIBOR + 9.00% was agreed for the deferral period.

On 16 December 2016, it was approved by the bondholders’ meeting that the first installment of NOK 466.5 million on the NOK 1,400 million senior unsecured bond will be deferred by twelve months, from May 2018 to May 2019. A reset of the interest rate was agreed to 10.5% for the bond for the deferral period.

Reverse share split

In order for the Songa Group to ensure compliance with section 2.4 of the Oslo Stock Exchange continuing obligations and to secure adequate pricing of the share above NOK 1, the Songa Group on 12 December 2016 performed a 100:1 reverse share split.

6.7.2Cash Flow

The Songa Group’s primary sources of liquidity are cash provided by operating activities and external committed borrowings.

ALT-39

Total cash and cash equivalents as at the end of the year were USD 175.8 million, compared to USD 168.4 million at year end 2015. Free and available cash as at the end of the year were USD 147.7 million, compared to USD 96.1 million at year end 2015.

The following table summarizes cash flows:

Year ended 31 December 2016 compared to the year ended 31 December 2015

	For the year ended 31 December
(Amounts in USD ‘000)	2016	2015	Change	% Change
		Unaudited
Net cash flow from operating activities	317,664	144,320	173,344	120.1
Net cash flow from (used in) investing activities	(595,457)	(1,649,277)	1,053,820	63.9
Net cash flow from financing activities	329,473	1,373,702	(1,044,229)	(76.0)
Net increase/(decrease) in cash and cash equivalents	51,681	(131,255)	182,936	139.4

Net cash generated from operating activities for the year was USD 317.7 million compared to USD 144.3 million in 2015. The main reason for the increase is due to higher operating cash flow of USD 168.1 million from a larger operating fleet.

Net cash used in investing activities for the year was USD 595.5 million, compared to net cash used in investing activities of USD 1,649.3 million in 2015. This decrease is primarily driven by only the final yard installment for Songa Enabler that was made in 2016, whereas in 2015 Songa made final yard installments for three Cat D rigs.

Net cash generated from financing activities for the year was USD 329.5 million compared to USD 1,373.7 million in 2015. This is a mainly reflecting the proceeds from the full draw down of the Songa Enabler financing of USD 550.0 million, the proceeds from the issue of the new convertible bond of USD 125.0 million and USD 25.0 million from the proceeds from the share issue. This is partly offset by USD 367.3 million used for the repayment of bond and bank loans.

Net increase in cash and cash equivalents for the year was USD 51.7 million compared to a net decrease of USD 131.1 million in 2015. This is as a result of the above mentioned changes.

Year ended 31 December 2015 compared to the year ended 31 December 2014

	For the year ended 31 December
(Amounts in USD ‘000)	2015	2014	Change	% Change
	Unaudited	Unaudited
Net cash flow from operating activities	144,320	42,364	101,956	240.7
Net cash flow from (used in) investing activities	(1,649,277)	(126,321)	(1,522,956)	(1,205.6)
Net cash flow from financing activities	1,373,702	(113,052)	1,486,754	nm
Net increase/(decrease) in cash and cash equivalents	(131,255)	(197,008)	65,753	33.4

‘nm’ means not meaningful

Net cash generated from operating activities for the year was USD 144.3 million compared to USD 42.4 million in 2014. The main reasons for the increase are due to higher operating cash flow of USD 82.5 million and to a positive working capital movement of USD 19.4 million.

Net cash used in investing activities for the year was USD 1,649.3 million, compared to net cash used in investing activities of USD 126.3 million in 2014. This increase is mainly driven by the final yard installments for three of the Cat D rigs and other capital expenditures related to the Cat D newbuilds.

ALT-40

Net cash generated from financing activities for the year was USD 1,373.7 million compared to net cash used in financing activities of USD 113.1 million in 2014. This is a mainly reflecting the proceeds from the full draw down of the Songa Equinox and Songa Endurance financing of USD 910.0 million, Songa Encourage loan of USD 550.0 million, Songa Enabler loan pre-delivery tranche of USD 90.0 million, and USD 50.0 million related to the shareholder loan from Perestroika, partly offset by USD 316.3 million used for loan repayments.

Net decrease in cash and cash equivalents for the year was USD 131.1 million compared to a net decrease of USD 197.0 million in 2014. This is as a result of the above mentioned changes.

At 31 December 2015 the Songa Group had USD 550.0 million of unutilized financing facilities in relation to the financing of Songa Enabler that is available upon repayment of the current pre-delivery financing of USD 90.0 million.

Nine months ended 30 September 2017 compared to the nine months ended 30 September 2016

	For the nine months ended 30 September
(Amounts in USD ‘000)	2017	2016	Change	% Change
	Unaudited	Unaudited
Net cash flow from operating activities	220,591	215,624	4,967	2.3
Net cash flow used in investing activities	(22,762)	(591,292)	568,530	96,2
Net cash flow (used in)/ generated from financing activities	(234,909)	395,062	(629,971)	nm
Net increase/(decrease) in cash and cash equivalents	(37,079)	19,395	(56,474)	nm

‘nm’ means not meaningful

6.7.3Contractual Obligations

Cash payments required for bank loans, bond loans, cross currency interest rate swaps, operating leases and capital commitments relating to operating costs for the Cat D rigs in effect at 31 December 2016, are summarized, on an undiscounted basis, in the following table:

	Payments due by period
Contractual Obligations (Amounts in USD ’000)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bank Loans	2,421,522	347,112	603,655	1,015,996	454,759
Bond Loans	431,801	8,573	118,087	305,141	—
Cross Currency Interest Rate Swaps	146,139	11,532	47,967	86,640	—
Operating lease obligations(1)	10,343	2,517	1,661	1,317	4,849
Capital commitments(2)	64,000	16,000	12,000	36,000	—
Total	3,073,805	385,734	783,370	1,445,094	459,608

(1) Operating lease obligations represent estimated lease payments related to the leases of various offices and warehouses.

(2) Capital commitments represent contractual obligations relating to investment in newbuilds and planned surveys on the rigs.

6.7.4Contingencies

Tax matters - Re-domiciliation to Cyprus in 2009 - Exit tax

Songa Offshore moved from Norway to Cyprus in May 2009. According to the Norwegian Tax Act Section 10 71 prevailing in 2009, a company that emigrates and ceases to be tax resident in Norway is subject to exit tax.

ALT-41

On 2 March 2011, EFTA Surveillance Authority (“ESA”) sent a “reasoned opinion” to the Norwegian Ministry of Finance for failing to comply with its obligations under Articles 31, 34 and 40 of the Agreement on the European Economic Area by imposing immediate taxation on companies that transfer their seat or assets and liabilities to another EEA State and on the shareholders of such companies and for breach of the SE regulation.

On the 25 November 2014 the tax office delivered its exit tax decision in this case.

The tax office found that the exit as such was regulated by the Tax Act section 10 71 and further that section 9 14 was inapplicable.

The tax office increased the taxable income of the Songa Offshore by NOK 1.8 billion and the tax office set off the increased income directly against the carry forward of losses. Further the tax office did not refer the exit tax to the gain/loss account. Administratively the decision is final, and there is no further latent exit tax. Songa Offshore challenged this matter.

On 6 and 7 December 2016, the case was heard before the Oslo District Court. On 16 January 2017, Songa Offshore received the judgement from the Oslo District Court in favor of the State. The court held that the exit tax decision is valid. The court believed that a situation where a company moves the company and rigs out of Norway, and a situation where a company moves out rigs, are two different situations, and not in breach of the European Economic Area (EEA)-agreement.

Furthermore, the court held that the exit tax was not disproportionate. As a consequence, the NOK 1.8 billion increase of Songa Offshore’s taxable profit for the year 2009 remains unchanged. For the income years 2009 2015, the judgment does not result in any payable tax.

For 2016, Songa Offshore will partly be in tax paying position and based on results for the Norwegian entities for 2016, the 2016 payable tax is estimated to be approximately USD 10 million.

Songa Offshore assessed the legal opinions obtained in respect to the above case and as a result appealed the case. As Songa Offshore was of the opinion that it was more likely than not that it would win the case, Songa Offshore kept the tax asset of approximately USD 41 million in the 2016 financial statements which were issued in April 2017. However, reassessing the case in September 2017, the deferred tax asset of USD 19.8 million has been written off and Songa Offshore recognised a deferred tax liability of USD 11.3 million and tax payable of USD 9.8 million.

DSME Arbitration Case

In July 2015, Songa Offshore received from DSME notices of arbitration in respect of the construction contracts for the Cat D rigs.

On November 2015, DSME delivered claim submissions in respect of the construction contracts for the first two Cat D rigs, Songa Equinox and Songa Endurance. DSME’s claim relates to alleged cost overruns and additional work in relation to the Rigs due to what DSME alleges were inherent errors and omissions in the design documents (as often referred to as the FEED package). Total claims were USD 373.0 million, including claims for the recovery of USD 44.0 million in repayment of Liquidated Damages. Songa Offshore considers that DSME is solely responsible for the delays to the Rigs and any attempt by DSME to recover cost overruns has no merit due to the “turn-key” nature of the construction contracts and Songa Offshore will vigorously defend the claims asserted by DSME.

ALT-42

On 18 March 2016 Songa Offshore submitted its defense in the arbitrations. Along with its defense, Songa Offshore submitted counterclaims in respect of the two rigs for the aggregate amount of USD 65.8 million, by means of which Songa Offshore intends to recover damages caused by the default of DSME.

As previously reported, Songa Offshore remains confident of, and will vigorously defend, its position, since it is of the view that DSME is responsible for the delays and any attempt to recover cost overruns is of no merit due to the “turn-key” nature of the construction contracts. In this respect, Songa Offshore has obtained legal opinions from highly reputable law firms in the UK and Norway and from a Queen’s Counsel all of which confirm Songa Offshore’s position.

On 21 July 2017, the arbitral tribunal published its interim final award in favor of Songa Offshore. As previously reported, Songa Offshore had submitted its defense to the claims asserted by DSME in arbitrations related to the Rigs in which DSME asserted aggregate claims of USD 329.0 million, along with a request for repayment of liquidated damages in a total amount of USD 43.8 million, totaling to USD 372.8 million. The claims asserted related to alleged cost overruns and additional work in relation to the Rigs due to what DSME alleges were inherent errors and omissions in the design documents (as often referred to as the FEED package).

A question as to the legal interpretation of the rig construction contracts was put to the arbitral tribunal constituted in respect of the arbitrations on a preliminary basis. That question was to ascertain which party had responsibility for the FEED package and what the consequences of that would be. A two-day arbitration hearing took place before the arbitral tribunal on 2 and 3 May 2017 in London.

Songa Offshore considers that the tribunal’s interim final award should be determinative of DSME’s claims in respect of the Rigs (and in respect of any similar claims that DSME might assert in respect of the Songa Encourage, the third Cat D rig, and the Songa Enabler, the fourth Cat D rig) with an outcome that no payment will be due by Songa Offshore to DSME.

On 21 September 2017, Songa Offshore announced that it had been served with DSME’s application to the English court where DSME is seeking permission to appeal the arbitration award. Songa Offshore considers that DSME’s application was made out of time and has issued a strike out application to the English court.

Songa Offshore will seek to recover its legal costs of the arbitration process. Songa Offshore is also evaluating whether to pursue its counterclaims against DSME in respect of Songa Equinox and Songa Endurance for the aggregate amount of USD 65.8 million, as well as the counterclaims for Songa Encourage and Songa Enabler that potentially will be approximately in the same amount.

ALT-43

7           SELLING AND TRANSFER RESTRICTIONS

7.1General

As a consequence of the following restrictions, prospective investors are advised to consult legal counsel prior to making any offer, resale, pledge or other transfer of the securities offered by this Prospectus.

The Company is not taking any action to permit a public offering of Shares or New Exchangeable Bonds in any jurisdiction other than Norway. The distribution of this Prospectus or any summary documentation regarding the Compulsory Acquisition, and the making of the offer of the Consideration, may be restricted by law in certain jurisdictions. None of the offer of the Consideration, this Prospectus or any such summary constitutes an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction in which such an offer or solicitation would be unlawful. Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the restrictions set out in this Section 7, will receive the Cash Alternative in the Compulsory Acquisition

Except as otherwise disclosed in this Prospectus, if an investor receives a copy of this Prospectus in any jurisdiction, the investor may not treat this Prospectus as constituting an invitation or offer to it, nor should the investor in any event deal in Shares or New Exchangeable Bonds, unless such an invitation or offer could lawfully be made to that investor or the Shares or New Exchangeable Bonds, as applicable, could lawfully be dealt in without contravention of any unfulfilled registration or other legal requirements. Accordingly, if an investor receives a copy of this Prospectus, the investor should not distribute or send the same, or transfer Shares or New Exchangeable Bonds, to any person or in or into any jurisdiction where to do so would or might contravene local securities laws or regulations. Any failure to comply with these restrictions may constitute a violation of the securities laws of such jurisdictions. Transocean, TINC and the Financial Advisor do not accept or assume any responsibility or liability for any violation by any person of any such restriction.

By electing consideration in New Consideration Shares and New Exchangeable Bonds by delivery of a duly executed Subscription Form to the Settlement Agent, the accepting Songa Offshore shareholder certifies that it:

(i)

has not received the Prospectus, the Subscription Form or any other document relating to the Compulsory Acquisition in any jurisdiction in which it may not lawfully do so, nor has it mailed, transmitted or otherwise distributed any such document in any jurisdiction in which it may not lawfully do so;

(ii)

has not utilised, directly or indirectly, mail, or any means or instrumentality of commerce, or the facilities of any national securities exchange, of any jurisdiction in which it may not lawfully do so in connection with the Compulsory Acquisition;

(iii)

is not and was not located in any jurisdiction at the time of accepting the terms of the Compulsory Acquisition or returning the Subscription Form in which such shareholder may not lawfully accept the terms of the Compulsory Acquisition or return the Subscription Form in accordance with the local securities laws in such jurisdiction; and

(iv)

if acting in a fiduciary, agency or other capacity as an intermediary, (i) has full investment discretion with respect to the securities covered by the Subscription Form or (ii) the person on whose behalf it is acting was located outside any jurisdiction in which the acceptance of the terms of the Compulsory

ALT-44

Acquisition or return the Subscription Form would not be in accordance with the local securities laws in suchjurisdiction.

7.2Selling Restrictions

Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the restrictions set out in this Section 7, will receive the Cash Alternative in the Compulsory Acquisition

7.2.1Belgium

The offer of securities pursuant to this Prospectus is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the units has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen). Any representation to the contrary is unlawful.

7.2.2Cayman Islands

The Compulsory Acquisition and this Prospectus does not constitute a public offer of Shares or New Exchangeable Bonds, whether by way of sale or subscription, in the Cayman Islands.

7.2.3European Economic Area

With effect from and including the date on which the EU Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any New Consideration Shares and New Exchangeable Bonds, that is the subject of the Compulsory Acquisition contemplated in this Prospectus within any Relevant Member State (other than Norway, once this Prospectus has been approved by the competent authority in Norway and published in accordance with the EU Prospectus Directive (as implemented in Norway)) should only be made in circumstances in which no obligation arises for the Company or the Financial Advisor to publish a prospectus or a supplement to a prospectus under the EU Prospectus Directive for such offer. It is noted that an offer to the public in a Relevant Member State of any New Consideration Shares and New Exchangeable Bonds may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the EU Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to legal entities that are qualified investors as defined in the EU Prospectus Directive;
b)

to fewer than 150, natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), as permitted under the EU Prospectus Directive, subject to obtaining the prior consent of the Financial Advisor for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of New Consideration Shares and New Exchangeable Bonds shall require the Company or the Financial Adviser to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive or supplement a prospectus pursuant to Article 16 of the EU Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State.

ALT-45

For the purposes of this provision, the expression an “offer to the public” in relation to any New Consideration Shares and New Exchangeable Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered, so as to enable an investor to decide to purchase any New Consideration Shares and New Exchangeable Bonds, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State.

This EEA selling restriction is in addition to any other selling restrictions set out in this Prospectus.

7.2.4Sweden

This Prospectus is not a prospectus and has not been prepared in accordance with the prospectus requirements laid down in the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument) nor any other Swedish Enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish regulatory body has examined, approved or registered this Prospectus.

No securities will be offered or sold pursuant to the Compulsory Acquisition to any investor in Sweden except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act.

7.2.5United States

The Consideration that will be issued in connection with the Compulsory Acquisition will be registered under the U.S. Securities Act, and will not be subject to any restrictions on transfer arising under the U.S. Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), except for Consideration issued to any Songa Offshore shareholder who may be deemed to be an “affiliate” of Transocean for purposes of Rule 144 under the U.S. Securities Act after the completion of the Compulsory Acquisition. If you are an affiliate of Songa Offshore, you should consult your legal advisor regarding requirements applicable to the transfer of “control” securities under U.S. law. For these purposes, an affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The SEC views a person’s status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate. Restricted securities and control securities cannot be resold in the United States without registration or an exemption therefrom under the U.S. Securities Act.

7.2.6United Kingdom

This Prospectus is only being distributed to and is only directed to the UK Relevant Persons. The New Consideration Shares and New Exchangeable Bonds are only available to, and any investment or investment activity to which this Prospectus relates is available only to, and will be engaged in only with, UK Relevant Persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Persons who are not UK Relevant Persons should not take any action on the basis of this Prospectus and should not rely on it.

ALT-46

7.2.7Other jurisdictions

The New Consideration Shares and New Exchangeable Bonds may not be offered, sold, resold, transferred or delivered, directly or indirectly, in or into, Canada, Japan, Hong Kong, Australia or any jurisdiction in which it would not be permissible to offer the New Consideration Shares and New Exchangeable Bonds.

In jurisdictions outside the United States and the European Economic Area where the transactions contemplated under the Compulsory Acquisition would be permissible, the New Consideration Shares and New Exchangeable Bonds will only be offered pursuant to applicable exceptions from prospectus requirements in such jurisdictions.

ALT-47

8INDUSTRY AND MARKET OVERVIEW

8.1Demand for offshore drilling rigs

The Transocean Group and Songa Group operate in the offshore drilling services market. The fundamental driver for oilfield service and drilling activity is the level of investments and the oil companies’ activity within exploration, development and production (“E&P”) of crude oil and natural gas. There is a strong correlation between oil prices and the level of capital expenditure oil companies allocate to the exploration and development of oil prospects. Thereby, the demand for offshore oil and gas drilling and production activity is mainly driven by prices for these commodities along with other factors such as available capital, political and other macroeconomic factors.

The market for offshore drilling services turned dramatically down in the latter part of 2014 and continued its negative development in 2016 before showing early signs of recovery in 2017. The rig market has now undergone more than two years of a generally weakening trend in demand, rates and utilisation. Despite a slight recovery in the oil price, oil companies are continuing to take a cautious approach to capital expenditure and other cost commitments given the severity of the overall oil price decline. In order to manage this downturn, with little new fixture activity at lower dayrates, rig owners have been stacking or scrapping older units and newbuild deliveries have been delayed.

Amidst this picture, however, there have been a few encouraging signs. The market is still very weak, but the rate of decline in utilisation has slowed and in some sectors turned flat. Drilling companies have been keen to suggest that they are seeing a noticeable improvement in the volume of serious tendering activity from oil companies. Such suggestions would be positive for the market.

Y-O-Y change in global offshore E&P CAPEX spending

Source: Clarksons Research - Offshore Review & Outlook, Autumn 2017

ALT-48

8.1.1Offshore oil market

Activity levels of E&P companies and their associated capital expenditures are largely driven by the worldwide demand for energy, including crude oil and natural gas. Worldwide energy supply and demand drives oil and natural gas prices, which, in turn, impact E&P companies’ ability to fund investments in exploration, development and production activities. The industry is presently experiencing a cyclical downturn. Sustained weak commodity pricing has resulted in E&P companies delaying investment decisions and postponing exploration and production programs. Prior to the downturn, Brazil, the U.S. Gulf of Mexico, and West Africa emerged as key ultra deepwater market sectors, and licensing activity demonstrated an increased interest in deepwater fields as E&P companies looked to explore new prospects. A number of new deepwater and ultra deepwater development opportunities have been identified globally (Source: the Group’s annual report on Form 10-K for the year ended 31 December 2016).

Global oil production is ~96m bpd. The global offshore oil production is ~26 bpd, thus representing ~27% of total global oil production. The Middle East is the largest offshore oil producer followed by West Africa, North America, South & Central America and North-West Europe. The largest producing countries of offshore oil are Saudi Arabia, Brazil and Norway, respectively. In the latter part of 2016 and in 2017, oil prices have firmed up reaching the highest level since summer 2015. At the end of 2017, Brent Prompt traded in the mid USD 60’s/bbl, representing an improvement from the low USD 40’s/bbl levels seen in mid-2016.

ALT-49

Offshore production, supply and demand

Source: Clarksons Research – Offshore Review & Outlook, Spring 2017 and Clarksons Research – Offshore Intelligence Monthly, May 2017

8.2Classification of offshore drilling rigs

The industry commonly classifies mobile offshore drilling units (the “MODUs”) into main categories based on water depth capacity and basic design. The four main water depth categories are: shallow water up to 450 ft, midwater (“MW”) up to 3,000 ft, deepwater (“DW”) up to 7,500 ft and ultra-deepwater (“UDW”) beyond 7,500 ft. The three main basic design categories are: jackups, semisubmersibles and drillships (the last two together are commonly referred to as floaters). In addition, the drilling market consists of several types of specialized rig designs, including tender rigs, barges and more.

ALT-50

The largest drilling rig category is jackups, with operation in shallow waters accounting for ~56.4% of the total offshore drilling rig supply. The semisubmersible category, where midwater depths are the most common area of operation, accounts for ~16.8% of the supply. Drillships operate in deepwater and ultra-deepwater category and account for ~12.1% of the total offshore drilling supply. The remaining ~14.7% of supply is covered by the specialized rig designs. The total rig fleet as of June 2017 consists of 988 units.

Offshore drilling rig categories
Jackups	Semisubmersibles	Drillships

A self-contained combination drilling rig and floating barge, fitted with long support legs that can be raised or lowered independently of each other. Upon arrival at the drilling location, the legs are jacked down onto the seafloor, preloaded to securely drive them into the sea bottom, and then further jacked down. A jackup rig can naturally only work in water depths that are less than the length of its legs, and typically this limits operations to less than 450 feet of water depth.

A particular type of floating vessel that is supported primarily on large pontoon-like structures submerged below the sea surface. The operating decks are elevated perhaps 100 or more feet above the pontoons on large steel columns. This design has the advantage of submerging most of the area of components in contact with the sea and minimizing loading from waves and wind. Semisubmersibles can operate in a wide range of water depths, including deepwater.

A maritime vessel modified to include a drilling rig and using station-keeping equipment similar to semisubmersibles. The vessel is typically capable of operating in deepwater. A drillship must stay relatively stationary on location in the water for extended periods of time. Drillships typically carry larger payloads than semisubmersible drilling vessels, but their motion characteristics are usually inferior.

ALT-51

Source: Clarksons Research - Offshore Review & Outlook, Spring 2017

ALT-52

8.2.1Harsh environment

Harsh environment drilling assets are units capable of operating in locations with severe weather, often characterized by low temperatures, rough seas, strong winds and limited daylight – areas such as the Arctic, west coast of Australia and the Falkland Islands. Rigs built for harsh environment operations need to comply with extensive regulatory requirements and are of higher specification and build-cost than assets intended for non-harsh environment operations. To facilitate for work during all seasons, the rigs are often winterized meaning areas on deck are covered and sheltered for safer working environment and the rigs are usually semi-submersibles due to their superior stability in rough seas. The combined effect of these technical and regulatory hurdles, demanding operations and high-cost assets is that the harsh environment fleet exists as a niche subset with higher barriers to entry than the wider drilling sector. Suppliers in the harsh environment market have therefore tended to enjoy higher utilisation rates, longer contracts and a premium dayrate compared to other offshore drilling markets.

Among the harsh environment sectors, the Norwegian Continental Shelf has some of the most rigorous regulatory and technical requirements as well as higher tax levels and stricter crew rotation policies. These requirements further increase costs and barriers to entry, thus limit the supply of new rigs into the Norwegian waters. Nevertheless, offshore Norway is the most important area for harsh floaters by number of active units and the assets operating in Norway tend to have the highest contract utilization and visibility of the harsh environment drilling markets.

Of a total floater fleet of 266 units, 214 rigs are currently marketable, of which 41 are rated for harsh environments. Current utilisation of harsh environment units remains low at 63% and is comparable to that of the wider floater fleet, which remains distinctly under pressure. On the supply side, there is a sense that the harsh fleet is experiencing a lesser degree of oversupply than the wider floater sector and the industry sentiment has appeared to warm on the harsh floater sector due to exploration campaigns underway in the Barents Sea. Despite industry sentiment warming there is still a need for caution as removals from the harsh floater fleet have been fairly slow since the beginning of the downturn and it has been slower than the floater fleet as a whole.

8.3Global floater fleet evolution

In the mid‑1970s and early 1980s, a large number of floaters were ordered and delivered due to several factors, including supportive commodity prices. Between 1979 and 1988 in particular, 74 floaters were delivered, which led to an oversupply of rigs in the offshore drilling market until the middle of the 1990s. Consequently, few floating rigs were built during the period from the mid‑1990s to the late 1990s. A new construction cycle commenced in 2005‑06, however this cycle did not exceed the building output of the mid‑1970s and mid‑1980s.

Global floater fleet by year of delivery (# rigs)

ALT-53

Note: Slippage and cancellations expected to affect units in the order book Source: Clarksons Research - Offshore Driling Rig Monthly, January 2018

8.3.1Jackup fleet

The global jackup supply currently consists of 557 units, 483 of which are active supply. In addition, there are 86 units under construction or on order, bringing the total known supply side to 643 units (assuming all units under construction are delivered). 63 of the newbuilds are scheduled for delivery in the remainder of 2018, 20 for 2019 and 3 for 2020 and onwards.

11 jackups were delivered in 2017, ensuring that the total fleet declined by 1 rig during the year to 557 rigs. 12 jackups were permanently removed from the fleet in 2017, same as the 12 removed in 2016. Despite weak utilisation, this decline demonstrates the difficulty in removing rigs given the need to hire anchor handlers to mobilize rigs to scrap yards, and the relatively low scrap value. The number of jack-ups in cold-stacking also remained steady year-on-year (“Y-O-Y”) at around 74 units, and the number of ready-stacked units has been reduced to 158 units. In terms of newbuilds, many of the 86 jackup rigs on order are speculative and there are few concrete signs these are close to finding new buyers.

8.3.2Floater fleet

The size of the floater fleet has continued to decline in 2017, with the total worldwide fleet now consisting of 266 units, 214 of which are in active supply. In addition, there are 49 units under construction or on order, bringing the total known supply side to 315 units (assuming all units under construction are delivered). 27 of the newbuilds are scheduled for delivery during 2018, 17 for delivery in 2019 and 5 for delivery in 2020 and onwards.

Scrapping and newbuild delays have helped to control supply and resulted in a Y-O-Y decline of 9% in the fleet size. The lack of floater demand has necessitated this level of removal. However, the 29 floaters removed in

ALT-54

2017 are similar to the 2016 removals. More removals through scrapping are likely to be required to help push the market in the direction of balance during 2018.

Global drilling fleet overview, existing and order book (# of units)

Source: Clarksons Research - Offshore Drilling Monthly, June 2018

Historically, there have been significant delays for units built outside the most experienced yards in Korea and Singapore. It is expected that this will repeat itself during the current newbuilding cycle. Hence, it should be expected that deliveries will be pushed out somewhat, contributing to a tightening of the supply/demand balance.

8.4Current market sentiment

8.4.1Day rates

Day rates for both jackups and floaters declined through 2016 and in 2017 we have continued to see depressed rates in both the jack-up and floater markets. With demand still at fairly low levels and many idle units in the fleet, there has been little to no upward pressure in the year to date. However, after years of continuous decline, rates do appear to have stabilised, albeit at bottom of the market levels. As oil companies schedule drilling programs and consider longer term opportunities for 2018, a few negotiations have become apparent that justify some small upward revision from the nadir that assessments reached for some ultra-deepwater markets and for the North Sea semi-sub market. Nevertheless, it should be stressed that this is a small, limited movement, and not sustained enough to mark a firm signal that rates may be bottoming out. Similarly, assessed day rate levels have been somewhat theoretical given reduced demand.

ALT-55

Jackup and floater day rates

ALT-56

Source: Clarksons Research - Offshore Review & Outlook, Autumn 2017

8.4.2Utilization

At the start of January 2018, the working utilization of the jackup and floater fleet was 66% and the number of working rigs stood at 457 units with marketed supply of 697 units. Utilization of the jack-up fleet was at 67%, the floater utilization was at 62%, with semisubmersible and drillships accounting for 63% and 60% respectively. Market sentiment towards the jackup market has been slightly less negative than that of the floater market, as the lower cost of drilling in shallow water environments has allowed a number of projects to move forward, even with depressed oil prices.

Utilization

Source: Clarksons Research – Offshore Review & Outlook, Spring 2017

ALT-57

Source: Clarksons Research - Offshore Intelligence Monthly, May 2017

8.4.3Supply and demand

In terms of the supply-demand balance, the two main sectors face slightly different challenges. For the jack-ups, although the demand side is weak, it is the supply side that is the real issue. There remain 86 jack-ups on the order book, predominantly substantially built, although their delivery timing remains uncertain. At the same time, it has proved more difficult to remove jack-ups from the existing fleet and floaters have made up the larger share of demolitions. Even if there were to be a small improvement in fixture liquidity levels in 2018, day rate levels are likely to struggle to increase given the supply overhang.

In the floater market, the issues on the supply side, although present, are a little more controlled. There remain 49 floaters on the order book. In general, owners have managed to defer newbuild orders into the medium-term or exercise cancellation clauses, leaving rigs for yards to attempt to resell. Scrapping and stacking have also been easier for floater owners, given slightly more resellable steel in the ageing second/third generation fleet. However, demand represents the largest problem for the floater market. Nevertheless, the number of floater fixutres has increased from amongst the 40 new fixtures recorded during 2016 to the 70’s in 2017.

ALT-58

Overview of historical and recent fixtures

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

ALT-59

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

ALT-60

Source: Clarksons Research - Offshore Drilling Rig Monthly, June 2017

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

8.5Asset values

Current market newbuild price assessments for a high specification jack-up is USD 130-180m. For a floater, the equivalent assessment is USD 350-450m for a NB ultra-deep drillship and USD 400-500m for a NB semisubmersible harsh environment. . However, there have been no offshore rig newbuild contracts lately and the absence of demand make the newbuild figures difficult to benchmark. In contrast, there have been several second hand asset transactions, mostly led by Borr Drilling, as illustrated in the table below.

Overview of historical and recent asset sales

ALT-61

Source: Clarksons Research - Offshore Drilling Monthly, June 2018

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

ALT-62

8.6Fleet by company

Offshore drilling markets are driven by supply and demand with a low degree of differentiation. The various types of offshore drilling rigs are relatively similar in function (after adjusting for differences in water depth capabilities – the primary differentiating factor among various rig types). Offshore drilling has witnessed consolidation since the industry’s early days and this trend is expected to continue.

Overview of largest rig owners*

*Data for Transocean does not reflect the acquisition of Songa Offshore

Source: Clarksons Research - Offshore Drilling Rig Monthly, January 2018

ALT-63

9BUSINESS OF THE TRANSOCEAN GROUP

9.1Introduction

The Company is a corporation incorporated under the laws of Switzerland, in particular under Swiss corporate law as contained in the Swiss Code of Obligations. The legal and commercial name of the Company is Transocean Ltd. The Company was established on 18 August 2008 and is registered in the commercial register of the Canton of Zug with enterprise identification number (UID) CHE‑114.461.224. The company’s registered office is Turmstrasse 30, 6312 Steinhausen, Switzerland. The telephone number is +41 41 749 0500.

TINC is a corporation incorporated under the The Companies Law of the Cayman Islands. The legal and commercial name of TINC is Transocean Inc. TINC was established on 14 May 1999 and registered in the Cayman Islands under the business registration number 89645. TINC’s principal executive offices are located at P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1‑1003. The telephone number is +1 345 745 4500.

As of 31 January 2018, the Group’s offshore drilling fleet consists of the [26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters, and four midwater floaters] of the Transocean Group. Following the acquisition of 97.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group.

As of 31 January 2017, the Group also had three ultra-deepwater drillships under construction or under contract to be constructed. The Group also operates two jackups that were under contract at the time of sale and will continue to operate such jackups until completion or novation of their respective drilling contracts.

TINC is a directly, wholly owned subsidiary of Transocean, and operates the same business as Transocean. The business of Transocean and TINC will be described jointly in this chapter 9. For further information about the Songa Group, see Section 6 “About the Songa Group”.

ALT-64

9.2Legal structure of the Group

The Group’s operations are carried out by its various operating subsidiaries, including the material subsidiaries described further below. The following chart shows the legal structure of the Group:

Information regarding the Transocean Group’s material subsidiaries as of 31 December 2017 is set forth below. All of the Transocean Group’s material subsidiaries are operating subsidiaries. For information on the subsidiaries of the Songa Group, see Section 6.1 “Legal structure of the Songa Group”.

Company name	Registered office	Field of activity	Proportion of capital held
Sedco Forex Holdings Limited	Cayman Islands	Rig operating company	100%
Sedco Forex International Inc.	Cayman Islands	Rig owning and operating company	100%
Transocean Drilling U.K. Limited	Scotland	Rig owning and operating company	100%
Transocean Financing GmbH	Switzerland	Finance company	100%
Transocean Inc.	Cayman Islands	Holding company	100%
Transocean Offshore Holdings Limited	Cayman Islands	Holding company	100%
Transocean Partners Holdings Limited	Cayman Islands	Holding company	100%
Transocean Worldwide Inc.	Cayman Islands	Holding company	100%
Triton Asset Leasing GmbH	Switzerland	Rig owning and leasing company	100%
Triton Nautilus Asset Leasing GmbH	Switzerland	Rig owning and leasing company	100%

Transocean has not yet determined how the operations of Songa Group will be managed going forward, and whether it will operate as an intact business unit. The Company will organise the Group in the manner most efficient for its shareholders.

The shares in Songa Offshore are expected to be delisted shortly following completion of the Compulsory Acquisition, subject to approval by the Oslo Stock Exchange.

ALT-65

9.3History and important events

Transocean traces its origins back to the 1920s ahead of being established in its present form in December 2008 when the Company redomesticated from the Cayman Islands to Switzerland. Transocean’s registered office is Turmstrasse 30, 6312 Steinhausen, Switzerland. The Transocean Group’s remaining offices and land bases are located in various countries throughout North America, South America, Europe, Africa, India and the Far East.

The table below provides an overview of key events in the Company’s history since 2011:

Year	Event
2011	Transocean acquired Aker Drilling AS.
2012

Transocean announced plans to construct four, high-specification, ultra-deepwater drillships, backed by drilling contracts for the four rigs, each with a 10-year term. The new drillships, two of which began operations in 2016, provide the most advanced offshore drilling technology available.

The Company closed on the sale of 38 shallow-water drilling rigs to Shelf Drilling Holdings Ltd., further repositioning the Company as a more focused operator of high-specification drilling rigs.

2014

Transocean conducted initial offering of Transocean Partners LLC, a limited liability company originally formed by Transocean to own, operate and acquire modern, technologically advanced offshore drilling rigs. Transocean Partners LLC became a publicly traded company in the United States, with Transocean holding a 71.3% interest as of 30 September 2016.

2016	Transocean acquired all outstanding units in Transocean Partners LLC.
2017

In May 2017, Transocean completed the sale of its jackup fleet to Borr Drilling Limited for a total consideration of approximately USD 1.35 billion. The sale included the Company’s 10 high-specification jackups and five jackups under construction at Keppel FELS Limited’s shipyard in Singapore.

2018	Through the Voluntary Tender Offer, Transocean acquired 97.67% of shares of Songa Offshore in 2018.

9.4Competitive strengths

The offshore drilling market has for the past few years experienced weakening demand, rates and utilization due to an unfavorable supply/demand balance. The Group believes that offshore deepwater drilling rates and utilization may remain low for the foreseeable future, and that the soft market is likely to persist in the near term. The Group furthermore believes that it has a number of competitive strengths, which provide it with the capacity to weather the soft market and position itself for a recovery.

The world’s largest floater operator. The Group is the world’s largest owner and operator of floaters based on number of units in the fleet. The scale and composition of the fleet, coupled with over

ALT-66

60 years of offshore drilling experience, provide the Group with unmatched capacity and flexibility to offer timely and reliable services anywhere in the world.

High-specification fleet focused on ultra-deepwater and harsh environment floaters. The Group’s current fleet mainly comprises high specification ultra-deepwater and harsh environment floaters and includes 17 newbuilds added since 2008. [In addition to 26 ultra-deepwater floaters and seven harsh environment floaters, the fleet of the Transocean Group includes two deepwater floaters and four midwater floaters as of 31 January 2018.] Following the acquisition of 97.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group. With an increasingly targeted fleet, the Group is able to meet the needs of its customers in some of the world’s most challenging offshore environments.

Strong operational track record. With more than 60 years of operations in the offshore drilling industry, the Group has obtained unsurpassed experience that allows it to meet the geographical and technical requirements of its customers in some of the world’s most challenging offshore environments. Having worked with most of the leading international oil companies, as well as government-controlled and independents, throughout its long history of operations the Group has built a reputation as a leading provider of reliable and efficient offshore drilling services. The Group has access to a large pool of experienced employees with an extensive track-record within the industry. Access to experienced officers and crew is a competitive advantage in a market where customers not only value, but often require, significant combined time in-company and in-industry among senior crew.

Technological innovation. The Group has a history of developing and deploying industry-leading technology. Since launching the offshore industry’s first jackup drilling rig in 1954, the Group has achieved a long list of technological innovations, including the first dynamically positioned drillship, the first rig to drill year-round in the North Sea, the first semisubmersible rig for year-round sub-Arctic operations, as well as repeatedly setting water depth world records. The Group develops technology internally, and equips several of its drilling units with proprietary drilling technology. Making use of continued improvements in technology to address the Group’s customers’ requirements is critical to maintaining the Group’s competitive position within the contract drilling services industry.

Strong balance sheet and backlog. The Group maintains a strong financial position with an industry leading contract revenue backlog and substantial available liquidity. This provides the Group with ample resources to weather and even take advantage of the current downturn in the offshore drilling industry. Despite challenging market conditions, the Group has been able to secure new financing at competitive terms, which is a testament to the Group’s credit standing and reputation with lenders. The Group maintains additional balance sheet flexibility with capability to refinance and take on additional debt.

Strong customer relationships. Supported by its operational track record, the Group has built and maintained strong relationships with leading oil companies. The Group intends to leverage the advantages afforded by the strength of the Group through ongoing close and cooperative relationships with existing customers and emerging participants in the energy space. This strategy is already reflected in the Group’s existing customer base.

ALT-67

Collaboration with original equipment manufacturers (“OEMs”). The Group has entered into arrangements collaborating with leading OEMs to the offshore drilling industry in a reliability-centered approach, focusing on improving uptime for the Group’s customers. These collaborations allow the Group to reduce the total cost of ownership and further improve the operational performance of its drilling units.

 Experienced management team and Board of Directors with strong credentials in governance and strategy. The Group’s management team consists of seasoned executives with strong industry relationships that have demonstrated their ability to manage the commercial, technical and financial areas of the Group’s business. The Group’s Management has an extensive network of relationships with major oil and gas companies, shipyards, global financial institutions and other key participants in the energy space. The Group’s management is complemented by a Board of Directors with extensive collective international experience in offshore drilling, energy and capital markets; as well as a broad range of complementary competencies.

In sum, the Group believes that these competitive strengths collectively enhance the Company’s ability to develop and implement strategies that build upon customer satisfaction and help sustain the Company’s leading position as a preferred supplier of offshore deepwater drilling services worldwide.

9.5Business strategy

The Group is leveraging its competitive strengths to realize the following strategic goals:

Focus on the harsh environment and ultra-deepwater markets. The Group’s strategic goal is to be the undisputed leader in providing drilling services in the ultra-deepwater and harsh environment markets. By focusing its fleet and service offering on the ultra-deepwater and harsh environment market, the Group will be able to increasingly specialize its service offering. By tailoring its services to these core market sectors, the Group aims to realize a premium multiple versus its peer group of competitors.

Fleet expansion and continued market leadership. As part of its long-term strategic goal, the Group aims to expand its existing fleet in all targeted operating regions to further strengthen its global presence. Through upgrades and rig acquisitions, the Group intends to grow by executing well-timed, value-accretive investments and gaining access to those opportunities through its continued leadership in the offshore deepwater drilling space. The acquisition of Songa Offshore is consistent with Transocean’s strategy to grow its ultra-deepwater and harsh environment fleet, and allows Transocean to expand its harsh environment fleet in Norway and UK markets and increases Transocean’s contract backlog with investment grade counterparts.

Maintaining and developing customer relationships. The Group will continue to pursue quality customers while seeking to develop, realign and expand its strategic relationships by consistently anticipating and exceeding customer expectations. Through long-standing customer and industry stakeholder relationships, the Group has developed insights into evolving customer and industry requirements. The Group plans to leverage these relationships by acting early in developing concepts and solutions. By maintaining active dialogue with a wide range of relevant stakeholders, the Group aims to remain ahead of the curve in the offshore drilling industry, and leverage the Group’s expertise in accessing the most attractive growth opportunities.

ALT-68

Focus on safety, cost reductions and efficiency improvements. The Group aims to constantly identify efficiencies that lead to cost reductions, while working to maximize revenue from its contract revenue backlog in order to improve margins. To improve safety, the Group will maintain its focus on safety-related performance measures, and introduce equipment and rig layouts that enhance efficiency and safety.

Maximize asset utilization. Long-term planning is essential in achieving sustained attractive returns in a capital intensive industry, such as offshore drilling. Maintaining strong utilization is a key element of the Group’s long-term planning, and requires constant evaluation of the existing fleet’s quality and composition. This includes considering rigs for recycling and identifying acquisition targets with associated backlog in order to ensure maximum utilization of the Group’s assets.

9.6Business description

9.6.1Overview

The Group is a leading international provider of offshore contract drilling services for oil and gas wells.  As of 31 January 2018, the Group’s offshore drilling fleet consists of the [26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters and four midwater floaters] of the Transocean Group. Following the acquisition of 97.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group.

As of 31 January 2018, the Group also had three ultra-deepwater drillships under construction or under contract to be constructed. The Group also operates two jackups that were under contract at the time of sale and will continue to operate such jackups until completion or novation of their respective drilling contracts.

The Group’s primary business is to contract its drilling rigs, related equipment and work crews predominantly on a day rate basis to drill oil and gas wells. The Group specializes in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services. The Group believes its mobile offshore drilling fleet is one of the most versatile fleets in the world, consisting of floaters used in support of offshore drilling activities and offshore support services on a worldwide basis.

The Group does not outsource significant portions of its business.  The Group requires highly skilled personnel to operate its drilling units.  Consequently, the Group conducts extensive personnel recruiting, training and safety programs and most of its workforce is directly employed. At 31 December 2017, the Transocean Group had approximately 4,900 employees, including approximately 400 persons engaged through contract labor providers. As a result of the acquisition of Songa Offshore, the number of employees of the Group is expected to increase.

9.6.2Recent Developments

Transocean Partners—On 9 December 2016, Transocean Partners LLC completed a merger with one of the Company’s subsidiaries as contemplated under the Agreement and Plan of Merger, dated 31 July 2016, and as amended on 21 November 2016. Following the completion of the merger, Transocean Partners LLC became a wholly owned indirect subsidiary of Transocean. Each Transocean Partners LLC common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries,

ALT-69

was converted into the right to receive 1.20 of Transocean’s shares. To complete the merger, the Company issued 23.8 million shares from its conditional capital.

Markets for the Company’s shares—The Company’s shares were previously listed on the SIX Swiss Exchange (“SIX”) under the symbol “RIGN.” Effective 31 March 2016, at the Company’s request, its shares were delisted from SIX.

2  Source: the Company.

Disposal of jackups—On 30 May 2017, in connection with the Company’s efforts to dispose of non‑strategic assets, the Company completed the sale of 10 high‑specification jackups, including GSF Constellation I, GSF Constellation II, GSF Galaxy I, GSF Galaxy II, GSF Galaxy III, GSF Monarch, Transocean Andaman, Transocean Ao Thai, Transocean Honor and Transocean Siam Driller, along with related assets, and novated the contracts relating to the construction of five high‑specification jackups, together with related assets. In the nine months ended 30 September 2017, the Company received aggregate net cash proceeds of USD 319 million and recognized an aggregate net loss of USD 1.6 billion (USD 4.08 per diluted share), which had no tax effect, associated with the disposal of these assets. Following the completion of the sale, the Company agreed to continue to operate three of these high‑specification jackups through completion or novation of the drilling contracts, one of which was completed as of 30 September 2017. In the three and nine months ended 30 September 2017, excluding the Company’s loss on the disposal of these assets, the Company’s operating results included income of USD 19 million and USD 46 million, respectively, before taxes, associated with the high‑specification jackup asset group. In the three and nine months ended 30 September 2016, the Company’s operating results included income of USD 25 million and USD 47 million, respectively, before taxes, associated with the high‑specification jackup asset group.

Tender offers—On 11July 2017, the Company completed cash tender offers to purchase up to USD 1.5 billion aggregate principal amount of certain notes. The Company received valid tenders from holders of aggregate principal amounts of said notes as follows (in millions):

Nine months
ended
30 September
2017
2.50% Senior Notes due October 2017	$271
6.00% Senior Notes due March 2018	400
7.375% Senior Notes due April 2018	128
6.50% Senior Notes due November 2020	207
6.375% Senior Notes due December 2021	213
Aggregate principal amount retired	$1,219
Aggregate cash payment	$1,269

In the three and nine months ended 30 September 2017, the Company recognized an aggregate net loss of USD 1 million and USD 48 million, respectively, associated with the retirement of such validly tendered debt.

Retirement of rigs—On 22 September 2017, the Company announced its intent to retire the ultra-deepwater floaters GSF Jack Ryan, Sedco Energy, Sedco Express, Cajun Express, and Deepwater Pathfinder, and the deepwater floater Transocean Marianas. The rigs will be classified as held for sale and will be recycled in an

ALT-70

environmentally responsible manner. All six rigs were previously cold stacked. The Company recognized an impairment charge of USD 1.4 billion during the third quarter of 2017 associated with these actions.

Debt offering—In October 2017, the Company completed an offering of an aggregate principal amount of USD 750 million of the 7.50% Senior Notes due January 2026. The Company received aggregate cash proceeds of USD 742 million, net of estimated issue costs. The Company intends to use the majority of the net proceeds from the debt offering to repay or redeem certain maturing debt.

Contract for Deepwater Invictus—On 17 October 2017, the Company announced that the ultra-deepwater drillship Deepwater Invictus had been awarded a two-year contract plus three one-year priced options with a subsidiary of BHP Billiton. The backlog associated with the firm contract is approximately USD 106 million. The contract is expected to commence in the second quarter of 2018.

Global Marine Litigation—On 28 November 2017, Wilmington Trust Company, in its capacity as trustee, filed a lawsuit against Global Marine, an indirect subsidiary of the Company, seeking a declaratory judgment that Global Marine is in default under the indenture governing its USD 300 million of outstanding 7.00% Notes due June 2028. See Section 9.11.2.5 “Global Marine litigation” for further information.

Acquisition of Songa Offshore—In January 2018, Transocean acquired shares in Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore through the Voluntary Tender Offer. Following the acquisition, the Group’s offshore drilling fleet consists of the additional seven semisubmersible drilling rigs owned and operated by the Songa Group.

9.7The fleet of the Transocean Group

9.7.1Fleet overview

The Group’s drilling fleet consists of floaters, which include drillships and semisubmersibles.

As of 31 January 2018, the Group’s offshore drilling fleet consists of the [26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters, and four midwater floaters] of the Transocean Group. Following the acquisition of 96.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group.

Only the drilling rigs of the Transocean Group are described in this Section 9.7. For information on the drilling rigs of the Songa Group, see Section 6.3 “The business of the Songa Group.”

Most of the Transocean Group’s drilling equipment is suitable for both exploration and development, and the Transocean Group normally engages in both types of drilling activity. All of the Transocean Group’s drilling rigs are mobile and can be moved to new locations in response to customer demand. All of the Transocean Group’s mobile offshore drilling units are designed to operate in locations away from port for extended periods of time and have living quarters for the crews, a helicopter landing deck and storage space for drill pipe, riser and drilling supplies.

Drillships are generally self-propelled vessels, shaped like conventional ships, and are the most mobile of the major rig types. All of the Transocean Group’s drillships are ultra-deepwater capable and equipped with a

ALT-71

computer-controlled dynamic positioning thruster system, which allows them to maintain position without anchors through the use of their on-board propulsion and station-keeping systems. These rigs typically have greater deck load and storage capacity than early generation semisubmersible rigs, providing logistical and resupply efficiency benefits for customers. Drillships are generally better suited to operations in calmer sea conditions and typically do not operate in areas considered to be harsh environments. As of 31 January 2018, the Transocean Group has 16 ultra-deepwater drillships that are, and three ultra-deepwater drillships under construction that will be, equipped with the Transocean Group’s patented dual-activity technology. Dual-activity technology employs structures, equipment and techniques using two drilling stations within a dual derrick to allow these drillships to perform simultaneous drilling tasks in a parallel, rather than a sequential manner, reducing critical path activity, to improve efficiency in both exploration and development drilling. [In addition to dynamic positioning thruster systems, dual-activity technology, industry-leading  hoisting capacity and a second blowout preventer system, the Transocean Group’s drillship placed into service in October 2017 is, and the three newbuild drillships under construction will be, outfitted to accommodate a future upgrade to a 20,000 pounds per square inch (“psi”) blowout preventer.]

Semisubmersibles are floating vessels that can be partially submerged by means of a water ballast system such that the lower column sections and pontoons are below the water surface during drilling operations. These rigs are capable of maintaining their position over a well through the use of an anchoring system or a computer-controlled dynamic positioning thruster system. Although most semisubmersible rigs are relocated with the assistance of tugs, some units are self-propelled and move between locations under their own power when afloat on pontoons. Typically, semisubmersibles are capable of operating in rougher sea conditions than drillships. [As of 31 January 2018, the Transocean Group had two custom-designed, high-capacity, dual-activity semisubmersible drilling rigs, equipped for year-round operations in harsh environments, including those of the Norwegian continental shelf and sub-Arctic waters. As of 31 January 2018, five of the Transocean Group’s 17 semisubmersibles are equipped with the Transocean Group’s patented dual-activity technology.]

9.7.2Fleet categories

The Transocean Group further categorizes the drilling units of the fleet as follows: (1) “ultra-deepwater floaters,” (2) “harsh environment floaters,” (3) “deepwater floaters” and (4) “midwater floaters.”

Ultra-deepwater floaters are equipped with high-pressure mud pumps and are capable of drilling in water depths of 7,500 feet or greater. Harsh environment floaters are capable of drilling in harsh environments in water depths between 1,500 and 10,000 feet and have greater displacement, which offers larger variable load capacity, more useable deck space and better motion characteristics. Deepwater floaters are generally those other semisubmersible rigs and drillships capable of drilling in water depths between 4,500 and 7,500 feet. Midwater floaters are generally comprised of those non-high-specification semisubmersibles that have a water depth capacity of less than 4,500 feet.

ALT-72

9.7.3Fleet status

The Transocean Group provides contract drilling services in a single, global operating segment, which involves contracting the Transocean Group’s mobile offshore drilling fleet, related equipment and work crews primarily on a day rate basis to drill oil and gas wells. The Transocean Group specializes in technically demanding regions of the offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services. The Transocean Group believes its drilling fleet is one of the most versatile fleets in the world, consisting of floaters used in support of offshore drilling activities and offshore support services on a worldwide basis.

The Transocean Group’s contract drilling services operations are geographically dispersed in oil and gas exploration and development areas throughout the world. Although rigs can be moved from one region to another, the cost of moving rigs and the availability of rig-moving vessels may cause the supply and demand balance to fluctuate somewhat between regions. Still, significant variations between regions do not tend to persist long-term because of rig mobility. The location of the Transocean Group’s rigs and the allocation of resources to operate, build or upgrade its rigs are determined by the activities and needs of the Transocean Group’s customers.

ALT-73

Depending on market conditions, the Transocean Group may idle or stack non-contracted rigs. An idle rig is between drilling contracts, readily available for operations, and operating costs are typically at or near normal levels. A stacked rig typically has reduced operating costs, is staffed by a reduced crew or has no crew and is (a) preparing for an extended period of inactivity, (b) expected to continue to be inactive for an extended period, or (c) completing a period of extended inactivity. Stacked rigs will continue to incur operating costs at or above normal operating levels for approximately 30 days following initiation of stacking. Some idle rigs and all stacked rigs require additional costs to return to service. The actual cost to return to service, which in many instances could be significant and could fluctuate over time, depends upon various factors, including shipyard availability and cost of equipment and materials and the extent of repairs and maintenance that may ultimately be required. The Transocean Group considers these factors, together with market conditions, length of contract, day rate and other contract terms, when deciding whether to return a stacked rig to service. The contract lengths for the Transocean Group’s rigs vary in duration from months to years, depending on the counterparty, region and market conditions. As of 26 October 2017, being the date of the Transocean Group’s most recent fleet status report, the Transocean Group had 13 contracts with a remaining contract duration of less than one year, six contracts with a remaining contract duration comprised between one and five years and 4 contracts with a remaining contract duration of greater than five years. The Transocean Group may, from time to time, consider marketing stacked rigs as accommodation units or for other alternative uses until drilling activity increases and it obtains drilling contracts for these units.  For information on the contracts of the Songa Group, see Section 6.3.4 “Contract overview.”

9.7.4Drilling units

The following tables, presented as of 26 October 2017, provide certain specifications for the Transocean Group’s rigs. Unless otherwise noted, the stated location of each rig indicates either the current drilling location, if the rig is operating, or the next operating location, if the rig is in shipyard with a follow-on contract. As of 26 October 2017, the Transocean Group owned all of the drilling rigs in the fleet noted in the tables

ALT-74

below, except for the following: (1) those specifically described as being owned through the Transocean Group’s interests in consolidated entities that were less than wholly owned and (2) Petrobras 10000, which is subject to a capital lease through August 2029.

9.7.4.1Rigs under construction

The table below sets out an overview of the Transocean Group’s rigs under construction, which are owned directly or indirectly by the Transocean Group as of 26 October 2017:

			Water	Drilling	Contracted
			depth	depth	location or
		Expected	capacity	capacity	contracted
Name	Type	completion	(in feet)	(in feet)	status
Ultra-deepwater floaters
Deepwater Poseidon (a) (b) (c) (d) (e)	HSD	1Q 2018	12,000	40,000	To be determined
Ultra-deepwater drillship TBN1 (a) (b) (d) (e)	HSD	2Q 2020	12,000	40,000	Uncontracted
Ultra-deepwater drillship TBN2 (a) (b) (d) (e)	HSD	4Q 2020	12,000	40,000	Uncontracted

“HSD” means high-specification drillship.

(a)	To be dynamically positioned.
(b)	To be equipped with dual-activity.
(c)	To be an Enterprise-class or Enhanced Enterprise-class rig.
(d)	Designed to accommodate a future upgrade to a 20,000 pounds psi blowout preventer.
(e)	To be equipped with two blowout preventers.

ALT-75

9.7.4.2 Ultra-deepwater floaters

The table below sets out an overview of the Transocean Group’s ultra-deepwater floaters, which are owned directly or indirectly by the Transocean Group as of the date of 26 October 2017:

Name	Type	Year entered service/ upgraded (a)	Water depth capacity (in feet)	Drilling depth capacity (in feet)	Contracted location or standby status
Deepwater Pontus (b) (c) (d) (e) (f)	HSD	2017	12,000	40,000	U.S. Gulf
Deepwater Conqueror (b) (c) (d) (e) (f)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Proteus (b) (c) (d) (e) (f)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Thalassa (b) (c) (d) (e) (f)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Asgard (b) (c) (d) (f)	HSD	2014	12,000	40,000	U.S. Gulf
Deepwater Invictus (b) (c) (d) (f)	HSD	2014	12,000	40,000	U.S. Gulf
Deepwater Champion (b) (c)	HSD	2011	12,000	40,000	Stacked
Discoverer Inspiration (b) (c) (d) (f)	HSD	2010	12,000	40,000	U.S. Gulf
Discoverer India (b) (c) (d)	HSD	2010	12,000	40,000	Idle
Discoverer Americas (b) (c) (d)	HSD	2009	12,000	40,000	Stacked
Discoverer Clear Leader (b) (c) (d) (f)	HSD	2009	12,000	40,000	U.S. Gulf
Petrobras 10000 (b) (c)	HSD	2009	12,000	37,500	U.S. Gulf
Dhirubhai Deepwater KG2 (b)	HSD	2010	12,000	35,000	Idle
Dhirubhai Deepwater KG1 (b)	HSD	2009	12,000	35,000	Brazil
Discoverer Deep Seas (b) (c) (d)	HSD	2001	10,000	35,000	Stacked
Discoverer Spirit (b) (c) (d)	HSD	2000	10,000	35,000	Stacked
GSF C.R. Luigs (b)	HSD	2000	10,000	35,000	Stacked
Discoverer Enterprise (b) (c) (d)	HSD	1999	10,000	35,000	Stacked
Deepwater Discovery (b)	HSD	2000	10,000	30,000	Stacked
Deepwater Frontier (b)	HSD	1999	10,000	30,000	Stacked
Deepwater Millennium (b)	HSD	1999	10,000	30,000	Stacked
Deepwater Nautilus (g)	HSS	2000	8,000	30,000	Malaysia
Discoverer Luanda (b) (c) (d) (h)	HSD	2010	7,500	40,000	Malaysia
Development Driller III (b) (c)	HSS	2009	7,500	37,500	Idle
GSF Development Driller II (b) (c)	HSS	2005	7,500	37,500	Stacked
GSF Development Driller I (b) (c)	HSS	2005	7,500	37,500	Australia

“HSD” means high-specification drillship.

“HSS” means high-specification semisubmersible.

(a)	Dates shown are the original service date and the date of the most recent upgrade, if any.
(b)	Dynamically positioned.
(c)	Dual-activity.
(d)	Enterprise-class or Enhanced Enterprise-class rig.
(e)	Designed to accommodate a future upgrade to a 20,0000 pounds psi blowout preventer.
(f)	Two blowout preventers.
(g)	Moored floater.
(h)	Owned through the Transocean Group’s 65% interest in Angola Deepwater Drilling Company Limited (“ADDCL”)

ALT-76

9.7.4.3Harsh environment floaters

The table below sets out an overview of the Group’s harsh environment floaters, which are owned directly or indirectly by the Group as of the date of 26 October 2017:

Name	Type	Year entered service/ upgraded (a)	Water depth capacity (in feet)	Drilling depth capacity (in feet)	Contracted location or standby status
Transocean Spitsbergen (b) (c)	HSS	2010	10,000	30,000	Norwegian N. Sea
Transocean Barents (b) (c)	HSS	2009	10,000	30,000	Canada
Henry Goodrich (d)	HSS	1985/2007	5,000	30,000	Canada
Transocean Leader (d)	HSS	1987/1997	4,500	25,000	U.K. N. Sea
Paul B, Loyd, Jr.(d)	HSS	1990	2,000	25,000	U.K. N. Sea
Transocean Arctic (d)	HSS	1986	1,650	25,000	Norwegian N. Sea
Polar Pioneer (d)	HSS	1985	1,500	25,000	Stacked

“HSS” means high-specification semisubmersible.

(a)Dates shown are the original service date and the date of the most recent upgrade, if any.

(b)Dynamically positioned.

(c)Dual-activity.

(d)Moored floater.

9.7.4.4Deepwater floaters

The table below sets out an overview of the Transocean Group’s deepwater floaters, which are owned directly or indirectly by the Transocean Group as of the date of 26 October 2017:

Name	Type	Year entered service/ upgraded (a)	Water depth capacity (in feet)	Drilling depth capacity (in feet)	Contracted location or standby status
Transocean 706 (b)	HSS	1976/2008	6,500	25,000	Brazil
Jack Bates (c)	HSS	1986/1997	5,400	30,000	India

“HSS” means high-specification semisubmersible.

(a)Dates shown are the original service date and the date of the most recent upgrade, if any.

(b)Dynamically positioned.

(c)Moored floater.

ALT-77

9.7.4.5Midwater floaters

The table below sets out an overview of the Transocean Group’s midwater floaters, which are owned directly or indirectly by the Transocean Group as of the date of 26 October 2017:

Name	Type	Year entered service/ upgraded (a)	Water depth capacity (in feet)	Drilling depth capacity (in feet)	Contracted location or standby status
Sedco 711	OS	1982	1,800	25,000	Stacked
Sedco 714	OS	1983/1997	1,600	25,000	Stacked
Transocean 712	OS	1983	1,600	25,000	U.K. N. Sea
Actinia	OS	1982	1,500	25,000	India

“OS” means other semisubmersible.

(a)Dates shown are the original service date and the date of the most recent upgrade, if any.

9.8Customers of the Transocean Group

The Group engages in offshore drilling services for most of the leading international oil companies or their affiliates, as well as for many government-controlled oil companies and independent oil companies. At 26 October 2017, the Transocean Group’s contract backlog was approximately USD 9.4 billion. For the year ended 31 December 2016, the Transocean Group’s most significant customers were Chevron, BP, Shell and Petrobras, representing approximately 24%, 12%, 12% and 11%, respectively, of the Transocean Group’s consolidated operating revenues for the year ended 31 December 2016. No other customers accounted for 10% or more of the Transocean Group’s consolidated operating revenues in the year ended 31 December 2016. Additionally, as of 26 October 2017, the customers with the most significant aggregate amount of contract backlog associated with the Group’s drilling contracts were Shell and Chevron, representing approximately 72% and 15%, respectively, of the Group’s total contract backlog. See Section 2.3 “Financial Risks—The Group relies heavily on a relatively small number of customers and the loss of a significant customer or a dispute that leads to the loss of a customer could have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows”

For customer information for the Songa Group, see Section 6.3 “The business of the Songa Group.”

9.9Competitors of the Transocean Group

The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Although rig availability, service quality and technical capability are drivers of customer contract awards, bid pricing and intense price competition are often key determinants for which a qualified contractor is awarded a job.

9.10Technological Innovation

Since launching the offshore industry’s first jackup drilling rig in 1954, the Group has achieved a long history of technological innovations, including the first dynamically positioned drillship, the first rig to drill year-round in the North Sea and the first semisubmersible rig for year-round sub-Arctic operations. The Group has repeatedly achieved water depth world records in the past. As of 31 January 2018, twenty-one drillships and

ALT-78

semisubmersibles in the Transocean Group’s existing fleet are, and its three drillships that are under construction will be, equipped with the Group’s patented dual-activity technology, which allows the Group’s rigs to perform simultaneous drilling tasks in a parallel rather than sequential manner and reduces critical path activity while improving efficiency in both exploration and development drilling.

The Group continues to develop and deploy industry-leading  technology. In addition to its patented dual-activity drilling technology, some of the Group’s most recent newbuild drillships include industry-leading hookload capability, compensated cranes for performing subsea installations, hybrid power systems and reduced emissions and advanced generator protection. As of 31 January 2018, eight drillships in the Group’s existing fleet are, and the Group’s three drillships that are under construction will be, outfitted with two blowout preventers and triple liquid mud systems. As of 31 January 2018, four drillships in the Group’s existing fleet are, and the Group’s three drillships that are under construction will be, designed to accept 20,000 psi blowout preventers in the future. The effective use of and continued improvements in technology to address the requirements of the Group’s customers are critical to maintaining its competitive position within the contract drilling services industry. The Group continues to develop technology internally, such as its digital transformation program focused on utilizing analytics and data science to continuously improve operational integrity and efficiency while optimizing cost.

9.11Litigation and disputes

9.11.1Macondo well incident

9.11.1.1  Overview

On 22 April 2010, the ultra-deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana. At the time of the explosion, Deepwater Horizon was contracted to BP. Following the incident, the Company has been subject to civil and criminal claims, as well as causes of action, fines and penalties by local, state and federal governments. Litigation commenced shortly after the incident, and most claims against the Company were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”). A significant portion of the contingencies arising from the Macondo well incident have now been resolved as a result of settlements with DOJ, BP and the states of Alabama, Florida, Louisiana, Mississippi, and Texas (collectively, the “States”). Additionally, the Company and the Plaintiff Steering Committee (“PSC”) entered into a settlement agreement (the “PSC Settlement Agreement”), which was approved by the MDL Court on 15 February 2017.

The Company has recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that the Company believes are probable and for which a reasonable estimate can be made. At 30 September 2017 and 31 December 2016, the liability for estimated loss contingencies that the Company believes are probable and for which a reasonable estimate can be made was USD 244 million and USD 250 million, respectively, recorded in other current liabilities. The remaining litigation could result in certain loss contingencies that the Company believes are reasonably possible.

ALT-79

Although the Company has not recognized a liability for such loss contingencies, these contingencies could result in liabilities that the Company ultimately recognizes.

4  Source: the Company.

The Company recognizes an asset associated with the portion of its estimated losses that it believes is probable of recovery from insurance and for which it had received from underwriters’ confirmation of expected payment. Although the Company has available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and the Company is not currently able to estimate such amounts (see Section 9.11.1.8 “Insurance coverage”). The Company’s estimates involve a significant amount of judgment.

9.11.1.2  Plea Agreement

Pursuant to the Plea Agreement, one of the Company’s subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act (“CWA”) and agreed to be subject to probation through February 2018. The DOJ agreed, subject to the provisions of the Plea Agreement, not to further prosecute the Company for certain matters arising from the Macondo well incident. The Company also agreed to make an aggregate cash payment of USD 400 million, including a criminal fine and cash contributions to the National Fish & Wildlife Foundation and the National Academy of Sciences, payable in scheduled installments. In the nine months ended 30 September 2017, the Company made a cash payment of USD 60 million, representing the final installment for its obligations under the Plea Agreement.

9.11.1.3  Environmental Protection Agency Administrative Agreement

On 25 February 2013, the Transocean Group and the EPA entered into an administrative agreement (the “EPA Agreement”) related to the Macondo well incident, which had a five-year term. Subject to the Transocean Group’s compliance with the terms of the EPA Agreement, the EPA agreed that it would not suspend, debar or statutorily disqualify the Transocean Group and would lift any existing suspension, debarment or statutory disqualification. In 2016, the Transocean Group approached the EPA Suspension and Debarment Division (“EPA SDD”) to request the early termination of the EPA Agreement in light of the Transocean Group’s successful performance of its obligations under the EPA Agreement. After discussions between the Transocean Group and the EPA SDD in 2016 and early 2017, the EPA Suspension and Debarment Official granted the Transocean Group’s request. The EPA Agreement was terminated effective as of 21 June 2017.

9.11.1.4  Consent Decree

Under the Consent Decree, the Company agreed to undertake certain actions, including enhanced safety and compliance actions when operating in U.S. waters. The Consent Decree also requires the Company to submit certain plans, reports and submissions and also requires the Company to make such submittals available publicly. One of the required plans is a performance plan approved on 2 January 2014, which contains, among other things, interim milestones for actions in specified areas and schedules for reports required under the Consent Decree. Additionally, in compliance with the requirements of the Consent Decree and upon approval by the DOJ, the Company retained an independent auditor to review and report to the DOJ the Company’s compliance with the Consent Decree and an independent process safety consultant to review, report and assist with the process safety requirements of the Consent Decree. The Company may request termination of the

ALT-80

Consent Decree after 2 January 2019, provided it meets certain conditions. The Consent Decree resolved the claim by the U.S. for civil penalties under the CWA. The Company also agreed to pay civil penalties of USD 1.0 billion plus interest. In the year ended 31 December 2015, the Company paid USD 204 million, including interest, representing the final installment due under the Consent Decree.

9.11.1.5  PSC Settlement Agreement

On 29 May 2015, together with the PSC, the Company filed the PSC Settlement Agreement with the MDL Court for approval. Through the PSC Settlement Agreement, the Company agreed to pay a total of USD 212 million, plus up to USD 25 million for partial reimbursement of attorneys’ fees, to be allocated between two classes of plaintiffs, as follows: (1) private plaintiffs, businesses, and local governments who could have asserted punitive damages claims against the Company under general maritime law (the “Punitive Damages Class”); and (2) private plaintiffs who previously settled economic damages claims against BP and were assigned certain claims BP had made against the Company (the “Assigned Claims Class”). A court-appointed neutral representative established the allocation of the settlement payment to be 72.8% paid to the Punitive Damages Class and 27.2% paid to the Assigned Claims Class. In exchange for these payments, each of the classes agreed to release all respective claims it has against the Company. Members of the Punitive Damages Class were given the opportunity to opt out, and 30 claimants have elected to opt out, of the PSC Settlement Agreement. In June 2016 and August 2015, the Company made a cash deposit of USD 25 million and USD 212 million, respectively, into escrow accounts pending approval of the settlement by the MDL Court. On 15 February 2017, the MDL Court entered a final order and judgment approving the PSC Settlement Agreement, which is no longer subject to appeal. At 30 September 2017 and 31 December 2016, the aggregate cash balance in escrow accounts was USD 237 million, recorded in restricted cash.

9.11.1.6  Federal Securities claims

On 30 September 2010, a proposed federal securities class action was filed against the Company in the U.S. District Court for the Southern District of New York. In the action, a former shareholder of the acquired company alleged that the joint proxy statement related to the Company’s shareholder meeting in connection with the merger with the acquired company violated various securities laws and that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and sought compensatory and rescissory damages and attorneys’ fees. On 11 March 2014, the District Court for the Southern District of New York dismissed the claims as time-barred. Plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit (the “Second Circuit”), but on 17 March 2016, the Second Circuit affirmed the dismissal. Plaintiffs filed a petition for writ of certiorari with the U.S. Supreme Court on 12 August 2016. On 27 June 2017, the petition was denied and the dismissal is now final.

9.11.1.7  Pending claims

As of the date of this Prospectus, numerous complaints remain pending against the Company, along with other unaffiliated defendants in the MDL Court. The Company believes its settlement with the PSC resolves many of these pending actions. As for any actions not resolved by these settlements, including any claims by individuals who opted out of the PSC Settlement Agreement, claims by the Mexican government under the Oil Pollution Act and maritime law actions, the Company is vigorously defending those claims and pursuing any and all defenses available. See Section 9.11.1.5 “PSC Settlement Agreement”

ALT-81

9.11.1.8  Insurance coverage

At the time of the Macondo well incident, the Company’s excess liability insurance program offered aggregate insurance coverage of USD 950 million, excluding a USD 15 million deductible and a USD 50 million self-insured layer through the Company’s wholly owned captive insurance subsidiary. This excess liability insurance coverage consisted of a first and a second layer of USD 150 million each, a third and fourth layer of USD 200 million each and a fifth layer of USD 250 million. The Company has recovered costs under the first four excess layers, the limits of which are now fully exhausted. The Company has submitted claims to the USD 250 million fifth layer, which is comprised of Bermuda market insurers (the “Bermuda Insurers”). In the nine months ended 30 September 2017 and the year ended 31 December 2016, the Company received cash proceeds of USD 10 million and USD 20 million, respectively, associated with settlements with two of the Bermuda Insurers.  The Company is in the early stages of arbitration with one of the Bermuda Insurers.  The Company cannot provide assurance that it will successfully recover additional proceeds under the policy limits with the Bermuda Insurers.

9.11.2Other legal proceedings

9.11.2.1  Asbestos litigation

In 2004, several of the Company’s subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana. The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law. The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court appointed special master has ruled that a Jones Act employer defendant, such as the Company, cannot be sued for punitive damages. As of 30 September 2017, 15 plaintiffs have claims pending in Mississippi and eight plaintiffs have claims pending in Louisiana in which the Company has or may have an interest. The Company intends to defend these lawsuits vigorously, although it can provide no assurance as to the outcome. The Company historically has maintained broad liability insurance, although it is not certain whether insurance will cover the liabilities, if any, arising out of these claims. Based on the Company’s evaluation of the exposure to date, it does not expect the liability, if any, resulting from these claims to have a material adverse effect on the Company’s consolidated statement of financial position, results of operations or cash flows.

One of the Company’s subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos. As of 30 September 2017, the subsidiary was a defendant in approximately 123 lawsuits with a corresponding number of plaintiffs. For many of these lawsuits, the Company has not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries. The operating assets of the subsidiary were sold and its operations were discontinued in 1989, and the subsidiary has no remaining assets other than insurance policies, rights and proceeds, including (i) certain policies subject to litigation and (ii) certain rights and proceeds held directly or indirectly through a qualified settlement fund. The subsidiary has in excess of USD 1.0 billion in insurance limits potentially available to the subsidiary. Although

ALT-82

not all of the policies may be fully available due to the insolvency of certain insurers, the Company believes that the subsidiary will have sufficient funding directly or indirectly from settlements and payments from insurers, assigned rights from insurers and coverage-in-place settlement agreements with insurers to respond to these claims. While the Company cannot predict or provide assurance as to the outcome of these matters, the Company does not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on its consolidated statement of financial position, results of operations or cash flows.

9.11.2.2  Rio de Janeiro tax assessment

In the year ended 31 December 2006, the state tax authorities of Rio de Janeiro in Brazil issued to one of the Company’s subsidiaries tax assessments on equipment imported into the state in connection with the Transocean Group’s operations, resulting from a preliminary finding by these authorities that the Transocean Group’s record keeping practices were deficient. At 30 September 2017, the aggregate tax assessment was for BRL 525 million, equivalent to approximately USD 166 million, including interest and penalties. In September 2006, the Company filed an initial response refuting these tax assessments, and, in September 2007, the state tax authorities confirmed that they believe the tax assessments are valid. On 27 September 2007, the Company filed an appeal with the state Taxpayer’s Council contesting the assessments. While the Company cannot predict or provide assurance as the final outcome of these proceedings, it does not expect it to have a material adverse effect on its condensed consolidated statement of financial position, results of operations or cash flows.

9.11.2.3  Nigerian Cabotage Act litigation

In October 2007, three of the Company’s subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency, imposing a 2% surcharge on the value of all contracts performed by the Company’s subsidiaries in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”). The Company’s subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs. The respondents challenged the competence of the suits on several procedural grounds. The court upheld the objections and dismissed the suits. In December 2010, the Company’s subsidiaries filed a new joint Cabotage Act suit. While the Company cannot predict or provide assurance as to the outcome of these proceedings, it does not expect the proceedings to have a material adverse effect on its consolidated statement of financial position, results of operations or cash flows.

9.11.2.4  Norway tax investigations and trial

Norwegian civil tax authorities have challenged certain transactions undertaken by the Company’s subsidiaries in 1999, 2001 and 2002. On 26 June 2014, the Norwegian district court in Oslo ruled that the Company’s subsidiary was liable for the civil tax assessment but waived all penalties and penalty interest. On 9 January 2017, the Norwegian appeal court in Oslo ruled entirely in favor of the Company’s subsidiaries and overturned the district court with respect to the remaining question of principal tax obligations. On 10 February 2017, the tax authorities filed an appeal with the Norwegian Supreme Court. On 16 June 2017, the Norwegian Supreme Court rejected the appeal, formally closing the dispute in the Company’s favor.

9.11.2.5  Global Marine litigation

ALT-83

On 28 November 2017, Wilmington Trust Company, in its capacity as trustee, filed a lawsuit against Global Marine Inc. (“Global Marine”), an indirect subsidiary of the Company, seeking a declaratory judgment that Global Marine is in default under the indenture governing its USD 300 million of outstanding 7.00% Notes due June 2028.  The Group disagrees with the assertions in the lawsuit and believes that Global Marine is in compliance with the indenture and has meritorious defenses against these allegations, although it can make no assurance regarding the outcome of the lawsuit, including the actual amount that would be due in the event that the lawsuit is successful.  The notes are neither guaranteed by, nor recourse to, the Company or other subsidiaries of the Company.  However, should the court ultimately determine that an event of default had occurred, Global Marine could potentially be obligated to pay prior to scheduled maturity the principal amount of notes outstanding as well as other amounts under the indenture.  In addition, the acceleration of the amounts due under the indenture could, absent a waiver from the requisite lenders, result in an event of default under the Transocean Group’s currently undrawn USD 3 billion revolving credit facility.  Any requirement to pay all of the Global Marine notes prior to scheduled maturity or the inability of the Group to access the Transocean Group’s revolving credit facility, prior to their respective scheduled maturity dates, could have an adverse effect on the Group’s liquidity position.  The Group intends to vigorously defend the lawsuit.

9.11.2.6  Other environmental matters

The Company has certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below. CERCLA is intended to expedite the remediation of hazardous substances without regard to fault. Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site. Liability is strict and can be joint and several.

The Company has been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site. The Company and other PRPs have agreed with the EPA and the DOJ to settle its potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA. The parties to the settlement have entered into a participation agreement, which makes the Company liable for approximately 8% of the remediation and related costs. The remediation is complete, and the Company believes its share of the future operation and maintenance costs of the site is not material. There are additional potential liabilities related to the site, but these cannot be quantified, and the Company has no reason at this time to believe that they will be material.

One of the Company’s subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California, which is now a part of the San Gabriel Valley, Area 3, Superfund site. The Company was also advised that one or more of its subsidiaries that formerly owned and operated the site would likely be named by the EPA as PRPs. The current property owner, an unrelated party, performed the required testing and detected no contaminants. In discussions with CRWQCB staff, the Company was advised of the CRWQCB’s intent to issue a “no further action” letter, but it has not yet been received by the Company. Based on the test results, the Company would contest any potential liability. The Company has no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of the Company’s subsidiaries are responsible parties. The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

ALT-84

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation. These investigations involve determinations of (a) the actual responsibility attributed to the Company and the other PRPs at the site, (b) appropriate investigatory or remedial actions and (c) allocation of the costs of such activities among the PRPs and other site users. The Company’s ultimate financial responsibility in connection with those sites may depend on many factors, including (i) the volume and nature of material, if any, contributed to the site for which the Company is responsible, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations. Nevertheless, based upon the information currently available, the Company believes that its ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on its consolidated statement of financial position or results of operations.

9.11.2.7  Other matters

The Company is involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of business. The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability. The Company can provide no assurance that its beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

In addition to the legal proceedings described above, the Company may from time to time identify other matters that it monitors through its compliance program and in response to events arising generally within its industry and in the markets where the Company does business. For example, in the year ended 31 December 2015, the Company began investigating statements made by a former employee of Petróleo Brasileiro S.A. (“Petrobras”) related to the award to the Company of a drilling services contract in Brazil. These statements were made in connection with an ongoing criminal investigation by the Brazilian authorities into Petrobras and certain other companies and individuals. The Company has completed its internal investigation and has not identified any wrongdoing by any of the Company’s employees or agents in connection with its business. The Company has voluntarily met with governmental authorities in the U.S. to discuss the statements made by the former Petrobras employee and its internal investigation as well as its findings. The Company will continue to investigate these types of allegations and cooperate with governmental authorities.

Other than as set out in this Section 9.11 and in Section 6.7.4 “Contingencies” in relation to the Songa Group, neither the Company nor any other company in the Group is, nor has been, during the course of the preceding twelve months involved in any legal, governmental or arbitration proceedings which may have, or have had in the recent past, significant effects on the Company’s and/or the Group’s financial position or profitability, and the Company is not aware of any such proceedings which are pending or threatened.

9.12Material contracts

Other than as set out below and contracts entered into in the ordinary course of business; there are no contracts that are material to the Group.

ALT-85

Dispositions—On 31 May 2017, the Company completed the sale of 10 high-specification jackups and novated the contracts relating to the construction of five high-specification jackups, together with related assets. In the nine months ended 30 September 2017, as a result of the transaction, the Company received aggregate net cash proceeds of USD 319 million and recognized an aggregate net loss of USD 1.6 billion associated with the disposal of these assets. See Section 12.5 “Consolidated Results of Operations of the Transocean Group” and Section 9.7 “The fleet of the Transocean Group.”

Transocean Partners—On 9 December 2016, Transocean Partners LLC completed a merger with one of the Company’s subsidiaries as contemplated under the Agreement and Plan of Merger, dated 31 July 2016 and as amended on 21 November 2016. Following the completion of the merger, Transocean Partners LLC became a wholly owned indirect subsidiary of the Company. Each Transocean Partners LLC common unit that was issued and outstanding immediately prior to the closing, other than the units held by the Company and its subsidiaries, was converted into the right to receive 1.20 of the Company’s shares. To complete the merger, the Company issued 23.8 million shares from conditional capital.

Songa Offshore SE—On 13 August 2017, the Company entered into a transaction agreement with Songa Offshore and TINC, as amended, pursuant to which the Company would offer to acquire all of the Songa Shares in the Voluntary Tender Offer. As a result of the Voluntary Tender Offer, Transocean have shares in Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore

9.13Property, plants and equipment

The Group’s most important assets are the vessels currently in operation. A description of the Transocean Group’s existing fleet is provided in Section 9.7 “The fleet of the Transocean Group.” Following the acquisition of 97.67% of the shares of Songa Offshore, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Offshore Group. The Songa Group’s offshore drilling fleet is described in Section 6.3 “The business of the Songa Group.”

9.14Environmental, Health and Safety Matters

The Company’s operations are subject to a variety of global environmental regulations. The Company monitors its compliance with environmental regulation in each country of operation and, while it sees an increase in general environmental regulation, the Company has made and will continue to make the required expenditures to comply with current and future environmental requirements. The Company makes expenditures to further its commitment to environmental improvement and the setting of a global environmental standard. The Company assesses the environmental impacts of its business, focusing on the areas of greenhouse gas emissions, climate change, discharges and waste management. The Company’s actions are designed to reduce risk in its current and future operations, to promote sound environmental management and to create a proactive environmental program. To date, the Company has not incurred material costs in order to comply with recent environmental legislation, and does not believe that its compliance with such requirements will have a material adverse effect on its competitive position, consolidated results of operations or cash flows. For a discussion of the effects of environmental regulation, see Section 2.2 “Risks related to the industry in which the Group operates—Compliance with or breach of environmental laws can be costly and/or expose the Group to liability and could limit the Group’s operations.” For certain material environmental claims pending against the Group, see Section 9.11 “Litigation and disputes.”

ALT-86

9.15Insurance

The Company has two main types of insurance coverage: (1) hull and machinery coverage for physical damage to the Company’s property and equipment and (2) excess liability coverage, which generally covers offshore risks, such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. The Company generally has no hull and machinery insurance coverage for damages caused by named storms in the U.S. Gulf of Mexico. The Company maintains per occurrence deductibles that generally range up to USD 10 million for various third-party liabilities and an additional aggregate annual deductible of USD 50 million, which is self-insured through the Company’s wholly-owned captive insurance company. The Company also retains the risk for any liability in excess of its USD 750 million excess liability coverage. However, pollution and environmental risks generally are not completely insurable.  Aditionally, the Company generally does not carry insurance for loss of revenue, except as required under certain debt agreements. For a discussion of the risks of the Groups insurance coverage, see Section 2.1 “Risks related to the business of the Group— The Group’s business involves numerous operating hazards, and the Group’s insurance and indemnities from its customers may not be adequate to cover potential losses from the Group’s operations.”

In addition, directors’ and officers’ (“D&O”) liability insurance is in force for the members of the Company’s Board of Directors and the management. The Company considers the Group to be adequately covered with regard to the nature of the business activities of the Group and the related risks in the context of available insurance offerings and premiums. The Management regularly reviews the adequacy of the insurance coverage. However, no assurance can be given that the Group will not incur any damages that are not covered by its insurance policies or that exceed the coverage limits of such insurance policies.

9.16Joint Venture, Agency and Sponsorship Relationships and Other Investments

In some areas of the world, local customs and practice or governmental requirements necessitate the formation of joint ventures with local participation. The Group may or may not control these joint ventures. The Group is an active participant in several joint venture drilling companies, principally in Angola, Indonesia, Malaysia and Nigeria. Local laws or customs in some areas of the world also effectively mandate establishment of a relationship with a local agent or sponsor. When appropriate in these areas, the Group enters into agency or sponsorship agreements. At 30 September 2017, joint ventures in which the Transocean Group participated were as follows:

•

The Transocean Group holds a 65% interest in ADDCL, a consolidated Cayman Islands joint venture company formed to own Discoverer Luanda, which operates in Angola. The Transocean Group’s local partner, Angco Cayman Limited, a Cayman Islands company, holds the remaining 35% interest in ADDCL. Angco Cayman Limited has the right to exchange its interest in the joint venture for cash at an amount based on an appraisal of the fair value of the drillship, subject to certain adjustments.

•

The Transocean Group holds a 24% direct interest and a 36% indirect interest in Indigo Drilling Limited (“Indigo”), a consolidated Nigerian joint venture company formed to engage in drilling operations offshore Nigeria. The Transocean Group’s local partners, Mr. Fidelis Oditah and Mr. Chima Ibeneche, each hold a 12.5% direct interest, and the Transocean Group’s other partners, Mr. Joseph Obi and Mr. Ben Osuno, together own a 15% indirect interest, in Indigo.

ALT-87

Additionally, the Transocean Group holds interests in certain joint venture companies in Angola, Indonesia, Malaysia, Nigeria and other countries that have been formed to perform certain management services and other onshore support services for the Transocean Group’s operations.

The Songa Group holds 50% of Songa Opus Offshore Pte Ltd, a joint venture formed by Songa Offshore and Opus Offshore Ltd. In February 2017, a court appointed joint provisional liquidators for Opus Offshore Ltd. and its assets, and Songa Offshore requested a buy-out of its interest in Songa Opus Offshore Pte Ltd from Opus

Offshore Ltd. See Section 6.2 “Legal structure of the Songa Group.”

9.17Dependency on contracts, patents, licenses etc.

It is the Company’s opinion that the Group’s existing business or profitability is not dependent upon any material contracts, patents or licenses.

ALT-88

12OPERATING AND FINANCIAL REVIEW OF THE TRANSOCEAN GROUP

This operating and financial review should be read together with Section 11 “Selected Financial and Other Information of the Transocean Group” and the Financial Statements and Interim Financial Statements and related notes incorporated by reference into this Prospectus. See Section 19.3 “Incorporation by reference.” This operating and financial review contains forward-looking statements. These forward-looking statements are not historical facts, but are based on the Group’s current expectations, estimates, assumptions and projections about the Group’s industry, business and future financial results. Actual results could differ materially from the results contemplated by these forward-looking statements because of a number of factors, including those discussed in Section 2 “Risk Factors” and Section 4.3 “Cautionary note regarding forward-looking statements,” as well as other Sections of this Prospectus.

12.1Business

The Group is a leading international provider of offshore contract drilling services for oil and gas wells.  As of 31 January 2018, the Group’s offshore drilling fleet consists of the [26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters and four midwater floaters] of the Transocean Group.  Following the acquisition of 97.67% of the shares of Songa Offshore in January 2018, the Group’s offshore drilling fleet further consists of the seven semisubmersible drilling rigs owned and operated by the Songa Group.

As of 31 January 2018, the Group also had [three ultra-deepwater drillships under construction or under contract to be constructed. The Group also operates two high-specification jackups that were under drilling contracts when the rigs were sold, and the Group will continue to operate these jackups until completion or novation of their respective drilling contracts.] For further information on the Group’s operations, see Section 6 “About the Songa Group” and Section 9 “Business of the Transocean Group.”

12.2Basis for preparation of financial information of the Transocean Group

12.2.1Critical accounting policies and estimates

The Company considers the following to be its critical accounting policies and estimates since they are very important to the portrayal of the Company’s financial condition and results, requiring its most subjective and complex judgments. The Company has discussed the development, selection and disclosure of such policies and estimates with the Audit Committee. For a discussion of the Transocean Group’s significant accounting policies, refer to the Notes to Consolidated Financial Statements—Note 2—Significant Accounting Policies in the Financial Statements and the Notes to Condensed Consolidated Financial Statements—Note 2—Significant Accounting Policies in the Interim Financial Statements incorporated by reference to this Prospectus.

The Company prepares its consolidated financial statements in accordance with U.S. GAAP, which requires the Company to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. These estimates require significant judgments and assumptions. The Company bases its estimates on historical experience and on various other assumptions that its believes are reasonable under the circumstances, the results of which form the basis for making judgments

ALT-89

about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

5  Source: the Company.

Income taxes—The Company is a Swiss corporation, operating through various subsidiaries in a number of countries throughout the world. The Company provides for income taxes based upon the tax laws and rates in the countries in which it operates and earns income. The relationship between the provision for or benefit from income taxes and income or loss before income taxes can vary significantly from period to period because the countries in which the Company operates have taxation regimes that vary with respect to the nominal tax rate and the availability of deductions, credits and other benefits. Generally, the Company’s annual marginal tax rate is lower than its annual effective tax rate. Consequently, the Company’s income tax expense does not change proportionally with its income before income taxes. Variations also arise when income earned and taxed in a particular country or countries fluctuates from year to year.

The Company’s annual tax provision is based on expected taxable income, statutory rates and tax planning opportunities available to it in the various jurisdictions in which it operates. The determination of the Company’s annual tax provision and evaluation of its tax positions involves interpretation of tax laws in the various jurisdictions and requires significant judgment and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of income, deductions and tax credits. The Company’s tax liability in any given year could be affected by changes in tax laws, regulations, agreements, and treaties, currency exchange restrictions or its level of operations or profitability in each jurisdiction. Additionally, the Company operates in many jurisdictions where the tax laws relating to the offshore drilling industry are not well developed. Although the Company’s annual tax provision is based on the best information available at the time, a number of years may elapse before the tax liabilities in the various jurisdictions are ultimately determined.

The Company maintains liabilities for estimated tax exposures in its jurisdictions of operation, and the provisions and benefits resulting from changes to those liabilities are included in its annual tax provision along with related interest. Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability. These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause the Company to revise past estimates. At 31 December 2016, the liability for estimated tax exposures in the Company’s jurisdictions of operation was approximately USD 370 million.

The Company is currently undergoing examinations in a number of taxing jurisdictions for various fiscal years. The Company reviews its liabilities on an ongoing basis and, to the extent audits or other events cause it to adjust the liabilities accrued in prior periods, the Company recognizes those adjustments in the period of the event. The Company does not believe it is possible to reasonably estimate the future impact of changes to the assumptions and estimates related to the Company’s annual tax provision because changes to its tax liabilities are dependent on numerous factors that cannot be reasonably projected. These factors include, among others, the amount and nature of additional taxes potentially asserted by local tax authorities; the willingness of local tax authorities to negotiate a fair settlement through an administrative process; the impartiality of the local

ALT-90

courts; and the potential for changes in the taxes paid to one country that either produce, or fail to produce, offsetting tax changes in other countries.

The Company does not provide for taxes on unremitted earnings of subsidiaries when it considers such earnings to be indefinitely reinvested. The Company recognizes deferred taxes related to the earnings of certain subsidiaries that it does not consider to be indefinitely reinvested or that will not be permanently reinvested in the future. If facts and circumstances cause the Company to change its expectations regarding future tax consequences, the resulting adjustments to the Company’s deferred tax balances could have a material effect on its consolidated statement of financial position, results of operations or cash flows. At 31 December 2016, the amount of indefinitely reinvested earnings was approximately USD 2.5 billion. Should the Company make a distribution from the unremitted earnings of these subsidiaries, the Company could be subject to taxes payable to various jurisdictions. The Company estimates taxes in the range of USD 200 million to USD 250 million would be payable upon distribution of all previously unremitted earnings at 31 December 2016.

Estimates, judgments and assumptions are required in determining whether deferred tax assets will be fully or partially realized. In evaluating the ability to realize deferred tax assets, the Company considers all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years. When it is estimated to be more likely than not that all or some portion of certain deferred tax assets, such as foreign tax credit carryovers or net operating loss carryforwards, will not be realized, the Company establishes a valuation allowance for the amount of the deferred tax assets that is considered to be unrealizable. The Company continually evaluates strategies that could allow for the future utilization of its deferred tax assets. During the year ended 31 December 2016, in evaluating its projected realizability of deferred tax assets, the Company took into account plans to combine certain subsidiaries. During the year ended 31 December 2015, in evaluating its future realization of deferred tax assets, the Company took into account plans to centralize ownership of certain rigs among its subsidiaries, which resulted in utilization of additional deferred tax assets against income from operations. During the year ended 31 December 2014, the Company did not make any significant changes to its valuation allowance against deferred tax assets.

See Note 7 to the Financial Statements incorporated by reference to this Prospectus.

Property and equipment—The carrying amount of property and equipment is subject to various estimates, assumptions, and judgments related to capitalized costs, useful lives and salvage values and impairments. At 31 December 2016 and 2015, the carrying amount of the Company’s property and equipment was USD 21.1 billion and USD 20.8 billion, representing 78% and 79%, respectively, of the Company’s total assets.

Capitalized costs—The Company capitalizes costs incurred to enhance, improve and extend the useful lives of its property and equipment and expense costs incurred to repair and maintain the existing condition of its rigs. For newbuild construction projects, the Company also capitalizes the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service. Capitalized costs increase the carrying amounts and depreciation expense of the related assets, which also impact the Company’s results of operations.

Useful lives and salvage values— The Company depreciates its assets using the straight-line method over their estimated useful lives after allowing for salvage values. The Company estimates useful lives and salvage values by applying judgments and assumptions that reflect both historical experience and expectations regarding future operations, rig utilization and asset performance. Useful lives and salvage values of rigs are difficult to

ALT-91

estimate due to a variety of factors, including (a) technological advances that impact the methods or cost of oil and gas exploration and development, (b) changes in market or economic conditions, and (c) changes in laws or regulations affecting the drilling industry. Applying different judgments and assumptions in establishing the useful lives and salvage values would likely result in materially different net carrying amounts and depreciation expense for the Company’s assets. The Company reevaluates the remaining useful lives and salvage values of its rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors. When evaluating the remaining useful lives of rigs, the Company also considers major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on future marketability. At 31 December 2016, a hypothetical one-year increase in the useful lives of all of the Company’s rigs would cause a decrease in the Company’s annual depreciation expense of approximately USD 49 million and a hypothetical one-year decrease would cause an increase in the Company’s annual depreciation expense of approximately USD 53 million.

Long-lived asset impairment— The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amounts of its assets held and used may not be recoverable or when carrying amounts of assets held for sale exceed fair value less cost to sell. Potential impairment indicators include rapid declines in commodity prices and related market conditions, declines in day rates or utilization, cancellations of contracts or credit concerns of multiple customers. During periods of oversupply, the Company may idle or stack rigs for extended periods of time or it may elect to sell certain rigs for scrap, which could be an indication that an asset group may be impaired since supply and demand are the key drivers of rig utilization and the Company’s ability to contract its rigs at economical rates. The Company’s rigs are mobile units, equipped to operate in geographic regions throughout the world and, consequently, the Company may move rigs from an oversupplied market sector to a more lucrative and undersupplied market sector when it is economical to do so. Many of the Company’s contracts generally allow the Company’s customers to relocate its rigs from one geographic region to another, subject to certain conditions, and the Company’s customers utilize this capability to meet their worldwide drilling requirements. Accordingly, the Company’s rigs are considered to be interchangeable within classes or asset groups, and the Company evaluates impairment by asset group. The Company considers its asset groups to be ultra-deepwater floaters, harsh environment floaters, deepwater floaters and midwater floaters.

The Company assesses recoverability of assets held and used by projecting undiscounted cash flows for the asset group being evaluated. When the carrying amount of the asset group is determined to be unrecoverable, the Company recognizes an impairment loss, measured as the amount by which the carrying amount of the asset group exceeds its estimated fair value. To estimate the fair value of each asset group, the Company applies a variety of valuation methods, incorporating income, market and cost approaches. The Company may weigh the approaches, under certain circumstances, when relevant data is limited, when results are inconclusive or when results deviate significantly. The Company’s estimate of fair value generally requires it to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the long-term future performance of the Company’s asset groups, such as projected revenues and costs, day rates, rig utilization and revenue efficiency. These projections involve uncertainties that rely on assumptions about demand for the Company’s services, future market conditions and technological developments. Because the Company’s business is cyclical in nature, the results of its impairment testing are expected to vary significantly depending on the timing of the assessment relative to the business cycle. Altering either the timing of or the assumptions used to estimate fair value and significant unanticipated changes to the assumptions could materially alter an outcome that could otherwise result in an impairment loss. Given the nature of these

ALT-92

evaluations and their application to specific asset groups and specific time periods, it is not possible to reasonably quantify the impact of changes in these assumptions.

In the year ended 31 December 2016, the Company recognized a loss of USD 52 million, which had no tax effect, associated with the impairment of the deepwater floater asset group. In the year ended 31 December 2015, the Company recognized losses of USD 507 million (USD 481 million, net of tax) and USD 668 million (USD 654 million, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively. In the year ended 31 December 2014, the Company recognized a loss of USD 788 million (USD 693 million, net of tax) associated with the impairment of the deepwater floater asset group.

See Note 6 to the Financial Statements incorporated by reference to this Prospectus.

Revenue recognition—The Company’s contracts to provide offshore drilling services are individually negotiated and vary in their terms and provisions. The Company obtains most of its drilling contracts through competitive bidding against other contractors and direct negotiations with operators. Drilling contracts generally provide for payment on a day rate basis, with higher rates for periods while the drilling unit is operating and lower rates or zero rates for periods of mobilization or when drilling operations are interrupted or restricted by equipment breakdowns, adverse environmental conditions or other conditions beyond the Company’s control. A day rate drilling contract generally extends over a period of time covering either the drilling of a single well or group of wells or covering a stated term. The Company recognizes operating revenues as they are realized and earned and can be reasonably measured, based on contractual day rates, and when collectability is reasonably assured. For contractual daily rate contracts, the Company recognizes the losses for loss contracts as such losses are incurred.

Certain of the Company’s drilling contracts may be cancelled for the convenience of the customer upon payment of an early termination payment. The Company recognizes revenues, presented in other revenues, associated with cancellations or early terminations over the period in which the Company satisfies its performance obligations based on the negotiated or contractual terms, which are typically specific to the contractual arrangement. In the years ended 31 December 2016 and 2015, the Company recognized revenues of USD 471 million and USD 505 million, respectively, associated with cancellations and early terminations.

Contingencies—The Company performs assessments of its contingencies on an ongoing basis to evaluate the appropriateness of its liabilities and disclosures for such contingencies. The Company establishes liabilities for estimated loss contingencies when it believes a loss is probable and the amount of the probable loss can be reasonably estimated. The Company recognizes corresponding assets for loss contingencies that it believes are probable of being recovered through insurance. Once established, the Company adjusts the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering its previous assumptions with respect to the likelihood or amount of loss. The Company recognizes liabilities for legal costs as they are incurred, and the Company recognizes a corresponding asset for those legal costs only if it expects such legal costs to be recovered through insurance. The Company’s estimates involve a significant amount of judgement. Actual results may differ from the Company’s estimates.

The Company has recognized a liability for estimated loss contingencies associated with litigation and investigations resulting from the Macondo well incident that it believes are probable and for which a reasonable estimate can be made. The litigation and investigations also give rise to certain loss contingencies that it

ALT-93

believes are reasonably possible. Although the Company has not recognized a liability for such loss contingencies, these contingencies could increase the liabilities the Company ultimately recognizes. As of 31 December 2016 and 2015, the liability for estimated loss contingencies that the Company believes are probable and for which a reasonable estimate can be made was USD 250 million, recorded in other current liabilities.

See Note 13 to the Financial Statements incorporated by reference to this Prospectus.

Pension and other postretirement benefits—The Company uses a 1 January measurement date for net periodic benefit costs and a 31 December measurement date for projected benefit obligations and plan assets. The Company measures its pension liabilities and related net periodic benefit costs using actuarial assumptions based on a market-related value of assets that reduces year-to-year volatility. In applying this approach, the Company recognizes investment gains or losses subject to amortization over a five-year period beginning with the year in which they occur. Investment gains or losses for this purpose are measured as the difference between the expected and actual returns calculated using the market-related value of assets. If gains or losses exceed 10% of the greater of plan assets or plan liabilities, the Company amortizes such gains or losses over the average expected future service period of the employee participants. Actual results may differ from these measurements under different conditions or assumptions. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension plans will impact the Company’s future pension obligations and net periodic benefit costs.

Additionally, the pension obligations and related net periodic benefit costs for the Company’s defined benefit pension and other postretirement benefit plans are actuarially determined and are affected by assumptions, including long-term rate of return, discount rates, mortality rates and employee turnover rates. Because the Company’s defined benefit plans have ceased accruing benefits, certain assumptions, including compensation increases and health care cost trend rates no longer apply. The two most critical assumptions are the long-term rate of return and the discount rate. For the long-term rate of return of plan assets, the Company develops its assumptions based on historical experience and projected returns for the investments considering each plan’s target asset allocation and long-term asset class expected returns. For the discount rate, the Company develops its assumptions utilizing a yield curve approach based on Aa- rated corporate bonds and the expected timing of future benefit payments. The Company periodically evaluates its assumptions and, when appropriate, adjusts the recorded liabilities and expense. Changes in these and other assumptions used in the actuarial computations could impact the Company’s projected benefit obligations, pension liabilities, net periodic benefit costs and other comprehensive income.

See Note 12 to the Financial Statements incorporated by reference to this Prospectus.

12.2.2New and amended accounting standards

For a discussion of the new accounting pronouncements that have had or are expected to have an effect on the Company’s consolidated financial statements, see Note 3 to the Financial Statements incorporated by reference to this Prospectus.

ALT-94

12.3Significant factors affecting the Transocean Group’s results of operation and financial performance

The Transocean Group’s results of operations have been, and will continue to be, affected by a range of factors, many of which are beyond the Transocean Group’s control. The key factors that Management believes have had a material effect on the Transocean Group’s results of operations during the periods under review, as well as those considered likely to have a material effect on its results of operations in the future, are described below.

Business combination—On 13 August 2017, Transocean entered into a transaction agreement with Songa Offshore pursuant to which it would offer to acquire all of the issued and outstanding shares of Songa Offshore, subject to certain conditions, through the Voluntary Tender Offer. Following completion of the Voluntary Tender Offer in January 2018, Transocean acquired shares in Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore. Following the acquisition, the Group’s offshore drilling fleet consists of an additional seven semisubmersible drilling rigs owned and operated by Songa Offshore.

Transocean Partners—On 9 December 2016, Transocean Partners LLC completed a merger with one of the Company’s subsidiaries as contemplated under the Agreement and Plan of Merger, dated 31 July 2016 and as amended on 21 November 2016. Following the completion of the merger, Transocean Partners LLC became a wholly owned indirect subsidiary of the Company. Each Transocean Partners LLC common unit that was issued and outstanding immediately prior to the closing, other than the units held by the Company and its subsidiaries, was converted into the right to receive 1.20 of the Company’s shares. To complete the merger, the Company issued 23.8 million shares from conditional capital.

Dispositions—On 31 May 2017, the Company completed the sale of 10 high-specification jackups and novated the contracts relating to the construction of five high-specification jackups, together with related assets. In the nine months ended 30 September 2017, as a result of the transaction, the Company received aggregate net cash proceeds of USD 319 million and recognized an aggregate net loss of USD 1.6 billion associated with the disposal of these assets.

During the year ended 31 December 2016, the Company completed the sale for scrap value of three deepwater floaters and eight midwater floaters, along with related assets, for which the Company received net cash proceeds of USD 22 million, and recognized an aggregate net gain of USD 13 million.

Impairments— During the nine months ended 30 September 2017, the Company recognized a loss of USD 1.4 billion associated with the impairment of five ultra deepwater floaters, one deepwater floater and two midwater floaters, along with related assets, which were classified as held for sale at the time of impairment.

During the three months ended 30 June 2017, the Company identified indicators that the asset groups in its contract drilling services reporting unit may not be recoverable. Such indicators included recent significant declines in commodity prices and the market value of the Company’s stock, a reduction of projected dayrates and a further extension of currently low utilization rates. As a result of the Company’s testing, the Company determined that the carrying amount of the midwater floater asset group was impaired. In the nine months ended 30 September 2017, the Company recognized a loss of USD 94 million, which had no tax effect, associated with the impairment of the midwater floater asset group.

ALT-95

During the year ended 31 December2016, the Company identified indicators that the asset groups in its contract drilling services reporting unit may not be recoverable. Such indicators included a reduction of projected dayrates and an extension to the currently low utilization rates. In the year ended 31 December 2016, as a result of impairment testing, the Company determined that its deepwater asset group was impaired, and the Company recognized a loss of USD 52 million, which had no tax effect, associated with the impairment of these held and used assets. In the year ended 31 December 2016, the Company committed to a plan to sell for scrap value three deepwater floaters and eight midwater floaters, along with assets. As a result, the Company recognized an aggregate loss of USD 41 million (USD 39 million, net of tax), associated with the impairment of these held for sale assets.

Debt issuance— On 17 October 2017, the Company completed an offering of an aggregate principal amount of USD 750 million of 7.50% senior unsecured notes due January 2026, and received aggregate cash proceeds of USD 742 million, net of issue costs.  The Company intends to use the majority of the net proceeds from the debt offering to repay or redeem certain maturing debt.

On 5 May 2017, the Company’s wholly owned subsidiary completed an offering of an aggregate principal amount of USD 410 million of 5.52% Senior Secured Notes due May 2023, and the Company’s subsidiary received aggregate cash proceeds of USD 403 million, net of issue costs.

On 21 July 2016, the Company completed an offering of an aggregate principal amount of USD 1.25 billion of 9.00% senior unsecured notes due 15 July 2023, and the Company received aggregate cash proceeds of USD 1.21 billion, net of initial discount and costs payable by the Company. On 19 October 2016, the Company completed an offering of an aggregate principal amount of USD 600 million of 7.75% senior secured notes due 15 October 2024, and the Company received aggregate cash proceeds of USD 583 million, net of initial discount and costs payable by the Company. On 8 December 2016, the Company completed an offering of an aggregate principal amount of USD 625 million of 6.25% senior secured notes due 1 December 2024, and the Company received aggregate cash proceeds of USD 609 million, net of initial discount and costs payable by the Company.

Debt retirements—On 11 July 2017, the Company completed cash offers to purchase (the “2017 Debt Tender Offers”) up to USD 1.5 billion aggregate principal amount of certain of the Company’s debt securities (the “2017 Tendered Notes”). The Company received valid tenders from holders of USD 1.2 billion aggregate principal amount of the 2017 Tendered Notes. As a result, the Company made an aggregate cash payment of USD 1.3 billion and recognized or expect to recognize an aggregate net loss of USD 48 million associated with the retirement of such debt, validly tendered on or before the expiration date of the 2017 Debt Tender Offers.

During the nine months ended 30 September 2017, the Company completed transactions to repurchase in the open market an aggregate principal amount of USD 147 million of the Company’s debt securities for an aggregate cash payment of USD 147 million. As a result, in the nine months ended 30 September 2017, the Company recognized an aggregate net loss of USD 1 million associated with the retirement of such repurchased debt.

During the year ended 31 December 2016, the Company completed transactions to repurchase in the open market an aggregate principal amount of USD 399 million of the Company’s debt securities for an aggregate cash payment of USD 354 million. As a result, the Company recognized an aggregate gain of USD 44 million associated with the retirement of debt.

ALT-96

On 1 August 2016, the Company completed a tender offer (the “2016 Debt Tender Offers”) to purchase for cash up to USD 1.0 billion aggregate principal amount of certain of the Company’s outstanding senior notes (collectively, the “2016 Tendered Notes”). In connection with the 2016 Debt Tender Offers, the Company received valid tenders from holders of an aggregate principal amount of USD 981 million of the 2016 Tendered Notes, and the Company made an aggregate cash payment of USD 876 million to settle the 2016 Tendered Notes. In the year ended 31 December 2016, as a result of the retirement of the 2016 Tendered Notes, the Company recognized an aggregate gain of USD 104 million associated with the retirement of debt.

Fleet expansion— In October 2017, the Company completed construction of and placed into service the ultra deepwater floater Deepwater Pontus. During the year ended 31 December 2016, the Company completed construction of and placed into service the ultra-deepwater floaters Deepwater Thalassa,  Deepwater Proteus and Deepwater Conqueror.

Drilling contract terminations—As a result of recent market conditions, the Company has observed an unprecedented level of early drilling contract terminations in the contract drilling industry. In September 2017, the Company received notice from one of its customers that it elected to exercise its contractual option to terminate the drilling contract for the ultra deepwater drillship Discoverer Clear Leader, effective November 2017, prior to its previously agreed expiration in October 2018.  As a result of the early termination, the Company expects to receive approximately USD 148 million in termination fees. In the year ended 31 December 2016, the Company recognized revenues of USD 471 million and received aggregate cash proceeds of USD 453 million associated with early terminated or cancelled drilling contracts.

Markets for the Company’s shares— The Company’s shares are listed on the NYSE under the ticker symbol “RIG” and were previously listed on the SIX Swiss Exchange (“SIX”) under the symbol “RIGN.”  Effective 31 March 2016, at the Company’s request, the shares were delisted from the SIX.

Par value reduction—On 29 October 2015, at the Company’s extraordinary general meeting, the Company’s shareholders approved the reduction of the par value of each of the Company’s shares to CHF 0.10 from the original par value of CHF 15.00. The reduction of the par value became effective as of 7 January 2016 upon registration in the commercial register.

12.4Performance and other key indicators for the Transocean Group

12.4.1Contract backlog

Contract backlog is defined as the maximum contractual operating day rate multiplied by the number of days remaining in the firm contract period, excluding revenues for mobilization, demobilization and contract preparation or other incentive provisions, which are not expected to be significant to the Company’s contract drilling revenues. Average contractual day rate relative to the Company’s contract backlog is defined as the maximum contractual operating day rate to be earned per operating day in the measurement period. An operating day is defined as a day for which a rig is contracted to earn a day rate during the firm contract period after commencement of operations.

The contract backlog represents the maximum contract drilling revenues that can be earned considering the contractual operating day rate in effect during the firm contract period and represents the basis for the maximum revenues in the Company’s revenue efficiency measurement. To determine maximum revenues for purposes of calculating revenue efficiency, however, the Company includes the revenues earned for mobilization,

ALT-97

demobilization and contract preparation, other incentive provisions or cost escalation provisions which are excluded from the amounts presented for contract backlog.

The Company’s contract backlog includes only firm commitments, which are represented by signed drilling contracts or, in some cases, by other definitive agreements awaiting contract execution. The Company’s contract backlog includes amounts associated with the Company’s newbuild units that are currently under construction. The contractual operating day rate may be higher than the actual day rate the Company ultimately receives or an alternative contractual day rate, such as a waiting-on-weather rate, repair rate, standby rate or force majeure rate, may apply under certain circumstances. The contractual operating day rate may also be higher than the actual day rate the Company ultimately receives because of a number of factors, including rig downtime or suspension of operations. In certain contracts, the day rate may be reduced to zero if, for example, repairs extend beyond a stated period of time.

In September 2017, one of the Company's customers notified the Company of its election to early terminate the drilling contract for the ultra deepwater drillship Discoverer Clear Leader, effective November 2017, prior to its expiration in October 2018.  The Company's contract backlog for ultra deepwater floaters presented as of 26 October 2017, reflects a reduction of approximately USD 206 million of backlog related to the early termination of this contract.

In December 2016, a subsidiary of Chevron issued a notice of early termination of the drilling contract for Deepwater Asgard, effective 3 February 2017. In January 2017, Chevron adjusted the termination date to be 13 January 2017. As a result of the termination, the Company’s contract backlog for ultra-deepwater floaters reflects a reduction of approximately USD 110 million to remove the backlog related to this contract. During the year ended 31 December 2016, the Company's customers early terminated or cancelled drilling contracts for Deepwater Champion,  Deepwater Millennium,  Discoverer Deep Seas,  Discoverer India,  GSF Constellation II,  GSF Development Driller I and Transocean John Shaw.

On 31 May 2017, the Company completed the sale of 10 high-specification jackups and novated the contracts relating to the construction of five high-specification jackups, together with related assets. At 26 October 2017, the contract backlog for the high-specification jackups represents the contract backlog associated with the two high-specification jackups that the Company continues to operate following the sale.

The actual amounts of revenues earned and the actual periods during which revenues are earned will differ from the amounts and periods shown in the tables above due to various factors, including shipyard and maintenance projects, unplanned downtime and other factors that result in lower applicable day rates than the full contractual operating day rate. Additional factors that could affect the amount and timing of actual revenue to be recognized include customer liquidity issues and contract terminations, which are available to the Company’s customers under certain circumstances.

12.4.2Average daily revenue

Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a day rate during the firm contract period after commencement of operations. The Company’s average daily revenue fluctuates relative to market conditions and the Company’s revenue efficiency. The average daily revenue may also be affected by revenues for lump sum bonuses or demobilization fees received from the Company’s customers. The Company’s total fleet average daily revenue is also affected by the mix of rig classes being operated, as deepwater floaters, midwater

ALT-98

floaters and high-specification jackups are typically contracted at lower day rates compared to ultra-deepwater floaters and harsh environment floaters. The Company includes newbuilds in the calculation when the rigs commence operations upon acceptance by the customer. The Company removes rigs from the calculation upon disposal or classification as held for sale, except when the Company continues to operate rigs subsequent to sale, [as the Company does with two of the high-specification jackups sold in May 2017].

12.4.3Revenue efficiency

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. The Company’s revenue efficiency rate varies due to revenues earned under alternative contractual day rates, such as a waiting-on-weather rate, repair rate, standby rate, force majeure rate or zero rate, that may apply under certain circumstances. The Company includes newbuilds in the calculation when the rigs commence operations upon acceptance by the customer. The Company excludes rigs that are not operating under contract, such as those that are stacked.

12.4.4Rig utilization

Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. The Company’s rig utilization rate declines as a result of idle and stacked rigs and during shipyard and mobilization periods to the extent these rigs are not earning revenues. The Company includes newbuilds in the calculation when the rigs commence operations upon acceptance by the customer. The Company removes rigs from the calculation upon disposal, classification as held for sale or classification as discontinued operations. Accordingly, the Company’s rig utilization can increase when idle or stacked units are removed from the Company’s drilling fleet.

12.5Consolidated results of operations of the Transocean Group

The following information should be read in conjunction with the information contained in Section 2 “Risk Factors,” Section 9 “Business of the Transocean Group” and the audited consolidated financial statements and the notes thereto included under “Item 8. Financial Statements and Supplementary Data” of the Transocean Group’s annual report on Form 10‑K for the year ended 31 December 2016 filed on 7 March 2017 and the unaudited condensed consolidated financial statements and the notes thereto included under “Item 1. Financial Information” of the Transocean Group’s quarterly report on Form 10‑Q for the quarterly period ended 30 September 2017, which are incorporated by reference in this Prospectus.

ALT-99

12.5.1Nine month period ended 30 September 2017 compared to the nine month period ended 30 September 2016

The following is an analysis of the Company’s historical operating results. See Section 12.4 “Performance and other key indicators for the Transocean Group” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Nine months ended
	30 September
	2017	2016	Change	% Change
	(unaudited)	(unaudited)
	(In millions, except day amounts and percentages)
Operating days	6,513	8,042	(1,529)	(19)%
Average daily revenue	$328,800	$360,700	$(31,900)	(9)%
Revenue efficiency	97%	98%
Rig utilization	46%	49%

Contract drilling revenues	$2,142	$2,912	$(770)	(26)%
Other revenues	202	275	(73)	(27)%
	2,344	3,187	(843)	(26)%
Operating and maintenance expense	(999)	(1,561)	562	36%
Depreciation expense	(648)	(667)	19	3%
General and administrative expense	(113)	(125)	12	10%
Loss on impairment	(1,498)	(26)	(1,472)	nm
Gain (loss) on disposal of assets, net	(1,602)	8	(1,610)	nm
Operating income (loss)	(2,516)	816	(3,332)	nm
Other income (expense), net
Interest income	34	15	19	nm
Interest expense, net of amounts capitalized	(368)	(296)	(72)	(24)%
Gain (loss) on retirement of debt	(49)	148	(197)	nm
Other, net	7	9	(2)	(22)%
Income (loss) before income tax expense	(2,892)	692	(3,584)	nm
Income tax expense	(103)	(122)	19	16%
Net income (loss)	$(2,995)	$570	$(3,565)	nm

“nm” means not meaningful.

Operating revenues—Contract drilling revenues decreased for the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, primarily due to the following: (a) approximately USD 440 million resulting from additional rigs idle or stacked, (b) approximately USD 395 million resulting from rigs sold or classified as held for sale and (c) approximately USD 195 million resulting from lower dayrates. These decreases were partially offset by increased revenues as follows: (a) approximately USD 235 million resulting from the Company's three newbuild ultra deepwater drillships that commenced operations during the year ended 31 December 2016, and (b) approximately USD 40 million resulting from rigs reactivated since 1 January 2016.

Other revenues decreased for the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, due to the recognition of USD 138 million resulting from drilling contracts early terminated or cancelled by the Company's customers and approximately USD 21 million resulting from reimbursable items.  These decreases were partially offset by the recognition of USD 87 million of revenues

ALT-100

awarded to the Company in connection with a drilling contract terminated by a customer in the year ended 31 December 2015.

Costs and expenses—Operating and maintenance costs and expenses decreased for the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, primarily due to the following: (a) approximately USD 230 million resulting from rigs sold or classified as held for sale, (b) approximately USD 225 million resulting from a greater number of rigs idle or stacked, (c) approximately USD 85 million resulting from reduced onshore costs and (d) approximately USD 80 million resulting from reduced offshore costs. These decreases were partially offset by approximately USD 55 million of increased costs resulting from the Company's three newbuild ultra deepwater drillships that commenced operations in the year ended 31 December 2016.

Depreciation expense decreased for the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, primarily due to the following: (a) approximately USD 39 million of decreased depreciation resulting from rigs sold or classified as held for sale and (b) approximately USD 15 million of decreased depreciation primarily resulting from the impairment of the Company's midwater floater asset group and the retirement of other assets subsequent to 30 September 2016. These decreases were partially offset by approximately USD 35 million of increased depreciation associated with the Company's newbuild ultra deepwater drillships placed into service in the year ended 31 December 2016.

General and administrative expense decreased for the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, primarily due to the following: (a) approximately USD 5 million of reduced professional fees and (b) approximately USD 3 million of reduced personnel costs.

Loss on impairment or disposal of assets—In the nine months ended 30 September 2017, the Company recognized a loss on impairment related to the following: (a) a loss of USD 1.4 billion associated with the impairment of certain assets to be sold for scrap value or for alternative use, which were classified as held for sale at the time of impairment and (b) a loss of USD 94 million associated with the impairment of the Company's midwater floater asset group.  In the nine months ended 30 September 2016, the Company recognized a loss of USD 26 million associated with the impairment of certain assets classified as held for sale.

Loss on disposal of assets in the nine months ended 30 September 2017, was primarily the result of the completion of the sale of 10 high-specification jackups and novation of the contracts relating to the construction of five high-specification jackups, together with related assets.

Other income and expense—Interest expense, net of amounts capitalized, increased in the nine months ended 30 September 2017, compared to the nine months ended 30 September 2016, primarily due to the following: (a) approximately USD 142 million of increased interest expense resulting from debt issued subsequent to 30 September 2016, (b) approximately USD 50 million of increased interest expense resulting from reduced interest costs capitalized for the Company's newbuild ultra deepwater drillships that commenced operations during the year ended 31 December 2016 and (c) approximately USD 12 million of increased interest expense resulting from downgrades to the credit ratings for the Company's senior unsecured long term debt.  Partially offsetting these increases was approximately USD 120 million of decreased interest expense resulting from the retirement of debt.

Loss on retirement of debt in the nine months ended 30 September 2017, resulted primarily from the retirement of notes validly tendered in the 2017 Tender Offers.  Gain on retirement of debt in the nine months ended 30

ALT-101

September 2016, resulted primarily from the following: (a) an aggregate net gain of USD 104 million associated with the retirement of notes validly tendered in the 2016 Debt Tender Offers and (b) an aggregate gain of USD 44 million resulting from the retirement of notes repurchased in the open market.

Income tax expense—The Company operates internationally and provides for income taxes based on the tax laws and rates in the countries in which it operates and earns income.  In the nine months ended 30 September 2017 and 2016, the Company's effective tax rate, excluding discrete items, was 64.2 percent and 25.9 percent, respectively, based on income from continuing operations before income tax expense, after excluding certain items, such as losses on impairment and gains and losses on certain asset disposals.  The Company's effective tax rate increased in the nine months ended 30 September 2017 compared to the nine months ended 30 September 2016, primarily due to (a) changes in the relative blend of income from operations in certain jurisdictions and (b) valuation allowances on deferred tax assets for losses not expected to be realized. The Company considers the tax effect, if any, of the excluded items as well as settlements of prior year tax estimates to be discrete period tax expenses or benefits. In the nine months ended 30 September 2017 and 2016, the effect of the various discrete period tax items was a net tax benefit of USD 57 million and USD 24 million, respectively. In the nine months ended 30 September 2017, such discrete items were primarily related to tax benefit of changes in unrecognized tax benefit associated with tax positions taken in prior years, valuation allowances on deferred tax assets for foreign tax credits not expected to be realized, release of a valuation allowance on deferred tax assets for losses not expected to be realized and deductions related to resolution of certain litigation matters related to Macondo well incident. In the nine months ended 30 September 2016, such discrete items were primarily related to tax benefit of changes in unrecognized tax benefit associated with tax positions taken in prior years and valuation allowances on deferred tax assets for losses not expected to be realized.  For the nine months ended 30 September 2017 and 2016, these discrete tax items, coupled with the excluded income and expense items noted above, resulted in an effective tax rate of (3.6) percent and 17.8 percent, respectively, based on income from continuing operations before income tax expense. The Company's effective tax rate, after including the discrete tax items noted above, and excluding the income and expense items noted above, decreased mainly due to loss on impairment and disposal of assets with no tax benefit and valuation allowances recorded on U.S. deferred tax assets not expected to be realized.

In evaluating the Company's ability to realize deferred tax assets, the Company considers all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years. As of 30 September 2017, the Company's consolidated cumulative loss incurred over the recent three year period, primarily due to losses on impairment and disposal of assets, represented significant objective negative evidence for the Company's evaluation.  Such evidence, together with potential organizational changes that could alter the Company's ability to realize certain deferred tax assets, has limited its ability to consider other subjective evidence, such as projected future contract activity. As a result, the Company recorded a valuation allowance of USD 144 million to recognize only a portion of its U.S. deferred tax assets that are more likely than not to be recognized.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, the Company may adjust the amount of deferred tax assets that it expects to realize.

For the nine months ended 30 September 2017 and 2016, in accordance with accounting standards for the provision of income taxes, the Company calculated its annual estimated effective income tax rate of 64.2 percent and 25.9 percent, respectively, by excluding certain operating losses in taxable jurisdictions for which it does not expect to realize a tax benefit.  For the nine months ended 30 September 2017 and 2016, if the

ALT-102

Company had included all jurisdictions without regard to its expectations for such realization, the Company's estimated effective income tax rate would have been 89.3 percent and 22.7 percent, respectively.

The relationship between the Company's provision for or benefit from income taxes and its income before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues versus income before taxes, (c) rig movements between taxing jurisdictions and (d) the Company's rig operating structures.  Generally, the Company's marginal tax rate is lower than its effective tax rate. Consequently, the Company's income tax expense does not change proportionally with its income before income taxes.  Significant decreases in the Company's income before income taxes typically lead to higher effective tax rates, while significant increases in income before income taxes can lead to lower effective tax rates, subject to the other factors impacting income tax expense noted above. With respect to the effective tax rate calculation for the nine months ended 30 September 2017, a significant portion of the Company's income tax expense was generated in countries in which income taxes are imposed on gross revenues, with the most significant of these countries being Angola. Conversely, the countries in which the Company incurred the most significant income taxes during this period that were based on income before income tax include Brazil, Switzerland, Norway, the U.K. and the U.S.

The Company's rig operating structures further complicate its tax calculations, especially in instances where the Company has more than one operating structure for the particular taxing jurisdiction and, thus, more than one method of calculating taxes depending on the operating structure utilized by the rig under the contract. For example, two rigs operating in the same country could generate significantly different provisions for income taxes if they are owned by two different subsidiaries that are subject to differing tax laws and regulations in the respective country of incorporation.

ALT-103

12.5.2Three month period ended 30 September 2017 compared to the three month period ended 30 September 2016

The following is an analysis of the Company’s historical operating results. See Section 12.4 “Performance and other key indicators for the Transocean Group” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Three months ended
	30 September
	2017	2016	Change	% Change
	(unaudited)	(unaudited)
	(In millions, except day amounts and percentages)
Operating days	2,189	2,657	(468)	(18)%
Average daily revenue	$319,000	$332,100	$(13,100)	(4)%
Revenue efficiency	97%	100%
Rig utilization	52%	49%

Contract drilling revenues	$699	$886	$(187)	(21)%
Other revenues	109	20	89	nm
	808	906	(98)	(11)%
Operating and maintenance expense	(323)	(409)	86	21%
Depreciation expense	(197)	(225)	28	12%
General and administrative expense	(39)	(41)	2	5%
Loss on impairment	(1,385)	(11)	(1,374)	nm
Gain (loss) on disposal of assets, net	(9)	9	(18)	nm
Operating income (loss)	(1,145)	229	(1,374)	nm
Other income (expense), net
Interest income	21	5	16	nm
Interest expense, net of amounts capitalized	(112)	(109)	(3)	(3)%
Gain (loss) on retirement of debt	(1)	110	(111)	nm
Other, net	6	7	(1)	(14)%
Income (loss) before income tax expense	(1,231)	242	(1,473)	nm
Income tax expense	(180)	(6)	174	nm
Net income (loss)	$(1,411)	$236	$(1,647)	nm

“nm” means not meaningful.

Operating revenues—Contract drilling revenues decreased for the three months ended 30 September 2017, compared to the three months ended 30 September 2016, primarily due to the following: (a) approximately USD 100 million resulting from lower dayrates, (b) approximately USD 95 million resulting from rigs sold or classified as held for sale, (c) approximately USD 25 million resulting from lower revenue efficiency and (d) approximately USD 20 million resulting from lower activity across the fleet.  These decreases were partially offset by approximately USD 55 million of increased revenues associated with the Company's newbuild ultra deepwater drillships that commenced operations during the year ended 31 December 2016.

Other revenues increased for the three months ended 30 September 2017, compared to the three months ended 30 September 2016, primarily due to the recognition of USD 87 million of revenues awarded to the Company in connection with a drilling contract terminated by a customer in the year ended 31 December 2015.

Costs and expenses—Operating and maintenance costs and expenses decreased for the three months ended 30 September 2017, compared to the three months ended 30 September 2016, primarily due to the following: (a)

ALT-104

approximately USD 60 million resulting from rigs sold or classified as held for sale, (b) approximately USD 40 million resulting from decreased offshore costs and (c) approximately USD 10 million resulting from reduced onshore costs. These decreases were partially offset by increased costs and expenses as follows: (a) approximately USD 15 million resulting from the Company's newbuild ultra deepwater drillships that commenced operations in the year ended 31 December 2016 and (b) approximately USD 10 million resulting from rig reactivations.

Depreciation expense decreased for the three months ended 30 September 2017, compared to the three months 30 ended September 2016, primarily resulting from rigs sold or classified as held for sale.

Loss on impairment—In the three months ended 30 September 2017 and 2016, the Company recognized a loss of USD 1.4 billion and USD 11 million, respectively, associated with the impairment of certain assets to be sold for scrap value or for alternative use, which were classified as held for sale at the time of impairment.

Other income and expense—Interest expense, net of amounts capitalized, increased in the three months ended 30 September 2017, compared to the three months ended 30 September 2016, primarily due to the following: (a) approximately USD 35 million of increased interest expense resulting from debt issued subsequent to 30 September 2016 and (b) approximately USD 12 million of increased interest expense resulting from reduced interest costs capitalized for the Company's newbuild ultra deepwater drillships that commenced operations during the year ended 31 December 2016.  Partially offsetting these increases was approximately USD 45 million of decreased interest expense resulting from the retirement of debt.

Loss on retirement of debt in the three months ended 30 September 2017, resulted primarily from the retirement of notes validly tendered after the early tender date of the 2017 Tender Offers.  Gain on retirement of debt in the three months ended 30 September 2016, resulted primarily from the retirement of notes validly tendered in cash in the 2016 Debt Tender Offers.

Income tax expense—The Company operates internationally and provides for income taxes based on the tax laws and rates in the countries in which it operates and earns income.  In the three months ended 30 September 2017 and 2016, the Company's effective tax rate, excluding discrete items, was 56.5 percent and 26.6 percent, respectively, based on income from continuing operations before income tax expense, after excluding certain items, such as losses on impairment and gains and losses on certain asset disposals. The Company's effective tax rate increased in the three months ended 30 September 2017, compared to the three months ended 30 September 2016, primarily due to (a) changes in the relative blend of income from operations in certain jurisdictions and (b) valuation allowances on deferred tax assets for losses not expected to be realized. The Company considers the tax effect, if any, of the excluded items as well as settlements of prior year tax estimates to be discrete period tax expenses or benefits.  In the three months ended 30 September 2017 and 2016, the effect of the various discrete period tax items was a net tax expense of USD 90 million and a net tax benefit of USD 32 million, respectively. In the three months ended 30 September 2017, such discrete items were primarily related to tax benefit of changes in unrecognized tax benefit associated with tax positions taken in prior years and valuation allowances on deferred tax assets not expected to be realized. In the three months ended 30 September 2016, such discrete items were primarily related to tax benefit of changes in unrecognized tax benefit associated with tax positions taken in prior years and valuation allowances on deferred tax assets for losses not expected to be realized. For the three months ended 30 September 2017 and 2016, these discrete tax items, coupled with the excluded income and expense items noted above, resulted in an effective tax rate of (14.7) percent and 2.5 percent, respectively, based on income from continuing operations before income tax

ALT-105

expense. The Company's effective tax rate, after including discrete tax items noted above, excluding the income and expense items noted above, decreased mainly due to loss on impairment and disposal of assets with no tax benefit and valuation allowances recorded on U.S. deferred tax assets not expected to be realized.

In evaluating the Company's ability to realize deferred tax assets, the Company considers all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  As of 30 September 2017, the Company's consolidated cumulative loss incurred over the recent three year period, primarily due to losses on impairment and disposal of assets, represented significant objective negative evidence for the Company's evaluation.  Such evidence, together with potential organizational changes that could alter the Company's ability to realize certain deferred tax assets, has limited the Company's ability to consider other subjective evidence, such as projected future contract activity. As a result, the Company recorded a valuation allowance of USD 144 million to recognize only a portion of its U.S. deferred tax assets that are more likely than not to be recognized.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, the Company may adjust the amount of deferred tax assets that it expects to realize.

The relationship between the Company's provision for or benefit from income taxes and its income before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues versus income before taxes, (c) rig movements between taxing jurisdictions and (d) the Company's rig operating structures. Generally, the Company's marginal tax rate is lower than its effective tax rate. Consequently, the Company's income tax expense does not change proportionally with its income before income taxes.  Significant decreases in the Company's income before income taxes typically lead to higher effective tax rates, while significant increases in income before income taxes can lead to lower effective tax rates, subject to the other factors impacting income tax expense noted above. With respect to the effective tax rate calculation for the three months ended 30 September 2017, a significant portion of the Company's income tax expense was generated in countries in which income taxes are imposed on gross revenues, with the most significant of these countries being Angola and India. Conversely, the countries in which the Company incurred the most significant income taxes during this period that were based on income before income tax include Brazil, Switzerland, Norway, the U.K. and the U.S.

The Company's rig operating structures further complicate its tax calculations, especially in instances where it has more than one operating structure for the particular taxing jurisdiction and, thus, more than one method of calculating taxes depending on the operating structure utilized by the rig under the contract. For example, two rigs operating in the same country could generate significantly different provisions for income taxes if they are owned by two different subsidiaries that are subject to differing tax laws and regulations in the respective country of incorporation.

ALT-106

12.5.3Year ended 31 December 2016 compared to the year ended 31 December 2015

The following is an analysis of the Company’s historical operating results. See Section 12.4 “Performance and other key indicators for the Transocean Group” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Years ended
	31 December
	2016	2015	Change	% Change
	(In millions, except day amounts and percentages)
Operating days	10,443	16,948	(6,505)	(38)%
Average daily revenue	$353,500	$400,500	$(47,000)	(12)%
Revenue efficiency	98%	96%
Rig utilization	48%	71%

Contract drilling revenues	$3,705	$6,802	$(3,097)	(46)%
Other revenues	456	584	(128)	(22)%
	4,161	7,386	(3,225)	(44)%
Operating and maintenance expense	(1,875)	(2,955)	1,080	37%
Depreciation expense	(893)	(963)	70	7%
General and administrative expense	(172)	(192)	20	10%
Loss on impairment	(93)	(1,875)	1,782	95%
Gain (loss) on disposal of assets, net	4	(36)	40	nm
Operating income	1,132	1,365	(233)	(17)%
Other income (expense), net
Interest income	20	22	(2)	(9)%
Interest expense, net of amounts capitalized	(409)	(432)	23	5%
Gain on retirement of debt	148	23	125	nm
Other, net	43	37	6	16%
Income from continuing operations before income tax expense	934	1,015	(81)	(8)%
Income tax expense	(107)	(120)	13	11%
Income from continuing operations	$827	$895	$(68)	(8)%

“nm” means not meaningful.

Operating revenues

Contract drilling revenues decreased for the year ended 31 December 2016 compared to the year ended 31 December 2015 primarily due to the following: (a) approximately USD 2.2 billion of decreased revenues resulting from a greater number of rigs idle or stacked, (b) approximately USD 860 million of decreased revenues resulting from rigs sold or classified as held for sale and (c) approximately USD 365 million of decreased revenues resulting from lower day rates. These decreases were partially offset by (a) approximately USD 270 million of increased revenues associated with the Transocean Group’s newbuild ultra-deepwater drillships that commenced operations in the year ended 31 December 2016 and (b) approximately USD 70 million of increased revenues resulting from improved revenue efficiency.

Other revenues decreased for the year ended 31 December 2016 compared to the year ended 31 December 2015, primarily due to approximately USD 91 million of decreased revenues for reimbursable items
ALT-107

and approximately USD 37 million of decreased revenues resulting from drilling contracts early terminated or cancelled by the Transocean Group’s customers.

Costs and expenses

Excluding the income effect of USD 30 million and USD 788 million of cost reimbursements from settlements, recoveries from insurance and net adjustments to contingent liabilities associated with the Macondo well incident in the years ended 2016 and 2015, respectively, operating and maintenance expense decreased for the year ended 31 December 2016 compared to the year ended 31 December 2015, by approximately USD 1.8 billion. This decrease was primarily due to the following: (a) approximately USD 1.04 billion of decreased costs and expenses resulting from a greater number of rigs idle or stacked, (b) approximately USD 355 million of decreased costs and expenses resulting from rigs sold or classified as held for sale, (c) approximately USD 315 million of decreased costs and expenses primarily related to optimized maintenance and shipyard expenses and reduced personnel costs associated with the Tranoscean Group’s active fleet and (d) approximately USD 195 million of decreased costs and expenses resulting from reduced onshore costs. These decreases were partially offset by approximately USD 75 million of increased costs and expenses associated with the Transocean Group’s newbuild ultra-deepwater drillships that commenced operations in the year ended 31 December 2016.

Depreciation expense decreased for the year ended 31 December 2016, compared to the year ended 31 December 2015, primarily due to the following: (a) approximately USD 87 million of decreased depreciation primarily resulting from the impairment of the Transocean Group’s deepwater floater and midwater floater asset groups in the prior year and (b) approximately USD 40 million of decreased depreciation resulting from rigs sold or classified as held for sale, partially offset by (c) approximately USD 66 million of increased depreciation associated with the Transocean Group’s newbuild ultra-deepwater drillships and other property and equipment placed into service in the year ended 31 December 2016.

General and administrative expense decreased for the year ended 31 December 2016 compared to the year ended 31 December 2015 primarily due to the following: (a) approximately USD 22 million of reduced personnel costs, (b) approximately USD 8 million of reduced rental expenses, partially offset by (c) approximately USD 9 million of increased professional fees.

Loss on impairment and disposals

In the year ended 31 December 2016, the Transocean Group recognized a loss on impairment related to the following: (a) a loss of USD 52 million associated with the impairment of the Transocean Group’s deepwater floater asset group and (b) a loss of USD 41 million associated with the impairment of certain assets classified as held for sale. In the year ended 31 December 2015, the Transocean Group recognized a loss on impairment related to the following: (a) an aggregate loss of USD 700 million associated with the impairment of certain assets classified as held for sale, (b) a loss of USD 668 million associated with the impairment of the Transocean Group’s midwater floater asset group and (c) a loss of USD 507 million associated with the impairment of the Transocean Group’s deepwater floater asset group.

In the year ended 31 December 2016, the Transocean Group recognized an aggregate net loss associated with the disposal of three deepwater floaters and eight midwater floaters, along with related equipment, and other assets. In the year ended 31 December 2015, the Transocean Group recognized an aggregate net loss associated

ALT-108

with the disposal of two ultra-deepwater floaters, six deepwater floaters and nine midwater floaters, along with related equipment, and other assets.

Other income and expense

Interest expense, net of amounts capitalized, decreased in the year ended 31 December 2016, compared to the year ended 31 December 2015, primarily due to the following: (a) approximately USD 98 million of decreased interest expense resulting from the Transocean Group’s debt repurchases and redemptions and (b) approximately USD 36 million of increased interest capitalized resulting from the Transocean Group’s newbuild construction program, partially offset by (c) approximately USD 64 million of increased interest resulting from new debt issued in the year ended 31 December 2016, and (d) approximately USD 37 million of increased interest expense resulting from downgrades to the credit rating for the Transocean Group’s senior unsecured long-term debt.

In the year ended 31 December 2016, the Transocean Group recognized net gains due to the following: (a) an aggregate gain of USD 104 million resulting from the completion of the Transocean Group’s tender offer of certain of the Transocean Group’s debt securities and (b) an aggregate net gain of USD 44 million resulting from the Transocean Group’s repurchases of USD 399 million aggregate principal amount of the Transocean Group’s debt securities. In the year ended 31 December 2015, the Transocean Group recognized a net gain due to the following: (a) an aggregate net gain of USD 33 million resulting from the Transocean Group’s repurchases of USD 503 million aggregate principal amount of the Group’s debt securities partially offset by (b) an aggregate loss of USD 10 million resulting from the redemption of USD 893 million aggregate principal amount of the 4.95% senior notes due November 2015.

Income tax expense

The Transocean Group operates internationally and provides for income taxes based on the tax laws and rates in the countries in which the Transocean Group operates and earns income. For the years ended 31 December 2016 and 2015, the Transocean Group’s effective tax rate, excluding discrete items, was 18.5% and 14.4%, respectively, based on income from continuing operations before income tax expense, after excluding certain items, such as losses on impairment, and gains and losses on certain asset disposals. The Transocean Group’s effective tax rate increased in the year ended 31 December 2016, compared to the year ended 31 December 2015, primarily due to (a) changes in the relative blend of income from operations in certain jurisdictions and (b) valuation allowances on deferred tax assets for losses not expected to be realized. The Transocean Group considers the tax effect, if any, of the excluded items, as well as settlements of prior-year tax estimates to be discrete period tax expenses or benefits. In the years ended 31 December 2016 and 2015, the effect of the various discrete period tax items was a net tax benefit of USD 50 million and USD 75 million, respectively. For the years ended 31 December 2016 and 2015, these discrete tax items, coupled with the excluded income and expense items noted above, resulted in an effective tax rate of 11.5% and 11.9%, respectively, based on income from continuing operations before income tax expense.

The relationship between the Transocean Group’s provision for or benefit from income taxes and the Transocean Group’s income before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues versus income before taxes, (c) rig movements between taxing jurisdictions and (d) the Transocean Group’s rig operating structures. Generally, the Transocean Group’s

ALT-109

marginal tax rate is lower than its effective tax rate. Consequently, the Transocean Group’s income tax expense does not change proportionally with its income before income taxes. Significant decreases in the Transocean Group’s income before income taxes typically lead to higher effective tax rates, while significant increases in income before income taxes can lead to lower effective tax rates, subject to the other factors impacting income tax expense noted above. With respect to the effective tax rate calculation for the year ended 31 December 2016, a significant portion of the Transocean Group’s income tax expense was generated in countries in which income taxes are imposed on gross revenues, with the most significant of these countries being Angola. Conversely, the countries in which the Transocean Group incurred the most significant income taxes during this period that were based on income before income tax include Norway, Switzerland, the United Kingdom and the United States.

The Transocean Group’s rig operating structures further complicate the Transocean Group’s tax calculations, especially in instances where the Transocean Group has more than one operating structure for the particular taxing jurisdiction and, thus, more than one method of calculating taxes depending on the operating structure utilized by the rig under the contract. For example, two rigs operating in the same country could generate significantly different provisions for income taxes if they are owned by two different subsidiaries that are subject to differing tax laws and regulations in the respective country of incorporation.

ALT-110

12.5.4Year ended 31 December 2015 compared to the year ended 31 December 2014

The following is an analysis of the Company’s historical operating results. See Section 12.4 “Performance and other key indicators for the Transocean Group” for definitions of operating days, average daily revenue, revenue efficiency and rig utilization.

	Years ended
	31 December
	2015	2014	Change	% Change
	(In millions, except day amounts and percentages)
Operating days	16,948	21,893	(4,945)	(23)%
Average daily revenue	$400,500	$408,200	$(7,700)	(2)%
Revenue efficiency	96%	95%
Rig utilization	71%	76%

Contract drilling revenues	$6,802	$8,963	$(2,161)	(24)%
Other revenues	584	222	362	nm
	7,386	9,185	(1,799)	(20)%
Operating and maintenance expense	(2,955)	(5,100)	2,145	42%
Depreciation expense	(963)	(1,129)	166	15%
General and administrative expense	(192)	(234)	42	18%
Loss on impairment	(1,875)	(4,043)	2,168	54%
Loss on disposal of assets, net	(36)	(26)	(10)	(38)%
Operating income (loss)	1,365	(1,347)	2,712	nm
Other income (expense), net
Interest income	22	20	2	10%
Interest expense, net of amounts capitalized	(432)	(483)	51	11%
Gain (loss) on retirement of debt	23	(13)	36	nm
Other, net	37	35	2	6%
Income (loss) from continuing operations before income tax expense	1,015	(1,788)	2,803	nm
Income tax expense	(120)	(92)	(28)	(30)%
Income (loss) from continuing operations	$895	$(1,880)	$2,775	nm

“nm” means not meaningful.

Operating revenues

Contract drilling revenues decreased for the year ended 31 December 2015, compared to the year ended 31 December 2014, primarily due to the following: (a) approximately USD 1.7 billion of decreased revenues resulting from a greater number of rigs idle or stacked, (b) approximately USD 945 million of decreased revenues resulting from rigs sold or classified as held for sale and (c) approximately USD 120 million of decreased revenues resulting from lower day rates. These decreases were partially offset by the following: (a) approximately USD 280 million of increased revenues associated with the Transocean Group’s two newbuild ultra-deepwater drillships that commenced operations in the year ended 31 December 2014, (b) approximately USD 240 million of increased revenues resulting from fewer shipyard and mobilization days for the active fleet, (c) approximately USD 105 million of increased revenues resulting from improved revenue efficiency and (d) approximately USD 90 million of increased revenues resulting from demobilization fees.

ALT-111

Other revenues increased for the year ended 31 December 2015, compared to the year ended 31 December 2014, primarily due to USD 433 million of revenues resulting from drilling contracts early terminated or cancelled by the Transocean Group’s customers.

Costs and expenses

Excluding the favorable effect of USD 788 million resulting from cost reimbursements from settlements, recoveries from insurance and net adjustments to contingent liabilities associated with the Macondo well incident in the year ended 31 December 2015, operating and maintenance expense decreased for the year ended 31 December 2015, compared to the year ended 31 December 2014, primarily due to the following: (a) approximately USD 545 million of decreased costs and expenses resulting from rigs sold or classified as held for sale, (b) approximately USD 395 million of decreased costs and expenses resulting from cost reductions for the Transocean Group’s idle or stacked rigs, (c) approximately USD 345 million of decreased costs and expenses resulting fewer shipyard and mobilization costs and reduced personnel expenses associated with the Transocean Group’s active fleet and (d) approximately USD 135 million of decreased costs and expenses resulting from reduced onshore costs. These decreases were partially offset by approximately USD 70 million of increased costs and expenses associated with the Transocean Group’s two newbuild ultra-deepwater drillships that commenced operations in the year ended 31 December 2014.

Depreciation expense decreased for the year ended 31 December 2015, compared to the year ended 31 December 2014, primarily due to the following: (a) approximately USD 198 million of decreased depreciation resulting from rigs sold or classified as held for sale and (b) approximately USD 94 million of decreased depreciation resulting from the impairment of the Transocean Group’s deepwater floater and midwater floater asset groups. These decreases were partially offset by the following: (a) approximately USD 51 million of increased depreciation resulting from the reduction of the salvage values for certain drilling units and (b) approximately USD 30 million of increased depreciation resulting from the Transocean Group’s two newbuild ultra-deepwater drillships that commenced operations in the year ended 31 December 2014, and (c) approximately USD 45 million of increased depreciation resulting from the Transocean Group’s completion of other construction projects.

Loss on impairment

In the year ended 31 December 2015, the Transocean Group recognized a loss on impairment related to the following: (a) an aggregate loss of USD 700 million associated with the impairment of certain assets classified as held for sale, (b) a loss of USD 668 million associated with the impairment of the Transocean Group’s midwater floater asset group and (c) a loss of USD 507 million associated with the impairment of the Transocean Group’s deepwater floater asset group. In the year ended 31 December 2014, the Transocean Group recognized a loss on impairment related to the following: (a) a loss of USD 3.0 billion associated with the full impairment of the carrying amount of the Transocean Group’s goodwill, (b) a loss of USD 788 million associated with the impairment of the Transocean Group’s deepwater floater asset group and (c) an aggregate loss of USD 268 million associated with the impairment of certain assets classified as held for sale.

Income tax expense

The Transocean Group operates internationally and provide for income taxes based on the tax laws and rates in the countries in which the Transocean Group operates and earns income. For the years ended 31 December 2015 and 2014, the Transocean Group’s effective tax rate, excluding discrete items, was 14.4% and 16.4%,

ALT-112

respectively, based on income from continuing operations before income tax expense, after excluding certain items, such as losses on impairment, and gains and losses on certain asset disposals. The Transocean Group considers the tax effect, if any, of the excluded items, as well as settlements of prior year tax liabilities and changes in prior year tax estimates to be discrete period tax expenses or benefits. In the years ended 31 December 2015 and 2014, the effect of the various discrete period tax items was a net tax benefit of USD 75 million and USD 143 million, respectively. For the years ended 31 December 2015 and 2014, these discrete tax items, coupled with the excluded income and expense items noted above, resulted in an effective tax rate of 11.9% and (5.0)%, respectively, based on income from continuing operations before income taxes.

The relationship between the Transocean Group’s provision for or benefit from income taxes and the Transocean Group’s income before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues versus income before taxes, (c) rig movements between taxing jurisdictions and (d) the Transocean Group’s rig operating structures. Generally, the Transocean Group’s marginal tax rate is lower than its effective tax rate. Consequently, the Transocean Group’s income tax expense does not change proportionally with its income before income taxes. Significant decreases in the Transocean Group’s income before income taxes typically lead to higher effective tax rates, while significant increases in income before income taxes can lead to lower effective tax rates, subject to the other factors impacting income tax expense noted above. With respect to the effective tax rate calculation for the year ended 31 December 2015, a significant portion of the Transocean Group’s income tax expense was generated in countries in which income taxes are imposed on gross revenues, with the most significant of these countries being Angola, India, Nigeria, Indonesia and the Republic of Congo. Conversely, the countries in which the Transocean Group incurred the most significant income taxes during this period that were based on income before income tax include Norway, the United Kingdom, Switzerland, Brazil and the United States.

The Transocean Group’s rig operating structures further complicate its tax calculations, especially in instances where the Transocean Group has more than one operating structure for the particular taxing jurisdiction and, thus, more than one method of calculating taxes depending on the operating structure utilized by the rig under the contract. For example, two rigs operating in the same country could generate significantly different provisions for income taxes if they are owned by two different subsidiaries that are subject to differing tax laws and regulations in the respective country of incorporation.

12.6Consolidated balance sheet information for the Transocean Group

12.6.1As at 30 September 2017 compared with as of 31 December 2016

The carrying amount of the Transocean Group’s total assets at 30 September 2017 was USD 22.4 billion compared to USD 26.9 billion at 31 December 2016. The differences primarily related to (a) the completion of the sale of 10 high-specification jackups and novation of the contracts to construct five high-specification jackups, together with related assets, which resulted in a loss of USD 1.6 billion associated with disposal of these assets, (b) the reclassification to held for sale of five ultra-deepwater floaters, one deepwater floater and two midwater floaters, which resulted in a loss of USD 1.4 billion associated with the impairment of these assets, and (c) the use of cash to repay debt.

The carrying amount of the Transocean Group’s total equity at 30 September 2017 was USD 12.8 billion compared to USD 15.8 billion at 31 December 2016. The Transocean Group’s equity ratio was 57% at 30

ALT-113

September 2017, compared to 59% at 31 December 2016. The differences primarily related to the Transocean Group’s consolidated total comprehensive loss for the nine months ended 30 September 2017.

The carrying amount of the Transocean Group’s total liabilities at 30 September 2017 was USD 9.6 billion, of which USD 7.3 billion consisted of total consolidated debt and USD 2.3 billion consisted of other liabilities, compared to total liabilities of USD 11.1 billion at 31 December 2016, of which USD 8.5 billion consisted of total consolidated debt and USD 2.6 billion consisted of other liabilities. The differences primarily related to a net reduction of total consolidated debt.

12.6.2As at 31 December 2016 compared with as at 31 December 2015

The carrying amount of the Transocean Group’s total assets at 31 December 2016 amounted to USD 26.9 billion compared to USD 26.4 billion at 31 December 2015. The differences primarily related to a net increase of consolidated cash and cash equivalents.

The carrying amount of the Transocean Group’s total equity at 31 December 2016 amounted to USD 15.8 billion compared to USD 15.0 billion at 31 December 2015. The Transocean Group’s equity ratio was 59% at 31 December 2016, compared to 57% at 31 December 2015. The differences primarily related to the Transocean Group’s consolidated total comprehensive income for the year ended 31 December 2016.

The carrying amount of the Transocean Group’s total liabilities as at 31 December 2016 was USD 11.1 billion, of which USD 8.5 billion consisted of total consolidated debt and USD 2.6 billion consisted of other liabilities, compared to total liabilities of USD 11.4 billion at 31 December 2015, of which USD 8.5 billion consisted of total consolidated debt and USD 2.9 billion consisted of other liabilities. The differences primarily related to a net reduction of accounts payable and other current liabilities.

12.7Liquidity and capital resources of the Transocean Group

This Section 12.7 explains the Transocean Group’s cash position as at 30 September 2017. Since 30 September 2017, the Transocean Group’s cash position has been reduced by approximately USD 200 million as follows:

•	Use of USD 450 million in short-term investments;
•	Use of approximately USD 100 million in capital expenditures;
•	Proceeds of approximately USD 250 million in cash from operations; and
•	Proceeds of approximately USD 100 million from issuance of debt, net of repayments.

ALT-114

12.7.1Sources and uses of cash

At 30 September 2017, the Company had USD 2.7 billion in cash and cash equivalents. In the nine months ended 30 September 2017, the Company’s primary sources of cash were cash flows from operating activities, including cash proceeds from customers for early terminations or cancellations of drilling contracts, net proceeds from the issuance of debt and net proceeds from the sale of the high‑specification jackups. The Company’s primary uses of cash were the repayment of debt, primarily related to the 2017 Debt Tender Offers and repurchases of debt in the open market and capital expenditures, primarily associated with the Company’s newbuild construction projects.

	Nine months ended
	30 September
	2017	2016	Change
	(unaudited)	(unaudited)
	(In millions)
Cash flows from operating activities
Net income	$(2,995)	$570	$(3,565)
Depreciation	648	667	(19)
Loss on impairment	1,498	26	1,472
Loss on disposal of assets, net	1,602	(8)	1,610
(Gain) loss on retirement of debt	49	(148)	197
Deferred income tax expense	32	44	(12)
Other non-cash items, net	59	42	17
Changes in deferred revenues and costs, net	(67)	34	(101)
Changes in other operating assets and liabilities, net	61	51	10
	$887	$1,278	$(391)

Net cash provided by operating activities decreased primarily due to a decrease of USD 90 million cash received from customers for early terminations or cancellations of drilling contracts and reduced operating activities.

	Nine months ended
	30 September
	2017	2016	Change
	(unaudited)	(unaudited)
	(In millions)
Cash flows from investing activities
Capital expenditures	$(386)	$(1,072)	$686
Proceeds from disposal of assets, net	330	16	314
Other, net	10	—	10
	$(46)	$(1,056)	$1,010

ALT-115

Net cash used in investing activities decreased primarily due to reduced capital expenditures, primarily associated with the Company’s major construction projects, partially offset by increased proceeds from asset disposals, primarily related to the sale of 10 high‑specification jackups and the novation of contracts relating to the construction of five high‑specification jackups, together with related assets, in the current-year period with no comparable activity in the prior-year period.

	Nine months ended
	30 September
	2017	2016	Change
	(unaudited)	(unaudited)
	(In millions)
Cash flows from financing activities
Proceeds from debt issuance, net of issue costs	$403	$1,210	$(807)
Repayments of debt	(1,629)	(1,316)	(313)
Proceeds from cash accounts and investments restricted for financing activities, net of deposits	53	100	(47)
Distributions to holders of noncontrolling interest	—	(23)	23
Other, net	(3)	2	(5)
	$(1,176)	$(27)	$(1,149)

Net cash used in financing activities increased primarily due to (a) reduced cash proceeds from the issuance of the 5.52% Senior Secured Notes in the current year period compared to the cash proceeds from the issuance of the 9.00% Senior Notes due July 2023 in the prior year period, and (b) increased cash used to repay debt, primarily related to the Company's cash tender offers in each period.

At 31 December 2016, the Company had USD 3.1 billion in cash and cash equivalents. In the year ended 31 December 2016, the Company’s primary sources of cash were cash flows from operating activities, including cash proceeds from customers that executed early terminations or cancellations of drilling contracts; net proceeds from the issuance of debt and net proceeds from restricted cash investments. The Company’s primary uses of cash were capital expenditures, primarily associated with the Company’s newbuild construction projects, repayment of debt at scheduled maturities, settlement of the Tendered Notes, debt repurchased in the open market and payment of scheduled installments for the Company’s Macondo well incident settlement obligations.

	Years ended
	31 December
	2016	2015	Change
	(In millions)
Cash flows from operating activities
Net income	$827	$897	$(70)
Depreciation	893	963	(70)
Loss on impairment	93	1,875	(1,782)
Gain on retirement of debt	(148)	(23)	(125)
Deferred income tax expense (benefit)	68	(134)	202
Other non-cash items, net	52	173	(121)
Changes in deferred revenues and costs, net	291	89	202
Changes in other operating assets and liabilities, net	(165)	(395)	230
	$1,911	$3,445	$(1,534)

Net cash provided by operating activities decreased primarily due to reduced operating activities and a decrease of USD 633 million associated with cash proceeds from insurance recoveries and cost reimbursements related

ALT-116

to the Macondo well incident, partially offset by a decrease of USD 200 million of cash paid for scheduled installments under the Company’s Macondo well incident settlement obligations and increase of USD 53 million received from customers for early terminations or cancellations of drilling contracts.

	Years ended
	31 December
	2016	2015	Change
	(In millions)
Cash flows from investing activities
Capital expenditures	$(1,344)	$(2,001)	$657
Proceeds from disposal of assets, net	30	54	(24)
Proceeds from repayment of notes receivable	—	15	(15)
Other, net	1	—	1
	$(1,313)	$(1,932)	$619

Net cash used in investing activities decreased primarily due to reduced capital expenditures, primarily associated with the timing of milestone payments for the Company’s major construction projects and other shipyard projects.

	Years ended
	31 December
	2016	2015	Change
	(In millions)
Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and costs	$2,401	$—	$2,401
Repayments of debt	(2,295)	(1,506)	(789)
Proceeds from cash and investments restricted for financing activities, net of deposits	39	110	(71)
Distributions of qualifying additional paid-in capital	—	(381)	381
Other, net	(30)	(32)	2
	$115	$(1,809)	$1,924

Net cash provided by financing activities increased primarily due to the following: (a) cash proceeds from the issuance of the 9.00% Senior Notes, the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes in the current year with no comparable activity in the prior year and (b) cash used to pay the Company’s shareholders installments of distributions of qualifying additional paid‑in capital in the prior year with no comparable activity in the current year, partially offset by (c) increased cash used to repay debt in connection with scheduled maturities, the Company’s tender offer, open market repurchases and redemption and (d) cash deposited into cash accounts restricted for financing activities, primarily for the payment of principal amounts of the Company’s senior secured notes in the current year with no comparable activity in the prior year.

12.7.2Sources and uses of liquidity

The Group expects to use existing cash balances, internally generated cash flows, borrowings under the Group’s existing bank credit agreement, proceeds from the disposal of assets or proceeds from the issuance of additional debt to fulfill anticipated obligations, which may include business combinations, capital expenditures, working capital and other operational requirements, scheduled debt maturities or other payments. The Group may also consider establishing additional financing arrangements with banks or other capital providers. Subject to market conditions and other factors, the Group may also be required to provide collateral for future financing arrangements. In each case subject to the then existing market conditions and to the

ALT-117

Group’s then expected liquidity needs, among other factors, the Group may continue to use a portion of its internally generated cash flows and proceeds from asset sales to reduce debt prior to scheduled maturities through debt repurchases, either in the open market or in privately negotiated transactions, or through debt redemptions or tender offers.

The Group’s access to debt and equity markets may be limited due to a variety of events, including, among others, credit rating agency downgrades of its Debt Ratings, industry conditions, general economic conditions, market conditions and market perceptions of the Group and its industry. During the year ended 31 December 2016 and in January and October 2017, three credit rating agencies downgraded the Transocean Group’s Debt Rating. Such downgrades have caused and will cause the Group to experience increased fees under its credit facility and interest rates under agreements governing certain of its senior notes. Further downgrades may affect or limit the Group’s ability to access debt markets in the future. The Group’s ability to access such markets may be severely restricted at a time when it would like, or need, to access such markets, which could have an impact on its flexibility to react to changing economic and business conditions. An economic downturn could have an impact on the lenders participating in the Group’s credit facilities or on its customers, causing them to fail to meet their obligations to the Group.

The Group’s internally generated cash flow is directly related to its business and the market sectors in which the Group operates. Should the drilling market deteriorate, or should the Group experience poor results in its operations, cash flow from operations may be reduced. The Transocean Group has, however, continued to generate positive cash flow from operating activities during recent years and expects that such cash flow will continue to be positive during the next year.

Outstanding debt

As of the dates set out below, the aggregate principal amounts and aggregate carrying amounts, net of debt related balances, including unamortized discounts, premiums and issue costs, of the Transocean Group’s debt were as follows (in millions):

	Principal amount		Carrying amount
	30 September	31 December	30 September	31 December
	2017	2016	2017	2016
2.50% Senior Notes due October 2017	$152	$485	$152	$484
Eksportfinans Loans due January 2018	27	123	27	123
6.00% Senior Notes due March 2018	319	754	319	757
7.375% Senior Notes due April 2018	82	211	82	211
6.50% Senior Notes due November 2020	292	508	295	513
6.375% Senior Notes due December 2021	332	552	330	549
5.52% Senior Secured Notes due May 2022	381	—	375	—
3.80% Senior Notes due October 2022	506	539	501	534
9.00% Senior Notes due July 2023	1,250	1,250	1,215	1,211
7.75% Senior Secured Notes due October 2024	570	600	556	583
6.25% Senior Secured Notes due December 2024	594	625	580	609
7.45% Notes due April 2027	88	88	86	86
8.00% Debentures due April 2027	57	57	57	57
7.00% Notes due June 2028	300	300	307	308
Capital lease contract due August 2029	545	566	545	566
7.50% Notes due April 2031	588	588	585	585
6.80% Senior Notes due March 2038	1,000	1,000	991	991
7.35% Senior Notes due December 2041	300	300	297	297
Total debt	7,383	8,546	7,300	8,464
Less debt due within one year
2.50% Senior Notes due October 2017	152	485	152	484

ALT-118

Eksportfinans Loans due January 2018	27	98	27	98
6.00% Senior Notes due March 2018	319	—	319	—
7.375% Senior Notes due April 2018	82	—	82	—
5.52% Senior Secured Notes due May 2022	77	—	75	—
7.75% Senior Secured Notes due October 2024	60	60	57	57
6.25% Senior Secured Notes due December 2024	63	63	60	60
Capital lease contract due August 2029	27	25	27	25
Total debt due within one year	807	731	799	724
Total long-term debt	$6,576	$7,815	$6,501	$7,740

For more information on the Songa Group’s debt, see Section 6.8 “Borrowings of the Songa Group.”

Scheduled maturities—At 30 September, 2017, the scheduled maturities of the Group’s debt were as follows (in millions):

Total
Twelve months ending 30 September
2018	$807
2019	236
2020	244
2021	543
2022	537
Thereafter	5,016
Total debt, excluding debt-related balances	7,383
Total debt-related balances, net	(83)
Total debt	$7,300

Recent debt issuances

The tables presented above do not include the recent issuance of an aggregate principal amount of USD 750 million of the 7.50% Senior Notes completed on 17 October 2017.  The Transocean Group received aggregate cash proceeds of USD 742 million, net of estimated issue costs. The Group intends to use the majority of the net proceeds from the debt offering to repay or redeem certain maturing debt.

On 5 May 2017, one of the Transocean Group’s wholly owned subsidiaries completed an offering of an aggregate principal amount of USD 410 million of the 5.52% Senior Secured Notes, and the subsidiary received aggregate cash proceeds of USD 403 million, net of issue costs. On 29 September 2017, the subsidiary made the first of the required quarterly payments of principal and interest. The subsidiary may redeem all or a portion of the 5.52% Senior Secured Notes at any time on or prior to 31 December 2021 at a price equal to 100% of the aggregate principal amount plus, subject to certain exceptions related to the drilling contract for Deepwater Conqueror, a make‑whole amount. The subsidiary will be required to redeem or to offer to redeem the notes at a price equal to 100% of the aggregate principal amount, and, under certain circumstances, the payment of a make whole amount, upon the occurrence of certain events related to Deepwater Conqueror and the related drilling contract.

On 21 July 2016, the Transocean Group completed an offering of an aggregate principal amount of USD 1.25 billion of the 9.00% Senior Notes, and the Transocean Group received aggregate cash proceeds of USD 1.21 billion, net of initial discount and issue costs. The Transocean Group used the majority of the net proceeds from the debt offering to complete the 2016 Debt Tender Offers.

ALT-119

On 19 October 2016, and 8 December 2016, the Transocean Group completed an offering of an aggregate principal amount of USD 600 million of the 7.75% Senior Secured Notes and USD 625 million of the 6.25% Senior Secured Notes, respectively, and it received aggregate cash proceeds of USD 583 million and USD 609 million, respectively, net of initial discount and issue costs. The Transocean Group is required to make semi-annual payments of interest and principal on these notes. Additionally, the indentures that govern the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes contain covenants that limit the ability of the Transocean Group’s subsidiaries that own or operate the ultra-deepwater floaters Deepwater Thalassa and Deepwater Proteus to declare or pay dividends and impose a maximum collateral rig leverage ratio (“Maximum Collateral Ratio”), represented by each rig’s earnings relative to the debt balance, that changes over the terms of the notes. At 30 September 2017, the Maximum Collateral Ratio under both indentures was 5.75 to 1.00, and the collateral leverage ratio of each subsidiary was less than 5.00 to 1.00.

Debt scheduled maturities

On the scheduled maturity date of 16 October 2017, the Transocean Group made a cash payment of USD 152 million to repay the outstanding 2.50% Senior Notes due October 2017, at a price equal to 100 percent of the aggregate principal amount.  On the scheduled maturity date of 15 December 2016, the Transocean Group made a cash payment of USD 938 million to repay the outstanding 5.05% Senior Notes due December 2016, at a price equal to 100% of the aggregate principal amount.

Debt tender offers

On 11 July 2017, the Transocean Group completed the 2017 Debt Tender Offers to purchase for cash up to USD 1.5 billion aggregate principal amount of the 2017 Tendered Notes. As a result, the Company received valid tenders from holders of an aggregate principal amount of USD 1.2 billion of the 2017 Tendered Notes, and the Company made an aggregate cash payment of USD 1.3 billion to settle the 2017 Tendered Notes.

On 1 August 2016, the Transocean Group completed the 2016 Debt Tender Offers to purchase for cash up to USD 1.0 billion aggregate principal amount of the 2016 Tendered Notes. As a result of the 2016 Debt Tender Offers, the Transocean Group received valid tenders from holders of an aggregate principal amount of USD 981 million of the 2016 Tendered Notes, and in the year ended 31 December 2016, the Transocean Group made an aggregate cash payment of USD 876 million to settle the 2016 Tendered Notes.

Debt repurchases and redemptions

In November 2017, Transocean redeemed the outstanding 6.00% Senior Notes due March 2018 and the 7.375% Senior Notes due April 2018 with aggregate principal amounts of USD 319 million and USD 82 million, respectively, by making an aggregate cash payment of USD 408 million using proceeds from the issuance of the 7.50% Senior Notes.

In the nine months ended 30 September 2017, the Transocean Group repurchased in the open market an aggregate principal amount of USD 147 million of its debt securities for an aggregate cash payment of USD 147 million. In the year ended 31 December 2016, the Transocean Group repurchased in the open market an aggregate principal amount of USD 399 million of its debt securities for an aggregate cash payment of USD 354 million.

ALT-120

Revolving credit facility

In June 2014, the Transocean Group entered into an amended and restated bank credit agreement, which established a USD 3.0 billion unsecured five-year revolving credit facility, which is scheduled to expire on 28 June 2019 (the “Five-Year Revolving Credit Facility”). Among other things, the Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets. The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0. At 30 September 2017, the Transocean Group’s debt to tangible capitalization ratio, as defined, was 0.36 to 1.00. In order to borrow or have letters of credit issued under the Five-Year Revolving Credit Facility, the Transocean Group must, at the time of the borrowing request, not be in default under the bank credit agreements and make certain representations and warranties, including with respect to compliance with laws and solvency, to the lenders, but the Transocean Group is not required to make any representation to the lenders as to the absence of a material adverse effect. Repayment of borrowings under the Five-Year Revolving Credit Facility is subject to acceleration upon the occurrence of an event of default. The Transocean Group is also subject to various covenants under the indentures pursuant to which the Transocean Group’s public debt was issued, including restrictions on creating liens, engaging in sale/leaseback transactions and engaging in certain merger, consolidation or reorganization transactions. A default under the Transocean Group’s public debt indentures, the Transocean Group’s capital lease contract or any other debt owed to unaffiliated entities that exceeds USD 125 million could trigger a default under the Five-Year Revolving Credit Facility and, if not waived by the lenders, could cause the Company to lose access to the Five-Year Revolving Credit Facility.

The Transocean Group may borrow under the Five-Year Revolving Credit Facility at either (1) LIBOR plus a margin (the “Five-Year Revolving Credit Facility Margin”), which ranges from 1.125% to 2.0% based on the Debt Rating, or (2) the base rate specified in the credit agreement plus the Five-Year Revolving Credit Facility Margin, less 1% per annum. Throughout the term of the Five-Year Revolving Credit Facility, the Transocean Group pays a facility fee on the daily unused amount of the underlying commitment which ranges from 0.15% to 0.35% based on the Transocean Group’s Debt Rating. As of 31 December 2017, based on the Transocean Group’s Debt Rating on that date, the Five-Year Revolving Credit Facility Margin was 2.0% and the facility fee was 0.35%. As of 31 December 2017, the Transocean Group had no borrowings outstanding under the Five-Year Revolving Credit Facility, and of the USD 3.0 billion of available borrowing capacity under the facility, had issued USD 7 million of letters of credit thereunder.

ALT-121

Business combination

On 13 August 2017, the Company entered into a transaction agreement with Songa Offshore pursuant to which it would offer to acquire all of the issued and outstanding shares of Songa Offshore through the Voluntary Tender Offer. The consideration, as presented in the Voluntary Tender Offer, was based on an equity value of Songa Offshore on a fully diluted basis of approximately NOK 9.1 billion and an enterprise value of approximately NOK 26.4 billion, equivalent to approximately USD 1.2 billion and USD 3.4 billion, respectively, measured as of 13 August 2017 using a currency exchange ratio of NOK 7.9239 to USD 1.00. The Transocean Group also acquired certain outstanding bonds issued by Songa Offshore in exchange for Existing Exchangeable Bonds, and acquired a USD 50 million loan made to Songa Offshore by one of its shareholders in exchange for Existing Exchangeable Bonds.

The Company will account for the transaction using the acquisition method of accounting, pursuant to which it will record the consideration transferred, the assets acquired and the liabilities assumed at fair value, measured as of the date of the acquisition.

Litigation settlements

On 29 May 2015, together with the PSC, the Transocean Group filed the PSC Settlement Agreement in which the Transocean Group agreed to pay a total of USD 212 million, plus up to USD 25 million for partial reimbursement of attorneys’ fees, to resolve (1) punitive damages claims of private plaintiffs, businesses, and local governments and (2) certain claims that BP had made against the Transocean Group and had assigned to private plaintiffs who previously settled economic damages claims against BP. On 15 February 2017, the MDL Court entered a final order and judgement approving the PSC Settlement Agreement, which is no longer subject to appeal. In June 2016 and August 2015, the Transocean Group made a cash deposit of USD 25 million and USD 212 million, respectively, into an escrow account pending approval of the settlement by the MDL Court. As of 31 December 2017, the aggregate cash balance of the Transocean Group’s escrow accounts was USD 212 million.

Noncontrolling interest

In the year ended 31 December 2016, Transocean Partners LLC declared and paid an aggregate distribution of USD 99 million, of which USD 28 million was paid to holders of noncontrolling interest. On 9 December 2016, Transocean Partners LLC completed a merger with one of the Company’s subsidiaries as contemplated under the Agreement and Plan of Merger, dated as of 31 July 2016. Following the completion of the merger, Transocean Partners LLC became a wholly owned indirect subsidiary of the Company. Each Transocean Partners LLC common unit that was issued and outstanding immediately prior to the closing, other than units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 Shares. To complete the merger, the Company issued 23.8 million Shares from conditional capital.

Share repurchase program

In May 2009, at the Company’s annual general meeting, the Company’s shareholders approved and authorized the Company’s Board of Directors, at its discretion, to repurchase an amount of Shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion. On 12 February 2010, the Company’s Board of Directors authorized management to implement the share repurchase program. The Group intends to fund any repurchases using available cash balances and cash from operating activities. Based upon the Group’s ongoing

ALT-122

capital requirements, the price of Shares, regulatory and tax considerations, cash flow generation, the amount and duration of the Group’s contract backlog, general market conditions, Debt Ratings considerations and other factors, the Group may elect to retain cash, reduce debt, make capital investments or acquisitions or otherwise use cash for general corporate purposes, and consequently, the Group may elect not to repurchase any additional shares under this program. Decisions regarding the amount, if any, and timing of any share repurchases will be made from time to time based upon these factors. Any repurchased shares under the share repurchase program would be held by the Group for cancellation by the Company’s shareholders at a future general meeting of shareholders. The share repurchase program could be suspended or discontinued by the Company’s Board of Directors or Company Management, as applicable, at any time. In the nine months ended 30 September 2017 and the year ended 31 December 2016, no Shares were purchased under the share repurchase program. As of 30 September 2017, the authorization remaining under the share repurchase program was for the repurchase of up to CHF 3.2 billion, equivalent to approximately USD 3.3 billion of the Company’s outstanding Shares.

Contractual obligations

As of 30 September 2017, with exception to the following, there have been no material changes to the contractual obligations as previously disclosed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Transocean Group’s Annual Report for the year ended 31 December 2016 incorporated by reference in this Prospectus.

		For the twelve months ending 30 September
	Total	2018	2019 - 2020	2021 - 2022	Thereafter
	(in millions)
Contractual obligations
Debt	$6,838	$780	$415	$1,003	$4,640
Interest on debt	4,396	471	877	762	2,286
Purchase obligations(a)	914	93	402	419	—
Service agreement obligations (b)	805	54	144	163	444
Total	$12,953	$1,398	$1,838	$2,347	$7,370

(a)

Purchase Obligation refers to an agreement to purchase goods or services that is enforceable and legally binding on the Company and that specifies all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(b)

In the year ended 31 December 2016, the Company entered into long term service agreements with certain original equipment manufacturers to provide services and parts related to its pressure control systems. In the nine months ended 30 September 2017, the Company entered into similar long term service agreements related to thrusters, top drives and other equipment. The future payments required under the Company's service agreements were estimated based on the Company's projected operating activity and may vary based on actual operating activity.

The contractual obligations presented above have not been adjusted to reflect the effects of the Songa acquisition or the October 2017 issuance of USD 750 million of senior unsecured notes (as further discussed in Section 12.9).

Other commercial commitments

As of 30 September 2017, there have been no material changes to the commercial commitments as previously disclosed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Transocean Group’s Annual Report for the year ended 31 December 2016 incorporated by reference in this Prospectus.

ALT-123

Drilling fleet

•

Expansion. From time to time, the Group reviews possible acquisitions of businesses and drilling rigs and may make significant future capital commitments for such purposes. The Group may also consider investments related to major rig upgrades, new rig construction, or the acquisition of a rig under construction. The Group may commit to such investment without first obtaining customer contracts. Any acquisition, upgrade or new rig construction could involve the payment by the Group of a substantial amount of cash or the issuance of a substantial number of additional shares or other securities. The Group’s failure to secure drilling contracts for rigs under construction could have an adverse effect on its results of operations or cash flows.

•

On 13 August 2017, the Comapny entered into a transaction agreement with Songa Offshore pursuant to which it would offer to acquire all of the issued and outstanding shares of Songa Offshore, subject to certain conditions, through the Voluntary Tender Offer.  Following completion of the Voluntary Tender Offer in January 2018, Transocean had acquired shares in Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore. Following the acquisition, the Group’s offshore drilling fleet consists of an additional seven semisubmersible drilling rigs owned and operated by Songa Offshore.

•

In the nine months ended 30 September 2017, the Transocean Group made capital expenditures of USD 386 million, including capitalized interest of USD 91 million. The Transocean Group only capitalizes interest costs during periods in which progress for construction projects continues to be underway. As of 30 September 2017, the Transocean Group had ceased capitalization of interest costs on its two uncontracted newbuilds due to a pause in construction. The historical and projected capital expenditures and other capital additions, including capitalized interest, for its ongoing major construction projects were as follows:

		Total costs	Expected
		for the	costs for the
	Total costs	nine months	three months				Total
	through	ended	ending				estimated
	31 December	30 September	31 December	For the years ending 31 December			costs
	2016	2017	2017	2018	2019	2020	at completion
	(In millions)
Deepwater Pontus(a)	$745	$134	$21	$—	$—	$—	$900
Deepwater Poseidon(b)	707	99	77	27	—	—	910
Ultra-Deepwater drillship TBN1(c)	221	31	13	27	56	472	820
Ultra-Deepwater drillship TBN2(c)	166	30	4	19	38	513	770
Total	$1,839	$294	$115	$73	$94	$985	$3,400

(a)	In October 2017, the ultra-deepwater floater Deepwater Pontus was placed into service and commenced operations.
(b)

Deepwater Poseidon, a newbuild ultra‑deepwater drillship under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, is expected to commence operations in the first quarter of 2018.

(c)

The Company’s two unnamed ultra‑deepwater drillships under construction at the Jurong Shipyard Pte Ltd. in Singapore do not yet have drilling contracts and are expected to be delivered in the second quarter of 2020 and the fourth quarter of 2020, respectively. The delivery expectations and the cost projections presented above reflect the terms of the Company’s construction agreements, as amended to delay delivery in consideration of current market conditions.

The ultimate amount of the Group’s capital expenditures is partly dependent upon financial market conditions, the actual level of operational and contracting activity, the costs associated with the current

ALT-124

regulatory environment and customer requested capital improvements and equipment for which the customer agrees to reimburse the Group. As with any major shipyard project that takes place over an extended period of time, the actual costs, the timing of expenditures and the project completion date may vary from estimates based on numerous factors, including actual contract terms, weather, exchange rates, shipyard labor conditions, availability of suppliers to recertify equipment and the market demand for components and resources required for drilling unit construction. The Group intends to fund the cash requirements relating to its capital expenditures through available cash balances, cash generated from operations, asset sales and commercial bank or capital market financings. The Group also has available credit under the Five-Year Revolving Credit Facility, which is expected to be extended or replaced with another credit facility before the expiration of the underlying bank credit agreement. Economic conditions could impact the availability of these sources of funding.

•

Dispositions. From time to time, the Group may also review the possible disposition of non-strategic drilling units. Considering recent market conditions, the Group has committed to plans to sell certain lower-specification drilling units for scrap value. During the nine months ended 30 September 2017, the Transocean Group identified eight such drilling units that the Company has sold or intends to sell for scrap value. During the year ended 31 December 2016, the Transocean Group identified seven such drilling units that it has sold. The Group continues to evaluate the drilling units in its fleet and may identify additional lower specification drilling units to be sold for scrap value.

On 31 May 2017, the Company completed the sale of 10 high‑specification jackups and novated the contracts relating to the construction of five high‑specification jackups, together with related assets. In the nine months ended 30 September 2017, as a result of the transaction, the Company received aggregate net cash proceeds of USD 319 million. During the nine months ended 30 September 2017, the Transocean Group completed the sale of one midwater floater, along with related assets, and it received net cash proceeds of USD 3 million. During the year ended 31 December 2016, the Transocean Group completed the sale of three deepwater floaters and eight midwater floaters, along with related assets, and it received aggregate net cash proceeds of USD 22 million.

12.8Investments of the Transocean Group

12.8.1Historical investments

Below is a summary of the Transocean Group’s principal investments carried out in 2014, 2015 and 2016 and the nine months ended 30 September 2017 (presented in millions of U.S. dollars).  See Section 6.7.2 “Cash Flow” for more information on historical investment activities of the Songa Group.

	Nine months ended 30 September 2017	2016	2015	2014
Capital expenditures
Newbuild construction projects
Ultra-Deepwater drillship TBN2	$30	$9	$130	$27
Ultra-Deepwater drillship TBN1	31	17	172	32
Deepwater Poseidon	99	257	168	140
Deepwater Pontus	134	286	149	169
Deepwater Conqueror	-	530	75	118

ALT-125

Deepwater Proteus	-	68	420	64
Deepwater Thalassa	-	22	486	82
Deepwater Invictus	-	-	-	492
Deepwater Asgard	-	-	-	291
Other newbuild projects	5	17	22	21
Total newbuild construction projects	299	1,206	1,622	1,436
Other equipment and projects†	$87	$138	$379	$729
Total capital expenditures	$386	$1,344	$2,001	$2,165

† Other equipment and projects includes equipment and upgrade installed on the entire fleet and, to a lesser extent, to spare capital items purchased for the benefit of the entire fleet and information systems, networks and applications, none of which is individually significant relative to the newbuild construction projects.

The capital expenditures for Transocean’s newbuild construction program presented above include capital expenditures for Transocean’s ongoing projects presented in Section 12.7.2 “Sources and uses of liquidity of the Transocean Group—Drilling fleet.”

12.8.2Investments in progress and future principal investments

Principal investments of the Company that are in progress and principal future investments are set out in Section 9.7.4.1 “Rigs under construction” and Section 12.7.2 “Sources and uses of liquidity—Drilling fleet.”

12.9Significant changes, trends and other factors affecting results

Other than as set out below, there have been no significant changes in the financial or trading position of the Group following 30 September 2017:

•	Through the Voluntary Tender Offer, Transocean acquired 97.67% shares of Songa Offshore in January 2018.
•

In October 2017, the Company completed an offering of an aggregate principal amount of USD 750 million of the 7.50% Senior Notes due January 2026. The Company received aggregate cash proceeds of USD 742 million, net of estimated issue costs. The Company intends to use the majority of the net proceeds from the debt offering to repay or redeem certain indebtedness due within one year.

The Company has not experienced any trends that are considered significant to the Group since 31 December 2016 and to the date of this Prospectus.

The Company believes that the following material factors may have effects on the Group’s results:

•

The offshore drilling markets in which the Group compete experiences fluctuations in the demand for drilling services and is highly competitive with numerous industry participants, none of which has a dominant market share. Demand for the Group’s services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Any prolonged reduction in oil and natural gas prices could depress the immediate levels of exploration, development and production activity. Perceptions of longer term lower oil and natural gas prices by oil and gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development

ALT-126

projects. A number of existing drilling contracts for the Group’s drilling rigs that are currently operating are scheduled to expire before 31 December 2018.
•

Presently, there are numerous recently constructed high-specification floaters and other drilling units capable of competing with the Group’s rigs that have entered the global market. The increased supply has contributed to and may continue to contribute to a reduction in day rates as rigs are absorbed into the active fleet and has led to accelerated stacking and retirement of the existing fleet.

•

The Group has significant carrying amounts of long-lived assets that are subject to impairment testing. In accordance with the Group’s critical accounting policies, the Group reviews its property and equipment for impairment when events or changes in circumstances indicate that carrying amounts of the Group’s assets held and used may not be recoverable. Future expectations of lower day rates or rig utilization rates or a significant change to the composition of one or more of the Group’s asset groups could result in the recognition of additional losses on impairment if future cash flow expectations, based upon information available to management at the time of measurement, indicate that the carrying amount of the Group’s asset groups may be impaired. Likewise, if the Group commits to a plan to sell or retire additional floaters, this would result in the recognition of additional losses on impairment of the Group’s long-lived asset groups.

12.10Related Party Transactions

The Company has not engaged in related party transactions reportable under U.S. GAAP during the nine months ended 30 September 2017 or the years ended 31 December 2016, 2015 and 2014. Moreover, the Company has not engaged in related party transactions reportable under U.S. GAAP since 30 September 2017 and to the date of this Prospectus.

ALT-127

13BOARD OF DIRECTORS, MANAGEMENT AND EMPLOYEES

13.1Board of Directors

13.1.1Overview

The Company’s Articles of Association provide that the Board of Directors shall consist of a minimum of two and a maximum of 11 Board Members elected by the Company’s shareholders. The names and positions and current term of office of the Board Members as at the date of this Prospectus are set out in the table below.

Name	Position	Served since	Term expires
Merrill A. (“Pete”) Miller, Jr.	Chairman	2014	2018
Frederico F. Curado	Board Member	2013	2018
Frederik W.Mohn	Board Member	2018	2018
Tan Ek Kia	Board Member	2011	2018
Glyn A. Barker	Board Member	2012	2018
Chadwick C. Deaton	Board Member	2012	2018
Samuel Merksamer	Board Member	2013	2018
Jeremy D. Thigpen	Board Member	2015	2018
Vanessa C.L. Chang	Board Member	2012	2018
Vincent J. Intrieri	Board Member	2014	2018
Edward R. Muller	Board Member	2007	2018

Other than the Company’s chief executive officer, no members of the Company’s management serve on the Board of Directors.

The Company’s registered business address at Turmstrasse 30, 6312 Steinhausen, Switzerland, serves as the business address for the Board Members in relation to their directorship of the Company.

13.1.2Brief biographies of the Board Members

Set out below are brief biographies of the Board Members, including their relevant management expertise and experience, an indication of any significant principal activities performed by them outside the Company and names of companies and partnerships of which a Board Member is or has been a member of the administrative, management or supervisory bodies or partner in the previous five years (not including directorships and executive management positions in subsidiaries of the Company).

ALT-128

Merrill A. (“Pete”) Miller, Jr., Chairman

Merrill A. "Pete" Miller, Jr., age 67, U.S. citizen, has served as a director of the Company since 2014, as Vice Chairman from 2014 to 2015 and as Chairman of the Board of Directors since 2015. Mr. Miller previously served as President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE: NOV), a supplier of oilfield services and equipment to the oil and gas industry from 2001 to 2014, and as Chairman of NOV's Board from 2002 to 2014. Mr. Miller also served as Executive Chairman of NOW Inc., a spinoff of the distribution business of National Oilwell Varco, Inc. from 2014 to 2017.

Before joining NOV in 1996, Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to that, he spent 15 years at Helmerich & Payne International Drilling Company (NYSE: HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller currently is the chairman of the Board of Directors of Ranger Energy Services, Inc. (NYSE: RNGR) (since 2017), a provider of well service rigs and associated onshore services in the United States, and a director of Chesapeake Energy Corporation (NYSE: CHK) (since 2007), one of the largest producers of natural gas and of oil and natural gas liquids in the U.S., where he served as Lead Independent Director from 2010 to 2012. Mr. Miller is also a director of Borets International Limited (since 2016) and serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International. He is a member of the National Petroleum Council.

Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received his Masters in Business Administration from Harvard Business School in 1980.

Current directorships and management positions:

NOW Inc. Executive Chairman (NYSE:DNOW); Chesapeake Energy Corporation Director (NYSE: CHK); Borets International Limited Director; Director Offshore Energy Center; Director Petroleum Equipment Suppliers Association and Director Spindletop International.

Previous directorships and management positions last five years:	NOV President and Chief Executive Officer (NYSE: NOV) (2001 to 2014); NOV Board Chairman (2002 to 2014);and Chesapeake Energy Corporation Lead Independent Director (2010 to 2012)

Frederico F. Curado, Board Member

Frederico F. Curado, age 56, Brazilian citizen, has served as a director of the Company since 2013. Mr. Curado is the Chief Executive Officer of Ultrapar S.A. (NYSE: UGP) since 2017 and previously served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) from 2007 to 2016. He joined Embraer in 1984 and served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1995 to 1998.

ALT-129

Mr. Curado is a director of Iochpe-Maxion S.A. (BM&F Bovespa: MYPK3) (since 2015) and ABB Ltd (since 2016). He is a member of the Executive Board of the ICC - International Chamber of Commerce (since 2013) and a director of the Board of the Smithsonian National Air and Space Museum (since 2014). Mr. Curado previously served as the President of the Brazilian Chapter of the Brazil-United States Business Council (from 2011 to 2016) and was a member of Brazil’s National Council for Industrial Development (from 2011 to 2016).

Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnológico de Aeronáutica in Brazil in 1983 and an executive Masters in Business Administration from the University of São Paulo, Brazil in 1997.

Current directorships and management positions:	Iochpe-Maxion S.A. Director (BM&F Bovespa: MYPK3); ABB Ltd. Director; Member Executive Board of the International Chamber of Commerce; Director of Smithsonian National Air and Space Museum
Previous directorships and management positions last five years:

Embraer S.A. President and Chief Executive Officer (NYSE: ERJ) (2007 to 2016); President Brazilian Chapter of the Brazil-United States Business Council (2011 to 2016); and Member of Brazil’s National Council for Industrial Development (2011 to 2016)

Frederik W. Mohn, Board Member

Frederik W. Mohn, age 41, Norwegian citizen, has served as a director of the Company since January 2018. He previously served as a director of Songa Offshore SE from 2013 to 2014 and as Chairman of the Songa Board from 2014 to 2018. Mr. Mohn is the sole owner and managing director of Perestroika AS, a Norwegian investment company with investments in oil and gas, shipping, infrastructure, real estate development and financial services, which is the largest shareholder of Transocean following the acquisition of Songa Offshore.   From 2011 to 2013 he served as managing director of the worldwide family business.  Frank Mohn AS, a supplier of pumping systems to the oil and gas industry. Mr. Mohn also currently serves on the board of directors of public companies: Dof ASA (OSE: DOF), a Norwegian shipping company, and Fjord 1 (OSE: FJORD), a Norwegian transport company, and private companies: Viken Crude AS, Gjettumgrenda AS, Fornebu Sentrum AS, Fornebu Sentrum Utvikling AS and Høvik Stasjonsby AS/KS.

Mr. Mohn received his Bachelor of Science degree from Royal Holloway, University of London in 2001.

Current directorships and management positions:

Perestroika AS Chairperson and Managing Director; Dof ASA Director; Fjord 1 Director; Gjettumgrenda AS Director; Fornebu Sentrum AS Director; Fornebu Sentrum Utvikling AS Director; Høvik Stasjonsby AS/KS (Director); and Viken Crude AS Director.

Previous directorships and management positions last five years:	Songa Offshore SE Chairperson; and Frank Mohn AS Managing Director

ALT-130

Tan Ek Kia, Board Member

Tan Ek Kia, age 69, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan also served as the Interim Chief Executive Officer of SMRT Corporation Ltd from January to October 2012.

Mr. Tan is a director of Dialog Systems Asia Pte Ltd (since 2008), Keppel Offshore & Marine Ltd (since 2009), SMRT Corporation Ltd (since 2009), Keppel Corporation Ltd (SGX: KPELY) (since 2010), PT Chandra Asri Petrochemical Tbk (IDX: TPIA) (since 2011) and Singapore LNG Corporation Pte Ltd. (since 2013). He is also a director (since 2013) and the Chairman of KrisEnergy Ltd (SGX: SK3) (since 2017), the Chairman of Star Energy Group Holdings Pte Ltd (since 2012) and a director of two of Star Energy Group Holdings’ subsidiaries, Star Energy Oil and Gas Pte Ltd and Star Energy Geothermal Pte Ltd. Mr. Tan served as Chairman of City Gas Pte Ltd from 2009 to 2015 and as a director of City Spring Infrastructure Trust Pte Ltd. from 2010 to 2014, InterGlobal Offshore Pte Ltd from 2007 to 2012 and PowerSeraya Ltd and Orchard Energy Pte Ltd from 2007 to 2009.

Mr. Tan received his Bachelor of Science degree in Mechanical Engineering from the University of Nottingham in 1973. He is a Chartered Engineer with the UK Engineering Council and a Fellow of the Institution of Engineers Malaysia.

Current directorships and management positions:

Dialog Systems Asia Pte Ltd Director; Keppel Offshore & Marine Ltd. Director; SMRT Corporation Director; Keppel Corporation Ltd Director (SGX: KPELY); PT Chandra Asri Petrochemical Tbx Director (IDX: TPIA); Singapore LNG Corporation Pte Ltd. Director; Chairman KrisEnergy Ltd (SGX: SK3); Chairman Star Energy Group Holdings Pte Ltd and two subsidiaries, Star Energy Oil and gas Pte Ltd and Star Energy Geothermal Pte Ltd.

Previous directorships and management positions last five years:	Interim Chief Executive Officer of SMRT Corporation Ltd. (January 2012 to October 2012); and Chairman City Gas Pte Ltd (2009 to 2015)

Glyn A. Barker, Board Member

Glyn A. Barker, age 64, U.K. citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC’s strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC’s private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in

ALT-131

the United Kingdom as Head of the Assurance Practice in 2002. In 2006, he became U.K. Managing Partner and served in that role until 2008.

Mr. Barker is a director of Berkeley Group Holdings plc (LON: BKG) (since 2012), Aviva plc (LON: AV) (since 2012), and Interserve plc (LON: IRV) (since 2016), and the Chairman of Irwin Mitchell Holdings Ltd (since 2012). He served as director (from 2014 to 2016) and the Chairman (from 2015 to 2016) of Transocean Partners LLC. Mr. Barker was Deputy Chairman of the English National Opera Company from 2009 to 2016.

Mr. Barker received his Bachelor of Science degree in Economics & Accounting from the University of Bristol in 1975 and is a Chartered Accountant.

Current directorships and management positions:	Berkeley Group Holdings plc Director (LON: BKG); Avia plc Director (LON:AV); Interserve plc Director and Irwin Mitchell Holdings Ltd. Chairman
Previous directorships and management positions last five years:	Transocean Partners LLC Chairman (2015 to 2016) and Director (2014 to 2016); and English National Opera Company Deputy Chairman (2009 to 2016)

Chadwick C. Deaton, Board Member

Chadwick C. Deaton, age 65, U.S. citizen, has served as a director of the Company since 2012. Mr. Deaton served as Executive Chairman of Baker Hughes Incorporated from 2012 to 2013, prior to which he served as Chairman and Chief Executive Officer since 2004. He began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company.

Mr. Deaton is a director of Ariel Corporation (since 2005), Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), Carbo Ceramics Inc. (NYSE: CRR) (since 2013; and previously from 2004 to 2009), and Marathon Oil Corporation (NYSE: MRO) (since 2014). Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council. He is also a director of the University of Wyoming Foundation and of the Houston Achievement Place. Mr. Deaton served as co-chair of the Wyoming Governor’s Task Force for the build out of the University of Wyoming’s new Engineering and Applied Sciences Center. He was a member of the National Petroleum Council (from 2007 to 2013).

Mr. Deaton received his Bachelor of Science degree in Geology from the University of Wyoming in 1976.

Current directorships and management positions:

Ariel Corporation Director; Air Products and Chemicals, Inc. Director (NYSE: APD); Carbo Ceramics Inc. Director (NYSE: CRR); Marathon Oil Corporation Director (NYSE: MRO); University of Wyoming Foundation Director and Houston Achievement Place Director

ALT-132

Previous directorships and management positions last five years:	Baker Hughes Incorporated Executive Chairman (2012 to 2013); and Baker Hughes Chairman and Chief Executive Officer (2004 to 2012)

Samuel Merksamer, Board Member

Samuel Merksamer, age 37, U.S. citizen, has served as a director of the Company since 2013. Mr. Merksamer was a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., from 2008 to 2016. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management.

Mr. Merksamer is a director of Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014) and American International Group, Inc. (NYSE: AIG) (since 2016). Mr. Merksamer previously served as a director of Navistar International Corporation (NYSE: NAV) from 2012 to 2017, Cheniere Energy Inc. (NYSE: LNG) from 2015 to 2017, Transocean Partners LLC from 2014 to 2016, Hologic Inc. from 2013 to 2016, Talisman Energy Inc. from 2013 to 2015, Ferrous Resources Limited from 2012 to 2016, CVR Refining, GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014, CVR Energy, Inc. from 2012 to 2014, American Railcar Industries, Inc. from 2011 to 2013, Dynegy Inc. from 2011 to 2012, Viskase Companies, Inc. from 2010 to 2013, Federal-Mogul Corporation from 2010 to 2014, and PSC Metals Inc. from 2009 to 2012. Ferrous Resources Limited, CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Viskase Companies and PSC Metals each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a noncontrolling interest in Dynegy, Hologic and Talisman Energy, Navistar, Hertz Global Holdings, Cheniere Energy, Transocean, Transocean Partners LLC, and American International Group, Inc. through the ownership of securities.

Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

Current directorships and management positions:

Navistar International Corporation Director (NYSE: NAV); Ferrous Resources Limited Director; Hertz Global Holdings, Inc. Director (NYSE: HTZ); Cheniere Energy Inc. (NYSE: LNG); and  American International Group, Inc. (NYSE: AIG).

Previous directorships and management positions last five years:

Icahn Capital LP Managing Director (2008 to 2016); Transocean Partners LLC Director (2014 to 2016); Hologic Inc. Director (2013 to 2016); Talisman Energy Inc. Director (2013 to 2015); CVR Refining, GP, LLC Director (2012 to 2014); CVR Energy, Inc. Director (2012 to 2014);American Railcar Industries, Inc. Director (2011 to 2013); Dynegy Inc. Director (2011 to 2012); Viskase Companies, Inc. Director (2010 to 2013); Federal-Mogul Corporation Director (2010 to 2014) and PSC Metals Director (2009 to 2012)

ALT-133

Vanessa C.L. Chang, Board Member

Vanessa C.L. Chang, age 65, Canadian and U.S. citizen, has served as a director of the Company since 2012. Ms. Chang has been a Director and shareholder of EL & EL Investments, a privately held real estate investment business, since 1998. She previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP.

Ms. Chang is a director or trustee of 16 funds advised by the Capital Group and its subsidiaries, seven of which are members of the American Funds family and nine of which are members of Capital Group’s Private Client Services (since 2000). Ms. Chang is also a director of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007), and of Sykes Enterprises, Incorporated (NASDAQ: SYKES) (since 2016). She is also a director of Forest Lawn Memorial Parks Association, a non-profit organization (since 2005) and Scottish Chamber Orchestra, Americas, Inc. a non-profit organization (since 2013). Ms. Chang previously served as a director of Blue Shield of California from 2005 to 2013 and Inveresk Research Group Inc. from 2002 until 2004. She is a member of the American Institute of Certified Public Accountants and the California State Board of Accountancy, and a member of Women Corporate Directors.

Ms. Chang received her Bachelor of Arts degree from the University of British Columbia in 1973 and is an inactive Certified Public Accountant.

Current directorships and management positions:

EL & EL Investments Director and shareholder; Capital Group Director or trustee of 16 funds, seven of which are members of the American Funds family and nine of which are members of Capital Group’s Private Client Services; Edison International Director (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company; Sykes Enterprises, Incorporated Director (NASDAQ: SYKES); Forest Lawn Memorial Parks Association Director; and Scottish Chamber Orchestra, Americas, Inc. Director

Previous directorships and management positions last five years:	Blue Shield of California Director (2005 to 2013)

Vincent J. Intrieri, Board Member

Vincent J. Intrieri, age 61, U.S. citizen, has served as a director of the Company since 2014. Mr. Intrieri was employed by Carl C. Icahn-related entities in various investment-related capacities from 1998 to 2016. From 2008 to 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, from 2004 to 2016, Mr. Intrieri was a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities.

ALT-134

Mr. Intrieri is a director of Conduent Incorporated (NYSE:CNDT) (since 2017), Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014) and Navistar International Corporation (NYSE:NAV) (since 2012). Mr. Intrieri previously served as a director of Chesapeake Energy Corporation from 2012 to 2016, CVR Refining, GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014, Ferrous Resources Limited from 2015 to 2016, Forest Laboratories Inc. from 2013 to 2014, CVR Energy, Inc. from 2012 to 2014, Federal-Mogul Holdings Corporation from 2007 to 2013, Icahn Enterprises L.P. from 2006 to 2012, and was Senior Vice President of Icahn Enterprises L.P. from 2011 to 2012. Mr. Intrieri was also a director of Dynegy Inc. from 2011 to 2012, and Chairman and a director of PSC Metals Inc. from 2007 to 2012. He served as a director of Motorola Solutions, Inc. from 2011 to 2012, XO Holdings from 2006 to 2011, National Energy Group, Inc. from 2006 to 2011, American Railcar Industries, Inc. from 2005 to 2011, WestPoint Home LLC from 2005 to 2011, and as Chairman and a director of Viskase Companies, Inc. from 2003 to 2011. Ferrous Resources Limited, CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Icahn Enterprises, XO Holdings, National Energy Group, WestPoint Home, Viskase Companies and PSC Metals each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a noncontrolling interest in Dynegy, Hertz Global Holdings, Forest Laboratories, Navistar, Chesapeake Energy, Motorola Solutions and Transocean through the ownership of securities.

Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984. Mr. Intrieri was a certified public accountant.

Current directorships and management positions:	Conduent Incorporated Director (NYSE: CNDT); Hertz Global Holdings, Inc. Director (NYSE: HTZ); and Navistar International Corporation Director (NYSE: NAV)
Previous directorships and management positions last five years:

Icahn Capital LP Senior Managing Director (2008 to 2016); Icahn Onshore LP Senior Managing Director (2004 to 2016); Icahn Offshore LP Senior Managing Director (2004 to 2016); Chesapeake Energy Corporation Director (2012 to 2016); CVR Refining, GP, LLC Director (2012 to 2014); Ferrous Resources Limited Director (2015 to 2016); Forest Laboratories Inc. Director (2013 to 2014); CVR Energy, Inc. Director (2012 to 2014); Federal-Mogul Holdings Corporation (2007 to 2013); Icahn Enterprises L.P. Director (2006 to 2012); and Icahn Enterprises L.P. Senior Vice President (2011 to 2012)

Edward R. Muller, Board Member

Edward R. Muller, age 65, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) after the merger of NRG Energy, Inc. with GenOn Energy, Inc. from 2012 until 2017. Prior to the merger, he served as GenOn Energy Inc.’s Chairman and Chief Executive Officer (since 2010) and President (since 2011). Mr. Muller previously served

ALT-135

as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc.

Mr. Muller is a director of AeroVironment, Inc. (NASDAQ: AVAV) since 2013. He was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Since 2004, Mr. Muller has been a trustee of the Riverview School and is currently its chairman, a position he also held from 2008 to 2012.

Mr. Muller received his Bachelor of Arts degree in from Dartmouth College in 1973 and his law degree from Yale Law School in 1976.

Current directorships and management positions:	AeroVironment, Inc, Director (NASDAQ: AVAV); and Riverview School Trustee and Chairman
Previous directorships and management positions last five years:	NRG Energy, Inc. Vice Chairman (NYSE: NRG) (2012 to 2017); GenOn Energy Inc. Chairman and Chief Executive Officer (2010 to 2012); and GenOn Energy Inc. President (2011 to 2012)

Jeremy D. Thigpen, Board Member

Jeremy D. Thigpen, age 43, U.S. citizen, is President, Chief Executive Officer and a director of the Company since 2015. From 2012 to 2015, he served as Senior Vice President and Chief Financial Officer at National Oilwell Varco (NYSE: NOV), where he spent 18 years. During his tenure at National Oilwell Varco, Mr. Thigpen spent five years as the Company’s President of Downhole and Pumping Solutions business and four years as President of its Downhole Tools group. He also served in various management and business development capacities, including Director of Business Development and Special Assistant to the Chairman.

Mr. Thigpen earned a Bachelor of Arts degree in Economics and Managerial Studies from Rice University and completed the Program for Management Development at Harvard Business School.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:	National Oilwell Varco Senior Vice President and Chief Financial Officer (NYSE: NOV) (2012‑2015); and National Oilwell Varco President of Downhole & Pumping Solutions (2007 to 2012)

ALT-136

13.1.3Shares held by Board Members

For information on the Board Members' shareholdings in the Company, see Section 15.4.2 “Security Ownership of Transocean Directors and Executive Officers”.

The Company has equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of the Company’s shares, restricted share units and/or deferred units at least equal in value to an amount five times the director’s annual cash retainer. Each new director is required to acquire and retain such number of shares, restricted share units and/or deferred units over his or her initial five years as a director. Jeremy D. Thigpen, the Company’s President and Chief Executive Officer, is subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. In connection with such ownership requirement, the Board of Directors currently grants restricted share units to each of the Company’s non-management directors.

Perestroika AS, solely owned by Mr. Frederik W. Mohn, has agreed that it will not sell, transfer, encumber or otherwise dispose of Transocean shares received in the Voluntary Tender Offer for a period until 15 August 2018. Such lock-up shall not apply to any Shares that Perestroika AS acquires through exchange of Transocean exchangeable bonds.

13.2Management

13.2.1Overview

The Group’s Management team consists of six individuals. The names of the members of the Management as at the date of this Prospectus, and their respective positions, are presented in the table below:

Name	Position	Employed since
Jeremy D. Thigpen	President and Chief Executive Officer(1)	April 2015
Mark L. Mey	Chief Financial Officer and Executive Vice President(1)	May 2015
John B. Stobart	Chief Operating Officer, Executive Vice President and Chief Performance Officer (1)	October 2012
Howard E. Davis	Executive Vice President, Chief Administrative Officer and Chief Information Officer	August 2015
Brady K. Long	Senior Vice President and General Counsel	November 2015
David Tonnel	Senior Vice President and Corporate Controller	March 1996

(1) Member of the Executive Management Team.

The Company’s registered business address at Turmstrasse 30, 6312 Steinhausen, Switzerland serves as the business address for the members of the Management in relation to their employment with the Company.

13.2.2Brief biographies of the members of the Management

Set out below are brief biographies of the members of the Management, including their relevant management expertise and experience, an indication of any significant principal activities performed by them outside the Company and names of companies and partnerships of which a member of the Management is or has been a

ALT-137

member of the administrative, management or supervisory bodies or partner the previous five years (not including directorships and executive management positions in subsidiaries of the Company).

Jeremy D. Thigpen, President and Chief Executive Officer

Mr. Thigpen is President and Chief Executive Officer, a member of the Company’s Executive Management Team and a member of the Company’s Board of Directors. Before joining the Company in April 2015, Mr. Thigpen served as Senior Vice President and Chief Financial Officer at National Oilwell Varco, Inc. from December 2012 to April 2015. At National Oilwell Varco, Inc., Mr. Thigpen also served as President, Downhole and Pumping Solutions from August 2007 to December 2012, as President of the Downhole Tools Group from May 2003 to August 2007 and as a manager of the Downhole Tools Group from April 2002 to May 2003. From 2000 to 2002, Mr. Thigpen served as the Director of Business Development and Special Assistant to the Chairman for National Oilwell Varco, Inc.

Mr. Thigpen earned a Bachelor of Arts degree in Economics and Managerial Studies from Rice University in 1997, and he completed the Program for Management Development at Harvard Business School in 2001.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:	National Oilwell Varco Senior Vice President and Chief Financial Officer (NYSE: NOV) (2012‑2015); and National Oilwell Varco President of Downhole & Pumping Solutions (2007 to 2012)

Mark L. Mey, Chief Financial Officer and Executive Vice President

Mr. Mey is Executive Vice President, Chief Financial Officer of the Company and a member of the Company’s Executive Management Team. Before joining the Company in May 2015, Mr. Mey served as Executive Vice President of Atwood Oceanics, Inc. from January 2015 to May 2015, prior to which he served as Senior Vice President and Chief Financial Officer from August 2010. Mr. Mey was director of Transocean Partners LLC from June 2015 until December 2016. He served as Director, Senior Vice President and Chief Financial Officer of Scorpion Offshore Ltd. from August 2005 to July 2010. Prior to 2005, Mr. Mey held various senior financial and other roles in the drilling and financial services industries, including 12 years with Noble Corporation. Mr. Mey earned an Advanced Diploma in Accounting and a Bachelor of Commerce degree from the University of Port Elizabeth in South Africa in 1985, and he is a chartered accountant. Additionally, Mr. Mey completed the Harvard Business School Executive Advanced Management Program in 1998.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:

Atwood Oceanics, Inc. Executive Vice President (January 2015 to May 2015); Atwood Oceanics, Inc. Senior Vice President and Chief Financial Officer (2010 to 2015); and Transocean Partners LLC Director (2015 to 2016)

ALT-138

John B. Stobart, Executive Vice President, Chief Operating Officer and Chief Performance Officer

Mr. Stobart is Executive Vice President, Chief Operating Officer and Chief Performance Officer of the Company and a member of the Company’s Executive Management Team. Before joining the Company in October 2012, Mr. Stobart served as Vice President, Global Drilling for BHP Billiton Petroleum from July 2011 to October 2012. At BHP Billiton, he also served as Worldwide Drilling Manager for BHP Billiton in Australia, the U.K. and the U.S. from January 1995 to June 2011 and as Senior Drilling Engineer, Senior Drilling Supervisor, Drilling Superintendent and Drilling Manager in the United Arab Emirates, Oman, India, Burma, Malaysia, Vietnam and Australia from June 1998 to December 1994. Mr. Stobart served as Engineering Manager at Husky/Bow Valley from November 1984 to May 1988 and he worked in engineering roles at Dome Petroleum/Canadian Marine Drilling from May 1980 to October 1984. He began his career working on land rigs in Canada and the High Arctic in June 1971.

Mr. Stobart earned a Bachelor of Science degree in Mechanical Engineering from the University of Calgary in 1980, and he completed the London Business School Accelerated Development Program in 2000.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:	BHP Billiton Petroleum Vice President of Global Drilling (2011 to 2012)

Howard E. Davis, Executive Vice President, Chief Administrative Officer and Chief Information Officer

Mr. Davis is Executive Vice President, Chief Administrative Officer and Chief Information Officer of the Company. Before joining the Company in August 2015, Mr. Davis served as Senior Vice President, Chief Administrative Officer and Chief Information Officer of National Oilwell Varco, Inc. from March 2005 to April 2015 and as Vice President, Chief Administrative Officer and Chief Information Officer from August 2002 to March 2005.

Mr. Davis earned a Bachelors degree from the University of Kentucky in 1980, and he completed the Advanced Management Program at Harvard Business School in 2005.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:	National Oilwell Varco Senior Vice President, Chief Administrative Officer and Chief Information Officer (2005 to 2015)

Brady K. Long, Senior Vice President and General Counsel

Mr. Long is Senior Vice President and General Counsel of the Company. Before joining Transocean in November 2015, Mr. Long served since 2011 as Vice President, General Counsel and Secretary of Ensco plc, which acquired Pride International, Inc. where he had served as Vice President, General Counsel and Secretary since August 2009. Mr. Long joined Pride International, Inc. in June 2005 as Assistant General Counsel and served as Chief Compliance Officer from June 2006 to February 2009. He was director of Transocean Partners

ALT-139

LLC from May 2016 until December 2016. Mr. Long previously practiced corporate and securities law with the law firm Bracewell LLP.

Mr. Long earned a Bachelor of Arts degree from Brigham Young University in 1996 and a Juris Doctorate degree from the University of Texas School of Law in 1999.

Current directorships and management positions:	See above
Previous directorships and management positions last five years:	Ensco plc Vice President, General Counsel & Secretary (NYSE: ESV) (2011 to 2015); and Transocean Partners LLC Director (May 2016 to December 2016)

David Tonnel, Senior Vice President and Corporate Controller

Mr. Tonnel is Senior Vice President and Corporate Controller of the Company. Prior to assuming this role in April 2017, Mr. Tonnel served as Senior Vice President, Supply Chain and Corporate Controller for two years, beginning in October 2015 and previously as Senior Vice President, Finance and Controller from March 2012 to October 2015 and as Senior Vice President of the Company’s Europe and Africa Unit from June 2009 to March 2012, Vice President of Global Supply Chain from November 2008 to June 2009, Vice President of Integration and Process Improvement from November 2007 to November 2008, and Vice President and Controller from February 2005 to November 2007. Prior to February 2005, he served in various financial roles, including Assistant Controller; Finance Manager, Asia Australia region; and Controller, Nigeria. Mr. Tonnel joined the Company in 1996 after working for Ernst & Young in France as Senior Auditor.

Mr. Tonnel earned a Master of Science degree in Management from Ecole des Hautes Etudes Commerciales in Paris, France in 1991.

Current directorships and management positions:	See above.
Previous directorships and management positions last five years:	Transocean Senior Vice President, Supply Chain and Corporate Controller (NYSE: RIG) (2015 to 2017); and Transocean Senior Vice President, Finance and Controller (2012 to 2015)

13.2.3Shares held by members of Management

For information on the members of Management's shareholdings in the Company, see Section 15.4.2 “Security Ownership of Transocean Directors and Executive Officers”.

13.3Remuneration and benefits

13.3.1Remuneration of the Board of Directors

The levels of remuneration for the non-employee members of the Board of Directors for 2016 are as follows:

Fees Earned	Stock
or Paid in Cash	Awards(1)	All Other	Total

ALT-140

Name	(U.S.$)	(U.S.$)	Compensation	(U.S.$)
Glyn A. Barker	135,000	186,600	—	321,600
Vanessa C. L. Chang	100,000	186,600	—	286,600
Frederico F. Curado	100,000	186,600	—	286,600
Chadwick C. Deaton	110,000	186,600	—	296,600
Vincent J. Intrieri	100,000	186,600	—	286,600
Frederik W. Mohn	—	—	—	—
Samuel J. Merksamer	100,000	186,600	—	286,600
Merrill A. “Pete” Miller, Jr.	325,000	288,785	—	613,785
Edward R. Muller	110,000	186,600	—	296,600
Tan Ek Kia	120,000	186,600	—	306,600

(1)

This represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for restricted share units granted to the Company’s directors in 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 16 to the Transocean Group’s consolidated financial statements for the year ended 31 December 2016 incorporated by reference in this Prospectus.

13.3.2Remuneration of the Management

The table below sets out the total remuneration paid to the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated Executive Officers as of 31 December 2016 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary U.S.$	Bonus U.S.$	Stock Awards(1) U.S.$	Option Awards(1) U.S.$	Non-Equity Incentive Plan Compensation(2) U.S.$	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) U.S.$	All Other Compensation(4) U.S.$	Total U.S.$
Jeremy D. Thigpen	2016	1,000,000	—	4,362,658	1,190,841	1,992,000	—	557,568	9,103,067
President and Chief Executive Officer	2015	693,182	500,000	7,990,424	—	1,164,545	—	548,422	10,896,573
Mark Mey	2016	760,000	—	1,828,164	499,019	1,072,360	—	508,751	4,668,294
Executive Vice President and Chief Financial Officer	2015	449,667	500,000	5,199,332	—	540,162	—	418,116	7,107,276
John B. Stobart	2016	670,000	—	1,836,467	501,289	1,112,200	369	513,909	4,634,234
Executive Vice President,	2015	670,000	—	1,854,320	—	938,000	7,499	666,406	4,136,225
Chief Operating Officer and Chief Performance Officer	2014	664,167	—	2,156,353	—	658,636	202,852	687,852	4,369,860
Howard Davis Executive Vice President and Chief Administrative and Chief Information Officer	2016	550,000	—	1,371,118	374,263	684,750	—	96,981	3,077,112
Brady Long Senior Vice President and General Counsel	2016	525,000	—	1,090,669	297,709	610,050	—	70,624	2,594,052

(1)

Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 16 to the Company’s consolidated financial statements for the year ended 31 December 2016 incorporated by reference in this Prospectus.

(2)

Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2016, is described in Section 13.3.3.1 “—2016 Bonus Structure.”

(3)

There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officers received above-market or preferential earnings on such compensation during 2016, 2015 or 2014.

(4)	All other compensation for 2016 consists of the following:

ALT-141

Name	Company Contributions to Savings Plans(1) U.S.$	Life, Health and Welfare Insurance Premiums U.S.$	Dividend Equivalents on time-based Restricted Share Unit (RSU) U.S.$	Executive Expatriate Allowances and Perquisites(2) U.S.$	Expatriate Relocation U.S.$
Jeremy D. Thigpen	216,455	15,600	34,135	187,359	104,019
Mark Mey	130,016	16,493	22,086	196,837	143,319
John B. Stobart	160,800	20,387	19,270	300,080	13,372
Howard Davis	76,676	19,305	1,000	—	—
Brady Long	52,500	18,124	—	—	—

(1)	Messrs. Thigpen, Mey, Stobart, Davis and Long participate in the U.S. 401(k) Savings Plan and Savings Restoration Plan.
(2)

Amounts include automobile and housing allowance for Mr. Thigpen (USD 122,041), Mr. Mey (USD 122,041) and Mr. Stobart (USD 183,125); home country leave allowances for Messrs. Thigpen, Mey and Stobart; cost of living allowance for Mr. Thigpen (USD 61,508), Mr. Mey (USD 61,508) and Mr. Stobart (USD 92,295); financial planning benefits for Mr. Stobart; and club membership dues and executive physicals for Messrs. Mey and Stobart. All executive perquisites, including financial planning, annual physicals and club memberships were abolished effective 1 January 2017.

13.3.3Annual Performance Bonus

The Company’s Performance Award and Cash Bonus Plan (the “Bonus Plan”) is a goal-driven plan that provides participants, including the Named Executive Officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants’ base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median, when warranted, by above-target performance, up to a designated maximum; or, the possibility of earning total annual cash compensation below the median for below-target performance.

Under the Bonus Plan for 2016, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. The Compensation Committee established a 2016 target bonus opportunity for each of the following Named Executive Officers at the same target opportunity as established for 2015, and have further maintained the same target bonus opportunities again in 2017. The 2016 target bonus opportunity for each Named Executive Officer, expressed as a percentage of base salary, is as follows:

Executive	Bonus Target
Mr. Thigpen	120%
Mr. Mey	85%
Mr. Stobart	100%
Mr. Davis	75%
Mr. Long	70%

13.3.3.1 2016 Bonus Structure

The annual cash bonus structure is designed with a focus on financial, operational and safety performance. These three focus areas have a direct line of sight to annual company operational and financial results while maintaining a strong focus on personnel, industrial and environmental safety. During the current drilling sector

ALT-142

down cycle, driven largely by commodity pricing beyond the Company’s control, this annual bonus structure is designed to focus on those areas where the Company can differentiate itself from the Group’s competitors and be well-positioned for the market recovery.

The design of each measure, relative weighting, and construction of the Group’s threshold-target-maximum payout range, were derived from the Company’s 2016 business plan with a focus on continuous improvement.

The Compensation Committee considered the results of key performance areas, specified at the beginning of 2016, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for the Company’s Named Executive Officers for 2016.

Each of the following performance areas is measured with a potential payout ranging from 0% to 200% achievement and is discussed in greater detail below.

Performance Measures		Weighting
SAFETY		25%
Total Recordable Incident Rate	(10%)
Operational Integrity / Process Safety	(10%)
Dropped Object Potential Severity	(5%)
UPTIME		25%
EBITDA		50%

13.3.3.2 Safety Performance

The Company’s business involves numerous operating hazards, and the Company is strongly committed to protecting its employees, property and the environment. The Company’s ultimate goal is expressed in its safety vision of “an incident-free workplace all the time, everywhere.” The safety performance targets for 2016 were approved by the Compensation Committee and levels are set annually to motivate the Company’s executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board’s Health Safety and Environment Committee.

For 2016, the Compensation Committee measured the Company’s safety performance through a combination of components: Total Recordable Incident Rate (“TRIR”), Dropped Object Potential Severity (“DPSR”) and Operational Integrity (also referred to as Process Safety). TRIR and Process Safety were each weighted at 10%, with DPSR weighted at 5%.

The following charts shows the Transocean Group’s actual performance related to the formulaic payout amounts for TRIR, DPSR and Operational Integrity.

ALT-143

During 2016, performance results across all three safety measures established new company records. These results reflect an outstanding commitment to safety from the Company’s workforce and a relentless focus on continuous improvement toward an incident-free workplace. Together, the safety metric outcomes resulted in a formulaic payout percentage for Safety of 42% of the total target bonus opportunity for each of the Named Executive Officers in 2016.

13.3.3.3 Total Recordable Incident Rate (TRIR)

TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of industries. The Company calculates TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the “IADC”), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work-related injuries or illnesses that result in any of the following: death; a physician or licensed health care professional recommending days away from work due to the injury or illness; an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work); or any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

The Compensation Committee approved a TRIR target for 2016 of 0.39, representing further progress toward the Group’s zero accident safety vision. This target represented an improvement of 8% over the 2015 actual performance which represented the best TRIR outcome to that point in the Company’s history. Values above and below this target were calculated in accordance with the chart below, with outcomes falling between the two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
Maximum = 0.35	200%
Target = 0.39	100%
Minimum = 0.47	0%

Any TRIR outcome representing a result of 0.47 or greater would result in a 0% bonus payout for the TRIR metric, representing a 20% negative variance from target; however, if 2016 results did not outperform 2015 actual performance, a 10% reduction would be applied to the formulaic payout for the TRIR component. TRIR results of 0.35, reflecting top quartile IADC performance, would result in a payout of 200% for the TRIR metric.

The Company’s TRIR outcome for 2016 was 0.34, exceeding maximum performance as compared to target and represents the best TRIR result in the Company’s history. This resulted in a formulaic result of 200% of target

ALT-144

for the TRIR metric and a formulaic result for this measure of 20% of the total target bonus opportunity for each of the Named Executive Officers.

13.3.3.4 Dropped Object Potential Severity (DPSR)

DPSR is an internally developed safety measure that the Company utilizes to capture the potential severity of incidents over a period of time. This 2016 safety measure represents a focus on continuous improvement. In 2015, the Company measured Total Potential Severity Rate, of which DPSR represented a significant component. Dropped objects from elevated heights, including tools, parts and equipment, have the potential to cause severe personnel injury and significant structural damage to the rig. Analysis indicated dropped object incidents typically have the highest potential severity to harm people working onboard the Transocean Group’s rigs. As such, the Company extracted this metric from TPSR in order to bring a more acute focus to dropped object prevention. Accordingly, the bonus measure reflects the Company’s focus on accident avoidance.

The formulaic measure of DPSR evaluates the severity of all dropped objects and applies a score to each incident based on severity. This severity assessment follows prescribed guidelines defined in the Company’s Health and Safety Policies and Requirements. The sum of dropped object events is then measured against the total number of working hours, to determine the quantity and severity of events as a factor of total hours worked. This measurement technique, using total hours worked, is consistent with the methodology employed by the U.S. Occupational Safety and Health Administration and IADC in measuring work-related injuries.

The Compensation Committee approved a DPSR target for 2016 of 9.93, reflecting a 9% improvement over the Company’s 2015 target and represents further progress toward the Company’s safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling between two boundaries interpolated on a straight-line basis:

DPSR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

Any DPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the DPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the DPSR metric.

The Company’s DPSR outcome for 2016 of 8.33 represents the best performance in the Company’s history and a significant improvement as compared to the target. This improvement resulted in a formulaic result of 180.4% of target for the DPSR metric, and a formulaic result for this measure of 9% of the total target bonus opportunity for each of the Named Executive Officers.

13.3.3.5 Operational Integrity (Process Safety)

The Company believes that in addition to personnel and behavioral safety, prevention and mitigation of major accident hazards or process incidents are critical components of a comprehensive safety management program.

ALT-145

Accordingly, Operational Integrity is an internally developed safety measure designed to prevent or mitigate a major accident or significant event.

The Company uses industry standard definitions of significant events, which include:

•	Fire, explosion, release of a hazardous substance with serious injury or fatality
•	Major structural damage
•	Serious injuries/fatalities
•	Uncontrolled release of hazardous fluids

To implement this Operational Integrity metric, the Company measures the number of process safety events that are likely predictors or leading indicators of a potentially significant major accident hazard event. The 2016 target for process safety events was established to represent an improvement over the baseline of events that occurred on the Transocean Group’s installations in 2015.

The Compensation Committee approved an Operational Integrity target for 2016 of 0.42, reflecting improvement over 2015 actual results of 0.44 and representing further progress toward the Company’s safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling between two boundaries interpolated on a straight-line basis:

Operational Integrity Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	50%
20% Shortfall	0%

In 2016, the Operational Integrity measure realized an actual result of 0.09, resulting in 200% achievement of this metric and a formulaic result for this measure of 20%; however, the Operational Integrity measure calls for a one-third reduction in the formulaic payout result in the event of any Tier1 Operational Integrity event, as defined in the Company’s Health and Safety Policies and Requirements. A Tier1 event is the most serious Operational Integrity event, requiring immediate and potentially significant company time and resources to rectify.

In August 2016, Transocean experienced a Tier1 Operational Integrity event† that resulted in a reduction of the formulaic result for the Operational Integrity measure from 20% to 13.33% of the total bonus opportunity for each of the Named Executive Officers.

†During severe weather on 8 August 2016, the tow to the Transocean Winner was lost and the rig subsequently grounded off the Western Isles of Scotland. Transocean personnel were immediately mobilized to recover the rig and mitigate impact.

ALT-146

13.3.3.6 Financial Performance

(i)

EBITDA. For the 2016 bonus plan, the Compensation Committee determined Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a commonly accepted measure of financial performance, as the most appropriate measure to align with the Company’s financial objectives. Weighted at 50% of the total 2016 annual bonus plan opportunity, EBITDA replaces the prior 2015 bonus plan focus on Cash Flow Value Added and Operating Costs.

The Company believes this move to EBITDA is a more holistic view of the Company’s financial performance in current market conditions. The measure reflects the complete revenue and cost cycle in the Group’s business. EBITDA is an objective performance measure commonly used among the Group’s drilling company peers and is a financial indicator transparent and familiar to the Company’s shareholders.

In establishing the EBITDA target, the Compensation Committee considered the Company’s 2016 financial plan. Threshold and maximum performance outcomes were then set based on the potential for decreases or increases to financial outcomes tied to dynamic market conditions.

EBITDA Target	Achievement (MM-$)
Threshold	1,540
Target	1,876
Maximum	2,049

2016 EBITDA results were challenged by declining demand for rigs combined with depressed day rates for contracts. However, a strong focus on cost management combined with outstanding efficiency for deployed rigs, resulted in actual EBITDA results exceeding the target for this measure. EBITDA results achieved 161.3% of target and a formulaic result for this measure of 80.64% of the total target bonus opportunity for each of the Named Executive Officers.

The EBITDA achievement that was applied to the annual bonus plan performance achievement was adjusted downward to remove certain revenue associated with early contract terminations and other unanticipated events during the performance cycle; thus, EBITDA results applied to the annual bonus plan are lower than the financial results recorded in the Company’s financial statements. Without such downward adjustments to the bonus plan EBITDA results, actual bonus results would have been higher, potentially leading to the unintended consequence of higher incentive awards due to lower rig activity.

(ii)

Uptime. Uptime was identified as the operational performance measure that would best align with the Company’s customers’ interests during 2016. This measure represented 25% of the total target annual bonus opportunity to reinforce the importance of maintaining excellence in rig operations. While similar to Revenue Efficiency, a drilling rig’s measure of contract revenues used in the Company’s 2015 annual bonus plan, Uptime has a more direct focus on operational efficiency.

Uptime is a common operational metric used in the drilling industry; however, there is no standard industry definition and reporting structure for this metric. The Company’s definition recognizes both equipment failures and human performance errors in calculating a rig’s performance.

ALT-147

Uptime is measured as operating hours, minus downtime, expressed as a percentage. Operating hours are defined as the number of hours a rig is engaged in a contract. Downtime is defined as the number of hours the rig is not engaged in drilling activities, resulting from mechanical failure or human performance error. Using this formula, zero mechanical failures and human performance errors would result in the rig operating at 100% Uptime. Downtime events detract from optimal performance and have a direct negative impact on the customer’s operational plan.

In setting the threshold-target-maximum range for this measure, the mathematical differential across the range may appear small (e.g., a 1.5% spread from target to maximum performance); however, this differential is significant considering the total number of operating hours during a calendar year.

The Compensation Committee approved the following uptime target for 2016:

Uptime Target	Achievement
Threshold	94.0%
Target	95.5%
Maximum	97.0%

In setting the 2016 performance range, management considered past performance and set stretch targets to focus on continuous improvement. While the Company strives for improvement year over year, consideration must be given to the Company’s fleet composition and business cycle in setting this target. Reduced fleet size, shorter contract durations, change of location mobilizations and the challenge of bringing new rigs on line will all potentially apply downward pressure on a fleet’s Uptime performance. The Company experienced all of these challenges in 2016 and still delivered outstanding Uptime performance for the its customers.

Based on this high level of operational efficiency, the actual Uptime measure achieved 96.6%. This incremental 1.1% above target performance, equates to approximately 3,300 hours, or 137.5 days, of additional operational productivity across the fleet. This achievement result represents 173.3% of target, and a formulaic result for this measure of 43.33% of the total target bonus opportunity for each of the Named Executive Officers.

13.3.3.7 Actual Bonus Plan Compensation for 2016

Based on the performance measures described above and using the pre-determined weightings assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of the Company’s Named Executive Officers was 166% of the targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2016. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2016 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety	0%	25%	50%	42%
EBITDA	0%	50%	100%	43%
Uptime	0%	25%	50%	81%
Total				166%

ALT-148

These outstanding annual bonus results reflect the Company’s commitment to outstanding rig operations and sharp focus on financial results, while maintaining the highest standards for safety.

13.4Long-Term Incentives

The Company established competitive long-term incentive (“LTI”) opportunities for its Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company’s actual total shareholder return and share price performance.

To provide an appropriate balance of incentives tied to performance, three types of long-term equity instruments were used in 2016, including Performance Units, Restricted Share Units and Non-Qualified Stock Options. The weighting of each instrument in the Group’s long-term incentive program was as follows:

This long-term incentive mix is designed to ensure a minimum of 50% of the total weighting is applied to the Performance Units. Stock Options are included in the incentive mix to reinforce a direct relationship to the shareholder experience. Stock Options only deliver value to the executive when the Company’s share price exceeds the strike price on the option. All three equity instruments are also designed to be retentive in nature through multi-year performance periods and vesting periods.

The forms of equity awards made to the Company’s Named Executive Officers are discussed in greater detail below.

	2016 LTI Grant	2015 LTI Grant Value
	Value – U.S.$	U.S.$
Mr. Thigpen	5,250,000	5,500,000
Mr. Mey	2,200,000	2,200,000
Mr. Stobart	2,210,000	1,880,000
Mr. Davis†	1,650,000	—
Mr. Long†	1,312,500	—

(†)     Messrs. Davis and Long were hired in 2015 and did not receive a target annual equity award.

ALT-149

13.4.1Performance Units (PSU)

Each PSU represents one share and is earned based on performance over a three-year performance cycle from 1 January 2016 through 31 December 2018. Performance is determined by comparing the Company’s total shareholder return (“TSR”) performance relative to the Company’s Performance Peer Group over the three-year performance cycle.

In constructing this performance equity plan, the Compensation Committee considered the value of including an absolute financial measure, similar to the structure of the Company’s 2015 – 2018 performance plan, which included Return on Capital Employed (“ROCE”) as a financial measure. After a thorough review of current market conditions and the substantial challenges in setting ROCE long-term incentive goals in an extremely volatile environment, the Committee concluded that a single measure of relative TSR using the Performance Peer Group of nine offshore drillers offered the best shareholder alignment and better supported the Company’s strategic objective of becoming the undisputed leader in offshore drilling.

In further recognition of the importance of shareholder alignment, the Compensation Committee capped the earning of Performance Units at target if the Company’s absolute TSR during a performance period is less than -15%. The Group set the cap at a level of -15% to ensure that management does not benefit disproportionately from shareholder returns that are more than marginally negative.

Actual results at the completion of the three-year performance cycle will be determined by the following ordinal ranking of TSR performance:

Company Ranking	% of Target Performance Units
1	200%
2	175%
3	150%
4	125%
5	100%
6	83%
7	67%
8	50%
9	0%
10	0%

Upon completion of the 2016 - 2018 PSU performance cycle, the Compensation Committee will determine final payout levels, and PSUs will be distributed to the Named Executive Officer, along with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares.

13.4.2Restricted Share Units

The target value of the 2016 RSU grants to each of the Named Executive Officers was approximately one-quarter (25%) of each officer’s total 2016 long-term incentive award target value.

Time-vested RSUs were granted to all Named Executive Officers as part of the 2016 annual long-term incentive grants. Each RSU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

ALT-150

13.4.3Non-Qualified Stock Options

The target value of the 2016 Non-Qualified Stock Options (“NQSO”) grants to each of the Named Executive Officers was approximately one-quarter (25%) of each officer’s total 2016 long-term incentive award target value.

Time-vested NQSOs were granted to all Named Executive Officers as part of the 2016 annual long-term incentive grants. Each NQSO represents one share and vests over a three-year schedule (rateably one-third each year), contingent on continued service.

13.4.4Realized Long-Term Incentive Compensation for 2016

In 2017, the Compensation Committee evaluated the Company’s performance for the three-year performance period from 1 January 2014 through 31 December 2016, and determined the Company’s performance to be 123.3% of target. This result represents the first payout in seven performance cycles for the Company.

This performance plan consisted of two measures, equally weighted at 50% of the total award opportunity. The two measures included relative TSR as measured against a performance peer group, and ROCE during the first year of the three year performance cycle. Final measurement for this performance cycle included ROCE results slightly below maximum performance. Actual ROCE financial results are not disclosed due to the proprietary nature of this information in establishing the Company’s competitive position in the market. With respect to relative TSR, the Company ranked 8 of 12 against performance peer companies, resulting in performance below target for this measure. The two measures combined resulted in the 123.3% of target performance outcome.

Mr. Stobart is the only Named Executive Officer eligible for this 2014 – 2016 performance plan payout. When considering the Company’s share price decline during this three year period, however, the 123.3% achievement level translates to approximately 39% of target in realizable value compared to the expected target value at grant.

13.5Post-Employment Compensation

The Company believes that the competitive marketplace for executive talent and the Company’s desire to retain its Executive Officers require the Company, subject to compliance with applicable law, to provide its Executive Officers with a severance package. Each of the Company’s executive officers, who are not members of the Executive Management Team, is eligible to receive severance benefits in the event the Company chooses to terminate the executive officer at its convenience. Currently, all Named Executive Officers who are not members of the Company’s Executive Management Team are covered under its executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at the Company’s convenience.

The benefits provided in the event of an involuntary termination under the terms of the Company’s executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year’s award under the Bonus Plan for such executive, as determined by the Compensation Committee; treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award; and outplacement services not to exceed 5% of the base salary of the executive.

ALT-151

The Company also believes that the interests of its shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, the Company believes that those executive officers who remain with the Company through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.

The Compensation Committee periodically reviews severance packages offered to the Group’s management to ensure the benefits are aligned with prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against the Company and enter into a non-competition and confidentiality agreement covering the Group’s trade secrets and proprietary information.

The Ordinance prohibits certain types of compensation payments to members of the Executive Management Team, including severance payments in any form. Therefore, members of the Executive Management Team are not eligible to participate in the executive severance benefits policy. Pursuant to their employment agreements, members of the Executive Management Team must receive at least twelve months’ notice prior to a termination of employment without cause.

13.6Pensions and retirement benefits

The Company maintains three pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service: the Transocean Savings Restoration Plan, the Transocean U.S. Retirement Plan and the Transocean Pension Equalization Plan.

13.6.1Transocean Savings Restoration Plan

The Company maintains the Transocean Savings Restoration Plan, a nonqualified, unfunded, defined contribution plan for key management employees who earn compensation in excess of certain limits in the Internal Revenue Code. All Named Executive Officers participate in this plan. Effective 1 January 2017, all participants in this plan are fully vested. The plan provides that eligible participants receive an annual contribution equal to 10% (or such other age as determined by the administrative committee) of the compensation earned in a particular calendar year that is in excess of the Internal Revenue Code limits. Compensation considered under this plan includes basic salary and annual performance bonus. A participant must be employed on the last day of the calendar year in order to receive a contribution for a particular year. At 30 September 2017 and 31 December 2016, the liability for the Transocean Savings Restoration Plan was USD 3 million and USD 2 million, respectively.

13.6.2Transocean U.S. Retirement Plan

The Transocean U.S. Retirement Plan is a tax-qualified pension plan. Benefit accruals under this plan were frozen effective as of 31 December 2014. Mr. Stobart is the only Named Executive Officer who participates in this plan.

The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Benefits available to executives are no greater than those offered to non-executive participants. The plan is funded through cash contributions made by the Company based on

ALT-152

actuarial valuations and regulatory requirements. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older with five years of service).

The elements of compensation included in computing the retirement benefit are basic salary and annual performance bonuses earned prior to 1 January 2015. Retirement benefits are calculated as (i) the sum of 1% of the employee’s compensation for each calendar year (or partial year) of employment, divided by (ii) 12. At 30 September 2017 and 31 December 2016, the liability for the Transocean U.S. Retirement Plan was USD 243 million and USD 254 million, respectively.

13.6.3Transocean Pension Equalization Plan

The Pension Equalization Plan (“PEP”) is a nonqualified, unfunded, non-contributory pension plan that was frozen effective 31 December 2014. Mr. Stobart is the only Named Executive Officer with a frozen benefit in the PEP.

Certain employees are eligible to receive a benefit under the PEP, if the level of their compensation prior to 1 January 2015 would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of the PEP is to provide supplemental post-retirement income in recognition of service to the Company. Benefits are payable upon a participant’s termination of employment, or six months after termination in the case of certain officers.

The plan recognizes the same forms of compensation and the same formula used to calculate the plan benefit as the Transocean U.S. Retirement Plan however, earnings are not limited to the pay cap under the Internal Revenue Code Section 401(a)(17) (USD 260,000 in 2014 when the PEP was frozen). Benefits are not earned until the individual has five years of credited service with the Company. At 30 September 2017 and 31 December 2016, the liability for the Transocean Pension Equalization Plan was USD 12 million and USD 13 million, respectively.

13.7Corporate governance committee

The Board of Directors has established a Corporate Governance Committee composed of two Board Members. The current members of the corporate governance committee are Messrs. Deaton and Intrieri.

The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self-evaluation of the Board of Directors and committees and proposes to the Board of Directors’ candidates to stand for election at the next general meeting of shareholders.

13.8Audit committee

The Board of Directors has established an Audit Committee. The current members of the Audit Committee are Glyn A. Barker as chair and Vanessa C.L. Chang and Frederico F. Curado as members.

ALT-153

The Audit Committee of the Company is appointed by the Board of Directors to assist the Board of Directors in overseeing (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors and (4) the performance of the Company’s internal audit function. Consistent with this oversight function, the Audit Committee encourages continuous improvement of and fosters adherence to the Company’s policies, procedures and practices at all levels.

13.9Compensation Committee

In accordance with the Articles of Association and the Ordinance, the annual general meeting of shareholders 2017 has elected, from among the Directors, the members of the Compensation Committee for a period extending to the next annual general meeting of shareholders. The Compensation Committee comprises Tan Ek Kia as chair and Frederico F. Curado and Vincent J. Intrieri as members.

The Compensation Committee is a committee of the Board of Directors of the Company to assist the Board of Directors in (1) developing an appropriate compensation program and benefit package for members of the Board of Directors, executives and other senior officers and (2) complying with the Board of Directors’ legal and regulatory requirements as to Board Member, executive and senior officer compensation in order to allow the Company to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company’s business performance.

13.10Conflicts of interest, etc.

During the last five years preceding the date of this Prospectus, none of the Board Members and the members of the Management have, or had, as applicable:

•	any convictions in relation to indictable offences or convictions in relation to fraudulent offenses;
•

received any official public incrimination and/or sanctions by any statutory or regulatory authorities (including designated professional bodies) or was disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company; or

•	been declared bankrupt or been associated with any bankruptcy, receivership or liquidation in his or her capacity as a founder, director or senior manager of a company.

To the Company’s knowledge, there are currently no actual or potential conflicts of interest between the Company and the private interests or other duties of any of the Board Members and the members of the Management, including any family relationships between such persons.

13.11Corporate governance guidelines

The Company has adopted and implemented a set of corporate governance guidelines that comply with the requirements for companies listed on the NYSE.

ALT-154

13.12Employees

At 31 December 2017, the Transocean Group had approximately 4900 employees. As a result of the acquisition of Songa Offshore, the number of employees of the Group is expected to increase.

The table below reflects the approximate number of employees in the Transocean Group as of 31 December 2017, 2016, 2015 and 2014.

Number of employees (year end)	2017	2016	2015	2014
Total (approximate):	4,900	5,300	9,000	13,000

The table below reflects a breakdown of the number of employees of the Transocean Group by geographic location as of 31 December 2017, 2016, 2015 and 2014.

Location	2017	2016	2015	2014
North America	2,265	2,114	3,151	3,997
South America	693	908	1,067	1,138
Africa	10	310	1,165	2,129
Europe	500	979	1,866	3,285
Australia-Asia	1,446	1,006	1,720	2,616
Total	4,194	5,317	8,969	13,165

The table below reflects a breakdown of the number of employees of the Group by category of activity as of 31 December 2017, 2016, 2015 and 2014.

Category of activity	2017	2016	2015	2014
Offshore	4,1640	4,494	7,465	11,106
Shore-based	754	823	1,504	2,060
Total	4,914	5,317	8,969	13,165

The table below reflects the average number of temporary employees per year for 2017, 2016, 2015 and 2014. Temporary employees are also included in approximate numbers above.

Average number of temporary employees (by year)	2017	2016	2015	2014
Average:	447	405	664	975

ALT-155

19Additional Information

19.1Auditor and advisors

The Company’s independent auditor is EY Houston. EY Houston is registered with the Public Company Accounting Oversight Board. The Company’s statutory auditor is EY Zurich. EY Zurich has its seat in Basel, Switzerland, and is registered with the Swiss Federal Audit Oversight Authority.

Clarksons Platou Securities AS, Munkedamsveien 62c, N‑0270 Oslo, Norway is acting as financial advisor to the Company and Settlement Agent in connection with the Offer.

Pareto Securities AS, Dronning Mauds gate 3, N‑0250 Oslo, Norway is acting as financial advisor to Songa Offshore in connection with the Offer.

King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, United States is acting as U.S. legal counsel to the Company

Wikborg Rein Advokatfirma AS, Dronning Mauds gate 11, N‑0250 Oslo, Norway is acting as Norwegian legal counsel to the Company.

Homburger AG, Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland is acting as Swiss legal counsel to the Company.

Stelios Americanos & Co LLC, 12 Demostheni Severi Avenue, 1080 Nicosia, Cyprus is acting as Cyprus legal counsel to the Company.

PricewaterhouseCoopers Ltd., City House, 6 Karaiskakis Street, CY‑3032 Limassol, Cyprus is acting as independent auditor to Songa Offshore.

Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, United States is acting as U.S. legal counsel to Songa Offshore.

Advokatfirmaet Schjødt AS, Ruseløkkveien 14, N‑0201 Oslo, Norway is acting as Norwegian legal counsel to Songa Offshore.

19.2Documents on display

Copies of the following documents will be available for inspection at the Company’s offices at Turmstrasse 30, 6312 Steinhausen, Switzerland, during normal business hours from Monday to Friday each week (except public holidays) for a period of 12 months from the date of this Prospectus:

•	The Articles of Association of Transocean and the amended and restated memorandum and articles of association of TINC;
•

All reports, letters, and other documents, historical financial information, valuations and statements prepared by any expert at the request of Transocean or TINC, any part of which is included or referred to in this Prospectus and Offer Document;

ALT-156

•	The historical financial information of the Company and its subsidiary undertakings for each of the two financial years preceding the publication of this Prospectus; and
•	This Prospectus, the indenture for the Exchangeable Bonds, including the guarantee.

19.3Incorporation by reference

The information incorporated by reference in this Prospectus and Offer Document should be read in connection with the cross-reference list set out in the table below. The following documents have been incorporated hereto by reference:

Section in Prospectus	Disclosure requirements of the Prospectus	Reference document and link	Page (P) in reference document
Section 10, 11, 12	Interim financial information (Annex I, Item 20.6.1)	Transocean Ltd. – Quarterly report on Form 10‑Q for the quarterly period ended 30 September 2017: https://www.sec.gov/Archives/edgar/data/1451505/000145150517000052/rig‑20170630x10q.htm	1‑17
Section 10, 11, 12	Audited historical financial information (Annex I, Item 20.1/Annex IV, Item 13.1)	Transocean Ltd. – Annual report on Form 10‑K for the year ended 31 December 2016: https://www.sec.gov/Archives/edgar/data/1451505/000155837017001372/rig‑20161231x10k.htm	52‑94
Section 10, 11, 12	Audit report (Annex I, Item 20.4.1/ Annex IV, Item 13.1)	Transocean Ltd. – Report of independent registered public accounting firm for the consolidated financial statements as of 31 December 2016 and 2015 and for each of the three years in the period ended 31 December 2016: https://www.sec.gov/Archives/edgar/data/1451505/000155837017001372/rig‑20161231x10k.htm	54
Section 10, 11, 12	Accounting policies (Annex I, Item 20.1/ Annex IV, Item 13.1)	Transocean Ltd. – Financial statements as of and for the years ended 31 December 2016 and 2015: https://www.sec.gov/Archives/edgar/data/1451505/000155837017001372/rig‑20161231x10k.htm	5294

ALT-157

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Transocean Ltd.

Transocean Ltd. (“Transocean”) believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, it may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Article 24 of Transocean’s Articles of Association makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean to the fullest extent allowed by law. Under Transocean’s Articles of Association, a director or officer may not be indemnified  if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers.

Transocean may obtain such insurance from one or more third-party insurers or captive insurance companies. Transocean has also entered into indemnification agreements with each of its directors and certain of its executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Transocean will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interest of Transocean and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined  that he or she is not entitled to indemnification. The disinterested members of Transocean’s board of directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board of directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Transocean has the burden of proof in seeking to overcome such presumption. If the board of directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under his agreement.

The rights and authority conferred by Article 24 of Transocean’s Articles of Association and by the indemnification agreement described above are not exclusive of any other right that any person has or hereafter acquires under any law, provision of Transocean’s Articles of Association, organizational regulations, agreement, vote of shareholders or of Transocean’s board of directors or otherwise.

Transocean also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them while acting in their capacity as such. Transocean may obtain such insurance from one or more third party or captive insurance companies.

Transocean Inc.

Paragraphs 136 and 137 of Transocean Inc.’s Articles of Association provide that:

Every director (including any alternate director appointed pursuant to the provisions of the articles), secretary, assistant secretary, or other officer for the time being and from time to time of Transocean Inc. (but not including its auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of Transocean Inc. against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of Transocean Inc.’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Transocean Inc. or its affairs in any court whether in the Cayman Islands or elsewhere.

No Indemnified Person shall be liable:

•	for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of Transocean Inc.;
•	for any loss on account of defect of title to any property of Transocean Inc.;
•	on account of the insufficiency of any security in or upon which any money of Transocean Inc. shall be invested;
•	for any loss incurred through any bank, broker or other similar person;
•	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on such Indemnified Person’s part;
•

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; or

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

General

Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of our securities or Transocean Inc.’s securities may contain provisions relating to the indemnification of our officers and directors.

Items 21. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
2.1

Transaction Agreement, dated as of August 13, 2017, as amended on September 15, 2017, by and among Transocean Ltd., Transocean Inc. and Songa Offshore SE (incorporated by reference to Exhibit 2.1 to Transocean Ltd.’s Current Report on Form 8-K filed on August 15, 2017). (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.)

2.2

Amendment No. 1 to Transaction Agreement, dated as of September 15, 2017, by and among Transocean Inc., Transocean Ltd. and Songa Offshore SE (incorporated by reference to Exhibit 2.1 to Transocean Ltd.’s Current Report on Form 8-K filed on September 15, 2017).

2.3	Amendment No. 2 to Transaction Agreement, dated December 19, 2017, among Transocean Ltd., Transocean Inc. and Songa Offshore SE.
3.1	Articles of Association of Transocean Ltd. (incorporated by reference to Exhibit 3.1 to Transocean Ltd.’s Current Report on Form 8‑K filed on January 30, 2018).
3.2	Organizational Regulations of Transocean Ltd. (incorporated by reference to Exhibit 3.2 to Transocean Ltd.’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2014).
3.3	Amended and Restated Memorandum and Articles of Association of Transocean Inc. (incorporated by reference to Exhibit 3.1 to Transocean Inc.’s Current Report on Form 8‑K filed on December 19, 2008).
4.1

Indenture, dated as of January 30, 2018, among Transocean Inc., Transocean Ltd., as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, as co-trustees (incorporated by reference to Exhibit 4.1 to Transocean Ltd.’s Current Report on Form 8-K filed on January 30, 2018).

4.2	Form of 0.5% Exchangeable Senior Bonds due 2023 (incorporated by reference to Exhibit A of the indenture filed as Exhibit 4.1 to this Registration Statement).
5.1	Opinion of Homburger AG.
5.2	Opinion of King & Spalding LLP.
5.3	Opinion of Ogier.
8.1	Opinion of Homburger AG as to certain tax matters (included in Exhibit 5.1).
12.1	Statement of computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of Transocean Ltd. (incorporated by reference to Exhibit 21.1 to Transocean Ltd.’s Annual Report on Form 10‑K for the year ended December 31, 2016).
23.1	Consent of Ernst & Young LLP (Transocean Ltd.).
23.2	Consent of Homburger AG (included in Exhibit 5.1).
23.3	Consent of King & Spalding LLP (included in Exhibit 5.2).
23.4	Consent of Ogier (included in Exhibit 5.3).
24.1	Powers of Attorney of Transocean Ltd. (included on signature page).
24.2	Powers of Attorney of Transocean Inc. (included on signature page).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Computershare Trust Company, N.A., as co-trustee.
25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Computershare Trust Company of Canada, as co-trustee.

99.1	Consent of ABG Sundal Collier.

Financial  Statement  Schedules

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in this Prospectus.

Item 22. Undertakings

Each of the undersigned registrants hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration  statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Steinhausen, Switzerland, on February 6, 2018.

TRANSOCEAN LTD.

By:	/s/ JEREMY D. THIGPEN
	Name:	Jeremy D. Thigpen
	Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy D. Thigpen, Mark L. Mey, Brady K. Long, Sandro Thoma, David Tonnel and Daniel Ro-Trock, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on February 6, 2018.

Signature	Title

/s/ JEREMY D. THIGPEN	President and Chief Executive Officer and Director
Jeremy D. Thigpen	(Principal Executive Officer)

/s/ MARK L. MEY	Executive Vice President and Chief Financial Officer
Mark L. Mey	(Principal Financial Officer)

/s/ DAVID TONNEL	Senior Vice President and Corporate Controller
David Tonnel	(Principal Accounting Officer)

/s/ Merrill A. “Pete” Miller, Jr.	Chairman of the Board of Directors
Merrill A. “Pete” Miller, Jr.

/s/ Glyn A. Barker	Director
Glyn A. Barker

/s/ Vanessa C.L. Chang	Director
Vanessa C.L. Chang

/s/ Frederico F. Curado	Director
Frederico F. Curado

/s/ Chadwick C. Deaton	Director
Chadwick C. Deaton

/s/ Vincent J. Intrieri	Director
Vincent J. Intrieri

/s/ Frederik W. Mohn	Director
Frederik W. Mohn

/s/ Samuel Merksamer	Director
Samuel Merksamer

/s/ Edward R. Muller	Director
Edward R. Muller

/s/ Tan Ek Kia	Director
Tan Ek Kia

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands, on February 6, 2018.

TRANSOCEAN INC.

By:	/s/ C. STEPHEN MCFADIN
	Name:	C. Stephen McFadin
	Title:	President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy D. Thigpen, Mark L. Mey, Brady K. Long, Sandro Thoma, David Tonnel and Daniel Ro-Trock, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on February 6, 2018.

Signature	Title

/s/ C. STEPHEN MCFADIN	President and Director
C. Stephen McFadin	(Principal Executive and Accounting Officer)

/s/ STEPHEN L. HAYES	Director
Stephen L. Hayes	(Principal Financial Officer)

/s/ COLIN BERRYMAN	Director and Vice President, Asset Management
Colin Berryman